   As filed with the Securities and Exchange Commission on February 1, 2002
                                                     Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                                US UNWIRED INC.
            (Exact name of registrant as specified in its charter)
                               -----------------

        Louisiana                       4812                    72-1457316
(State or other jurisdiction of (Primary Standard Industrial  (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                (337) 436-9000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               -----------------

                               Thomas G. Henning
                    General Counsel and Corporate Secretary
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                (337) 436-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                               -----------------

                                With copies to:

         Louis Y. Fishman              Jeffery B. Floyd          E. Michael Greaney
  Correro Fishman Haygood Phelps    Vinson & Elkins L.L.P.   Gibson, Dunn & Crutcher LLP
    Walmsley & Casteix, L.L.P.       2300 First City Tower         200 Park Avenue
201 St. Charles Avenue, 46th Floor        1001 Fannin         New York, New York 10166
New Orleans, Louisiana 70170-4600  Houston, Texas 77002-6760       (212) 351-4000
          (504) 586-5252                (713) 758-2222

                               -----------------

   Approximate date of commencement of proposed sale to the public:   As soon
as practicable after this registration statement becomes effective and all other conditions to the proposed merger described herein have been satisfied.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               -----------------

                        CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                Proposed         Proposed
                                                                Maximum          Maximum
       Title of each Class of                 Amount         Offering Price     Aggregate           Amount of
     Securities to be Registered         to be Registered    Per Share (2)  Offering Price (2) Registration Fee (2)
-------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share 38,982,912 shares (1)     $2.13         $83,065,000          $7,641.98

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) This amount is based upon the maximum number of shares of US Unwired common stock anticipated to be issued upon completion of the merger described herein involving an indirect wholly owned subsidiary of US Unwired and IWO Holdings, Inc., a Delaware corporation, through the conversion of shares of IWO common stock outstanding.
(2) Calculated pursuant to Rule 457(f)(2) of the Securities Act of 1933 based upon the book value at September 30, 2001 of the securities of IWO being acquired in the proposed merger.

                               -----------------

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               EXPLANATORY NOTE

   This Form S-4 registration statement pertains to our acquisition by merger of IWO Holdings, Inc.

   We have a class of equity securities registered under the Securities Exchange Act. IWO does not. Consequently, only we are subject to Regulations 14A and 14C.

   After the effective date of our Form S-4, we will distribute two versions of the proxy statement/prospectus that is part of the registration statement:

  . We will distribute the first version to our stockholders. It will contain everything in Part I of the Form S-4 except our letter to the stockholders of IWO.

  . We will distribute the second version to stockholders of IWO. It will contain everything in Part I of the Form S-4 except our letter to our stockholders and the notice of our special meeting.

   We plan to file each of these versions separately under Rule 424(b) if required.

The information contained in this proxy statement/prospectus is not complete and may be changed. US Unwired may not offer or sell these securities until the registration statement filed with the SEC is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any State where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION dated February 1, 2002

                               [LOGO] US Unwired

                          PROXY STATEMENT/PROSPECTUS

                              February     , 2002

Dear US Unwired Stockholder:

   We will hold a special meeting of our stockholders on         , 2002. The
official notice of the meeting appears on the following page.

   At our special meeting we will ask you to approve:


  . our issuance of up to 45.9 million shares of our common stock needed to complete our acquisition of IWO Holdings, Inc. through a merger, and

  . amendments to our articles of incorporation that will change our two classes of common stock into a single class called "common stock."

   We describe these proposals inside. Our board of directors has unanimously approved them and recommends that you vote "for" them.

   Our class A common stock trades on The Nasdaq National Market under the symbol "UNWR."

   Please carefully review these materials, including the matters discussed under "Risk Factors" beginning on page 21.

                                          Sincerely,

                                          Robert W. Piper
                                          President and Chief Executive Officer

   Neither the SEC nor any state securities commission has approved or disapproved the common stock to be issued in connection with the merger, as described in this proxy statement/prospectus, or has determined whether this proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated February    , 2002 and is first
being mailed to US Unwired stockholders on or about February    , 2002.

The information contained in this proxy statement/prospectus is not complete and may be changed. US Unwired may not offer or sell these securities until the registration statement filed with the SEC is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any State where the offer or sale is not permitted.

             [Alternate cover page of proxy statement/prospectus]

                 SUBJECT TO COMPLETION dated February 1, 2002

                               [LOGO] US Unwired

                          PROXY STATEMENT/PROSPECTUS

                              February     , 2002

Dear Stockholder of IWO Holdings, Inc.:

   The enclosed materials are a prospectus of US Unwired relating to our issuance of up to 45.9 million shares of our common stock in connection with our acquisition of IWO through a merger and a proxy statement for us to use in soliciting proxies for our special meeting of our stockholders to vote on proposals related to the merger. These 45.9 million shares include approximately 39.0 million shares that would be issued to IWO stockholders on completion of the merger and approximately 6.9 million shares that would be issued upon exercise of IWO options and warrants that US Unwired will assume or exchange in connection with the merger.

   We are sending these materials:

    . to our own stockholders, in connection with a special meeting at which they will vote on proposals related to our acquisition of IWO through a merger, and

    . to you, as a stockholder of IWO, in connection with our offer and issuance of up to 39.0 million shares of our common stock to you upon completion of the merger.

   We describe the merger and related transactions inside.

   Our class A common stock trades on The Nasdaq National Market under the symbol "UNWR."

   You should carefully review these materials, including the "Risk Factors" that begin on page 21, before you vote your IWO stock on the merger or sign a written consent that approves the merger.

   IWO has informed us that it is seeking the approval of its stockholders of the merger through a written consent process. IWO is sending you materials for this consent process separately.

                                          Sincerely,

                                          Robert W. Piper
                                          President and Chief Executive Officer

   Neither the SEC nor any state securities commission has approved or disapproved the common stock to be issued in connection with the merger, as described in this proxy statement/prospectus, or has determined whether this proxy statement/prospectus is accurate, adequate or complete. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated February     , 2002 and is first
being mailed to IWO stockholders on or about     February     , 2002.

                     REFERENCES TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates by reference important business and financial information about US Unwired that is not included in, and is not delivered with, this proxy statement/prospectus. This information is available to US Unwired stockholders and IWO stockholders without charge upon written or oral request. Copies of the documents incorporated by reference in this proxy statement/prospectus can be obtained through the SEC's website at http://www.sec.gov or by requesting them in writing or by telephone from US Unwired at the following address and telephone number:

                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                             Tel.: (337) 310-3500
                          Attn.: Ed Moise, Treasurer
                            email: ir@usunwired.com

   If you are a US Unwired stockholder and would like to request documents,
please do so by              , 2002 in order to obtain them timely. If you are
an IWO stockholder and would like to request documents, please do so at least five business days before the date when you expect to make your investment decision by voting your shares or signing a written consent of stockholders. If
you expect to make that decision on           , 2002, for example, then you
should make any request for documents by           , 2002. If you request any
documents from US Unwired, US Unwired will mail them to you by first class mail, or another equally prompt means, within one business day after US Unwired receives your request.

   All information in this document concerning US Unwired has been furnished by US Unwired. All information in this document concerning IWO has been furnished by IWO. US Unwired has represented to IWO, and IWO has represented to US Unwired, that the information furnished by and concerning it is true and complete.

   See "Where You Can Find More Information" on page 195.

                                US UNWIRED INC.
                              901 LAKESHORE DRIVE
                         LAKE CHARLES, LOUISIANA 70601
                                (337) 436-9000

             NOTICE OF SPECIAL MEETING OF US UNWIRED STOCKHOLDERS
                         TO BE HELD ON         , 2002

To the Stockholders of US Unwired Inc.:

   A special meeting of the stockholders of US Unwired Inc. will be held on
        , 2002, at 10:00 a.m., local time, on the 6th floor of the US Unwired Tower, 901 Lakeshore Drive, Lake Charles, Louisiana, 70601, for the following purposes:

   (1) To authorize and approve the issuance of up to 45.9 million shares of common stock, par value $.01 per share, of US Unwired in accordance with an Agreement and Plan of Merger, dated as of December 19, 2001, by and among US Unwired Inc., a Louisiana corporation; Northeast Unwired Inc., a Delaware corporation which is a newly created indirect subsidiary of US Unwired; and IWO Holdings, Inc., a Delaware corporation. These shares would be issued to the IWO stockholders in the merger of Northeast Unwired into IWO, and upon the exercise of IWO options and warrants that US Unwired will assume or exchange in connection with the merger. As a result of the merger, IWO will become an indirect, wholly owned subsidiary of US Unwired.

   (2) To authorize and approve amendments to the articles of incorporation of US Unwired pursuant to which (i) each share of the class B common stock of US Unwired would be reclassified into one share of the class A common stock of US Unwired, and the name of the class A common stock would be changed to "common stock" and (ii) references to the two classes of common stock and special provisions applicable to the two classes would be deleted from the articles of incorporation, all as shown on Annex I to the accompanying proxy statement/prospectus. Such authorization and approval will be conditional on the occurrence of the merger. If the merger is not consummated, the proposed amendments will not be put into effect even if they have been authorized and approved at the special meeting.

   These items of business are described in detail in the accompanying proxy statement/prospectus. Only holders of record of shares of US Unwired common
stock at the close of business on           , 2002, the record date for the
special meeting, are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements thereof.

   A list of stockholders entitled to vote at the special meeting will be available for examination by US Unwired stockholders at the special meeting.

   Whether or not you plan to attend the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage-paid envelope. If you are a holder of record, you may also cast your vote in person at the special meeting. If your shares are held at a brokerage firm or bank, you are entitled to provide them with instructions on how to vote your shares, but you must do so by the deadline the brokerage firm or bank will establish.

                                          By Order of the Board of Directors,

                                          Thomas G. Henning
                                          General Counsel and Corporate
                                            Secretary

Lake Charles, Louisiana
February     , 2002

                               TABLE OF CONTENTS

                QUESTIONS AND ANSWERS ABOUT THE
                  MERGER FOR US UNWIRED
                  STOCKHOLDERS..............................  1

                QUESTIONS AND ANSWERS ABOUT THE
                  MERGER FOR IWO STOCKHOLDERS...............  4

                SUMMARY.....................................  7
                 Market Price Information................... 16
                 US Unwired and Subsidiaries Summary
                   Financial Data........................... 16
                 IWO Holdings, Inc. and Subsidiaries and
                   Predecessor Summary Financial Data....... 17
                 US Unwired Inc. and Subsidiaries Summary
                   Unaudited Pro Forma Financial Data....... 19
                 Comparative Per Share Data................. 20

                RISK FACTORS................................ 21
                 Risks Related to Forward-Looking
                   Statements............................... 21
                 Risks Related to the Merger................ 21
                 Risks Related to the Combined Company's
                   Business, Strategy and Operations........ 23
                 Risks Particular to the Indebtedness of the
                   Combined Company After the Merger........ 27
                 Risks Particular to the Combined Company's
                   Relationship with Sprint PCS............. 30
                 Risks Particular to the Combined Company's
                   Industry................................. 33

                SPECIAL NOTE CONCERNING
                  FORWARD-LOOKING STATEMENTS................ 37

                THE US UNWIRED SPECIAL MEETING.............. 39
                 Date, Time and Place....................... 39
                 Purpose.................................... 39
                 Record Date................................ 40
                 Quorum..................................... 40
                 Votes Required............................. 41
                 Voting of Proxies.......................... 41
                 Revocability of Proxies.................... 41
                 Solicitation of Proxies.................... 41

                THE MERGER.................................. 42
                 Structure of the Merger.................... 42
                 Background of the Merger................... 42
                 US Unwired's Reasons for the Merger........ 45
                 IWO's Reasons for the Merger............... 47
                 Recommendation of US Unwired's Board of
                   Directors................................ 47
                 Recommendation of IWO's Board of
                   Directors................................ 48
                 Opinion of US Unwired's Financial Advisor.. 48
                 Interests of Certain US Unwired Persons in
                   the Merger............................... 54
                 Interests of Certain IWO Persons in the
                   Merger................................... 55

                   Regulatory and Third Party Approvals....  58
                   Dissenters' Rights of Appraisal.........  59
                   Accounting Treatment....................  60
                   Nasdaq Listing..........................  61
                   Material United States Federal Income
                     Tax Consequences of the Merger........  61
                THE MERGER AGREEMENT AND
                  RELATED AGREEMENTS.......................  63
                   The Merger Agreement....................  63
                   IWO Support Agreements..................  75
                   US Unwired Support Agreements...........  77
                   Lock-Up Agreements......................  78
                   Standstill Agreement....................  78
                   Underwritten Public Offering;
                     Registration Rights...................  79
                SELECTED HISTORICAL FINANCIAL
                  DATA.....................................  81
                   US Unwired and Subsidiaries Selected
                     Financial Data........................  81
                   IWO Holdings, Inc. and Subsidiaries and
                     Predecessor Selected Financial Data...  82
                PRO FORMA CONDENSED
                  CONSOLIDATED FINANCIAL
                  STATEMENTS (UNAUDITED)...................  85

                DESCRIPTION OF US UNWIRED..................  94
                   General.................................  94
                   Our Background..........................  94
                   Our Affiliation with Sprint PCS.........  94
                   Our Service Area........................  95
                   PCS Services and Features...............  97
                   PCS Marketing Strategy..................  97
                   Sales and Distribution..................  98
                   Cellular and Paging Services............  98
                   Suppliers and Equipment Vendors.........  98
                   Competition.............................  98
                   Network Build-Out....................... 100
                   Government Regulation................... 101
                   Intellectual Property................... 103
                   Employees............................... 103
                   Properties.............................. 103
                   Legal Proceedings....................... 103
                US UNWIRED MANAGEMENT'S
                  DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS
                  OF OPERATIONS............................ 104
                DESCRIPTION OF US UNWIRED CAPITAL
                  STOCK.................................... 119
                   General................................. 119
                   Common Stock............................ 119
                   Preferred Stock......................... 120

                   Stockholder Agreements.................. 120
                   Certain Charter, By-Law and Statutory
                     Provisions............................ 120
                   Louisiana Fair Price and Control Share
                     Laws.................................. 122
                   Anti-Takeover Provisions................ 122
                   Transfer Agent and Registrar............ 122

                MARKET FOR US UNWIRED'S COMMON
                  EQUITY AND RELATED
                  STOCKHOLDER MATTERS...................... 123

                US UNWIRED'S EXECUTIVE OFFICERS
                  AND DIRECTORS............................ 124

                SECURITY OWNERSHIP OF US UNWIRED
                  BENEFICIAL OWNERS, DIRECTORS
                  AND EXECUTIVE OFFICERS................... 126

                DESCRIPTION OF IWO......................... 128
                   Overview................................ 128
                   Relationship with Sprint PCS............ 128
                   Business Strategy....................... 128
                   Markets and Build-Out Plan.............. 130
                   Products and Services................... 132
                   Marketing............................... 134
                   Sales and Distribution.................. 135
                   Technology.............................. 136
                   Equipment............................... 138
                   Competition............................. 138
                   Properties.............................. 139
                   Employees............................... 139
                   Intellectual Property................... 139
                   Legal Proceedings....................... 140

                CERTAIN RELATIONSHIPS AND
                  TRANSACTIONS OF IWO...................... 141
                   Management Stock Purchase and Loan...... 141
                   Management Warrant...................... 141
                   Stockholders Agreement.................. 141
                   Transactions with Director.............. 141
                   Management Consulting Services and
                     Credit Financings..................... 142

                PRINCIPAL IWO STOCKHOLDERS................. 143

                IWO MANAGEMENT'S DISCUSSION AND
                  ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS................ 148

                DESCRIPTION OF CERTAIN IWO
                  INDEBTEDNESS............................. 160

                DESCRIPTION OF IWO UNIT WARRANTS........... 164

                SPRINT PCS AGREEMENTS...................... 166
                   Overview of Sprint PCS Relationship and
                     Agreements............................ 166
                   The Management Agreement................ 166

                   The Services Agreement.................. 172
                   The Trademark and Service Mark License
                     Agreements............................ 172
                   Consents and Agreements in Connection
                     with the Senior Credit Facilities..... 172

                REGULATION OF THE WIRELESS
                  TELECOMMUNICATIONS INDUSTRY.............. 181
                   Federal Regulation...................... 181
                   Other FCC Requirements.................. 183
                   New Spectrum Allocations................ 185
                   Other Federal Regulations............... 186
                   State Regulation of Wireless Service.... 186
                   Litigation.............................. 187

                COMPARISON OF CERTAIN RIGHTS OF
                  COMMON STOCKHOLDERS OF US
                  UNWIRED AND COMMON
                  STOCKHOLDERS OF IWO...................... 188

                REPRESENTATION OF CERTAIN IWO
                  PERSONS ON THE US UNWIRED
                  BOARD OF DIRECTORS AND
                  MANAGEMENT TEAM.......................... 193

                LEGAL AND TAX MATTERS...................... 194

                EXPERTS.................................... 194

                OTHER MATTERS.............................. 194

                WHERE YOU CAN FIND MORE
                  INFORMATION.............................. 195

                INDEX TO CONSOLIDATED FINANCIAL
                  STATEMENTS............................... F-1

                ANNEXES....................................
        .

                   Annex A -- Agreement and Plan of
                                Merger................... A-1
                   Annex B -- IWO Support Agreement
                                (voting version)......... B-1
                   Annex C -- IWO Support Agreement
                                (non-voting version)..... C-1
                   Annex D -- US Unwired Support
                                Agreement................ D-1
                   Annex E -- Lock-Up Agreement
                                (financial investors).... E-1
                   Annex F -- Lock-Up Agreement (non-
                                financial investors)..... F-1
                   Annex G -- Standstill Agreement....... G-1
                   Annex H -- Registration Rights
                                Agreement................ H-1
                   Annex I -- Proposed Second Restated
                                Articles of Incorporation
                                of US Unwired............ I-1
                   Annex J -- Opinion of Morgan Stanley
                                & Co. Incorporated....... J-1

                  QUESTIONS AND ANSWERS ABOUT THE MERGER FOR
                            US UNWIRED STOCKHOLDERS

Q:  Why is US Unwired sending these materials to its stockholders?

A: We have agreed to acquire IWO through a merger. To do so, we will issue up to 45.9 million shares of our common stock. The Nasdaq National Market requires that we obtain the approval of our stockholders before we issue these new shares. We are sending our stockholders these materials to seek that approval and approval of amendments to our articles of incorporation to provide for only one class of common stock after the merger.

Q:  Why is US Unwired seeking to acquire IWO?

A: Our board of directors believes that the merger is a good opportunity to significantly expand the size and scope of our operations. Our board of directors believes that, following the merger, we will have greater operational efficiencies and growth potential than we now have. To review our reasons for the merger in greater detail, please see pages 45 through 47.

Q:  Why is US Unwired seeking to amend its articles of incorporation?

A: We promised IWO that we would change all of our class B common stock, which has 10 votes per share, into class A common stock, which has one vote per share. Once that is done we will have just one class of common stock, so it makes sense to call it "common stock" without any class designation. The amendments accomplish these changes. The amendments will not be made effective unless the merger is consummated.

Q:  What will US Unwired stockholders receive as a result of these transactions?

A: Our stockholders will not receive any new shares as a result of the merger. Holders of our class B shares will, as a result of the amendment of the articles of incorporation, receive one share of class A common stock for each share of class B common stock. At this time we do not plan to reissue certificates for our class A common stock that reflect the name change to "common stock". After the merger, our existing class A certificates will continue to be valid and will represent our "common stock."

Q:  What will IWO stockholders receive as a result of these transactions?

A: Each share of IWO common stock owned by IWO stockholders (other than any who exercise dissenters' rights of appraisal) will be exchanged in the merger for 1.0371 shares of our common stock. This ratio is referred to as the exchange ratio. For example, if an IWO stockholder owns 1,000 shares of IWO common stock, that IWO stockholder will receive 1,037 shares of our common stock in the merger. IWO stockholders will receive only whole shares of our common stock, and cash in lieu of any fractional shares otherwise due to them.

Q:  What will US Unwired stockholders vote on at the special meeting?

A: Our stockholders are being asked to approve the issuance of up to 45.9 million shares of our common stock in the merger and upon the exercise of outstanding IWO options and warrants that we will assume or exchange in the merger. These shares will represent approximately 33.5% of our outstanding common stock immediately following the merger, assuming the exercise of all outstanding US Unwired options and IWO options and warrants that US Unwired will assume or exchange in the merger. This approval is required under the rules of The Nasdaq National Market, the stock market on which our class A common stock is listed and traded. Our stockholders are also being asked to approve, subject to completion of the merger, the proposed amendments to our articles of incorporation. Our board of directors has unanimously authorized, approved and adopted the merger, the merger agreement, the proposed issuance of shares of our common stock and the amendments to our articles of incorporation. It unanimously recommends that our stockholders vote for approval of the proposals at our special meeting.

Q: Will the IWO stockholders who receive shares of US Unwired common stock in the merger be able to immediately resell their shares in the open market?

A: IWO stockholders and holders of other IWO securities who are expected to receive approximately 89.8% of the US Unwired common stock proposed to be issued on a fully diluted basis have entered into lock-up agreements with us. Approximately 88.9% of IWO common stock on a fully diluted basis is subject to lock-up agreements. The lock-up agreements restrict the ability of those IWO stockholders to sell or otherwise dispose of their shares of US Unwired common stock for a minimum of 120 days after the merger, other than in connection with an underwritten public offering of common stock that certain IWO stockholders have a right to request us to complete within 120 days following the merger. Those IWO stockholders who do not enter into lock-up agreements with us will be able to resell their shares of our common stock in the open market immediately after the merger. The IWO stockholders and other persons will have additional rights to require us to register sales of their US Unwired shares. See "Underwritten Public Offering; Registration Rights" beginning on page 79.

Q:  Which US Unwired stockholders are entitled to vote at the special meeting?

A:  Each US Unwired stockholder who owned shares of our class A or class B
    common stock as of the close of business on           , 2002, the record
    date, is entitled to vote, in person or by proxy, at our special meeting.

Q: What vote is required to approve the matters being voted on at the special meeting?

A: For a vote to be taken, holders of at least a majority of the combined voting power of our class A common stock and our class B common stock must be present at the special meeting. In addition, for purposes of the vote on the proposed amendments to our articles of incorporation, holders of a majority of the voting power of our class B common stock must also be present. The presence of those holders is called a quorum. The vote required to approve the proposed issuance of shares of US Unwired common stock is a majority of the combined voting power of our class A common stock and our class B common stock present at the special meeting. Shares are present if the holder is present at the meeting or has delivered a proxy covering the shares. The vote required to approve the amendments to our articles of incorporation is the approval of a majority of the combined voting power of our class A common stock and our class B common stock present at the special meeting, and a majority of the separate voting power of the class B common stock present at the special meeting.

    Under the support agreements described on page 77 of this proxy statement/prospectus, holders of the voting power required to approve the proposed issuance of our common stock and the proposed amendments to our articles of incorporation have agreed to vote in favor of these proposals at the special meeting.

Q:  What do US Unwired stockholders need to do now?

A:  Our special meeting will take place on           , 2002. After carefully
    reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy and return it in the enclosed return envelope as soon as possible, so that your shares may be represented at our special meeting. If you sign and send in your proxy and do not indicate how you want to vote, we will count your proxy as a vote in favor of the proposed issuance of shares of our common stock and the proposed amendments to our articles of incorporation. If you are a holder of record, you may attend the US Unwired special meeting and vote your shares in person even if you have previously returned a proxy to us.

Q: If my broker or bank holds my shares in street name, will my broker or bank vote my shares?

A: Your broker or bank will vote your shares at the special meeting in accordance with your instructions on how to vote, if you return them to your broker or bank by the deadline it sets. You must follow the directions provided by your broker or bank. Generally, your bank or broker will not vote your shares without your instructions unless it holds the shares for you as a trustee or guardian or in a similar fiduciary capacity. If the broker includes your shares in its proxy but does not vote your shares, they are called broker non-votes. We will treat broker non-votes as shares that are present for purposes of a quorum, but we will treat them as not being present for purposes of the vote on our proposals at the special meeting. Therefore, broker non-votes will have an effect in determining whether a quorum is present at the special meeting but, beyond that, will have no effect in determining whether the proposals being voted upon will be approved.

Q:  May I change my vote after I have mailed my signed proxy?

A: Yes. You may change your vote at any time before your proxy is voted at our special meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a proxy with a later date. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to us at the address below. Third, you can attend the special meeting and vote in person. By doing so you will automatically revoke any proxy you have previously given.

    If your shares are held in street name through an account at a brokerage firm or bank, you should contact your brokerage firm or bank if you wish to change your vote. You will not be able to change it through us.

Q:  What are the tax consequences of the merger to US Unwired stockholders?

A: None. The merger will not have any effect on US Unwired stockholders for U.S. federal income tax purposes. We describe the material U.S. federal income tax consequences of the merger on pages 61 through 62.

Q:  When does US Unwired expect to complete the merger?

A:  We expect to complete the merger around           , 2002. Of course we
    cannot do so unless we have obtained stockholder approval at the special meeting, all necessary consents and regulatory approvals have been obtained and all other conditions to the merger have been met or waived.

Q:  Who can help answer the questions of US Unwired stockholders?

A: If you are a US Unwired stockholder and have any questions about the merger or the special meeting or if you need additional copies of this proxy statement/prospectus or the enclosed proxy, you should contact:

                              Ed Moise, Treasurer
                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                           Telephone: (337) 310-3500
                              Fax: (337) 310-3250
                            email: ir@usunwired.com

                    QUESTIONS AND ANSWERS ABOUT THE MERGER
                             FOR IWO STOCKHOLDERS

Q: Why is US Unwired sending these materials to IWO stockholders?

A: We have agreed to acquire IWO through a merger. To do so, we will issue up to 45.9 million shares of our common stock to IWO stockholders and holders of other IWO securities. Federal securities laws require us to deliver these materials to IWO stockholders prior to issuing our common stock to you.

Q: Why is US Unwired seeking to acquire IWO?

A: Our board of directors believes that the merger is a good opportunity to significantly expand the size and scope of our operations. Our board of directors believes that, following the merger, we will have greater operational efficiencies and growth potential than we now have. To review our and IWO's reasons for the merger in greater detail, please see pages 45 through 48.

Q: What vote is required for IWO to approve the merger and the merger agreement?

A: The affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of IWO voting stock entitled to vote thereon is required for IWO to approve the merger and the merger agreement.

   Under the support agreements described on pages 75 through 76 of this proxy statement/prospectus, holders of the voting power required to approve the merger and the merger agreement have agreed to vote in favor of or to consent to the merger and the merger agreement.

Q: Which IWO stockholders are entitled to vote on or consent to the approval of the merger and the merger agreement?

A: Each IWO stockholder who owned shares of IWO class B or class D common stock
   as of the close of business on           , 2002, the record date, is
   entitled to vote on or consent to the approval of the merger and the merger agreement.

Q: As an IWO stockholder, how do I vote on or consent to the approval of the merger and the merger agreement?

A: Instead of holding a special meeting of its stockholders to approve the merger and the merger agreement, IWO is seeking its stockholders' approval by a process of written consent. At the same time we sent you this proxy statement/prospectus, IWO sent you materials for this written consent process. These materials provide instructions for how IWO stockholders may consent to the approval of the merger and the merger agreement.

Q: What will IWO stockholders receive as a result of the merger?

A: Each share of IWO common stock owned by IWO stockholders (other than any who exercise dissenters' rights of appraisal) will be exchanged in the merger for 1.0371 shares of our common stock. This ratio is referred to as the exchange ratio. For example, if you own 1,000 shares of IWO common stock, you will receive 1,037 shares of our common stock in the merger. You will receive only whole shares of our common stock, and cash in lieu of any fractional shares otherwise due to you.

Q: Which class of US Unwired common stock will I receive in the merger?

A: IWO stockholders will receive shares of US Unwired common stock that do not have any class designation. US Unwired has two classes of common stock outstanding, class A and class B common stock.

   Prior to the merger, the class B common stock will be changed into class A common stock. The class A common stock will then be renamed "common stock" without any class designation. Other than the change to its name, this common stock will be the same as US Unwired's class A common stock, and will continue to trade on The Nasdaq National Market under the symbol "UNWR."

Q: I own shares of IWO class A, class B, class C, class D or class E common stock. Is this the same as IWO common stock?

A: No, but you will still receive shares of US Unwired common stock in the merger. Immediately prior to the merger, each outstanding share of IWO's class A, class B, class C, class D and class E common stock will be automatically converted into one share of IWO common stock without any class designation. Each share of this no-class common stock will then be converted into 1.0371 shares of US Unwired common stock.

Q: What do IWO stockholders need to do now?

A: IWO stockholders should refer to the written consent materials that IWO has sent to them. Do not mail IWO stock certificates to US Unwired or IWO now. After the merger is completed, we will send instructions to each IWO stockholder who has not exercised appraisal rights for how to exchange IWO stock certificates for shares of US Unwired common stock.

Q: Will I be able to immediately resell the shares of US Unwired common stock I receive in the merger in the open market?

A: If you have signed a lock-up agreement, the forms of which are attached to this proxy statement/prospectus as Annexes E and F, you may not sell or otherwise dispose of your shares other than as allowed by the lock-up agreement. Also, if you are an affiliate of IWO (which you may be deemed to be if IWO has asked you to sign an affiliate letter) or of US Unwired, you will be subject to restrictions imposed by federal securities laws on your ability to sell your shares. If you have not signed a lock-up agreement and are not an affiliate of IWO or US Unwired, you will be able to immediately resell the shares of US Unwired common stock you receive in the merger in the open market.

Q: Are IWO stockholders entitled to appraisal rights?

A: Yes. Holders of IWO common stock are entitled to appraisal rights in connection with the merger. We describe the procedures for exercising appraisal rights in this proxy statement/prospectus on pages 59 through 60.

Q: What happens if I dissent from the merger and exercise my appraisal rights, but then withdraw my demand for appraisal or fail to establish or perfect or otherwise lose my appraisal rights?

A: At such time, each of your shares of IWO common stock will be converted into
   1.0371 shares of US Unwired common stock.

Q: When does US Unwired expect to complete the merger?

A: We expect to complete the merger around           , 2002. Of course we
   cannot do so unless IWO has obtained stockholder approval through its written consent process, we have obtained the necessary approval of our stockholders at our special meeting, all necessary consents and regulatory approvals have been obtained and all other conditions to the merger have been met or waived.

Q: Can the value of the transaction change between now and the time the merger is completed?

A: Yes. The market value of US Unwired common stock can change. The 1.0371 exchange ratio is a fixed exchange ratio, which means that it will not change even if the trading price of US Unwired common stock changes. Therefore, the market value of the total transaction and of the US Unwired common stock you may receive in the merger will increase or decrease as the trading price of US Unwired common stock increases or decreases.

Q: What will happen if US Unwired does not complete the merger?

A: IWO must pay us a termination fee of $7,000,000 if the merger has not occurred before June 18, 2002 or September 17, 2002 if extended because of the FCC's failure to grant US Unwired's foreign ownership request, and as of that date holders of at least 6% of IWO's common stock have exercised and not withdrawn their dissenter's rights.

Q: What are the tax consequences of the merger to the IWO stockholders?

A: The exchange of shares of IWO common stock for shares of US Unwired common stock in the merger generally will be tax free to IWO stockholders for U.S. federal income tax purposes. We describe the material U.S. federal income tax consequences of the merger on pages 61 through 62.

Q: Will my rights as a US Unwired stockholder be different from my rights as an IWO stockholder?

A: Yes. For a summary of material differences between the rights of IWO stockholders and US Unwired stockholders, see pages 188 through 192.

Q: Who can help answer the questions of IWO stockholders?

A: If you are an IWO stockholder and have any questions about the merger or if you need additional copies of this proxy statement/prospectus, you should contact:

                              Ed Moise, Treasurer
                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                           Telephone: (337) 310-3500
                              Fax: (337) 310-3250
                            email: ir@usunwired.com

   If you are an IWO stockholder and have any questions about the written consent of IWO stockholders or if you need additional copies of the written consent materials, you should contact:

                                Bruce Sowalski
                     Director of Corporate Communications
                              IWO Holdings, Inc.
                              52 Corporate Circle
                            Albany, New York 12203
                           Telephone: (518) 862-4648
                              Fax: (518) 862-6028
                         email: bsowalski@iwocorp.com

                                    SUMMARY

   This summary highlights selected information from this proxy statement/prospectus. This summary does not contain all of the information that may be important to you. To understand the proposed transactions fully, you should carefully read this entire proxy statement/prospectus, including the annexes and the other documents to which we refer you. We have included page references in parentheses to direct you to a more complete description of the topics presented in this summary. In this proxy statement/prospectus, we refer to IWO Holdings, Inc. and its subsidiaries as "IWO." We usually use "we," "us" and "our" to refer to US Unwired Inc. and our subsidiaries, but sometimes we say "US Unwired." We do that especially where we think use of "we" might be confusing. Sometimes we use the "combined company" to refer to us and IWO together following the merger.

The Companies (pages 94 and 128)

                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                                (337) 436-9000

   We provide wireless personal communication services, commonly referred to as PCS, in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the United States. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.9 million residents. Our service area is among the largest of the Sprint PCS network partners in population and number of subscribers and is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis.

   We currently provide Sprint PCS service to all 41 of our geographical areas, known as basic trading areas, BTAs or markets. A market is a geographical area in which we operate, and, in total, our service area consists of 41 markets. We have completed the initial network build-out plan and have met the Sprint PCS management agreement requirement to provide network coverage to 65% of the resident population in our service area. We are continuing to expand our service by upgrading network equipment and adding cell sites in certain markets that we believe will help us provide better service.

   At September 30, 2001, we were providing PCS service to approximately 236,000 subscribers and network coverage to approximately 6.7 million residents out of approximately 9.9 million total residents. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area.

   In addition, we provide cellular and paging services in parts of southwest Louisiana and as of September 30, 2001, we had approximately 37,100 cellular subscribers and 15,100 paging subscribers.

   Our website is located at www.usunwired.com. Information contained on our website does not constitute a part of this proxy statement/prospectus.

                              IWO Holdings, Inc.
                              52 Corporate Circle
                            Albany, New York 12203
                                (518) 862-6000

   IWO provides PCS services and related products to customers in the northeastern United States as part of Sprint PCS's network. IWO's territory is comprised of approximately 6.2 million residents located in 20 contiguous markets across a large portion of upstate New York, New Hampshire (other than the Nashua market), Vermont, and portions of Massachusetts and Pennsylvania. IWO has the exclusive right to market and provide personal communications services under the Sprint(R) and Sprint PCS(R) brand names in IWO's territory.

   As of September 30, 2001, IWO provided service to approximately 125,800 subscribers. Its network covered approximately 3.5 million residents or 56% of the residents in its territory as of September 30, 2001.

   IWO began providing Sprint PCS service on January 5, 2000 and as of September 30, 2001 offered service in eight of its Sprint PCS markets. IWO plans to have substantially completed its network build-out by the end of 2003.

The Merger (page 42 )

   In the merger, IWO will merge with a wholly owned subsidiary of Louisiana Unwired, LLC, which is itself a wholly owned subsidiary of US Unwired. This subsidiary of Louisiana Unwired was created by US Unwired for the purposes of this transaction. Following the merger, US Unwired will own 100% of IWO, which will be a wholly owned subsidiary of Louisiana Unwired. The merger agreement is attached to this proxy statement/prospectus as Annex A. We encourage you to read the merger agreement carefully. It is the principal document that governs the terms of the merger.

  What US Unwired Stockholders Will Receive in the Merger

   US Unwired stockholders will continue to hold the same number of shares of US Unwired common stock after the merger. If US Unwired stockholders approve the proposed amendments to the articles of incorporation of US Unwired at the special meeting, upon completion of the merger, each share of the class B common stock of US Unwired will be changed into one share of the class A common stock, and the class A common stock will be renamed "common stock" without class designation.

  What IWO Stockholders Will Receive in the Merger

   Each share of IWO common stock owned by IWO stockholders (other than any IWO stockholders who exercise dissenters' rights of appraisal) will be exchanged in the merger for 1.0371 shares of US Unwired common stock. This ratio is referred to as the exchange ratio. IWO stockholders will receive only whole shares of US Unwired common stock and cash in lieu of any fractional shares otherwise due to them. The exchange ratio is subject to adjustment if, among other things, IWO issues additional securities, including options and warrants, prior to the effective time of the merger.

  Ownership of US Unwired after the Merger

   Holders of common stock and other securities of IWO will receive up to about
45.9 million shares of US Unwired common stock in the merger, including shares issuable upon exercise of outstanding IWO options and warrants that will be assumed or exchanged by US Unwired in the merger. Based on that number and assuming the exercise of all outstanding US Unwired options and IWO options and warrants that US Unwired will assume or exchange in the merger, former IWO securityholders will own in the aggregate approximately 33.5%, and existing US Unwired securityholders will own approximately 66.5%, of outstanding US Unwired common stock immediately following the merger.

US Unwired Board of Directors Recommendation (page 47)

   Our board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of US Unwired and our stockholders and unanimously recommends that our stockholders vote FOR approval of the proposed issuance of the shares of our common stock and the proposed amendments to our articles of incorporation.

   To review the background and reasons for the merger in greater detail, as well as certain risks related to the merger, please see pages 42 through 47 and 21 through 36.

Fairness Opinion of US Unwired's Financial Advisor (page 48)

   Our financial advisor, Morgan Stanley & Co. Incorporated, has rendered an opinion to our board of directors as to the fairness of the exchange ratio pursuant to the merger agreement, from a financial point of view, to us as of December 19, 2001. The opinion is attached to this proxy statement/prospectus as Annex J. We encourage you to read this opinion carefully. It describes the procedures followed, assumptions made, matters considered and limitations on the review undertaken by Morgan Stanley. The opinion does not constitute a recommendation to any US Unwired stockholder as to any matters relating to the merger or the special meeting.

The US Unwired Special Meeting (page 39)

   The special meeting of US Unwired stockholders will be held on the 6th floor of the US Unwired Tower, 901 Lakeshore Drive, Lake Charles, Louisiana 70601, at
10:00 a.m., local time, on           , 2002. At our special meeting, US Unwired
stockholders will be asked to authorize and approve the issuance of shares of US Unwired common stock in connection with the merger and the proposed amendments to our articles of incorporation that will change our class B common stock to class A common stock and rename the class A common stock as "common stock." We will not make the amendments to our articles of incorporation effective unless the merger is completed.

US Unwired Record Date; Voting Power (page 40)

   US Unwired stockholders are entitled to vote at our special meeting if they owned shares of US Unwired class A or class B common stock as of the close of
business on           , 2002, which is the record date for the special meeting.

   On the record date, there were          shares of our class A common stock
and   shares of our class B common stock outstanding. These shares are entitled to vote at our special meeting. Holders of class A common stock will have one vote at the special meeting for each share that they owned on the record date. Holders of class B common stock will have ten votes for each share that they owned on the record date.

US Unwired Votes Required (page 41)

   For a vote to be taken, holders of at least a majority of the combined voting power of our class A common stock and our class B common stock must be present at the special meeting. Shares are present if the holder is present at the meeting or has delivered a valid proxy covering the shares. In addition, for purposes of the vote on the proposed amendments to our articles of incorporation, holders of a majority of the voting power of our class B common stock must also be present. The presence of those holders is called a quorum. The vote required to approve the proposed issuance of shares of our common stock is a majority of the combined voting power of our class A common stock and our class B common stock present at the special meeting. The vote required to approve the amendments to our articles of incorporation is the approval of a majority of the combined voting power of our class A common stock and our class B common stock present at the special meeting, and a majority of the separate voting power of the class B common stock present at the special meeting. Under the support agreements described in the next subsection, holders of the voting power required to approve the matters being voted on at the special meeting have agreed to vote in favor of those matters at the special meeting.

   Shares representing approximately 57.3% of the voting power of the issued and outstanding shares of our common stock currently are beneficially owned by our directors, executive officers and their respective affiliates. We expect all of them to vote their shares for approval of each of the proposals at the special meeting. Many of these persons are required to vote for approval of these proposals under support agreements described in the next subsection.

Support Agreements with Certain US Unwired Stockholders (page 77)

   US Unwired stockholders that beneficially own in the aggregate approximately 70% of the combined voting power of our issued and outstanding common stock have agreed to vote all of their US Unwired shares at any meeting of our stockholders, or on any action taken by written consent of our stockholders, in favor of the proposed issuance of the shares of our common stock, against any action that would or could adversely affect or prevent the consummation of the merger or any other transaction contemplated by the merger agreement and in favor of the amendments to our articles of incorporation.

IWO Votes Required (page 58)

   The affirmative vote or written consent of the holders of at least a majority of the issued and outstanding shares of IWO voting stock entitled to vote thereon is required for IWO to approve the merger and the merger agreement. As permitted by its certificate of incorporation and Delaware law, IWO has decided to obtain approval by written consent rather than by holding a meeting of its stockholders. IWO has informed us that it intends to mail written consent materials on the same date that we mail this proxy statement/prospectus to IWO stockholders.

   Shares representing approximately 19.4% of the voting power of the issued and outstanding shares of IWO voting stock currently are beneficially owned by IWO's directors, executive officers and their respective affiliates, all of whom IWO expects will vote their shares of IWO voting stock or give written consents for approval of the merger and the merger agreement. Many of these persons are required to vote for approval or give written consents under support agreements described in the next subsection, and under these support agreements, holders of the necessary voting power required to approve the merger and the merger agreement have agreed to vote in favor of or consent to the merger and the merger agreement.

Support Agreements with Certain IWO Stockholders (page 75)

   IWO stockholders that beneficially own in the aggregate approximately 78.8% of the voting power of the issued and outstanding shares of IWO common stock have agreed to vote all of their IWO voting shares at any meeting of IWO stockholders, or on every action by written consent of IWO stockholders, in favor of adoption of the merger agreement, the merger and the other transactions contemplated by the merger agreement, against any competing proposal and against any action that would or could adversely affect or prevent the consummation of the merger or any other transaction contemplated by the merger agreement.

IWO Board of Directors Recommendation (page 48)

   IWO's board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of IWO and its stockholders and unanimously recommends that its stockholders consent to the approval of the merger and the merger agreement.

Conditions to the Completion of the Merger (page 65)

   The completion of the merger is subject to a number of conditions that must be satisfied or waived. These conditions include the following:

  . our stockholders have approved the proposed issuance of the shares of our common stock to the IWO stockholders;

  . IWO stockholders have approved and adopted the merger agreement and the merger;

  . the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated;

  . the consents or approvals of specified third parties, including Sprint PCS and the lenders under the US Unwired and IWO senior credit facilities, have been obtained; and

  . each outstanding share of our class B common stock has been changed into one share of our class A common stock.

   We cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

Termination of the Merger Agreement (page 73)

   We and IWO can jointly agree to terminate the merger agreement and not complete the merger at any time before the effective time of the merger. The effective time of the merger will be no later than two business days after the date on which we and IWO have satisfied or, in some cases, waived the closing conditions described under the immediately preceding heading, "Conditions to the Completion of the Merger." Either we or IWO, acting alone, can terminate the merger agreement before the effective time of the merger if:

  . the required approval of our stockholders or the IWO stockholders has not been obtained;

  . the board of directors of the other party withdraws, modifies or changes its recommendation to its stockholders or resolves to do so;

  . the other party is in breach of any of its representations and warranties contained in the merger agreement and the breach is not cured within 30 days after notice of such breach, unless such breach has not had a material adverse effect on such other party;

  . the other party is in material breach of any of its covenants or agreements contained in the merger agreement that is not cured within 30 days after notice of such breach;

  . any law, order, injunction or decree preventing the merger becomes final and nonappealable; or

  . the merger is not completed before the 181st day after the date of the merger agreement, but only if the failure to complete the merger is not the result of a failure by the party seeking to terminate the merger agreement or its affiliates to perform any material covenant, agreement or obligation; and provided that if the failure to complete the merger is the result of the FCC's failure to grant our request to exceed the permitted foreign ownership levels under the Federal Communications Act, the termination date will be extended by an additional 90 days to permit us to comply with those foreign ownership levels.

Effect of Termination (page 74)

   If the merger agreement is terminated and the merger is not completed, generally the merger agreement will become void and there will be no liability, rights or obligations of US Unwired, the merger subsidiary or IWO or their respective officers, directors or stockholders unless a party has breached its covenants contained in the merger agreement or willfully breached its representations and warranties in the merger agreement. However, IWO must pay us a termination fee of $7,000,000 if the merger has not occurred before June 18, 2002, or September 17, 2002 if extended because of the FCC's failure to grant our foreign ownership request, and as of that date holders of 6% or more of IWO's common stock have exercised and not withdrawn their dissenters' rights.

Directors of US Unwired Following the Merger (page 72)

   At the effective time of the merger, we will cause three of the nine members of our board of directors to resign as of the effective time of the merger and will cause our remaining directors to fill the resulting vacancies so that our board of directors will include:

  . one member designated by the IWO board of directors for a term to expire at our 2002 annual meeting;

  . one member, to be an independent director, designated by the IWO board of directors with our approval, for a term to expire at our 2003 annual meeting; and

  . one member designated by IWO investors that we refer to collectively as Investcorp for a term to expire at our 2004 annual meeting. The investors included in Investcorp are Investcorp S.A., its affiliates and certain co-investors arranged by it. They own approximately 63.8% of IWO's outstanding common stock.

   The US Unwired directors who are expected to resign at the effective time are William L. Henning, John A. Henning and Andrew Cowen. The individuals who are expected to become directors of US Unwired upon completion of the merger are Christopher J. Stadler, Thomas J. Sullivan and Harley Ruppert. Information about the three new directors is on page 193.

   At any meeting of US Unwired stockholders held after the merger for the purpose of electing US Unwired directors, Investcorp will be entitled to nominate, and we will cause to be nominated and will use our reasonable best efforts to cause to be elected, directors as follows:

  . for as long as Investcorp owns 75% or more of the US Unwired common stock received by Investcorp in the merger and 12% or more of the issued and outstanding US Unwired common stock, Investcorp will be entitled to nominate the greater of one director or one third of our board (rounding down to the nearest whole number);

  . for so long as Investcorp owns 40% or more of the US Unwired common stock received by Investcorp in the merger and less than 12% but more than 6% of the issued and outstanding US Unwired common stock, Investcorp will be entitled to nominate two directors; and

  . for so long as Investcorp owns 20% or more of the US Unwired common stock received by Investcorp in the merger, Investcorp will be entitled to nominate one director unless the board already includes a director nominated by IWO or Investcorp (or any director nominated or designated by those directors) and that director is not up for election.

   At any time when Investcorp has the right to nominate more than two directors to our board, The 1818
Fund III, L.P., which is currently entitled to nominate two directors to our board, has agreed to nominate only one director to the board. Immediately at the time that Investcorp is no longer entitled to nominate two directors to our board, the rights of The 1818 Fund to nominate two directors will automatically resume, provided that the other conditions to The 1818 Fund's right to nominate two directors are satisfied.

Lock-Up Agreements (page 78)

   IWO stockholders and holders of other IWO securities holding approximately 88.9% of IWO common stock on a fully diluted basis (and who are expected to receive approximately 89.8% of the shares of our common stock proposed to be issued on a fully diluted basis) have entered into lock-up agreements with us. The lock-up agreements prohibit these stockholders from selling or otherwise disposing of the shares of US Unwired common stock that they receive in the merger for a minimum of 120 days after the effective time of the merger, other than in connection with the underwritten public offering of US Unwired common stock described under "Underwritten Public Offering; Registration Rights" below.

   If there is an underwritten offering within 120 days after the merger, the shares of US Unwired common stock that are held by Investcorp and other IWO investors and not sold in the offering will be released from the lock-up restrictions on the 90th day after the underwritten offering. If there is no such underwritten offering, then 35% of the US Unwired common stock held by each of those holders will be released from the lock-up restrictions 121 days after the merger, an additional 35% will be released 181 days after the merger and the remainder will be released 241 days after the merger. For all other IWO stockholders signing lock-up agreements, 20% of their shares of US Unwired common stock will be released from the lock-up restrictions on the 120th day after the merger, an additional 30% will be released on the 211th day after the merger and the remainder will be released on the 301st day after the merger.

Underwritten Public Offering; Registration Rights (page 79)

   We will enter into a registration rights agreement at the effective time of the merger. The parties to the registration rights agreement will be specified investors in IWO who will receive approximately 66.0% of the US Unwired common stock to be issued in the merger, specified founders of IWO who will receive approximately 23.8% of the US Unwired common stock to be issued in the merger, and members of the Henning family that founded US Unwired. We have assumed for purposes of calculating these percentages that all outstanding IWO options and warrants that will be assumed or exchanged by US Unwired in the merger will be exercised. The registration rights agreement will require us, upon the request of the IWO investors or IWO founders who are permitted to make that request, to use our reasonable best efforts to complete up to two public offerings of shares of US Unwired common stock held by persons who are entitled to the benefits of the registration rights agreement. These persons are the IWO investors, IWO founders, Henning family members and related interests, specified other persons and certain transferees of those holders who elect to include shares in those offerings. If the offering is an underwritten public offering, the number of shares of US Unwired common stock to be included in the offering will be subject to market conditions and will depend upon the number of shares of US Unwired common stock that are requested to be included in the offering. Generally, at least 85% of the shares included in an underwritten offering that is requested under the registration rights agreement will be shares owned by the IWO investors and specified others. The remaining 15% may be shares owned by the founding IWO stockholders and Henning family members. We could be required to complete an underwritten offering within 120 days after the merger. We would not be required to proceed with this offering unless its size is at least $50 million. If this offering is completed, we would not be required to file the second offering before January 1, 2003. If the first offering is not completed, then we could be required to file two additional offerings, either of which could be underwritten, during the period beginning 180 days after the merger and ending four years after the merger. We are not required to file such an offering as an underwritten offering unless it is at least $25 million in size. We will also file a so-called "shelf" registration that permits the IWO stockholders to sell their shares in the public market other than in an underwritten offering. Even though we will file a shelf registration, IWO stockholders who have signed lock-up agreements will be subject to the restrictions in those agreements on the resale of their shares of US Unwired common stock. The persons who are entitled to the benefits of the registration rights agreement are also permitted, subject to certain conditions, to include their shares in registrations which we may decide to file.

   The registration rights agreement will prohibit us from effecting any public sale or distribution of our common stock during a period of 90 days after the completion of an underwritten public offering that is requested under the registration rights agreement. The managing underwriters of the underwritten public offering may require each person whose shares are included in that offering not to sell or otherwise dispose of such stockholder's shares of US Unwired common stock for a period not to exceed 90 days after the completion of the offering. This underwriter's lock-up will be in addition to the lock-up agreements described in the preceding subsection.

Standstill Agreement (page 78)

   IWO stockholders who are expected to receive approximately 54.3% of the shares of our common stock proposed to be issued on a fully diluted basis have entered into a standstill agreement with us. This agreement prohibits them, for two years after the effective time of the merger, from increasing their ownership in US

Unwired, from selling, transferring, pledging or otherwise disposing of shares of US Unwired common stock to any person or group of persons which in the aggregate would own 15% or more of the then outstanding US Unwired common stock and from engaging in certain proxy solicitations or takeover activities.

Regulatory Approvals (page 58)

   Antitrust.   United States antitrust laws prohibit IWO and us from
completing the merger until we, IWO and, if required under these laws, certain stockholders of IWO have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been earlier terminated. The required notification and report forms were filed with the
Antitrust Division and the Federal Trade Commission on February   , 2002. We
and IWO have requested early termination of the required waiting period.

   FCC.   Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act of 1934 and Federal Communications Commission, or FCC, regulations. In the absence of FCC consent, not more than 25% of our capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Upon closing of the merger, we expect the level of foreign ownership in our common stock to be approximately 26%. Because a substantial portion of our common stock is publicly traded, the level of foreign ownership may fluctuate on each trading day. Therefore we requested on January 22, 2002 FCC authority to permit our foreign ownership to be not more than 35%. This will permit us to conduct business in the ordinary course without having to ask the FCC for additional authority to increase foreign ownership unless there is significant additional foreign investment in our company. We expect that the FCC will grant this application, but we cannot be certain. If the FCC denies this application, we may have to restructure our ownership to come within the 25% foreign ownership limit.

Third Party Approvals (page 58)

   We are prohibited from completing the merger unless we have obtained certain third party approvals, including:

  . approval from our stockholders for the issuance of shares of US Unwired common stock in the merger, which approval is being sought at the US Unwired special meeting; and

  . approval under our senior credit facility for the consummation of the transactions contemplated by the merger agreement.

   IWO is prohibited from completing the merger unless it has obtained certain third party approvals, including:

  . approval from its stockholders of the merger and the merger agreement, which approval is being sought through written consents in lieu of a stockholders' meeting;

  .  approval from Sprint PCS under its Sprint PCS management agreement; and

  . approval under its senior credit facility to the change of control of IWO that will occur as a result of the merger and the consummation of the transactions contemplated by the merger agreement.

Accounting Treatment (page 60)

   We will account for the merger as a purchase, as such term is used under accounting principles generally accepted in the United States. Accordingly, from and after the effective time of the merger, IWO's consolidated results of operations will be included in our consolidated results of operations. For purposes of preparing our consolidated financial statements, we will establish a new accounting basis for IWO's assets and liabilities based upon their estimated fair values and our purchase price, including the costs of the acquisition. The purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial information appearing elsewhere in this proxy statement/prospectus are preliminary. These adjustments have been made solely for purposes of developing such pro forma condensed consolidated financial information to comply with disclosure requirements of the SEC. Although the final purchase price allocation may differ materially, the pro forma condensed consolidated financial information reflects our management's best estimate based upon currently available information.

Material United States Federal Income Tax Consequences of the Merger (page 61)

   The merger is structured as a tax free reorganization. Generally, IWO stockholders will not recognize gain or loss for U.S. federal income tax purposes in connection with the merger, except to the extent they receive cash in lieu of fractional shares of US Unwired common stock. None of US Unwired, IWO or our merger subsidiary will recognize any gain or loss for United States federal income tax purposes.

   Each IWO stockholder is strongly urged to consult his, her or its own tax advisor as to the specific applicable tax consequences of the merger, including federal, state, local and foreign income and other tax consequences.

Dissenters' Rights of Appraisal (page 59)

   Under the Louisiana Business Corporation Law, our stockholders are not entitled to dissenters' rights of appraisal in connection with the merger.

   Under the Delaware General Corporation Law, IWO stockholders are entitled to dissenters' rights of appraisal. IWO stockholders who do not vote for or sign a consent to the merger and who satisfy certain other conditions described on pages 59 through 60 of this proxy statement/prospectus are entitled to be paid the fair value of their shares of IWO common stock, as determined by the Delaware Court of Chancery. Dissenters' rights of appraisal are only available to IWO stockholders who satisfy certain conditions, as described further in this proxy statement/prospectus under "The Merger--Dissenters' Rights of Appraisal" beginning on page 59.

Expenses (page 75)

   Whether or not the merger is completed, we and IWO will pay our own costs and expenses incurred in connection with the negotiation and preparation of the merger agreement and our respective performance and compliance thereunder. We and IWO will share equally certain filing fees and costs in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and federal antitrust law filings.

Indemnification of IWO Directors and Officers (page 72)

   For six years after the merger, all former and present officers and directors of IWO will continue to have the same rights to indemnification that are provided by IWO prior to the merger. We will assume all liability for indemnification at any time that such action by us would not cause a default under the indenture relating to our senior notes. We will use our reasonable best efforts to cause IWO after the merger to maintain in effect the directors' and officers' liability insurance policies currently maintained by IWO so long as the cost of compliance does not exceed 200% of the last annual premiums paid by IWO prior to the date of the merger agreement.

Market Price Information

   Our class A common stock has been traded on The Nasdaq National Market under the symbol "UNWR" since May 18, 2000. Prior to that date, there was no public market for our common stock. On December 19, 2001, the last trading day prior to the public announcement of the proposed merger, the last reported sales price per share of our class A common stock on The Nasdaq National Market was
$10.00. On         , 2002 the last trading day before the date of this proxy
statement/prospectus, the last reported sales price per share of our class A
common stock on The Nasdaq National Market was $    . There is no public market
for our class B common stock. The following table sets forth, for the periods indicated, the range of high and low sales prices for our class A common stock as reported on The Nasdaq National Market:

                                                       Price Range of
                                                          Class A
                                                        Common Stock
                                                       --------------
                                                        High    Low
                                                       ------  ------
          Fiscal Year 2002
             First Quarter (Through January 30, 2002). $11.10  $ 6.76
          Fiscal Year 2001
             Fourth Quarter...........................  13.44    9.95
             Third Quarter............................  11.98    9.40
             Second Quarter...........................  10.61    6.13
             First Quarter............................  10.00    4.78
          Fiscal Year 2000
             Fourth Quarter...........................   9.50    4.56
             Third Quarter............................  17.25    9.00
             Second Quarter (Beginning May 18, 2000)..  16.00   10.25

   On January 14, 2002, there were 169 holders of record of our class A common stock.

   We are unable to provide information with respect to the market prices of IWO common stock because there is no established trading market for its common stock.

   Neither we nor IWO has declared or paid any cash dividends on our class A common stock or any other securities. We do not expect to pay cash dividends on our capital stock in the foreseeable future. We currently intend to retain our future earnings, if any, to fund the development and growth of our business. Our future decisions concerning the payment of dividends on our common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as our board of directors, in its sole discretion, may consider relevant. Our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

US Unwired and Subsidiaries Summary Financial Data

   The summary historical statement of operations and balance sheet data presented below is derived from US Unwired's audited consolidated financial statements as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and US Unwired's unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001.

   The unaudited consolidated financial statements of US Unwired have been prepared on the same basis as the audited consolidated financial statements of US Unwired and include all adjustments, consisting of normal recurring adjustments, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2001.

   The data set forth below should be read in conjunction with US Unwired's consolidated financial statements and accompanying notes and "US Unwired's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                                                           For the nine months
                                      For year ended December 31,          ended September 30,
                              -------------------------------------------  ------------------
                               1996    1997     1998     1999      2000      2000      2001
                              ------- -------  ------- --------  --------  --------  --------
                                 (In thousands, except per share data)
Statement of Operations Data:
Revenues..................... $61,893 $74,668  $71,711 $ 58,632  $113,051  $ 77,167  $177,932
Operating expenses:
   Cost of service and
     merchandise sold........  21,949  29,054   29,363   31,591    69,419    46,081   100,274
   Other operating expense...  27,781  36,053   37,873   52,299   121,527    76,008   132,628
                              ------- -------  ------- --------  --------  --------  --------
Operating income (loss)...... $12,163 $ 9,561  $ 4,475 $(25,258) $(77,895) $(44,922) $(54,970)
                              ======= =======  ======= ========  ========  ========  ========
Income (loss) from continuing
  operations................. $ 3,854 $(1,509) $28,796 $(17,634) $(77,555) $(50,654) $(72,045)
                              ======= =======  ======= ========  ========  ========  ========
Income (loss) from continuing
  operations per diluted
  common share............... $  0.06 $ (0.03) $  0.48 $  (0.29) $  (1.08) $  (0.80) $  (0.87)
                              ======= =======  ======= ========  ========  ========  ========

                                                                              As of
                                          As of December 31,              September 30,
                              ------------------------------------------- -------------
                                1996     1997    1998     1999     2000       2001
                              -------- -------- ------- -------- -------- -------------
                                            (In thousands)
Balance Sheet Data:
Cash and cash equivalents.... $  5,464 $  4,955 $32,475 $ 14,695 $ 15,136   $129,480
Marketable securities........       --       --      --  141,453  165,438         --
Property and equipment, net..   28,692   38,891  22,565  106,067  212,382    240,269
Total assets.................  132,328  142,133  87,629  318,970  456,980    476,318
Long-term debt and redeemable
  preferred stock (1)........   95,901  100,066  29,067  266,080  305,533    330,560
Stockholders' equity.........   25,437   23,929  51,479   28,585  100,054     63,668

--------
(1) Includes current maturities of long-term debt.

IWO Holdings, Inc. and Subsidiaries and Predecessor Summary Financial Data

   The summary financial data presented below separately reflects certain information from IWO's operations for the periods presented and certain information from the operation of the Albany, Syracuse and Manchester markets by Sprint PCS for the periods presented prior to IWO's acquisition of those markets.

   IWO Holdings, Inc.

   The summary historical consolidated statement of operations and balance sheet data presented below is derived from IWO's audited consolidated financial statements as of and for the period from IWO's inception on August 22, 1997 through December 31, 1997, as of and for the year ended December 31, 1998, as of and for the period January 1, 1999 through December 20, 1999, as of and for the period December 20, 1999 through December 31, 1999 and as of and for the year ended December 31, 2000, and IWO's unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001. On December 20, 1999, holders of 100% of the equity in IWO's subsidiary exchanged all of their equity ownership in the subsidiary for shares of IWO common stock.

   The unaudited consolidated financial statements of IWO have been prepared on the same basis as the audited consolidated financial statements of IWO and include all adjustments, consisting of normal recurring adjustments, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2001.

   The data set forth below should be read in conjunction with IWO's consolidated financial statements and accompanying notes and "IWO's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.



                          For the
                        period from
                         inception                  For the      For the                       For the
                        (August 22,                  period       period                     nine months
                           1997)       For the     January 1,  December 20, For the year        ended
                          through     year ended  1999 through 1999 through    ended        September 30,
                        December 31, December 31, December 20, December 31, December 31, ------------------
                            1997         1998         1999         1999         2000       2000      2001
                        ------------ ------------ ------------ ------------ ------------ --------  --------
                                     (In thousands, except per share data)
Statement of Operations
  Data:
Net revenues(4)........    $   --       $   --      $     --     $    --      $ 58,836   $ 39,803  $ 76,951
Operating expenses:
 Costs of services and
   merchandise sold....        --           --            --          --        48,818     32,026    61,254
 Other operating
   expense.............         6           59        14,764         844        52,066     33,875    49,199
                           ------       ------      --------     -------      --------   --------  --------
Operating loss.........    $   (6)      $  (59)     $(14,764)    $  (844)     $(42,048)  $(26,098) $(33,502)
                           ======       ======      ========     =======      ========   ========  ========
Net loss...............    $   (6)      $  (59)     $(14,842)    $(1,076)     $(50,080)  $(31,908) $(49,513)
                           ======       ======      ========     =======      ========   ========  ========
Diluted net loss per
  share(1).............    $(0.00)      $(0.01)     $  (2.36)    $ (0.04)     $  (1.63)  $  (1.05) $  (1.32)
                           ======       ======      ========     =======      ========   ========  ========

                                                                      As of
                                         As of December 31,       September 30,
                                    ----------------------------- -------------
                                    1997  1998    1999     2000       2001
                                    ---- ------ -------- -------- -------------
                                           (In thousands)
 Balance Sheet Data:
 Cash and cash equivalents......... $ 31 $  319 $104,752 $ 36,313   $ 22,550
 Property and equipment, net (2)(4)   --     --      782  102,564    156,085
 Total assets......................  185  1,386  129,058  232,699    409,581
 Long-term debt....................   --     --       --   80,000    292,308
 Redeemable common stock...........   --     --      310      346        173
 Stockholders' equity(3)...........  119    435  122,591  123,494     83,065

--------
(1) Diluted net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding. IWO has assumed that the shares issued by it to the prior stockholders of its subsidiary on December 20, 1999 were outstanding for all of 1997, 1998 and for the period from January 1, 1999 through December 20, 1999.
(2) Includes construction in progress of $243, $33,009 and $47,082 as of December 31, 1999, 2000 and September 30, 2001, respectively.
(3) In 1999, IWO sold common stock for approximately $135.0 million (see note 1 to the notes to IWO's consolidated financial statements).
(4) In 2000, IWO acquired from Sprint PCS certain assets, primarily network assets, and obtained the right to manage 45,000 subscribers for approximately $116.4 million (see note 3 to the notes to IWO's consolidated financial statements).

  Albany, Syracuse and Manchester Markets

   The summary financial data presented below under the caption "Statement of Operations" for each of the three years in the period ended December 31, 1999, and under the caption "Balance Sheet Data" as of December 31, 1998 and 1999, is derived from the audited financial statements of the Albany, Syracuse, and Manchester markets that IWO acquired in January 2000.

   Operations were not launched until December 27, 1996 in the Albany market, December 30, 1996 in the Syracuse market and November 12, 1997 in the Manchester market. As a result, IWO has not presented financial data for 1996 because revenues were less than $10,000. The data set forth below should be read in conjunction with the Albany, Syracuse and Manchester markets' financial statements and accompanying notes and "IWO Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                                   Year Ended December 31,
                                                   -----------------------
                                                    1997    1998    1999
                                                   ------- ------- -------
                                                       (In thousands)
      Statement of Operations Data:
      Net revenues................................ $ 2,113 $ 9,137 $23,401
      Operating expenses:
         Costs of services and merchandise sold...   8,381  12,201  20,203
         Other operating expenses.................  17,514  20,576  25,051
                                                   ------- ------- -------
      Operating expenses in excess of net revenues $23,782 $23,640 $21,853
                                                   ======= ======= =======

                                          As of December 31,
                                          ------------------
                                            1998      1999
                                           -------  -------
                                            (In thousands)
                   Balance Sheet Data:
                   Total assets purchased $64,175   $62,886
                                           =======  =======

US Unwired and Subsidiaries Summary Unaudited Pro Forma Financial Data

   The following summary unaudited pro forma condensed consolidated financial data combines selected information from the historical consolidated balance sheets and statements of operations of US Unwired and IWO.

   We derived the statement of operations and balance sheet data from our unaudited consolidated financial statements for the nine months ended September 30, 2001, our audited consolidated financial statements for the year ended December 31, 2000, the unaudited consolidated financial statements of IWO for the nine months ended September 30, 2001 and the audited consolidated financial statements of IWO for the year ended December 31, 2000. The historical financial statements used in preparing the pro forma financial data are summarized and should be read in conjunction with the complete historical financial statements and related notes of US Unwired and IWO contained elsewhere in this proxy statement/prospectus.

   The data from the unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 gives effect to the merger using the purchase method of accounting as if the merger had been consummated at the beginning of the earliest period presented. The data from the unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 gives effect to the merger as if it was effected September 30, 2001. Certain reclassifications have been made to IWO's historical presentation to conform to our presentation. These reclassifications do not materially impact our or IWO's results of operations or financial position for the periods presented.

   We are providing the unaudited pro forma condensed consolidated financial data for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial data as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined company will experience.

                                                                           For the nine months
                                                          For year ended          ended
                                                         December 31, 2000 September 30, 2001
                                                         ----------------- -------------------
                                                                    (In thousands)
Statement of Operations Data:
Revenues................................................     $ 171,887          $ 254,883
Operating expenses:
   Cost of service and merchandise sold.................       115,797            158,626
   Other operating expense..............................       210,242            210,759
                                                             ---------          ---------
Operating loss..........................................     $(154,152)         $(114,502)
                                                             =========          =========
Loss from continuing operations.........................     $ (96,432)         $(141,823)
                                                             =========          =========
Loss from continuing operations per diluted common share     $   (0.87)         $   (1.16)
                                                             =========          =========

                                                           As of
                                                       September 30,
                                                            2001
                                                       --------------
                                                       (in thousands)
          Balance Sheet Data:
          Cash and cash equivalents...................   $  136,080
          Property and equipment, net.................      396,354
          Total assets................................    1,223,563
          Long-term debt, including current maturities      604,960
          Total stockholders' equity..................      502,478

Comparative Per Share Data

   The following table reflects US Unwired's and IWO's historical loss from continuing operations and book value per diluted common share in comparison with the pro forma loss from continuing operations and book value per diluted common share after giving effect to the proposed merger on a purchase accounting basis. The data presented in this table should be read in conjunction with the unaudited pro forma condensed consolidated financial statements and the separate historical consolidated financial statements and related notes of both US Unwired and IWO contained elsewhere in this proxy statement/prospectus. We and IWO have not paid any dividends to our respective stockholders during the periods presented.

                                                                              For the Nine Months
                                                          For the Year Ended         Ended
                                                          December 31, 2000    September 30, 2001
                                                         -------------------  -------------------
                                                         Historical Pro Forma Historical Pro Forma
                                                         ---------- --------- ---------- ---------
US Unwired
Book value per diluted common share.....................   $ 1.39       N/A     $ 0.76    $ 4.11
                                                           ======    ======     ======    ======
Loss from continuing operations per diluted common share   $(1.08)   $(0.87)    $(0.87)   $(1.16)
                                                           ======    ======     ======    ======
IWO
Book value per diluted common share.....................   $ 4.01       N/A     $ 2.21       N/A
                                                           ======    ======     ======    ======
Loss from continuing operations per diluted common share   $(1.63)      N/A     $(1.32)      N/A
                                                           ======    ======     ======    ======

                                 RISK FACTORS

   IN ADDITION TO THE OTHER INFORMATION INCLUDED IN THIS PROXY
STATEMENT/PROSPECTUS, YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS.

Risks Related to Forward-Looking Statements

   Various provisions of this proxy statement/prospectus contain forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of certain risk factors, including those set forth below and elsewhere in this proxy statement/prospectus, and in our and IWO's filings with the SEC. See the section of this proxy statement/prospectus entitled "Special Note Concerning Forward-Looking Statements" beginning on page 37.

Risks Related to the Merger

  Our integration with IWO following the merger will present significant challenges.

   We entered into the merger agreement with the expectation that the merger will result in expanding our existing network and customer base and taking advantage of the best operating practices of both organizations. Achieving the benefits of the merger will depend in part on integrating the operations of the two companies in an efficient manner. We cannot assure you that this will occur. To realize the anticipated benefits of this combination, our management team must develop strategies and implement a business plan that will successfully:

  .  manage the combined company's networks and markets;

  . maintain adequate focus on existing business and operations while working to integrate the two companies;

  . combine two companies that do not have extensive operating histories in the PCS market;

  . manage both companies' cash and available credit lines for use in financing future growth and working capital needs;

  .  manage the marketing and sales of US Unwired and IWO;

  .  manage the geographic distance between US Unwired's and IWO's territories;

  . manage operational issues relating to IWO that we do not face in our operations;

  .  manage the transition of IWO's senior management expertise to US Unwired;
     and

  .  retain and attract key employees during a period of transition.

   The diversion of management's attention from ongoing operations and any difficulties encountered in the transition and integration process could have a material adverse effect on our financial condition and results of operations.

   Our and IWO's ability to operate as a combined company will be limited by our and IWO's separate public debt indentures and credit facilities.

   In order to comply with the indenture governing our senior notes, we will designate our merger subsidiary and IWO as our unrestricted subsidiaries. As a result, for purposes of our and IWO's respective public debt indentures, we and IWO will operate as separate business entities following the merger. Due to restrictions in our indenture, we will be unable to provide direct or indirect credit support to IWO. Likewise, IWO will be restricted under its debt instruments from paying dividends or freely transferring money to us. These restrictions may hinder the combined company's ability to achieve the anticipated benefits of the merger, react to developments in our or IWO's business or take advantage of business opportunities.

   We and IWO depend on the cash flows of our respective subsidiaries to satisfy our respective debt obligations.

   As holding companies, we and IWO depend on our respective subsidiaries for cash flow and to service our respective debt obligations. Existing or future credit agreements may restrict or prohibit IWO's subsidiaries from paying dividends not only to IWO but also to us and may also restrict or prohibit our subsidiaries from paying dividends not only to us but also to IWO. State law may also limit the amount of the dividends that our respective subsidiaries are permitted to pay.

  The issuance of US Unwired common stock in the merger may cause dilution to US Unwired stockholders.

   We believe that certain benefits will result from the merger. We cannot assure you, however, that combining our business with IWO's, even if completed in an efficient, effective and timely manner, will result in combined results of operations and financial condition superior to those that we or IWO could have achieved independently. The issuance of US Unwired common stock in the merger could reduce the market price of our common stock. The success of the transaction for us will depend on revenue growth or other benefits sufficient to offset the dilutive effects of our issuing additional shares in the merger. We cannot assure you that we will achieve sufficient benefits.

  Future sales of shares of US Unwired common stock by former holders of IWO stock and other IWO securities or by us, including sales of shares in a possible underwritten public offering or following the expiration of lock-up arrangements, may negatively affect our stock price.

   As a result of the merger, the IWO securityholders will receive up to approximately 45.9 million shares of US Unwired common stock, including approximately 6.9 million shares reserved for issuance upon the exercise of outstanding IWO options and warrants that will become our obligations. The shares of our common stock proposed to be issued would represent approximately 33.5% of our common stock to be outstanding immediately following the merger, assuming the exercise of all outstanding US Unwired options and IWO options and warrants that will be assumed or exchanged by US Unwired in the merger .

   In connection with the merger, holders of substantially all of the outstanding shares of IWO common stock have entered into lock-up agreements with us. The lock-up agreements prohibit these stockholders from selling or otherwise disposing of the shares of US Unwired common stock that they receive in the merger for a minimum of 120 days after the effective time of the merger, other than in connection with an underwritten public offering of our common stock described below. The lock-up period will begin at the effective time of the merger and extend after the completion of the merger for a minimum of 120 days and a maximum of 240 days for some holders and a maximum of 300 days for other holders. During the lock-up period, the former IWO stockholders who sign lock-up agreements will be able to sell all or a portion of their shares of US Unwired common stock in the proposed underwritten public offering.

   We will enter into a registration rights agreement at the effective time of the merger with specified investors in IWO who will receive approximately 66.0% of the US Unwired common stock to be issued in the merger, specified founders of IWO who will receive approximately 23.8% of the US Unwired common stock to be issued in the merger, and members of the Henning family that founded US Unwired. We have assumed for purposes of calculating these percentages that all outstanding IWO options and warrants that will be assumed or exchanged by US Unwired in the merger will be exercised. The registration rights agreement will require us, upon the request of the IWO investors or IWO founders who are permitted to make that request, to use our reasonable best efforts to complete up to two public offerings of shares of US Unwired common stock held by persons who are entitled to the benefits of the registration rights agreement. These persons are the IWO investors, IWO founders, Henning family members and related interests, specified other persons and certain transferees of those holders who elect to include shares in those offerings. If the offering is an underwritten public offering, the number of shares of US Unwired common stock to be included in the offering will be subject to market conditions and will depend upon the number of shares of US Unwired common stock that are requested to be included in the offering. Generally, at least 85% of the shares included in an underwritten offering that is requested under the registration rights agreement will be shares owned by the IWO investors and specified others. The remaining 15% may be shares owned by the founding IWO stockholders and Henning family members. We could be required to complete an underwritten offering within 120 days after the merger. We would not be required to proceed with this offering unless its size is at least $50 million. If this offering is completed, we would not be required to file the second offering before January 1, 2003. If the first offering is not completed, then we could be required to file two additional offerings, either of which could be underwritten, during the period beginning 180 days after the merger and ending four years after the merger. We are not required to file such an offering as an underwritten offering unless it is at least $25 million in size. We will also file a so-called "shelf" registration that permits the IWO stockholders to sell their shares in the public market other than in an underwritten offering. The IWO stockholders who signed lock-up agreements will be subject to the restrictions in those agreements on the resale of their shares of US Unwired common stock. The persons who are entitled to the benefits of the registration rights agreement are also permitted, subject to certain conditions, to include their shares in registrations which we may decide to file.

   Sales of substantial amounts of shares of US Unwired common stock, or even the potential for such sales, could lower the market price of our common stock and impair our ability to raise capital through the sale of equity securities.

  We expect to incur significant costs associated with the merger.

   We will incur significant direct transaction costs associated with the merger, which will be included as a part of the total purchase price for accounting purposes. In addition, IWO will incur significant direct transaction expenses, which IWO will expense for accounting purposes as incurred. Further, following the closing of the merger, IWO will incur severance expenses in connection with the termination of the employment of certain officers of IWO, and we will incur other costs associated with integrating the two companies. Because a portion of the severance expenses are calculated based upon the market price of our common stock at the effective time of the merger, if the price of our common stock at the effective time of the merger is greater than the price of our common stock at the date of announcement of the merger, the severance costs will increase. We cannot assure you that we will not incur additional material charges in subsequent quarters to reflect additional costs associated with the merger.

   Much of our costs related to the merger, such as legal and accounting costs, some of the fees of our financial advisors and regulatory filing fees, must be paid even if the merger is not completed.

  Because the former IWO stockholders will not be providing us any indemnification following the merger, we will become responsible for any undisclosed liabilities of IWO.

   IWO has made certain representations and warranties to us in the merger agreement concerning IWO's business and operations. The merger agreement, however, does not provide us with any contractual indemnification from the IWO stockholders following the merger for any breaches of such representations and warranties of IWO or any failure of IWO to comply with its obligations under the merger agreement. As a result, if the merger is completed we will bear the burden of any undisclosed liabilities of IWO. We cannot assure you that any such liabilities will not materially and adversely affect our results of operations and our financial condition.

Risks Related to the Combined Company's Business, Strategy and Operations

  If we or IWO does not successfully manage our operations and expected growth following the merger, our or IWO's operating performance may be adversely impacted.

   We and IWO have limited operating histories as Sprint PCS affiliates. We began operations as a Sprint PCS affiliate on June 8, 1998. IWO began operations as a Sprint PCS affiliate on January 5, 2000. Our and IWO's abilities following the merger to achieve and sustain operating profitability will depend upon many factors, including our and IWO's abilities to market Sprint PCS services and manage customer turnover rates. In addition, a key factor in our and IWO's operational performance after the merger will depend upon our and IWO's abilities to manage growth of US Unwired and IWO through the expansion or completion of our and IWO's network build-outs and through implementing the combined company's best practices to increase market penetration in our and IWO's current and future markets. Market penetration means the number of people in our and IWO's markets who use our and IWO's Sprint PCS services. To be successful, we and IWO will require continued development, construction, testing, deployment and operation of our and IWO's networks. These activities are expected to place demands on our managerial, operational and financial resources.

  Our stock price may be volatile.

   The market price of our common stock could be subject to wide fluctuations in response to factors such as the following, some of which are beyond our control:

  .  quarterly variations in the combined company's operating results;

  . operating results that vary from the expectations of securities analysts and investors;

  . changes in expectations as to the combined company's future financial performance, including financial estimates by securities analysts and investors;

  .  changes in the combined company's relationship with Sprint PCS;

  . announcements by Sprint PCS concerning developments or changes in its business, financial condition or results of operations, or in its expectations as to future financial performance;

  . announcements of technological innovations or new products and services by Sprint PCS or our competitors;

  . changes in results of operations and market valuations of other companies in the telecommunications industry in general and the wireless industry in particular, including Sprint PCS and its network partners and our competitors;

  .  departures of key personnel;

  .  changes in laws and regulations;

  .  significant claims or lawsuits against us;

  . announcements by us or our competitors of significant contracts, acquisitions, strategic partnerships, joint ventures or capital commitments; and

  .  general economic and competitive conditions.

   Our or IWO's failure to timely expand or complete the build-out of our networks may result in a decrease in the number of expected new PCS subscribers and adversely affect our or IWO's results of operations or result in the loss of our licenses or a breach of IWO's agreements with Sprint PCS.

   We have completed the network build-out that is required by our agreements with Sprint PCS. Nevertheless, we may decide from time to time to build out additional portions of our markets in order to increase the population that is covered by our Sprint PCS service or we may acquire additional territory to be built out by acquiring additional markets from Sprint PCS or by acquiring other Sprint PCS network partners that have not completed their build-out requirements. IWO has not yet completed its required build-out. In order to expand or complete network build-outs, we or IWO, as applicable, must successfully lease or otherwise retain rights to a sufficient number of radio communications and network control sites, complete the purchase and installation of equipment, build-out the physical infrastructure and test the network. Regulatory changes, engineering design changes and required technological upgrades could affect the number and location of our and IWO's towers as well as our ability to obtain sufficient rights to meet our and IWO's network build-out expansion goals or requirements. Some of the radio communications and network control sites required for IWO to complete its required build-out are likely to require zoning variances or other local governmental or third party approvals. The local governmental authorities in various locations in IWO's markets have, at times, placed moratoriums on the construction of additional cell sites. Any failure by us to expand our network or by IWO to complete its network build-out on a timely basis may limit our or IWO's network capacity and/or reduce the number of expected new PCS subscribers, either of which could adversely affect our or IWO's results of operations or result in a breach of IWO's agreements with Sprint PCS or a loss of our licenses.

   There is considerable demand for the communications equipment that we and IWO need to expand or complete our networks, and manufacturers of this equipment could have substantial backlogs of orders. Competitors who purchase large quantities of communications equipment may receive priority in the delivery of this equipment. If we or IWO cannot get this equipment, we and IWO may fail to construct our networks timely. This could limit our and IWO's ability to compete effectively or to meet the construction requirements of the FCC or IWO's Sprint PCS agreements. If we or IWO does not meet these construction requirements, we could lose our licenses or IWO could breach its agreements with Sprint PCS.

   Our territory has limited amounts of licensed spectrum, which may adversely affect the quality of our service and our results of operations.

   We and Sprint PCS have licenses covering 10 to 40 MHz of spectrum in our territory. Sprint PCS has licenses covering 30 MHz of spectrum throughout IWO's territory. In the future, as the number of customers in our or IWO's territory increases, this limited amount of licensed spectrum may not be able to accommodate increases in call volume, may lead to increased dropped calls and may limit our or IWO's ability to offer enhanced services, all of which could result in increased customer turnover and adversely affect our or IWO's or the combined company's results of operations and financial condition.

   If we or IWO loses the right to install our or its equipment on certain wireless towers or are unable to renew expiring leases for wireless towers on favorable terms, our or IWO's business and results of operations could be adversely impacted.

   Substantially all of our and IWO's cell sites are installed on leased tower facilities that are shared with one or more other wireless service providers. In addition, a large portion of these leased tower sites are owned by a few tower companies. If a master agreement with one of these tower companies were to terminate, or if one of these tower companies were unable to support our or IWO's use of its tower sites, we or IWO would have to find new sites or may be required to rebuild the affected portion of the network. In addition, the concentration of our or IWO's cell sites with a few tower companies could adversely affect our or IWO's results of operations and financial condition if we or IWO is unable to renew expiring leases with these tower companies on favorable terms.

   The loss of the officers and skilled employees upon whom we or IWO depends to operate our or IWO's business or the inability to attract additional personnel for our growth could adversely affect our or IWO's or the combined company's results of operations.

   Our business is managed by a small number of executive officers. We believe that our future success after the merger will depend in part on our continued ability to retain these executive officers and to attract and retain highly qualified technical and management personnel for the combined company. We may not be successful in retaining key personnel or in attracting and retaining other highly qualified technical and management personnel. We and IWO do not maintain policies of life insurance on our key executives.

   Expanding our or IWO's territory may have a material adverse effect on our or IWO's business and reduce the market value of our securities.

   As part of our and IWO's continuing operating strategy, we or IWO may expand our territory through the grant of additional markets from Sprint PCS or through acquisitions of other Sprint PCS network partners. These transactions may require the approval of Sprint PCS and commonly involve a number of risks, including the:

  .  difficulty of assimilating acquired operations and personnel;

  .  diversion of management's attention;

  .  disruption of ongoing business;

  . impact on our cash and available credit lines for use in financing future growth and working capital needs;

  .  inability to retain key personnel;

  . inability to successfully incorporate acquired assets and rights into our service offerings;

  . inability to maintain uniform standards, controls, procedures and policies; and

  .  impairment of relationships with employees, customers or vendors.

   Failure to overcome these risks or any other problems encountered in these transactions could have a material adverse effect on our or IWO's or the combined company's business. In connection with these transactions, we also may issue additional equity securities, and we and IWO may incur additional debt or incur significant amortization expenses related to certain intangible assets.

   Our or IWO's service area will be threatened by bad weather, including hurricanes and severe winter weather, which could cause interruptions in service resulting in increased expenses and reduced operating results.

   Much of our service area is on or near the Gulf of Mexico and could be damaged by bad weather like hurricanes and excessive rain. In addition, the IWO service area could be adversely affected by severe winter storms. We or IWO may face service interruptions for indefinite periods if a major hurricane or winter storm strikes one or more of our or IWO's service areas resulting in increased expenses and reduced operating results.

  Unauthorized use of our or IWO's network could disrupt our and IWO's business.

   We and IWO will likely incur costs associated with the unauthorized use of our and IWO's PCS networks, including administrative and capital costs associated with detecting, monitoring and reducing the incidence of fraud. Fraud impacts interconnection costs, capacity costs, administrative costs, fraud prevention costs and payments to other carriers for unbillable fraudulent roaming.

   Because IWO depends heavily on outsourcing, the inability of third parties to fulfill their contractual obligations to IWO may materially disrupt its services or the build-out of its portion of the Sprint PCS network.


   Because IWO outsources portions of its business, it depends heavily on third-party vendors, suppliers, consultants, contractors and local telephone and utility companies. IWO has retained those persons to:

  .  design and engineer its systems;

  .  design and construct retail stores;

  . obtain permits for the construction of base stations, switch facilities and towers;

  .  construct cell sites and switching facilities;

  .  obtain cell site leases;

  .  install transmission lines; and

  .  deploy its wireless personal communications services network systems.

The failure by any of IWO's vendors, suppliers, consultants, contractors or local telephone and utility companies to fulfill their contractual obligations to IWO could materially disrupt the operations of IWO's portion of the Sprint PCS network or its build-out.

   IWO's projected build-out plan and our completed build-out do not cover all of IWO's or our territory, which could make it difficult to maintain profitable customer bases.

   IWO's projected build-out plan for its territory and our build-out of our territory do not cover all areas of its or our territories. By the end of 2003, IWO expects to cover 74% of the resident population in its territory. As of September 30, 2001, we covered 67% of the resident population in our territory. As a result, our coverage or IWO's planned coverage may not adequately serve the needs of the potential customers in our respective territories or attract enough subscribers to operate our or its business successfully. To correct this potential problem, we or IWO may have to cover a greater percentage of our or its territory than anticipated, which we or it may not have the financial resources to complete or may be unable to do profitably.

Risks Particular to the Indebtedness of the Combined Company After the Merger

   Both we and IWO have substantial debt that neither company may be able to service; a failure to service this debt may result in the lenders under this debt taking away our or IWO's assets.

   The substantial debt of US Unwired and IWO will have a number of important consequences for our operations and our investors following the merger, including the following:

  . each company will have to dedicate a substantial portion of any cash flow from its operations to the payment of interest on, and principal of, its debt, which will reduce funds available for other purposes;

  . neither company may be able to obtain additional financing for unanticipated capital requirements, capital expenditures, working capital requirements and other corporate purposes;

  . some of each company's debt, including financing under each company's senior credit facility, will be at variable rates of interest, which could result in higher interest expense in the event of increases in market interest rates; and

  . due to the liens on substantially all of each company's assets and the pledges of stock of each company's existing and future subsidiaries that secure our and IWO's respective senior debt, lenders may control our or IWO's assets or the assets of the subsidiaries of either company in the event of a default.

   Our and IWO's ability to make payments on our respective debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which neither we nor IWO can control. If the cash flow from either company's operating activities is insufficient, we or IWO may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our or IWO's debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us or IWO to service our respective debt obligations or may adversely affect our or its results of operations. Further, we or IWO may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. The credit facilities and indentures governing our and IWO's respective debt will limit our ability to take several of these actions, and may limit our or IWO's ability to borrow more money. Our or IWO's failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of our common stock or result in our or IWO's lenders controlling our or IWO's assets.

   If either we or IWO does not meet all of the conditions required under our respective credit facilities, we may not be able to draw down all of the funds we anticipate receiving from such lenders and we may not be able to fund operating losses and working capital needs.

   As of September 30, 2001, we had borrowed $50 million under our senior credit facility and IWO had borrowed $140 million under its senior credit facility. The availability of the remaining $80 million under our senior credit facility and the remaining $100 million available under IWO's senior credit facility is subject to the applicable company meeting all of the conditions specified by the respective financing documents and, in addition, is subject at each funding date to specific conditions, including the following:

  . that the representations and warranties in such company's loan documents are true and correct;

  . that such company's financial covenant tests are satisfied, including leverage and operating performance covenants and loss covenants relating to earnings before interest, taxes, depreciation and amortization, referred to as EBITDA; and

  .  the absence of a default under such company's loan documents.

   All of the funds borrowed and available under our and IWO's credit facilities are expected to be needed to fund our and IWO's respective operations and business plans and to complete IWO's build-out of its network. If either company does not meet these conditions at each funding date, such company's senior lenders may not lend some or all of the remaining amounts under such company's senior credit facility. If other sources of funds are not available, the affected company may not be in a position to meet its operating cash needs or meet its obligations under its agreements with Sprint PCS.

   We or IWO will be in default under our or IWO's indebtedness if we or IWO fails to pass financial and business tests.

   Our and IWO's senior credit facilities require us and IWO to maintain specified financial ratios and to satisfy specified tests, including tests relating to:

  .  minimum covered population;

  .  minimum number of subscribers and/or average revenue per subscriber;

  .  minimum annualized revenues; and

  .  maximum dollar amounts for capital expenditures.

   If we or IWO fails to satisfy any of the financial ratios and tests, we or IWO could be in default under our respective senior credit facilities. In addition to making funds under the senior credit facilities unavailable to us or IWO, an event of default under our or IWO's respective senior credit facilities may prohibit us or IWO from paying our or IWO's notes, which would cause a default under the affected company's indenture, or may result in the affected company's lenders controlling substantially all of the affected company's assets or accelerating the maturity of the affected company's debt.

   If we or IWO needs additional financing that we cannot obtain, we or IWO may have to change our respective network construction plans.

   We and IWO expect to make significant capital expenditures to expand or complete our and IWO's PCS networks. Actual expenditures may differ significantly from our and IWO's estimates. We would have to obtain additional financing to fund our network construction or expansion plans if:

  .  existing sources of capital are unavailable or insufficient;

  .  we or IWO significantly depart from our business plan;

  . we or IWO experience unexpected delays or cost overruns in the expansion or completion of our or IWO's network, including changes to the schedule or scope of the network build-out;

  . changes in technology or governmental regulations create unanticipated costs; or

  . we or IWO acquire additional licenses or Sprint PCS grants us or IWO more service areas to build out and manage.

We cannot predict whether any additional financing will be available to us or IWO or on what terms. If either we or IWO needs additional financing that we or IWO cannot obtain, the affected company will have to change its plans for the remainder of its network which would adversely affect its expected future results of operations.

   Our and IWO's indebtedness place restrictions on us and IWO which will limit our and IWO's operating flexibility and our and IWO's ability to engage in some transactions.

   The respective indentures governing our and IWO's senior notes and our respective senior credit facilities impose material operating and financial restrictions on us and IWO. These restrictions may limit our and IWO's ability to engage in some transactions, including the following:

  .  designated types of mergers or consolidations;

  .  creating liens;

  .  paying dividends or other distributions to our stockholders;

  .  making investments;

  .  selling assets;

  .  repurchasing our common stock;

  .  changing lines of business;

  .  borrowing additional money; and

  .  entering into transactions with affiliates.

These restrictions could limit our or IWO's ability to obtain debt financing, repurchase stock, refinance or pay principal or interest on our or IWO's outstanding debt, consummate acquisitions for cash or debt or react to changes in our or IWO's operating environment. Moreover, these restrictions could cause the combined company to be at a competitive disadvantage to competitors who do not have similar restrictions.

   If a specified change in control of us or, after the merger, IWO occurs, the affected company may not be able to buy back its senior notes as required by its indenture.

   If we have a change of control as defined in our indenture, or if after the merger IWO has a change in control as defined under its indenture, the applicable company will be required to offer to buy back all of its outstanding senior notes. We cannot assure you that we or IWO will have sufficient funds at the time of a change of control of us or IWO to perform this obligation or that restrictions in our or IWO's credit facilities will allow us or IWO to do so. Our or IWO's requirement to buy back our or IWO's notes upon a change in control could impair the value of our common stock or could cause a default under the affected company's indenture which, in turn, would cause a default under its senior credit facility. In addition, a change in control as defined under our or IWO's respective credit facilities would cause the affected company to default under its senior credit facility.

   If we or IWO defaults under our respective senior credit facilities, the affected company's lenders may declare its debt to be immediately due and payable and Sprints PCS may force the affected company to sell its assets without stockholder approval.

   If we or IWO defaults under our respective senior credit facilities and the affected company's lenders accelerate the maturity of its debt, Sprint PCS has the option to purchase the affected company's assets at a discount to market value and assume the affected company's obligations under its senior credit facilities without further stockholder approval. If Sprint PCS does not exercise this option, the affected company's lenders may sell its assets to third parties without further stockholder approval.

   If either we or IWO fails to pay the debt under our or IWO's respective credit facilities, Sprint PCS has the option of purchasing the affected company's loans, giving Sprint PCS certain rights of a creditor to foreclose on that company's assets.

   Sprint PCS has contractual rights, triggered by an acceleration of the maturity of the debt under our or IWO's respective senior credit facilities, pursuant to which Sprint PCS may purchase our or IWO's obligations to our or IWO's respective senior lenders and obtain the rights of a senior lender. To the extent Sprint PCS purchases these obligations, Sprint PCS's interests as a creditor could conflict with our or IWO's interests. Sprint PCS's rights as a senior lender would enable it to exercise rights with respect to the affected company's assets and its continuing relationship with Sprint PCS in a manner not otherwise permitted under our or IWO's Sprint PCS agreements.

Risks Particular to the Combined Company's Relationship with Sprint PCS

   The termination of our or IWO's affiliation with Sprint PCS or Sprint PCS's failure to perform its obligations under the Sprint PCS agreements would severely restrict the affected company's ability to conduct its business.

   We own many of our licenses, but not enough to operate our entire wireless network. IWO does not own any licenses. Our or IWO's ability to offer Sprint PCS products and operate a PCS network is dependent on our or IWO's Sprint PCS agreements remaining in effect and not being terminated.

  . These agreements give us and IWO the right to use the Sprint PCS(R) brand name and logo and related rights. If we or IWO loses these rights, our or IWO's PCS operations will be impaired.

  . These agreements impose strict requirements on the construction of each company's network. If IWO does not meet these requirements, these agreements may be terminated and IWO could lose the right to be the provider or sole provider of Sprint PCS products and services in IWO's service area.

  . These agreements may be terminated also if any of Sprint PCS's FCC licenses are lost or jeopardized, or if we or IWO becomes insolvent.

  . These agreements give Sprint PCS a substantial amount of control over the conduct of each company's business. Sprint PCS may make decisions that adversely affect our or IWO's business, like setting the prices for its national plans at levels that may not be economically sufficient for our or IWO's business.

  . If the management agreements with Sprint PCS are terminated or breached, we or IWO may be required to sell our or IWO's PCS assets to Sprint PCS or Sprint PCS may be required to assign to us or IWO some of Sprint PCS's licensed spectrum.

  . The management agreements are not perpetual. If Sprint PCS decides not to renew the management agreements at the expiration of the 20-year initial term or any 10-year renewal term, we or IWO would no longer be a part of the Sprint PCS network. Even with all renewals, our and IWO's management agreements terminate in 50 years, and each of these agreements can be terminated for breach of any material term.

   Sprint PCS may make business decisions that are not in our or IWO's best interests, which may adversely affect our or IWO's relationships with customers in our or IWO's territory, increase our or IWO's expenses and/or decrease our or IWO's revenues.

   Sprint PCS, under the Sprint PCS agreements, has a substantial amount of control over the conduct of our and IWO's businesses. Accordingly, Sprint PCS may make decisions that adversely affect our or IWO's business, such as the following:

  . Sprint PCS could price its national plans based on its own objectives and could set price levels or other terms that may not be economically sufficient for our or IWO's business;

  . Sprint PCS could raise the costs for Sprint PCS to perform back office services for us and IWO or reduce levels of services;

  . Sprint PCS could prohibit us or IWO from selling non-Sprint PCS approved equipment;

  . Sprint PCS could, subject to limitations under our and IWO's Sprint PCS agreements, alter its network and technical requirements or request that we or IWO build out additional areas within our or IWO's territories, which could result in increased equipment and build-out costs;

  . Sprint or Sprint PCS could make decisions which could adversely affect the Sprint and Sprint PCS brand names, products or services; and

  . Sprint PCS could decide not to renew the Sprint PCS agreements or to no longer perform its obligations, which would severely restrict our and IWO's ability to conduct business.

   We and IWO deal with Sprint PCS weekly on a variety of issues. Sometimes we or IWO disagrees with Sprint PCS or opposes what Sprint PCS would like us or IWO to do. This occurs particularly when Sprint PCS tells us we must adopt business methods or pricing plans that we think will hurt our business. Because we and IWO rely so heavily on our and its relationships with Sprint PCS, any deterioration of those relationships or of Sprint PCS's desire to cooperate with us or IWO could adversely affect the combined company's business.

   The inability of Sprint PCS to maintain high quality back office services, or our or IWO's inability to use Sprint PCS's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase the loss of subscribers or otherwise increase our or IWO's costs.

   Both we and IWO rely on Sprint PCS's internal support systems, including customer care, billing and back office support. Our and IWO's operations could be disrupted if Sprint PCS is unable to maintain and expand its internal support systems in a high quality manner, or to efficiently outsource those services and systems through third party vendors. The rapid expansion of Sprint PCS's business is expected to continue to pose a significant challenge to its internal support systems. Additionally, Sprint PCS has relied on third party vendors for a significant number of important functions and components of its internal support systems and may continue to rely on these vendors in the future. We and IWO will depend on Sprint PCS's willingness to continue to offer these services and to provide these services effectively and at competitive costs. Our and IWO's Sprint PCS agreements provide that, upon nine months' prior written notice, Sprint PCS may elect to terminate any of these services. The inability of Sprint PCS to maintain high quality back office services, or our or IWO's inability to use Sprint PCS's back office services and third party vendors' back office systems, could lead to customer dissatisfaction, increase the loss of subscribers or otherwise increase our or IWO's costs.

   If Sprint PCS does not complete the construction of its nationwide PCS network, we may not be able to attract and retain customers.

   Sprint PCS currently intends to cover a significant portion of the population of the United States, Puerto Rico and the U.S. Virgin Islands by creating a nationwide PCS network through its own construction efforts and those of its network partners like us and IWO. Sprint PCS is still constructing its nationwide network and does not yet offer PCS services, either on its own network or through its roaming agreements, in every city in the United States.

   If one of our or IWO's customers travels in an area where a Sprint PCS or compatible system is not yet operational, the customer would not be able to make a call on that area's system unless he or she has a telephone handset that can make calls on both systems. Generally, these handsets are more costly. Moreover, the Sprint PCS network does not allow for calls to be transferred without interruption between the Sprint PCS network and another wireless network. This means that a customer must end a call in progress and initiate a new call when entering an area not served by the Sprint PCS network. The quality of the service provided by another network may not be equal to that of the Sprint PCS network, and our or IWO's customers may not be able to use some of the advanced features of its network. This could result in customer dissatisfaction and loss of customers.

   Sprint PCS has entered into management agreements similar to ours and IWO's with companies in other markets under its nationwide PCS build-out strategy. Our and IWO's results of operations are dependent on Sprint PCS's national network and, to a lesser extent, on the networks of Sprint PCS's other network partners. Sprint PCS's network may not provide nationwide coverage to the same extent as its competitors, which could adversely affect our and IWO's ability to attract and retain customers.

   If Sprint PCS does not succeed, or if we and IWO do not maintain a good relationship with Sprint PCS, our or IWO's PCS business may not succeed.

   If Sprint PCS has a significant disruption to its system, fails to develop its system, or suffers a weakening of its brand name, our and IWO's operations and profitability would likely be impaired. We will use our and IWO will use its relationship with Sprint PCS to obtain, at favorable prices, the equipment for the construction and operation of our and its network. Any disruption in our or IWO's relationship with Sprint PCS could make it much more difficult to obtain this equipment.

   Certain provisions of the Sprint PCS agreements may diminish the value of US Unwired common stock and restrict the sale of our business.

   Under some circumstances and without further stockholder approval, Sprint PCS may purchase our or IWO's operating assets at a discount. In addition, Sprint PCS must approve any change of control of the ownership of us or IWO and must consent to any assignment of our or IWO's Sprint PCS agreements. Sprint PCS also has a right of first refusal if we or IWO decides to sell our or IWO's operating assets to a third party. We and IWO also are subject to a number of restrictions on the transfer of our and IWO's business, including a prohibition on the sale of us or IWO or our or its operating assets to competitors of Sprint or Sprint PCS. These restrictions and other restrictions contained in the Sprint PCS agreements could adversely affect the value of US Unwired common stock, may limit our ability to sell our or IWO's business, may reduce the value a buyer would be willing to pay for our or IWO's business and may reduce our or IWO's entire business value.

   We or IWO may have difficulty in obtaining an adequate supply of certain handsets from Sprint PCS, which could adversely affect our or IWO's results of operations.

   We and IWO depend on our and its relationship with Sprint PCS to obtain handsets. Sprint PCS orders handsets from various manufacturers. We or IWO could have difficulty obtaining specific types of handsets in a timely manner if:

  . Sprint PCS does not adequately project the need for handsets for itself, its Sprint PCS network partners and its other third party distribution channels, particularly in transition to new technologies;

  .  we or IWO does not adequately project our or its need for handsets;

  . Sprint PCS modifies its handset logistics and delivery plan in a manner that restricts or delays our or IWO's access to handsets; or

  . there is an adverse development in the relationship between Sprint PCS and its suppliers or vendors.

   The occurrence of any of the foregoing could disrupt our or IWO's customer service and/or result in a decrease in our or IWO's subscribers, which could adversely affect our or IWO's combined results of operations.

   Non-renewal or revocation by the FCC of our licenses or the Sprint PCS licenses we or IWO uses would significantly harm the affected company's business.

   PCS licenses are subject to renewal and revocation by the FCC. Our and Sprint PCS's licenses in our and IWO's territories will begin to expire in 2005 but may be renewed for additional ten year terms. There may be opposition to renewal of these licenses upon their expiration, and the licenses may not be renewed. The FCC has adopted specific standards to apply to PCS license renewals. Any failure by Sprint PCS, IWO or us to comply with these standards could cause revocation or forfeiture of the licenses for our or IWO's territories. If we or Sprint PCS loses any of its licenses in our or IWO's territory, the affected company would be severely restricted in its ability to conduct its business.

   If Sprint PCS does not maintain control over its licensed spectrum, the Sprint PCS agreements may be terminated, which would result in our and IWO's inability to provide PCS service.

   The FCC requires that license holders like Sprint PCS and us maintain control of their licensed spectrum and not delegate control to third-party operators or managers. Although the Sprint PCS agreements with us and IWO reflect an arrangement that the parties believe meets the FCC requirements for licensee control of licensed spectrum, we cannot assure you that the FCC will agree. If the FCC were to determine that the Sprint PCS agreements need to be modified to increase the level of licensee control, we and IWO have agreed with Sprint PCS to use best efforts to modify the Sprint PCS agreements to comply with applicable law. If we and IWO cannot agree with Sprint PCS to modify the Sprint PCS agreements, they may be terminated. If the Sprint PCS agreements are terminated, we and IWO would no longer be a part of the Sprint PCS network and the combined company would be severely restricted in its ability to conduct business.

Risks Particular to the Combined Company's Industry

   Significant competition in the wireless communications services industry may result in our or IWO's competitors offering new or better products and services or lower prices, which could prevent the affected company from operating profitably or reduce its profitability.

   Competition in the wireless communications industry is intense. We anticipate that competition will cause the market prices for two-way wireless products and services to decline in the future. Our and IWO's ability to compete will depend, in part, on our and its ability to anticipate and respond to various competitive factors affecting the telecommunications industry.

   Our and IWO's dependence on Sprint PCS to develop competitive products and services and the requirement that we and IWO obtain Sprint PCS's consent to sell non-Sprint PCS approved equipment may limit our and its ability to keep pace with competitors on the introduction of new products, services and equipment. Some of these competitors are larger than us or IWO individually or combined, may have entered the wireless communications services market before we and IWO did, possess greater resources and more extensive coverage areas, may offer lower rates, and may market other services, such as landline telephone service, cable television and internet access, with their wireless communications services. In addition, we and IWO may be at a competitive disadvantage since we and IWO may be more highly leveraged than some of our and IWO's competitors.

   Furthermore, there has been a recent trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, reorganizations and acquisitions. We expect this consolidation to lead to larger competitors over time. We and IWO may be unable to compete successfully with larger companies that have substantially greater resources or that offer more services than we and IWO do.

  Alternative technologies and current uncertainties in the wireless market may reduce demand for PCS.

   PCS providers in the United States use one of three technological standards. Even though the three standards share basic characteristics, they are not compatible or interchangeable with each other. We, IWO and Sprint PCS use the standard known as CDMA. If another standard becomes preferred in the industry, we and IWO may be at a competitive disadvantage. If Sprint PCS changes its standard, we and IWO will need to change ours and IWO's as well, which will be costly and time consuming. If we and IWO cannot change the standard, we and it may not be able to compete with other systems.

   The wireless communications industry is experiencing significant technological change, as evidenced by the increasing pace of digital upgrades in existing analog wireless systems, evolving industry standards, ongoing improvements in the capacity and quality of digital technology, shorter development cycles for new products and enhancements and changes in end-user requirements and preferences. Technological advances and industry changes could cause the technology used on our or IWO's network to become obsolete. Sprint PCS may not be able to respond to such changes and implement new technology on a timely basis, or at an acceptable cost.

   If Sprint PCS is unable to keep pace with these technological changes or changes in the wireless communications market based on the effects of consolidation from the Telecommunications Act of 1996 or from the uncertainty of future government regulation, the technology used on our or IWO's network or our or IWO's business strategy may become obsolete. In addition, wireless carriers are seeking to implement an upgrade to one times radio transmission technology, or 1XRTT, as well as third generation, or 3G, technology throughout the industry. The 3G technology promises high-speed, always-on internet connectivity and high-quality video and audio. We cannot assure you that we, IWO or Sprint PCS can implement 1XRTT or 3G technology successfully or on a cost-effective basis.

   Regulation by government and taxing agencies may increase our or IWO's costs of providing service or require us or IWO to change our or its services, either of which could impair our or IWO's financial performance.

   The operations of Sprint PCS, US Unwired and IWO are subject to varying degrees of regulation by the FCC, the Federal Trade Commission, the Federal Aviation Administration, the Environmental Protection Agency, the Occupational Safety and Health Administration and state and local regulatory agencies and legislative bodies. Adverse decisions or regulation of these regulatory bodies could negatively impact operations and costs of doing business. For example, changes in tax laws or the interpretation of existing tax laws by state and local authorities could subject us or IWO to increased income, sales, gross receipts or other tax costs or require us or IWO to alter the structure of our or its current relationship with Sprint PCS. In addition:

  . The loss of any of our FCC licenses, or any of Sprint PCS's FCC licenses in our or IWO's service area, would impair the affected company's business and operating results.

  . The FCC may revoke any of our or Sprint PCS's PCS licenses at any time for cause. Cause could be a failure to comply with terms of the licenses or applicable FCC rules. We cannot ensure that our and Sprint PCS's PCS licenses will be renewed when they expire.

  . The FCC regulates our and IWO's relationship with Sprint PCS under each company's Sprint PCS agreements.

  . We may need to acquire additional licenses, which may require approval of regulatory authorities. These regulatory authorities may not grant approval in a timely manner, if at all.

  . All PCS licenses, including our own licenses and Sprint PCS's licenses, are subject to the FCC's build-out regulations. These regulations require license holders to offer specified levels of service to the population in their service areas within set time periods. Even though we and IWO have developed a build-out plan that meets these requirements, we or IWO may be unable to meet our build-out schedule. If we or IWO or Sprint PCS does not meet these requirements, the FCC could take back the portions of the service area that are not being served, impose fines, or even revoke the related licenses.

  . The FCC imposes limitations on the foreign ownership of license holders. If foreign ownership is too great, the FCC may revoke our PCS licenses or require an ownership restructuring.

  . The FCC may license additional spectrum for new carriers, which would increase the competition we or IWO faces.

  . The FCC imposes additional requirements on holders of PCS licenses reserved for small businesses. These licenses are called C-block and F-block licenses. We hold F-block licenses and must meet special requirements to hold them. If we do not meet these requirements, the FCC could fine us, revoke our licenses or require us to restructure our ownership.

   An increase in the amount of our foreign ownership could cause us to lose our FCC licenses or restructure our ownership.

   Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act of 1934 and FCC regulations. In the absence of FCC consent, not more than 25% of our capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Upon closing of the merger, we expect the level of foreign ownership in our common stock to be approximately 26%. Because a substantial portion of our common stock is publicly traded, the level of foreign ownership may fluctuate on each trading day.

   We have requested FCC authority to permit our foreign ownership to increase to 35%. If the FCC denies our request, we may have to restructure our ownership to come within the 25% foreign ownership limit or else we may lose our licenses.

   The future prospects of us and IWO are uncertain because the future prospects of the PCS industry are uncertain.

   PCS systems have not operated in the United States for very long, and we cannot assure you that the operation of these systems in our or IWO's markets will become profitable. In addition, we cannot estimate how much demand there will be for PCS in our or IWO's markets or how much competitive pricing pressure there will be. As a result, the future prospects of the PCS industry, including our and IWO's prospects, remain uncertain. The future demand for wireless communications services in general is uncertain.

   Our or IWO's PCS business may suffer because subscribers frequently disconnect their service in the PCS industry.

   The PCS industry has experienced a high rate of subscribers who disconnect their service. This rate, referred to as churn, of PCS subscribers may be the result of limited network coverage, unreliable performance of calls, costs, customer care or other competitive factors.

   We and IWO plan to keep our and its PCS subscriber churn down by expanding network coverage, improving network reliability, marketing affordable plans and enhancing customer care. We cannot assure you that these strategies will be successful. A high rate of PCS subscriber churn could harm our or IWO's competitive position and the results of operations of our or IWO's PCS services, especially since we and IWO subsidize some of the costs of initial purchases of handsets by customers.

   Use of hand-held phones may pose health risks, which could result in the reduced use of wireless services or liability for personal injury claims.

   Media reports have suggested that certain radio frequency emissions from wireless handsets may be linked to various health problems, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage use of wireless handsets or expose us and IWO to potential litigation. Any resulting decrease in demand for wireless services, or costs of litigation and damage awards, could impair our and IWO's ability to achieve and sustain profitability.

   We and IWO may be subject to potential litigation relating to the use of wireless phones while driving. In addition, several state and local governments are considering, or have recently adopted, legislation that restricts the use of wireless handsets while driving.

   Some studies have indicated that some aspects of using wireless phones while driving may impair drivers' attention in certain circumstances, making accidents more likely. These concerns could lead to potential litigation relating to accidents, deaths or serious bodily injuries, or to new restrictions or regulations on wireless phone use, any of which also could have material adverse effects on our and IWO's results of operations.

   A number of U.S. state and local governments are considering or have recently enacted legislation that would restrict or prohibit the use of a wireless handset while driving a vehicle or, alternatively, require the use of a hands-free telephone. The state of New York has recently enacted legislation, effective November 1, 2001, that bans the use of handheld wireless handsets while driving a vehicle except in the case of emergencies. The legislation also provides that effective December 1, 2001, persons who violate this ban are subject to fines of up to $100 per violation. Legislation of this sort, if continued to be enacted, would require wireless service providers to provide hands-free enhanced services such as voice activated dialing and hands-free speaker phones and headsets so that they can keep generating revenue from their subscribers, who make many of their calls while on the road. If we or IWO is unable to provide hands-free services and products to our or IWO's subscribers in a timely and adequate fashion, the volume of wireless phone usage would likely decrease, and our or IWO's ability to generate revenues would suffer.

   Worse than expected fourth quarter results for us or other wireless public companies may cause our stock price to drop.

   The wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher subscriber additions and handset sales in the fourth quarter as compared to the other three fiscal quarters. The price of US Unwired common stock may drop if we or other wireless public companies announce disappointing fourth quarter results.

              SPECIAL NOTE CONCERNING FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus includes forward-looking statements. Forward-looking statements are statements about our or IWO's current and future business strategy, operations, capabilities and construction plan and schedule, as well as financial projections, plans and objectives of management, expected actions of third parties and other matters. They often include the words believes, belief, expects, plans, anticipates, intends, projects or similar words. These forward-looking statements include:

  . forecasts of growth in the number of consumers using wireless personal communications services and in estimated populations;

  . statements regarding our or IWO's plans for, schedule for and costs of the build-out or upgrade of our respective portions of the Sprint PCS network;

  . statements regarding our or IWO's anticipated subscribers, revenues, expense levels, liquidity and capital resources, operating losses, products, distribution channels in particular markets and our future stock price performance;

  . projections of when we or IWO will launch commercial wireless personal communications service in particular markets;

  . statements regarding expectations or projections about markets in our or IWO's service areas;

  .  statements regarding the anticipated benefits of the merger; and

  . other statements, including statements containing words such as may, might, could, would, anticipate, believe, plan, estimate, project, expect, seek, intend and other similar words that signify forward-looking statements.

   Forward-looking statements speak only as of the date of this proxy statement/prospectus. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our or IWO's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. In addition to the risk factors described on pages 21 through 36, specific factors that might cause such a difference include, but are not limited to:

  .  our ability to integrate IWO's operations;

  .  our or IWO's ability to finance future growth opportunities;

  .  our or IWO's dependence on our respective affiliations with Sprint PCS;

  . the ability of IWO to successfully complete the build-out of its Sprint PCS network or our or IWO's ability to upgrade our Sprint PCS networks to accommodate new technologies;

  . our or IWO's limited operating histories in the PCS market and anticipation of future losses;

  .  our or IWO's dependence on Sprint PCS's back office services;

  .  potential fluctuations in our or IWO's operating results;

  .  changes or advances in technology;

  .  changes in law or government regulation;

  .  competition in the industry and markets in which we or IWO operates;

  .  future acquisitions;

  .  our or IWO's ability to attract and retain skilled personnel;

  . our or IWO's dependence on contractor and consultant services, network implementation and information technology support;

  . our or IWO's potential inability to expand our or its services and related products in the event of substantial increases in demand in excess of supply for network and handset equipment and related services and products;

  . the availability at acceptable terms of sufficient funds to pay for our and IWO's business plans;

  .  changes in labor, equipment and capital costs;

  .  any inability to obtain required regulatory approvals;

  . any inability to comply with the indentures that govern our or IWO's notes or with our respective credit agreements;

  .  changes in management; and

  .  general economic and business conditions.

   You should not rely too heavily on any forward-looking statement. We cannot assure you that our forward-looking statements will prove to be correct. We have no obligation to update or revise publicly any forward-looking statement based on new information, future events or otherwise. We are required to report to the SEC on a periodic basis specified information about us and our business. The information in these reports must be accurate and complete as of the date of the report. For a discussion of some of the factors discussed above as well as additional factors, see "Risk Factors" beginning on page 21.

                        THE US UNWIRED SPECIAL MEETING

   We are furnishing this proxy statement/prospectus to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting of our stockholders.

Date, Time and Place

   We will hold a special meeting of our stockholders on           , 2002, at
10:00 a.m., local time, on the 6th floor of the US Unwired Tower, 901 Lakeshore Drive, Lake Charles, Louisiana 70601.

Purpose

   We are asking our stockholders to vote on two proposals at our special meeting.

   The first proposal is to authorize and approve the issuance of up to 45.9 million shares of common stock, par value of $.01 per share, of US Unwired pursuant to the Agreement and Plan of Merger, dated as of December 19, 2001, by and among us, our newly created, indirect subsidiary and IWO, as that agreement may be amended from time to time. These shares would be issued to the IWO stockholders as a result of the merger of our newly created, indirect subsidiary into IWO, and upon the exercise of IWO options and warrants that US Unwired will assume or exchange in connection with the merger. We call our subsidiary indirect because it is not our subsidiary, but rather a subsidiary of Louisiana Unwired, LLC, which is our subsidiary. The merger will cause IWO to become a wholly owned subsidiary of Louisiana Unwired.

   The second proposal is to approve amendments to our articles of incorporation. Even if the amendments are approved, we will not make them effective unless the merger is consummated. If approved and made effective, these amendments would make changes in our class A common stock and our class B common stock. The two classes are equal except that the class A common stock has one vote per share and the class B common stock has 10 votes per share. The changes would be:

  . Each share of our class B common stock would be changed into one share of our class A common stock.

  . Our class A common stock would be renamed "common stock" without any class designation.

  . The 300 million authorized shares of our class B common stock would be added to the 500 million authorized shares of our renamed common stock. As a result, the total number of authorized shares of our renamed common stock would be 800 million, no class B common stock would be outstanding and we would no longer have authority to issue class B common stock.

  . Other changes would be made to delete special provisions and references in the articles of incorporation to the class A common stock and the class B common stock, because those provisions and references would no longer be necessary. These changes are listed in detail in Annex I, which also shows how our articles of incorporation will read after the amendments are adopted.

   Under Louisiana corporation law, these changes to our common stock are called a "reclassification" of our common stock. The reclassification will not affect our financial condition or our financial statements. It will not affect our earnings per share of common stock because the same total number of shares will be outstanding after the reclassification as were outstanding before it.

   On the date of this proxy statement/prospectus, we had the following numbers of authorized and outstanding shares of our common stock:

                             Class A Common Class B Common    Total
                             -------------- -------------- -----------
          Authorized shares.  500,000,000    300,000,000   800,000,000
          Outstanding shares

   We are proposing the reclassification of our common stock because we agreed in the merger agreement to convert our class B common stock into class A common stock. The reclassification accomplishes that result. We are proposing to rename the class A common stock because after reclassifying the class B into class A we would only have one class of common stock and the designation "class A" would therefore be unnecessary and possibly confusing.

   The only effect of the reclassification of our common stock on our stockholders will be to reallocate the voting power of our common stock. This reallocation occurs because the holders of class B common stock currently have 10 votes per share but would have only one vote per share following the reclassification. As an example, the aggregate voting power on the date of this proxy statement/prospectus of our founding family and its related interests is
approximately       % of our total voting power. That percentage would be
reduced to       % if the reclassification were to occur on the date of this proxy statement/prospectus. These percentages do not include the effect of shares we would issue in connection with the merger.

   We have included in this proxy statement/prospectus, as Annex I, a copy of how our articles of incorporation will look if the proposed amendments are adopted by our stockholders. That annex also describes the various amendments we are proposing.

Record Date

   Our board of directors has designated a record date for our special meeting.
The record date is           , 2002. Only holders of record of our common stock
at the close of business on the record date are entitled to notice of and to vote at our special meeting. The following table shows the number of shares of common stock outstanding on the record date. The holders of class A common stock are entitled to one vote per share at the special meeting. The holders of class B common stock are entitled to 10 votes per share.

             Class              Number Outstanding Votes per Share
             -----              ------------------ ---------------
             Class A common....                           1
             Class B common....                          10
                                     -------
                    Total:.....

Quorum

   Louisiana corporation law will not permit us to convene our special meeting unless a quorum is present. A quorum is a majority of the combined voting power of our class A common stock and our class B common stock. In addition, for purposes of the vote on the proposed amendments to our articles of incorporation, holders of a majority of the voting power of our class B common stock must also be present. Shares are present if the holder is present at the special meeting or has delivered a proxy covering the shares. Shares held by persons attending the special meeting but not voting, and shares represented in person or by proxy and for which the holder has abstained from voting, will be counted as present at the special meeting for purposes of determining whether a quorum is present.

   A broker or bank which holds shares in nominee or street name for a customer who is the beneficial owner of those shares must vote the shares at our special meeting according to the specific instructions from that customer with respect to each proposal. Generally, a bank or broker will not vote its customer's shares without instructions from the customer unless it holds the shares for the customer as a trustee or guardian or in a similar fiduciary capacity. If the broker includes your shares in its proxy but does not vote the shares, they are called broker non-votes. We will treat broker non-votes as shares that are present for purposes of a quorum, but we will treat them as not being present for purposes of the vote on our proposals at the special meeting. Therefore, broker non-votes will have an effect in determining whether a quorum is present at the special meeting but, beyond that, will not affect the vote on the proposals to be voted upon at the special meeting.

Votes Required

   Approval of the issuance of shares of our common stock pursuant to the merger agreement requires the affirmative vote of the holders of a majority of the combined voting power of all shares of our class A and class B common stock that are represented, either in person or by proxy, at the special meeting. Obtaining this approval is required under the rules of The Nasdaq National Market, the stock market on which our class A common stock is listed and traded. The specific vote that is required to give this approval is as provided in our articles of incorporation. Abstentions and broker non-votes will be counted as votes present at the meeting for purposes of forming a quorum, and abstentions will be counted as present for purposes of calculating the vote with respect to this proposal. Broker non-votes will not be counted as present for voting purposes, and therefore will not affect the outcome of the vote on this proposal.

   Approval of the proposed amendments to our articles of incorporation requires the affirmative vote of the holders of a majority of the combined voting power of all shares of our class A and class B common stock that are present at the special meeting. In addition, such approval also requires the affirmative vote of holders of a majority of the voting power of all shares of our class B common stock that are present at the special meeting. These approvals are required by our articles of incorporation and Louisiana corporation law. Abstentions and broker non-votes will be counted as votes present at the meeting for purposes of forming a quorum, and abstentions will be counted as present for purposes of calculating the vote with respect to this proposal. Broker non-votes will not be counted as present for voting purposes, and therefore will not affect the outcome of the vote on this proposal.

Voting of Proxies

   All shares of our common stock represented by properly executed proxies received before or at our special meeting will, unless the proxies are revoked, be voted at the special meeting in accordance with the instructions indicated on those proxies. If no instructions are indicated on a properly executed proxy, the shares represented by such proxy card will be voted FOR approval of the proposals to be voted on at the special meeting, unless the shares represent broker non-votes. No proxy that is voted against either proposal will be voted in favor of any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies. We urge you to mark the box on your proxy to indicate how to vote your shares.

Revocability of Proxies

   The grant of a proxy on the enclosed form of proxy does not preclude a US Unwired stockholder of record from voting in person at our special meeting. Our stockholders of record may revoke a proxy at any time before it is voted by delivering to us a duly executed revocation of proxy, by submitting to us a duly executed proxy bearing a later date or by appearing at the special meeting and voting in person. Attendance at the special meeting will not in and of itself revoke a proxy.

Solicitation of Proxies

   We will bear the cost of soliciting of proxies from our stockholders. In addition to solicitation by mail, our directors, officers and employees and those of our subsidiaries may solicit proxies from our stockholders by telephone or other electronic means or in person. These persons will not receive additional compensation for soliciting proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of stock held of record by these persons, and we will reimburse them for reasonable out-of-pocket expenses.

   We are mailing a copy of this proxy statement/prospectus to each holder of record of our common stock on the record date for our special meeting of stockholders.

                                  THE MERGER

   This section of the proxy statement/prospectus, as well as the next section entitled "The Merger Agreement and Related Agreements" beginning on page 63, describes certain material aspects of the proposed merger, including the merger agreement, the support agreements, the lock-up agreements, the standstill agreement and the registration rights agreement. While we believe that these descriptions cover the material terms of the merger, these summaries may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger.

Structure of the Merger

   If the merger and the merger agreement are adopted by the stockholders of IWO, the issuance of the shares of US Unwired common stock is approved by the stockholders of US Unwired at the US Unwired special meeting, and the other conditions to the merger are satisfied, we will acquire IWO. The acquisition will be accomplished by the merger of our newly created, indirect subsidiary into IWO, with IWO being the surviving corporation in the merger and becoming an indirect, wholly owned subsidiary of US Unwired.

Background of the Merger

   On September 19, 2001, our chief financial officer, Jerry Vaughn, received a telephone call from Mamoun Askari, one of the principals of Investcorp who told Mr. Vaughn that Investcorp had been contacted by representatives of several investment banks about a possible transaction between us and IWO. Mr. Vaughn informed Mr. Askari that we had not engaged any investment banks to represent us at that time. Mr. Askari told Mr. Vaughn that IWO was considering a sale of the company, had engaged Credit Suisse First Boston, UBS Warburg and JP Morgan Securities to represent it in a formal process to seek indications of interest and offers for the sale of IWO and that Credit Suisse First Boston would be leading the process. Mr. Vaughn indicated that we were not interested in participating in a formal process but would consider entering into discussions with IWO. It was agreed that IWO's chief executive officer, Steven Nielsen, would provide us with a package of financial and other information about IWO.

   In anticipation of exchanging information, we and IWO executed a confidentiality agreement as of September 25, 2001. We and IWO thereafter commenced an intensive due diligence review of the exchanged information and the publicly available information about each other.

   On or about October 19, 2001, we received a letter from Credit Suisse First Boston seeking an indication of our interest in acquiring IWO and describing the formal process that Credit Suisse First Boston was conducting for the possible sale of IWO.

   On October 24, 2001, Mr. Vaughn, Robert Piper, our chief executive officer, and Ed Moise, our treasurer, met with Mr. Nielsen, Timothy Medina, IWO's chief financial officer, David Canepari, IWO's vice president of finance, and one of the Investcorp principals, Christopher Stadler, at a hotel in Atlanta, Georgia. At that meeting, we and IWO each made a management presentation and provided the other with an overview of our businesses. At the end of the meeting, IWO identified the key issues to be resolved prior to continuing discussions and due diligence relating to a potential business combination. These issues included the valuation of IWO, the structure of the possible transaction, the management of the combined company, the composition of our board, voting control over US Unwired and the liquidity rights of the IWO stockholders.

   From October 25 to 29, 2001, we interviewed several investment banks to advise and assist us in exploring strategic alternatives that may or may not have included a possible business combination with IWO.

   On October 29, 2001, at Mr. Vaughn's suggestion, Larry Tucker, a member of our board of directors, telephoned Mr. Stadler and briefly discussed our historical valuation and a possible meeting of our and IWO's senior management at our headquarters in Lake Charles, Louisiana.

   On November 2, 2001, we and IWO held a conference call to discuss the issues identified by IWO at the meeting in Atlanta and other issues relating to the possible transaction between us and IWO. Messrs. Vaughn, Piper and Moise participated on our behalf. Messrs. Stadler, Askari and Nielsen participated on behalf of IWO. After we and IWO each expressed our respective positions on each issue, we asked IWO to enter into an exclusivity agreement. IWO orally agreed to grant us exclusivity but informed us that IWO's investment bankers would continue their formal process for the sale of IWO.

   In the following two weeks, we engaged Morgan Stanley & Co. Incorporated as our financial advisor and Vinson & Elkins L.L.P. as legal counsel to assist and advise in our analysis of IWO and the possible transaction. We subsequently entered into engagement letters with each of Morgan Stanley and Vinson & Elkins regarding their participation in the proposed transaction.

   On November 15, 2001, senior management of both companies and representatives of Investcorp met at our headquarters in Lake Charles, Louisiana to discuss further the issues discussed on the November 2 conference call and to determine whether there was enough interest in the transaction between us and IWO to proceed with the negotiations and to conduct further due diligence. In attendance for us were Messrs. Piper, Vaughn and Moise. In attendance for IWO and Investcorp were Christopher O'Brien, a principal of Investcorp, Messrs. Stadler, Askari, Nielsen and Medina. At the meeting, we presented to IWO the possible valuation of IWO at varying discounts, our proposals relating to the other issues on the agenda and a proposed timetable for the possible transaction.

   On November 16, 2001, Morgan Stanley made a presentation to our senior management regarding possible liquidity rights for the IWO stockholders as compared to liquidity rights granted in other similar transactions not involving us or IWO.

   Later that day, we and IWO entered into an agreement to negotiate exclusively with each other, with certain exceptions, until December 14, 2001.

   On November 21, 2001, IWO submitted to us, via Investcorp, a non-binding indication of interest which was subject to due diligence. The indication of interest proposed a stock for stock merger and a valuation model of IWO for purposes of calculation of the exchange ratio and described certain liquidity rights for the IWO stockholders, the composition of our board of directors following the merger and the senior management of the combined company.

   On November 21, 2001, Gibson, Dunn and Crutcher LLP, legal counsel to IWO, delivered a draft merger agreement to us and our legal advisors. The draft contemplated a stock for stock exchange with a fixed exchange ratio. On November 27, 2001, Vinson & Elkins delivered a revised draft of the merger agreement to IWO and its legal advisors.

   On November 26, 2001, Mr. Piper sent Mr. Askari an e-mail stating that US Unwired had not yet agreed to any terms set forth in the November 21, 2001 non-binding indication of interest but was planning to discuss these terms with Mr. Askari and the Investcorp principals at an upcoming meeting in New York, New York.

   On November 28, 2001, Messrs. Piper, Vaughn, Stadler, Askari and Tom Sullivan, an Investcorp principal, met in New York, New York to discuss further the issues discussed at the November 15 meeting in Lake Charles and the proposed terms set forth in the non-binding indication of interest.

   During the weeks of November 19 and November 26, we and our advisors conducted further due diligence of IWO at IWO's headquarters in Albany, New York, including a review of IWO's properties, contracts, sales and marketing, finances, accounting and operations.

   During the weeks of November 26 and December 3, IWO and its advisors conducted further due diligence of us at our corporate headquarters in Lake Charles, Louisiana, including a review of our properties, contracts, sales and marketing, finance, accounting and operations.

   Each of we and IWO and our and their respective legal and financial advisors continued to conduct legal, operational and financial due diligence reviews of the other and continued to negotiate the terms of the merger, the merger agreement and the related documents through the execution of the merger agreement.

   On November 30, 2001, IWO's board of directors held a regular meeting in New York, New York at which time Credit Suisse First Boston, J.P. Morgan Securities Inc. and UBS Warburg LLC presented information to the board regarding IWO's valuation, US Unwired's valuation and transaction structure.

   On December 4, 2001, Messrs. Piper, Vaughn, and Thomas Henning, our secretary and general counsel, and Messrs. Stadler and Askari participated in a conference call to discuss further IWO's non-binding indication of interest.

   On December 7, 2001, our board of directors held a special meeting by telephone conference, at which time Messrs. Piper and Vaughn reviewed with the board the negotiation and discussions that had taken place to date between us and IWO and presented to the board a report on our ongoing due diligence review of IWO, the proposed exchange ratio and the merits of the proposed merger. The board authorized senior management to continue discussions and negotiations with IWO.

   On December 12, 13 and 14, 2001, representatives of us, IWO, Morgan Stanley, Vinson & Elkins and Gibson, Dunn & Crutcher met at the offices of Vinson & Elkins in New York, New York for additional due diligence and negotiation of the terms of the merger, the merger agreement, the registration rights agreement, the support agreements, the lock-up agreements and the standstill agreement.

   On December 14, 2001, we and IWO extended the term of the exclusivity agreement until December 18, 2001, and the negotiations continued.

   On December 16, 2001, in preparation for our board meeting to be held the following afternoon, Vinson & Elkins provided to our board members drafts of the merger agreement, the support agreements and the other ancillary documents and a summary of the terms of the merger agreement, and Morgan Stanley provided to our board members detailed materials regarding IWO and the proposed transaction.

   On December 17, 2001, our board of directors held a special meeting in Lake Charles to consider the merger transaction with IWO. During that meeting, our senior management team presented the proposed transaction to our board of directors. Representatives of Morgan Stanley presented to the board of US Unwired a summary of its financial analysis related to the proposed merger from a financial point of view of the proposed exchange ratio to the holders of our common stock. Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., our corporate counsel, reviewed with the board its fiduciary duties under applicable law in connection with the proposed transaction. Vinson & Elkins and Mr. Henning advised the board concerning legal matters and legal considerations, including the terms of the merger agreement, relating to the proposed merger. The board then discussed and reviewed the benefits and the potential risks and drawbacks of the proposed transaction and asked questions about the proposed merger. After a significant period of discussion and questions, the board authorized management to continue and finalize the negotiations with IWO.

   On December 17, 2001, IWO's board of directors held a special meeting by telephone conference to consider the proposed transaction with US Unwired. At the conclusion of the board's deliberations, the board approved the proposed merger agreement, the ancillary documents and the transactions contemplated by those agreements, and authorized management to finalize negotiations with US Unwired.

   After the December 17, 2001 board meeting, we confirmed an offer to acquire IWO in a stock for stock merger with an exchange ratio of 1.0371 shares of our common stock for each issued and outstanding share of capital stock of IWO and to assume certain IWO options and warrants in the merger. In addition, our offer provided the IWO stockholders with liquidity rights with respect to the shares of our common stock to be received by them in the merger, included the elimination of supervoting stock so that the shares to be received by IWO stockholders would have equal voting rights as other shares and granted IWO the right to appoint certain members to our board of directors after the merger.

   On December 19, 2001, our board of directors met by telephone conference. Mr. Henning and Vinson & Elkins updated the directors on the final negotiations with respect to the proposed merger agreement and related agreements. Representatives of Morgan Stanley rendered their opinion that, as of December 19, 2001 and subject to and based upon the considerations set forth in its opinion, the proposed exchange ratio pursuant to the merger agreement is fair to us from a financial point of view. The board again deliberated on and asked questions about the proposed merger and discussed with management how the outstanding issues had been resolved. At the conclusion of the board's deliberations, the board unanimously approved the proposed merger agreement, the ancillary documents and the transactions contemplated by those agreements and took other action to implement our execution and performance of those agreements.

   Later on December 19, 2001, the merger agreement, the support agreements and the other ancillary documents were executed by all of the parties thereto.

   Prior to the opening of trading on The Nasdaq National Market on the morning of December 20, 2001, we and IWO issued a joint press release announcing the transaction. That same day, we and IWO conducted a telephone conference with research analysts to discuss the transaction. Messrs. Piper, Vaughn, Nielsen and Medina participated in the call.

US Unwired's Reasons for the Merger

   Our board of directors has determined that the merger, the merger agreement and the issuance of the shares of our common stock in the merger are advisable and fair to and in the best interests of US Unwired and our stockholders. The board of directors has authorized, approved and adopted the merger, the merger agreement, the issuance of the shares of our common stock in the merger and the amendments to our articles of incorporation, and unanimously recommends that the US Unwired stockholders vote FOR approval of the issuance of the shares of our common stock in the merger and the proposed amendments to our articles of incorporation at the special meeting.

   In light of consolidation in the wireless communications industry in general and among Sprint PCS network partners in particular, our board of directors believes that the merger represents an important strategic opportunity to significantly expand the size and scope of our operations. Our board of directors, with the assistance of its financial advisor, identified a number of potential benefits of the proposed merger, including the following:

  . after the merger, we will have greater operational efficiencies and growth potential than we would have on our own;

  . the combined company will be able to take advantage of the best operating practices of both companies to penetrate more effectively their combined markets; and

  .  IWO has attractive market characteristics, including:

    . Outstanding geography--The IWO service territory is surrounded by many of the major urban centers in the northeastern United States and Canada, including New York City, Boston, Buffalo, Philadelphia,

       Rochester, Toronto and Montreal, covering about 35 million residents. IWO's service territory is traversed by several well traveled interstate highways, including the New York State Thruway (I-90 and I-87), that link the major centers to significant business and governmental centers, including state capitals, in IWO's territory.

    . Attractive competitive environment--IWO currently faces fewer competitors in its territory than is generally the case for wireless service providers in many other areas. Although IWO competitors have licenses that cover the markets in its territory, their coverage is typically fragmented or they have configured their networks to cover narrower geographic areas than that covered by its network. Additionally, some of IWO's competitors operate analog networks which require significant upgrades.

    . Attractive footprint--IWO's markets are contiguous. The relatively high population densities of the major urban centers in its territory (the Albany/Schenectady basic trading area, which includes the state capital of New York, is one of two basic trading areas affiliated by Sprint PCS which has a population of over 1,000,000) make it easier to market wireless services. This enables IWO to lower the cost of building out its network, reduce the costs of operations including network maintenance and transmission costs, better control the service quality of its network, and offer customized regional calling plans such as large local calling areas.

    . Numerous tourist destinations--IWO markets contain numerous tourist destinations including: Lake Champlain, Lake Placid, Lake George, the Finger Lakes, Saratoga Springs, Cooperstown (location of the Baseball Hall of Fame and the Glimmerglass Opera House), the Berkshires, the Catskills, Tanglewood and numerous ski resorts, including Hunter and Whiteface Mountains, Killington, Okemo, Mt. Snow, Stratton, Stowe and Sugarbush.

    . Numerous colleges and universities--IWO's markets are home to numerous major four-year colleges and universities of national and international renown, with a total enrollment of several hundred thousand students.

   In reaching its decision to approve the merger, the merger agreement and the issuance of the shares of US Unwired common stock in the merger, our board of directors considered, in addition to the factors described above:

  . information concerning the financial performance and condition, business operations, capital and prospects of each of US Unwired and IWO on a stand-alone basis as well as a combined basis;

  . current industry, economic and market trends, including the likelihood of increasing and broadening competition in the wireless communications industry in general and among Sprint PCS network partners in particular;

  . the importance of market position, scale and financial resources to our ability to compete effectively in the future;

  . the possible negative effect on the price of our common stock and the consequent potential impairment of our ability to raise capital through the sale of equity securities resulting from the sales, or potential sales, of a substantial number of shares of our common stock that we will issue to IWO's stockholders in the merger;

  . the dilutive effect on our current stockholders and a consequent reduction in their voting power caused by the issuance of the new shares in the merger;

  . the reduction in voting power of our current class B stockholders caused by converting our class B shares into class A shares;

  . the valuation ascribed to our common stock in the merger and the valuation implied for the combined entity based on currently prevailing market multiples;

  . the relative contributions of US Unwired and IWO to certain operational and financial metrics of the combined company, including net revenues and EBITDA;

  . the opinion rendered by Morgan Stanley to our board of directors on December 19, 2001 to the effect that, as of December 19, 2001 and pursuant to the merger agreement and subject to and based on the considerations in the opinion, the exchange ratio is fair, from a financial point of view, to us; and

  . the expectation that the merger would be accounted for as a purchase for accounting purposes and would be tax-free for federal income tax purposes.

   Our board of directors also considered potential risks relating to the merger, including that:

  .  the price of our common stock might decline;

  .  we might not fully achieve the benefits sought from the merger;

  . it might take longer for the combined company to become EBITDA and cash flow positive;

  . both US Unwired and IWO would have to conduct their financial affairs as two distinctly separate companies as a result of their separate public debt indentures and credit facilities; and

  . the integration of IWO and US Unwired will require significant attention from our management.

   Our board of directors believes that these risks are outweighed by the potential benefits to be realized by the merger. The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive. Rather, it includes the material factors considered by our board of directors. In view of the wide variety of information and factors considered, our board of directors did not find it practical to, and did not, assign any relative or special weights to the foregoing factors, and individual directors may have given differing weights to different factors. Our board of directors authorized, approved and adopted the merger, the merger agreement, the issuance of the shares of US Unwired common stock in the merger and the proposed amendments to our articles of incorporation in consideration of all of the facts, matters and information brought to its attention.

IWO's Reasons for the Merger

   IWO's board of directors and management believe that the merger will benefit IWO and its stockholders for the following reasons:

  . the combined company will provide service in two territories with outstanding demographics such as population density, median income and population growth rate;

  . the management team of the combined company will benefit from depth and industry experience;

  . the combined company's service territory will encompass 13 states and include attractive markets interspersed between some of the most heavily populated metropolitan areas in the United States;

  . IWO's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger;

  . by combining with US Unwired, IWO's stockholders will be afforded substantially increased trading liquidity for their investment; and

  . the merger will potentially reduce the risk of IWO stockholders' investment after the merger as a result of the combined company having greater resources and being larger and more diversified.

Recommendation of US Unwired's Board of Directors

   Taking into account all of the material facts, matters and information, including those described above, US Unwired's board of directors believes that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of US Unwired and its stockholders. OUR BOARD

OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE FOR APPROVAL OF THE PROPOSED ISSUANCE OF THE SHARES OF US UNWIRED COMMON STOCK AND THE PROPOSED AMENDMENTS TO OUR ARTICLES OF INCORPORATION.

Recommendation of IWO's Board of Directors

   IWO's board of directors has determined that the merger and the other transactions contemplated by the merger agreement are advisable and fair to and in the best interests of IWO and its stockholders and unanimously recommends that its stockholders consent to the approval of the merger and the merger agreement.

Opinion of US Unwired's Financial Advisor

   We retained Morgan Stanley to provide us with financial advisory services in connection with our proposed merger with IWO. Our board of directors selected Morgan Stanley to act as our financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of our business and affairs. At a meeting of our board of directors on December 19, 2001, Morgan Stanley rendered its oral opinion, subsequently confirmed in writing, that as of December 19, 2001, and subject to and based on the considerations in its opinion, the exchange ratio pursuant to the merger agreement is fair from a financial point of view to US Unwired.

   The full text of Morgan Stanley's opinion, dated as of December 19, 2001, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Morgan Stanley is attached as Annex J to this proxy statement/prospectus. We urge you to read this opinion carefully and in its entirety. Morgan Stanley's opinion is directed to the board of directors of US Unwired, addresses only the fairness from a financial point of view of the exchange ratio pursuant to the merger agreement, and does not address any other aspect of the merger or constitute a recommendation to any US Unwired stockholder as to how to vote at our special meeting. This summary is qualified in its entirety by reference to the full text of the opinion.

   In connection with rendering its opinion, Morgan Stanley, among other things:

  . reviewed certain publicly available financial statements and other information of IWO and US Unwired, respectively;

  . reviewed certain internal financial statements and other financial and operating data concerning IWO prepared by the management of IWO;

  .  reviewed certain financial forecasts prepared by the management of IWO;

  . discussed the past and current operations and financial condition and the prospects of IWO, including information relating to strategic, financial and operational benefits anticipated from the merger, with senior executives of IWO;

  . reviewed certain internal financial statements and other financial operating data concerning US Unwired prepared by our management;

  .  reviewed certain financial forecasts prepared by our management;

  . discussed the past and current operations and financial condition and the prospects of US Unwired, including information relating to strategic, financial and operational benefits anticipated from the merger, with our senior executives;

  . reviewed the pro forma impact of the merger on our operating statistics, consolidated capitalization and financial ratios;

  . reviewed the reported prices and trading activity for US Unwired class A common stock;

  . compared the financial performance of IWO and US Unwired and the prices and trading activity of US Unwired class A common stock with that of certain other publicly-traded companies comparable with IWO and US Unwired and their securities;

  . reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  . participated in discussions and negotiations among representatives of IWO and US Unwired and our and their financial and legal advisors;

  .  reviewed drafts of the merger agreement, and certain related documents; and

  . considered such other factors and performed such other analyses as Morgan Stanley deemed appropriate.

   In rendering its opinion, Morgan Stanley assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by it for the purposes of its opinion. Morgan Stanley assumed that the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the merger, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IWO and US Unwired. In addition, Morgan Stanley assumed the merger would be consummated in accordance with the terms set forth in the merger agreement, including, among other things, that the merger will be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. Morgan Stanley assumed that in connection with the receipt of all the necessary regulatory and other approvals and consents for the proposed merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits to be derived in the proposed merger. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of IWO, nor was Morgan Stanley furnished with any such appraisals. Morgan Stanley's opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, December 19, 2001.

   The following is a summary of the material financial analyses performed by Morgan Stanley in connection with its oral opinion and the preparation of its written opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the financial analyses used by Morgan Stanley, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses.

  Relative Contribution Analysis

   Morgan Stanley performed a relative contribution analysis to determine how the equity contribution of IWO to the combined company, based on the various operating and financial measurement factors described below, compared to the percentage of the total equity of the combined company that IWO stockholders would receive as a result of the merger. In performing this analysis, Morgan Stanley compared the pro forma contribution of each of IWO and US Unwired to the resultant combined company, assuming completion of the merger. Morgan Stanley adjusted these statistics to reflect each company's respective capital structures and then compared them to the pro forma ownership by IWO stockholders of the common stock for the combined company of approximately 33.5% implied by the exchange ratio on a fully diluted basis. Morgan Stanley reviewed certain estimated future operating and financial information for us and IWO that our management and IWO's management provided to Morgan Stanley. The measurement factors that Morgan Stanley considered included for each of 2001, 2002 and 2003 were:

  .  licensed POPs;

  .  covered POPs;

  .  subscribers;

  .  service revenues; and

  .  DCF analysis equity value.

   The projected financial information for each of us and IWO was provided by our and IWO's management. As projected:

  . "pops" means the population of a specified market; "licensed pops" means the population of a market for which a PCS license is held; and "covered pops" means the population to which PCS service is available in a specified market;

  . "subscribers" is an estimated number of enrolled customers in a company's subscription plans;

  . "service revenues" are the estimated revenues derived from providing communications services;

  . "DCF analysis equity value" represents the value per share as described in the Discounted Cash Flow Analysis section;

  . "equity value" represents each company's aggregate value minus the book value of its outstanding net indebtedness less cash and cash equivalents; and

  . "aggregate value" is a measure of a company's value that is calculated as the sum of a company's market capitalization, total debt, preferred shares and minority interest, less cash and cash equivalents.

   The following table presents the results of that analysis:

                                                                     IWO
                                                               ---------------
                                                                                   Implied
                                      US Unwired  IWO   Total  Total Equity(1)  Exchange Ratio
                                      ---------- ------ ------ ----- ---------  --------------
Licensed POPs (millions)(2)..........      9.8      6.1   16.0 38.3%      37.4%      1.22
Covered POPs (millions)(2)...........      6.7      3.8   10.5 35.8       34.4       1.07
2001E Subscribers (thousands)........      279      161    440 36.6       35.4       1.12
2002E Subscribers (thousands)........      406      264    670 39.4       38.7       1.29
2003E Subscribers (thousands)........      530      373    904 41.3       41.0       1.41
2001E Service Revenue ($millions)....   $  123   $   71 $  194 36.8       35.7       1.13
2002E Service Revenue ($millions)....   $  203   $  136 $  338 40.1       39.5       1.33
2003E Service Revenue ($millions)....   $  280   $  211 $  491 43.0       42.8       1.53
DCF Analysis Equity Value ($millions)   $1,020   $1,095 $2,115   --       51.8       2.19

--------
(1) Assumes IWO net debt of $113.5 million and US Unwired net debt of $146.0 million (inclusive of $12.9 million investment in Gulf Coast Wireless and $45.6 million value of cellular properties) as of November 30, 2001.
(2) Rounded to the nearest tenth.

   Morgan Stanley noted that this analysis demonstrated that the percentage ownership that US Unwired stockholders would retain after the merger was above the range of our contribution to the combined company and the exchange ratio in the merger is below the exchange ratios implied from this analysis.

  Selected Precedent Transaction Analysis

   Morgan Stanley reviewed and compared the proposed financial terms of the merger to corresponding publicly available financial terms of selected transactions in the wireless telecommunications sector. These transactions were chosen because they involve public and private Sprint affiliate companies that have operations that are similar to those of IWO and US Unwired. Acquisitions of private Sprint affiliates have all been completed at a discount to the acquiror's trading multiple; therefore, Morgan Stanley compared the proposed discount to our trading multiples, based on both licensed POPs and covered POPs, with the discounts observed in the following transactions:
Alamosa/Roberts Wireless, Alamosa/Washington Oregon Wireless, UbiquiTel/VIA Wireless, Alamosa/Southwest PCS and AirGate/iPCS. Morgan Stanley noted that the AirGate/iPCS transaction was the most comparable to our merger with IWO because of its size based on the number of covered POPs and licensed POPs, the demographic profile of those POPs and because it is the most recently executed transaction in the sector.

   The implied multiples in each case were calculated by dividing the respective company's aggregate value by different measures of that company's licensed and covered POPs. In this analysis "aggregate value" is a measure of each company's value that is calculated by adding its market capitalization, total debt, preferred shares and minority interest less cash and cash equivalents.

   The following chart summarizes the results of that analysis:

                                Aggregate Transaction Implied Licensed POP Implied Covered POP
                                     Value ($MM)          Multiple ($)        Multiple ($)
                                --------------------- -------------------- -------------------
Private:
   Investcorp/IWO..............        $   171             $       28          $        52
   Blackstone/Illinois PCS.....        $   350             $Approx.50          $Approx.197
   Apollo/Horizon..............        $   526             $       51          $       159
                                          Mean             $       43          $       136
                                        Median             $       50          $       159
Public:
   Alamosa/Roberts Wireless....        $   330             $      132          $       220
   Alamosa/Washington Oregon...        $   166             $      110          $       207
   UbiquiTel/VIA Wireless......        $   147             $       43          $        59
   Alamosa/Southwest PCS.......        $   218             $       78          $       145
   AirGate/iPCS................        $   900             $      121          $       180
                                          Mean             $       97          $       162
                                        Median             $      110          $       180
US Unwired/IWO.................                            $       91          $       158

                                                      Implied Licensed POP Implied Covered POP
                                                          Multiple (%)        Multiple (%)
                                                      -------------------- -------------------
Discount to Acquiror Multiples:
   Alamosa/Roberts Wireless....                                  25.1                 59.8
   Alamosa/Washington Oregon...                                  37.5                 62.2
   Alamosa/Southwest PCS.......                                  12.4                 34.4
   AirGate/iPCS................                                  20.2                  1.9
US Unwired/IWO.................                                  12.0                  2.0

   Morgan Stanley noted that the transaction's implied licensed POPs and covered POPs multiples are consistent with the range of multiples observed in public transactions listed above. Morgan Stanley also observed that private transactions do not represent a relevant base of comparison in this analysis given that the involved companies were in the early stage of operations when these transactions occurred. Finally, Morgan Stanley noted that the discount to US Unwired trading multiples, based on both licensed POPs and covered POPs, is within the range of discounts of those multiples represented by the most relevant selected transactions in the analysis.

   No transaction that Morgan Stanley used in the selected precedent transaction analysis is identical to the US Unwired/IWO merger transaction. In evaluating the transactions, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of US Unwired, IWO or the industry generally, such as the impact of competition on us or IWO and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of US Unwired, IWO or the industry or in the financial markets in general. Mathematical analysis, such as determining the mean or median, or the high or the low, is not in itself a meaningful method of using comparable transaction data.

  Discounted Cash Flow Analysis

   Morgan Stanley performed a discounted cash flow analysis to compare the present value per share of IWO to the present value per share of US Unwired. Morgan Stanley performed this analysis by determining ranges of enterprise values and equity values for IWO and US Unwired, each on a stand-alone basis without accounting for any synergies. Specifically, Morgan Stanley considered the range of values for IWO and US Unwired, each on a stand-alone basis, based in both cases on US Unwired and IWO management's internal model for each company. The following table presents the ranges of equity values for both IWO and US Unwired, based on perpetual growth rates for IWO and US Unwired ranging from 3.0% to 5.0% and discount rates ranging from 12% to 14%. The various ranges for the discount rates and terminal value multiples were chosen by Morgan Stanley based upon theoretical analyses of cost of capital ranges that could be applicable.

                                          IWO     US Unwired
                                      ----------- -----------
                   Equity value ($MM) 876 - 1,435 816 - 1,337

   Morgan Stanley also determined the exchange ratio implied by the prices per share as well as the projected ownership percentage of IWO stockholders in the combined company resulting from the merger based on the same perpetual growth rates and discount rates, as follows:

                                                                    IWO
                                                               --------------
  Exchange ratio
  (ratio of IWO price per share to US Unwired price per share) 2.188 - 2.192x
  IWO ownership of combined company........................... 51.75 - 51.79%

   Morgan Stanley noted that the exchange ratios derived in the above discounted cash flow analysis were above the exchange ratio contemplated by the merger agreement. Likewise, our ownership in the combined company will be higher than the implied ownership resulting from this analysis.

  Pro Forma Trading Analysis

   Morgan Stanley performed a pro forma trading analysis to estimate, on a pro forma basis, the required trading multiple contraction or expansion for US Unwired to be able to maintain our post-merger share price at the pre-merger level.

   Morgan Stanley performed this analysis by comparing our pre-merger trading multiples to the combined company implied trading multiples calculated based on our pre-merger share price. Likewise, Morgan Stanley compared the combined company implied trading multiples with those of a selected group of publicly-traded Sprint affiliates comparable to us.

   In performing this analysis, Morgan Stanley reviewed estimated financial and operating information for US Unwired and IWO supplied to Morgan Stanley by US Unwired management and IWO management. The observed multiples were based on the following metrics:

  .  licensed POPs;

  .  covered POPs; and

  .  2001 subscribers.

   Morgan Stanley used our 10-day trailing average share price as of December 14, 2001. The following chart summarizes the results of that analysis:

                                                 Licensed POP Covered POP 2001E Subscribers
                                                     ($)          ($)            ($)
                                                 ------------ ----------- -----------------
Multiple Required to Hold US Unwired Share Price     109          166           3,952
Current US Unwired Trading Multiple.............     114          166           4,006
                                                     ---          ---           -----
Required Multiple Expansion / Contraction (%):..      (5)           0             (54)
                                                     ---          ---           -----

Publicly-Traded Sprint Affiliates (1)...........
   Alamosa......................................     121          175           3,625
   AirGate......................................     136          163           4,098
   UbiquiTel....................................      86          137           5,274

          Mean..................................     114          158           4,332

--------
(1) Based on share prices as of December 14, 2001.

   Morgan Stanley noted that no multiple expansion on a pro forma basis was required in order for us to maintain our pre-merger share price when compared to our pre-merger trading multiples. When compared to trading multiples of selected publicly-traded Sprint affiliates, the pro forma multiples required to hold our share price at the pre-merger level are broadly in line with those of our closest peers.

   In connection with the review of the merger by our board of directors, Morgan Stanley performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to a partial analysis or summary description. In arriving at its opinion, Morgan Stanley considered the results of all of its analyses as a whole and did not attribute any particular weight to any analysis or factor considered by it. Morgan Stanley believes that the summary provided and the analyses described above must be considered as a whole and that selecting portions of these analyses, without considering all of them, would create an incomplete view of the process underlying its analyses and opinion. In addition, Morgan Stanley may have given various analyses and factors more or less weight than other analyses and factors and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Morgan Stanley's view of the actual value of IWO.

   In performing its analyses, Morgan Stanley made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond our and IWO's control. Any estimates contained in Morgan Stanley's analysis are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by these estimates. The analyses performed were prepared solely as a part of Morgan Stanley's analysis of the fairness from a financial point of view to US Unwired of the exchange ratio pursuant to the merger agreement and were conducted in connection with the delivery by Morgan Stanley of its opinion dated December 19, 2001 to our board of directors. Morgan Stanley's analyses do not purport to be appraisals or to reflect the prices at which shares of common stock of IWO might actually trade. The exchange ratio in the merger was determined through negotiations between IWO and us and was approved by our board of directors. Morgan Stanley did not recommend any specific exchange ratio to us or that any given exchange ratio constituted the only appropriate exchange ratio for the merger.

   Morgan Stanley is an internationally recognized investment banking and advisory firm. Morgan Stanley, as part of its investment banking and financial advisory business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of business, Morgan Stanley may from time to time trade in the securities of or indebtedness of US Unwired and IWO for its own account, the accounts of investment funds and other clients under the management of Morgan Stanley and for the accounts of its customers and, accordingly, may at any time hold a long or short position in these securities or indebtedness.

   For the financial advisory services provided to us in connection with the merger, we have agreed to pay Morgan Stanley a customary fee upon completion of the transaction. We have also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officer, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

Interests of Certain US Unwired Persons in the Merger

  Registration Rights

   When the merger occurs, we will enter into a registration rights agreement which will allow specified persons, including certain members of the Henning family that founded our company, to require us to register the offer and sale of their shares of US Unwired common stock under the Securities Act. The registration rights agreement will require us to complete registrations for the following offerings in which the Henning family members may participate:

  . An underwritten public offering of at least $50 million, if requested by specified IWO stockholders in time for the offering to be completed within 120 days after the merger.

  . Either one or two public offerings that may be requested within four years after the merger by specified IWO stockholders or, under specified circumstances, other holders of our shares. We can be required to file only one such offering if the underwritten offering mentioned above has been completed. Otherwise we can be required to file two such offerings. Either of these offerings can be an underwritten offering but only if the amount involved in the offering is at least $25 million. We are not required to file such an offering before January 1, 2003 if the underwritten offering mentioned above has been consummated. If that offering has not been consummated, we are not required to file this offering sooner than 180 days after the merger.

   The total requests to include shares in the underwritten public offerings may exceed the number that the underwriters conclude is the maximum number of shares that can be included without adversely affecting the success of the offering. In that case, the registration rights agreement provides priorities among all of the persons entitled to its benefits.

   The persons who benefit from the registration rights agreement, including the Henning family and related interests, also have the right to include their shares in any registration statement we may file within three years after the merger to offer and sell shares for our own account, other than in connection with acquisitions or employee benefit plans, or for the account of any other stockholder who has the right to compel us to file a registration statement, other than The 1818 Fund III, L.P., which is our affiliate because it nominates two of our directors. If this kind of registration statement involves an underwritten public offering and the underwriters conclude that the number of shares requested to be included exceeds the maximum number of shares that can be included without adversely affecting the success of the offering, all of the shares which we are selling for our own account will be included first. If unallocated shares remain, they will be allocated to the persons entitled to the benefits of the registration rights agreement according to the same allocation method that is provided for registrations that are requested under the registration rights agreement.

   The registration rights agreement generally requires us to pay all registration expenses except for selling commissions, taxes and personal expenses of the selling stockholders. We are required to pay the fees and expenses of one lawyer representing all of them. We are permitted, however, to require the Henning family and its related interests to bear their proportionate share of all the expenses we must pay.

   Our affiliate, The 1818 Fund, has facilitated our proposed merger with IWO by agreeing not to exercise its right to include any of its shares in any registration statement we are required to file under the registration rights agreement to be entered into at the time of the merger. The 1818 Fund would have had this right under a registration rights agreement it entered into with us when it originally invested in us in October 1999. Likewise, the registration rights agreement provides that the persons entitled to its benefits may not include shares in any registration requested by The 1818 Fund under its agreement with us. If we file any registration statement in which the parties to both registration rights agreements are entitled to include shares, and if the number of shares to be included by them is limited by the managing underwriter, the number to be included will be shared. This sharing will be based on the proportionate aggregate ownership of the parties to each registration rights agreement. The parties to each registration rights agreement will share, as among themselves, according to the method that is provided by that registration rights agreement.

   At any time when Investcorp has the right to nominate more than two directors to our board, The 1818 Fund, which is currently entitled to nominate two directors to our board (whom we have agreed to recommend for election), has agreed to nominate only one director to the board. Immediately at such time that Investcorp is no longer entitled to nominate two directors to our board, the rights of The 1818 Fund to nominate two directors will automatically resume, provided that the other conditions to The 1818 Fund's right to nominate two directors are satisfied.

  Executive Officers

   We and IWO have agreed that at the effective time of the merger, Robert W. Piper, who is currently president and chief executive officer of US Unwired, and Jerry E. Vaughn, who is US Unwired's chief financial officer, will each be elected to those respective positions in the combined company.

Interests of Certain IWO Persons in the Merger

  Board of Directors Representation

   In the merger agreement, we have agreed to cause three of the nine members of our board of directors to resign, effective as of the effective time of the merger. We have agreed to cause our remaining directors to fill the resulting vacancies so that the board of directors will include one member designated by IWO for a term to expire at our 2002 annual meeting; one member, to be an independent director, designated by IWO with our approval for a term to expire at our 2003 annual meeting; and one member designated by Investcorp for a term to expire at our 2004 annual meeting. If our board of directors creates an executive or other committee to which it has delegated power and authority with respect to business matters generally, the board of directors will appoint at least one of the three foregoing designees to such committee if at that time there are any such designees serving on the board of directors.

   The individuals expected to become directors of US Unwired at the completion of the merger are Christopher J. Stadler, Thomas J. Sullivan and Harley Ruppert. Information about these individuals is on page 193.

  Severance Payments; Amendment of Employment Agreements

   Each of IWO's employment agreements with Steven Nielsen, Tim Medina and John Stevens contain provisions pursuant to which they would be entitled to certain severance payments in the event of termination of their employment without cause. On December 19, 2001, IWO entered into amendments of the employment agreements with Messrs. Nielsen and Medina. Messrs. Nielsen's and Medina's amendments would modify these provisions, effective upon the consummation of the proposed merger.

   Mr. Nielsen's employment agreement, as amended, provides that Mr. Nielsen would be entitled to receive an amount equal to the base salary that would be due to him for the 12 months following the termination date, calculated as if Mr. Nielsen were employed during such 12 months.

   Mr. Nielsen's amendment also provides that, in the event the proposed merger is consummated, the provisions of his employment agreement relating to title and duties would be satisfied if he serves as chief operating officer of US Unwired and performs such duties as are appropriate to such office, and the term of Nielsen's employment would be extended from December 31, 2002 to December 31, 2003. The merger agreement provides that Mr. Nielsen will serve as chief operating officer of US Unwired.

   Mr. Medina's employment agreement, as amended, provides that Mr. Medina would be entitled to receive amounts as follows: (1) if his employment is terminated within 90 days of the consummation of the merger, or if later, prior to July 31, 2002, an amount equal to two times his base salary then in effect;
(2) if his employment is terminated after such date and prior to May 7, 2003, an amount equal to the base salary that would be due to him for the 12 months following the termination date; and (3) if his employment is terminated after May 7, 2003 and prior to May 7, 2004, an amount equal to the base salary that would be due to him for the remainder of his term of employment.

   Mr. Stevens is entitled to receive amounts as follows: (1) if his employment is terminated prior to November 19, 2002, an amount equal to the base salary that would be due to him for the 24 months following the termination date; (2) if his employment is terminated after November 19, 2002 and prior to November 19, 2003, an amount equal to the base salary that would be due to him for the 12 months following the termination date; and (3) if his employment is terminated after November 19, 2003 and prior to November 19, 2004, an amount equal to the base salary that would be due to him for the remainder of his term of employment.

  Stock Option Plan

   Agreements evidencing stock options granted under the IWO Holdings, Inc. 1999 Management Stock Incentive Plan to Messrs. Nielsen, Medina and Stevens contain provisions for partial acceleration of vesting upon the consummation of a transaction that would result in a merger or consolidation of IWO with or into another Sprint PCS affiliate, including the proposed merger. These agreements also provide that, upon the consummation of a transaction such as the proposed merger, options which vest based upon the achievement of performance-based targets will instead vest based upon the lapse of time. These agreements further provide that if the executive is terminated without cause within 12 months following the effective time of the merger, all of such executive's unvested options will vest. On December 19, 2001, IWO entered into an amendment of Mr. Stevens' stock option agreement. The amendment provides that, effective upon the consummation of the proposed merger, the post-merger period during which Mr. Stevens' options would automatically vest if he was terminated without cause would be extended from 12 months to 24 months.

   As of December 31, 2001, directors and executive officers of IWO, including any person who was a director or executive officer of IWO at any time during 2001, held options to purchase an aggregate of 3,639,537 IWO shares, of which options to purchase 3,041,915 shares were vested (assuming that all of the performance-based vesting options eligible for vesting on December 31, 2001 do in fact vest), and of which options to purchase 3,233,998 shares will be vested at the effective time of the merger (assuming that the merger occurred on March 31, 2002).

   As contemplated in the merger agreement, all outstanding options granted under IWO's Stock Incentive Plan or otherwise will be assumed by us and automatically be converted into options for shares of US Unwired common stock upon the closing of the merger as described in "The Merger Agreement and Related Agreements--Treatment of IWO Options." Following the merger, converted options will remain exercisable in accordance with the terms of the Stock Incentive Plan, the agreements evidencing grants thereunder and any other agreements between IWO and an optionee. As soon as practicable but in no event later than five business days after the effective time of the merger, we will file with the SEC a registration statement on Form S-8 under the Securities Act registering the shares of US Unwired common stock subject to the converted options.

  Founders and Management Warrants

   In connection with the merger, warrants issued by IWO to its founders and management to purchase shares of IWO common stock will be exchanged for warrants to purchase US Unwired common stock, including founders warrants and management warrants held by the following IWO directors and executive officers and associates of IWO directors and executive officers:
J.K. Hage III; Steven M. Nielsen; Odyssey Investment Partners Fund, LP; Adirondack Capital LLC; and Newport PCS Inc. With the exception of Mr. Nielsen's warrants, each new warrant will have the same terms and provisions as the exchanged warrant except that the number of shares subject to the new warrant will be equal to half of the number of shares subject to the exchanged warrant, adjusted for the exchange ratio, the exercise price of the new warrant will be adjusted for the exchange ratio and the new warrant will be exercisable in full on or after the effective time of the merger. Mr. Nielsen's new warrant will have the same terms and provisions as the exchanged warrant except that the number of shares subject to and the exercise price of the new warrant will be adjusted for the exchange ratio and the new warrant will be exercisable in full on or after December 31, 2003. At the effective time of the merger, we will file with the SEC a shelf registration statement on Form S-3 under the Securities Act covering the offer and sale of shares of US Unwired common stock issuable upon exercise of the new warrants to be issued in exchange for the exchanged founders warrants and management warrants. The Form S-3 will also cover the resale of IWO's outstanding warrants issued in connection with its senior notes and the offer and sale of shares of US Unwired common stock issuable upon exercise of these warrants.

  Management Loan

   In December 2000, Mr. Nielsen received a loan from IWO's operating subsidiary, Independent Wireless One Corporation, half of which is payable on March 31, 2003, and the other half of which was paid on March 30, 2001. In the event the proposed merger is consummated, the portion of the loan due on March 31, 2003 plus any accrued but unpaid interest will become due and payable on the date of such consummation.

  Indemnification Arrangements

   We have agreed that all rights to indemnification for acts or omissions occurring prior to the effective time of the merger existing as of the date of the merger agreement in favor of the former and present directors or officers of IWO, as provided in IWO's charter or bylaws or written agreements, will survive for a period of six years after the effective time of the merger. We have agreed to assume, at any time when such assumption would not cause a default under our indenture, all such liability and to indemnify, at any time when such indemnification would not cause a default under our indenture, all such persons, in accordance with and to the extent of such rights, with respect to matters arising prior to the effective time of the merger.

   We have agreed to use our reasonable best efforts to cause IWO, as the surviving corporation in the merger, to maintain in effect (at the expense of IWO as surviving corporation) the current policies of directors' and officers' liability insurance maintained by IWO (or substitute policies providing at least the same coverage and limits and containing terms and conditions which are not materially less advantageous) with respect to claims arising from facts or events which occurred before the effective time of the merger.

   However, IWO as surviving corporation is not required to make any expenditure in excess of 200% of the last annual premium paid prior to the date of the merger agreement by IWO for such insurance.

  Other Matters

   J.K. Hage III, a director of IWO, is a member of the law firm of Hage and Hage LLC, which has performed and continues to perform legal services for IWO in connection with the merger. During the nine months ended September 30, 2001, IWO incurred a total of approximately $655,000 to Hage and Hage LLC for legal services and disbursements.

Regulatory and Third Party Approvals

  Regulatory Approvals

   United States Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and its rules, the merger may not be completed until we, IWO and, if required under these rules, certain stockholders of IWO have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and the required waiting period has expired or been earlier terminated. A notification and report form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was filed with the Antitrust Division and the Federal Trade Commission by each of US Unwired and
IWO on February   , 2002. We and IWO have requested early termination of the required waiting period.

   FCC.   Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act of 1934 and FCC regulations. In the absence of FCC consent, not more than 25% of our capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Upon closing of the merger, we expect the level of foreign ownership in our common stock to be approximately 26%. Because a substantial portion of our common stock is publicly traded, the level of foreign ownership may fluctuate on each trading day. Therefore we requested on January 22, 2002 FCC authority to permit our foreign ownership to be not more than 35%. This will permit us to conduct business in the ordinary course without having to ask the FCC for additional authority to increase foreign ownership unless there is significant additional foreign investment in our company. We expect that the FCC will grant this application, but we cannot be certain. If the FCC denies this application, we may have to restructure our ownership, as permitted by our articles of incorporation, to come within the 25% foreign ownership limit. These provisions of our articles of incorporation are described on page 119.

   General. It is possible that filings may be made with other governmental entities which may seek various regulatory concessions. There can be no assurance that:

  .  we or IWO will be able to satisfy or comply with such conditions;

  . compliance or non-compliance will not have adverse consequences for us after completion of the merger; or

  . the required regulatory approvals will be obtained within the time frame contemplated by IWO and us referred to in this proxy statement/prospectus or on terms that will be satisfactory to IWO and us.

  Third Party Approvals

   It is a condition to the obligation of each of IWO and us to complete the merger that the following third party approvals be obtained:

   Stockholders. Under the rules of The Nasdaq National Market, the stock market on which shares of our common stock are listed and traded, the approval of the holders of a majority of the outstanding shares of US Unwired common stock casting votes, either in person or by proxy, on the proposal is required for the issuance of shares of US Unwired common stock in the merger. We are seeking such stockholder approval at the US Unwired special meeting. The affirmative vote of the holders of at least a majority of the issued and outstanding shares of IWO voting stock entitled to vote thereon is required to adopt and approve the merger agreement and the merger. IWO is seeking such stockholder approval through written consent of stockholders.

   Senior Lenders. We are required to obtain the approval of the lenders under our senior credit facility to the creation of the US Unwired merger subsidiary and consummation of the transactions contemplated by the merger agreement. IWO is required to obtain the approval of the lenders under its senior credit facility to the change of control of IWO that will occur as a result of the merger.

   Sprint PCS. IWO is required to obtain Sprint PCS's approval of the merger under its Sprint PCS management agreement. IWO formally provided notice of the proposed merger to Sprint PCS on January 18, 2002, and expects to be notified of Sprint PCS's decision of whether to consent to the merger within 30 days of such date.

Dissenters' Rights of Appraisal

   Under the Louisiana Business Corporation Law, US Unwired stockholders are not entitled to dissenters' rights of appraisal in connection with the merger.

   Dissenters' rights of appraisal are provided for under Delaware law for IWO stockholders. If an IWO stockholder does not wish to accept US Unwired common stock in the merger, such IWO stockholder has the right under Delaware law to have the fair value of his, her or its IWO shares determined by the Delaware Court of Chancery. This right to appraisal is subject to a number of restrictions and technical requirements set forth in Section 262 of the Delaware General Corporation Law.

   Generally, in order for an IWO stockholder to exercise his, her or its dissenters' rights of appraisal, such stockholder:

  . must send a written demand to IWO for appraisal in compliance with Delaware law before the vote on the merger in the case of a special meeting, or within 20 days of the date on which IWO mails a notice of the availability of appraisal rights in the case of a written consent;

  .  must not vote in favor of or consent to the merger; and

  . must continuously hold the IWO stock from the date he, she or it makes the demand for appraisal through the closing of the merger.

   IWO is seeking the approval of its stockholders of the merger and the merger agreement through a written consent process. Any IWO stockholder who executes this written consent will not be entitled to demand appraisal of his, her or its shares. After the written consent process is completed, IWO will mail a notice of appraisal rights to each IWO stockholder entitled to demand appraisal of his, her or its shares. The notice will include a copy of the full text of
Section 262 of the Delaware General Corporation Law. Each IWO stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand appraisal in accordance with the provisions of Section 262 of the Delaware General Corporation Law.

   If the merger is completed, each holder of IWO common stock who has (1) timely demanded appraisal of his, her or its shares and (2) has followed the procedures set forth in Section 262 of the Delaware General Corporation Law will be entitled to be paid for his, her or its shares of IWO common stock by IWO as the surviving corporation the fair value in cash of the shares of IWO common stock, as the case may be. All written demands for appraisal rights should be mailed or delivered to IWO Holdings, Inc., 52 Corporate Circle, Albany, New York 12203, Attention: Chief Financial Officer. The fair value of shares of IWO common stock will be determined by the Delaware Court of Chancery, exclusive of any element of value arising from the merger. The shares of IWO common stock with respect to which holders have perfected their appraisal rights in accordance with Section 262 of the Delaware General Corporation Law and have not effectively withdrawn or lost their appraisal rights are referred to in this section as the "dissenting shares."

   Within ten days after the effective date of the merger, IWO, as the surviving corporation in the merger, must mail a notice to all stockholders who have complied with (1) above notifying such stockholders of the effective date of the merger. Within 120 days after the effective date of the merger, holders of dissenting shares of IWO common stock may file a petition in the Delaware Court of Chancery demanding a determination of the value of all dissenting shares shares, although any holder of dissenting shares may, within 60 days after the effective date of the merger, withdraw his, her or its demand for appraisal. Within 120 days after the effective date of the merger, the holders of dissenting shares may also, upon written request, receive from IWO as the surviving corporation a statement setting forth the aggregate number of shares of IWO common stock not voted in favor of adoption of the merger and the merger agreement and with respect to which demands for appraisals have been received and setting forth the aggregate number of holders of such shares.

   Appraisal rights are available only to the record holder of shares. If any holder of IWO common stock wishes to exercise appraisal rights but has a beneficial interest in shares which are held of record by or in the name of another person, such as a broker or nominee, such holder of IWO common stock should act promptly to cause the record holder to follow the procedures set forth in Section 262 of the Delaware General Corporation Law to perfect such appraisal rights.

   A demand for appraisal should be signed by or on behalf of the stockholder of record exactly as the stockholder's name appears on the stockholder's stock certificates. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand should be executed in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a record holder; however, in the demand the agent must identify the record owner or owners and expressly disclose that the agent is executing the demand as an agent for the record owner or owners. A record holder such as a broker who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held for one or more beneficial owners and not exercise rights for the shares held for other beneficial owners. In this case, the written demand should state the number of shares for which appraisal rights are being demanded. When no number of shares is stated, the demand will be presumed to cover all shares held of record by the broker or nominee.

   If any holder of shares of IWO common stock who demands appraisal of his or her shares under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses the right to appraisal, his, her or its shares will be converted into the consideration to be received by IWO stockholders in accordance with the merger agreement. Dissenting shares lose their status as dissenting shares if:

  .  the merger is abandoned;

  . the dissenting stockholder fails to make a timely written demand for appraisal;

  .  the dissenting shares are voted in favor of or consent to the merger;

  . neither IWO, as the surviving corporation, nor the stockholder files a petition or intervenes in a pending action within 120 days after the effective date of the merger; or

  . the stockholder delivers to IWO, as the surviving corporation, within 60 days of the effective date of the merger, or thereafter with IWO's approval, a written withdrawal of the stockholder's demand for appraisal of the dissenting shares, although no appraisal proceeding in the Delaware Court of Chancery may be dismissed as to any stockholder without the approval of the court.

   Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event an IWO stockholder will be entitled to receive the consideration with respect to the holder's dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of
Section 262 of the Delaware General Corporation Law, holders of IWO common stock who are considering objecting to the merger should consult their own legal advisors.

Accounting Treatment

   The merger will be accounted for as a purchase, as such term is used under accounting principles generally accepted in the United States. Accordingly, from and after the effective time of the merger, IWO's consolidated results of operations will be included in our consolidated results of operations. For purposes of preparing our consolidated financial statements, we will establish a new accounting basis for IWO's assets and liabilities based upon their estimated fair values and our purchase price, including the costs of the acquisition. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma condensed consolidated financial information appearing elsewhere in this proxy statement/prospectus are preliminary. These adjustments have been made solely for purposes of developing such pro forma condensed consolidated financial information to comply with disclosure requirements of the SEC. Although the final purchase price allocation may differ materially, the pro forma condensed consolidated financial information reflects our management's best estimate based upon currently available information. For more information regarding the pro forma allocation of the purchase price, see "Pro Forma Condensed Consolidated Financial Statements (Unaudited)."

Nasdaq Listing

   The shares of US Unwired common stock to be issued in connection with the merger are required to be listed on The Nasdaq National Market. Nasdaq's approval to list these shares of common stock is expected to be obtained prior to the completion of the merger, subject to official notice of issuance.

Material United States Federal Income Tax Consequences of the Merger

   The following is a discussion of certain material United States federal income tax consequences of the merger that are generally applicable to IWO stockholders. This discussion addresses only such stockholders who hold their IWO common stock as a capital asset, and does not consider the tax treatment of IWO stockholders who hold IWO common stock through a partnership or other pass-through entity. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular stockholders in light of their individual circumstances or to stockholders who are subject to special rules, such as holders who are subject to alternative minimum tax provisions of the Internal Revenue Code, financial institutions, tax-exempt organizations, insurance companies, mutual funds, dealers in securities or foreign currencies, foreign holders, persons who hold such shares as a hedge against currency risk, or as a part of a constructive sale or conversion transaction or straddle, holders whose shares are qualified small business stock for purposes of Sections 1202 and 1045 of the Internal Revenue Code or holders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. The following discussion is based upon the Internal Revenue Code and other laws, regulations, rulings and decisions in effect as of the date of this proxy statement/prospectus, all of which are subject to change, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions in this discussion and the tax consequences of the merger could differ materially from those described below. United States federal estate tax consequences and tax consequences under state, local and foreign laws are not addressed.

   THE FOLLOWING DISCUSSION IS NOT INTENDED TO BE A COMPLETE ANALYSIS OF ALL POTENTIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS TAX CONSEQUENCES WHICH MAY VARY WITH, OR ARE CONTINGENT ON, THE INDIVIDUAL CIRCUMSTANCES OF IWO STOCKHOLDERS. IWO STOCKHOLDERS ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS TO THEIR PARTICULAR CIRCUMSTANCES.

  The Merger

   It is a condition to the closing of the merger that US Unwired and IWO each receive an opinion from tax counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and that US Unwired, IWO and the IWO shareholders will be taxed in accordance with that characterization. These opinions are based on customary assumptions and customary representations made by US Unwired and IWO. If any of those assumptions or representations is inaccurate, the tax consequences of the merger could differ materially from those described in this discussion. An opinion of counsel represents counsel's best legal judgment and is not binding on the Internal Revenue Service or any court. No ruling has been, or will be, sought from the Internal Revenue Service as to the United States federal income tax consequences of the merger.

   Assuming the merger qualifies as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code, holders of shares of IWO common stock that receive shares of US Unwired common stock in the merger will not recognize gain or loss for United States federal income tax purposes, except with respect to cash, if any, they receive in lieu of a fractional share of US Unwired common stock. Each IWO stockholder's aggregate tax basis in the shares of US Unwired common stock received in the merger will be the same as such stockholder's aggregate tax basis in the shares of IWO common stock surrendered in the merger, decreased by the amount of any tax basis allocable to any fractional share interest for which cash is received. The holding period of the shares of US Unwired common stock received in the merger by a holder of IWO common stock, including any fractional share interest for which cash is received, will include the holding period of the IWO common stock that such holder surrendered in the merger. A holder of shares of IWO common stock that receives cash in lieu of a fractional share of US Unwired common stock will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the shares of IWO common stock allocable to the fractional shares. That gain or loss generally will constitute capital gain or loss. In the case of an individual holder, this capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his shares of IWO common stock for more than 12 months on the date of the merger. The deductibility of capital losses is subject to limitations for both individuals and corporations.

  Dissenter's Rights

   IWO stockholders who exercise their dissenters' rights of appraisal and receive solely cash in exchange for their IWO common stock generally will recognize capital gain or loss equal to the difference between the amount of cash received and the holder's basis in the IWO common stock surrendered. In the case of an individual IWO stockholder, any capital gain generally will be subject to a maximum United States federal income tax rate of 20% if the individual has held his or her shares of IWO common stock for more than 12 months as of the date of the merger.

  Backup Withholding; Information Reporting

   IWO stockholders that receive cash in lieu of a fractional share of US Unwired common stock will be subject to "backup withholding" at a rate of 30% for United States federal income tax purposes unless certain requirements are met. Backup withholding generally will apply unless the holder (1) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (2) furnishes to the exchange agent his or her taxpayer identification number and completes a form in which he or she certifies that he or she has not been notified by the Internal Revenue Service that he or she is subject to backup withholding as a result of a failure to report interest and dividends. The taxpayer identification number of an individual is his or her social security number. Any amount paid as backup withholding will be credited against the holder's United States federal income tax liability.

   In addition, IWO stockholders must also comply with the information reporting requirements of the Treasury Regulations under the tax-free reorganization provisions of the Internal Revenue Code. Appropriate documentation for the foregoing purposes will be provided to IWO stockholders by the exchange agent.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

   The following is a summary of the agreements relating to the merger described in this proxy statement/prospectus, including the merger agreement, the support agreements, the lock-up agreements, the standstill agreement and the registration rights agreement. The description of each of these agreements is qualified in its entirety by reference to the complete text of the respective agreement, each of which is attached as an annex to and incorporated by reference into this proxy statement/prospectus. We urge you to read the full text of each of the agreements.

                             THE MERGER AGREEMENT

The Merger

   An indirect wholly owned subsidiary of US Unwired will merge into IWO following:

  . the approval by the required US Unwired stockholders of the issuance of shares of US Unwired common stock in the merger;

  . the approval by the required IWO stockholders of the merger and the merger agreement; and

  .  the satisfaction or waiver of the other conditions to the merger.

   IWO will survive the merger as an indirect wholly owned subsidiary of US Unwired. If all conditions to the merger are satisfied or waived, the merger will become effective at the time of the filing by the surviving corporation of a certificate of merger with the Delaware secretary of state. The filing of the certificate of merger will occur no later than two business days after the satisfaction or waiver of all conditions to the merger or at such other time as we and IWO may agree.

   In addition, at the effective time of the merger:

  . the charter and by-laws of the US Unwired merger subsidiary will become the charter and by-laws of IWO; and

  . the directors and officers of the US Unwired merger subsidiary will become the directors and officers of IWO.

Treatment of IWO Common Stock

   At the effective time of the merger, each issued and outstanding share of IWO common stock owned by IWO stockholders (other than those exercising dissenters' rights of appraisal, if any) will be converted into 1.0371 shares of US Unwired common stock, referred to as the exchange ratio. All shares of IWO common stock held in treasury by IWO or owned directly or indirectly by us or any subsidiary of IWO will be cancelled without exchange. The exchange ratio will be adjusted in the event of any stock dividend, subdivision, recapitalization, reclassification, split, combination or exchange of shares of IWO common stock or US Unwired common stock occurring before the merger.

Treatment of IWO Options

   At the effective time of the merger, we will assume each outstanding and unexercised option to purchase shares of IWO common stock and convert it into an option to purchase shares of US Unwired common stock. Each converted IWO option will remain subject to the terms and conditions of the IWO Management Stock

Incentive Plan and any agreements between IWO and the optionee. The number of shares of US Unwired common stock subject to each IWO option that we assume will equal the number of shares of IWO common stock subject to the IWO option immediately prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole share. The exercise price per share of US Unwired common stock issuable under each assumed IWO option will be equal to the per share exercise price of the IWO common stock specified under the IWO option immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

   As soon as practicable but in no event later than five business days after the effective time of the merger, we will prepare and file with the SEC a registration statement on Form S-8 or other appropriate form under the Securities Act registering the shares of US Unwired common stock subject to the assumed IWO options. We will use our reasonable best efforts to cause the registration statement to become effective and maintain the effectiveness of the registration statement for so long as there are any outstanding assumed IWO options.

Treatment of IWO Warrants

   At the effective time of the merger, US Unwired will assume and cause to be performed the obligations of IWO under certain outstanding and unexercised warrants to purchase shares of IWO common stock. These warrants were issued in connection with the issuance of IWO's senior notes. Each assumed IWO warrant will remain subject to the terms and conditions set forth in the applicable warrant agreement immediately prior to the effective time of the merger, except that:

  . the number of shares of US Unwired common stock subject to each outstanding IWO warrant that US Unwired assumes will equal the number of shares of IWO common stock subject to the IWO warrant immediately prior to the merger multiplied by the exchange ratio, rounded down to the nearest whole share; and

  . the exercise price per share of US Unwired common stock issuable under each assumed IWO warrant will be equal to the per share exercise price of the IWO common stock specified under the IWO warrant immediately prior to the merger divided by the exchange ratio, rounded up to the nearest whole cent.

   At the effective time of the merger, certain outstanding and unexercised warrants to purchase shares of IWO common stock issued to certain founders and management of IWO will be cancelled and exchanged for warrants to purchase US Unwired common stock. Each exchanged IWO warrant will remain subject to the terms and conditions set forth in the applicable warrant agreement immediately prior to the effective time of the merger, except that:

  . the number of shares of US Unwired common stock subject to each outstanding IWO warrant that is cancelled and exchanged for a US Unwired warrant will equal 50% (or 100% in the case of Steven Nielsen) of the number of shares of IWO common stock subject to the IWO warrant immediately prior to the merger multiplied by the exchange ratio;

  . the exercise price per share of US Unwired common stock issuable under each IWO warrant that is cancelled and exchanged for a US Unwired warrant will be equal to the per share exercise price of the IWO common stock specified under the IWO warrant immediately prior to the merger divided by the exchange ratio; and

  . the US Unwired warrant issued in exchange for the cancelled IWO warrant will be exercisable in full, in whole or in part, at any time at or after the effective time of the merger or, in the case of Steven Nielsen, at any time on or after December 31, 2003.

   At the effective time of the merger, certain outstanding and unexercised warrants to purchase IWO common stock will be cancelled without consideration and not assumed by us or IWO as the surviving corporation and not exchanged for US Unwired warrants.

   At the effective time of the merger, we will file a shelf registration statement on Form S-3 or other available form under the Securities Act to cover the resale of the IWO warrants issued in connection with the issuance of the IWO senior notes and the US Unwired common stock issuable upon the exercise of the IWO warrants assumed by us or cancelled and exchanged for US Unwired warrants in the merger. We will use our reasonable best efforts to cause the shelf registration statement to become effective and to maintain the effectiveness of the registration statement in accordance with the terms of the warrant registration rights agreement between IWO and the initial purchasers of IWO warrants issued in connection with IWO's senior notes.

Fractional Shares

   We will not issue any fractional shares of US Unwired common stock in the merger. In lieu of any fractional shares of US Unwired common stock, each IWO stockholder who would otherwise have been entitled to a fraction of a share of US Unwired common stock pursuant to the merger agreement will be paid an amount in cash, without interest and rounded to the nearest whole cent, equal to the fraction of a share of US Unwired common stock that would have been issued in the merger multiplied by the average per share last reported price of US Unwired common stock for the five trading day period ending two trading days immediately prior to the date of the merger.

Exchange of Certificates

   At the effective time of the merger, each record holder of shares of IWO common stock (other than those exercising dissenters' rights of appraisal, if any) will receive from us, upon delivery of a completed letter of transmittal and surrender of such holder's IWO stock certificates, certificates representing that number of shares of US Unwired common stock, certain dividends and distributions relating to those shares and cash for any fractional shares thereof, to which such holder is entitled. At and after the effective time of the merger and until so surrendered, the IWO stock certificates will represent only the right to receive the consideration described above. No dividends or other distributions declared or made after the merger with respect to shares of US Unwired common stock will be paid to the holder of record of any such unsurrendered IWO stock certificates. However, following surrender of any such IWO stock certificates, the holder of record will be paid with respect to each whole share of US Unwired common stock which such person is entitled to receive in the merger the amount of any dividends or other distributions with a record date after the merger but a payment date prior to surrender of such IWO stock certificates.

   No transfers of shares of IWO capital stock will be permitted to be made after the merger.

   If any IWO stock certificate is lost, stolen or destroyed, an IWO stockholder must provide an appropriate affidavit of that fact. We may require certain IWO stockholders to deliver a bond as indemnity against any claim that may be made against us with respect to any lost, stolen or destroyed IWO stock certificate.

Joint Closing Conditions of US Unwired and IWO

   The obligation of each of us and IWO to complete the merger is subject to the satisfaction or waiver of specified conditions prior to the effective time of the merger, including the following:

  . the approval by US Unwired stockholders of the issuance of shares of US Unwired common stock in the merger and in the other transactions contemplated by the merger agreement;

  . the approval and adoption by IWO stockholders of the merger and the merger agreement;

  . the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976;

  . the receipt of all consents, permits, licenses and approvals from any governmental entity which if not obtained would constitute a criminal offense or individually or in the aggregate would reasonably be expected to have a material adverse effect on us or IWO after the merger;

  . the absence of any statute, injunction, order, decree or ruling which makes illegal or prohibits the consummation of the merger;

  . the declaration by the SEC of the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and the absence of any stop order or any proceedings initiated by the SEC seeking a stop order;

  . the approval for listing on The Nasdaq National Market, subject to official notice, of the shares of US Unwired common stock to be issued in the merger and pursuant to the other transactions contemplated by the merger agreement; and

  . the consent of the FCC for us to exceed the foreign ownership thresholds applicable to FCC licensees under the Federal Communications Act of 1934.

Closing Conditions of US Unwired and the US Unwired Merger Subsidiary

   The obligations of US Unwired and the US Unwired merger subsidiary to complete the merger are subject to the satisfaction or waiver by us and the US Unwired merger subsidiary of the following additional conditions prior to the effective time of the merger:

  . the representations and warranties made by IWO in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date, or as of another specified date, except where the aggregate failure to be true and correct in all material respects will not reasonably be expected to have a material adverse effect on IWO (other than specified representations and warranties which must be true and correct in all material respects regardless of whether the failure to be true and correct in all material respects will not reasonably be expected to have a material adverse effect on IWO);

  . the performance by IWO in all material respects of all covenants and agreements required to be performed by it under the merger agreement on or prior to the closing date;

  . the absence of any condition or restriction imposed on IWO by a governmental entity, in connection with the grant of a regulatory approval necessary for the merger, that would reasonably be expected to have a material adverse effect on IWO;

  . the delivery by IWO of a written resignation of each director of each subsidiary of IWO as of the effective time of the merger;

  . the receipt by US Unwired of a written opinion of Vinson & Elkins L.L.P. tax counsel to US Unwired, to the effect that for federal income tax purposes, the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code;

  . the delivery by IWO of an agreement evidencing the termination or amendment of the agreement among IWO and certain of its stockholders;

  . our receipt of various certificates certifying as to the accuracy of the representations and warranties of IWO in the merger agreement and the performance by IWO of its covenants and agreements in the merger agreement;

  . our receipt of evidence reasonably acceptable to us that IWO has obtained the consent and approval for the merger from certain third persons, including Sprint PCS and IWO's lenders under its senior credit facility;

  . the receipt by IWO of an amendment to its senior credit facility to prevent a default, acceleration or triggering of certain obligations under the indenture relating to our senior notes;

  . the exercise without withdrawal of dissenters' rights by holders of not more than 3% of the outstanding IWO common stock on a fully diluted basis; and

  . the absence of a continuing downgrade event relating to IWO's senior notes that causes the merger to constitute a change of control under IWO's indenture.

   We, IWO and Investcorp have agreed that if holders of more than 1% of the outstanding IWO common stock dissent from the merger but all other conditions to completion of the merger have been met or waived, Investcorp will purchase from the dissenting IWO stockholders who are willing to sell the number of dissenting shares in excess of 1% (but not more than 2%) of the outstanding IWO common stock and withdraw the dissent with respect to those shares. In addition, if holders of more than 3% of the outstanding IWO common stock dissent from the merger, we have the right to purchase from IWO the number of newly issued shares of IWO common stock equal to the number of dissenting shares in excess of 3% of the outstanding IWO common stock, but we have agreed to give Investcorp the first right to purchase these newly issued shares.

Closing Conditions of IWO

   IWO's obligation to complete the merger is subject to the satisfaction or waiver by IWO of the following additional conditions prior to the effective time of the merger:

  . the representations and warranties made by us and the US Unwired merger subsidiary in the merger agreement are true and correct in all material respects as of the date of the merger agreement and as of the closing date, or as of another specified date, except where the aggregate failure to be true and correct in all material respects will not reasonably be expected to have a material adverse effect on us and the US Unwired merger subsidiary (other than specified representations and warranties which must be true and correct in all material respects regardless of whether the failure to be true and correct in all material respects will not reasonably be expected to have a material adverse effect on us and the US Unwired merger subsidiary);

  . the performance by us and the US Unwired merger subsidiary in all material respects of all obligations required to be performed by us under the merger agreement on or prior to the closing date;

  . the receipt by IWO of evidence reasonably satisfactory to IWO that we have obtained the consent and approval for the merger from certain third persons, including our lenders under our senior credit facility;

  . the receipt by IWO of a written opinion of Gibson, Dunn & Crutcher LLP, tax counsel to IWO, to the effect that for federal income tax purposes, the merger will be treated as a reorganization qualifying under the provisions of Section 368(a) of the Internal Revenue Code;

  . the conversion or reclassification of each issued and outstanding share of US Unwired class B common stock into one share of US Unwired common stock;

  . the receipt by IWO of various certificates certifying as to the accuracy of the representations and warranties of US Unwired and the US Unwired merger subsidiary in the merger agreement and the performances by us and the US Unwired merger subsidiary of our covenants and agreements in the merger agreement;

  . our receipt of an amendment to our senior credit facility to prevent a default, acceleration or triggering of certain obligations under the indenture relating to the IWO senior notes;

  . the execution and delivery by us of the registration rights agreement and the execution and delivery by The 1818 Fund of a consent to the registration rights agreement; and

  . the ownership by the US Unwired merger subsidiary of at least $100,000 in cash.

Covenants and Other Agreements

  Conduct of IWO's Business Pending the Merger

   IWO has agreed that until the completion of the merger, unless expressly contemplated by the merger agreement or approved in writing by us, IWO and its subsidiaries will conduct their businesses in all material respects in the ordinary course of business consistent with past practices, keep their properties and assets in good repair and condition and maintain supplies and inventory in amounts consistent with its customary practices. IWO has also agreed to use its reasonable best efforts to preserve intact its business organization and that of its subsidiaries, keep available the present services of its officers and key employees, maintain the existing relationships and goodwill of its customers and suppliers and keep in effect insurance and bonds in amounts and scope of coverage consistent with those currently maintained.

   In addition, IWO has agreed that prior to the effective time of the merger it will not, and will not permit its subsidiaries to, do any of the following without our consent or except as expressly contemplated by the merger agreement:

  . declare, set aside or pay any dividends or make any distributions with respect to any capital stock of IWO or any of its subsidiaries, other than dividends from a wholly owned subsidiary of IWO to IWO or another wholly owned subsidiary of IWO;

  . split, combine or reclassify any shares of its capital stock, or issue or authorize any other securities in lieu of or in substitution for shares of its capital stock;

  . repurchase, redeem or otherwise acquire any securities of IWO or its subsidiaries, other than acquisitions from a wholly owned subsidiary of IWO in exchange for capital contributions or loans to that subsidiary and except in connection with the exercise of outstanding IWO options and warrants;

  .  effect any recapitalization or reorganization;

  . issue, deliver, sell or encumber any additional shares of its capital stock or other securities, except for the issuance of shares upon the exercise of outstanding IWO options and warrants;

  . modify the terms of any rights, options or warrants to acquire any shares of capital stock or other securities in IWO or its subsidiaries to make the terms more favorable to the holders, or take any action to accelerate optionally the exercisability of those rights, options or warrants;

  .  make or propose any changes to its charter or by-laws;

  . make any change in accounting methods in effect at September 30, 2001, other than as required by GAAP or by law;

  .  establish, adopt or enter into any employee benefit plan or arrangement;

  . except as may be required to comply with applicable law, amend or take any action with respect to any employee benefit plan, any change of control or severance plan, any employment or consulting agreement with any employee or other person or any management, consulting or advisory agreement with any former employee;

  . incur any obligation for borrowed money or purchase money indebtedness, except for amounts not to exceed $1,000,000 in the aggregate in the ordinary course of business and except for certain borrowings under its senior credit facility not to exceed $40,000,000 in the aggregate;

  . increase the compensation of any director, officer or employee, except in the ordinary course of business consistent with past practice;

  . grant any severance or termination pay, other than pursuant to normal severance policies existing on the date of the merger agreement, or enter into or amend any employment or severance agreement with any director, officer or employee;

  . acquire any other person or division, by merger, purchases of equity or assets or otherwise, that is material individually or in the aggregate, other than purchases of assets from suppliers and vendors in the ordinary course of business consistent with past practice;

  . sell, lease as lessor, encumber, transfer or otherwise dispose of any material assets, except for dispositions of inventory in the ordinary course of business consistent with past practice;

  . enter into, renew, amend or waive in any material manner, or terminate, any material contract of IWO or any of its subsidiaries or any lease or license held by IWO or any of its subsidiaries for use principally as tower space, antenna location, switch site facility, power facility or similar use or any other lease or license of space held by IWO or any of its subsidiaries, other than in the ordinary course of business;

  . enter into, renew, amend, waive or terminate any IWO agreement with Sprint PCS, other than as previously disclosed to us;

  . except as required by law, make or rescind any tax election, change any method of reporting income or deductions for federal income tax purposes from those used for the taxable year ending December 31, 2000, enter into any closing agreement relating to taxes, or settle any claim or assessment relating to taxes other than those that individually or in the aggregate do not exceed $250,000;

  . enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder, or any affiliate or associate of each, except as otherwise permitted in the merger agreement;

  .  acquire additional territory or related assets from Sprint PCS;

  . issue, deliver, sell, pledge, dispose of, encumber or grant any lien on any shares of its capital stock or other securities;

  . pay, discharge, settle or satisfy any claims, liabilities or obligations, other than in the ordinary course of business consistent with past practice or pursuant to mandatory terms of any contract in effect on the date of the merger agreement, in excess of $1.0 million individually or in the aggregate;

  . make any loans, advances or capital contributions to, or investments in, any other person other than to or in any wholly owned subsidiary of IWO or pursuant to any material IWO contract or other legal obligation existing on the date of the merger agreement;

  .  enter into any new line of business;

  . make any capital expenditures other than those which are consistent with the capital expenditure plan provided to us plus 5% with respect to each expenditure;

  . release any third party from its obligations or grant any consent under any standstill provision or fail to enforce any such provision at our request;

  . enter into any material arrangement, agreement or contract with any third party, other than customers in the ordinary course of business, which provides for an exclusive arrangement or which is substantially more restrictive or less advantageous to IWO than arrangements, agreements or contracts existing on the date of the merger agreement, unless required by Sprint PCS;

  . take any action that could reasonably be expected to materially delay or materially and adversely affect the consummation of the transactions contemplated by the merger agreement; or

  .  agree to do any of the foregoing.

  Conduct of US Unwired's Business Pending the Merger

   In addition, we have agreed that prior to the effective time of the merger we will not, and will not permit our subsidiaries to, do any of the following without IWO's consent or except as expressly contemplated by the merger agreement:

  . declare, set aside or pay any dividends or make any distributions with respect to any capital stock or other equity interests of US Unwired or any of our subsidiaries, other than dividends from one of our wholly owned subsidiaries to us or another of our wholly owned subsidiaries;

  .  effect any reorganization or recapitalization;

  . split, combine or reclassify any shares of our or our subsidiaries' capital stock or other equity interests, or issue or authorize any other securities in lieu of or in substitution for shares of our or our subsidiaries' capital stock or other equity interests;

  . repurchase, redeem or otherwise acquire any of our securities or those of our subsidiaries, other than acquisitions from one of our wholly owned subsidiaries in exchange for capital contributions or loans to that subsidiary and except in connection with the exercise of outstanding US Unwired options and warrants;

  . make or propose any changes to our charter or by-laws which would have a material adverse impact on our stockholders or the consummation of the transactions contemplated by the merger agreement;

  . acquire any other person or division, by merger, purchases of equity or assets or otherwise, that is material individually or in the aggregate, other than purchases of assets from suppliers and vendors in the ordinary course of business consistent with past practice;

  . issue, deliver, sell or encumber any additional shares of its capital stock or other securities, except for the issuance of shares upon the exercise of outstanding US Unwired options and warrants;

  . sell, lease as lessor, encumber, transfer or otherwise dispose of any material assets, except for dispositions of inventory and assets in the ordinary course of business consistent with past practice;

  . incur any obligation for borrowed money or purchase money indebtedness, except for amounts not to exceed $1,000,000 in the ordinary course of business consistent with past practice and except for borrowings under our senior credit facility not to exceed $40,000,000 in the aggregate;

  . enter into, renew, amend, waive or terminate any of our agreements with Sprint PCS;

  . take any action that could reasonably be expected to materially delay or materially and adversely affect the consummation of the transactions contemplated by the merger agreement;

  . release any third party from its obligations or grant any consent under any standstill provision or fail to enforce any such provision at the request of IWO;

  . enter into or amend any contract, agreement or commitment with any affiliate of the Henning family or relating to or providing for payments of more than $100,000 with any officer, director or member of the Henning family, except with the approval of the independent directors, for increases in compensation payable to any director, officer or employee in the ordinary course of business consistent with past practice and for grants of severance or termination pay pursuant to the normal severance policies in effect on the date of the merger agreement or pursuant to any employment or severance agreement with any director or employee in effect on the date of the merger agreement;

  .  enter into any new line of business; or

  .  agree to do any of the foregoing.

  Proxy Statement and Registration Statement

   We and IWO agreed to prepare and we agreed to file with the SEC, as promptly as practicable following the signing of the merger agreement, the registration statement on Form S-4 of which this proxy statement/ prospectus forms a part in connection with the registration under the Securities Act of the offer and sale of the shares of US Unwired common stock to be issued in the merger.

  Stockholder Meetings

   We have agreed to call and hold a meeting of our stockholders as soon as practicable after the date of the merger agreement to obtain the required stockholder approval of the issuance of US Unwired common stock in the merger and, if we so elect, of an amendment to our charter for the purpose of renaming our class A common stock and reclassifying our class B common stock into a single class of US Unwired common stock. We, through our board of directors, have agreed to recommend that our stockholders approve the issuance of our common stock and, if applicable, the charter amendment relating to the renaming and reclassification of our common stock and to use our reasonable best efforts to solicit and secure such approval, unless our board determines in good faith based on the written opinion of outside counsel that its fiduciary duties prohibit it from taking such actions. At our option, we may obtain the approval of our stockholders by written consent in lieu of a stockholders meeting.

   IWO intends to obtain the approval of its stockholders of the merger and the merger agreement by written consent in lieu of a stockholders meeting. At the same time that we sent this proxy statement/prospectus to IWO stockholders, IWO sent to IWO stockholders materials for this written consent process. IWO, through its board of directors, has agreed to recommend that its stockholders approve the adoption of the merger and the merger agreement and to use its reasonable best efforts to solicit and secure such approval, unless the IWO board determines in good faith based on the written opinion of outside counsel that its fiduciary duties prohibit it from taking such actions.

   Each of we and IWO have agreed to submit the matters described above to our and its stockholders regardless of whether our or its board withdraws, modifies or changes their respective recommendations, unless the merger agreement is terminated.

  Legal Conditions to Merger

   The merger agreement provides that, prior to the effective time of the merger, each of we and IWO and our and its subsidiaries will use our and its and our respective subsidiaries' reasonable best efforts:

  . to take, or cause to be taken, all actions necessary, proper or appropriate under applicable law or otherwise to consummate the merger and the other transactions contemplated by the merger agreement;

  . to obtain any consent, license, permit, waiver, authorization, order or approval of any governmental entity required to be obtained in connection with the merger and the other transactions contemplated by the merger agreement;

  . to make all necessary filings and other required submissions, including under federal and state securities laws, antitrust laws, federal communications laws and other applicable laws;

  . to contest and resist any action of any governmental entity that restricts, prevents or prohibits consummation of the merger or the other transactions contemplated by the merger agreement; and

  . to give any notices to and obtain any consents from third persons that are necessary, proper or advisable in connection with the consummation of the transactions contemplated by the merger agreement or that are required to prevent a material adverse effect on IWO prior to the effective of the merger or on us after the effective time of the merger.

   We and IWO have agreed that nothing in the merger agreement will require us or the US Unwired merger subsidiary, or permit IWO, to agree to the imposition of conditions, the payment of material amounts or the requirement of any divestiture to obtain any consent, license, permit, waiver, authorization, order or approval of any governmental entity or third person or to take any action that would or could reasonably be expected to have a material adverse effect on us or IWO.

  Listing of US Unwired Common Stock

   We have agreed to prepare and submit to The Nasdaq National Market a listing application covering the shares of US Unwired common stock to be issued in the merger and upon exercise of the IWO options and warrants assumed by us and upon exercise of the IWO warrants exchanged for US Unwired warrants. The merger agreement requires us to use our reasonable best efforts to cause such shares to be approved for listing on such exchange, subject to official notice of issuance, prior to the effective time of the merger.

  Nomination of Directors

   At the effective time of the merger, we will cause three of the nine members of our board of directors to resign as of the effective time of the merger and will cause our remaining directors to fill the resulting vacancies so that our board of directors will include:

  . one member designated by the IWO board of directors for a term to expire at our 2002 annual meeting;

  . one member, to be an independent director, designated by the IWO board of directors with our approval, for a term to expire at our 2003 annual meeting; and

  . one member designated by Investcorp for a term to expire at our 2004 annual meeting.

   The US Unwired directors who are expected to resign at the effective time are William L. Henning, John A. Henning and Andrew Cowen. The individuals who are expected to become directors of US Unwired upon completion of the merger are Christopher J. Stadler, Thomas J. Sullivan and Harley Ruppert. Information about the three new directors is on page 193.

   At any meeting of our stockholders held after the merger for the purpose of electing US Unwired directors, Investcorp will be entitled to nominate, and we will cause to be nominated and will use our reasonable best efforts to cause to be elected, directors as follows:

  . for so long as Investcorp owns 75% or more of the US Unwired common stock received by it in the merger and 12% or more of the issued and outstanding US Unwired common stock, it will be entitled to nominate the greater of one director or one third of our board (rounding down to the nearest whole number);

  . for so long as Investcorp owns 40% or more of the US Unwired common stock received by it in the merger and less than 12% but more than 6% of the issued and outstanding US Unwired common stock, it will be entitled to nominate two directors; and

  . for so long as Investcorp owns 20% or more of the US Unwired common stock received by it in the merger, it will be entitled to nominate one director unless the board already includes a director nominated by IWO or Investcorp (or any director nominated or designated by those directors) and that director is not up for election.

   We have agreed to appoint at least one director nominated by IWO or Investcorp to any executive or other committee to which our board has delegated power and authority with respect to business matters generally if there are any IWO or Investcorp appointed directors serving on our board.

   At any time when Investcorp has the right to nominate more than two directors to our board, The 1818 Fund III, L.P., which is currently entitled to nominate two directors to our board, has agreed to nominate only one director to the board. Immediately at such time that Investcorp is no longer entitled to nominate two directors to the board, the rights of The 1818 Fund to nominate two directors will automatically resume, provided that the other conditions to The 1818 Fund's right to nominate two directors are satisfied.

  Indemnification of Directors and Officers

   For six years after the effective time of the merger, we have agreed that:

  . all former and present officers and directors of IWO will continue to have the same rights to indemnification that are provided by IWO prior to the merger, consistent with the provisions of the IWO charter, by-laws and written agreements in effect on the date of execution of the merger agreement. We will assume all liability for such indemnification at any time when such action will not cause an event of default under the indenture relating to our senior notes; and

  . we will use our reasonable best efforts to cause IWO to maintain at IWO's expense the policies of officers' and directors' liability insurance maintained by IWO on the date of the merger agreement, subject to a cap on the cost of compliance not to exceed 200% of the last annual premiums paid by IWO before the date of the merger agreement.

  Conversion or Reclassification of US Unwired Common Stock

   We have agreed that prior to the effective time of the merger we will either cause each share of US Unwired class B common stock issued and outstanding prior to the effective time of the merger to be converted into one share of US Unwired common stock in accordance with the provisions of our charter or amend our charter to rename our class A common stock and reclassify our class B common stock into a single class of US Unwired common stock.

  Communications Act Compliance

   Each of we and IWO have agreed to use our reasonable best efforts not to permit any owners of our or our subsidiaries' non-freely tradable securities or equity interests to sell, encumber transfer or otherwise dispose of those securities or interests to any person who is at the effective time of the merger a foreign person for purposes of Section 310(b) of the Federal Communications Act of 1934. Our officers and directors and Henning family members are permitted to sell their US Unwired holdings under Rule 10b5-1 under the Securities Exchange Act.

   We have agreed that, for two years after the effective time of the merger, if we and IWO together determine that it is advisable to request consent from the FCC to exceed the foreign ownership levels applicable to FCC licensees under the Federal Communications Act of 1934 or that we have the right under our charter to redeem shares of US Unwired common stock held by former IWO stockholders as necessary to comply with those foreign ownership provisions, we will not exercise those rights until we have requested and pursued such consent from the FCC and the FCC has refused to grant such consent.

  Plan of Reorganization

   Each of US Unwired, the US Unwired merger subsidiary and IWO have agreed to use our reasonable best efforts to cause the merger to qualify, and will not knowingly take any action or cause any action to be taken that could reasonably be expected to prevent the merger from qualifying, as a reorganization under the provisions of Section 368 of the Internal Revenue Code.

Termination

   The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of our stockholders or IWO's stockholders:

  .  by mutual written consent of us and IWO;

  . by either us or IWO if the required approval of our stockholders or the IWO stockholders has not been obtained;

  . by either us or IWO if the board of directors of the other withdraws, modifies or changes its recommendation to its stockholders in a manner adverse to the terminating party or resolves to do so;

  . by either us or IWO if the other is in breach of any of its representations and warranties contained in the merger agreement that is not cured within 30 days after notice of such breach, unless such breach has not had a material adverse effect on such other party;

  . by either us or IWO if the other party is in material breach of any of its covenants or agreements contained in the merger agreement that is not cured within 30 days after notice of such breach;

  . by either us or IWO if any law, order, injunction or decree preventing the merger becomes final and nonappealable; or

  . by either us or IWO if the merger is not completed before June 18, 2002; provided that the failure to complete the merger is not the result of a failure by the party seeking to terminate the merger agreement or its affiliates to perform any material covenant, agreement or obligation; and provided further that if the failure to complete the merger is the result of the FCC's failure to grant US Unwired's request to exceed the permitted foreign ownership levels under the Federal Communications Act, the termination date will be extended by an additional 90 days.

Effect of Termination

   If the merger agreement is terminated and the merger is not completed, generally the merger agreement will become void and there will be no liability, rights or obligations of US Unwired, the merger subsidiary or IWO or their respective officers, directors or stockholders unless a party has breached its covenants contained in the merger agreement or willfully breached its representations and warranties in the merger agreement. However, IWO must pay us a termination fee of $7,000,000 if the merger has not occurred before June 18, 2002, or September 17, 2002 if extended because of the FCC's failure to grant our foreign ownership request, and as of that date holders of 6% or more of IWO's common stock have exercised and not withdrawn their dissenters' rights.

Representations and Warranties

   The merger agreement contains various representations and warranties of us, IWO, and the US Unwired merger subsidiary relating to, among other things:

  .  organization and similar corporate matters;

  .  subsidiaries;

  .  capital structure;

  .  authorization and enforceability;

  .  absence of conflicts;

  .  the receipt of consents and approvals required for the merger;

  .  financial statements and absence of undisclosed liabilities;

  .  permits, licenses and other authorizations relating to its business;

  . the absence of changes or events which would have a material adverse effect;

  .  documents filed with the SEC;

  .  leases and ownership rights to property;

  . environmental, tax, employee benefit, labor and intellectual property matters;

  .  specified contracts and compliance with Sprint PCS agreements;

  .  relationships with distributors and suppliers;

  .  insurance;

  .  litigation;

  . compliance with applicable laws, including US Unwired's compliance with the foreign ownership and voting provisions of the Federal Communications Act;

  .  the opinion of financial advisors;

  .  brokers fees and commissions;

  .  related party transactions;

  .  the required vote of IWO stockholders and US Unwired stockholders;

  . the shares of US Unwired common stock to be issued in the merger and the activities of the US Unwired merger subsidiary;

  .  cash amounts and indebtedness; and

  .  takeover statutes.

   The representations and warranties in the merger agreement expire at the effective time of the merger.

Expenses

   Whether or not the merger is completed, each of we and IWO will pay our own costs and expenses incurred in connection with the negotiation and preparation of the merger agreement and our respective performance and compliance thereunder. We and IWO will share equally certain filing fees and other costs in connection with the registration statement on Form S-4, of which this proxy statement/prospectus forms a part, and federal antitrust law filings.

Amendment

   The merger agreement may be amended at any time before the effective time of the merger, whether before or after approval by our stockholders or the IWO stockholders, by an instrument in writing signed by the parties and upon approval of the parties' respective board of directors. After the IWO stockholders approve the merger, any later amendment which by law requires IWO stockholder approval may only be made with such approval.

Waiver

   The merger agreement provides that, at any time prior to the effective time of the merger, we or IWO may extend the time for performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the merger agreement or any document delivered pursuant to the merger agreement, and waive compliance by the other party with any agreements or conditions contained in the merger agreement.

                            IWO SUPPORT AGREEMENTS

   On December 19, 2001, we entered into support agreements with IWO stockholders that beneficially own approximately 78.8% of the voting power of the issued and outstanding shares of IWO common stock. Pursuant to the support agreements, each signing holder agreed to vote all of the IWO shares that he, she or it will beneficially own at the record date of any meeting of IWO stockholders or in connection with any written consent of IWO stockholders in lieu of a meeting:

  . in favor of adoption of the merger agreement and the approval of the merger and each of the other transactions contemplated by the merger agreement;

  . against any proposal made with respect to any recapitalization, merger, consolidation or other business combination involving IWO or any acquisition of any capital stock or material portion of the assets of IWO, or any combination of these transactions, other than as permitted by the merger agreement; and

  . against any action that is intended, or could reasonably be expected, to impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the merger or any of the other transactions contemplated by the merger agreement.

   The support agreements, the form of which is attached as Annex B to this proxy statement/prospectus, also provide that each IWO stockholder that is a party to the agreement and its affiliates will not, and will not agree to, directly or indirectly, transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber any, or grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of his, her or its shares of IWO common stock, or other securities convertible into, or exercisable or exchangeable for, shares of IWO common stock, beneficially owned as of, or acquired after, December 19, 2001, other than:

  .  pursuant to the merger;

  .  to its affiliates who execute a substantially similar support agreement; or

  .  with our prior written consent.

   The support agreements also provide that the signing IWO stockholder and its affiliates will cooperate in connection with the merger agreement and the transactions contemplated by the merger agreement and, to the extent permitted by any fiduciary duties applicable to the signing IWO stockholder who is a director of IWO, will not directly or indirectly:

  . solicit, initiate, encourage or facilitate, or disclose non-public information in furtherance of, a competing transaction of the type against which the IWO stockholder has agreed to vote;

  . negotiate, explore or otherwise engage in discussions of any person other than us and our subsidiaries with respect to such a competing transaction;

  . enter into any agreement, arrangement or understanding with respect to such a competing transaction; or

  .  otherwise assist in effecting such a competing transaction.

   The support agreements also contain certain representations and warranties by the signing IWO stockholder relating to the IWO stockholder and to the shares of IWO common stock and other IWO securities beneficially owned by the IWO stockholder.

   The support agreements will terminate at the earlier of:

  .  the termination of the merger agreement; and

  .  the effective time of the merger.

   On December 19, 2001, we entered into support agreements with IWO stockholders that beneficially own shares of non-voting common stock representing 62.4% of the issued and outstanding shares of IWO common stock. These support agreements, the form of which is attached as Annex C to this proxy/statement prospectus, contain the same provisions as the support agreement attached as Annex B, other than the provisions relating to the voting by the IWO stockholder of, or the granting of proxies with respect to, its shares of IWO common stock.

                         US UNWIRED SUPPORT AGREEMENTS

   On December 19, 2001, IWO entered into support agreements with US Unwired stockholders that beneficially own approximately 70% of the combined voting power of the issued and outstanding shares of US Unwired common stock. Pursuant to the support agreements, each signing holder agreed to vote all of the US Unwired shares that he, she or it will beneficially own at the record date of any meeting of US Unwired stockholders or in connection with any written consent of US Unwired stockholders in lieu of a meeting:

  . in favor of the issuance of the shares of US Unwired common stock pursuant to the merger;

  . in favor of an amendment to our charter renaming our class A common stock and reclassifying our class B common stock as a single class of US Unwired common stock;

  . against any proposal made with respect to any recapitalization, merger, consolidation or other business combination involving us or any acquisition of any of our capital stock or material portion of our assets, or any combination of these transactions, other than as permitted by the merger agreement; and

  . against any action that is intended, or could reasonably be expected, to impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the merger.

   The support agreements, the form of which is attached as Annex D to this proxy statement/prospectus, also provide that each signing US Unwired stockholder and its affiliates will not, and will not agree to, directly or indirectly, transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber any, or grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any of his, her or its shares of US Unwired common stock, or other securities convertible into, or exercisable or exchangeable for, shares of US Unwired common stock, beneficially owned as of, or acquired after, December 19, 2001, other than:

  .  to its affiliates who execute a substantially similar support agreement; or

  .  with IWO's prior written consent.

   Each signing US Unwired stockholder has also agreed that, prior to the effective time of the merger, he, she or it will convert each share of our class B common stock owned of record by the US Unwired stockholder into one share of our class A common stock.

   The support agreements also provide that the US Unwired stockholder that is a party to the agreement and its affiliates will cooperate in connection with the merger agreement and the transactions contemplated by the merger agreement and, to the extent permitted by any fiduciary duties applicable to the signing US Unwired stockholder who is a director of US Unwired, will not directly or indirectly:

  . solicit, initiate, encourage, or facilitate, or disclose non-public information in furtherance of, a competing transaction of the type against which the US Unwired stockholder has agreed to vote;

  . negotiate, explore or otherwise engage in discussions of any person other than IWO and its subsidiaries with respect to such a competing transaction;

  . enter into any agreement, arrangement or understanding with respect to such a competing transaction; or

  .  otherwise assist in effecting such a competing transaction.

   The support agreements also contain certain representations and warranties by the signing US Unwired stockholder relating to the US Unwired stockholder and to the shares of US Unwired common stock and other US Unwired securities beneficially owned by the US Unwired stockholder.

   All of the support agreements will terminate at the earlier of:

  .  the termination of the merger agreement; and

  .  the effective time of the merger.

                              LOCK-UP AGREEMENTS

   IWO stockholders and holders of other IWO securities holding approximately 88.9% of IWO common stock on a fully diluted basis (and who are expected to receive approximately 89.8% of the shares of our common stock proposed to be issued on a fully diluted basis) have entered into lock-up agreements with us. The lock-up agreements, the forms of which are attached as Annex E and Annex F to this proxy statement/prospectus, prohibit these stockholders from selling or otherwise disposing of the shares of US Unwired common stock that they receive in the merger for a minimum of 120 days after the effective time of the merger, other than in connection with the proposed underwritten public offering of our common stock described under "Underwritten Public Offering; Registration Rights".

   If there is an underwritten offering within 120 days after the merger, the shares of US Unwired common stock that are held by Investcorp and other IWO investors and not sold in the offering will be released from the lock-up restrictions on the 90th day after the underwritten offering. If there is no such underwritten offering, then 35% of the US Unwired common stock held by each of those holders will be released from the lock-up restrictions 121 days after the merger, an additional 35% will be released 181 days after the merger and the remainder will be released 241 days after the merger. For all other IWO stockholders signing lock-up agreements, 20% of their shares of US Unwired common stock will be released from the lock-up restrictions on the 120th day after the merger, an additional 30% will be released on the 211th day after the merger and the remainder will be released on the 301st day after the merger.

   The merger agreement provides that the restrictions on transfer to be set forth in the lock-up agreements with us will not prohibit any former IWO stockholder from participating in the underwritten public offering described under "Underwritten Public Offering; Registration Rights" or restrict transfers among certain Investcorp entities (not including the limited partners), or among certain other IWO investors, provided that any transferee executes and delivers to us a lock-up agreement.

                             STANDSTILL AGREEMENT

   On December 19, 2001, holders of approximately 53.7% of IWO common stock on a fully diluted basis (and who are expected to receive approximately 54.3% of the shares of our common stock proposed to be issued on a fully diluted basis) entered into a standstill agreement with us. The standstill agreement, the form of which is attached as Annex G to this proxy statement/prospectus, provides that, for two years after the effective time of the merger, the signing IWO stockholders and their affiliates will not:

  .  increase their ownership in US Unwired voting securities;

  . knowingly transfer US Unwired voting securities to any person or group which would immediately thereafter beneficially own more than 15% of the outstanding voting securities of US Unwired;

  . deposit any US Unwired voting securities into a voting trust or otherwise transfer control of the voting rights of such securities;

  . initiate or propose any stockholder proposal or action, solicit proxies within the meaning of Regulation 14A under the Securities Exchange Act with respect to the voting of US Unwired securities, become a participant in a solicitation within the meaning of Regulation 14A in any election contest with respect to our directors, or make any public statement relating to any of these matters, unless we are in breach of our obligations under the merger agreement with respect to the appointment of directors by IWO and Investcorp;

  . form, join or participate in a group within the meaning of the regulations under Section 13(d) of the Securities Exchange Act with respect to acquiring, disposing of or voting US Unwired voting securities; or

  . initiate or make any public statement relating to any tender or exchange offer for any of our securities or of our subsidiaries or any business combination, recapitalization, restructuring, liquidation or dissolution involving us or any of our subsidiaries.

   The standstill agreement does not prohibit transfers of US Unwired voting securities to an affiliate of the signing IWO stockholder if the affiliate agrees in writing to be bound by the agreement, transfers pursuant to a bona fide underwritten public offering, transfers to a registered investment company or transfers to any US Unwired stockholder who beneficially owns 10% or more of the outstanding US Unwired voting securities on the date of the agreement.

               UNDERWRITTEN PUBLIC OFFERING; REGISTRATION RIGHTS

   When the merger occurs, we will enter into a registration rights agreement which will allow specified persons to require us to register the offer and sale of their shares of US Unwired common stock under the Securities Act. These persons are IWO stockholders and holders of other IWO securities who are expected to receive about 89.8% of the US Unwired shares proposed to be issued on a fully diluted basis, members of our founding family and persons related to them, specified other persons and persons to whom the persons mentioned above transfer shares other than through a sale in the public market.

   The registration rights agreement will require us to complete registrations for the following offerings:

  . An underwritten public offering of at least $50 million, if requested by specified IWO stockholders in time for the offering to be completed within 120 days after the merger.

  . One public offering (or two public offerings if the underwritten public offering described above is not completed) that may be requested within four years after the merger by specified IWO stockholders or, under specified circumstances, other holders of our shares. We are not required to file such an offering before January 1, 2003 if the underwritten offering mentioned above has been consummated. If that underwritten offering has not been consummated, we are not required to file such an offering sooner than 180 days after the merger. Such an offering can be an underwritten public offering only if it would exceed $25 million in size.

  . A so-called "shelf" offering that we would have to file within four months after the merger if specified IWO stockholders request that we do so. This shelf offering is a registration that will permit the stockholders whose shares are included to sell them whenever they want for a period of up to three years after the time the registration statement becomes effective. These sales may be made in just about every conceivable way except that they may not be made in an underwritten offering.

   Only the IWO stockholders who are parties to the registration rights agreement and certain persons to whom they may transfer their shares will be permitted to include their US Unwired shares in the "shelf" offering. However, the IWO stockholders who signed lock-up agreements will be subject to the resale restrictions contained in those agreements. On the other hand, all of the persons who are entitled to the benefits of the registration rights agreement, including our founding family and their related interests, are permitted to include shares in the other public offerings. The total requests to include shares in an underwritten public offering may exceed the number that the underwriters conclude is the maximum number of shares that can be included without adversely affecting the success of the offering. In that case, the registration rights agreement tells us which shares are to be included.
Generally:

  . 85% of the maximum number of shares will be allocated to IWO stockholders, other than the IWO founders, and to other specified persons. They will share this allocation generally in proportion to their ownership of our shares.

  . 7.5% of the maximum shares will be allocated to the IWO founders, who will share this allocation generally in proportion to their ownership of our shares.

  . 7.5% of the maximum shares may be allocated to our founders and their related interests, as they may determine.

  . If any unallocated shares remain after applying these allocations, we or anyone specified by us can include shares in these underwritten offerings. If there still are unallocated shares remaining, they are allocated proportionately to all persons whose shares are included.

   The offerings described above are offerings for which we can be required to file registration statements by the specified persons. The persons who benefit from the registration rights agreement also have the right to include their shares in any registration statement we may file within three years after the merger to offer and sell shares for our own account, other than in connection with acquisitions or employee benefit plans, or for the account of any other stockholder who has the right to compel us to file a registration statement, other than The 1818 Fund III, L.P., which is our affiliate because it nominates two of our directors whom we have agreed to recommend for election. If this kind of registration statement involves an underwritten public offering and the underwriters conclude that the number of shares requested to be included exceeds the maximum number of shares that can be included without adversely affecting the success of the offering, all of the shares which we are selling for our own account will be included first. If unallocated shares remain, they will be allocated to the persons entitled to the benefits of the registration rights agreement according to the same allocation method described above for registrations that are requested under the registration rights agreement.

   The persons entitled to the benefits of the registration rights agreement have no right to include shares in any registration that is requested by The 1818 Fund, which obtained the right to demand registration when it acquired our preferred stock in October 1999. That stock was converted into our common stock in May 2000. The 1818 Fund has agreed as follows with us and IWO:

  . 1818 Fund will not require us to register an offering of its shares of our common stock during the first 120 days after the merger unless the principal IWO stockholder consents.

  . 1818 Fund will have no right to participate in the two underwritten offerings that can be required under the registration rights agreement.

  . 1818 Fund, on the one hand, and the persons entitled to benefits under the registration rights agreement, on the other hand, will share the right to include shares in any other offering we may register in which they are both entitled to include shares. The sharing will be proportionate to the number of shares each wishes to include.

   We will be entitled to select the managing underwriter for any underwritten offerings that we must file under the registration rights agreement, and the IWO stockholders are entitled to select a co-managing underwriter. We and the IWO stockholders must make these selections with the reasonable approval of the other. We will pay all expenses of registering shares for the persons entitled to the benefits of the registration rights agreement, except for underwriting commissions, transfer taxes or out-of-pocket expenses. We will pay the fees and expenses of one lawyer for all of such persons. Also, our founders and their related interests will have to pay their own expenses if we require them to do that.

   Each stockholder who includes shares in an underwritten offering that we are required to file under the registration rights agreement, and certain other persons, will agree not to effect any sale or distribution of any equity security, or any security convertible into or exchangeable or exercisable for any equity security, of US Unwired, other than as part of the underwritten public offering, during the 15-day period prior to, and during a period of up to 90 days following, the completion of the underwritten public offering.

   The registration rights agreement will prohibit us for three years after the merger from providing to any other person registration rights that are more favorable than or interfere with the rights granted to the former IWO stockholders under the registration rights agreement. This prohibition does not apply to the rights we previously granted to The 1818 Fund.

                      SELECTED HISTORICAL FINANCIAL DATA

US Unwired and Subsidiaries Selected Financial Data

   The selected historical statement of operations and balance sheet data presented below is derived from our audited consolidated financial statements as of and for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and our unaudited consolidated financial statements for the nine months ended September 30, 2000 and 2001.

   The unaudited consolidated financial statements of US Unwired have been prepared on the same basis as the audited consolidated financial statements of US Unwired and include all adjustments, consisting of normal recurring adjustments, that management considers necessary to a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2001.

   The data set forth below should be read in conjunction with US Unwired's consolidated financial statements and accompanying notes and "US Unwired's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                                                                               For the Nine Months
                                                           Year Ended December 31,             Ended September 30,
                                               ----------------------------------------------  ------------------
                                                1996     1997      1998      1999      2000      2000      2001
                                               -------  -------  --------  --------  --------  --------  --------
                                                            (In thousands, except for per share data)
Statement of Operations Data:
    Revenues:
    Service revenue........................... $45,572  $53,255  $ 48,723  $ 39,734  $ 68,345  $ 47,940  $100,662
    Roaming revenue...........................  13,727   16,079    11,914    10,867    28,079    17,722    60,963
    Equipment revenue.........................   1,885    2,685     3,915     5,371    11,517     7,719    12,345
    Other revenue.............................     709    2,649     7,159     2,660     5,110     3,786     3,962
                                               -------  -------  --------  --------  --------  --------  --------
    Total revenues............................  61,893   74,668    71,711    58,632   113,051    77,167   177,932
    Operating expense:
    Cost of service and roaming...............  16,513   20,111    18,586    19,593    46,034    30,453    77,320
    Cost of equipment.........................   5,436    8,943    10,777    11,998    23,385    15,628    22,954
    Selling and marketing.....................   8,068   10,893    10,886    12,793    38,500    20,939    48,838
    General and administrative................  10,560   12,682    17,156    19,277    34,268    22,885    37,730
    Non-cash compensation.....................      --       --        --       799     5,293     4,002     3,721
    Depreciation and amortization.............   9,153   12,478     9,831    19,430    43,466    28,182    42,339
                                               -------  -------  --------  --------  --------  --------  --------
    Operating income (loss)...................  12,163    9,561     4,475   (25,258)  (77,895)  (44,922)  (54,970)
    Interest expense, net.....................  (6,222)  (6,890)   (4,379)   (8,276)  (23,068)  (17,148)  (23,265)
    Other income (expense)....................      (9)  (1,082)   57,250     1,406    16,401     4,992     8,620
    Income tax (benefit) expense..............   2,421       95    16,812    (9,014)   (5,066)   (4,322)       --
    Minority interest in losses of
     subsidiaries.............................     308      134        --    10,350     1,268     1,255        --
    Equity in income (losses) of affiliates...      35   (3,137)  (11,738)   (4,870)      673       847    (2,430)
                                               -------  -------  --------  --------  --------  --------  --------
    Income (loss) from continuing
     operations............................... $ 3,854  $(1,509) $ 28,796  $(17,634) $(77,555) $(50,654) $(72,045)
                                               =======  =======  ========  ========  ========  ========  ========
    Income (loss) from continuing
     operations per diluted common
     share.................................... $  0.06  $ (0.03) $   0.48  $  (0.29) $  (1.08) $   (.80) $   (.87)
                                               =======  =======  ========  ========  ========  ========  ========

                                                                                               As of
                                                           As of December 31,              September 30,
                                               ------------------------------------------- -------------
                                                 1996     1997    1998     1999     2000       2001
                                               -------- -------- ------- -------- -------- -------------
                                                                    (In thousands)
Balance Sheet Data:
    Cash and cash equivalents................. $  5,464 $  4,955 $32,475 $ 14,695 $ 15,136   $129,480
    Marketable securities.....................       --       --      --  141,453  165,438         --
    Property and equipment, net...............   28,692   38,891  22,565  106,067  212,382    240,269
    Total assets..............................  132,328  142,133  87,629  318,970  456,980    476,318
    Long-term debt and redeemable preferred
     stock (1)................................   95,901  100,066  29,067  266,080  305,533    329,873
    Stockholders' equity......................   25,437   23,929  51,479   28,585  100,054     63,668

--------
(1) Includes current maturities of long-term debt.

IWO Holdings, Inc. and Subsidiaries and Predecessor Selected Financial Data

   The summary financial data presented below separately reflects certain information from IWO's operations for the periods presented and certain information from the operation of the Albany, Syracuse and Manchester markets by Sprint PCS for the periods presented prior to IWO's acquisition of those markets.

  IWO Holdings, Inc.

   The selected historical statement of operations and balance sheet data presented below is derived from IWO's audited consolidated financial statements as of and for the period from IWO's inception on August 22, 1997 through December 31, 1997, as of and for the year ended December 31, 1998, as of and for the period January 1, 1999 through December 20, 1999, as of and for the period December 20, 1999 through December 31, 1999 and as of and for the year ended December 31, 2000, and IWO's unaudited consolidated financial statements as of and for the nine months ended September 30, 2000 and 2001. On December 20, 1999, holders of 100% of the equity in IWO's subsidiary exchanged all of their equity ownership in the subsidiary for shares of IWO common stock.

   The unaudited consolidated financial statements of IWO have been prepared on the same basis as the audited financial statements of IWO and include all adjustments, consisting of normal recurring adjustments, that management considers necessary for a fair presentation of financial position and results of operations. Operating results for the nine-month period ended September 30, 2001 are not necessarily indicative of the results that may be expected for the entire year ended December 31, 2001.

   The data set forth below should be read in conjunction with IWO's consolidated financial statements and accompanying notes and "IWO's Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

   It is important that you also read the section of the proxy statement/prospectus titled "IWO Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and the accompanying notes included elsewhere in this proxy statement/prospectus.

                                 For the
                               Period from
                                Inception                  For the      For the
                               (August 22,                  Period       Period                       For the
                                  1997)       For the     January 1,  December 20, For the Year     Nine Months
                                 through     Year Ended  1999 through 1999 through    Ended            Ended
                               December 31, December 31, December 20, December 31, December 31,    September 30,
                               ------------ ------------ ------------ ------------ ------------ ------------------
                                   1997         1998         1999         1999         2000       2000      2001
                               ------------ ------------ ------------ ------------ ------------ --------  --------
                                              (In thousands, except share data)
Statement of Operations
  Data:
Net revenues(4)...............    $   --       $   --      $     --     $    --      $ 58,836   $ 39,803  $ 76,951
Operating expenses:
   Costs of services and
     equipment................        --           --            --          --        48,818     32,026    61,254
   Selling and marketing......         6            8            36           5        19,497     11,762    19,944
   General and
     administrative...........        --           51         5,478         839        20,031     13,654    15,763
   Depreciation and
     amortization.............        --           --            --          --        12,538      8,459    13,492
   Financial advisory fees....        --           --         9,250          --            --         --        --
                                  ------       ------      --------     -------      --------   --------  --------
       Total operating
         expenses.............         6           59        14,764         844       100,884     65,901   110,453
                                  ------       ------      --------     -------      --------   --------  --------
Operating loss................        (6)         (59)      (14,764)       (844)      (42,048)   (26,098)  (33,502)
Interest income...............        --           --            --         171         2,032      1,536     5,975
Interest expense..............        --           --           (78)         --        (3,532)    (2,456)  (17,876)
Amortization of debt
  issuance and offering costs.        --           --            --         (84)       (2,843)    (2,047)   (2,605)
Other debt financing fees.....        --           --            --        (319)       (3,689)    (2,843)   (1,505)
                                  ------       ------      --------     -------      --------   --------  --------
Net loss......................    $   (6)      $  (59)     $(14,842)    $(1,076)     $(50,080)  $(31,908) $(49,513)
                                  ======       ======      ========     =======      ========   ========  ========
Basic and diluted net loss per
  share(1)....................    $(0.00)      $(0.01)     $  (2.36)    $ (0.04)     $  (1.63)  $  (1.05) $  (1.32)
                                  ======       ======      ========     =======      ========   ========  ========

                                                                      As of
                                         As of December 31,       September 30,
                                    ----------------------------- -------------
                                    1997  1998    1999     2000       2001
                                    ---- ------ -------- -------- -------------
                                           (In thousands)
 Balance Sheet Data:
 Cash and cash equivalents......... $ 31 $  319 $104,752 $ 36,313   $ 22,550
 Property and equipment, net (2)(4)   --     --      782  102,564    156,085
 Total assets......................  185  1,386  129,058  232,699    409,581
 Long-term debt....................   --     --       --   80,000    292,308
 Redeemable common stock...........   --     --      310      346        173
 Total stockholders' equity(3).....  119    435  122,591  123,494     83,065

--------
(1) Basic and diluted net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding. IWO has assumed that the shares issued by it to the prior stockholders of its subsidiary on December 20, 1999 were outstanding for all of 1997, 1998 and for the period from January 1, 1999 through December 20, 1999.
(2) Includes construction in progress of $243, $33,009 and $47,082 as of December 31, 1999, 2000 and September 30, 2001, respectively.
(3) In 1999, IWO sold common stock for approximately $135.0 million (see note 1 to the notes to IWO's consolidated financial statements).
(4) In 2000, IWO acquired from Sprint PCS certain assets, primarily network assets, and obtained the rights to manage 45,000 subscribers for approximately $116.4 million (see note 3 to the notes to IWO's consolidated financial statements).

  Albany, Syracuse and Manchester Markets

   The selected financial data presented below under the caption "Statement of Operations" for each of the three years in the period ended December 31, 1999, and under the caption "Balance Sheet Data" as of December 31, 1998 and 1999, are derived from the audited financial statements of the Albany, Syracuse, and Manchester markets that IWO acquired.

   Operations were not launched until December 27, 1996 in the Albany market, December 30, 1996 in the Syracuse market and November 12, 1997 in the Manchester market. As a result, IWO has not presented financial data for 1996 because revenues were less than $10,000. The data set forth below should be read in conjunction with the Albany, Syracuse and Manchester markets' financial statements and accompanying notes and "IWO Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this proxy statement/prospectus.

                                                   Year Ended December 31,
                                                   -----------------------
                                                    1997    1998    1999
                                                   ------- ------- -------
                                                       (In thousands)
      Statement of Operations Data:
      Net revenues................................ $ 2,113 $ 9,137 $23,401
      Operating expenses:
         Costs of services and equipment..........   8,381  12,201  20,203
         General and administrative...............   6,675   7,361   8,976
         Selling and marketing....................   3,998   3,724   5,870
         Depreciation and amortization............   6,841   9,491  10,205
                                                   ------- ------- -------
             Total operating expenses.............  25,895  32,777  45,254
                                                   ------- ------- -------
      Operating expenses in excess of net revenues $23,782 $23,640 $21,853
                                                   ======= ======= =======

                                          As of December 31,
                                          ------------------
                                            1998      1999
                                           -------  -------
                                            (In thousands)
                   Balance Sheet Data:
                   Total assets purchased $64,175   $62,886
                                           =======  =======

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

   The following unaudited pro forma condensed consolidated financial statements combine the historical consolidated balance sheets and statements of operations of US Unwired and IWO. These unaudited pro forma condensed consolidated financial statements give effect to our acquisition of IWO using the purchase method of accounting. To aid in your analysis of the financial aspects of this transaction, we have presented this set of unaudited pro forma condensed consolidated financial statements to demonstrate the financial aspects of the merger.

   We derived this information from our unaudited consolidated financial statements for the nine months ended September 30, 2001, our audited consolidated financial statements for the year ended December 31, 2000, the unaudited consolidated financial statements of IWO for the nine months ended September 30, 2001, and the audited consolidated financial statements of IWO for the year ended December 31, 2000. The historical financial statements used in preparing the pro forma financial statements are summarized in the pro forma statements and should be read in conjunction with the complete historical financial statements and related notes of US Unwired and IWO contained elsewhere in this proxy statement/prospectus.

   The unaudited pro forma condensed consolidated statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 give effect to the merger as if the merger had been consummated at the beginning of the earliest period presented. The unaudited pro forma condensed consolidated balance sheet as of September 30, 2001 gives effect to the merger as if it was effected September 30, 2001. Certain reclassifications have been made to IWO's historical presentation to conform to our presentation. These reclassifications do not materially impact our or IWO's operations or financial position for the periods presented.

   The pro forma adjustments, which are based upon available information and upon certain assumptions that we believe are reasonable, are described in the accompanying notes. The final purchase price allocation may differ and the difference may be material. We have engaged a nationally recognized valuation expert to assist us in determining fair values of identifiable assets and liabilities.

   We are providing the unaudited pro forma condensed consolidated financial information for illustrative purposes only. The companies may have performed differently had they been combined during the periods presented. You should not rely on the unaudited pro forma condensed consolidated financial information as being indicative of the historical results that would have been achieved had the companies actually been combined during the periods presented or the future results that the combined company will experience. The unaudited pro forma condensed consolidated financial statements do not give effect to any cost savings or operating synergies expected to result from the merger or the costs to achieve such cost savings or operating synergies.

                                US UNWIRED INC.
           UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                           AS OF SEPTEMBER 30, 2001
                                (in thousands)

                                                       Historical
                                                           US     Historical  Pro Forma     Pro Forma
                                                        Unwired      IWO     Adjustments      Total
                                                       ---------- ---------- -----------    ----------
                     ASSETS
Current assets:
   Cash and cash equivalents..........................  $129,480   $ 22,550   $ (15,950)(1) $  136,080
   Restricted cash and U.S. Treasury obligations......        --     22,649                     22,649
   Accounts receivable, net...........................    26,133      7,372                     33,505
   Short term investments.............................        --     42,393                     42,393
   Other current assets...............................    17,188      9,407                     26,595
                                                        --------   --------   ---------     ----------
       Total current assets...........................   172,801    104,371     (15,950)       261,222
Restricted cash and U.S. Treasury obligations.........        --     38,409                     38,409
Investment securities.................................        --     34,230                     34,230
Property and equipment, net...........................   240,269    156,085                    396,354
Goodwill and intangible assets, net...................    46,275     54,245     196,790 (2)    454,134
                                                                                (54,245)(2)
                                                                                211,069 (2)
Other assets..........................................    16,973     22,241                     39,214
                                                        --------   --------   ---------     ----------
       Total assets...................................  $476,318   $409,581   $ 337,664     $1,223,563
                                                        ========   ========   =========     ==========

            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable...................................  $ 16,193   $  3,036   $     783 (3) $   20,012
   Accrued expenses...................................    26,715     30,999        (783)(3)     56,931
   Current maturities of long-term debt...............       687         --                        687
                                                        --------   --------   ---------     ----------
       Total current liabilities......................    43,595     34,035          --         77,630
Long-term debt........................................   329,873    292,308     (17,908)(2)    604,273
Deferred gain.........................................    35,487         --                     35,487
Deferred income taxes.................................                           24,598 (4)         --
                                                                                (24,598)(2)
Investments in affiliates.............................     3,695         --                      3,695
                                                        --------   --------   ---------     ----------
Total liabilities.....................................
                                                         412,650    326,343     (17,908)       721,085

Redeemable common stock...............................        --        173        (173)(2)         --

Total stockholders' equity............................    63,668     83,065     376,284 (5)    502,478
                                                                                 (8,800)(1)
                                                                                 17,908 (2)
                                                                                (54,245)(2)
                                                                                 24,598 (2)
                                                        --------   --------   ---------     ----------
       Total liabilities and stockholder's equity.....  $476,318   $409,581   $ 337,664     $1,223,563
                                                        ========   ========   =========     ==========

                                US UNWIRED INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                        FOR THE FISCAL YEAR ENDED 2000
                   (in thousands, except per share amounts)

                                                                                                            Pro
                                                                    Historical Historical  Pro Forma       Forma
                                                                    US Unwired    IWO     Adjustments      Total
                                                                    ---------- ---------- -----------    ---------
Revenues:
    Subscriber.....................................................  $ 68,345   $ 58,836   $(20,729)(6)  $ 106,044
                                                                                               (408)(17)
    Roaming........................................................    28,079         --     18,553 (6)     46,632
    Merchandise sales..............................................    11,517         --      2,176 (6)     13,693
    Other revenue..................................................     5,110         --        408 (17)     5,518
                                                                     --------   --------   --------      ---------
       Total revenue...............................................   113,051     58,836         --        171,887
Operating expenses:
    Cost of service................................................    46,034     48,818      3,121 (7)     88,664
                                                                                             (5,561)(10)
                                                                                             (3,748)(6)
    Merchandise cost of sales......................................    23,385         --      3,748(6)      27,133
    Selling and marketing..........................................    38,500     19,497       (722)(8)     57,275
    General and administrative.....................................    34,268     18,214     (3,121)(7)     55,644
                                                                                                722 (8)
                                                                                              5,561 (10)
    Non cash stock compensation....................................     5,293      1,817        561 (15)     7,671
    Depreciation and amortization..................................    43,466     12,538     22,356 (11)    89,652
                                                                                              2,843 (9)
                                                                                              8,449 (12)
                                                                     --------   --------   --------      ---------
       Total operating expenses....................................   190,946    100,884     34,209        326,039
                                                                     --------   --------   --------      ---------
Operating loss.....................................................   (77,895)   (42,048)   (34,209)      (154,152)

Other (expense) income:
    Interest income................................................    10,324      2,032       (829)(13)    11,527
    Interest expense...............................................   (33,392)    (3,532)    (3,689)(16)   (40,613)
    Other..........................................................    16,401     (6,532)     2,843 (9)     16,401
                                                                                              3,689 (16)
                                                                     --------   --------   --------      ---------
       Total other (expense) income................................    (6,667)    (8,032)     2,014        (12,685)
                                                                     --------   --------   --------      ---------
Loss before income taxes, minority interest and equity in income of
 affiliates........................................................   (84,562)   (50,080)   (32,195)      (166,837)
Income tax benefit.................................................     5,066         --     63,398 (14)    68,464
Minority interest in losses of subsidiaries........................     1,268         --         --          1,268
Equity in income of affiliates.....................................       673         --         --            673
                                                                     --------   --------   --------      ---------
Loss from continuing operations....................................  $(77,555)  $(50,080)  $ 31,203      $ (96,432)
                                                                     ========   ========   ========      =========
Basic and diluted loss from continuing operations per common
 share.............................................................  $  (1.08)                           $   (0.87)
                                                                     ========                            =========
Weighted average outstanding common shares.........................    71,777                38,983 (18)   110,760
                                                                     ========              ========      =========

                                US UNWIRED INC.
      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                 FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2001
                   (in thousands, except per share amounts)

                                                            Historical Historical  Pro Forma     Pro Forma
                                                            US Unwired    IWO     Adjustments      Total
                                                            ---------- ---------- -----------    ---------
Revenues:
   Subscriber..............................................  $100,662   $ 76,951   $(28,388)(6)  $ 147,326
                                                                                     (1,899)(17)
   Roaming.................................................    60,963         --     23,945 (6)     84,908
   Merchandise sales.......................................    12,345         --      4,443 (6)     16,788
   Other revenue...........................................     3,962         --      1,899 (17)     5,861
                                                             --------   --------   --------      ---------
       Total revenues......................................   177,932     76,951         --        254,883

Operating expenses:
   Cost of service.........................................    77,320     61,254      3,735 (7)    127,592
                                                                                     (6,637)(10)
                                                                                     (8,080)(6)
   Merchandise cost of sales...............................    22,954         --      8,080 (6)     31,034
   Selling and marketing...................................    48,838     19,944       (425)(8)     68,357
   General and administrative..............................    37,730     15,429     (3,735)(7)     56,486
                                                                                        425 (8)
                                                                                      6,637 (10)
   Non cash stock compensation.............................     3,721        334        322 (15)     4,377
   Depreciation and amortization...........................    42,339     13,492     16,767 (11)    81,539
                                                                                      6,336 (12)
                                                                                      2,605 (9)
                                                             --------   --------   --------      ---------
       Total operating expense.............................   232,902    110,453     26,030        369,385
                                                             --------   --------   --------      ---------
Operating loss.............................................   (54,970)   (33,502)   (26,030)      (114,502)

Other (expense) income:
   Interest expense, net...................................   (23,265)   (11,901)      (622)(13)   (37,293)
                                                                                     (1,505)(16)
   Other...................................................     8,620     (4,110)     2,605 (9)      8,620
                                                                                      1,505 (16)
                                                             --------   --------   --------      ---------
       Total other (expense) income........................   (14,645)   (16,011)     1,983        (28,673)
                                                             --------   --------   --------      ---------
Loss before income taxes and equity in losses of affiliates   (69,615)   (49,513)   (24,047)      (143,175)
Income tax benefit.........................................        --         --      3,782 (14)     3,782
Equity in losses of affiliates.............................    (2,430)        --                    (2,430)
                                                             --------   --------   --------      ---------
Loss from continuing operations............................  $(72,045)  $(49,513)  $(20,265)     $(141,823)
                                                             ========   ========   ========      =========
Basic and diluted loss from continuing operations per
  common share.............................................  $  (0.87)                           $   (1.16)
                                                             ========                            =========
Weighted average outstanding common shares.................    83,230                38,983 (18)   122,213
                                                             ========              ========      =========

                                US UNWIRED INC.
        NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)
               (dollars in thousands, except per share amounts)

(1) The following table represents the estimated transaction costs related to the merger (see note 3), which include:

                                               US Unwired  IWO    Total
                                               ---------- ------ -------
       Investment banking fees................   $4,000   $6,300 $10,300
       Legal, accounting and bank consent fees    2,150    2,000   4,150
       Other costs............................    1,000      500   1,500
                                                 ------   ------ -------
                                                 $7,150   $8,800 $15,950
                                                 ======   ====== =======

   The pro forma adjustment gives effect to the reduction in cash and cash equivalents of US Unwired and IWO reflecting the payment of these costs.

(2) Represents the additional intangibles and goodwill that US Unwired will record upon consummation of the merger. For purposes of these pro forma condensed consolidated financial statements, the purchase price premium has been preliminarily allocated to the acquired customer base, rights to provide service under the Sprint PCS management agreement and goodwill, pending further study and analysis. We have engaged a nationally recognized firm with valuation expertise to assist us in determining the final values of identifiable assets and liabilities, as well as the value of the customer base and rights to provide service under the Sprint PCS management agreement. We anticipate having this valuation completed before December 31, 2002.

   In June 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), which requires nonamortization of goodwill and intangible assets that have indefinite useful lives and annual tests of impairment of those assets. The statement also provides specific guidance about how to determine and measure goodwill and intangible asset impairment, and requires additional disclosure of information about goodwill and other intangible assets. The provisions of this statement are required to be applied starting with fiscal years beginning after December 15, 2001 and applied to all goodwill and other intangible assets recognized in its financial statements at that date. Goodwill and certain intangible assets acquired after June 30, 2001 are subject to the nonamortization provisions of the statement.

   As a result, no amortization of goodwill resulting from this merger has been included in the accompanying unaudited pro forma condensed consolidated financial information as such goodwill will not be amortized subsequent to the closing of the merger. Had such goodwill been subject to amortization, assuming an assigned life of 20 years, goodwill amortization would have been $10,553 and $7,915 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

US Unwired common shares issuable at closing................................               38,982,912
Closing price on December 19, 2001..........................................              $     10.00
                                                                                          -----------
Market value of stock issued................................................                  389,829
Value of options and warrants assumed (a)...................................                   48,981
                                                                                          -----------
Total stock consideration...................................................                  438,810
Estimated US Unwired transaction costs (see note 1).........................                    7,150
                                                                                          -----------
Total consideration and costs...............................................                  445,960
Less:
   IWO net assets........................................................... $    83,065
   Adjustments to IWO net assets for the conversion of the IWO redeemable common stock to common stock and for purchase
     accounting:
       Conversion of redeemable common stock to common stock prior to
         the transaction (see note 5).......................................         173
       Estimated IWO transaction costs (see note 1).........................      (8,800)
       Adjustment of IWO long-term debt to fair value (b)...................      17,908
       Deferred income tax asset (c)........................................      24,598
       Elimination of existing IWO intangible assets........................     (54,245)
                                                                             -----------
   Adjusted IWO net assets..................................................                   62,699
                                                                                          -----------
Excess purchase price over the fair value of the net assets acquired........              $   383,261
                                                                                          ===========
The excess purchase price over the fair value of the net assets acquired has been allocated on a preliminary basis as follows:
   Deferred taxes on intangible assets acquired in the merger (see note 4)..              $   (24,598)
   Intangible assets:
       Acquired customer base (d)........................................... $    44,700
       Rights to provide service under the Sprint PCS management
         agreement (e)......................................................     152,090
                                                                             -----------
   Total intangible assets..................................................                  196,790
   Goodwill.................................................................                  211,069
                                                                                          -----------
                                                                                          $   383,261
                                                                                          ===========

   -----
   (a) The fair value of the options and warrants was calculated using the following assumptions:

      (i)  risk free interest rate of 3.5%;

      (ii)  stock price of $10.00;

      (iii)  dividend yield of 0%;

      (iv)  average remaining life of 5 years; and

      (v)  volatility of 82%.

   (b) IWO long-term debt is comprised of the senior notes and amounts outstanding under a senior credit facility. The fair value of the senior notes is stated at quoted market value as of October 2, 2001 of $134,400 as compared to the carrying value of $152,308, which resulted in a decrease of $17,908. The carrying amount of the senior credit facility is a reasonable estimate of its fair value primarily due to its variable interest rate.

   (c) Represents the previously unrecognized deferred income tax assets of IWO.

   (d) Allocation to the acquired customer base is calculated on 125,832 existing IWO customers valued at $355 per customer, which reflects IWO's average cost of acquiring a new customer.

   (e) Allocation to the rights to provide service under the Sprint PCS management agreement is based upon management's estimate of the present value of the right to use the Sprint PCS spectrum, the Sprint PCS brand name, accelerated start-up, network equipment and handset discounts, less the affiliation fee we are obligated to pay Sprint PCS.

(3) Represents the reclassification of amounts payable by IWO to Sprint PCS for consistency in presentation in the amount of $783.

(4) Represents the expected deferred tax liability to be recorded related to the transaction using an effective tax rate of 38% as follows:

   Deferred taxes on intangibles acquired in the merger (see note 2). $(74,780)
   Represents the reduction in the valuation allowance for the
     deferred income tax assets of US Unwired........................   50,182
                                                                      --------
                                                                      $(24,598)
                                                                      ========

(5) Represents the following:

      Conversion of IWO redeemable common stock to common stock
        (see note 2)........................................... $    173
      US Unwired common stock issued and options and warrants
        assumed (see note 2)...................................  438,810
      Elimination of adjusted IWO net assets (see note 2)......  (62,699)
                                                                --------
                                                                $376,284
                                                                ========

(6) Represents the reclassification of IWO's roaming revenue and merchandise sales from net revenues and merchandise costs of sales for consistency in presentation. Roaming revenue was $18,553 and $23,945 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively. Merchandise sales were $2,176 and $4,443 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively. Merchandise cost of sales were $3,748 and $8,080 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(7) Represents the reclassification of IWO's Sprint PCS management fees from general and administrative expense to cost of service for consistency in presentation. Sprint PCS management fees were $3,121 and $3,735 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(8) Represents the reclassification of IWO's activation, e-commerce and telesales fees from selling and marketing to general and administrative expenses for consistency in presentation. Activation, e-commerce and telesales fees were $722 and $425 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(9) Represents the reclassification of IWO's amortization of debt issuance costs to depreciation and amortization expense for consistency in presentation. Amortization of debt issuance costs were $2,843 and $2,605 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(10) Represents the reclassification of IWO's customer care and billing expenses from cost of service to general and administrative expenses for consistency in presentation. Customer care and billing expenses were $5,561 and $6,637 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(11) Represents amortization expense of the acquired customer base, which is assumed to be over the average remaining customer life of 24 months.

   Fiscal year ended 2000 amortization:
      Acquired customer base (see note 2)............ $44,700
      Number of months...............................    / 24 months
      Monthly amortization........................... $ 1,863
      Months in year.................................    x 12 months
                                                      -------
                                                                     $22,356
                                                                     =======
   Nine months ended September 30, 2001 amortization:
      Monthly amortization........................... $ 1,863
      Months in period...............................     x 9 months
                                                      -------
                                                                     $16,767
                                                                     =======

(12) Represents amortization expense of the rights to provide services under the Sprint PCS management agreement, which is assumed to be over 18 years, the remaining life in the initial term of the IWO management agreement with Sprint PCS.

   Fiscal year ended 2000 amortization:
      Sprint PCS management agreement (see note 2)... $152,090
      Number of years................................     / 18  years
                                                      --------
                                                                      $8,449
                                                                      ======
   Nine months ended September 30, 2001 amortization:
      Annual amortization............................ $  8,449
      Months in year.................................     / 12 months
                                                      --------
      Monthly amortization........................... $    704
      Months in period...............................      x 9 months
                                                      --------
                                                                      $6,336
                                                                      ======

(13) Represents reduced interest income on $15,950 used to fund the transaction costs (see note 1) assuming an average interest rate of 5.2% in the amount of $829 and $622 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(14) Represents the recognition of the estimated income tax benefit, using an effective tax rate of 38%, for US Unwired for the fiscal year ended 2000 and the nine months ended September 30, 2001. No additional income tax benefit in excess of deferred income tax liabilities has been recorded as such future benefits would be offset by a full valuation allowance.

(15) Represents the adjustment to record noncash stock compensation related to unvested IWO stock options assumed by US Unwired at the acquisition date in the amount of $561 and $322 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(16) Represents the reclassification of IWO's other debt financing fees to interest expense for consistency in presentation. Other debt financing fees were $3,689 and $1,505 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(17) Represents the reclassification of IWO early termination fees from subscriber revenue to other revenue for consistency in presentation in the amount of $408 and $1,899 for the fiscal year ended 2000 and the nine months ended September 30, 2001, respectively.

(18) The reconciliation of weighted-average common shares before the merger to weighted-average common shares after the merger is set forth below:

                                                   For the Year    For the Nine Months
                                                       Ended       Ended September 30,
                                                 December 31, 2000        2001
                                                 ----------------- -------------------
Weighted-average outstanding US Unwired common
  shares before the merger......................     71,777,000         83,230,000
US Unwired common shares issuable at closing....     38,982,912         38,982,912
                                                    -----------        -----------
Weighted-average outstanding common shares after
  the merger....................................    110,759,912        122,212,912
                                                    ===========        ===========

                           DESCRIPTION OF US UNWIRED

General


   We provide wireless personal communication services, commonly referred to as PCS, in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the United States. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.9 million residents. Our service area is among the largest of the Sprint PCS network partners in population and number of subscribers and is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis.

   We currently provide Sprint PCS service to all 41 of our geographical areas, known as basic trading areas, BTAs or markets. A market is a geographical area in which we operate, and, in total, our service area consists of 41 markets. We have completed the initial network build-out plan and have met the Sprint PCS management agreement requirement to provide network coverage to 65% of the resident population in our service area. We are continuing to expand our service by upgrading network equipment and adding cell sites in certain markets that we believe will help us provide better service.

   At September 30, 2001, we were providing PCS service to approximately 236,000 subscribers and network coverage to approximately 6.7 million residents out of approximately 9.9 million total residents. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area.

   In addition, we provide cellular and paging services in parts of southwest Louisiana and as of September 30, 2001, we had approximately 37,100 cellular subscribers and 15,100 paging subscribers.

   Our website is located at www.usunwired.com. Information contained on our website does not constitute a part of this proxy statement/prospectus.
Our Background

   US Unwired is comprised of two wholly owned subsidiaries: Louisiana Unwired, LLC and Unwired Telecom Corporation. Louisiana Unwired and its subsidiary provide PCS telecommunication services, and Unwired Telecom provides cellular and paging telecommunications service.

   On February 28, 2001, we purchased from Cameron Communications Corporation its 6.14% minority interest in Louisiana Unwired in exchange for 4,634,842 shares of our class A common stock. The market value of the class A common stock associated with this transaction on February 28, 2001 was approximately $36.5 million. Upon conclusion of the transaction, we owned 100% of Louisiana Unwired. In February 2001, we also purchased the minority interests in Texas Unwired, a Louisiana general partnership, for 310,664 shares of our class A common stock. The market value of the class A common stock associated with this transaction was $2.4 million. Upon conclusion of the transaction, we owned 100% of Texas Unwired through Louisiana Unwired.

Our Affiliation with Sprint PCS

   Under our agreements with Sprint PCS, we market Sprint PCS products and services in our service area using licenses that Sprint PCS acquired from the FCC in 1994 and 1996. We are the only provider of Sprint PCS products and services in our service area. Some key points about these agreements are:

  . each agreement lasts 50 years with an initial period of 20 years and three successive 10-year renewal periods.

  . each agreement requires revenue sharing of 8% to Sprint PCS and 92% to us, except that we retain 100% of revenues from non-US Unwired Sprint PCS customers traveling in our service area, extraordinary income and equipment sales.

  . if we terminate or breach the agreements, we may be required to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

  . if Sprint PCS terminates or breaches the agreements, we may be able to sell our PCS business and network to Sprint PCS or to purchase the Sprint PCS licenses from Sprint PCS.

   In October 2000, we amended our management agreements with Sprint PCS. Effective June 2001, Sprint PCS began providing billing and customer care services for new PCS subscribers added in certain markets where we had previously provided these services. We migrated a substantial portion of our customer base to Sprint PCS's billing and customer care platform in August 2001 and completed this process in January 2002. We plan to continue to perform network capacity monitoring and planning beyond that date. As a part of the amendment, Sprint PCS has also agreed to not change the reciprocal Sprint roaming rate of $0.20 per minute through December 2002 for Sprint PCS subscribers.

   We believe that our service area is important to Sprint PCS's plan to expand its PCS network. To date, Sprint PCS has made considerable investments in the licenses covering our service area.

Our Service Area

   Our Sprint PCS service area covers 41 markets spanning over 160,200 square miles with a population of approximately 9.9 million. Our service area is one of the largest in the United States by measure of population for all of the territories assigned to Sprint PCS network partners. Even though our service area comprises approximately 9.9 million residents, the number of residents in our service area does not represent the number of PCS subscribers that we expect to have in our service area.

   Our service area is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis. Our network links these existing Sprint PCS markets. We are the only provider of Sprint PCS products and services in the markets connecting these major cities.

   The following table provides some key information about our 41 PCS launched markets (population in thousands):

                                                                US
                                                     Sprint  Unwired
                                  Basic             Spectrum Spectrum  Total
                                 Trading   Market   (Managed  (Owned  Spectrum
  Market (1)                     Area #  Population   MHz)     MHz)    (MHz)
  ----------                     ------- ---------- -------- -------- --------
  Anniston, AL..................    17       163.2     30       --       30
  Chilton Area Counties, AL (2).    44       253.3     30       --       30
  Decatur, AL...................   108       147.0     30       --       30
  Florence, AL..................   146       192.4     30       --       30
  Gadsden, AL...................   158       193.3     30       --       30
  Huntsville, AL................   198       515.7     30       --       30
  Mobile, AL....................   302       668.5     30       --       30
  Montgomery, AL................   305       488.0     30       --       30
  Selma, AL.....................   415        71.0     30       --       30
  Tuscaloosa, AL................   450       255.1     30       10       40
  El Dorado, AR.................   125       105.2     30       10       40
  Hot Springs, AR...............   193       140.7     30       --       30
  Nevada Area Counties, AR (3)..   257        59.6     30       --       30
  Pine Bluff, AR................   348       153.7     30       10       40
  Fort Walton Beach, FL.........   154       214.1     30       --       30
  Jackson Area County, FL.......   439        47.1     10       --       10
  Panama City, FL...............   340       203.2     10       --       10
  Pensacola, FL.................   343       417.1     30       --       30
  Alexandria, LA................     9       269.0     30       10       40
  Houma, LA.....................   195       271.8     30       --       30
  Lake Charles, LA..............   238       285.4     10       10       20
  Monroe, LA....................   304       331.2     30       10       40
  Shreveport, LA................   419       607.2     30       10       40
  Columbus, MS..................    94       175.4     10       10       20
  Greenville, MS................   175       208.8     10       --       10
  Grenada Counties, MS (4)......   290        63.5     10       --       10
  Hattiesburg, MS...............   186       183.7     30       --       30
  Jackson, MS...................   210       682.3     10       --       10
  Laurel, MS....................   246        83.3     30       --       30
  McComb, MS....................   269       114.6     30       --       30
  Meridian, MS..................   292       209.5     10       --       10
  Tupelo, MS....................   449       325.7     10       10       20
  Natchez, MS...................   315        72.6     10       10       20
  Vicksburg, MS.................   455        61.6     10       --       10
  Marshall Area Counties, TN (5)   314        56.9     30       --       30
  Longview, TX..................   260       315.3     30       10       40
  Paris, TX.....................   341        95.4     30       10       40
  Texarkana, TX.................   443       271.0     30       10       40
  Tyler, TX.....................   452       316.3     30       --       30
  Beaumont, TX..................    34       468.7     10       --       10
  Lufkin, TX....................   265       163.2     10       --       10
                                          --------
     Subtotal...................           9,920.6
  Minority Interest:
  Baton Rouge, LA...............    32        94.7     30       --       30
  Hammond, LA...................   180        14.9     30       --       30
  Lafayette, LA.................   236        73.4     30       --       30
  Biloxi, MS....................    42        53.4     30       --       30
                                          --------
     Subtotal...................             236.4
                                          --------
        Total...................          10,157.0

--------
(1) Source: Report dated January 16, 2002 by Kagan World Media, Associates, Inc. as compiled from U.S. Department of Census, U.S. Department of Transportation and SRC, LLC data. Reprinted with permission of Kagan World Media. Market population has been calculated as the market population from the Kagan report times our ownership interest in the market. All markets are reflected at 100% with the exception of our minority interests.
(2) Includes Nevada, Clark, Dallas, and Grant Counties.

(3) Includes Chilton, Cullman, Talladega, Coosa and Tallapoosa Counties.
(4) Includes Grenada, Yalobusha, Tallahatchie and Montgomery Counties.
(5) Includes Marshall and Giles Counties.

PCS Services and Features

   We offer Sprint PCS products and services in our service area. Our products and services are designed to mirror those of Sprint PCS and to be a part of the Sprint PCS nationwide network. Sprint PCS customers in our service area may use Sprint PCS services throughout our contiguous markets and seamlessly throughout the Sprint network.

   We support the Sprint PCS Wireless Web throughout our service area. The Sprint Wireless Web allows subscribers with data-capable handsets to connect their portable computers or personal digital assistants to the internet. Sprint PCS subscribers with web-browser enabled handsets also have the ability to receive periodic information updates such as stock prices, airline schedules and weather reports directly on their handsets by connecting to and browsing specially designed text-based internet sites.

   We offer Code Division Multiple Access (CDMA) handsets that weigh 2.3 to 7.3 ounces and can offer up to 12 days of standby time and up to five hours of talk time. We also offer dual-mode handsets that allow customers to make and receive calls on both PCS and cellular frequency bands. All handsets are equipped with preprogrammed features and are sold under the Sprint PCS brand name.

   We provide roaming services to both Sprint PCS subscribers who are traveling through our service area as well as non-Sprint subscribers traveling through our service area. Sprint PCS and other affiliates provide a similar service to our subscribers traveling outside of our market area.

PCS Marketing Strategy

   Our marketing and sales strategy uses the advertising and marketing programs that have been developed by Sprint PCS. We enhance this with strategies that we have tailored specifically for our markets.

   We benefit from the recognizable Sprint PCS brand names and logos and from Sprint PCS's technological developments.

   Pricing. We use the Sprint PCS pricing strategy. This offers our customers a menu of service plans typically structured with monthly recurring charges, large local calling areas, bundles of minutes and options and features such as voicemail, enhanced caller identification, call waiting, three-way calling and low per-minute rates.

   Local focus and personalized customer care. Our regional focus enables us to supplement Sprint PCS's marketing strategies with our own strategies tailored to each of our specific markets. This includes attracting local businesses to enhance our distribution and drawing on our management team's local experience. Our local sales force executes our marketing strategy through our retail stores and kiosks. Our outside sales force targets business sales. Additionally, we staff our retail outlets with full-time customer care representatives to communicate directly with the customers concerning billing and service issues.

   Advertising. We use the Sprint PCS name and reputation to attract customers and benefit from Sprint PCS's national advertising campaign to promote its products at no additional cost to us. Sprint PCS also runs numerous promotional campaigns that provide customers with benefits such as additional features at the same rate or free ancillary services. We direct our media and promotional efforts at the community level by advertising Sprint PCS's products and services through television, radio, print advertisements, outdoor advertising, billing inserts and promotional displays in our retail stores.

   Sponsorships. Sprint PCS sponsors numerous national and regional events. These sponsorships provide Sprint PCS with brand name and product awareness. Our regional marketing teams also sponsor local events to increase customer awareness of the Sprint PCS network.

Sales and Distribution

   We target a broad range of consumer and business markets through a sales and distribution plan. We use traditional sales channels, like our retail stores, mass merchandisers and other national retail outlets, independent agents and an outside sales force. We also use lower-cost methods like direct marketing and a corporate website.

   Retail stores. We have 38 retail stores and ten kiosks and plan additional expansion. Our retail stores are located in the principal retail districts in each market. Kiosks, which are located primarily in high traffic retail outlets, maximize our retail presence in some of our markets and take advantage of high traffic areas. We use our stores and kiosks for much of the distribution and sale of our handsets and services. Sales representatives in these stores and kiosks receive in-depth training that allows them to explain PCS service in an informed manner. We believe that these representatives will foster effective and enduring customer relationships.

   Mass merchandisers and outlets. We target customers through our mass-market retail outlets. We have negotiated distribution agreements based on Sprint PCS's arrangements with national and regional mass merchandisers and consumer electronic retailers, including Radio Shack, Office Depot, Circuit City, Dillard's, Office Max and Best Buy and have a presence in 351 of the total 413 national retail outlet locations in our market area.

   Independent agents. We have a contracted network of 599 independent agents that creates additional opportunities for local distribution. Most of these businesses are family-owned consumer electronics dealers and wireless telecommunication retailers.

   Other Sprint PCS initiatives. We participate in Sprint PCS's national accounts program, which targets Fortune 1000 companies, take advantage of Sprint PCS's inbound telemarketing sales program and Sprint PCS's internet site that allows customers in our service area who purchase products and services over the Sprint PCS internet site become customers of our PCS network.

   No single merchandiser has accounted for more than 10% of our sales in the past three years.

Cellular and Paging Services

   We provide cellular and paging service in southwest Louisiana. At September 30, 2001, we had approximately 37,100 cellular subscribers and approximately 15,100 paging subscribers.

Suppliers and Equipment Vendors

   We do not manufacture any of the handsets that we use in our operations. We purchase our equipment pursuant to various Sprint PCS vendor arrangements that provide us volume discounts. Under such arrangements, we purchase our handsets directly from Sprint PCS and our accessories from certain other third party vendors.

Competition

   We compete in our service area with the current cellular providers and new PCS providers. The cellular providers in our service area serve different geographic segments of our service area, but no one cellular carrier provides complete coverage throughout our service area. Some of these cellular providers offer a digital product also, but it typically covers only a small segment of our service area.

   Of our PCS competitors, only Verizon, SunCom, Cingular and Alltel provide service comparable to ours in our service area. Verizon is licensed to offer PCS services in most of our Louisiana and Texas markets. SunCom, an AT&T wireless network provider, operates in parts of the south-central and southeastern United States and competes with us in our Louisiana, Alabama, Arkansas and Mississippi markets. Alltel is a current PCS provider in several of our markets.

   Our ability to compete effectively with other PCS providers will depend on:

    . the continued success of CDMA technology in providing better call quality and clarity than analog cellular systems.

    . our competitive pricing with various options suiting individual subscribers calling needs.

    . the continued expansion and improvement of the Sprint PCS network, customer care system and telephone handset options.

   We compete also with paging, enhanced specialized mobile radio and dispatch companies in our markets. Potential users of PCS systems may satisfy their communications needs with other current and developing technologies. One or two-way paging or beeper services that feature voice messaging and data display as well as tone-only service may be adequate for potential subscribers who do not need to speak to the caller.

   Sprint PCS has chosen CDMA technology, which we believe offers significant advantages in the marketplace. CDMA is one of three languages that wireless telephones use to communicate with the phone network. The other two predominant standards are TDMA and GSM.

   CDMA offers superior call quality and clarity. CDMA also offers the highest capacity of the three standards. This means that more simultaneous calls can be handled on a CDMA network than on equivalent TDMA or GSM networks. CDMA also offers a high level of security, giving customers confidence that their calls remain private. CDMA offers many advanced features such as short text messaging, internet access, call waiting, call forwarding and three way calling. Several providers in the United States, including Sprint PCS, Verizon and PrimeCo, have adopted CDMA.

   TDMA is generally less expensive to deploy if a carrier seeks to overlay an analog network, like a cellular carrier would be required to do. TDMA also offers increased call security and advanced features like those available on a CDMA network. Several providers in the United States, including SunCom, use TDMA.

   GSM is the most widely adopted standard around the world. It originated in Europe, where it continues to be the dominant standard. It has been widely deployed for over ten years, which means that economies of scale for network and handset equipment have been achieved. This has lowered the cost of purchasing the equipment for a GSM system. GSM also offers increased call security and advanced features like those available on a CDMA network. Several providers in the United States, including Cingular, VoiceStream Wireless, and Powertel, have adopted GSM.

   We do not currently face competition from resellers on our facilities. A reseller buys blocks of wireless telephone numbers and capacity from a licensed carrier and resells service through its own distribution network to the public but does not hold FCC licenses or own facilities. Thus, a reseller is both a customer of a wireless licensee's services and also a competitor of that and other licensees. We expect to continue to be subject to the FCC rule that requires cellular and PCS licensees to permit resale of carrier service.

   Over the past several years the FCC has auctioned and will continue to auction large amounts of wireless spectrum that could be used to compete with PCS services. Based upon increased competition, we anticipate that market prices for two-way wireless services generally will decline in the future. We will compete to attract and retain subscribers principally on the basis of services and features, the size and location of our service areas, network coverage and reliability, customer care and pricing. Our ability to compete successfully will also depend, in part, on our ability to anticipate and respond to various competitive factors affecting the industry, including new services that may be introduced, changes in consumer preferences, demographic trends, economic conditions and discount pricing strategies by competitors.

   We have experienced significant competition in our cellular markets from digital technologies that has resulted in an erosion of our cellular and paging customer base. In an effort to revitalize this part of our operation, we elected to enhance our cellular network to include TDMA digital technology. TDMA is one of three digital technologies in the United States and each uses a different digital language to send calls. Several providers, such as AT&T Wireless, Dobson Communications, Century Telephone Enterprises and Triton PCS, have chosen TDMA. In August 2001, we completed the upgrade of our cellular network to include TDMA digital and expanded service to our cellular subscribers to now include voice mail notification, caller identification and text messaging. We anticipate this upgrade will make us more competitive and provide increased service and roaming capacity.

Network Build-Out

   We have completed the initial network build-out plan for our 41 markets and have met the Sprint PCS management agreement requirement of providing network coverage to 65% of the resident population in our service area. We are continuing to expand our service by upgrading network equipment and adding cell sites in certain markets that we believe will help us provide better service.

   We focused our network construction first on the concentrated population and business centers of the major metropolitan areas in our service area and the adjoining interstate highways. We continued to build out the smaller markets surrounding the existing built out areas, interstate and state highways. We only launched PCS service after we completed a significant portion of the planned build-out for a given area. Before we launched service, we performed extensive field-testing to ensure comprehensive and reliable coverage within a particular market. We provided overall project and construction management of the design, site acquisition, installation and testing of our PCS system.

   We obtain cell sites in three ways: (1) co-location, (2) construction of a tower by an independent build-to-suit company, or (3) construction of a tower by us. Co-location describes the network strategy of leasing available space on a tower or cell site owned by another company. We prefer to co-locate with another wireless company by leasing space on an existing tower or building. When we co-locate, we generally have lower construction costs, and it is likely that any zoning difficulties have been resolved. Beginning in December 2000, we have sold a substantial number of our cell site towers and executed co-location agreements. As of September 30, 2001, we had 831 PCS cell sites, of which approximately 80% were co-locations and 20% owned with network coverage of approximately 6.7 million residents out of approximately 9.9 million total residents. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area.

   Microwave relocation. Fixed microwave operators previously used the frequencies that are now allocated for PCS licenses. The FCC has established procedures for PCS licensees to relocate these existing microwave paths, generally at the PCS licensee's expense. With Sprint PCS's assistance, we have relocated all microwave paths for the PCS licenses that we own.

   Switching centers. We lease five switching centers for our service area. These centers are located in our four markets of Shreveport and Lake Charles, Louisiana, Jackson, Mississippi and Montgomery, Alabama. Each switching center serves several purposes, including routing calls, managing call handoff, managing access to landlines and providing access to voice mail.

   Interconnection. We connect our digital PCS network to the landline telephone system through interconnection agreements with local exchange carriers. Before entering the Sprint PCS agreements, we entered into interconnection agreements with BellSouth. Through our agreements with Sprint PCS, we benefit from the interconnection agreements that Sprint PCS negotiates.

   Long distance. We have a long distance agreement with Sprint PCS under our management agreement and with our affiliate, Cameron Communications Corporation, for long distance services which expires April 30, 2002.

   Network monitoring systems. We use Sprint PCS's Network Operations Control as well as our network operations center in Lake Charles, Louisiana to provide monitoring and maintenance of our entire network, including:

    . the constant monitoring for blocked or dropped calls, call clarity and signs of tampering, cloning or fraud.

    .  the recording of network traffic statistics.

    . the overseeing of customer usage, data collected at switch facilities and billing.

   Effective June 2001, Sprint PCS began providing billing and customer care services for new PCS subscribers added in certain markets where we had previously provided these services. We migrated a substantial portion of our customer base to Sprint PCS's billing and customer care platform in August 2001 and completed this process in January 2002. We plan to continue to perform network capacity monitoring and planning beyond that date.

Government Regulation

   The FCC and other state and local regulatory agencies regulate our PCS and cellular systems.

   Licensing of PCS systems.   A broadband PCS system operates under a service
   area license granted by the FCC for a particular market. These licenses operate on one of six frequency blocks allocated for broadband PCS service. Narrowband PCS is for non-voice applications such as paging and data service and is separately licensed. The FCC awards all PCS licenses by auction.

   All PCS licenses have a 10-year term and must be renewed at the end of this term. The FCC generally will renew a PCS license if the licensee provided substantial service during the past license term and substantially complied with applicable law. The FCC may revoke a license for serious violations of FCC rules. All PCS licensees must satisfy coverage requirements. Licensees that fail to meet the coverage requirements may lose the service area that is not covered, or the license. The FCC may deny renewal if it determines that the grant of the renewal application would not serve the public interest. In addition, at renewal time, other parties may file competing applications for the license. A license in good standing is entitled to a renewal expectancy. This gives the current licensee holder an advantage over competing applicants.

   For up to five years after a PCS license is granted, the licensee must share spectrum with existing licensees that operate fixed microwave systems within its license area. To operate our PCS systems efficiently and with adequate population coverage, we must relocate many of these existing licensees. The FCC has adopted a transition plan to relocate microwave operators and a cost-sharing plan for relocation that benefits more than one PCS licensee. These plans expire on April 4, 2005.

   The FCC regulates PCS resale practices also.

   Licensing of cellular telephone systems. The FCC awards licenses for cellular telephone systems by auction. Cellular licenses have a ten year term and must be renewed at the end of this term. The FCC may revoke a license for serious violations of FCC rules. The FCC may deny renewal if it determines that the grant of the renewal application would not serve the public interest. In addition, at the renewal time, other parties may file competing applications for the license. A license in good standing is entitled to renewal expectancy. We use landline and point-to-point microwave facilities to connect cell sites and to link them to the main switching office. The FCC separately licenses and regulates point-to-point microwave facilities.

   The FCC regulates cellular service resale practices and the terms under which ancillary services may be provided through cellular facilities.

   We use landline facilities to connect cell sites and to link them to the main switching office. The FCC separately licenses and regulates these landlines.

   Other regulatory requirements. The FCC imposes additional regulatory requirements on all commercial mobile radio service, or CMRS, operators, which include PCS and cellular systems as well as some specialized mobile radio systems. These requirements may change. Some of the current requirements include:

    . Resale. Most CMRS operators, including us, generally may not restrict the resale of their services so that resellers may use the facilities of the CMRS operator to introduce a competitive service.

    .  Roaming.   CMRS carriers must provide service to all subscribers of a compatible CMRS service in another geographic region.

    . Number portability. CMRS carriers will soon be required to allow their customers to take their phone numbers with them if they change to a competitive service and must now be able to deliver calls to carried numbers.

    . Enhanced 911. CMRS carriers must transmit 911 calls from any qualified handset without credit check or validation, must provide 911 service to individuals with speech or hearing disabilities, and must provide the approximate location of the 911 caller.

    . Wiretaps. CMRS carriers must provide law enforcement personnel with sufficient capacity to enable wiretaps on the CMRS network.

    . Calling party pays. The FCC is considering rules to permit CMRS operators to charge the party making the call. The new rules, if adopted, would place consumer protection and uniform notification requirements on the service.

    . Customer information. The FCC has rules that protect the customer against the use of customer proprietary information for marketing purposes. A federal court struck down these rules, but the FCC has stayed the effect of this decision by petitioning for rehearing.

    . Interconnection. All telecommunications carriers, including CMRS carriers, must interconnect directly or indirectly with other telecommunications carriers.

    . Universal service and other fees. The FCC imposes large universal service support fees on telecommunications carriers, including CMRS carriers. The FCC imposes smaller fees for telecommunications relay service, number portability and the cost of FCC regulation.

    .  Spectrum cap.   There are limitations on a person's ownership in
       licenses for more than 55 MHz of PCS, cellular and some specialized mobile radio services where there is significant overlap in any geographic area. Significant overlap means that at least ten percent of the population of the PCS licensed service area is within the cellular and/or SMR service area(s). We believe that we are in compliance with these limits.

   Transfers and assignments of PCS and cellular licenses. The FCC must approve the assignment or transfer of control of a license for a PCS or cellular system. In addition, the FCC requires licensees who transfer control of a PCS license within the first three years of their license term to disclose the total consideration received for the transfer. FCC approval is not required for the sale of an interest that does not transfer control of a license. Any acquisition or sale of PCS or cellular interests may also require the prior approval of the Federal Trade Commission, the Department of Justice and state or local regulatory authorities.

   Foreign ownership. The Communications Act of 1934 limits the non-U.S. ownership of licensees. If foreign ownership exceeds the permitted level, the FCC may revoke the PCS licenses or require an ownership restructuring.

   Additional spectrum. In 2000, the FCC auctioned spectrum that could be used to compete with our PCS system. On January 25, 2002, the FCC announced that in June 2002 it will auction additional spectrum which could be used to compete with our PCS systems. We have no way of knowing whether the new spectrum in our service area will be used to offer a competitive service.

Intellectual Property

   The Sprint(R) and Sprint PCS(R) brand names and logos are registered service marks owned by Sprint. We have license agreements with Sprint that allow us to use, without payment and only in our service area, the Sprint design logo and diamond symbol and other Sprint service marks, like the phrases "The Clear Alternative to Cellular" and "Clear Across the Nation." We can use some of Sprint's licensed marks on some wireless telephone handsets. The license agreements have many restrictions on our use of their licensed marks. We are the only person entitled to market Sprint PCS products and services in our service area, except for the Sprint PCS national marketing programs.

Employees

   As of September 30, 2001, we had approximately 850 employees. No union represents our employees. We believe that we have good relations with our employees.

Properties

   We own an 11-story, 115,300 square foot office building in downtown Lake Charles that serves as our corporate headquarters.

   We lease space for our switches in Lake Charles and Shreveport, Louisiana, Jackson, Mississippi and Montgomery, Alabama. We also lease space for our inventory warehouse and customer care center in Lake Charles, Louisiana. We own two store sites, and we lease space for 36 retail outlets, 10 kiosks and three regional sales and operations offices in Louisiana, Texas, Arkansas, Alabama, Florida and Mississippi. At September 30, 2001, we owned 210 cell sites and leased space for 656 cell sites.

Legal Proceedings

   We are from time to time involved in litigation that we believe ordinarily accompanies the communications business. We do not believe that any of our pending or threatened litigation will have a material adverse effect on our business or financial situation.

         US UNWIRED MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results contemplated in these forward-looking statements.

Overview

   Through our subsidiaries, Louisiana Unwired, LLC and Texas Unwired, a Louisiana general partnership, we provide wireless personal communication services, commonly referred to as PCS, in eastern Texas, southern Oklahoma, southern Arkansas, significant portions of Louisiana, Alabama and Mississippi, the Florida panhandle and southern Tennessee. We are a network partner of Sprint PCS, the personal communications services group of Sprint Corporation. Sprint PCS, directly and through affiliates like us, provides wireless services in more than 4,000 cities and communities across the country. We have the exclusive right to provide digital PCS services under the Sprint(R) and Sprint PCS(R) brand names in a service area comprising approximately 9.9 million residents. Our service area is among the largest in population and subscribers of the Sprint PCS network partners and is contiguous with Sprint PCS's launched markets of Houston, Dallas, Little Rock, New Orleans, Birmingham, Tallahassee and Memphis.

   We currently provide Sprint PCS service to all 41 of our geographical areas, known as Basic Trading Areas, BTAs or markets. A market is a geographical area in which we operate, and, in total, our service area consists of 41 markets. We have completed the initial network build-out plan for our 41 markets and have met the Sprint PCS management agreement requirement of providing network coverage to 65% of the resident population in our service area. We are continuing to expand our service by upgrading network equipment and adding cell sites in certain markets that we believe will help us provide better service. Since September 30, 2000 we have increased our network coverage by over 1.6 million residents and our network covered approximately 6.7 million residents out of approximately 9.9 million total residents in our 41 markets as of September 30, 2001. The number of people in our service area does not represent the number of Sprint PCS subscribers that we expect to have in our service area.

   We have added 144,900 PCS subscribers since September 30, 2000 and as of September 30, 2001 had approximately 236,000 PCS subscribers within our launched 41 PCS markets.

   In addition, we provide cellular and paging services in parts of Louisiana through our wholly owned subsidiary, Unwired Telecom Corp. As of September 30, 2001, we had approximately 37,100 cellular and 15,100 paging subscribers.

   We have experienced significant competition in our cellular markets from digital technologies that has resulted in an erosion of our cellular and paging customer base. In an effort to revitalize this part of our operation, we elected to enhance our cellular network to include TDMA digital technology. TDMA is one of three digital technologies in the United States and each uses a different digital language to send calls. Several providers, such as AT&T Wireless, Dobson Communications, Century Telephone Enterprises and Triton PCS, have chosen TDMA. In August 2001, we completed the upgrade of our cellular network to include TDMA digital and expanded service to our cellular subscribers to now include voice mail notification, caller identification and text messaging. We anticipate this upgrade will make us more competitive and provide increased service and roaming capacity.

   In October 2000, we amended our management agreements with Sprint PCS. Effective June 2001, Sprint PCS began providing billing and customer care services for new PCS subscribers added in certain markets where we had previously provided these services. We migrated a substantial portion of our customer base to Sprint

PCS's billing and customer care platform in August 2001 and completed this process in January 2002. We plan to continue to perform network capacity monitoring and planning beyond that date. As a part of the amendment, Sprint PCS has also agreed to not change the reciprocal Sprint roaming rate of $0.20 per minute through December 2002 for Sprint PCS subscribers.

   We are now dependent on Sprint PCS for the reporting of a significant portion of our PCS service and travel revenues and certain operating, selling and administrative expenses and are required to make estimates based upon this information. We continue to work with Sprint PCS to ensure the information is timely and accurate and that adjustments, if any, are recorded in the proper accounting period.

  Seasonality

   Like the wireless communications industry in general, our subscribers increase in the fourth quarter due to the holiday season. A greater number of phones sold at holiday promotional prices causes our losses on merchandise sales to increase. Our sales and marketing expenses increase also with holiday promotional activities. During the summer months, we experience a higher volume of roaming as Sprint PCS and Sprint PCS affiliates travel through our service area. We expect these trends to continue based on historical operating results.

Results of Operations

   For the nine month period ended September 30, 2001 compared to the nine month period ended September 30, 2000 our results of operations were as follows:

Revenues

                                    For the nine months ended
                                          September 30,
                                    -------------------------
                                        2001         2000
                                      --------      -------
                  Subscriber....... $100,662      $47,940
                  Roaming..........   60,963       17,722
                  Merchandise sales   12,345        7,719
                  Other revenue....    3,962        3,786
                                      --------      -------
                     Total revenue. $177,932      $77,167
                                      ========      =======

  Subscriber revenues

   Total subscriber revenues were $100.7 million for the nine-month period ended September 30, 2001 as compared to $47.9 million for the nine-month period ended September 30, 2000, representing an increase of $52.8 million. PCS subscriber revenues were $87.2 million for the nine-month period ended September 30, 2001 as compared to $29.9 million for the nine-month period ended September 30, 2000, representing an increase of $57.3 million that was primarily the result of an increase in PCS subscribers to 236,000 at September 30, 2001 from 91,100 at September 30, 2000. Cellular and paging subscriber revenues were $13.5 million for the nine-month period ended September 30, 2001 as compared to $18.0 million for the nine-month period ended September 30, 2000, representing a $4.5 million decrease that was primarily the result of a decrease to 52,100 cellular and paging subscribers at September 30, 2001 from 73,400 cellular and paging subscribers at September 30, 2000.

  Roaming revenues

   Roaming revenues were $61.0 million for the nine-month period ended September 30, 2001 as compared to $17.7 million for the nine-month period ended September 30, 2000, representing an increase of $43.3 million. PCS roaming revenues were $52.9 million for the nine-month period ended September 30, 2001 as compared to

$11.7 million for the nine-month period ended September 30, 2000, representing an increase of $41.2 million that was primarily the result of a higher volume of Sprint PCS subscribers traveling through our markets and the expansion of our network coverage. We operated 41 PCS markets at September 30, 2001 as compared to 28 PCS markets at September 30, 2000. Cellular roaming revenues were $8.1 million for the nine-month period ended September 30, 2001 as compared to $6.0 million for the nine-month period ended September 30, 2000, representing an increase of $2.1 million that was primarily the result of higher usage in our service area.

  Merchandise sales

   Merchandise sales were $12.3 million for the nine-month period ended September 30, 2001 as compared to $7.7 million for the nine-month period ended September 30, 2000, representing an increase of $4.6 million. PCS merchandise sales were $11.9 million for the nine-month period ended September 30, 2001 as compared to $6.9 million for the nine-month period ended September 30, 2000, representing an increase of $5.0 million and was due primarily to an increase in initial sales to new PCS subscribers. We recorded initial sales to 163,000 new PCS subscribers during the nine-month period ended September 30, 2001 as compared to initial sales to 63,200 new PCS subscribers during the nine-month period ended September 30, 2000. Cellular and paging merchandise sales were $0.4 million for the nine-month period ended September 30, 2001 as compared to $0.8 million for the nine-month period ended September 30, 2000, representing a decrease of $0.4 million and was due primarily to a decrease in initial sales to new cellular subscribers. We recorded initial sales to 5,300 new cellular subscribers for the nine-month period ended September 30, 2001 compared to 9,300 new cellular subscribers for the nine-month period ended September 30, 2000.

  Other revenues

   Other revenues were $3.9 million for the nine-month period ended September 30, 2001 as compared to $3.8 million for the nine-month period ended September 30, 2000, representing an increase of $0.1 million. PCS other revenues were $0.7 million for the nine-month period ended September 30, 2001 as compared to $0.4 million for the nine-month period ended September 30, 2000, representing an increase of $0.3 million that related to rental income of tower space. Cellular other revenues were unchanged at $0.1 million for the nine-month period ended September 30, 2001 and the nine-month period ended September 30, 2000. Corporate other revenues were $3.1 million for the nine months ended September 30, 2001 as compared to $3.3 million for the nine months ended September 30, 2000, representing a decrease of $0.2 million and related to a decrease in management fees charged to our affiliates.

Operating Expenses

                                          For the nine months ended
                                                September 30,
                                          -------------------------
                                              2001         2000
                                            --------     --------
            Cost of service.............. $ 77,320     $ 30,453
            Merchandise cost of sales....   22,954       15,628
            General and administrative...   37,730       22,885
            Sales and marketing..........   48,838       20,939
            Non-cash stock compensation..    3,721        4,002
            Depreciation and amortization   42,339       28,182
                                            --------     --------
               Total operating expense... $232,902     $122,089
                                            ========     ========

  Cost of service

   Cost of service was $77.3 million for the nine-month period ended September 30, 2001 as compared to $30.4 million for the nine-month period ended September 30, 2000, representing an increase of $46.9 million.

PCS cost of service was $71.6 million for the nine-month period ended September 30, 2001 as compared to $24.0 million for the nine-month period ended September 30, 2000, representing an increase of $47.6 million, which primarily related to increased circuit costs and tower leases for the increase in coverage area, market expansion and conversion from owned to leased towers. Cellular cost of service was $5.7 million for the nine-month period ended September 30, 2001 as compared to $6.4 million for the nine-month period ended September 30, 2000, representing a decrease of $0.7 million that was primarily related to a decrease in our cellular and paging subscriber base.

  Merchandise cost of sales

   Merchandise cost of sales was $23.0 million for the nine-month period ended September 30, 2001 as compared to $15.6 million for the nine-month period ended September 30, 2000, representing an increase of $7.4 million. The cost of handsets exceeds the retail price because we subsidize the price of our handsets to remain competitive in the market place. PCS merchandise cost of sales was $21.7 million for the nine-month period ended September 30, 2001 as compared to $13.6 million for the nine-month period ended September 30, 2000, representing an increase of $8.1 million that was primarily due to an increase in initial sales to new PCS subscribers. We recorded initial sales to 163,000 new PCS subscribers during the nine-month period ended September 30, 2001 as compared to initial sales to 63,200 new PCS subscribers during the nine-month period ended September 30, 2000. Cellular and paging merchandise cost of sales was $1.3 million for the nine-month period ended September 30, 2001 as compared to $2.0 million for the nine-month period ended September 30, 2000, representing a decrease of $0.7 million, which was primarily related to the decrease in the subscriber base.

  General and administrative expenses

   General and administrative expenses were $37.8 million for the nine-month period ended September 30, 2001 as compared to $22.9 million for the nine-month period ended September 30, 2000, representing an increase of $14.9 million. PCS general and administrative expense was $29.6 million for the nine-month period ended September 30, 2001 as compared to $11.9 million for the nine-month period ended September 30, 2000, representing an increase of $17.7 million. This was primarily related to expenses associated with the conversion of part of our subscriber base to Sprint PCS; the hiring of additional employees and increased billing costs as the number of PCS subscribers increased to 236,000 at September 30, 2001 from 91,100 at September 30, 2000; and overall market expansion that increased to 41 PCS markets at September 30, 2001 from 28 PCS markets at September 30, 2000. Cellular and paging general and administrative expenses were $5.1 million for the nine-month period ended September 30, 2001 as compared to $7.7 million for the nine-month period ended September 30, 2000, representing a decrease of $2.6 million which was primarily due to a sales and use tax assessment in the nine-month period ended September 30, 2000 and a decrease in administrative expenses in the nine-month period ended September 30, 2001 due to the decrease in the subscriber base.

  Sales and marketing expenses

   Sales and marketing expenses were $48.8 million for the nine-month period ended September 30, 2001 as compared to $20.9 million for the nine-month period ended September 30, 2000, representing an increase of $27.9 million. PCS sales and marketing expenses were $46.1 million for the nine-month period ended September 30, 2001 as compared to $17.3 million for the nine-month period ended September 30, 2000, representing an increase of $28.8 million and primarily related to advertising, direct selling headcount and commissions paid to local and national third party retailers contracted to sell our product. PCS subscribers increased to 236,000 at September 30, 2001 from 91,100 at September 30, 2000; network coverage increased to 41 PCS markets at September 30, 2001 from 28 PCS markets at September 30, 2000; and 16 additional PCS retail outlets were open at September 30, 2001 as compared to September 30, 2000. Cellular and paging sales and marketing expenses were $2.7 million for the nine-month period ended September 30, 2001 as compared to $3.6 million for the nine-month period ended September 30, 2000, representing a decrease of $0.9 million which was primarily due to the decrease in the subscriber base.

  Non-cash stock compensation

   Non-cash compensation was $3.7 million for the nine-month period ended September 30, 2001 as compared to $4.0 million for the nine-month period ended September 30, 2000, representing a decrease of $0.3 million which was primarily due to forfeitures of options granted to employees terminated prior to the vesting of their options. The non-cash stock compensation consists of compensation expense related to the granting of certain stock options for our stock in July 1999 and January 2000 with exercise prices less than the market value of our stock at the date of such grant. Non-cash stock compensation expense is being amortized over the four-year vesting period of the related options.

  Depreciation and amortization expense

   Depreciation and amortization expense was $42.3 million for the nine-month period ended September 30, 2001 as compared to $28.2 million for the nine-month period ended September 30, 2000, representing an increase of $14.1 million. PCS depreciation and amortization expense was $33.5 million for the nine-month period ended September 30, 2001 as compared to $22.5 million for the nine-month period ended September 30, 2000, representing an increase of $11.0 million. The increase was primarily due to increased capital spending to build out our PCS markets. Net property and equipment for our PCS markets increased to $216.9 million at September 30, 2001 from $182.6 million at September 30, 2000. Included in this increase was a revision in the estimated useful lives of certain fixed assets that resulted in a reduction of depreciation expense of approximately $4.2 million for the nine-month period ended September 30, 2001. Depreciation and amortization expense for our cellular and paging operations was $2.6 million for the nine-month period ended September 30, 2001 as compared to $3.5 million for the nine-month period ended September 30, 2000 representing a decrease of $0.9 million and was the result of certain assets becoming fully depreciated and the change in the estimated useful lives of certain fixed assets as discussed above which resulted in a $0.4 million reduction in depreciation expense. Corporate depreciation and amortization expense was $6.2 million for the nine months ended September 30, 2001 as compared to $2.2 million for the nine months ended September 30, 2000, representing an increase of $4.0 million and related to depreciation of our corporate headquarters and amortization of goodwill associated with our minority interest buyouts of Louisiana Unwired and Texas Unwired.

Operating Loss

   The operating loss was $55.0 million for the nine-month period ended September 30, 2001 as compared to $44.9 million for the nine-month period ended September 30, 2000, representing an increase of $10.1 million. The operating loss was reduced by a change in accounting estimate effective July 2001 that increased the useful lives of certain capitalized assets and reduced depreciation expense by $4.6 million. The operating loss for our PCS operations was $50.0 million for the nine-month period ended September 30, 2001 as compared to $40.6 million for the nine-month period ended September 30, 2000, representing an increase of $9.4 million that was primarily due to the increased operational costs associated with building out our PCS markets and included a $4.2 million reduction in depreciation expense for the three-month period ended September 30, 2001 related to an increase in the estimated useful lives of certain depreciable assets. The operating income for our cellular operations was $4.5 million for the nine-month period ended September 30, 2001 as compared to $1.7 million for the nine-month period ended September 30, 2000, representing an increase of $2.8 million that was primarily of a $0.4 million reduction in depreciation expense due to an increase in estimated useful lives and reduced costs associated with our lower subscriber base for the nine-month period ended September 30, 2001 and by $2.0 million sales and use tax assessment in nine-month period ended September 30, 2000. The remainder was associated with non-cash stock compensation and depreciation expense for our corporate offices.

Other Income/(Expense)

                                          Other Income/(Expense)
                                          ---------------------
                                             2001        2000
                                           --------    --------
                                              (In thousands)
                  Interest expense....... $(29,157)    $(24,004)
                  Interest income........    5,892        6,856
                  Other..................    8,620        4,992
                                           --------    --------
                     Total other expense. $(14,645)    $(12,156)
                                           ========    ========

   Interest expense was $29.2 million for the nine months ended September 30, 2001 as compared to $24.0 million for the nine months ended September 30, 2000, representing an increase of $5.2 million and related to the increase in outstanding debt. Our outstanding debt was $346.6 million at September 30, 2001 as compared to $285.5 million at September 30, 2000. The increase in debt primarily resulted from our $50.0 million senior credit facility and accreted interest on our subordinated discount note offering in October 1999.

   Interest income was $5.9 million for the nine-month period ended September 30, 2001 as compared to $6.9 million for the nine-month period ended September 30, 2000, representing a decrease of $1.0 million. The decrease was reflective of a reduction of funds available for short-term investment.

   Other income was $8.6 million for the nine-month period ended September 30, 2001 as compared to $5.0 million for the nine-month period ended September 30, 2000, representing an increase of $3.6 million. In the nine-month period ended September 30, 2001, we recognized a $8.2 million gain on the sale of 141 towers and a gain of $0.4 million on the disposal of other assets.

  Equity in income (losses) of unconsolidated affiliates

   Equity in losses of unconsolidated affiliates was $2.4 million for the nine-month period ended September 30, 2001 as compared to income of $0.8 million for the nine-month period ended September 30, 2000, representing a decrease of $3.2 million. This represented losses associated with our 13.28% minority interest in a telecommunications company.

   For the fiscal year ended December 31, 2000 compared to the fiscal year ended December 31, 1999, our results of operations were as follows:

Revenues

                                            Years Ended
                                            December 31,
                                          ----------------
                                            2000    1999
                                          -------- -------
                     Subscriber revenues. $ 68,345 $39,734
                     Roaming revenues....   28,079  10,867
                     Merchandise sales...   11,517   5,371
                     Other revenues......    5,110   2,660
                                          -------- -------
                           Total revenues $113,051 $58,632
                                          ======== =======

  Subscriber revenues

   Total subscriber revenues were $68.3 million for 2000 as compared to $39.7 million for 1999, representing an increase of $28.6 million. PCS subscriber revenues were $45.1 million for 2000 as compared to $10.3 million for 1999, representing an increase of $34.8 million and was primarily the result of an increase in PCS subscribers to 126,000 at December 31, 2000 from 33,700 at December 31, 1999. Cellular and paging subscriber revenues were $23.2 million for 2000 as compared to $29.4 million for 1999, representing a $6.2 million decrease and was primarily the result of a decrease to 69,000 cellular and paging subscribers at December 31, 2000 from 83,500 cellular and paging subscribers at December 31, 1999.

  Roaming revenues

   Roaming revenues were $28.1 million for 2000 as compared to $10.9 million for 1999, representing an increase of $17.2 million. PCS roaming revenues were $20.1 million for 2000 as compared to $3.6 million for 1999, representing an increase of $16.5 million and was primarily the result of a higher volume of Sprint PCS subscribers traveling through our markets and the expansion of our network coverage. We added 26 PCS markets to our coverage area during 2000 and operated 36 PCS markets at December 31, 2000 as compared to ten PCS markets at December 31, 1999. Cellular roaming revenues were $8.0 million for 2000 as compared to $7.3 million for 1999, representing an increase of $0.7 million and was primarily the result of higher usage in our service area that was substantially unchanged between 2000 and 1999.

  Merchandise sales

   Merchandise sales were $11.5 million for 2000 as compared to $5.4 million for 1999, representing an increase of $6.1 million. PCS merchandise sales were $10.5 million for 2000 as compared to $4.0 million for 1999, representing an increase of $6.5 million and were due primarily to an increase in initial sales to new PCS subscribers. We recorded initial sales to 108,000 new PCS subscribers during 2000 as compared to initial sales to 35,800 new PCS subscribers during 1999. Cellular and paging merchandise sales were $1.0 million for 2000 as compared to $1.4 million for 1999, representing a decrease of $0.4 million due primarily to fewer new cellular and paging subscribers.

  Other revenues

   Other revenues were $5.1 million for 2000 as compared to $2.6 million for 1999, representing an increase of $2.5 million primarily attributable to increased fees charged to a PCS provider outside our market area for limited billing and customer care services.

Operating Expenses

                                                    Years Ended
                                                    December 31,
                                                  ----------------
                                                    2000    1999
                                                  -------- -------
             Cost of services.................... $ 46,034 $19,593
             Merchandise cost of sales...........   23,385  11,998
             General and administrative..........   34,268  19,277
             Sales and marketing.................   38,500  12,793
             Non-cash stock compensation.........    5,293     799
             Depreciation and amortization.......   43,466  19,430
                                                  -------- -------
                    Total operating expenses..... $190,946 $83,890
                                                  ======== =======

  Cost of service

   Cost of service was $46.0 million for 2000 as compared to $19.6 million for 1999, representing an increase of $26.4 million. PCS cost of service was $37.6 million for 2000 as compared to $10.0 million for 1999, representing an increase of $27.6 million, which primarily related to increased PCS related circuit costs and PCS cell site leases associated with the increase in coverage area and market expansion in Texas, Florida, Alabama,

Arkansas, Tennessee and Mississippi. We leased 583 PCS cell sites at December 31, 2000 as compared to 87 at December 31, 1999. Cellular cost of service was $8.4 million for 2000 as compared to $9.6 million for 1999, representing a decrease of $1.2 million and was primarily related to a decrease in our cellular and paging subscriber base.

  Merchandise cost of sales

   Merchandise cost of sales was $23.4 million for 2000 as compared to $12.0 million for 1999, representing an increase of $11.4 million. The cost of handsets exceeds the retail price because we subsidize the price of handsets to remain competitive in the market place. PCS merchandise cost of sales was $20.5 million for 2000 as compared to $9.2 million for 1999, representing an increase of $11.3 million and was primarily due to an increase in initial sales to new PCS subscribers. We recorded initial sales to 108,000 new PCS subscribers during 2000 as compared to initial sales to 35,800 new PCS subscribers during 1999. Cellular and paging merchandise cost of sales was $2.9 million for 2000 as compared to $2.8 million for 1999, representing an increase of $0.1 million, which was primarily related higher handset volume to preserve our customer base.

  General and administrative expenses

   General and administrative expenses were $34.3 million for 2000 as compared to $19.3 million for 1999, representing an increase of $15.0 million and were primarily related to the hiring of additional employees and increased billing costs as the number of PCS subscribers increased to 126,000 at December 31, 2000 from 33,700 at December 31, 1999 and overall market expansion increased to 36 PCS markets at December 31, 2000 from 10 PCS markets at December 31, 1999. Additionally, we serviced 69,000 cellular and paging subscribers at December 31, 2000 as compared to 83,500 at December 31, 1999.

  Selling and marketing expenses

   Selling and marketing expenses were $38.5 million for 2000 as compared to $12.8 million for 1999, representing an increase of $25.7 million. PCS selling and marketing expenses were $33.0 million for 2000 as compared to $8.2 million for 1999, representing an increase of $24.8 million and primarily related to advertising, direct selling headcount and commissions paid to local and national third party retailers contracted to sell our product. PCS subscribers increased to 126,000 at December 31, 2000 from 33,700 at December 31, 1999; network coverage increased to 36 PCS markets at December 31, 2000 from 10 PCS markets at December 30, 1999; and 26 stores were open at December 31, 2000 compared to 13 at December 31, 1999. Cellular and paging selling and marketing expenses were $5.5 million for 2000 as compared to $4.6 million for 1999, representing an increase of $0.9 million and were related to the deployment of customer care representatives to our retail outlets in an effort to help retain our cellular subscriber base.

  Non-cash compensation

   Non-cash stock compensation was $5.3 million for 2000 as compared to $0.8 million for 1999, representing an increase of $4.5 million. In May 2000, we completed an offering for the sale to the public of 8,000,000 shares of our class A common stock at the price of $11.00 per share. The non-cash compensation expense was incurred for stock options issued below market value. This expense is being amortized over a four-year period representing the vesting of the options.

  Depreciation and amortization

   Depreciation and amortization expense was $43.5 million for 2000 as compared to $19.4 million for 1999, representing an increase of $24.1 million. These increases were primarily due to increased capital spending to build out our PCS markets. Net property and equipment for our PCS markets increased to $192.1 million at December 31, 2000 from $85.3 million at December 31, 1999. Depreciation and amortization expense for our cellular and paging operations was unchanged at $4.9 million for 2000.

Operating Loss

   The operating loss was $77.9 million for 2000 as compared to $25.3 million for 1999, representing an increase of $52.6 million. The operating loss for our PCS operations was $54.0 million for 2000 as compared to $29.6 million for 1999, representing an increase of $29.4 million and was primarily due to the increased operational costs associated with building out our PCS markets. The operating income for our cellular operations was $7.5 million for 2000 as compared to $13.7 for 1999, representing a decrease of $6.2 million and was related to the decrease in subscribers. The balance of the remaining change of $52.6 million was primarily attributable to the increase in selling, general and administrative expenses that, as discussed above, are associated with subscriber growth and market expansion and include approximately $4.5 million increase in stock compensation expense related to stock options.

Other Income/(Expense)

                                                    Years Ended
                                                   December 31,
                                                ------------------
                                                  2000      1999
                                                --------  --------
                                                  (In thousands)
             Interest expense.................. $(33,392) $(11,225)
             Interest income...................   10,324     2,949
             Other income......................       --       587
             Gain on the sale of assets/markets   16,401       819
                                                --------  --------
                Total other expense............ $ (6,667) $ (6,870)
                                                ========  ========

   Interest expense was $33.4 million for 2000 as compared to $11.2 million for 1999, representing an increase of $22.2 million. The increase in interest expense resulted from the increase in outstanding debt. Our outstanding debt was $305.5 million at December 31, 2000 as compared to $216.1 million at December 31, 1999. The increase in debt primarily resulted from our senior subordinated discount note offering in October 1999 and a $50 million draw on our credit facility.

   Interest income was $10.3 million for 2000 as compared to $2.9 million for 1999, representing an increase of $7.4 million. The increase resulted from investing available funds in marketable securities until the funds are required to fund our market build-out.

   Gain on the sale of certain markets was $16.4 million for 2000 as compared to $819,000 for 1999, representing an increase of $15.6 million. In 2000, we recognized a gain of approximately $11.6 million from the sale of 127 towers, $2.0 million from the sale of a portion of our ownership interest a PCS operator and a gain of approximately $2.8 million due to the reduction of our guarantee of that operator's debt.

  Minority Interest in Subsidiaries

   Minority interest in losses of subsidiaries was $1.3 million for 2000 and $10.4 million in 1999. The decrease in losses allocated to minority stockholders occurred primarily due to losses in excess of the minority stockholder's interest in the equity capital of the respective subsidiaries.

  Equity in Income (Losses) of Affiliates

   Equity in income in affiliates was $0.7 million for 2000 as compared to equity in losses in affiliates of $4.9 million for 1999, representing a change of $5.6 million. This change was primarily the result of our reduction in ownership of a PCS operator to 13.28% during 2000 from 24.33% during 1999 and our changes in debt guarantees.

  Discontinued Operations

   Effective May 31, 2000, we sold our ownership interest in LEC Unwired, our competitive local exchange carrier segment, for approximately $11.5 million and recognized a gain of approximately $7.5 million, net of income taxes of $5.1 million, on the transaction.

   For the fiscal year ended December 31, 1999 compared to the fiscal year ended December 31, 1998, our results of operations were as follows:

Revenues

                                            Years Ended
                                           December 31,
                                          ---------------
                                           1999    1998
                                          ------- -------
                      Subscriber revenues $39,734 $48,723
                      Roaming revenues...  10,867  11,914
                      Merchandise sales..   5,371   3,915
                      Other revenues.....   2,660   7,159
                                          ------- -------
                         Total revenues.. $58,632 $71,711
                                          ======= =======

  Subscriber revenues

   Subscriber revenues were $39.7 million for 1999 compared to $48.7 million for 1998. The decrease of $9.0 million was attributable to the sale of selected cellular markets in 1998, which generated $13.5 million of revenues through the point of sale in July 1998, and the loss of $2.1 million of subscriber revenue related to the conclusion of our PCS reseller activity. Additionally, cellular and paging revenues for our Louisiana cellular markets decreased $3.7 million from $33.1 million in 1998 to $29.4 million in 1999 due to a decline in subscribers. These decreases were offset by the consolidation of Louisiana Unwired in 1999, which generated subscriber revenue of $10.3 million.

  Roaming revenues

   Roaming revenues were $10.9 million for 1999 compared to $11.9 million for 1998. The decrease of $1.0 million is attributable to the sale of selected cellular markets in 1998, which generated roaming revenues of $5.3 million through the point of sale in July 1998. This decrease was offset by 1999 consolidation of Louisiana Unwired that generated roaming revenue of $3.6 million in 1999. In addition, 1999 roaming revenue for our Louisiana cellular markets increased $600,000 from $6.6 million in 1998 to $7.3 million in 1999.

  Merchandise sales

   Merchandise sales were $5.4 million for 1999 compared to $3.9 million for 1998. This increase of $1.5 million was substantially due to the inclusion of Louisiana Unwired as a consolidated entity in 1999, resulting in an additional $4.0 million in merchandise sales. Offsetting the increase was the inclusion of PCS reseller activity in 1998 amounting to $1.6 million, which was discontinued in August 1998 when we sold certain PCS subscribers to Gulf Coast Wireless, and the inclusion of $500,000 in 1998 merchandise sales attributable to the sale of selected cellular markets sold in July 1998. Louisiana market cellular and paging merchandise sales decreased $400,000 from $1.8 million in 1998 to $1.4 million in 1999.

  Other revenues

   Other revenues were $2.7 million in 1999 compared to $7.2 million in 1998. PCS reseller activity, which concluded in August 1998, accounted for $2.2 million. Louisiana Unwired management fees accounted for $1.2 million in 1998, and were eliminated in consolidation in 1999. LEC Unwired management fees were approximately $500,000 in 1998. We collected $1.7 million in management fees in 1998 for management services following the sale of selected markets. This was offset by an increase in 1999 of management fees related to Gulf Coast Wireless of $1.3 million.

Operating Expenses

                                                     Years Ended
                                                    December 31,
                                                   ---------------
                                                    1999    1998
                                                   ------- -------
              Cost of services.................... $19,593 $18,586
              Merchandise cost of sales...........  11,998  10,777
              General and administrative..........  19,277  17,156
              Sales and marketing.................  12,793  10,886
              Non-cash stock compensation.........     799      --
              Depreciation and amortization.......  19,430   9,831
                                                   ------- -------
                     Total operating expenses..... $83,890 $67,236
                                                   ======= =======

  Cost of service

   Cost of service was $19.6 million for 1999 as compared to $18.6 million for 1998. The increase of $1.0 million was primarily due to the inclusion of Louisiana Unwired presented in 1999 on a consolidated basis versus an equity basis in 1998. Cost of service in 1999 for Louisiana Unwired was $10.3 million. This increase was offset by the 1998 sale of selected cellular markets and the conclusion of PCS reseller activity that accounted for 1998 cost of service of $6.2 million and $1.5 million, respectively. Cost of service in our Louisiana cellular and paging markets decreased $1.3 million from $10.9 million in 1998 to $9.6 million in 1999.

  Merchandise cost of sales

   Merchandise cost of sales was $12.0 million for 1999 and $10.8 million for 1998. This increase of $1.2 million was primarily the result of the inclusion in 1998 of merchandise cost of sales of $1.5 million associated with selected cellular markets sold in 1998, and the inclusion of $4.2 million of merchandise sales in 1998 related to PCS reseller activity that was concluded in 1998. The inclusion of Louisiana Unwired on a consolidated basis in 1999 added $9.2 million to cost of sales. Merchandise cost of sales for our Louisiana cellular and paging properties decreased $2.3 million from $5.1 million in 1998 to $2.8 million in 1999.

  General and administrative expenses

   General and administrative expenses were $19.3 million for 1999 and $17.2 million for 1998, an increase of $2.1 million. The sale of selected cellular markets in 1998 resulted in a $2.4 million decrease and the conclusion of PCS reseller activity in 1998 accounted for a $1.6 million decrease. This was offset by the inclusion of Louisiana Unwired in 1999 on a consolidated basis that added $6.5 million to 1999. General and administrative expenses for our Louisiana cellular and paging markets remained unchanged in 1999 and included an adjustment to salaries of $799,000 for the compensation associated with the issuance of stock options below market value.

  Sales and marketing expenses

   Sales and marketing expenses were $12.8 million for 1999 and $10.9 million for 1998. This increase of $1.9 million was primarily the result of 1999 consolidation of Louisiana Unwired, which accounted for $8.3 million. This was offset by $3.2 million associated with the sale of selected markets in 1998 and $3.6 million associated with PCS reseller activity that concluded in 1998. Sales and marketing expenses for our Louisiana cellular and paging markets increased by $400,000 from $4.1 million in 1998 to $4.5 million in 1999.

  Non-cash compensation

   Non-cash compensation was $0.8 million for 1999 and $0 for 1998. The non-cash compensation was incurred for stock options issued below market and is being amortized over a four-year period.

  Depreciation and amortization

   Depreciation and amortization expense was $19.4 million for 1999 and $9.8 million for 1998, an increase of $9.6 million. The inclusion of Louisiana Unwired in 1999 added $13.5 million. Depreciation and amortization expense for our Louisiana cellular and paging markets increased $1.3 million from $4.6 million in 1998 to $5.9 million in 1999. These increases were partially offset by the elimination of $5.2 million related to the sale of selected cellular markets in 1998.

Operating Income/(Loss)

   The total operating loss for 1999 was $25.3 million as compared to operating income of $4.5 million for 1998. This decrease of $29.8 million was primarily the result of the reduction of income associated with the sale of selected cellular markets of $800,000; losses of $29.6 million associated with the start-up of Louisiana Unwired; and a decrease in operating income of $3.9 million related to our Louisiana cellular markets, which included $799,000 related to option compensation. These decreases were offset by the conclusion of our PCS reseller activity that resulted in operating losses of $5.0 million in 1998.

Other Income/(Expense)

                                                    Years Ended
                                                    December 31,
                                                 -----------------
                                                   1999     1998
                                                 --------  -------
                                                   (In thousands)
            Interest expense.................... $(11,225) $(6,157)
            Interest income.....................    2,949    1,778
            Other income (expense)..............      587       --
            Loss on sale of assets..............       --     (114)
            Gain on the sale of selected markets      819   57,364
                                                 --------  -------
               Total other income/(expense)..... $ (6,870) $52,871
                                                 ========  =======

   Interest expense was $11.2 million for 1999 and $6.2 million for 1998. Our outstanding debt was $216.1 million at December 31, 1999 as compared to $29.1 million at December 31, 1998. The increase in debt was the result of our offering of our senior subordinated discount notes in October 1999. Interest income was $2.9 million for 1999 and $1.8 million for 1998. Interest income in 1999 was associated with the proceeds from the note offering. Interest income in 1998 was associated with the sale of selected cellular markets. Other income for the year ended December 31, 1999 represents income earned on the settlement of Louisiana Unwired's interest rate swap agreement.

   Gain on sale of markets was $57.4 million in 1998. In 1998, we received gross proceeds of $161.5 million from the sale of selected cellular markets. The $819,000 recognized in 1999 is also associated with the 1998 sale, as we concluded our settlement of the working capital and related items relative to the original sale.

  Minority interest in subsidiaries

   Minority interest in losses of subsidiaries was $10.4 million for 1999 and $0 in 1998. The increase in minority interest in losses of subsidiaries resulted from the consolidation of Louisiana Unwired in 1999 and primarily represents the portion of the losses from Louisiana Unwired allocable to minority stockholders of Louisiana Unwired.

  Equity in losses of affiliates

   Equity in losses of affiliates was $4.9 million for 1999 and $11.7 million in 1998. The decrease of $6.8 million was primarily due to the consolidation of Louisiana Unwired in 1999 versus reporting for the losses under the equity method in 1998.

Liquidity and Capital Resources

   On October 1, 1999, we entered into a credit facility with CoBank, ACB, The Bank of New York, BNY Capital Markets, Inc., First Union Securities, Inc. First Union National Bank, and other lenders for $130 million. During 2000, we borrowed $50.0 million under this agreement and at September 30, 2001, we had $80.0 million available.

   On October 29, 1999, we issued approximately $400 million in principal amount of our 13 3/8% senior subordinated discount notes and received net proceeds of approximately $209 million. These notes are unsecured obligations. They bear interest at a rate of 13 3/8% per year, payable twice per year on May 1 and November 1, beginning May 1, 2005. Louisiana Unwired and Unwired Telecom fully and unconditionally and jointly and severally guarantee our obligations under these notes.

   In addition, we issued $50 million of preferred stock on October 29, 1999 and $5 million of preferred stock on February 15, 2000, all of which were converted into our common stock at the completion of the stock offering in May 2000.

   As of September 30, 2001, we had $129.5 million in cash and cash equivalents as compared to $15.1 million in cash and cash equivalents and $165.4 million in marketable securities at December 31, 2000.

   Cash used by operating activities was $20.5 million for the nine-month period ended September 30, 2001. Cash provided by operating activities was $11.7 million in 2000. This primarily consisted of our net loss of $70.2 million, $23.9 million in gains on various sales of non-core business assets and a $5.1 million deferred income tax benefit offset by $43.5 million in depreciation and amortization, $29.6 million in debt discount accretion, a $35.7 increase in working capital and $5.3 million in non-cash compensation. Net cash used by operations for 1999 was $7.4 million and for 1998 was $14.7 million.

   Cash provided by investing activities was $133.3 million for the nine-month period ended September 30, 2001 and primarily consisted of $164.2 million in net proceeds from marketable security transactions, $44.9 million provided by the sale and leaseback of certain towers and the sale of other assets and $5.8 million in proceeds from restricted cash offset by $80.3 million used to purchase property and equipment. Cash used in investing activities was $134.3 million in 2000. These uses primarily consisted of $158.9 million to purchase property and equipment and $217.3 million to purchase marketable securities offset by $194.1 million in proceeds from the sale of marketable securities, $39.8 million in proceeds from the sale of towers and $11.5 million from the sale of discontinued operations. Net cash used in investing activities was $198.4 million in 1999, and net cash provided by investing activities was $113.2 million in 1998.

   Cash provided by financing activities was $1.6 million for the nine-month period ended September 30, 2001 and primarily consisted of $1.8 million in proceeds for improvements to our new corporate headquarters building and $1.4 million in proceeds from stock options exercised offset by $1.5 million to pay off a debt to the FCC. Cash flow provided by financing activities was $123.2 million in 2000. We received $80.6 million in net proceeds from the stock offering in May 2000, $5.0 million from the issuance of preferred stock in February 2000 and $52.3 million from long-term borrowings offset by $14.1 million of principal payments on long-term debt. Net cash provided by financing activities was $188.0 million in 1999, and net cash used in financing activities was $71.0 million in 1998.

Inflation

   We believe that inflation has not impaired, and will not impair, our results of operations.

Quantitative and Qualitative Disclosure about Market Risk

   The following discussions about our market risk include "forward looking" statements that involve risk and uncertainties. Actual results could differ from those contemplated in the forward-looking statements.

   We are exposed to market risks, primarily interest rate risk. The adverse effects of potential changes in these market risks are discussed below. The sensitivity analyses presented do not consider the effects that such adverse changes may have on overall economic activity nor do they consider additional actions management may take to mitigate our exposure to such changes. See the Notes to the Consolidated Financial Statements for a description of our accounting policies and other information related to these financial instruments. We do not engage in speculative transactions and do not use derivative instruments or engage in hedging activities.

   We place our short-term investments (principally cash equivalents and marketable debt securities), which generally have a term of 30-60 days, with high quality financial institutions, limit the amount of credit exposure to any one institution and have investment guidelines relative to diversification and maturities designed to maintain safety and liquidity.

   At December 31, 2000, we had short-term investments totaling approximately $165 million. A 1% decrease would have resulted in a decrease in interest rates related to these short-term investments in interest income of approximately $1.5 million in 2000.

   At December 31, 2000, our outstanding long-term debt consisted of $400 million in senior subordinated discount notes and a $50 million draw against our $130 million senior credit facility. Interest on the notes is fixed at 13 3/8% but does not begin to accrue until November 11, 2004. At December 31, 2000, the market value of the notes was estimated to be $182.0 million.

   Borrowings under the senior credit facility totaled $50 million at December 31, 2000. These borrowings bear interest at a variable rate. A 1% increase in interest rates in 2000 would not have resulted in a material increase in interest expense for the year ended December 31, 2000.
   Our future contractual obligations related to long-term debt, capital lease obligations, and noncancellable operating leases at December 31, 2000 were as follows:

                                         Payments Due by Period
                               -------------------------------------------
                                        Less than   1-3     4-5   After 5
      Contractual Obligations   Total    1 Year    Years   Years   Years
      -----------------------  -------- --------- ------- ------- --------
                                             (in thousands)
     Long-term debt........... $297,440  $  289   $   623 $ 2,307 $294,221
     Capital lease obligations   11,238     792     1,584   1,584    7,278
     Operating leases.........  103,095   8,457    25,080  25,161   44,397
                               --------  ------   ------- ------- --------
                               $411,773  $9,538   $27,287 $29,052 $345,896
                               ========  ======   ======= ======= ========

   At December 31, 2000, we had $80 million available under our bank credit facility. The availability under this bank credit facility will be permanently reduced by the following amounts in the future as follows (in thousands):

                                          Reduction by Period
                                          -------------------
                                          Next     1-3   4-5
                     Current Availability Year    Years Years
                     -------------------- ----    ----- -----
                             $80           $0      $20   $48

   We believe that the proceeds from our financings and internally generated cash flow will be enough to fund capital expenditures to increase our coverage area by erecting additional towers in selected locations of already opened markets, cover anticipated operating losses and meet our debt service requirements.

Effect of Recently Issued Accounting Pronouncements

   In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the statement. Other intangible assets will continue to be amortized over their useful lives. We will apply these new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the statement is expected to result in a decrease in amortization expense of approximately $4.4 million in 2002. During 2002, we will perform the first of the required impairment tests of goodwill and indefinite lived assets as of January 1, 2002 and have not yet determined what the effect of these tests will be on our earnings and financial position.

   In November 2000, the EITF reached a consensus in EITF 00-14, Accounting for Certain Sales Incentives that when recognized, the reduction in or refund of the selling price of a product or service resulting from any cash incentive should be classified as a reduction in revenue and not as an operating expense. We adopted the provisions of EITF 00-14 in the first quarter of 2001. See the notes to US Unwired's financial statements for further information related to EITF 00-14.

   In June 2000, the FASB issued SFAS No. 138, Accounting for Certain
Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, which is effective for all fiscal years beginning after June 15, 2000. We adopted the provisions of SFAS No. 138 in January 2001 and such adoption did not have a material effect on our results of operations, financial position, or cash flows.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. We believe the adoption of SFAS No. 143 will not have a material impact on our financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. We believe the adoption of SFAS No. 144 will not have a material impact on our financial statements.

                    DESCRIPTION OF US UNWIRED CAPITAL STOCK

General

   In this section the pronoun "we" or "us" means US Unwired Inc. and not other members of its corporate family. We use "common stock" to refer to both classes of our common stock.

   As of January 24, 2002, our capital stock consisted of the following:

       Class or Series of Stock     Shares Authorized Shares Outstanding
       ------------------------     ----------------- ------------------
       Class A common stock........    500,000,000        27,915,844
       Class B common stock........    300,000,000        56,460,144
       Undesignated preferred stock    200,000,000                 0

Common Stock

   We describe below certain features of our two classes of common stock, classes A and B. If our stockholders approve the proposed amendments to our articles of incorporation at the special meeting, we will have only one class of common stock, called "common stock," which will have the rights of our class A common stock, and the distinction described below between our class A common stock and our class B common stock will no longer exist.

   Our class A common stock has one vote per share and our class B common stock has 10 votes per share. The two classes vote together in electing directors and generally on all matters that require a vote of stockholders.

   Our articles of incorporation permit only qualified holders to own class B common shares. If class B shares are transferred to other holders, the shares automatically become an equal number of class A shares. Qualified holders are:

  .  the original holders of our class B shares.

  . any person or entity that receives class B shares in a distribution from an entity that is an original holder to the persons that hold its equity interests.

  .  any descendant of an original holder.

  .  any spouse or widow(er) of a qualified holder.

  .  any trustee or other fiduciary if:

    . the trust is a charitable lead or remainder trust or similar entity created by a qualified holder, or

    .  the beneficiaries are qualified holders.

  . any corporation, partnership or limited liability company whose equity interests are held only by qualified holders.

  . tax-exempt organizations that are described in section 501(c)(3) of the Internal Revenue Code.

  .  The 1818 Fund III, L.P. and its affiliates.

  . a person who ceases to be a qualified holder but is nevertheless named a qualified holder by the remaining qualified holders.

   Except for these voting and ownership differences, the class A shares and class B shares have the same rights.

   Holders of common stock have no cumulative voting rights and no preemptive, subscription or sinking fund rights. Subject to the preferences of any preferred stock outstanding, holders of common stock are entitled to any dividends that may be declared by our board of directors. If we liquidate or dissolve, holders of our common stock are entitled to anything that is left after we have paid all of our liabilities and the liquidation preference of any preferred stock outstanding.

Preferred Stock

   Our articles of incorporation allow our board of directors to issue our preferred stock in different series and to establish by an amendment to our articles of incorporation the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences and any other rights, preferences, privileges and restrictions that apply to each series of our preferred stock.

Stockholder Agreements

   On September 24, 1999, we entered into an agreement with the holders of our class B common stock, including several members of the Henning family. The agreement prevents us from adopting transfer restrictions on our class B common stock beyond those contained in our articles of incorporation. It also gives certain registration rights to the stockholders who have signed it. The registration rights terminate on September 24, 2005, and the other provisions terminate on September 24, 2024, unless otherwise extended by the terms of the agreement. The agreement will remain in effect even after the conversion of our class B common stock to common stock.

   On October 29, 1999 and February 15, 2000, we entered into agreements with four members of the Henning family, each of whom is a member of our board of directors, and the then holders of our preferred stock, including The 1818 Fund. All of the preferred stock was converted into common stock in May 2000. Only one of the former preferred stockholders, The 1818 Fund, still owns this common stock, all of which is class B common stock. In May 2000, these agreements were amended and as amended they:

  . require the Henning family members to permit a former preferred holder who holds at least 5% of our common stock to participate proportionately in any sale by the family members of 20% or more of their stock to a third party.

  . require us to recommend up to two directors nominated by the former preferred holders.

  . prohibit us, the Henning family members and the former preferred holders from taking any action, without specified stockholder approval, that would make us ineligible to hold any of our FCC licenses.

Certain Charter, By-Law and Statutory Provisions

   The following sections describe certain provisions of our articles of incorporation and by-laws, and of the Louisiana Business Corporation Law.

   Classified board of directors. Our articles of incorporation divide the members of our board of directors into three classes, which are designated Class I, Class II and Class III. The members of each class serve for a three-year term. The terms are staggered, which means that each year the term of only one of the classes expires. Staggering directors' terms makes it more difficult for a potential acquiror to seize control of a target company through a proxy contest, even if the acquiror controls a majority of the company's stock, because only one-third of the directors stand for election in any one year.

   Special meetings of stockholders. Our articles of incorporation and by-laws provide that any stockholder or stockholders holding at least 60% of our total voting power may require us to hold a meeting of stockholders. In addition, any stockholder or group of stockholders holding at least 60% of the total voting power of any class or series of our stock may require us to hold a meeting of stockholders of that class or series.

   Advance notice requirements for director nominations. Our by-laws provide that our board of directors may nominate candidates for election as directors. Our by-laws provide that nominations may also be made by any stockholder who is entitled to vote for the election of directors at the meeting, but only if the stockholder delivers a notice to us not less than 45 days nor more than 90 days before the meeting and otherwise has complied with specified notice procedures contained in the by-laws. If we give less than 55 days notice or prior public disclosure of the meeting, the shareholder must deliver to us a notice of its board nomination by the tenth day after the day we mail notice of, or publicly disclose, the meeting date.

   Limitation of liability of directors and officers. Our articles of incorporation provide that our directors and officers will not be liable to us and our stockholders for monetary damages for breaches of their fiduciary duties as directors or officers, except for:

  . a breach of a director's or officer's duty of loyalty to us or our stockholders.

  . acts or omissions by directors or officers that are not in good faith or that involve intentional misconduct or a knowing violation of law.

  . liability for unlawful distributions of our assets to our stockholders, or unlawful redemptions or repurchases of our shares from our stockholders, to the extent provided in the Louisiana Business Corporation Law.

  . any transaction in which a director or officer receives an improper personal benefit.

   Indemnification of directors and officers. Our by-laws provide that we must indemnify our directors and officers for claims made against them as our directors or officers so long as they have acted in good faith and in a manner they reasonably believed to be in, or not opposed to, our best interests. In the case of a criminal proceeding they also must not have had reasonable cause to believe the conduct was unlawful.

   Redemption of capital stock. Our articles of incorporation permit us to purchase shares of our stock at fair market value from any stockholder whose ownership of our stock:

  . causes us to violate foreign ownership restrictions that apply to us as a FCC licensee.

  . would prevent us from holding any governmental license or franchise that is necessary to our business.

  .  would delay us in obtaining any necessary license or franchise.

  . would materially increase our cost of obtaining or operating under any necessary license or franchise.

   If we redeem shares, we must pay the fair market value based on market prices. We may pay the redemption price in cash or in debt or equity securities of us or our subsidiaries, or any combination.

   Removal of directors. Our articles of incorporation provide that any director may be removed, with or without cause, only by a vote of a majority of the total voting power of the shares that would be entitled to elect the successor to the removed director.

   Adoption and amendment of by-laws. Our articles of incorporation and by-laws provide that new by-laws may be adopted by a majority vote of the board of directors. The by-laws may be amended or repealed by a two-thirds vote of the board of directors or, subject to certain limitations, by the affirmative vote of at least two-thirds of the total voting power of our stock. Even though our stockholders have the power to amend or repeal our by-laws, they do not have the power to adopt new by-laws covering matters not expressly covered in the by-laws prior to that adoption.

   Special stockholder voting requirements. Our articles of incorporation provide for special stockholder voting requirements to approve any of the following:

  .  our merger or consolidation with another entity.

  .  a share exchange of our shares for shares of another entity.

  .  a sale of all or substantially all of our assets.

  .  our dissolution.

  .  an amendment to our articles of incorporation.

   The vote required for these actions is either:

  .  two-thirds of our total voting power, voting together, or

  . if the action has been approved by at least three-fourths of the number of directors who constitute the full board of directors, then the stockholder vote required to approve the action is a majority of our total voting power present at the special meeting, voting together.

   The Louisiana Business Corporation Law provides that if a proposed amendment to our articles of incorporation would adversely affect, within the meaning of the Louisiana Business Corporation Law, the shares of any class or series of our stock, then the amendment must also be approved by holders of the shares of that class or series. Under our articles of incorporation, that approval would require the affirmative vote of the holders of a majority of the voting power of that class or series present at a meeting of that class or series.

   Written consents of stockholders instead of a meeting of stockholders. Our articles of incorporation permit our stockholders to act by a written consent instead of a meeting of stockholders. The written consent need only be signed by stockholders who hold the voting power required to approve the proposed actions and not by all of our stockholders.

Louisiana Fair Price and Control Share Laws

   Our charter provides that the following do not apply to us:

  . Louisiana's fair price law, which provides generally that a buyer must pay a price to all stockholders that is generally equal to the highest price the buyer paid to any stockholder.

  . Louisiana's control share law, which provides that persons who acquire specified levels of voting stock may not exercise the vote unless the remaining stockholders vote to allow it. These levels are generally 20%, 33 1/3% and 50%.

Anti-Takeover Provisions

   Please see the section "Anti-Takeover Provisions" on page 192 for a discussion of provisions our board of directors is implementing for the purpose of making it more difficult for someone to acquire us without the approval and support of our board of directors. These anti-takeover provisions may permit our board of directors to choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of control.

Transfer Agent and Registrar

   The transfer agent and registrar for our class A common stock is The Bank of New York.

   Our class A common stock is listed on The Nasdaq National Market under the symbol "UNWR."

               MARKET FOR US UNWIRED'S COMMON EQUITY AND RELATED
                              STOCKHOLDER MATTERS

   Our class A common stock began trading on The Nasdaq National Market on May 18, 2000, under the symbol "UNWR." Prior to that date, there was no public market for US Unwired common stock. On December 19, 2001, the last trading day prior to the public announcement of the proposed merger, the reported last sales price per share of our class A common stock on The Nasdaq National Market
was $10.00. On           , 2002, the last trading day before the date of this
proxy statement/prospectus, the last reported sales price per share of our
class A common stock on The Nasdaq National Market was $      . There is no
public market for our class B common stock. On January 14, 2002, there were 169 holders of record of US Unwired class A common stock.

   The following table lists the high and low sales prices for US Unwired class A common stock for the periods indicated, as reported by The Nasdaq National Market.

                                                                    Price Range of
                                                                     Common Stock
                                                                 --------------------
                                                                       High       Low
                                                                 ---------- ---------
Fiscal Year 2002:
 First Quarter (Through January 30, 2002).......................   $11.10    $ 6.76
Fiscal Year 2001:
 Fourth Quarter (Ended December 31, 2001).......................    13.44      9.95
 Third Quarter (Ended September 30, 2001).......................    11.98      9.40
 Second Quarter (Ended June 30, 2001)...........................    10.61      6.13
 First Quarter (Ended March 31, 2001)...........................    10.00      4.78
Fiscal Year 2000:
 Fourth Quarter (Ended December 31, 2000).......................     9.50      4.56
 Third Quarter (Ended September 30, 2000).......................    17.25      9.00
 Second Quarter (Beginning May 18, 2000 and ended June 30, 2000)    16.00     10.25

   We are unable to provide information with respect to the market prices of IWO common stock because there is no established trading market for its common stock.

   Neither we nor IWO has declared or paid any cash dividends on our class A common stock or any other of our securities. We intend to retain our future earnings, if any, to fund the development and growth of our business and, therefore, do not anticipate paying cash dividends in the foreseeable future. Our future decisions concerning the payment of dividends on our common stock will depend upon our results of operations, financial condition and capital expenditure plans, as well as such other factors as our board of directors, in its sole discretion, may consider relevant. Our existing indebtedness restricts, and we anticipate our future indebtedness may restrict, our ability to pay dividends.

                 US UNWIRED'S EXECUTIVE OFFICERS AND DIRECTORS

   The following table presents information with respect to our executive officers and directors:

  Name                    Age Position
  ----                    --- --------
  William L. Henning, Jr. 48  Chairman of the Board of Directors
  Robert W. Piper........ 43  President, Chief Executive Officer and Director
  Jerry E. Vaughn........ 56  Chief Financial Officer
  Thomas G. Henning...... 42  Secretary, General Counsel and Director
  William L. Henning..... 79  Director
  John A. Henning........ 46  Director
  Lawrence C. Tucker..... 59  Director
  Henry P. Hebert, Jr.... 76  Director
  Charles T. Cannada..... 43  Director
  Andrew C. Cowen........ 31  Director
  Michael D. Bennett..... 37  Vice President and Chief Operating Officer
  Paul J. Clifton........ 47  Vice President and Chief Technical Officer

   William L. Henning, Jr. is Chairman of our Board of Directors and has been a director of US Unwired or our predecessor company since 1998. He has been the Chief Executive Officer and Chairman of Xspedius Holding Corp. or its predecessor company since 1998. From 1988 to 2000, he was our Chief Executive Officer.

   Robert W. Piper has been our President since 1995 and was named Chief Executive Officer in 2000. He served as our Chief Operating Officer from 1995 to 2000. He has been a director of US Unwired or our predecessor company since 1997.

   Jerry E. Vaughn has served as our Chief Financial Officer since June 1999. He has over 20 years of diversified financial management experience and focused the last 11 of these years in the telecommunications industry. From 1994 until he joined us, Mr. Vaughn was President of NTFC Capital Corporation, a subsidiary of GE Capital. Before that, he was Treasurer of Northern Telecom Finance Corporation and Vice President of Mellon Bank Corporation.

   Thomas G. Henning has been General Counsel and Secretary since 1994. He has been a director of US Unwired or our predecessor company since 1998.

   William L. Henning has been a director of US Unwired or our predecessor company since 1967. Mr. Henning was the founder of our predecessor corporation and has been an officer, director and principal stockholder of Cameron Communications Corporation for over 40 years. Until 2000, he was Chairman of our Board of Directors.

   John A. Henning has been a director of US Unwired or our predecessor company since 1988. Mr. Henning was President of our Louisiana cellular operations from 1987 to 1995. Since 1995 he has been the Chief Operating Officer of Cameron Communications Corporation.

   Lawrence C. Tucker has been a director of US Unwired since 1999. Mr. Tucker has been a general partner of Brown Brothers Harriman & Co. since 1979 and currently serves as a member of the Steering Committee of the firm's partnership. He is a director of WorldCom Ventures, Inc., Z-Tel Technologies, Inc., National Healthcare Corporation, Digex Inc., Riverwood Holdings, Inc., VAALCO Energy Corporation, and Xspedius Holding Corp. and serves as an Advisory Director of WorldCom, Inc.

   Henry P. Hebert, Jr. has been a director of US Unwired since 2000. Mr. Hebert has been the owner of H.P. Hebert Oil Properties since 1962 and has been the managing member of Hebert & Rucks, L.L.C. since 1998. These companies are involved in oil and gas exploration, production management and operating and producing property acquisitions.

   Charles T. Cannada has been a director of US Unwired since 2000. Mr. Cannada is a private investor and was from 1989 to 2000 in various executive management positions at MCI WorldCom, Inc., including from 1995 to 2000 as Senior Vice President in charge of corporate development, international ventures and alliances, facility management, internal audit and flight operations.

   Andrew C. Cowen has been a director of US Unwired since 1999. Mr. Cowen has been employed by Brown Brothers Harriman & Co. since 1992. He is a director of Global Japan, Inc., Computerized Medical Systems, Inc. and Z-Tel Technologies, Inc.

   Michael D. Bennett has served as Vice President and Chief Operating Officer since August 2001. Prior to that, he was Vice General Manager of Wireless Operations since joining us in January 2000. He has 16 years of telecommunications experience and during the balance of the last five years has held various positions with PrimeCo, a telecommunications company, including area director and sales and marketing director in Jacksonville, Florida, and director and strategy and planning in Dallas, Texas. He has also worked in various management positions with two other telecommunication companies, U.S. Intelco Networks in Olympia, Washington and Century Telephone Enterprises, Inc. in Monroe, Louisiana.

   Paul J. Clifton has served as our Vice President and Chief Technical Officer since November 2001. He was Vice President of Research and Development since 1998. From 1994 to 1998, he was our Vice President for Engineering and Technical Services. From 1988 to 1994, he served us in various capacities such as manager of network systems and traffic manager. He was first hired by Cameron Telephone Company in 1977 and began to work for us in 1988. In those capacities between 1980 and 1994, he was responsible for design and implementation of projects associated with the operation of our cellular, paging, voicemail, central office, personal computer, cable television and long distance operations.

   US Unwired's board of directors is currently fixed at nine members. The board of directors is divided into three classes of directors, as nearly equal in number as possible, with one class elected each year at the annual meeting of stockholders. The Class I directors are John A. Henning, Thomas G. Henning and Henry P. Hebert, Jr., whose terms expire at our annual meeting in 2004. The Class II directors are William L. Henning, Sr., Robert Piper and Charles T. Cannada, whose terms expire at our annual meeting in 2002. The Class III directors are William L. Henning, Jr., Lawrence C. Tucker and Andrew C. Cowen, whose terms expire at our annual meeting in 2003.

   William L. Henning, Jr., John A. Henning and Thomas G. Henning are brothers. William L. Henning is their father.

         SECURITY OWNERSHIP OF US UNWIRED BENEFICIAL OWNERS, DIRECTORS
                            AND EXECUTIVE OFFICERS

   On January 24, 2002, there were 84,375,988 shares of US Unwired common stock outstanding. The following table presents certain information regarding the beneficial ownership of US Unwired common stock, as of January 24, 2002, with respect to:

  . each person who, to our knowledge, is the beneficial owner of 5% or more of our outstanding common stock;

  .  each of our directors;

  .  each of our executive officers; and

  .  all of our executive officers and directors as a group.

   Unless otherwise indicated in this table or the notes thereto, the securities shown are held with sole voting and investment power.

                                                                        Number of Shares     Percent of
Beneficial Owner                                                 Class Beneficially Owned      Class
----------------                                                 ----- ------------------    ----------
Sandy Britnell, Trustee of the William L. Henning, Jr. Grantor
  Retained Annuity Trust I, the John A. Henning Grantor Retained
  Annuity Trust I and the Thomas G. Henning Grantor Retained
  Annuity Trust I (1)...........................................   B       17,932,301(6)       31.76%
The 1818 Fund III, L.P. (2).....................................   B       10,038,418          17.78
Thomas D. Henning (1)...........................................   B        2,985,968           5.29
William L. Henning (1)..........................................   A        4,707,320(4)(5)    16.86
                                                                   B       10,260,157(7)       18.17
William L. Henning, Jr. (3).....................................   A          791,974(4)        2.84
                                                                   B        4,051,013(7)(9)     7.17
John A. Henning (1).............................................   A          179,978(4)           *
                                                                   B        2,871,727(8)(10)    5.09
Thomas G. Henning (3)...........................................   A          402,235(4)        1.44
                                                                   B        5,932,110(11)      10.51
Lawrence C. Tucker (3)..........................................   B       10,038,418(12)      17.78
Charles T. Cannada (3)..........................................   A           17,500(4)           *
Henry P. Hebert, Jr. (3)........................................   A              800(4)           *
Robert W. Piper (3).............................................   A          343,085(4)        1.23
                                                                   B           87,427              *
Michael D. Bennett (3)..........................................   A           39,978(4)           *
Paul J. Clifton (3).............................................   A           67,478(4)           *
Jerry E. Vaughn (3).............................................   A           91,455(4)           *
All directors and executive officers as a group.................   A        6,649,803          23.82
                                                                   B       33,240,852          58.87

--------
*  Less than one percent.
(1) Address: 101 E. Thomas Street, Sulphur, Louisiana 70663.
(2) Address: 63 Wall Street, New York, New York 10021.
(3) Address: 901 Lakeshore Drive, Lake Charles, Louisiana 70601.
(4) Includes of shares of class A common stock that the named person owns and/or has the right to acquire pursuant to currently exercisable stock options and stock options that will become exercisable within sixty days after January 24, 2002.
(5) Includes 4,634,842 shares of US Unwired class A common stock owned by Cameron Communications Corporation of which Mr. Henning disclaims beneficial ownership.

(6) Includes 5,644,101 shares held by the William L. Henning, Jr. Grantor Retained Annuity Trust I, 6,644,100 shares held by the John A. Henning Grantor Retained Annuity Trust I and 5,644,100 shares held by the Thomas G. Henning Grantor Retained Annuity Trust I. Ms. Britnell disclaims beneficial ownership of these shares.
(7) Includes 103,838 shares held by William L. Henning as custodian for the minor children of Thomas G. Henning, of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership.
(8) Excludes 107,659 shares held by Thomas G. Henning as custodian for the benefit of the minor children of William L. Henning, Jr.
(9) Excludes 620,966 shares held in each of two trusts for the benefit of the minor children of William L. Henning, Jr. and John A. Henning, respectively, of which shares each of them disclaims beneficial ownership. Includes each of William L. Henning Jr.'s and John A. Henning's proportionate interest in 177,427 shares held by a general partnership.
(10) Excludes 140,864 shares held by Thomas G. Henning as custodian for the minor children of John A. Henning.
(11) Includes 248,523 shares held as custodian for the benefit of the minor children of John A. Henning and William L. Henning, Jr. (see Notes 7 and 9 above), of all of which shares Thomas G. Henning disclaims beneficial ownership. Excludes 103,838 shares held by William L. Henning, as custodian for the minor children of Thomas G. Henning (see Note 6 above). Includes 1,241,932 shares held as trustee for the minor children of William L. Henning, Jr. and John A. Henning (see Note 8 above), 620,966 shares held as trustee for his minor children, and 10,000 shares held as custodian for his minor children, of all of which shares he disclaims beneficial ownership. Also includes his proportionate interest in 177,427 shares held by a general partnership.
(12) Mr. Tucker, a general partner of Brown Brothers Harriman & Co., which is the general partner of The 1818 Fund, may be deemed to be the beneficial owner of shares held of record by The 1818 Fund due to his role as a co-manager of The 1818 Fund. Mr. Tucker disclaims beneficial ownership of the shares beneficially owned by The 1818 Fund, except to the extent of his pecuniary interest therein.

                              DESCRIPTION OF IWO

Overview

   IWO provides digital wireless personal communications services, or PCS, and related products to customers in the northeastern United States as part of Sprint PCS's network. Digital wireless personal communications services employ advanced digital technologies to provide voice, data and internet services. These advanced digital technologies enable new and enhanced services, including greater call privacy and faster and more accurate transmission of data appropriate for facsimiles, electronic mail and connecting notebook computers and wireless hand-held devices with data networks.

   Sprint PCS operates the only 100% digital personal communications services network in the United States with licenses to provide nationwide service utilizing a single frequency band and a single technology. IWO's territory is comprised of approximately 6.2 million residents located in 20 contiguous markets across a large portion of upstate New York, New Hampshire (other than the Nashua market), Vermont, and portions of Massachusetts and Pennsylvania. Under an affiliation agreement between Sprint PCS and IWO's operating subsidiary Independent Wireless One Corporation, IWO has the exclusive right to use all the Sprint PCS-owned spectrum in IWO's territory for all wireless communications services. Sprint PCS currently owns 30 MHz of spectrum throughout IWO's territory. IWO also has the exclusive right to market and provide personal communications services under the Sprint(R) and Sprint PCS(R) brand names in IWO's territory.

   As of September 30, 2001, IWO provided service to approximately 125,800 subscribers. Its network covered approximately 3.5 million residents or 56% of the residents in its territory as of September 30, 2001.

Relationship with Sprint PCS

   Sprint PCS is a wholly-owned subsidiary of Sprint, a diversified telecommunications service provider. Sprint PCS operates the only 100% digital, 100% PCS wireless network in the United States with licenses to provide nationwide service using a single frequency and a single technology. Sprint PCS does not currently offer personal communications services in every state in the United States, and the actual scope of Sprint PCS service is limited. Where service on the Sprint PCS digital network is not available, subscribers may roam on the analog cellular networks of other providers using dual-frequency handsets that are both digital and analog capable.

   Sprint PCS has adopted a strategy to rapidly extend its 100% digital, 100% PCS network by entering into agreements with independent wireless companies such as IWO to construct and manage Sprint PCS markets and market Sprint PCS services. Through these affiliations, Sprint PCS services will be available in key cities contiguous to current and future Sprint PCS markets. The Sprint PCS network uses code division multiple access, or CDMA, technology nationwide.

Business Strategy

   IWO is a full-service provider of wireless voice, data and internet personal communications services and products in its territory. IWO believes that the following elements of its business strategy will enable it to expand its portion of the Sprint PCS network, distinguish its wireless service offerings from those of its competitors and compete successfully in the wireless communications marketplace.

  Capitalize on IWO's Sprint PCS Affiliation

   IWO will use its Sprint PCS affiliation to provide it with important marketing and operational advantages. These include:

  . exclusive right to use the Sprint and Sprint PCS brand names, products and services;

  .  Sprint PCS advertising, marketing and promotional programs;

  . ability to purchase network and subscriber equipment at Sprint PCS discounted rates; and

  .  benefits of Sprint PCS research and development.

  Build High Quality Personal Communications Services Network

   IWO is constructing a state-of-the-art, high quality 100% personal communications services network using 100% digital technology:

  . IWO's network design allows IWO's system to handle higher traffic demand than cellular operators and other personal communications services operators who do not employ CDMA technology. This allows IWO to offer lower per-minute rates.

  . The use of cost-effective equipment in IWO's network design will enable IWO to reach difficult locations and fill in isolated coverage gaps, reducing its capital expenditures and overall operating costs.

  . IWO plans to reduce construction costs for its network by locating its equipment on existing towers with other wireless providers as its primary strategy and developing its radio frequency design around this strategy.

  . IWO plans to leverage its relationships with its 11 local independent telephone company strategic investors to acquire difficult-to-obtain cell sites in remote locations.

  . IWO plans for its network to cover both densely populated areas, in order to provide a higher quality network to a significant portion of the residents in its territory, and highways and destination points, including well-known ski resorts, lakes and vacation spots, in order to capture traveling revenues.

  Execute an Integrated Marketing Plan

   IWO's marketing approach leverages Sprint PCS's highly recognizable brand name and reputation and its relationship with major national retailers. IWO emphasizes the improved quality, enhanced features and favorable pricing of Sprint PCS service. In addition, IWO benefits from Sprint PCS's:

  .  organized national accounts sales force;

  .  e-commerce web site; and

  .  pre-negotiated contracts with national retailers.

   To complement its national benefits from Sprint PCS on the local level, IWO:

  . markets its products and services using point-of-sale, direct mail, telemarketing, radio and print campaigns;

  . distributes its products and services through its own Sprint-branded and Sprint PCS stores, a business focused sales force and local agents and retailers; and

  . plans to pursue marketing opportunities with the 11 local independent telephone companies located in its territory which have made a strategic investment in IWO.

   IWO believes that its strategy will help it to maximize market penetration and minimize customer turnover.

  Develop an Efficient Operating Structure

   IWO intends to maximize operating efficiency by using Sprint PCS's existing back office services. As the customer base in its territory grows, IWO may elect to develop its own internal systems for certain back office functions, such as customer activation, billing and customer care, or outsource such functions directly to third-party vendors if it is more cost-effective. In the interim, the immediate availability of Sprint PCS's back office services significantly reduces IWO's risks of execution in starting and growing its business and allows IWO to focus more attention on building its network and acquiring and keeping customers. For example, IWO currently purchases billing and customer care from Sprint PCS on a per-subscriber basis, thereby avoiding the costly, time-consuming and labor-intensive tasks of building its own systems.

Markets and Build-Out Plan

   IWO's territory encompasses approximately 6.2 million people located within 20 markets in the northeastern United States. IWO's territory is cradled by the metropolitan areas of New York City, Boston, Buffalo, Philadelphia, Rochester, Montreal and Toronto. The territory extends from suburban New York City (Orange and Sullivan Counties) north to the Canadian border. IWO's territory reaches from the eastern suburbs of Rochester to Syracuse, Ithaca, Binghamton and Elmira in central New York State, east to include all of Vermont and New Hampshire (except Nashua, New Hampshire, but including the extreme northwestern suburbs of Boston). Details of IWO's market and build-out plan as of September 30, 2001 are set forth in the following table. The estimated market population represents IWO's potential market and not the number of its expected customers or its growth prospects. As of September 30, 2001, IWO provided service to approximately 125,800 subscribers in eight markets. The number of IWO's subscribers who are located in the markets IWO has launched varies based upon the total population of the markets, how long the markets have been launched and the extent of IWO's marketing efforts to date in such markets.

                                                                             Percentage of
                                                                               Estimated
                                                                                Covered
                                                   Estimated                    Market
                                          Basic      Market       Expected   Population at
                                         Trading   Population   Initial Date December 31,  Spectrum
Market                                    Area   (In thousands) of Operation     2003       (MHz)
------                                   ------- -------------- ------------ ------------- --------
Albany/Schenectady, NY..................     7       1,048       Operating        81%         30
Syracuse, NY............................   438         779       Operating        82%         30
Poughkeepsie, NY........................   361         461       Operating        91%         30
Orange/Sullivan County, NY..............   321         419       Operating        95%         30
Binghamton, NY, PA......................    43         344        Q4 2001         75%         30
Utica, NY...............................   453         298       Operating        73%         30
Elmira, NY, PA..........................   127         313        Q4 2001         50%         30
Watertown, NY...........................   463         302        Q4 2001         38%         30
Plattsburgh, NY.........................   352         119        Q2 2002         65%         30
Glens Falls, NY.........................   164         125        Q4 2001         55%         30
Oneonta, NY.............................   333         110        Q4 2001         40%         30
Ithaca, NY..............................   208          97        Q3 2002         94%         30
Manchester, NH..........................   274         478       Operating        75%         30
Rockingham/Strafford County, NH.........    51         393       Operating        93%         30
Lebanon, NH.............................   249         180         2003           49%         30
Keene, NH...............................   227         118         2003           66%         30
Burlington, VT..........................    63         412        Q2 2002         58%         30
Rutland, VT.............................   388         100        Q2 2002         70%         30
Pittsfield, MA..........................   351         134       Operating        80%         30
                                                     -----
 Total--Estimated 2001 Market Population             6,230

   A basic trading area, or BTA, is a collection of counties surrounding a metropolitan area in which there is a commercial community of interest. The basic trading area number in the table is assigned to that market by the FCC for the purpose of issuing licenses for wireless services. The estimated 2001 market population in the table is based on the report dated January 16, 2002 by Kagan World Media, as compiled from U.S. Department of

Census, U.S. Department of Transportation and SRC, LLC data. Reprinted with permission of Paul Kagan World Media.

   Within the region there are significant volumes of traffic on major highways including the Massachusetts Turnpike (I-90), the New York State Thruway (I-87), the Northway, and several other interstate highways.

                                                         Linear Miles                    Avg. Daily
                                                         Between Areas   Linear Miles   Traffic Count
Interstate                 Areas Linked                     Linked     Within Territory in Territory
----------                 ------------                  ------------- ---------------- -------------
   I-84... Danbury, CT to the Catskill Mountains........        79             58            20,745
   I-87... Main route from New York City to Albany to
             Montreal, Canada...........................       376            288            21,292
   I-89... Burlington, VT to Concord, NH................       189            189            21,396
   I-90... Boston to Buffalo via Albany, Syracuse &
             Rochester, NY..............................       456            212            31,365
   I-95... Boston, MA to Portland, ME...................       107             16            53,587
   I-93... St. Johnsbury, VT to Boston, MA..............       171            141            28,856
   I-81... Canadian border south through the Appalachian
             Mountains via Syracuse and Binghamton, NY..     1,302            170            14,800
   I-91... Canadian border south to New Haven, CT via
             Hartford, CT and Springfield, MA...........       310            174            15,200
                                                             -----          -----         ---------
              Total.....................................     2,990          1,248            22,528
                                                                                          (weighted
                                                                                            average)

  Build-out Strategy

   Sprint PCS developed an operating network in seven markets within IWO's territory which was the foundation for IWO's network. In 2000, IWO expanded coverage of the markets acquired from Sprint PCS. During the nine months ended September 30, 2001, IWO developed its network in its territory, launched service in one market and expanded interconnecting highway coverage. IWO plans to launch nine additional markets by the end of 2002 and expand coverage of its existing markets. IWO plans to launch its remaining two markets in 2003. The following table summarizes cumulative operating data and timing of this network build-out plan. The total number of residents covered and the total number of cell sites will depend on the final network design and site availability.

                                  As of December 31, As of September 30, As of December 31,
                                  ------------------ ------------------- -----------------
Network Build-Out Plan                   2000               2001           2002      2003
----------------------            ------------------ -------------------  -----      -----
                                       (Actual)           (Actual)
Number of Markets................           7                   8           17         19
Residents in Launched Markets (in
  millions)......................         3.9                 4.0          5.9        6.2
% Total 2001 Residents...........          63%                 65%          95%       100%
Covered Residents (in millions)..         2.7                 3.5          4.3        4.6
% Total 2001 Residents...........          44%                 56%          69%        74%
Miles of Highway.................       1,427               3,538        3,789      3,789
Switches.........................           2                   3            3          3
Cell Sites.......................         219                 360          709        859

Products and Services

   IWO offers products and services throughout its territory under the Sprint(R) and Sprint PCS(R) brand names. IWO's products and services are designed to mirror the service offerings of Sprint PCS and to integrate with the Sprint PCS network. The Sprint PCS products and services IWO currently offers include the following:

  100% Digital, 100% PCS Network

   IWO is part of the only 100% digital, 100% wireless PCS network in the country. Sprint PCS and its affiliates reach more than 230 million people. Sprint PCS operates personal communications systems in more than 300 metropolitan areas across the country. Although Sprint PCS and its affiliates do not currently offer personal communications services in every state in the United States, they provide an extended coverage area for IWO's customers, allowing access to Sprint PCS services throughout the Sprint PCS network. Dual-frequency handsets that are both digital and analog capable allow roaming on wireless networks where Sprint PCS has roaming agreements. For a discussion of the Sprint PCS network technology, its benefits and limitations, see "Technology--Code Division Multiple Access Technology" below.

  Access to the Sprint PCS Wireless Web

   IWO offers and supports the "Sprint PCS Wireless Web" in its territory. The Sprint PCS Wireless Web allows customers with handsets capable of data transmission to connect their portable computers or wireless hand-held devices to the internet. Sprint PCS customers with handsets capable of data transmission also have the ability to receive selected information updates, including e-mail, stock prices, sports scores and weather reports. Sprint PCS customers with web-browser enabled handsets have the ability to connect to and browse specially designed text-based internet sites on an interactive basis. Sprint PCS has agreements with internet companies including AOL, Yahoo!, Amazon.com, Bloomberg.com, ABCNews.com, FOXSports.com, Google.com, MapQuest.com, CBS MarketWatch, E*Trade, ESPN.com, Forbes.com, New York Times Digital, eBay.com, Weather.com, Walt Disney Internet Group, Washingtonpost.com, FTD.com and USAToday.com.

  Service Packages

   The Sprint PCS "Free and Clear" plans include a fixed number of minutes for a set price with enhanced features such as voicemail with numeric paging, caller ID, call waiting and three-way calling. At no additional charge, the customer can select domestic long distance calling from anywhere on the network, a set amount of night and weekend minutes or access to the Sprint PCS Wireless Web. For an additional charge, the customer can add other options including a select number of information updates or messages from the Sprint PCS Wireless Web, additional off-peak minutes and the ability to share the plan minutes with another customer.

  Advanced Handsets and Longer Battery Life

   IWO primarily offers a selection of CDMA-compatible dual-frequency handsets with various advanced features and technology, such as internet readiness described above in "--Access to the Sprint PCS Wireless Web" above. All handsets are equipped with pre-programmed features such as caller ID, call waiting, phone books, speed dial and last number redial and are sold under the Sprint(R) and Sprint PCS(R) brand names. CDMA-compatible handsets weighing approximately 2.3 to 7.3 ounces offer up to twelve days of standby time and approximately five hours of talk time.

   In addition, IWO offers dual-frequency handsets that also are both digital and analog capable which allow customers to make and receive calls on the networks of other wireless service providers with whom Sprint PCS or IWO has agreements. These handsets allow roaming on cellular networks where Sprint PCS digital service is not available. When roaming in analog markets, stand-by and talk times for these handsets are greatly reduced.

  Privacy and Security

   Sprint PCS provides voice transmissions encoded into a digital format with a significantly lower risk of unauthorized use and eavesdropping than analog-based systems. Sprint PCS customers using dual-frequency handsets that are both digital and analog capable in analog mode, such as when roaming, do not have the benefit of digital security.

  Improved Voice Quality

   IWO believes that, compared to other digital and analog technologies used for managing wireless transmissions such as time division multiple access, CDMA technology offers significantly improved voice quality, more powerful error correction, less susceptibility to call fading and enhanced interference rejection, all of which result in fewer dropped calls.

  Simple Activation

   Customers can purchase a Sprint PCS handset at a retail location and activate their service and program the handset by calling Sprint PCS customer care.

  Customer Care

   Sprint PCS provides customer care services to customers based in IWO's territory under IWO's services agreement. Sprint PCS offers customer care 24 hours a day, seven days a week. Customers can call the Sprint PCS toll-free customer care number from anywhere in the country. All Sprint PCS handsets are pre-programmed with a speed dial feature that allows customers to easily reach customer care at any time by dialing "*2." Customers may also check their accounts by dialing "*4" from their Sprint PCS phone. In addition, customers may manage their Sprint PCS accounts through the internet on the Sprint PCS web site.

  Other Services

   In addition to the services described above, and since Sprint is not a local phone company in IWO's territory, IWO may also offer wireless local loop services for voice, data and internet throughout its territory. IWO also believes that new features and services will be developed on the Sprint PCS network to capitalize on CDMA technology. Sprint PCS conducts ongoing research and development to produce innovative services that are intended to give Sprint PCS a competitive advantage. IWO expects to benefit from Sprint PCS's research and development, although IWO may incur additional expenses in modifying its technology to provide these additional features and services.

  Traveling and Roaming

   Sprint PCS Traveling.   On-network usage between Sprint PCS and its
affiliate markets is referred to as "travel." Sprint PCS traveling includes inbound travel, when a Sprint PCS subscriber based outside of IWO's territory uses IWO's portion of the Sprint PCS network, and outbound travel, when a Sprint PCS subscriber based in IWO's territory uses the Sprint PCS network outside of IWO's territory. Sprint PCS pays IWO a per minute fee for inbound Sprint PCS travel. Similarly, IWO pays a per minute fee to Sprint PCS for outbound Sprint PCS travel. Pursuant to IWO's affiliation agreements with Sprint PCS, Sprint PCS has the discretion to change the per minute rate for Sprint PCS inbound travel revenues and outbound travel fees. During 2000, outbound travel fees exceeded inbound travel revenues. IWO believes this was due to its small network build compared to the extensive builds in the surrounding metropolitan areas. Currently, inbound travel revenues exceed outbound travel fees resulting from IWO's continued network expansion. In order to relieve IWO of the cash outflow that might otherwise occur during its network build-out, IWO's management agreement with Sprint PCS provides that until December 31, 2002, IWO will not be required to pay more fees for outbound travel than the amount of revenues IWO receives for inbound travel.

   Non-Sprint PCS Roaming.   Non-Sprint PCS roaming includes both inbound
non-Sprint PCS roaming, when a non-Sprint PCS subscriber uses IWO's portion of the Sprint PCS network, and outbound non-Sprint PCS roaming, when a Sprint PCS subscriber based in IWO's territory uses a non-Sprint PCS network. Pursuant to roaming agreements between Sprint PCS and other wireless service providers, when another wireless service provider's subscriber uses IWO's portion of the Sprint PCS network, IWO earns inbound non-Sprint PCS roaming revenue. These wireless service providers must pay fees for their subscribers' use of IWO's portion of the Sprint PCS network and, as part of IWO's collected revenues under its management agreement with Sprint PCS, IWO is entitled to 92% of these fees. Currently, pursuant to IWO's services agreement with Sprint PCS, Sprint PCS bills these wireless service providers for these fees. When another wireless service provider provides service to one of the Sprint PCS subscribers based in IWO's territory, IWO pays outbound non-Sprint PCS roaming fees for that service. Sprint PCS then bills the Sprint PCS subscriber for use of that provider's network at rates specified in his or her contract and pays IWO 100% of this outbound non-Sprint PCS roaming revenue collected from that subscriber on a monthly basis.

   For a discussion of products and services provided under IWO's management agreement with Sprint PCS, see "Sprint PCS Agreements--The Management Agreement--Products and Services" included elsewhere in this proxy statement/prospectus. For a discussion of roaming fees and prices under IWO's management agreement with Sprint PCS, see "Sprint PCS Agreements--The Management Agreement--Service Pricing, Roaming, Travel and Fees" included elsewhere in this proxy statement/prospectus.

Marketing

   IWO uses a marketing approach that leverages Sprint PCS's nationwide license and brand name and the strategies which have helped Sprint PCS to become a leading provider of personal communications services in the United States. Simultaneously, IWO's marketing approach capitalizes on IWO's regional focus and flexibility, through pricing and marketing enhancements, to respond quickly to changing customer needs.

   Use of Sprint PCS's Brand Name and Marketing. IWO continues to build on Sprint PCS's national distribution channels and advertising programs by featuring exclusively and prominently the nationally recognized Sprint(R) and Sprint PCS(R) brand names in IWO's marketing efforts. IWO expects its customers to perceive and use its personal communications services network, the Sprint PCS network and its affiliates' networks as a unified network.

   Pricing. IWO uses Sprint PCS's pricing strategy to offer its customers simple, easy-to-understand pricing plans. Sprint PCS's consumer pricing plans are typically structured with competitive monthly recurring charges for a fixed number of minutes and per-minute rates for excess usage beyond the plan amount. Lower per-minute rates relative to analog cellular providers are possible in part because the CDMA technology that both IWO and Sprint PCS employ has greater capacity than current analog cellular systems, enabling IWO to market high-use customer plans at significantly lower prices. Sprint PCS's current national plans typically:

  .  include large local calling areas;

  . offer the option of service features such as voicemail, enhanced caller ID, call waiting, and three-way calling;

  .  include minutes in any Sprint PCS market with no traveling charges;

  . offer a wide selection of feature-rich phones to meet the needs of consumers and businesses; and

  .  provide a limited-time money-back guarantee on Sprint PCS phones.

   In addition, Sprint PCS's "Free and Clear" national calling plans include long distance calling from anywhere on the Sprint PCS network to anywhere in the United States at no additional charge. Total Digital Connection Plans are available to both consumer and business customers and include nationwide long distance, Sprint PCS Voice Command and Sprint PCS Wireless Web.

   Advertising. IWO can use the Sprint PCS brand and logo in all of its wireless communications marketing efforts and external communications. Sprint PCS has launched a national advertising campaign to promote its products, and IWO expects to use the Sprint PCS name and reputation to attract customers more efficiently than it could if it did not have the benefit of the use of the Sprint PCS name.

   In addition, Sprint PCS is a sponsor of numerous selective, broad-based national and regional events. These sponsorships provide Sprint PCS with brand name and product recognition in high profile events, provide a forum for sales and promotional events and enhance IWO's promotional efforts in its territory.

   Local Focus. IWO's advertising and promotional program is tailored to its territory and may consist of local radio, television, printed collateral, billboards, and newspaper advertising. IWO is expanding a local sales force to execute its marketing strategy through direct business-to-business contacts, company owned retail stores, local distributors and other channels. See "Sprint PCS Agreements--The Management Agreement--Advertising and Promotions" included elsewhere in this proxy statement/prospectus.

   Bundling of Services. IWO capitalizes on the complete array of communications services offered by bundling Sprint PCS services with other Sprint products, such as residential long distance.

   Customer Segmentation.  IWO has two customer target segments.

  . Consumer Market. IWO targets two consumer market segments: wireless intenders and wireless users. The wireless intender does not currently own or use a wireless phone but believes he or she will purchase a phone in the next six months, while the wireless user currently subscribes to a wireless service. IWO prepares appropriate marketing programs to target these customer segments, specifically addressing key service needs including clarity, base level services, functional quality and service reliability.

  . Business Market. IWO targets small- to medium-sized business customers with a differentiated, more locally oriented wireless product by highlighting the all-digital nature of Sprint PCS's network, the network's quality, capacity and coverage, increased security, and increased functionality through advanced features. Business professional users typically have much higher average minutes of use and are more receptive to lower-priced bundled packages.

Sales and Distribution

   IWO's sales and distribution plan mirrors and builds upon Sprint PCS's multiple channel sales and distribution plan. IWO has identified the following six distribution channels that combine traditional cellular channels like retail stores, with more innovative outlets such as web-based sales, to reach its target markets.

  . Sprint PCS retail sales. IWO operates its own Sprint PCS-branded retail stores within its coverage area, primarily targeting the non-business consumer. As of September 30, 2001, IWO had 20 retail stores and plans to expand to 23 stores by the end of 2003. IWO will locate its stores in principal metropolitan markets within its territory, providing it with a strong local presence and a high degree of visibility. IWO's showrooms are designed in accordance with Sprint PCS specifications and branded as Sprint PCS stores.

  . Business-to-business sales. IWO's direct sales force is focused on business users.

  . Sprint PCS national sales effort. Sprint PCS has an extensive national account marketing program that focuses on the corporate headquarters of Fortune 1,000 companies. Once a Sprint PCS representative reaches an agreement with the corporate headquarters, IWO services the offices of that corporation on a local basis and records the revenue generated by the corporate client. IWO reimburses Sprint PCS for certain purchase costs related to those customers. IWO visits local branches of Sprint PCS's national accounts to reinforce the relationship with Sprint PCS.

  . Indirect sales. Indirect sales is also commonly referred to as the dealer channel. Within IWO's territory, as of September 30, 2001, Sprint PCS had approximately 283 retail points of sale under third-party agent agreements, including 101 Radio Shack stores/franchisees, 31 Staples stores, 25 Ritz Camera stores, 17 Kmart stores, 14 Office Max stores, nine Best Buy stores, eight Circuit City stores, four Target stores, four Tweeter stores, three CompUSA stores, two Boscov's stores, two Office Depot stores, one Filene's store and 62 local agents.

  . Telemarketing. Sprint PCS operates both inbound and outbound telemarketing services. Sprint PCS's telemarketing efforts are targeted primarily to current or previous Sprint long distance customers. As the exclusive provider of Sprint PCS products and services in its market, IWO uses the national Sprint "1-800-480-4PCS" number campaigns that generate call-in leads. These leads are handled by Sprint PCS's inbound telemarketing group.

  . Alternative sales channels. Sprint PCS launched an internet web site in December 1998 which contains information on Sprint PCS products and services. IWO sells personal communications services over Sprint PCS's web site and use Sprint PCS's "phone-in-a-box" program, which enables activation by dialing 1-800-480-4PCS.

Technology

  General

   In the commercial wireless communications industry, there are two principal services licensed by the FCC for transmitting two-way, real-time voice and data signals: "cellular" and "personal communications services." In addition, enhanced specialized mobile radio service, a relatively new technology, allows for interconnected two-way real time voice and data services. The FCC licenses these applications, each of which operates in a distinct radio frequency block. Cellular, which uses the 800 MHz frequency block, was the original form of widely-used commercial wireless voice communications. Cellular systems are predominantly analog-based, but over the last several years cellular operators have started to use digital service in the 800 MHz frequency block. Digital services have been deployed, as a complement to the analog-based services, in most of the major metropolitan markets.

   In 1993, the FCC allocated the 1900 MHz frequency block of the radio spectrum for wireless personal communications services. Wireless personal communications services differ from traditional analog cellular telephone service principally in that wireless personal communications services systems operate at a higher frequency and employ advanced digital technology. Analog-based systems send signals in which the transmitted signal resembles the input signal, the caller's voice. Digital systems convert voice or data signals into a stream of digits that permit a single radio channel to carry multiple simultaneous transmissions. Digital systems are also able to re-use the same frequency more quickly than analog systems, resulting in greater capacity than analog systems. This enhanced capacity allows digital-based wireless technologies to offer new and enhanced services, including greater call privacy and faster and more accurate transmission of data appropriate for facsimiles, electronic mail and connecting notebook computers and wireless hand-held devices with data networks.

  . controls the transfer of calls from cell to cell as a subscriber's handset travels;

  .  coordinates calls to and from handsets;

  .  allocates calls among the cells within the system; and

  . connects calls to the local landline telephone system or to a long distance carrier.

   Wireless communications providers establish interconnection agreements with local phone companies and long distance carriers, thereby integrating their system with the existing landline public telecommunications system and the internet. Because the signal strength of a transmission between a handset and a base station declines as the handset moves away from the base station, the switching office and the base station monitor the signal strength of calls in progress. When the signal strength of a call declines to a predetermined level, the switching office may "hand off" the call to another base station where the signal strength is stronger.

   Wireless digital signal transmission is accomplished through the use of various forms of frequency management technology or "air interface protocols." Personal communications systems operate under one of three principal air interface protocols, code division multiple access, commonly referred to as CDMA, time division multiple access, commonly referred to as TDMA, or global system for mobile communications, commonly referred to as GSM.

   Time division multiple access and global system for mobile communications are both time division multiple access systems but are incompatible with each other. The CDMA system is incompatible with both of those systems. Accordingly, a subscriber of a system that utilizes CDMA technology is unable to use a CDMA handset when traveling in an area not served by CDMA-based wireless personal communications services operators, unless the customer carries a dual-frequency handset that is both digital and analog capable which permits the customer to use the analog cellular system in that area. The same issue would apply to users of the other systems.

   All of the wireless personal communications services operators now have dual-mode or tri-mode handsets available to their customers. Because digital networks do not cover all areas in the country, these handsets will remain necessary for segments of the subscriber base.

  Code Division Multiple Access Technology

   Sprint PCS's network and its affiliates' networks all use digital CDMA technology. IWO believes that CDMA technology provides important system performance benefits such as:

  . Greater capacity. IWO believes, based on studies by manufacturers of CDMA products, that CDMA systems can provide system capacity that is approximately eight to ten times greater than that of current analog technology and approximately three to six times greater than time division multiple access systems and global system for mobile communications systems.

  . Superior voice quality. IWO believes that CDMA technology provides superior voice quality and reduces background noise.

  . Privacy and security. One of the benefits of CDMA technology is that it combines a constantly changing digital coding scheme with a low power signal to enhance call security and privacy.

  . Soft hand-off. CDMA systems transfer calls throughout the CDMA network using a technique referred to as a soft hand-off, which connects a mobile customer's call with a new cell site while maintaining a connection with the cell site currently in use. CDMA networks monitor the quality of the transmission received by multiple cell sites simultaneously to select a better transmission path and to ensure that the network does not disconnect the call in one cell unless replaced by a stronger signal from another cell site. Analog, time division multiple access technology and global system for mobile communications technology networks use a "hard hand-off" that disconnects the call from the current cell site and connects with a new cell site without any simultaneous connection to both cell sites, which results in more dropped calls.

  . Simplified frequency planning. Frequency planning is the process used to analyze and test alternative patterns of frequency use within a wireless network to minimize interference and maximize capacity. Unlike systems based on time division multiple access technology or global system for mobile communications technology, systems based on CDMA technology can re-use the same subset of allocated frequencies in every cell, substantially reducing the need for costly frequency patterning and constant frequency plan management.

  . Longer battery life. Due to their greater efficiency in power consumption, CDMA handsets can provide longer standby time and more talk time availability when used in the digital mode than handsets using alternative digital or analog technologies.

   While CDMA technology has the inherent benefits discussed above, time division multiple access networks are generally less expensive when overlaying existing analog systems because time division multiple access spectrum usage is more compatible with analog spectrum planning. In addition, global system for mobile communications technology, unlike CDMA technology, allows multi-vendor equipment to be used in the same network. This, along with the fact that global system for mobile communications technology is currently more widely used throughout the world than CDMA technology, provides economies of scale for handset and equipment purchases. A standards process is also underway which will allow wireless handsets to support analog, time division multiple access and global system for mobile communications technologies in a single unit. Currently, there are no plans to have CDMA handsets that also support either the time division multiple access or global system for mobile communications technologies.

Equipment

   IWO utilizes Sprint PCS's approved vendors to obtain switch and cell site equipment and handsets at estimated savings of up to 30% to 40% of the price IWO would otherwise pay as a small independent wireless company. IWO is entitled to these discounts as a result of equipment and handset agreements between Sprint PCS and its suppliers.

  . Cell sites and switch equipment. Currently, IWO is operating three 5ESS Lucent switches and related cell site equipment. IWO has negotiated and completed a contract with Lucent to provide the cell site and switch equipment necessary for the further build-out of its markets.

  . Handsets. IWO offers both single-frequency CDMA and dual-frequency CDMA/analog multi-network telephone handsets. Handset costs are expensive for the typical consumer and require subsidy, although in the long term, such prices are expected to decline. IWO expects to continue to subsidize handset costs. All handsets are subject to Sprint PCS discount purchase savings averaging an estimated 30-40% of the wholesale price. In addition, because Sprint PCS is a participant in the handset development process, IWO expects to gain access to newer handsets earlier than non-Sprint PCS carriers using CDMA technology.

Competition

   IWO competes with a number of cellular carriers and new personal communications services entrants in each of its markets. IWO's major competitors in terms of market coverage are Verizon Wireless, Cingular Wireless, AT&T Wireless, Nextel Communications/Nextel Partners and VoiceStream Wireless. These providers in IWO's service area serve different geographic segments but no single carrier provides complete coverage throughout its service territory. Additionally, some of IWO's competitors operate analog networks which require significant upgrades and therefore cannot offer the quality service provided by IWO's 100% digital, 100% personal communications services wireless network.

   Subject to the completion of its network build-out, IWO believes it will compete effectively against these wireless competitors primarily by targeting business and personal users who benefit from the voice clarity, reliability and coverage of the Sprint PCS network. For a description of the costs and timing of IWO's network build-out, see "Description of IWO--Markets and Build-Out Plan--Build-out Strategy" included elsewhere in this proxy statement/prospectus. IWO offers Sprint PCS's nationwide value and competitively priced packages to its customers, which include a variety of advanced features such as caller ID, voice mail, messaging, wireless data and internet services, call waiting, conference calling, and call forwarding. IWO will also exercise the flexibility enabled under its management agreement to establish its own pricing programs and promotions tailored to its markets and customer demographics. Since IWO benefits substantially from Sprint PCS's national "spillover" brand marketing campaigns, it is able to utilize funds which otherwise would have been designated for creative fees to fund more advertising to more efficiently attract additional subscribers for advertising dollars expended. Currently, IWO's network coverage is limited, creating a competitive disadvantage. However, IWO plans to build a state-of-the-art CDMA network that it believes should exceed the coverage, capacity and reliability of its competitors' networks. IWO, along with Sprint PCS and its other affiliates, will be the only wireless provider in IWO's entire service area offering 100% digital, 100% PCS using CDMA technology over a single frequency band on a nationwide network.

   There has recently been a trend in the wireless communications industry towards consolidation of wireless service providers through joint ventures, mergers and acquisitions. IWO expects this consolidation to lead to larger competitors over time. These larger competitors may have substantial resources or may be able to offer a variety of services to a large customer base.

   IWO also faces competition from paging, specialized mobile radio and dispatch companies in its markets. Potential users of personal communications services systems may find their communications needs satisfied by other current and developing technologies. In addition, IWO faces competition from resellers that provide wireless services to customers but do not hold FCC licenses or own facilities. The FCC requires all cellular and personal communications services licensees to permit resale of their services. In the future, IWO expects to face competition from other entities using additional frequencies to be licensed by the FCC for advanced mobile services or providing similar services using other communications technologies, including satellite-based telecommunications and wireless cable systems. Although some of these technologies are currently operational, others are being developed or may be developed in the future. In addition, over the past several years the FCC has auctioned, and will continue to auction, large amounts of wireless spectrum that could be used to compete with Sprint PCS services. Based on increased competition, IWO anticipates that market prices for wireless services generally will decline in the future.

Properties

   IWO leases property in a number of locations, primarily for administrative office space, its Sprint PCS stores, cell sites and switching centers. IWO has leased approximately 38,000 square feet of administrative office space at 52 Corporate Circle, Albany, New York for its headquarters. This lease expires on October 14, 2006. As of September 30, 2001, IWO paid for leased space on 478 sites, of which IWO shared approximately 46% with other wireless service providers. IWO owns property that houses switching equipment which supports its markets. IWO believes its properties are currently adequate for its business operations.

Employees

   As of September 30, 2001, IWO had approximately 282 employees, of which 132 were in sales and marketing, 63 were in operations, 27 were in customer service and 60 were in administration. IWO expects the number of employees to increase steadily as its network expands and as the number of subscribers justifies the addition of new personnel. None of IWO's employees is represented by a labor union or subject to a collective bargaining agreement.

Intellectual Property

   The Sprint diamond design logo is a service mark registered with the United States Patent and Trademark Office. The service mark is owned by Sprint. IWO uses the Sprint(R) and Sprint PCS(R) brand names, the Sprint diamond design logo and other service marks of Sprint in connection with marketing and providing wireless services within its territory. The terms of the trademark and service mark license agreements with Sprint and Sprint PCS provide for the use of the Sprint(R) and Sprint PCS(R) brand names and Sprint service marks.

   Except in instances that are noncompetitive and other than in connection with the national distribution agreements, Sprint PCS has agreed not to grant to any other person a right or license to use the licensed marks in IWO's territory.

   The trademark license agreements contain numerous restrictions with respect to the use and modification of any of the licensed marks. See "Sprint PCS Agreements--The Trademark and Service Mark License Agreements" included elsewhere in this proxy statement/prospectus.

Legal Proceedings

   IWO is not a party to any lawsuit or proceeding that is likely, in the opinion of management, to have a material adverse effect on its financial position, results of operations or cash flows. IWO is a party to routine filings and customary regulatory proceedings with the FCC relating to its operations.

                 CERTAIN RELATIONSHIPS AND TRANSACTIONS OF IWO

Management Stock Purchase and Loan

   In December 2000, IWO issued 1,475,937 shares of class B common stock at a price per share of $7.00 for a total purchase price of $10,331,562. Of these shares, IWO issued 58,000 shares to Mr. Nielsen for a purchase price of $406,000.

   Mr. Nielsen received a loan from IWO's operating subsidiary, Independent Wireless One Corporation, in the principal amount of $406,000 to fund the cost of purchasing his shares.
   The loan was made to facilitate Mr. Nielsen's investment in IWO. The loan is collateralized by the shares purchased by Mr. Nielsen and is a recourse loan. Half of the loan is payable on March 31, 2003, and the other half of the loan was paid on March 30, 2001. The loan bears interest, payable annually, at the prime rate announced by The Chase Manhattan Bank from time to time plus the applicable margin related to IWO's senior credit facilities.

   In the event the proposed merger is consummated, the portion of the loan due on March 31, 2003 plus any accrued but unpaid interest will become due and payable on the date of such consummation.

Management Warrant

   In December 1999 and May 2000, IWO issued warrants to current and former executive officers to purchase a total of 372,000 shares of class B common stock at an exercise price of $5.74468 per share, including a warrant issued to Mr. Nielsen to purchase 74,400 shares of class B common stock at an exercise price of $5.74468 per share.

   At the effective time of the merger, Mr. Nielsen's warrant will be exchanged for a warrant to purchase shares of US Unwired common stock. The new warrant will have the same terms and provisions as the exchanged warrant except that the number of shares subject to and the exercise price of the new warrant will be adjusted for the exchange ratio and the new warrant will be exercisable in full on or after December 31, 2003.

Stockholders Agreement

   IWO has entered into a stockholders agreement with certain of its investors. The stockholders agreement grants registration rights with respect to shares of IWO's capital stock held by these investors and participation rights with respect to future equity financings by IWO and contains agreements regarding how the investors will vote in the election of IWO's directors and restrictions on the transfer of shares of IWO's capital stock. The stockholders agreement also provides that certain of IWO's stockholders who are independent telephone companies will use their commercially reasonable efforts to strategically augment IWO's network build-out program and imposes certain terms and conditions on these efforts.

   IWO is required to obtain an amendment to and/or termination of the stockholders agreement prior to the effective time of the merger.

Transactions with Director

   In December 1999, IWO issued 6,300,000 shares of class B common stock to the founders of Independent Wireless One Corporation in exchange for the 14,357 shares of the common stock of Independent Wireless One Corporation held by them. Of these shares, IWO issued 1,000,069 shares to Newport PCS Inc., an affiliate of Harley Ruppert, one of IWO's directors, in exchange for 2,051 shares of the common stock of Independent

Wireless One Corporation held by Newport PCS Inc. In addition, IWO granted to Newport PCS Inc. a warrant to purchase 118,286 shares of class B common stock at an exercise price of $5.74468 per share.

   At the effective time of the merger, Newport PCS Inc.'s warrant will be exchanged for a warrant to purchase shares of US Unwired common stock. The new warrant will have the same terms and provisions as the exchanged warrant except that the number of shares subject to the new warrant will be equal to half of the number of shares subject to the exchanged warrant, adjusted for the exchange ratio, the exercise price of the new warrant will be adjusted for the exchange ratio and the new warrant will be exercisable in full on or after the effective time of the merger.

Management Consulting Services and Credit Financings

   In December 1999, IWO entered into a five-year agreement with Investcorp International Inc., an affiliate of Investcorp S.A., for management advisory and consulting services pursuant to which IWO prepaid Investcorp International a fee of approximately $5.0 million. Also in connection with the senior credit facilities, Independent Wireless One Corporation paid Investcorp International a loan advisory fee of approximately $3.5 million in December 1999. Christopher Stadler and Thomas Sullivan, each a director of IWO, are principals at Investcorp International.

                          PRINCIPAL IWO STOCKHOLDERS

   IWO's outstanding capital stock consists of five classes of common stock, class A common stock, class B common stock, class C common stock, class D common stock and class E common stock. Holders of class A common stock, class C common stock and class E common stock do not have any voting rights. Holders of class B common stock are entitled to one vote per share, and holders of class D common stock are entitled to 402.7 votes per share.

   As of December 31, 2001, IWO had 13,429,099 shares of class B common stock outstanding and 60,000 shares of class D common stock outstanding. Investcorp and certain co-investors arranged by Investcorp beneficially own 3.5% of the outstanding class B common stock and 100% of the outstanding class D common stock, representing approximately 65.5% of IWO's total voting power.

   The following tables present information regarding the beneficial ownership of IWO's class B common stock as of December 31, 2001 by:

  . each person, or group of affiliated persons, who is known by IWO to beneficially own 5% or more of IWO's class B common stock;

  .  each of IWO's named executive officers;

  .  each of IWO's directors; and

  .  all current directors and executive officers as a group;

and IWO's class D common stock as of December 31, 2001 by each person, or group of affiliated persons, who is known by IWO to beneficially own 5% or more of IWO's class D common stock.

   Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of class B common stock subject to options that are currently exercisable or exercisable within 60 days of December 31, 2001 are deemed outstanding for purposes of computing the percentage ownership of any person. These shares, however, are not considered outstanding when computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to state community property laws, each stockholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them. Percentage of ownership is based on 13,429,099 shares of class B and 60,000 shares of class D common stock outstanding as of December 31, 2001.

   IWO has entered into a stockholders agreement with certain of its stockholders with respect to the voting, and in certain circumstances the disposition, of the shares of its capital stock. All such stockholders may be deemed to be a control group for such purposes, and each stockholder may thus be deemed to beneficially own all shares owned by all other such stockholders. Because IWO believes that it more accurately reflects ownership of IWO's capital stock, this table does not reflect shares which may be deemed to be beneficially owned by any entity solely by virtue of the stockholders agreement.

   IWO is required to obtain an amendment to and/or termination of the stockholders agreement prior to the effective time of the merger.

                             Class B Common Stock

                                                              Number of     Options    Percentage
                                                                Shares    Included in   of Class
                                                             Beneficially Beneficial  Beneficially
Beneficial Owner                                                Owned      Ownership     Owned
----------------                                             ------------ ----------- ------------
5% Stockholders:
Odyssey Investment Partners Fund, LP (1)....................   4,992,613          --      37.2%
Delhi PCS Inc. (2)..........................................   1,000,069          --       7.4%
Newport PCS Inc. (3)........................................   1,000,069          --       7.4%
William W. Griswold (4).....................................     951,411          --       7.1%
Adirondack Capital LLC (5)..................................     950,000          --       7.1%
Larry S. Roadman (6)........................................     932,048          --       6.9%
Paul H. Griswold (7)........................................     925,411          --       6.9%
Finger Lakes Technologies Group Inc. (8)....................     894,754          --       6.7%
Dry Brook Holdings LLC (9)..................................     857,143          --       6.4%
Trust Company of the West (10)..............................     814,287          --       6.1%
Charles Lane (11)...........................................     760,020          --       5.7%

Named Executive Officers and Directors:
Steven M. Nielsen (12)......................................     453,956     387,956       3.3%
Timothy J. Medina (12)......................................     105,431     101,731       0.8%
John Stevens (12)...........................................      10,906       9,306       0.1%
John P. Hart, Jr. (13)......................................     252,973     252,973       1.9%
David L. Standig (14).......................................     306,614     299,515       2.2%
Solon L. Kandel (15)........................................   1,516,853   1,516,853      10.1%
J.K. Hage III (16)..........................................   1,340,402     318,079       9.8%
Christopher J. Stadler (17).................................          --          --        --
Mamoun Askari (17)..........................................          --          --        --
James O. Egan (17)..........................................          --          --        --
Thomas J. Sullivan (17).....................................          --          --        --
Savio W. Tung (17)..........................................          --          --        --
Christopher J. O'Brien (17).................................          --          --        --
Charles K. Marquis (17).....................................          --          --        --
Alfred F. Boschulte (18)....................................     391,529     183,146       2.9%
Brian Kwait (19)............................................   4,992,613          --      37.2%
Harley Ruppert (20).........................................   1,000,069          --       7.4%
All directors and executive officers as a group (17 persons)  10,371,346   3,069,559      62.9%

                             Class D Common Stock

                                           Number of Shares  Percentage of Class
Beneficial Owner                          Beneficially Owned Beneficially Owned
----------------                          ------------------ -------------------
Investcorp S.A (21)......................       60,000              100.0%
SIPCO Limited (22).......................       60,000              100.0%
CIP Limited (23).........................       55,200               92.0%
Investcorp Investment Equity Limited (24)        4,800                8.0%
Ballet Limited (25)......................        5,520                9.2%
Denary Limited (25)......................        5,520                9.2%
Gleam Limited (25).......................        5,520                9.2%
Highlands Limited (25)...................        5,520                9.2%
Noble Limited (25).......................        5,520                9.2%
Outrigger Limited (25)...................        5,520                9.2%
Quill Limited (25).......................        5,520                9.2%
Radial Limited (25)......................        5,520                9.2%
Shoreline Limited (25)...................        5,520                9.2%
Zinnia Limited (25)......................        5,520                9.2%

--------
(1) Includes 35,905 shares of class B common stock owned by Odyssey Coinvestors, LLC, an affiliate of Odyssey Investment Partners Fund, LP. The address of Odyssey Investment Partners Fund, LP is 280 Park Avenue, 38th Floor, New York, New York 10017. Brian Kwait is a general partner or general member of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC. Mr. Kwait may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Kwait disclaims beneficial ownership of all of the shares. Mr. Kwait's address is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38th Floor, New York, New York 10017.
(2) The address of Delhi PCS Inc. is P.O. Box 271, 107 Main Street, Delhi, New York 13753. Curtis W. Barker is the president of Delhi PCS Inc. Mr. Barker may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Barker's address is c/o Delhi PCS Inc., P.O. Box 271, 107 Main Street, Delhi, New York 13753.
(3) The address of Newport PCS Inc. is P.O. Box 201, Bridge Street, Newport, New York 13416. Harley Ruppert is the president of Newport PCS Inc. Mr. Ruppert may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Ruppert's address is c/o Newport PCS Inc., P.O. Box 201, Bridge Street, Newport, New York 13416.
(4) Includes 894,754 shares of class B common stock owned by Finger Lakes Technologies Group Inc., an affiliate of Mr. William W. Griswold. The address of Mr. William W. Griswold is c/o Finger Lakes Technologies Group Inc., P.O. Box 39, 75 Main Street, Phelps, New York 14532.
(5) The address of Adirondack Capital LLC is c/o Hage and Hage LLC, 610 Charlotte Street, Utica, New York 13501. J.K. Hage III is the manager of Adirondack Capital LLC. Mr. Hage may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Hage's address is c/o Hage and Hage LLC, 610 Charlotte Street, Utica, New York 13501.
(6) Includes 857,143 shares of class B common stock owned by Dry Brook Holdings LLC and 71,678 shares of class B common stock owned by MTC North, Inc., each an affiliate of Mr. Roadman. The address of Mr. Roadman is c/o Margaretville Telephone Company, P.O. Box 260, 50 Swart Street, Margaretville, New York 12455.
(7) Includes 894,754 shares of class B common stock owned by Finger Lakes Technologies Group Inc., an affiliate of Mr. Paul H. Griswold. The address of Mr. Paul H. Griswold is c/o Finger Lakes Technologies Group Inc., P.O. Box 39, 75 Main Street, Phelps, New York 14532.
(8) The address of Finger Lakes Technologies Group Inc. is P.O. Box 39, 75 Main Street, Phelps, New York 14532. Paul H. Griswold is the president of Finger Lakes Technologies Group Inc. William W. Griswold is an associate of Mr. Paul H. Griswold and an affiliate of Finger Lakes Technologies Group Inc. Each of Messrs. Griswold and Griswold may be deemed to have beneficial ownership of the shares because they share voting and investment power with respect to the shares. Messrs. Griswold and Griswold's address is c/o Finger Lakes Technologies Group Inc., P.O. Box 39, 75 Main Street, Phelps, New York 14532.
(9) The address of Dry Brook Holdings LLC is c/o Margaretville Telephone Company, P.O. Box 260, 50 Swart Street, Margaretville, New York 12455. Larry S. Roadman is the manager of Dry Brook Holdings LLC. Mr. Roadman may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Roadman's address is c/o Margaretville Telephone Company, P.O. Box 260, 50 Swart Street, Margaretville, New York 12455.
(10) Represents shares held by the following affiliates of Trust Company of the
     West: TCW/Crescent Mezzanine Partners II, L.P.; TCW/Crescent Mezzanine Trust II; TCW Leveraged Income Trust, L.P.; TCW Leveraged Income Trust II, L.P.; and TCW Leveraged Income Trust IV, L.P. The address of Trust Company of the West is c/o TCW/Crescent Mezzanine, LLC, 11100 Santa Monica Blvd, Suite 2000, Los Angeles, California 90025.
(11) Includes 421,210 shares of class B common stock owned by Cerberus Investments L.P. and 31,520 shares of class B common stock owned by Ardinger Investments of Texas L.P., each an affiliate of Mr. Lane.
(12) The address of each of Messrs. Nielsen, Medina and Stevens is c/o IWO Holdings, Inc., 52 Corporate Circle, Albany, New York 12203. The numbers in the column "Options Included in Beneficial Ownership" for Messrs. Nielsen and Medina are calculated assuming that all performance-based vesting options eligible for vesting on December 31, 2001 do in fact vest.
(13) Mr. Hart's address is 2593 Route 21, Mile Hill Road, Valatie, New York
     12184.
(14) Mr. Standig's address is 22 Gullane Drive, Slingerlands, New York 12159.
(15) Mr. Kandel's address is 592 Ashwood Drive, Springfield, New Jersey 07081.
(16) Includes 950,000 shares of class B common stock held by Adirondack Capital LLC, an affiliate of J.K. Hage III. Mr. Hage's address is c/o Hage and Hage LLC, 610 Charlotte Street, Utica, New York 13501.
(17) The address of each of Messrs. Stadler, Askari, Egan, Sullivan, Tung, O'Brien and Marquis is c/o Investcorp International Inc., 280 Park Avenue, 37th Floor, New York 10017.
(18) Mr. Boschulte's address is c/o Detecon, Inc., 10700 Parkridge Boulevard, Suite 100, Reston, Virginia 20191.
(19) Consists of 4,956,708 shares of class B common stock held by Odyssey Investment Partners Fund, LP and 35,905 shares of class B stock held by Odyssey Coinvestors, LLC. Mr. Kwait is a general partner or general member of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC. Mr. Kwait may be deemed to have beneficial ownership of the shares because he shares voting and investment power with respect to the shares. Mr. Kwait disclaims beneficial ownership of all of the shares. Mr. Kwait's address is c/o Odyssey Investment Partners, LLC, 280 Park Avenue, 38th Floor, New York, New York 10017.
(20) Consists of 1,000,069 shares of class B common stock held by Newport PCS Inc., an affiliate of Mr. Ruppert. Mr. Ruppert's address is c/o Newport PCS Inc., P.O. Box 201, Bridge Street, Newport, New York 13416.
(21) Investcorp does not directly own any of IWO's class D common stock. The number of shares of class D common stock shown as beneficially owned by Investcorp includes all of the shares of class D stock beneficially owned by Investcorp Investment Equity Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited. Investcorp Investment Equity Limited is a Cayman Islands corporation and a wholly-owned subsidiary of Investcorp. Investcorp owns no stock in Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited or Zinnia Limited, each of which is a Cayman Islands corporation, or in the beneficial owners of these entities. Investcorp may be deemed to share beneficial ownership of the shares of class D common stock held by these entities because the entities have entered into revocable management services or similar agreements with an affiliate of Investcorp, pursuant to which each such entity has granted such affiliate the authority to direct the voting and disposition of the shares owned by such entity for so long as such agreement is in effect. Investcorp is a Luxembourg corporation with its address at 37 rue Notre-Dame, Luxembourg.

(22) SIPCO Limited may be deemed to control Investcorp through its ownership of a majority of a company's stock that indirectly owns a majority of Investcorp's shares. The address of SIPCO Limited is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.
(23) CIP Limited does not directly own any of IWO's class D common stock. CIP Limited indirectly owns less than 0.1% of the stock of each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited. CIP Limited may be deemed to share beneficial ownership of the shares of IWO's class D common stock held by such entities because CIP Limited acts as a director of revocable proxies in companies that own those entities' stock. None of the ultimate beneficial owners of such entities beneficially owns individually more than 5% of IWO's class D common stock. The address of CIP Limited is P.O. Box 2197, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.
(24) The address of Investcorp Investment Equity Limited is P.O. Box 1111, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.
(25) The address of each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited and Zinnia Limited is P.O. Box 2197, West Wind Building, George Town, Grand Cayman, Cayman Islands, British West Indies.

                  IWO MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion and analysis should be read in conjunction with IWO's consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. IWO emerged from being a development stage company as of January 5, 2000 and intends to significantly expand its operations. Accordingly, IWO does not believe the discussion and analysis of its historical financial condition and results of operations set forth below are indicative nor should they be relied upon as an indicator of its future performance.

Overview

   IWO provides digital wireless personal communications services, or PCS, and related products to customers in the northeastern United States as part of Sprint PCS's licenses to provide nationwide service. In February 1999, IWO, through its operating subsidiary Independent Wireless One Corporation, entered into a management agreement, a services agreement and trademark and service mark license agreements with Sprint PCS to provide these services. IWO's 20-year agreements with Sprint PCS can be extended for an additional 30 years, in ten-year increments.

   IWO is responsible for building, owning and managing the portion of the Sprint PCS network located in its territory. IWO's portion of the Sprint PCS network is designed to offer a seamless connection with Sprint PCS's and its affiliates' 100% digital wireless network licensed nationwide. IWO has the exclusive right to provide 100% digital wireless services under the Sprint(R) and Sprint PCS(R) brand names in its territory. IWO offers national plans designed by Sprint PCS and specialized local plans tailored to its local market demographics. IWO markets wireless products and services through a number of distribution outlets in its territory, including major national distributors, local sales agents and retailers, and its own Sprint PCS stores and direct sales force. In addition, IWO purchases its network infrastructure and subscriber equipment under Sprint PCS's vendor contracts that reflect its volume discounts.

   Independent Wireless One, LLC was formed on August 22, 1997 by a consortium of independent local telephone companies to become a provider of wireless telecommunications and data services. In September 1998, its status was changed to a C-corporation and its name was changed to Independent Wireless One Corporation.

   In October 1999, IWO Holdings, Inc. was formed to hold an investment in Independent Wireless One Corporation. In December 1999, all of the stockholders of Independent Wireless One Corporation exchanged their equity ownership for an aggregate of 6,300,000 shares of IWO's capital stock, while other investors and management invested approximately $135.0 million for approximately 79% of IWO's equity.

   Under an asset purchase agreement and other agreements between Sprint PCS and Independent Wireless One Corporation, IWO purchased assets from Sprint PCS for approximately $116.4 million and obtained the right to manage approximately 45,000 subscribers in IWO's territory. The asset purchase agreement contained a multi-phase closing process. In January 2000, IWO paid Sprint PCS approximately $32.1 million and received from Sprint PCS certain furniture, fixtures and equipment and the leasehold interest in IWO's corporate offices. In addition, IWO obtained the outstanding accounts receivable balance as of December 31, 1999 and the right to manage approximately 45,000 subscribers based within IWO's territory. In February 2000, Sprint PCS transferred to IWO the retail related assets including furniture, fixtures and equipment and the leasehold interest at three Sprint PCS retail stores. In March 2000, Sprint PCS transferred to IWO certain of its network assets and its interest in various cell site and other network related leases for approximately $84.3 million. IWO formed Independent Wireless One Leased Realty Corporation in February 2000 to hold all of IWO's leasehold interests in its administrative office space, retail stores, cell sites and switch facilities.

   In December 2000, IWO issued a total of $50.0 million of its class B, C, and E common stock. The purchase price per share of the $50.0 million of IWO's class B, C, and E common stock was $7.00 per share.

   In addition, in December 2000, IWO amended its $240.0 million senior credit facilities to provide that, subject to specified conditions, IWO may request an increase of $25.0 million in available borrowings on or prior to March 31, 2002. No lender is obligated to subscribe to this new commitment.

   In February 2001, IWO issued 160,000 units consisting of $1,000 principal amount of 14% senior notes due 2011 and one warrant to purchase 12.50025 shares of IWO's class C common stock at an exercise price of $7.00 per share.

   IWO recognizes 100% of its revenues from Sprint PCS subscribers based in its territory, proceeds from the sale of handsets and accessories and fees from Sprint PCS and its affiliates when their customers travel onto IWO's portion of the Sprint PCS network. Sprint PCS retains 8% of net collected service revenue, excluding travel and roaming revenues, from Sprint PCS subscribers based in IWO's territory. IWO reports the amount retained by Sprint PCS as an operating expense.

   As part of its agreements with Sprint PCS, IWO has the option to pay Sprint PCS to provide IWO with back office services such as customer activation, handset logistics, billing, customer service and network monitoring services. IWO has elected to contract the performance of these services to Sprint PCS in order to take advantage of Sprint PCS's economies of scale, focus more on customer acquisition, network build-out and new market launches and lower IWO's initial capital requirements. The cost of these services is determined by Sprint PCS and primarily calculated on a per-subscriber and per-transaction basis. These costs are recorded as an operating expense.

   IWO incurs sales and marketing expenses that include local advertising expenses, promotional costs, sales commissions and expenses related to its distribution channels. IWO expects that its cost per new customer will be higher in the initial years of operation and will decline as its sales and marketing expenses are distributed over a greater area of operation and it acquires more customers. Costs of handsets are also expected to decline. IWO benefits from the use of the Sprint and Sprint PCS brand names, Sprint PCS national advertising and other marketing programs. IWO must offer Sprint PCS subscriber pricing plans designated for regional or national offerings, including Sprint PCS's "Free and Clear" plans. IWO is permitted to establish its own local pricing plans for Sprint PCS products and services offered only in its territory, subject to Sprint PCS's approval. IWO's costs for handsets and accessories will reflect Sprint PCS volume discounts. To increase its subscriber base, IWO offers its handsets at a price less than its costs, a common industry practice.

   In addition to the benefits and services provided through its agreements with Sprint PCS, IWO utilizes the services of third parties to build and support the operations of its network. As a result of this outsourcing, IWO is substantially dependent on Sprint PCS and the other third parties for the build-out and operation of its network. If IWO fails to complete its network build-out on schedule or meet Sprint PCS's program requirements, IWO would be in breach of its management agreement with Sprint PCS which could result in termination of the management agreement. If the management agreement is terminated, IWO will no longer be able to offer Sprint PCS products and services and may be required to sell its operating assets to Sprint PCS at 72% of IWO's entire business value and without further stockholder approval. IWO's entire business value includes the value of IWO's right to use the spectrum licenses in its markets, its business operations and other assets.

   Along with Sprint PCS and its other affiliates, IWO plans to operate its personal communications services network seamlessly with the Sprint PCS network. This allows IWO's customers to use these communications services and features in any Sprint PCS service area throughout the United States without incurring additional charges. Similarly, IWO's personal communications services network is available to customers traveling within IWO's service areas. A standard service fee as determined by Sprint PCS is exchanged by Sprint PCS and its affiliates for these inbound and outbound travel services. IWO's outbound travel expenses exceeded IWO's inbound travel revenues by approximately $10.9 million in 2000 due to the limitations of IWO's network coverage at that time. During the nine months ended September 30, 2001, IWO's inbound travel revenues exceed outbound travel expenses by approximately $2.3 million, primarily due to IWO's expanded network coverage. In accordance with its agreement with Sprint PCS, IWO will not be charged outbound travel expenses in excess of its inbound travel revenue until January 1, 2003.

   IWO's results of operations may be adversely affected if Sprint PCS decides to unilaterally change pricing plans and program requirements or decides not to continue, or to change the cost of, back office services.

   Until January 2000, IWO was a development stage company and incurred a loss of $16.0 million from inception. As of September 30, 2001, IWO's network covered approximately 3.5 million residents and 125,832 subscribers. IWO expects to continue to incur significant operating losses and to generate significant negative cash flow from operating activities until at least 2003 while it develops and constructs its network and builds its customer base.

   IWO expects future operating expenses to increase substantially compared to the year ended December 31, 2000. IWO's costs of services and equipment and general and administrative expense will increase as a result of the accelerated expansion of its network, human resource infrastructure and subscriber base. IWO's selling and marketing expenses will also increase due to the introduction of new sales and marketing programs, increased levels of advertising expenditures, the launch of new retail stores and seasonal increases in the fourth quarter holiday season. IWO also expects quarterly net revenue to increase as its subscriber base continues to grow and its network coverage expands.

Results of Operations

IWO Holdings, Inc.

  Net Revenues

   IWO derives its revenues from four general sources that are described in order of their significance:

  . Subscriber revenue. Subscriber revenue consists of monthly recurring service charges and monthly non-recurring charges for local, long distance, travel and roaming airtime usage in excess of the pre-subscribed usage plan.

  . Sprint PCS travel revenue. Sprint PCS travel revenue is generated when a Sprint PCS subscriber based outside IWO's markets uses IWO's portion of the Sprint PCS network.

  . Non-Sprint PCS roaming revenue. Non-Sprint PCS roaming revenue is generated when a non-Sprint PCS subscriber uses IWO's portion of the Sprint PCS network.

  . Product sales revenue. Product sales revenue is generated from the sale of handsets and accessories.

  Operating Expenses

   IWO's operating expenses primarily include costs of services and equipment, general and administrative expenses, sales and marketing expenses, and depreciation and amortization, some of which will be incurred through IWO's management and services agreements with Sprint PCS, and others of which IWO will incur directly. These are described in the order of their significance:

  . Costs of services and equipment. Costs of services and equipment include site lease costs and related utilities and maintenance, engineering personnel, transport facilities, interconnect charges, travel and roaming expense and handset and equipment costs. The fees IWO pays to Sprint PCS for the use of their support services, including billing and collections services and customer care are also included in this expense category.

  . Selling and marketing expenses. Selling and marketing expenses relate to IWO's distribution channels, sales representatives, sales support personnel, IWO's retail stores, advertising programs, promotions and commissions.

  . General and administrative expenses. General and administrative expenses include IWO's corporate executive payroll, compensation and benefits, bad debt provision and insurance and facilities. IWO also includes as an expense the 8% of all collected revenue which is paid to Sprint PCS.

  . Depreciation and amortization expense. IWO depreciates the majority of its property and equipment using the straight-line method over five to ten years. IWO amortizes the intangible asset (excess purchase price over the fair value of net assets acquired) from its Albany, Syracuse and Manchester acquisition in the amount of $50.1 million over a period of 20 years.

  Interest Expense

   Interest on IWO's senior credit facilities accrue at IWO's option at the prime rate or the federal funds rate or the reserve adjusted London Interbank Offered Rate plus specified margins.

  Amortization of Debt Issuance Costs

   Amortization of debt issuance costs include the amortized amount of deferred financing fees relating to IWO's senior credit and bridge loan facilities.

  Other Debt Financing Fees

   Other debt financing fees primarily include annual fees such as commitment fees.

  Nine Months Ended September 30, 2001 Compared to Nine Months Ended September 30, 2000

   Customer Additions. As of September 30, 2001, IWO provided personal communication services to 125,832 customers, a net increase of 44,205 during the nine months then ended, compared to a net increase of 21,359 new customers during the nine months ended September 30, 2000. The increased customers are attributable to the expansion of the network within IWO's existing markets as well as the expansion into new markets within IWO's territory.

   Average Revenue Per User (ARPU). For the nine months ended September 30, 2001, ARPU (including inbound roaming revenues) was $82 compared to $78 for the nine months ended September 30, 2000, an increase of $4. The increase in ARPU primarily resulted from higher inbound roaming revenues as IWO expanded its network. Service revenues include the service revenues billed to IWO's subscribers plus inbound roaming revenues. Excluding inbound roaming revenues, IWO's subscriber service ARPU for the nine months ended September 30, 2001 and 2000, was $55.

   Revenues. Net revenues were $77.0 million for the nine months ended September 30, 2001 compared to $39.8 million for the nine months ended September 30, 2000, an increase of $37.2 million. The increased revenue reflects the increase in customer base and the growth in inbound roaming revenues associated with IWO's network expansion.

   Costs of Services and Equipment. The costs of services and equipment were $61.3 million for the nine months ended September 30, 2001 compared to $32.0 million for the nine months ended September 30, 2000, an increase of $29.3 million. Operations expense was $25.1 million for the nine months ended September 30, 2001 and $14.7 million for the nine months ended September 30, 2000. Roaming expense on Sprint PCS networks was $21.1 million for the nine months ended September 30, 2001 and $11.3 million for the nine months ended September 30, 2000. Cost of equipment was $8.1 million for the nine months ended September 30, 2001 and $1.9 million for the nine months ended September 30, 2000. Customer services and billing related expenses were $7.0 million for the nine months ended September 30, 2001 and $4.1 million for the nine months ended September 30, 2000. These increases correspond with the network expansion and increase in subscribers since September 30,

2000. The costs incurred related to IWO's agreement with Sprint PCS were $45.8 million, or 75% of total costs of service and equipment, for the nine months ended September 30, 2001 and $26.7 million, or 83% of total costs of service and equipment, for the nine months ended September 30, 2000.

   Selling and Marketing. IWO incurred selling and marketing expenses of $19.9 million during the nine months ended September 30, 2001 compared to $11.8 million during the nine months ended September 30, 2000, an increase of $8.1 million. The costs incurred related to IWO's agreement with Sprint PCS were $7.9 million, or 40% of total selling and marketing expenses, for the nine months ended September 30, 2001 and $7.1 million, or 60% of total selling and marketing expenses, for the nine months ended September 30, 2000.

   General and Administrative. For the nine months ended September 30, 2001, IWO incurred expenses of $15.8 million compared to $13.7 million for the nine months ended September 30, 2000, an increase of $2.1 million. The increase is primarily attributable to an increase in IWO's Sprint PCS affiliation fee resulting from growth in net revenues. Noncash stock option compensation expense was $0.3 million for the nine months ended September 30, 2001 compared to $0.8 million for the nine months ended September 30, 2000, a decrease of $0.5 million. The costs incurred related to IWO's agreement with Sprint PCS were $3.7 million, or 23% of total general and administrative expenses, for the nine months ended September 30, 2001 and $2.2 million, or 16% of total general and administrative expenses, for the nine months ended September 30, 2000.

   Depreciation and Amortization. For the nine months ended September 30, 2001, depreciation and amortization expense increased to $13.5 million compared to $8.5 million for the nine months ended September 30, 2000, an increase of $5.0 million. The increase in depreciation and amortization expense relates to the expansion of the operating network. Depreciation and amortization will continue to increase substantially as additional portions of IWO's network are placed into service. IWO incurred capital expenditures of $62.4 million in the nine months ended September 30, 2001, which included approximately $3.8 million of capitalized interest. IWO incurred capital expenditures of $81.2 million in the nine months ended September 30, 2000, which included the purchase of assets from Sprint PCS and capitalized interest of $0.3 million.

   Interest Income. For the nine months ended September 30, 2001, interest income was $6.0 million compared to $1.5 million for the nine months ended September 30, 2000, an increase of $4.5 million. IWO had higher average invested balances partially offset by decreasing interest rates for the nine months ended September 30, 2001 as compared to the nine months ended September 30, 2000, as a result of the proceeds from IWO's December 2000 equity offering and February 2001 debt offering. As capital expenditures are required to complete the build-out of IWO's PCS network, and as working capital and operating losses are funded, decreasing average invested balances are expected to result in lower interest income for the remainder of fiscal 2001.

   Interest Expense. For the nine months ended September 30, 2001, interest expense was $17.9 million compared to $2.5 million for the nine months ended September 30, 2000, an increase of $15.4 million. The increase is primarily attributable to increased borrowings under the senior credit facilities and issuance of the senior notes.

   Amortization of Debt Issuance and Offering Costs. For the nine months ended September 30, 2001, amortization of debt issuance and offering costs was $2.6 million compared to $2.0 million for the nine months ended September 30, 2000, an increase of $0.6 million. The increase was primarily attributable to amortization of the costs incurred to issue IWO's $160.0 million senior notes in February 2001.

   Other Debt Financing Fees. For the nine months ended September 30, 2001, other debt financing fees were $1.5 million compared to $2.8 million for the nine months ended September 30, 2000, a decrease of $1.3 million. The decrease was primarily attributable to the elimination of the commitment fee payable on the bridge loan that was replaced with the issuance of IWO's $160.0 million senior notes in February 2001.

  Year Ended December 31, 2000

   IWO commenced operations on January 5, 2000. For the year ended December 31, 2000, IWO recognized $58.8 million in net revenues, primarily from monthly access and airtime fees, which represented 63.2% of net revenues. IWO's costs of services and equipment during this period was $48.8 million, or 83.0% of net revenues. IWO's selling and marketing expenses were $19.5 million, or 33.2% of net revenues. IWO's general and administrative expenses were $18.2 million (excluding $1.8 million in non-cash, stock-based compensation expense from stock options granted to IWO's former Chief Executive Officer and former General Counsel), or 30.1% of net revenues. Depreciation and amortization during the year ended December 31, 2000 was approximately $12.5 million, of which approximately $11.4 million or 91.0% related to the assets acquired from Sprint PCS. Included in operating expenses was $52.7 million, or 52.2% of total operating expenses, related to IWO's agreement with Sprint PCS, including pass-through expenses.

  Development Stage Period from August 22, 1997 Through December 31, 1999

   IWO was in a development stage from its inception on August 22, 1997 through December 31, 1999. IWO incurred losses of $6,000 in 1997, $59,000 in 1998, and $15.9 million in 1999. Selling and marketing expenses were $6,000 in 1997, $8,000 in 1998 and $41,000 in 1999. General and administrative expenses were $51,000 in 1998 and $3.4 million excluding $2.9 million of non-cash stock based compensation to IWO's President and Chairman of the Board in 1999. Other expenses in 1999 consisted primarily of $9.3 million in advisory fees related to financing efforts.

Albany, Syracuse, and Manchester Markets

  Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

   The 1998 and 1999 operations reflect the operation of the Albany, Syracuse, and Manchester markets by Sprint PCS. Historical results are not necessarily indicative of current and future operations that IWO is managing and will manage.

   Net revenues increased by $14.3 million or 156.1% to $23.4 million in 1999 compared to 1998. Net revenues primarily consisted of subscriber revenue from monthly access and airtime service fees. The increase is primarily attributable to an increased number of subscribers.

   Costs of services and equipment mainly include handset and accessory costs, switch and cell site expenses and other network-related costs. These costs increased by $8.0 million or 65.6% to $20.2 million in 1999 compared to 1998. These costs were approximately 86% of net revenues in 1999 compared to approximately 134% in 1998. The increase in costs is primarily attributable to the increase in subscribers and expanded market coverage. The decrease in costs as a percentage of net revenues reflects increased efficiencies.

   General and administrative expenses increased by $1.6 million or 21.9% to $9.0 million in 1999 compared to 1998. These expenses were approximately 38% of revenues in 1999 compared to approximately 81% in 1998. The increase in costs is primarily attributable to an expanded workforce to support subscriber growth. The decrease in expenses as a percentage of net revenues reflects increased efficiencies.

   Selling and marketing expenses increased by $2.1 million or 57.6% to $5.9 million in 1999 compared to 1998. These expenses were approximately 25% of revenues in 1999 compared to approximately 41% in 1998. The increase in expenses is due to increased sales and marketing activities and more customers acquired. The decrease in expenses as a percentage of net revenues reflects more customers acquired.

   Depreciation and amortization expense increased $714,000 or 7.5% to $10.2 million in 1999 compared to 1998. This increase is due to increases in property, plant and equipment.

   Operating expenses in excess of net revenues decreased by approximately $1.8 million or 7.6% to $21.9 million in 1999 compared to 1998. This decrease is a result of increased costs and expenses more than offset by increased net revenues.

  Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

   The 1997 and 1998 operations reflect the operation of the Albany, Syracuse, and Manchester markets by Sprint PCS. Historical results are not necessarily indicative of current and future operations that IWO is managing and will manage.

   Net revenues increased by $7.0 million or 332.4% to $9.1 million in 1998 compared to 1997. Net revenues primarily consisted of subscriber revenue from monthly access and airtime service fees. The increase is primarily attributable to an increased number of subscribers.

   Costs of services and equipment mainly include handset and accessory costs, switch and cell site expenses and other network-related costs. These costs increased by $3.8 million or 45.6% to $12.2 million in 1998 compared to 1997. These costs were approximately 134% of net revenues in 1998 compared to approximately 397% in 1997. The increase in costs is primarily attributable to expanded operations and an increase in subscribers.

   General and administrative expenses increased by $686,000 or 10.3% to $7.4 million in 1998 compared to 1997 due to expanded operations. These expenses were approximately 81% of net revenues in 1998 compared to approximately 316% in 1997. The increase in costs is primarily attributable to an expanded workforce to support subscriber growth. The decrease as a percentage of net revenues is primarily attributable to increased revenues and subscribers.

   Selling and marketing expenses decreased by $274,000 or 6.9% to $3.7 million in 1998 compared to 1997. These expenses represented approximately 41% of net revenues in 1998 compared to approximately 189% in 1997. The decrease in both amounts and percentages are due to the Manchester market launch in 1997 and greater efficiencies in 1998.

   The increase of $2.7 million or 38.7% in depreciation and amortization from 1997 to 1998 is principally due to expansion of the network in the Manchester market which was launched in November 1997.

   Operating expenses in excess of net revenues decreased by $142,000 or 0.6% to $23.6 million in 1998 compared to 1997. This decrease is a result of increased costs and expenses more than offset by increased net revenues.

Liquidity and Capital Resources

   During IWO's developmental stage, IWO's activities consisted principally of raising capital, consummating and supporting IWO's agreements with Sprint PCS, developing the initial design of IWO's network and adding to IWO's management team. IWO commenced operations on January 5, 2000. Since then, IWO's activities have consisted primarily of building IWO's customer base and expanding IWO's network coverage. IWO has relied on the proceeds from equity and debt financing, rather than revenues, as its primary sources of capital. Specifically, these activities to date have been funded through equity investments of $188.0 million as well as borrowings of $140.0 million under IWO's senior credit facilities and net proceeds from the issuance of $160.0 million of senior notes and warrants.

   IWO's $240.0 million senior secured credit facilities include:

  .  a $70.0 million eight-year revolving credit facility;

  .  a $120.0 million delayed draw, eight-year term loan facility; and

  .  a $50.0 million eight and one-half year term loan facility.

   IWO borrowed the full amount available under the $50.0 million term loan facility in March 2000 at the closing of its purchase from Sprint PCS of the network assets in its territory and, as of September 30, 2001, had borrowed $90.0 million under the $120.0 million term loan facility. Quarterly principal payments commence on both term loans in March 2004. The $120.0 million delayed draw term loan requires 17 quarterly payments ranging from $2,000,000 on March 31, 2004 to $12,000,000 on March 31, 2008. The $50.0 million term loan requires 19 quarterly payments ranging from $0.25 million on March 31, 2004 to $31.0 million on September 30, 2008.

   In December 2000, IWO amended its $240.0 million senior credit facilities to provide that, subject to specified conditions, IWO may request an increase of $25.0 million in available borrowings on or prior to March 31, 2002. No lender is obligated to subscribe to this new commitment.

   In February 2001, IWO issued 160,000 units, each consisting of $1,000 principal amount of 14% senior notes due January 15, 2011 and one warrant to purchase 12.50025 shares of IWO's class C common stock at an exercise price of $7.00 per share. The gross proceeds from the offering were $160.0 million. Concurrently with the closing of the offering, a portion of the proceeds of the offering was used to purchase a portfolio of U.S. government securities, referred to as the interest reserve,that will generate sufficient proceeds to make the first six scheduled interest payments on the senior notes.

   As of September 30, 2001, IWO had $22.6 million in cash and cash equivalents, compared to $36.3 million in cash and cash equivalents as of December 31, 2000. Working capital was $70.3 million as of September 30, 2001 as compared to working capital of $16.5 million as of December 31, 2000. As of September 30, 2001, IWO held $76.6 million in investment securities, of which $42.4 million was included in current assets, and $53.1 million in the interest reserve account for the senior notes, of which $22.6 million was included in current assets.

   Net cash used in operating activities was approximately $20.0 million for the year ended December 31, 2000 and $32.2 million for the nine months ended September 30, 2001. Cash used in operating activities in 2000 was attributable to operating losses and working capital needs. Cash used in operating activities in the nine months ended September 30, 2001 was the result of IWO's $49.5 million net loss and a net $0.2 million in cash used from changes in working capital, partially offset by depreciation and amortization and other non-cash items totaling $17.5 million.

   Net cash used in investing activities was approximately $172.8 million for the year ended December 31, 2000 and $194.5 million for the nine months ended September 30, 2001. These uses for the twelve months ended December 31, 2000 were related primarily to the purchase of $116.4 million in assets from Sprint PCS, the purchase of $47.7 million of property and equipment and construction in progress, and restricted cash of $8.0 million. These uses for the nine months ended September 30, 2001 included cash outlays of $64.2 million for capital expenditures, purchases of $105.3 million of investment securities, and the establishment of the $53.1 million interest reserve related to the senior notes, reduced by $28.1 million in proceeds from matured investments.

   Net cash provided by financing activities was approximately $124.3 million for the year ended
December 31, 2000 and $212.9 million for the nine months ended September 30, 2001. In 2000, these sources consisted primarily of borrowing net of repayments under IWO's senior credit facilities of $80.0 million and gross proceeds received from equity issuances of $49.5 million less offering costs (primarily debt related) of approximately $5.2 million. In the nine months ended September 30, 2001, these sources consisted primarily of proceeds of $160.0 million on the 14% senior notes less offering costs of approximately $7.7 million, $60.0 million drawn under the senior credit facilities, $0.4 million from the exercise of stock options, and $0.4 million from the repayment of promissory notes, reduced by $0.2 million in treasury stock purchases.

   As of September 30, 2001, $100.0 million remained available under the senior credit facilities. Such borrowings are subject to meeting specified conditions under the senior credit facilities agreement. IWO expects that cash and cash equivalents and its investments in securities, together with future advances under the senior credit facilities, will fund its capital expenditures and its working capital requirements through 2003, at which time IWO anticipates it will be cash flow positive. The senior credit facilities and senior notes are subject to certain restrictive covenants including maintaining certain financial ratios, attaining defined subscriber growth and network coverage goals, and limiting annual capital expenditures. Further, the senior credit facilities agreement and senior notes indenture restrict the payment of dividends on IWO's common stock.

   Our future contractual obligations related to long-term debt, noncancellable operating leases, and unconditional purchase agreements at December 31, 2000 were as follows:

                                                  Payments Due by Period
                                      ----------------------------------------------
                                               Less than                      After
Contractual Obligations                Total    1 year   1-3 years 4-5 years 5 years
-----------------------               -------- --------- --------- --------- -------
                                                      (in thousands)
Long-term debt(1).................... $ 80,000  $    --   $17,587   $35,174  $27,239
Operating leases..................... $ 25,109  $ 4,991   $12,305   $ 3,003  $ 4,810
Unconditional Purchase obligations(2) $122,000   70,000    52,000        --       --

--------
(1) As of December 31, 2000, we had $160.0 million available under our senior credit facilities.

(2) Represents estimated budgeted annual expenditures as of December 31, 2000 for our network build as required under our asset purchase agreement with Sprint PCS.

   On December 19, 2001, IWO entered into a definitive agreement and plan of merger with US Unwired, a Sprint PCS affiliate, under which an indirect, wholly owned subsidiary of US Unwired and IWO will merge in a tax-free reorganization. At the effective time of the merger, each issued and outstanding share of IWO's outstanding common stock will be converted into the right to receive approximately 1.0371 shares of US Unwired common stock. The merger agreement will terminate if the merger is not consummated on or before June 18, 2002, but that date may be extended to September 17, 2002 if the FCC does not grant US Unwired's foreign ownership request. IWO must pay US Unwired a termination fee of $7.0 million if the merger has not occurred before June 18, 2002 or September 17, 2002 if extended because of the FCC's failure to grant US Unwired's foreign ownership request, and as of that date holders of least 6% of IWO's common stock have exercised and not withdrawn their dissenters' rights.

Related Party Transactions

   IWO received financial advisory and investment banking services from several stockholders related to IWO's equity and debt financing and acquisition of Sprint PCS assets. Total amounts incurred for these services were approximately $32,000 in 1997, $96,000 in 1998, $9,285,000 for the period January 1, 1999 through December 20, 1999, $3,638,000 for the period December 20, 1999 through December 31, 1999, and $0 for the year ended December 31, 2000. For the period January 1, 1999 through December 20, 1999, IWO charged operations $9,250,000 (of which $8,750,000 was to related parties for financial advisory fees not directly incurred in connection with the successful financing. Associated amounts included in accounts payable--related parties were approximately $2,000 at December 31, 1998, $4,500,000 at December 31, 1998, and $0 at December 31, 2000.

   On December 20, 1999, IWO and an affiliate of a stockholder entered into a five year advisory agreement whereby IWO will receive consulting services from the affiliate for a $5,000,000 fee. The $5,000,000 fee, which was prepaid on December 20, 1999, is included in prepaid management fee-related party and is being amortized over the term of the agreement. In addition, in 1999 the affiliate provided financial advisory services to IWO in connection with the senior credit facilities. Costs incurred related to the senior credit facilities and paid to the affiliate approximated $3,552,000, all of which are included in debt issuance costs.

   IWO utilizes the services of a law firm in which a partner is an outside general counsel/stockholder of IWO. On December 20, 1999, IWO entered into a three year professional services agreement with its outside general counsel/stockholder, whereby the general counsel/stockholder will provide legal services annually up to $400,000 and participate in IWO's stock option program. In addition, the general counsel/stockholder is entitled to an annual bonus of $300,000 based on performance. Legal fees incurred under the professional services agreement/consulting agreement were approximately $61,000 in 1997, $273,000 in 1998, $1,101,000 for the period January 1, 1999 through December 20, 1999, $15,000 for the period December 20, 1999 through December 31, 1999 and $1,243,000 for the year ended December 31, 2000. Legal fees included in accounts payable--related parties were approximately $212,000 at December 31, 1998, $315,000 at December 31, 1999 and $213,000 at December 31, 2000.

   IWO utilizes two firms for marketing, information technology, and general management consulting which are affiliated with its Chairman of the Board. Fees incurred approximated $0 in 1997, $125,000 in 1998, $369,000 for the period January 1, 1999 through December 20, 1999, $51,000 for the period December 20, 1999 through December 31, 1999 and $165,000 for the year ended December 31, 2000. Of these amounts, approximately $37,000 at December 31, 1998, $51,000 at December 31, 1999 and $0 at December 31, 2000 is included in accounts payable--related parties.

   As of September 30, 2001, IWO's management believed that IWO is in compliance with all financial and operational covenants associated with IWO's senior credit facilities, senior notes and agreements with Sprint PCS.

Recent Accounting Pronouncements

   In June 1998 and 1999, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities," and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133." These statements (as amended by SFAS No. 138) establish accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. IWO adopted SFAS No. 133 on its effective date January 1, 2001, and such adoption did not have a material effect on IWO's financial position, results of operations or cash flows.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB
101), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. IWO adopted SAB 101 in the fourth quarter of 2000 as required, and such adoption did not have a material effect on IWO's financial position, results of operations or cash flows.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 (FIN 44), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion
No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. IWO has applied the applicable provisions of FIN 44.

   In July 2000, the Emerging Issues Task Force issued Issue No. 00-14, "Accounting for Certain Sales Incentives." This Issue addresses the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. The adoption of Issue No. 00-14 did not have a material effect on IWO's financial position, results of operations or cash flows.

   In June 2001, SFAS No. 141, "Business Combinations" was issued by the FASB. SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. IWO does not expect the adoption of this standard to have a material effect on its financial statements.

   In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets" was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption of this statement. IWO adopted SFAS No. 142 on its effective date of January 1, 2002. IWO expects annual amortization expense to decrease by approximately $2.5 million due to the effect of this statement.

   In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. IWO believes the adoption of SFAS No. 143 will not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. IWO is currently reviewing SFAS No. 144 to determine its effect on its financial statements.

Quantitative and Qualitative Disclosure About Market Risk

   IWO is not exposed to fluctuations in currency exchange rates because all of its services are invoiced in U.S. dollars. IWO is exposed to the impact of interest rate changes on its short-term cash investments, consisting of U.S. Treasury obligations and other investments in respect of institutions with the highest credit ratings, all of which have maturities of three months or less. These short-term investments carry a degree of interest rate risk. IWO believes that the impact of a 10% increase or decline in interest rates would not be material to its investment income.

   In the normal course of business, IWO's operations are exposed to interest rate risk with respect to IWO's senior credit facilities. IWO's fixed rate debt consists of IWO's 14% senior notes. IWO's primary interest rate risk exposures relates to the interest rate on IWO's senior credit facilities and the impact of interest rate movements on IWO's ability to meet IWO's interest expense requirements and financial covenants under IWO's debt instruments.

   IWO manages the interest rate risk on its outstanding long-term debt through the use of fixed and variable rate debt and may use interest rate swaps in the future to the extent provided by its senior credit facilities. While IWO can not predict its ability to refinance existing debt or the impact interest rate movements will have on its existing debt, IWO continues to evaluate its interest rate risk on an ongoing basis.

   The following table presents the estimated future balance of outstanding long-term debt at the end of each period and future required annual principal payments for each period then ended associated with the 14% senior notes and IWO's senior credit facilities based on IWO's projected level of long-term indebtedness:

                                         Year Ended December 31,
                            ------------------------------------------------
                              2001      2002      2003      2004      2005
                            --------  --------  --------  --------  --------
                                         (Dollars in thousands)
  14% senior notes......... $160,000  $160,000  $160,000  $160,000  $160,000
  Fixed interest rate......     14.0%     14.0%     14.0%     14.0%     14.0%
  Principal payments.......       --        --        --        --        --
  Senior credit facilities. $140,000  $170,000  $170,000  $156,200  $133,600
  Variable interest rate(1)    10.25%    10.25%    10.25%    10.25%    10.25%
  Principal payments.......                               $ 13,800  $ 22,600

--------
(1) The interest rate on the senior credit facilities equals the London Interbank Offered Rate ("LIBOR") + 3.50% LIBOR and is assumed to equal 6.75% for all periods presented.

Inflation

   Management believes that inflation has not had, and will not have, a material adverse effect on IWO's results of operations.

Seasonality

   IWO's business is seasonal because the wireless industry is heavily dependent on fourth quarter results. Among other things, the industry relies on significantly higher customer additions and handset sales in the fourth quarter as compared to the other three calendar quarters. The factors contributing to this trend include the increasing use of retail distribution, which is dependent on year-end holiday shopping, the timing of new product and service offerings, competitive pricing.

                    DESCRIPTION OF CERTAIN IWO INDEBTEDNESS

Senior Secured Credit Facilities

   IWO's operating subsidiary, Independent Wireless One Corporation, has $240.0 million of senior secured credit facilities with The Chase Manhattan Bank as a lender and also as the administrative agent for the other lenders under the facilities.

   The credit facilities provide for a:

  .  $70.0 million revolving credit commitment which expires on March 31, 2008;

  . $120.0 million term loan A commitment which expires on March 31, 2002, $90.0 million of which was funded as of September 30, 2001; and

  . $50.0 million term loan B commitment which was fully funded on March 31, 2000.

   In addition, as amended in December 2000, the credit facilities provide that, subject to specified conditions, IWO may request an additional tranche of loans in the amount of $25.0 million in the aggregate on or prior to March 31, 2002 from the lenders. No lender is obligated to subscribe to this new commitment and, in the event that the total commitment from IWO's lenders is less than $25.0 million, IWO has the right to arrange the financing of the deficit amount with other financial institutions (subject to the approval of the administrative agent).

   Of the revolving credit commitment, $20.0 million became available for borrowing following IWO's draw of $30.0 million of the term loan A. IWO borrowed $5.0 million under the revolving credit facility in November 2000, which amount IWO repaid in full in December 2000. The remaining $50.0 million of the revolving credit commitment and the remaining $60.0 million of the term loan A commitment became available for borrowing upon IWO's issuance of the outstanding notes on February 2, 2001.

   The proceeds of term loan B were used to help finance IWO's purchase from Sprint PCS of network assets in IWO's territory on March 31, 2000.

   Term loan A will mature on March 31, 2008 and term loan B will mature on September 30, 2008.

   IWO must repay term loan A in 17 consecutive quarterly installments beginning on March 31, 2004. The first quarterly payment is $2.0 million; each of the next two quarterly installments is $3.0 million; each of the next four installments is $4.8 million; each of the next four installments is $7.2 million; each of the next four installments is $10.0 million; and each of the last two quarterly installments is $12.0 million.

   IWO must repay term loan B in 19 consecutive quarterly installments beginning on March 31, 2004. Each of the first 16 quarterly payments is $250,000; the following quarterly payment is $5.0 million; the next quarterly payment is $10.0 million; and the final payment at maturity is $31.0 million.

   Generally, amounts repaid under the revolving credit facility may be re-borrowed until its termination on March 31, 2008. In any case, IWO must repay the outstanding principal balance and interest under the revolving credit facility on March 31, 2008.

   Interest on the term loans accrues, at IWO's option, either at:

  .  a eurodollar-based rate; or

  . an alternative base rate, which is the greatest of the prime rate as specified in the credit facilities, the base CD rate as specified in the credit facilities plus 1%, or the federal funds rate plus 0.5%;

   plus the following margin percentages:

                                         Eurodollar- Alternate
                                            Based    Base Rate
                                            Loans      Loans
                                         ----------- ---------
                  Term loan A...........    3.25%      2.25%
                  Term loan B...........    3.75%      2.75%
                  Revolving credit loans    3.25%      2.25%

   After IWO demonstrates positive earnings before interest, taxes, depreciation, amortization and other adjustments for four consecutive fiscal quarters, the margin percentage may be reduced to vary between 0.50% and 2.00% for alternate base rate loans and 1.50% and 3.00% for eurodollar-based loans depending on IWO's ratio of debt to earnings before interest, taxes, depreciation, amortization plus other adjustments.

   Interest on any overdue amounts accrues at a rate per annum equal to 2% above the rate otherwise applicable.

   In connection with the credit facilities, IWO deposited $8.0 million as a compensating balance with the commercial lenders of the facilities. The compensating balance must be maintained until the credit facilities are repaid in full.

   The credit facilities require IWO to pay a quarterly commitment fee for the unused portion of the facilities. The commitment fee varies between an annual rate of 0.75% and 1.25% of the unused commitments. The rate is calculated by dividing the sum of the outstanding amounts of revolving credit loans and term loan A by the sum of the revolving credit commitments, the outstanding amount of term loan A and the unused term loan A commitment. If the ratio resulting from this calculation is less than 33%, then the annual rate is 1.25%; if the ratio is equal to or greater than 33% but less than 66%, then the annual rate is 1.00%; if the ratio is equal to or greater than 66%, then the annual rate is 0.75%. IWO is also required to pay a separate agent's fee to the administrative agent.

   IWO must repay the term loans, and the term loan A and, in some instances, the revolving credit commitments will be reduced, in an aggregate amount equal to:

  .  50.0% of excess cash flow in each fiscal year;

  . 100.0% of the net proceeds of specified asset sales in excess of $2.0 million or that occur six months following the last application of asset sale net proceeds as provided in the credit agreement, except to the extent not otherwise reinvested in telecommunications assets;

  .  100.0% of the net cash proceeds of specified incurrence of indebtedness;
     and

  . 100.0% of the net cash proceeds of specified issuances of equity securities.

   IWO's credit facilities are collateralized by a perfected security interest in substantially all of Independent Wireless One Corporation's tangible and intangible assets, including an assignment of Independent Wireless One Corporation's affiliate agreements with Sprint PCS and a pledge of all of the capital stock of IWO's subsidiaries. IWO has guaranteed all of the obligations under the credit facilities.

   The credit facilities contain customary covenants, including covenants limiting indebtedness, dividends and distributions on, and redemptions and repurchases of, capital stock and other similar payments, and the acquisition and disposition of assets. The credit facilities also require that IWO comply with specified financial covenants, including interest coverage ratios, fixed charge coverage ratios and total and senior indebtedness to total capital ratios. IWO must also comply with other specified covenants including coverage of a specified percentage of the population in its market areas and maintenance of a minimum number of subscribers. IWO's credit facilities provide for customary events of default, including judgment defaults and events of bankruptcy. Upon the occurrence of an event of default, IWO's lenders may declare IWO's obligations due and payable. IWO is currently in compliance with all covenants under the credit facilities.

Senior Notes

   On February 2, 2001, IWO issued 160,000 units consisting of senior notes due 2011 and warrants to purchase 2,000,040 shares of its class C common stock. The senior notes were issued under an indenture, dated as of February 2, 2001, by and among IWO, Independent Wireless One Corporation, as initial guarantor, and Firstar Bank, N.A., as trustee. The outstanding senior notes and the warrants became separately transferable on July 30, 2001.

   IWO used a portion of the proceeds of the offering to purchase a portfolio of U.S. government securities which will generate sufficient proceeds to make the first six scheduled interest payments on the senior notes. The account holding the investment securities and all of the securities and other items contained in the account have been pledged to the trustee for the benefit of the holders of the senior notes.

   Independent Wireless One Corporation initially is the sole guarantor of the senior notes. All of IWO's restricted subsidiaries formed or acquired after the issue date of the outstanding senior notes that guarantee IWO's senior credit facilities will also guarantee the senior notes. If IWO cannot make payments on the senior notes, the guarantors must make them instead.

   The senior notes:

  .  mature on January 15, 2011;

  .  were issued in an aggregate principal amount of $160.0 million;

  . accrue interest at a rate of 14% per annum, computed on a semiannual basis calculated beginning July 15, 2005 and interest will be payable in cash beginning January 15, 2006, and semiannually on each January 15 and July 15; and

  . are senior unsecured obligations of IWO (except that the senior notes are secured by the interest reserve through the sixth interest payment date);

  . are equal in right of payment to all of IWO's existing and future senior debt; and

  .  are senior in right of payment to all of IWO's future subordinated debt.

   The guarantees are unsecured obligations of the guarantors and:

  . are subordinated in right of payment to all existing and future senior debt of the guarantors, including a guarantor's obligations under IWO's existing senior credit facilities and other credit facilities with banks or institutional lenders;

  . are equal in right of payment to all future senior subordinated debt of the guarantors; and

  . are senior in right of payment to all future subordinated debt of the guarantors.

   The initial guarantor generates all of IWO's operating income, and IWO is dependent on it to meet IWO's obligations under the senior notes.

   On or after January 15, 2006, IWO may redeem all or part of the senior notes at the following redemption prices, together with accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the date of redemption.

                         Year                Percentage
                         ----                ----------
                         2006...............  107.000%
                         2007...............  104.667%
                         2008...............  102.333%
                         2009 and thereafter  100.000%

   During the first 36 months after February 2, 2001, IWO may use the net proceeds from certain equity offerings to redeem up to 35% of the senior notes originally issued at a redemption price of 114% of the value of the senior notes as of the date of redemption, provided that at least 65% of the senior notes originally issued remains outstanding immediately after the redemption.

   At any time on or prior to January 15, 2006, IWO may redeem all of the senior notes if IWO experiences a change of control at a redemption price equal to 100% of the principal amount thereof plus the applicable premium as of, and accrued but unpaid interest and liquidated damages, if any, to the redemption date, subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date

   If IWO experiences a change of control (excluding certain mergers or other combinations with Sprint PCS affiliates), unless all senior notes are being called for redemption, IWO will be required to make an offer to repurchase the senior notes at a price equal to 101% of the aggregate principal amount together with accrued and unpaid interest, if any, to the date of repurchase.

   The indenture governing the senior notes contains covenants that, among other things, limit IWO's ability and the ability of IWO's restricted subsidiaries to:

  .  incur additional debt (including disqualified stock);

  . pay dividends, redeem capital stock or make other restricted payments or investments;

  .  create liens on IWO's assets;

  . merge, consolidate or dispose of assets (excluding certain mergers or other combinations with Sprint PCS affiliates or Sprint PCS);

  .  enter into transactions with affiliates; and

  .  enter into sale and leaseback transactions.

                       DESCRIPTION OF IWO UNIT WARRANTS

   On February 2, 2001, IWO issued 160,000 units consisting of senior notes due 2011 and warrants to purchase 2,000,040 shares of its class C common stock. The warrants were issued under a warrant agreement between IWO and Firstar Bank, N.A., as warrant agent. The senior notes and the warrants became separately transferable on July 30, 2001. The following description is a summary of the material provisions of the warrant agreement. A copy of the warrant agreement is filed as an exhibit to IWO's filings with the SEC.

General

   Each warrant entitles the holder to receive 12.50025 shares of IWO's class C common stock, or warrant shares, at an exercise price of $7.00 per share. The warrants will be exercisable at any time on or after February 15, 2002 and will automatically expire at 5:00 p.m. New York City time on January 15, 2011.

   Payment of the exercise price may be made, at the holder's election:

  . by tendering IWO's 14% senior notes due 2011 having an aggregate principal amount, plus any accrued and unpaid interest, equal to the exercise price; or

  . in cash or by certified or official bank check to the order of IWO Holdings, Inc.

   Holders of warrants will be able to exercise their warrants only if a registration statement relating to the common stock underlying the warrants is then in effect, or the exercise of these warrants is exempt from the registration requirements of the Securities Act and the securities laws of the states in which the various holders of warrants or other persons to whom it is proposed that warrant shares be issued on exercise of the warrants reside.

Adjustments

   The number of warrant shares purchasable upon exercise of warrants is subject to adjustment in several circumstances including, among others, the following:

  . the payment by IWO of dividends or other distributions on any class of IWO's common stock;

  .  changes in IWO's capitalization;

  . the issuance of any class of IWO's common stock or securities convertible into any class of IWO's common stock at a price which is less than the then fair market value based upon the sale price to a party not related to IWO or a determination by IWO's board of directors who do not have an interest in the transaction, subject to limited exceptions; and

  . other events that could have the effect of depriving holders of the warrants of the benefit of all or a portion of the purchase rights evidenced by the warrants.

   No adjustment need be made for any of the above transactions if holders of warrants participate in the transaction on a basis that IWO's board of directors determines to be fair and appropriate.

   In addition, no adjustment need be made for:

  . the adoption of a stockholder rights plan or the issuance of rights under such a plan;

  . the grant of any stock option or other stock incentive award pursuant to any stock option or stock incentive plan or arrangement as disclosed in the offering circular relating to the private placement by IWO of the units in February 2001;

  . the grant of any stock option or stock incentive award at an exercise price per share at least equal to the lesser of the exercise price or the fair market value;

  . the grant of any other stock option or stock incentive award to any officer, director or employee of IWO or any of its subsidiaries pursuant to any compensatory plan or arrangement that has been approved by its board of directors; or

  .  the exercise of any of these options or awards.

   In the case of a consolidation or merger of IWO, or the sale of all or substantially all of the assets of IWO to another corporation:

  . each warrant will then represent the right to receive the kind and amount of shares of stock or other securities or property to which the warrant holder would have been entitled had the warrant been exercised immediately prior to this transaction; and

  . if IWO does not survive in any transaction, the surviving entity will assume IWO's obligations under the warrant agreement.

Registration Rights

   Pursuant to the terms of a warrant registration rights agreement, IWO filed a registration statement relating to the warrants and the shares issuable upon exercise of the warrants. The registration statement was declared effective by the SEC on July 30, 2001. IWO is required under the terms of the warrant registration rights agreement to keep the registration statement continuously effective generally until the earlier of January 15, 2011 and the first date on which:

  .  all of the warrants have been exercised under the registration statement;
     or

  . all warrant shares, other than warrant shares issued upon exercise of a warrant under the registration statement, have been disposed of by the holders under the registration statement or distributed to the public under Rule 144 of the Securities Act.

   However, as long as any affiliate of IWO holds warrants or shares of IWO's common stock issued upon exercise of the warrants, IWO will be required to keep this registration statement effective.

Liquidated Damages

   The warrant registration rights agreement provides that if IWO fails to keep the registration statement continuously effective until the date on which all of the warrants and warrant shares are not transfer restricted (other than during certain black-out periods), then a warrant registration default shall be deemed to have occurred and IWO will be required to pay liquidated damages to each holder of a transfer restricted warrant from the first occurrence of a warrant registration default.

   The liquidated damages paid to each holder of a transfer restricted warrant will be in an amount equal to $0.03 per week per warrant for each week or portion of a week that the warrant registration default continues for the first 90-day period immediately following the warrant registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per warrant. The provision for liquidated damages will continue until the warrant registration default has been cured. IWO will not be required to pay liquidated damages for more than one warrant registration default at any given time. No liquidated damages are currently payable.

                             SPRINT PCS AGREEMENTS

   The following is a summary of the material provisions of US Unwired's and IWO's separate Sprint PCS agreements and the separate consent and agreement of each of them, that modifies the Sprint PCS management agreements. Each of US Unwired and IWO has filed its Sprint PCS agreements and its consent and agreement as exhibits to certain of their respective filings with the SEC. US Unwired and IWO urge you to carefully review the Sprint PCS agreements and the consent and agreement of each of US Unwired and IWO. The actual parties to these agreements with Sprint PCS are subsidiaries of US Unwired and IWO that operate the Sprint PCS networks.

   The Sprint PCS agreements of US Unwired and the rights and obligations of the parties under those agreements are independent of the Sprint PCS agreements of IWO and the rights and obligations of the parties under those agreements. Therefore, a default under one party's Sprint PCS agreements is not, of itself, a default under the other party's Sprint PCS agreements.

Overview of Sprint PCS Relationship and Agreements

   Under their respective long-term agreements with Sprint PCS, US Unwired and IWO will exclusively market PCS services under the Sprint and Sprint PCS brand names in their territories. The agreements with Sprint PCS require US Unwired and IWO to interface with the Sprint PCS wireless network by building their PCS networks to operate on the 10 to 30 MHz of PCS frequencies licensed to Sprint PCS in the 1900 MHz range. The Sprint PCS agreements also give US Unwired and IWO access to Sprint PCS's equipment discounts, roaming revenue from Sprint PCS customers traveling into their territory, and various back office services. US Unwired's and IWO's relationship and agreements with Sprint PCS provide strategic advantages, including avoiding the need to fund up-front spectrum acquisition costs and the costs of establishing billing and other customer services infrastructure. The Sprint PCS agreements have an initial term of 20 years with three 10-year renewals which can lengthen the contracts to a total term of 50 years. The Sprint PCS agreements will automatically renew for the three additional 10-year terms unless either US Unwired or IWO on the one hand, or Sprint PCS on the other hand, provides the other with written notice to terminate the agreements at least two years before a renewal period is to begin.

   Each of US Unwired and IWO has four major agreements with Sprint and Sprint
PCS:

  .  the management agreement;

  .  the services agreement;

  .  the trademark and service mark license agreement with Sprint; and

  .  the trademark and service mark license agreement with Sprint PCS.

   In addition, Sprint PCS has entered into a separate consent and agreement with each of US Unwired and IWO that modifies the respective management agreements for the benefit of the lenders under US Unwired's senior secured credit facility, in the case of US Unwired, and for the benefit of the lenders under IWO's senior secured credit facility, in the case of IWO.

The Management Agreement

   Under US Unwired's and IWO's management agreements with Sprint PCS, US Unwired and IWO have each agreed to:

  . construct and manage a network in its territory in compliance with Sprint PCS's PCS licenses, where applicable, and the terms of the management agreement;

  . distribute, during the term of the management agreement, Sprint PCS products and services;

  .  use Sprint PCS's and its own distribution channels in its territory;

  .  conduct advertising and promotion activities in its territory; and

  . manage that portion of Sprint PCS's customer base assigned to its territory.

Sprint PCS will supervise US Unwired's and IWO's PCS network operations and has the right to unconditional access to their PCS networks.

  Exclusivity

   US Unwired and IWO are designated as the only person or entity that can manage or operate a PCS network for Sprint PCS in their respective territories. Sprint PCS is prohibited from owning, operating, building or managing another wireless mobility communications network, as defined in the management agreements, in US Unwired's or IWO's territories while their respective management agreements are in place and no event has occurred that would permit the agreements to be terminated by Sprint. Sprint PCS is permitted under the agreements to make national sales to companies in the covered territories and, as required by the FCC, to permit resale of the Sprint PCS products and services in the covered territory.

  Network build-out

   The management agreements each specify the terms of the Sprint PCS affiliation, including the required network build-out plan.

   US Unwired: US Unwired agreed to cover by specified dates a specified percentage of the population at coverage levels ranging from 13% to 81% within each of the 41 markets which make up its territory. US Unwired has satisfied these network build-out requirements. US Unwired has agreed to operate its PCS network, if technically feasible and commercially reasonable, to provide for a seamless handoff of a call initiated in its territory to a neighboring Sprint PCS network. If Sprint PCS decides to expand coverage within US Unwired's territory, Sprint PCS must provide US Unwired with written notice of the proposed expansion. US Unwired has 90 days to determine whether US Unwired will build out the proposed area. If US Unwired does not exercise this right, Sprint PCS can build out the territory or permit a third party to do so. Any new area that Sprint PCS or a third party builds out is removed from US Unwired's territory.

   IWO: IWO has agreed to a minimum build-out plan which includes specific coverage and deployment schedules for the network planned within IWO's service area. The agreement provides that the aggregate required coverage will result in network coverage of approximately 67% of the population in IWO's territory of 6.1 million by the end of 2002. IWO has agreed to operate IWO's PCS network to provide for a seamless hand-off of a call initiated in IWO's territory to a neighboring Sprint PCS network.

  Products and services

   The respective management agreements identify the products and services that US Unwired and IWO can offer in their respective territories. These services include, but are not limited to, Sprint PCS consumer and business products and services available as of the date of the agreement, or as modified by Sprint PCS. US Unwired and IWO may offer non-Sprint PCS products and services in their respective territories under limited circumstances and with Sprint PCS's concurrence. Neither company may offer products and services that are confusingly similar to Sprint PCS products and services. US Unwired and IWO may cross-sell services such as internet access, customer premises equipment, handsets, and prepaid phone cards with Sprint, Sprint PCS and other Sprint PCS network partners. If US Unwired or IWO decides to use third parties to provide these services, it must give Sprint PCS an opportunity to provide the services on the same terms and conditions. US Unwired and IWO cannot, without Sprint PCS's consent, offer wireless local loop services specifically designed for the competitive local exchange market in areas where Sprint owns the local exchange carrier, unless US Unwired or IWO, as the case may be, names the Sprint-owned local exchange carrier as the exclusive distributor.

   US Unwired and IWO must participate in the Sprint PCS sales programs for national sales to customers, and must pay the expenses and receive the compensation from national accounts located in their respective territories. After April 30, 2002, US Unwired must use Sprint's long distance service. US Unwired will pay the same price for this long distance service as Sprint PCS is charged for it by Sprint, plus an additional administrative fee to cover Sprint PCS's processing costs. Sprint has a right of last offer to provide backhaul and transport services. These are services we lease from other telecommunications service providers to bring calls directly from our cell sites to our switch and to transport calls directly between our switches. IWO must use Sprint's long distance service for calls made from within designated portions of IWO's territory to areas outside those designated portions and to connect IWO's network to the national platforms Sprint PCS uses to provide some of its services under IWO's services agreement. IWO must pay Sprint PCS the same price for this service that Sprint PCS pays to Sprint, along with an additional administrative fee. Sprint has a right of last offer to provide backhaul and transport services.

  Service pricing, roaming and fees

   US Unwired and IWO must each offer Sprint PCS subscriber pricing plans designated for regional or national offerings. US Unwired and IWO will receive 92% of collected revenues received by Sprint PCS for Sprint PCS products and services from customers in their respective territories. In the territories where US Unwired is operating on PCS licenses which it owns, it must pay Sprint PCS 8% of collected revenues. These amounts exclude roaming revenues, sales of handsets and accessories, proceeds from sales not in the ordinary course of business and amounts collected with respect to taxes. Except in the case of taxes, which are remitted to governmental authorities, US Unwired and IWO will retain all of these revenues. Although many Sprint PCS subscribers will purchase a bundled pricing plan that allows roaming anywhere on the Sprint PCS and network partners' networks without incremental roaming charges, US Unwired and IWO will earn roaming revenues from every minute that a Sprint PCS subscriber from outside the US Unwired or IWO territory is carried on their respective PCS networks. US Unwired and IWO will earn revenues from Sprint PCS based on an established per minute rate for Sprint PCS's subscribers roaming in their territory. Similarly, US Unwired and IWO will pay for every minute subscribers from their respective territories use the Sprint PCS nationwide network outside these territories. The roaming rates earned, and paid, by US Unwired are fixed until December 31, 2002 at $0.20 per minute. During the period from January 1, 2000 to December 31, 2002, IWO is not required to pay any amounts by which the roaming revenues generated by customers from within IWO's territory using the Sprint PCS network outside IWO's territory exceed the roaming revenues generated by Sprint PCS customers from outside IWO's territories using the Sprint PCS network within IWO's territory. The analog roaming rate onto a non-Sprint PCS provider's network is set under Sprint PCS's third party roaming agreements.

  Advertising and promotions

   Sprint PCS is responsible for all national advertising and promotion of the Sprint PCS products and services. US Unwired and IWO are responsible for advertising and promotion in their respective territories, including a portion of the cost of any promotion or advertising done by any third party retailers in its territory pursuant to a national cooperative advertising agreement with Sprint PCS. Sprint PCS's service area includes the urban markets around the respective territories of US Unwired and IWO. Sprint PCS will pay for advertising in these urban markets. Given the proximity of those markets to US Unwired's and IWO's markets, US Unwired and IWO both expect to derive considerable benefits from Sprint PCS's advertising in surrounding urban markets.

  Program requirements

   US Unwired and IWO will must comply with Sprint PCS's program requirements for technical standards, customer service standards, national and regional distribution and national accounts programs. Sprint PCS can adjust the program requirements from time to time under the conditions provided in the management agreements. US Unwired and IWO each have the right to appeal to Sprint PCS's management adjustments in the program requirements, if the adjustment: (1) causes US Unwired or IWO, as the case may be, to spend more than 5% of the sum of the applicable company's equity and long term debt, or (2) causes US Unwired's or IWO's operating expenses to increase by more than 10% on a net present value basis. If Sprint PCS management denies the appeal, then the company which made the appeal has 10 days after the denial to submit the matter to arbitration. If arbitration is not sought, or is determined adversely to the company, it must comply with the program adjustment. If it fails to comply, Sprint PCS has the termination rights described below.

  Non-competition

   US Unwired and IWO may not offer Sprint PCS products and services outside their respective territories without the prior written approval of Sprint PCS. Within their respective territories, US Unwired and IWO may offer, market or promote telecommunications products and services only under the Sprint PCS brands, their own brands, brands of their related parties or other products and services approved under the management agreements, except that no brand of a significant competitor of Sprint PCS or its related parties may be used for those products and services. To the extent US Unwired and IWO have or obtain licenses to provide PCS services outside their respective territories, neither US Unwired nor IWO may use the spectrum to offer Sprint PCS products and services without prior written consent from Sprint PCS. US Unwired has received Sprint PCS's consent to offer Sprint PCS products and services in the following markets in which US Unwired or its affiliate owns PCS licenses:

                 Lake Charles, Louisiana Columbus, Mississippi
                 Monroe, Louisiana       Natchez, Mississippi
                 Shreveport, Louisiana   Tupelo, Mississippi
                 Alexandria, Louisiana

  Inability to use non-Sprint PCS brand

   US Unwired and IWO may not market, promote, advertise, distribute, lease or sell any of the Sprint PCS products and services on a non-branded, private label basis or under any brand, trademark or trade name other than the Sprint PCS brand, except for sales to resellers approved by Sprint PCS or required by law or as otherwise permitted under the trademark and service mark license agreements.

  Rights of first refusal

   Sprint PCS has certain rights of first refusal to buy US Unwired's and IWO's assets upon a proposed sale of all or substantially all of their respective assets.

  Termination of management agreements

   Each management agreement can be terminated as a result of:

  . termination of Sprint PCS's PCS licenses in the related company's territory;

  . either US Unwired or IWO or their related parties fail to make any payment due under the Sprint PCS agreements and such failure is not cured;

  .  any other uncured breach under the related management agreement;

  .  bankruptcy of a party to the related management agreement;

  . subject to the limitations in the related management agreement, such management agreement not complying with any applicable law in any material respect;

  . the termination of either of the related trademark and service mark license agreements; or

  . in the case of IWO, its failure to obtain financing necessary for the build-out of its network and for its working capital needs.

   The termination or non-renewal of the management agreements triggers certain of US Unwired's and IWO's rights, as applicable, and those of Sprint PCS.

   If US Unwired or IWO has the right to terminate its management agreement because of an event of termination caused by Sprint PCS, generally the affected party may:

  . require Sprint PCS to purchase all of its operating assets used in connection with its PCS networks for an amount equal to at least 80% of its entire business value as defined below;

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date the management agreement was executed, require Sprint PCS to sell to US Unwired or IWO, as applicable, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 9% of its entire business value; or

  . seek damages or other appropriate relief from Sprint PCS pursuant to the dispute resolution process set forth in the management agreement, in which case the management agreement would not terminate.

   If Sprint PCS has the right to terminate a management agreement because of an event of termination caused by US Unwired or IWO, as the case may be, generally Sprint PCS may:

  . require the defaulting party to sell its operating assets to Sprint PCS for an amount equal to 72% of its entire business value;

  . require the defaulting party to purchase, subject to governmental approval, the licensed spectrum in its territory for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint or (2) 10% of its entire business value;

  . take any action as Sprint PCS deems necessary to cure the defaulting party's breach of its management agreement, including assuming responsibility for, and operating, the related PCS network; or

  . seek damages or other appropriate relief from the defaulting party pursuant to the dispute resolution process set forth in the management agreement and thereby not terminate the related management agreement.

  Non-renewal

   If Sprint PCS gives either US Unwired or IWO timely notice that it does not intend to renew such company's management agreement, US Unwired or IWO, as the case may be, may:

  . require Sprint PCS to purchase all of its operating assets used in connection with the PCS network for an amount equal to at least 80% of its entire business value; or

  . if Sprint PCS is the licensee for 20 MHz or more of the spectrum on the date the management agreement is executed, require Sprint PCS to assign to it, subject to governmental approval, up to 10 MHz of licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or
     (2) 10% of its entire business value.

   If US Unwired or IWO gives Sprint PCS timely notice of non-renewal of the related management agreement, or such company and Sprint PCS both give notice of non-renewal, or the related management agreement can be terminated for failure to comply with legal requirements or regulatory considerations, Sprint PCS may:

  . purchase all of the related company's operating assets for an amount equal to 80% of its entire business value; or

  . require the related company to purchase, subject to governmental approval, the licensed spectrum for an amount equal to the greater of (1) the original cost to Sprint PCS of the license plus any microwave relocation costs paid by Sprint PCS or (2) 10% of the entire business value.

  Determination of Entire Business Value

   If the entire business value is to be determined, US Unwired or IWO, as the case may be, and Sprint PCS will each select one independent appraiser and the two appraisers will select a third appraiser. The three appraisers will determine the entire business value on a going concern basis using the following guidelines:

  . the appraisers will base the entire business value on the price a willing buyer would pay a willing seller for the entire on-going business;

  . the appraisers will use the then-current customary means of valuing a wireless telecommunications business;

  . the business is conducted under the Sprint and Sprint PCS brands and the related Sprint PCS agreements;

  . the related company owns the spectrum and frequencies presently owned by Sprint PCS and subject to the related Sprint PCS agreements; and

  . the valuation will not include any value for businesses not directly related to the Sprint PCS products and services, and such businesses will not be included in the sale.

   The rights and remedies of Sprint PCS outlined in the respective management agreements resulting from an event of termination of the management agreement have been materially amended by the related consent and agreement that is discussed below. These amendments were made for the benefit of the lenders under US Unwired's and IWO's senior credit facilities. If there is no outstanding debt under these facilities, such amendments do not apply.

  Insurance

   US Unwired and IWO are each required to obtain and maintain with financially reputable insurers, who are licensed to do business in all jurisdictions where any work is performed under the related management agreement and who are reasonably acceptable to Sprint PCS, workers' compensation insurance, commercial general liability insurance, business automobile insurance, umbrella excess liability insurance and all-risk property insurance.

  Indemnification

   US Unwired and IWO have each agreed to indemnify Sprint and Sprint PCS and their directors, managers, officers, employees, agents and representatives against any and all claims against any of the foregoing arising from US Unwired's or IWO's violation of any law, a breach by such company of any representation, warranty or covenant contained in the management agreement or any other agreement between it and its related parties and Sprint PCS, such company's ownership of the operating assets or the actions or the failure to act of anyone employed or hired by such company in the performance of any work under the related management agreement, except US Unwired and IWO will not indemnify Sprint PCS for any claims arising solely from the negligence or willful misconduct of Sprint PCS or Sprint. Sprint PCS has agreed to indemnify US Unwired and IWO, as the case may be, and their directors, managers, officers, employees, agents, and representatives against all claims against any of the foregoing arising from Sprint PCS's violation of any law and from Sprint PCS's breach of any representation, warranty or covenant contained in the related management agreement or any other agreement between Sprint PCS and its related parties and US Unwired and IWO or their related parties, except Sprint PCS will not indemnify US Unwired or IWO for any claims arising solely from US Unwired's or IWO's or their related parties' negligence or willful misconduct.

The Services Agreements

   The respective services agreements outline various back office services provided by Sprint PCS that are available to each of US Unwired and IWO at established rates. Sprint PCS can change any or all of the service rates one time in each 12-month period. Some of the available services include: billing, customer care, activation, credit checks, handset logistics, home locator record, voice mail, prepaid services, directory assistance, operator services, roaming fees, roaming clearinghouse fees, interconnect fees and inter-service area fees. Sprint PCS may contract with third parties to provide expertise and services identical or similar to those to be made available or provided to US Unwired or IWO. US Unwired and IWO have agreed not to use the services received under their respective services agreement in connection with any other business or outside their respective territories. US Unwired and IWO may discontinue use of selected services upon three months' prior written notice to Sprint PCS, provided that certain services may be terminated only with a group of other selected services. Sprint PCS may discontinue a service upon nine months' prior written notice to US Unwired or IWO. Sprint PCS has the right to change the fee it charges IWO for these services, but Sprint PCS has agreed to provide IWO a discount to the 1999 prices of these services through 2002. A services agreement automatically terminates upon termination of the related management agreement. A services agreement may not be terminated for any reason other than the termination of the related management agreement.

   US Unwired or IWO on the one hand and Sprint PCS on the other hand have each agreed to indemnify each other and certain other related parties and the respective officers, directors and employees of each other and the related parties for violations of law or the services agreement except for any liabilities resulting from the indemnitee's negligence or willful misconduct. The services agreement also provides that no party to the agreement will be liable to the other party for special, indirect, incidental, exemplary, consequential or punitive damages, or loss of profits arising from the relationship of the parties or the conduct of business under, or breach of, the services agreement except as may otherwise be required by the indemnification provisions.

The Trademark and Service Mark License Agreements

   Both US Unwired and IWO have non-transferable, royalty-free licenses to use the Sprint and Sprint PCS brand names and diamond symbol, and several other U.S. trademarks and service marks. US Unwired and IWO believe that the Sprint and Sprint PCS brand names and symbols enjoy a very high degree of awareness, providing US Unwired and IWO a significant benefit in the market place. US Unwired's and IWO's use of the licensed marks is subject to adherence to quality standards determined by Sprint and Sprint PCS and use of the licensed marks in a manner which would not reflect adversely on the image of quality symbolized by the licensed marks. Each of US Unwired and IWO has agreed to notify Sprint and Sprint PCS promptly if it becomes aware of any infringement of any of the licensed marks within its territories and to provide assistance to Sprint and Sprint PCS in connection with Sprint's and Sprint PCS's enforcement of their respective rights. Each of US Unwired and IWO has agreed with Sprint and Sprint PCS to indemnify each other for losses incurred in connection with a material breach of the trademark license agreements. In addition, US Unwired and IWO have each agreed to indemnify Sprint and Sprint PCS from any loss suffered by reason of its use of the licensed marks or marketing, promotion, advertisement, distribution, lease or sale of any Sprint or Sprint PCS products and services other than losses arising solely out of its use of the licensed marks in compliance with certain guidelines.

   Sprint and Sprint PCS can terminate the trademark and service mark license agreements if US Unwired or IWO, as the case may be, file for bankruptcy, materially breach the agreement or its management agreement is terminated. US Unwired and IWO can terminate their respective trademark and service mark license agreements upon Sprint's or Sprint PCS's abandonment of the licensed marks or if Sprint or Sprint PCS files for bankruptcy, or the related management agreement is terminated.

Consents and Agreements in Connection with the Senior Credit Facilities

   Sprint PCS has entered into a consent and agreement with the administrative agent under US Unwired's senior credit facility. This consent and agreement modifies Sprint PCS's rights and remedies under US

Unwired's management agreement for the benefit of the senior lenders and any refinancing of US Unwired's senior credit facility. CoBank, ACB is the administrative agent under US Unwired's senior credit facility.

   Similarly, Sprint PCS has entered into a consent and agreement with the administrative agent under the senior secured credit facility of IWO which modifies Sprint PCS's rights and remedies under IWO's management agreement, for the benefit of the existing and future holders of indebtedness under IWO's senior credit facility, and any refinancing thereof.

   US Unwired and IWO each has a separate consent and agreement with Sprint PCS. The rights and obligations under each consent and agreement are independent from the other consent and agreement.

   Each consent generally provides, among other things, for the following with respect to the company, IWO or US Unwired, that is affected by the consent:

  . Sprint PCS's consent to the affected company's grant of a security interest in substantially all of its assets, including the Sprint PCS agreements of such party and the stock of its subsidiaries;

  . that the affected company's Sprint PCS agreements may not be terminated by Sprint PCS until the senior credit facility is satisfied in full pursuant to the terms of the respective consent;

  . a prohibition on competing Sprint PCS networks in the affected company's territory;

  . for Sprint PCS to maintain 10 MHz of PCS spectrum in all of the affected company's markets;

  . for Sprint PCS to deliver to the applicable administrative agent under specified circumstances payments otherwise due to the affected company;

  . for Sprint PCS and the applicable administrative agent to provide to each other notices of any default by the affected company;

  . the ability to appoint an interim replacement, including Sprint PCS, to operate the affected company's PCS network under such company's Sprint PCS agreements after an acceleration of the senior credit facility of that company or an event of termination under its Sprint PCS agreements;

  . the ability of the applicable administrative agent or Sprint PCS to assign the Sprint PCS agreements and sell the affected company's assets to a qualified purchaser other than a major competitor of Sprint PCS or Sprint;

  . the ability to purchase spectrum from Sprint PCS and sell the affected company's respective assets to any qualified purchaser; and

  . the ability of Sprint PCS to purchase the affected company's assets or debt.

   The foregoing provisions in the consent and agreement of each affected company, US Unwired or IWO as the case may be, are further explained below.

  Consent to security interest and pledge of stock

   Sprint PCS has consented to the affected company's grant of the following:

  . a first priority security interest in substantially all of its assets including its Sprint PCS agreements;

  . a lien upon substantially all of its assets and property including its rights under its Sprint PCS agreements; and

  . a first priority security interest in the capital stock and equity interests of the affected company's subsidiaries and future subsidiaries.

   Sprint PCS has agreed to acknowledge the grant of these security interests and to waive its right to challenge or contest the validity of them.

  Agreement not to terminate Sprint PCS agreements until the obligations under related financings are repaid

   Sprint PCS has agreed not to exercise its rights or remedies under the affected company's Sprint PCS agreements, except Sprint PCS's right to cure certain defaults. The rights and remedies Sprint PCS has agreed not to exercise include its right to terminate the affected company's Sprint PCS agreements and withhold payments, other than rights of setoff, until the affected company's financing is satisfied in full pursuant to the terms of the consent. Sprint PCS has agreed that until the affected company's senior credit facility is satisfied in full, the failure of a party related to the affected company to pay any amount under any agreement with Sprint PCS or its related parties, other than the Sprint PCS agreements, will not constitute a breach of the affected company's Sprint PCS agreements.

  No competition until obligations under the senior credit facilities are repaid

   This paragraph applies only to IWO. Sprint PCS has agreed with IWO that it will not permit any person other than IWO or a successor manager to be a manager or operator for Sprint PCS in IWO's territories, until IWO's senior credit facility is satisfied in full pursuant to the terms of IWO's consent. Consistent with the IWO management agreement, while the IWO senior credit facility is outstanding, Sprint PCS can sell PCS services through its national accounts, permit resellers and, if IWO has not exercised its rights of first refusal, build new geographical areas within IWO's territory. Sprint PCS has agreed that it will not own, operate, build or manage another wireless mobility communications network in IWO's territory unless Sprint PCS is permitted to do so under the IWO management agreement or such management agreement is terminated in accordance with the consent, and, in each case, the senior credit facility is satisfied in full pursuant to the terms of the consent.

  Maintain 10 MHz of spectrum

   Sprint PCS has agreed to own at least 10 MHz of PCS spectrum in the affected company's territories until the first of the following events occurs:

  . the affected company's obligations under the applicable senior credit facility are satisfied in full pursuant to the terms of the applicable consent;

  . the sale of spectrum is completed under the applicable consent, as discussed below;

  . the sale of operating assets is completed under the applicable consent, as discussed below; or

  .  the termination of the affected company's management agreement.

   Restrictions on assignment and change of control do not apply to lenders and the administrative agent. Sprint PCS has agreed not to apply to the lenders or administrative agents under the senior credit facilities the restrictions on the affected company's assignment of the Sprint PCS agreements and changes in ownership control of the affected company. The assignment and change of control provisions in the Sprint PCS agreements will continue to apply if the assignment or change of control is to someone other than the applicable administrative agent or a lender under the senior credit facilities, or is not permitted under the consents.

  Redirection of payments from Sprint PCS to the applicable administrative agent

   Sprint PCS has agreed to make all payments due from Sprint PCS to the affected company under the Sprint PCS agreements directly to the applicable administrative agent if such administrative agent provides Sprint PCS with notice that an event of default has occurred and is continuing under the applicable senior credit facility. Payments to such administrative agent would cease upon a cure of the event of default.

  Notice of defaults

   Sprint PCS has agreed to provide to the applicable administrative agent a copy of any written notice it sends to the affected company regarding an event of termination or an event that if not cured, or if notice is provided, would be an event of termination under the applicable Sprint PCS agreements. Sprint PCS also has acknowledged that notice of an event of termination under the Sprint PCS agreements constitutes an event of default under the senior credit facilities. The administrative agents are, or will be, required to provide Sprint PCS a copy of any written notice sent to the affected company regarding an event of default or default under the respective senior credit facility instruments.

  Right to cure

   Sprint PCS and the respective applicable administrative agents have the right, but not the obligation, to cure a default under the respective Sprint PCS agreements. During the first six months as interim manager Sprint PCS's right to reimbursement of any expenses incurred in connection with the cure are subordinated to the satisfaction in full, pursuant to the terms of the consents, of the obligations under the applicable senior credit facility.

  Modification of termination rights

   The consents modify the rights and remedies under the management agreements provided in an event of termination and grant the providers of the senior credit facilities certain rights in the event of a default under the instruments governing the applicable senior debt. The rights and remedies of the administrative agent under each senior credit facility vary based on whether US Unwired or IWO, as applicable, has:

  . defaulted under its debt obligations but no event of termination has occurred under its management agreement; or

  .  breached its management agreement.

   Each consent generally permits the appointment of a person to run the affected company's business under its Sprint PCS agreements on an interim basis and establish a process for sale of such business. The person designated to operate such business on an interim basis is permitted to collect a reasonable management fee. If Sprint PCS or a related party is the interim operator, the amount of the fee is not to exceed the amount of direct expenses of its employees to operate such business plus out-of-pocket expenses. Sprint PCS shall collect its fee by setoff against the amounts owed to the defaulting party under the Sprint PCS agreements. The remainder of this paragraph applies to IWO but not to US Unwired. In the event of an acceleration of obligations under the IWO senior credit facility and for up to two years thereafter, Sprint PCS shall retain only one-half of the 8% of collected revenues that it would otherwise be entitled to retain under IWO's Sprint PCS agreements. Sprint PCS may retain the full 8% after the second anniversary of the date of acceleration or earlier if Sprint PCS has not been appointed to run such business on an interim basis or if such business is sold to a third party. IWO or the administrative agent, as the case may be, shall be entitled to receive the remaining one-half of the collected revenues that Sprint PCS would otherwise have retained. The amount advanced to IWO or the administrative agent is to be evidenced by an interest-bearing promissory note. The promissory note will mature on the earlier of (1) the date a successor manager is qualified and assumes IWO's rights and obligations, as the case may be, under its Sprint PCS agreements or (2) the date on which IWO's operating assets or equity are purchased by a third party.

  Default under the respective senior credit facility without a management agreement breach

   If either US Unwired or IWO defaults on its obligations under its senior credit facility and there is no default under its management agreement with Sprint PCS, Sprint PCS has agreed to permit the applicable administrative agent to elect to take any of the following actions:

  . allow the defaulting party to continue to operate its business under its Sprint PCS agreements;

  .  appoint Sprint PCS to operate such business on an interim basis; or

  . appoint a person other than Sprint PCS to operate such business on an interim basis.

  Appointment of Sprint PCS or third party designee by applicable administrative agent to operate business

   If an applicable administrative agent appoints Sprint PCS to operate US Unwired's or IWO's business, as applicable, Sprint PCS must accept the appointment within 14 days or designate to operate such business another person who also is an affiliate of Sprint PCS or is acceptable to such administrative agent. Sprint PCS or its designated person must agree to operate the business for up to six months. At the end of the six months, the period may be extended by such administrative agent for an additional six months or an additional 12 months if the aggregate population served by all of Sprint PCS's affiliates is less than 40 million. If the term is extended beyond the initial six-month period, Sprint PCS or its designated person's right to be reimbursed by US Unwired or IWO, as applicable, for amounts previously expended and to be incurred as interim manager will not be subordinated to obligations owing under the respective senior credit facility up to an aggregate amount that is equal to 5% of the sum of the defaulting party's stockholders' equity value plus the outstanding amount of the defaulting party's long term debt. Sprint PCS or its designated person is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, the applicable administrative agent has the right to appoint a successor subject to the requirements described below.

  Appointment of third party by administrative agent to operate business

   If an administrative agent appoints a person other than Sprint PCS to operate a defaulting party's business on an interim basis, the third party must:

  . agree to serve for six months unless terminated by Sprint PCS for material breach of the Sprint Agreement or by the administrative agent in its discretion;

  . meet the requirements for a successor to a Sprint PCS affiliate and not be challenged by Sprint PCS for failing to meet these requirements within 20 days after the administrative agent provides Sprint PCS with information on the third party; and

  .  agree to comply with the terms of the applicable Sprint PCS agreements.

   The third party is required to operate the Sprint PCS network in the defaulting party's territory but is not required to assume its existing liabilities. If the third party materially breaches the defaulting party's Sprint PCS agreements, this breach will be treated as an event of default under the related management agreement with Sprint PCS.

  Management agreement breach

   If US Unwired or IWO breaches its Sprint PCS agreements and such breach causes a default under such company's senior credit facility, Sprint PCS has the right to designate who will operate the business of the defaulting party on an interim basis. Sprint PCS has the right to:

  . allow the defaulting party to continue to operate such business under its Sprint PCS agreements if approved by its administrative agent;

  .  operate such business on an interim basis; or

  . appoint a person other than Sprint PCS that is acceptable to the applicable administrative agent, which acceptance cannot be unreasonably withheld, and must be given for another Sprint PCS affiliate, to operate such business on an interim basis.

   When a debt default is caused by a breach of US Unwired's or IWO's management agreement with Sprint PCS, the applicable administrative agent only has a right to designate who will operate such business on an interim basis if Sprint PCS elects not to operate such business or designate a third party to operate such business on an interim basis.

  Election of Sprint PCS to serve as interim manager or designate a third party to operate business

   If Sprint PCS elects to operate such business on an interim basis or designate a third party to operate such business on an interim basis, Sprint PCS or the third party may operate such business for up to six months at the discretion of Sprint PCS. At the end of the six months, the period may be extended for an additional six months or an additional 12 months if the aggregate population served by US Unwired and IWO and all other Sprint PCS affiliates is less than 40 million. If the term is extended beyond the initial six-month period, Sprint PCS or its third party designee's right to be reimbursed by US Unwired or IWO, as applicable, for amounts previously expended and to be incurred as interim manager will not be subordinated to obligations owing under the respective senior credit facility up to an aggregate amount that is equal to 5% of the sum of the defaulting party's stockholder's equity value plus the outstanding amount of such company's long term debt. Sprint PCS or its third party designee is not required to incur expenses beyond this 5% limit. At the end of the initial six-month interim term, Sprint PCS, subject to the approval of the applicable administrative agent, has the right to appoint a successor interim manager to operate such business.

  Appointment of third party by administrative agent to operate business

   If Sprint PCS gives the applicable administrative agent notice of a breach of US Unwired's or IWO's management agreement, the debt repayment is accelerated, and Sprint PCS does not agree to operate such business or is unable to find a designee, such administrative agent may designate a third party to operate such business. Such administrative agent has this same right if Sprint PCS or the third party designated by Sprint PCS resigns and is not replaced within 30 days. The third party selected by such administrative agent must:

  . agree to serve for six months unless terminated by Sprint PCS for material breach of the Sprint Agreements or by such administrative agent in its discretion;

  . meet the requirements for a successor to a Sprint PCS affiliate and not be challenged by Sprint PCS for failing to meet the requirements within 20 days after such administrative agent provides Sprint PCS with information on the third party; and

  .  agree to comply with the terms of the applicable Sprint PCS agreements.

   The third party may continue to operate the business after the six month period at the applicable administrative agent's discretion, so long as the third party continues to satisfy the requirements to be a successor to an affiliate. The third party is required to operate the Sprint PCS network in the defaulting party's territory, but is not required to assume such company's existing liabilities.

  Purchase and sale of operating assets

   Each of the consents establishes a process for the sale of either US Unwired's or IWO's operating assets, as the case may be, in the event of a default and acceleration under the applicable senior credit facility.

  Sprint PCS's right to purchase on acceleration of amounts outstanding under the respective senior credit facility

   Subject to the requirements of applicable law, Sprint PCS has the right to purchase US Unwired's or IWO's operating assets, as applicable, upon notice of an acceleration of the respective senior credit facility under the following terms:

  . in addition to the purchase price requirements of the respective management agreement, the purchase price must include the payment or assumption in full, pursuant to the terms of the respective consent, of the respective senior credit facility;

  . Sprint PCS must notify the applicable administrative agent of its intention to exercise the purchase right within 60 days of receipt of the notice of acceleration;

  . such administrative agent is prohibited for a period of at least 120 days after the acceleration or until Sprint PCS rescinds its intention to purchase from enforcing its security interest if Sprint PCS has given notice of its intention to exercise the purchase right;

  . if the defaulting party receives a written offer that is acceptable to such company to purchase its operating assets within a specified period after the acceleration, Sprint PCS has the right to purchase such operating assets on terms and conditions at least as favorable to such company as the offer such company receives. Sprint PCS must agree to purchase the operating assets within 14 business days of its receipt of the offer, on acceptable conditions, and in an amount of time acceptable to such company; and

  . upon completion of the sale to Sprint PCS, such administrative agent must release the security interests upon satisfaction in full pursuant to the terms of the respective consent of the obligations under the respective senior credit facility.

   If US Unwired's administrative agent acquires US Unwired's operating assets, Sprint PCS has the right for 60 days to notify such administrative agent that it wants to purchase such operating assets for an amount not less than the sum of the aggregate amount paid by the lenders under the related senior credit facility for such operating assets plus an aggregate amount sufficient to satisfy in full the obligations under such senior credit facility pursuant to the terms of US Unwired's consent. If Sprint PCS purchases such operating assets under these provisions, the administrative agent must release the security interests securing such senior credit facility.

   If US Unwired or IWO receives an offer from a third party to purchase our or its assets, Sprint PCS has the right to purchase the operating assets on terms and conditions at least as favorable as the terms and conditions in the proposed offer within 14 business days of Sprint PCS's receipt of notice of the offer, and so long as the conditions of Sprint PCS's offer and the amount of time to complete the purchase is acceptable to the administrative agent.

  Sale of operating assets to third parties

   If Sprint PCS does not purchase the operating assets, following an acceleration of the obligations under the related senior credit facility, the applicable administrative agent may sell the operating assets of the defaulting party. Subject to the requirements of applicable law, such administrative agent has two options:

  . to sell the assets to an entity that meets the requirements to be a successor under the related Sprint PCS agreements; or

  .  to sell the assets to any third party, subject to specified conditions.

  Sale of assets to qualified successor

   Subject to the requirements of applicable law, the related administrative agent may sell the operating assets and assign the Sprint PCS agreements to entities that meet the following requirements to succeed the defaulting party:

  . the person has not materially breached a material agreement with Sprint PCS or its related parties that has resulted in the exercise of a termination right or in the initiation of judicial or arbitration proceedings during the past three years;

  .  the person is not named by Sprint PCS as a prohibited successor;

  . the person has reasonably demonstrated its creditworthiness and can demonstrate the ability to service the indebtedness and meet the requirements of the related build-out plan; and

  .  the person agrees to be bound by the applicable Sprint PCS agreements.

   Such administrative agent is required to provide Sprint PCS with information necessary to determine if a buyer meets the requirements to succeed the defaulting party. Sprint PCS has 20 days after its receipt of this information to object to the qualifications of the buyer to succeed the defaulting party. If Sprint PCS does not object to the buyer's qualifications, subject to the requirements of applicable law, the buyer can purchase the assets and assume the defaulting party's rights and responsibilities under the related Sprint PCS agreements. The consents will remain in full force and effect for the benefit of the buyer and its lenders. The buyer also has a period to cure any defaults under the applicable Sprint PCS agreements.

  Sale of assets to non-successor

   Subject to the requirements of applicable law, the related administrative agent may sell a defaulting party's assets to a party that does not meet the requirements to succeed the defaulting party. If such a sale is made:

  .  Sprint PCS may terminate the related Sprint PCS agreements;

  . the buyer may purchase from Sprint PCS 5, 7.5 or 10 MHz of the PCS spectrum licensed to Sprint PCS in the defaulting party's territory under specified terms, as the case may be;

  . if the buyer controls, is controlled by or is under common control with an entity that owns a license to provide wireless service to at least 50% of the population in a basic trading area where the buyer proposes to purchase the spectrum from Sprint PCS, the buyer may only buy 5MHz of spectrum;

  . the price to purchase the spectrum is equal to the sum of the original cost of the license to Sprint PCS pro rated on a population and a spectrum basis, plus the cost paid by Sprint PCS for microwave clearing in the spectrum ultimately acquired by the buyer of the defaulting party's assets and the amount of carrying costs attributable to the license and microwave clearing costs from the date of the appropriate consent until the closing of the sale, based on a rate of 12% per annum;

  . the buyer will receive from Sprint PCS the customers with the Mobile Identification Number, or MIN, assigned to the market area covered by the purchased spectrum except for customers of national accounts and resellers;

  . with limited exceptions, Sprint PCS will not solicit for six months the customers transferred to the buyer with the MIN assigned to the market area;

  . the buyer and Sprint PCS will enter into a mutual roaming agreement with prices equal to the lesser of the most favored pricing provided by buyer to third parties roaming in the geographic area and the national average paid by Sprint PCS to third parties; and

  . Sprint PCS will have the right to resell the buyer's wireless services at the most favorable price the buyer grants to its other resellers.

  Right to purchase debt obligations

   Following an acceleration under the applicable senior credit facility and until the 60-day anniversary of the filing of a petition of bankruptcy, Sprint PCS has the right to purchase the affected company's obligations under such senior credit facility, at a purchase price equal to the amount of the obligations other than interest accrued and fees and expenses that are deemed to be unreasonable.

  Modification and amendment of consent

   If Sprint PCS modifies or amends the form of consent and agreement it enters into with a lender of another Sprint PCS affiliate that serves an area with population exceeding 5.0 million, then Sprint PCS agrees to give the administrative agents written notice of the amendments and to amend the consents in the same manner at the applicable administrative agent's request; provided, however, that Sprint PCS is not required to amend the consents to:

  . incorporate selected changes designated by such administrative agent unless Sprint PCS consents to making only the selected changes; or

  . incorporate changes made for the benefit of a lender because of circumstances related to a particular Sprint PCS affiliate other than US Unwired or IWO.

   The following circumstances would not be considered related to a particular Sprint PCS affiliate and, subject to the provisions described in the preceding sentence, could result in amendment of the consents (if the 5.0 million population threshold is met as described above):

  . any form of recourse against Sprint PCS or similar form of credit enhancement;

  . any change in Sprint PCS's right to purchase the affected company's operating assets or capital stock under the management agreement or Sprint PCS's right to purchase the obligations under the senior credit facilities;

  . any change to the right of the affected company or the right of the related administrative agent or the lenders under the related senior credit facilities to sell the collateral or purchase spectrum from Sprint PCS;

  . any change in the ownership status, terms of usage or the amount of spectrum that may be purchased by the affected company from Sprint PCS;

  . any material change in the flow of certain revenues between Sprint PCS and the affected company;

  . any changes to the obligations required to be assumed by, or qualifications for, or appointment of, anyone other than the affected company who can be appointed to operate such business on an interim basis under such management agreement or purchase such business and continue to operate under such management agreement;

  . any changes to the consent and agreements terms on confidentiality, non-compete or eligible buyers of the business;

  .  any clarifications of FCC compliance issues;

  .  any issuance of legal opinions; and

  .  any changes to the requirements described in this section.

  Termination of consents

   The consents will terminate upon the first to occur of:

  . repayment in full of all obligations under the applicable senior credit facility and termination of such senior credit facility; and

  .  termination of the applicable Sprint PCS agreements.

            REGULATION OF THE WIRELESS TELECOMMUNICATIONS INDUSTRY

   The following summary of regulatory developments and legislation does not purport to describe all present and proposed federal, state and local regulation and legislation affecting the telecommunications industry. Many existing federal and state legislation and regulations are currently the subject of judicial proceedings, legislative hearings, and administrative proposals which could change, in varying degrees, the manner in which this industry operates. Neither the outcome of these proceedings nor their impact upon the telecommunications industry or us can be predicted at this time.

Federal Regulation

   The Federal Communications Commission, or FCC, can have a substantial impact upon entities that manage or provide cellular, personal communications services and systems, fixed wireless and other telecommunications services because the FCC regulates the licensing, construction, operation, purchase and interconnection arrangements of telecommunications systems in the United States. Our subsidiary license companies hold FCC licenses in the cellular radiotelephone service, referred to as cellular service, the personal communications service, referred to as PCS, and the common carrier point-to-point microwave service, referred to as microwave service. Cellular and PCS are similarly regulated by the FCC as commercial mobile radio services, referred to as CMRS.

   The FCC has promulgated, or is in the process of promulgating, a series of rules, regulations and policies to, among other things:

  .  grant or deny licenses for CMRS and fixed microwave services;

  .  grant or deny license renewals for CMRS and fixed microwave services;

  . grant or deny consent for assignments or transfers of control of CMRS and fixed microwave services;

  . govern the interconnection of CMRS networks with other wireless and landline service providers;

  .  establish access and universal service funding provisions;

  . possibly permit CMRS spectrum to be used for transmission of programming material targeted to a limited audience;

  . impose fines and forfeitures for violations of the Communications Act of 1934, as amended, or the FCC's rules; and

  . regulate the technical and network standards of CMRS and fixed microwave services.

  Spectrum Aggregation Rules

   On November 8, 2001, the FCC adopted revisions to its rules that impose CMRS spectrum aggregation limits and that limit the amount of spectrum that a licensee in the cellular, PCS, and SMR services may hold in overlapping service areas. Specifically, the FCC raised its CMRS spectrum aggregation limit in metropolitan statistical areas from 45 MHz to 55 MHz. The limit remains 55 MHz in rural service areas. On January 1, 2003, the spectrum cap will be eliminated completely in favor of a case-by-case review of spectrum transactions. The FCC also decided to lift entirely its cellular cross-interest rule as it applies to ownership interests in cellular carriers in the metropolitan statistical areas, but it left in place its cellular cross-interest rule in rural service areas, subject to request for waivers to be considered on a case-by-case basis. We believe that we are in compliance with both the current and the newly adopted spectrum aggregation limits and with the cellular cross-interest rule.

  Transfers and Assignments of Commercial Mobile Radio Service Licenses

   The FCC must give prior approval to the assignment of, or transfers involving substantial changes in ownership or control of, a CMRS license, unless the FCC deems the transaction to be pro forma (that is, substantial control of the license does not change). This means that we and our stockholders will receive advance notice of any and all transactio ns involving the transferring of control of Sprint PCS or the assignment of any PCS license held by Sprint PCS.

  Foreign Ownership in Commercial Mobile Radio Service Licenses

   Ownership of our capital stock by non-U.S. citizens is subject to limitations under the Communications Act and FCC regulations. Under existing law, no more than 20% of a licensee's capital stock may be directly owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. Where an FCC license is controlled by another entity, up to 25% of that entity's capital stock may be owned or voted by non-U.S. citizens or their representatives, by a foreign government or its representatives, or by a foreign corporation. The FCC may permit indirect foreign ownership above the 25% level should the FCC find such higher levels not inconsistent with the public interest.

   Upon closing of the merger, the level of indirect foreign ownership in our subsidiary licensee companies, Louisiana Unwired and Unwired Telecom, is expected to be above 25%. We have been able to ascertain foreign ownership in US Unwired at approximately 26%. Because a substantial portion of our common stock is publicly traded, the level of foreign ownership may fluctuate on each trading day. While we believe substantially all of our publicly traded common stock to be held by U.S.-based investors, we have nonetheless requested FCC authority to increase the level of indirect foreign ownership in our subsidiary licensee companies to 35%. We filed this request on January 22, 2002. Based on relevant Commission precedent, we believe the FCC will grant this application, but cannot be certain. If the FCC denies this application, we may have to restructure our ownership, as permitted by our articles of incorporation, to come within the 25% foreign ownership limit.

  Conditions of Commercial Mobile Radio Service Licenses

   CMRS and microwave licenses are granted for ten-year terms conditioned upon timely compliance with the FCC's build-out requirements. All 30 MHz broadband PCS licensees must construct facilities that offer coverage to one-third of the population within five years and to two-thirds of the population within ten years, and all
10 and 15 MHz broadband PCS licenses must construct facilities that offer adequate service to one-quarter of the population or otherwise provide substantial service within five years. All CMRS licensees can renew their licenses for additional ten-year terms. Third parties may oppose renewal applications or file competing applications. If one or more competing applications are filed, a renewal application may be subject to a comparative renewal hearing. The FCC's rules afford CMRS carriers a renewal expectancy, which is the most important factor in a licensee retaining its license for another ten year term. A renewal expectancy is granted if a renewal applicant has provided substantial service during its license term substantially complied with all applicable laws and FCC rules and policies. The FCC's rules define substantial service in this context as service that is sound, favorable and substantially above the level of mediocre service that might minimally warrant renewal. There is no process by which competitors can challenge applications to renew our microwave licenses.

   Although we are unaware of any circumstances that would prevent the approval of any future renewal application, no assurance can be given that the FCC will renew any of our licenses. Moreover, although revocation and involuntary modification of licenses are extraordinary measures, the FCC has the authority to restrict the operation of a licensed facility or revoke or modify licenses. None of our licenses has ever been revoked or involuntarily modified.

   PCS licensees must comply with microwave relocation rules. For a period of up to ten years after the grant of a PCS license (subject to extension), a PCS licensee will be required to share spectrum with existing licensees that operate specified fixed microwave systems which exist within the PCS license's markets. To secure a sufficent amount of unencumbered spectrum to offer our PCS efficiently, we may need to negotiate agreements to relocate many of these existing licensees and may need to pay for the relocation of these existing licensees. In places where relocation is necessary to begin offering of our PCS, any delay in the relocation of these licenses may adversely affect our ability to commence timely commercial operation of our PCS. In an effort to balance the competing interests of existing microwave users and newly authorized PCS licensees, the FCC has adopted a transition plan to relocate these microwave operators to other spectrum blocks and a cost sharing plan so that if the relocation of an incumbent benefits more than one PCS license, the benefiting PCS licensees will share the costs of the relocation. For the licenses our network uses, this transition plan allows most microwave users to operate in the PCS spectrum for a one- or two-year voluntary negotiation period and an additional one-year mandatory negotiation period. For public safety entities dedicating a majority of their system communications for police, fire or emergency medical services operations, the voluntary negotiation period is three years, with a two-year mandatory negotiation period. Parties unable to reach agreement within those time periods may refer the matter to the FCC for resolution, but the existing microwave user is permitted to continue its operations until final FCC resolution of the matter. Alternatively, the PCS licensee may initiate procedures for involuntary relocation of the microwave licensee. The transition and cost sharing plans expire in April 2005, at which time remaining incumbents in the PCS spectrum will be responsible for their costs to relocate to alternate spectrum locations. We believe that we are in compliance with applicable spectrum relocation requirements enacted by the FCC.

  Interconnection

   The FCC has the authority to order interconnection between CMRS providers and any other common carrier. The FCC has ordered local phone companies to provide reciprocal compensation to CMRS carriers for the termination of traffic. We plan to negotiate interconnection agreements for the Sprint PCS network in our market area with the incumbent local telephone companies. Interconnection agreements are negotiated on a state-wide basis. If an agreement cannot be reached, parties to interconnection negotiations can submit outstanding disputes to state authorities for arbitration. Negotiated interconnection agreements are subject to state approval and various rules of the FCC, some of which are subject to pending regulatory proceedings or court review. Various state regulatory commissions must consider applications for approval in a manner consistent with the terms of the Communications Act of 1934. The FCC rules, as well as the state arbitration proceedings, will directly impact the nature and cost of the facilities necessary for interconnection of the Sprint PCS systems with local, national and international telecommunications networks. These agreements will determine the nature and amount of revenues we and Sprint PCS can receive for terminating calls originating on the networks of local exchange and other telecommunications carriers.

Other FCC Requirements

  Resale Requirements

   In June 1996, the FCC adopted rules that prohibit CMRS licensees from unreasonably restricting or disallowing resale of their services or unreasonably discriminating against resellers. These resale obligations are scheduled to expire in November 2002 and may therefore affect the number of resellers competing with us and Sprint PCS in various markets. The FCC recently decided that these prohibitions apply to services, but not to equipment such as handsets, whether sold alone or in bundled packages.

  Roaming

   The FCC's rules currently require licensees in broadband PCS, cellular, and most specialized mobile radio services to provide manual roaming service upon reasonable request by any subscriber to any of these services whose handset is capable of accessing their systems. A proceeding has been initiated by the FCC to consider whether the manual roaming service obligation should cease and be replaced with a requirement that subject carriers provide automatic roaming. With automatic roaming, a customer's call can be processed and completed without interruption, whereas with manual roaming the serving carrier will not complete a call unless the customer provides call billing information. Automatic roaming presently is available only where the serving carrier has a roaming agreement with the customer's home carrier.

  Local Number Portability

   The FCC also adopted rules in June 1996 that require local telephone companies and most CMRS providers to program their networks to allow customers to change service providers without changing telephone numbers, which is referred to as service provider local number portability. By November 2002, CMRS providers are required to offer full number portability without impairment of quality, reliability, or convenience when switching service providers, including the ability to support nationwide roaming throughout their networks. The FCC currently requires most CMRS providers to be able to deliver calls from their networks to ported numbers anywhere in the country, and to contribute to the local number portability fund. Implementation of wireless service provider full number portability will require CMRS providers like us and Sprint PCS to purchase more expensive switches and switch upgrades. However, it will also enable existing cellular customers to change to PCS without losing their existing wireless telephone numbers, which should make it easier for PCS providers to market their services to existing cellular users. The FCC is currently considering a petition requesting partial forbearance from the portability requirement, but we cannot predict whether such forbearance will be granted.

  Communications Assistance for Law Enforcement Act

   Telecommunications carriers also are subject to the Communications Assistance for Law Enforcement Act, also known as the "Wiretap Act", which is under the purview of the Department of Justice. The Wiretap Act requires carriers to have a specific number of open ports available for law enforcement personnel with the appropriate legal authority to perform wiretaps on each carrier's network. Full implementation of the Wiretap Act's assistance capability requirements was previously required by June 30, 2000. However, because the FCC found that there is a lack of equipment available to meet these requirements, it accepted petitions for a two-year extension of this deadline on a carrier-by-carrier basis. Our subsidiary licensee companies and Sprint PCS submitted such petitions and were granted a two-year extension, until June 30, 2002, to comply with the Wiretap Act's assistance capability requirements. In sum, CALEA capability and capacity requirements are likely to impose some additional switching and network costs upon us and Sprint PCS. If we are not able to comply with the Wiretap Act prior to the applicable deadlines, we could be fined up to $10,000 per day. We are not yet able to predict whether we will be able to comply with the Wiretap Act requirements prior to the current deadlines.

  Enhanced 911

   In June 1996, the FCC adopted rules that have since been amended requiring cellular, broadband PCS providers and other CMRS providers to implement enhanced 911 capabilities. Certain requirements known as Phase I enhanced 911 services are currently in effect. Phase II enhanced 911 service requirements require cellular and broadband PCS providers and other broadband CMRS providers to provide to designated public safety answering points the location of all 911 calls by longitude and latitude in conformance with accuracy standards set out in the FCC's rules. To comply, licensees may elect either network-based location technologies or mobile radio handset-based location technologies and thereafter meet, according to a phased-in schedule, the Phase II enhanced 911 service standards stated in the FCC's rules. The implementation of enhanced 911 obligations may have a financial impact on us. We are not yet able to predict the extent of that impact.

  Partitioning and Disaggregation

   The FCC's rules allow broadband personal communications services licensees to partition their market areas and to disaggregate their assigned spectrum and to transfer partial market areas or spectrum assignments to eligible third parties.

  Equal Access

   Wireless providers are not required to provide equal access to common carriers for toll services. However, the FCC is authorized to require unblocked access to toll carriers subject to certain conditions.

  Customer Billing

   The FCC has adopted rules to govern customer billing by all telecommunications carriers. It adopted additional detailed billing rules for landline telecommunications service providers and is considering whether to extend these rules to CMRS providers, which could add to the cost of our billing process as we modify our systems to conform to any new requirements.

  Customers With Disabilities

   The FCC adopted rules that determine the obligations of telecommunications carriers to make their services accessible to individuals with disabilities. The rules require CMRS carriers to offer equipment and services that are accessible to and useable by persons with disabilities. While the rules exempt telecommunications carriers from meeting general disability access requirements if these results are not readily achievable, it is not clear how the FCC will construe this exemption. Accordingly, the rules may require us to make material changes to our network, product line or services at our expense.

  Regulatory Fees

   We are also required to contribute annually to the Telecommunications Relay Service Fund and the North American Numbering Plan Administration Fund, Local Number Portability, and to remit regulatory fees to the FCC with respect to our operations. We do not expect that these contribution obligations will have a material financial impact on us.

  Removal of Regulatory Barriers

   The FCC has opened a proceeding to consider actions it could take to remove unnecessary regulatory barriers to the development of more robust secondary markets in radio spectrum usage rights. The proceeding includes an examination of how leasing of spectrum usage rights by wireless licensees could be accomplished in a manner which promotes the efficient utilization of spectrum. The FCC indicated that it will review impediments to leasing of spectrum which are related to current policies based upon its past interpretation of transfer of control issues. The FCC indicated that it will examine ways to facilitate spectrum leasing without implicating transfer of control issues.

New Spectrum Allocations

   The FCC adopted on December 29, 2000 a Notice of Proposed Rule Making to explore the possible use of frequency bands below 3 GHz to support the introduction of new advanced wireless services, including third generation as well as future generations of wireless systems. In the proceeding, the FCC identified spectrum in five frequency bands below 3 GHz that are not currently used for cellular, broadband personal communications services or specialized mobile radio services but which could be made available for advanced wireless services. On September 6, 2001, the FCC adopted an order that will allow the use of one of these spectrum blocks (2500-2690 MHz) for mobile services. Current and future licensees in this spectrum may become competitors in the CMRS market.

   On January 26, 2001, the FCC completed a re-auction of broadband PCS spectrum in the C and F blocks that was either returned voluntarily to the FCC by prior licensees or which was deemed by the FCC to have been forfeited by prior auction winners. Most of the licenses in that auction were previously held by NextWave

Telecom, Inc. On June 22, 2001, the U.S. Court of Appeals for the District of Columbia Circuit ordered the FCC to reinstate NextWave's licenses. The FCC has filed a writ of certiorari to the U.S. Supreme Court seeking review, which petition remains pending. Whoever eventually obtains the spectrum in question may be our direct competitor.

   The Communications Act of 1934, as amended, requires the FCC to auction spectrum in the 698-806 MHz band that is reclaimed from broadcast television licensees as a result of the transition from analog to digital television. One of the permissible uses of such spectrum is commercial wireless services, and it is possible that the eventual licensees of the spectrum will be our direct competitors. A portion of the band was auctioned in 2001. On January 25, 2002, the FCC announced that the remaining portion of the spectrum will be auctioned in June 2002.

Other Federal Regulations

  FAA, NEPA, Radio Frequency Emissions

   CMRS systems are subject to Federal Aviation Administration regulations respecting the location, marking, lighting and construction of transmitter towers and antennas and may be subject to regulation under the National Environmental Policy Act and the environmental regulations and registration requirements of the FCC. The FCC has also adopted guidelines and methods for evaluating radio frequency emissions from radio equipment. We believe that all wireless devices we currently provide to our customers, and all towers that we own or occupy, comply with these standards. These regulations may affect site selection for new network build-outs and may increase the costs of building out our network. The increased costs and delays from these regulations may have a material adverse affect on our operations.

State Regulation of Wireless Service

   Section 332 of the Communications Act preempts states from regulating the rates and entry of CMRS providers. Section 332 does not prohibit a state from regulating the other terms and conditions of commercial mobile services, including consumer billing information and practices, billing disputes and other consumer protection matters. To the extent we provide fixed wireless service, we may be subject to additional state regulation.

  Wireless Facilities Siting

   States and localities regulate various aspects of the location and operation of wireless towers, but are not permitted to regulate the placement of wireless facilities so as to prohibit the provision of wireless services or to discriminate among providers of such services. In addition, so long as a wireless system complies with the FCC's rules, states and localities are prohibited from using radio frequency health effects as a basis to regulate the placement, construction or operation of wireless facilities. The FCC is considering numerous requests for preemption of local actions affecting wireless facilities siting.

  Universal Service Requirements

   The FCC and the states are required to establish a universal service program to ensure that affordable, quality telecommunications services are available to all Americans. Our company and Sprint PCS are required to contribute to the federal universal service program as well as existing state programs, which contributions are funded through a customer surcharge. Many states also have universal service programs and may now or in the future require similar contributions. At the present time it is not possible to predict the extent of the total federal and state universal service assessments or our ability to recover from the universal service fund. However, some wireless entities are seeking state commission designation as eligible telecommunications carriers, enabling them to receive federal and state universal service support, and are preparing to compete aggressively with wireline telephone companies for universal service revenue.

Litigation

  Class Action Lawsuits

   In August 2000, the FCC addressed the extent to which the Communications Act of 1934 limits the ability of plaintiffs in class action lawsuits against CMRS providers to recover damages and obtain other remedies based on alleged violations of state consumer protection statues and common law. It ruled that the Communications Act does not preempt state rate regulation as a matter of law, but that whether a specific damage award is prohibited would depend on the facts of a particular case. This ruling might promote the filing of additional class actions against the industry and increase the potential for damages awards by courts.

  RF Emissions

   Media reports have suggested that radio frequency emissions may be linked to various health concerns, including cancer, and that they interfere with various medical devices, including hearing aids and pacemakers. Wireless operators such as us may be subject to potential litigation relating to these health concerns. Class action lawsuits asserting products liability, breach of warranty, and other claims have in fact been filed against other carriers. The complaints seek damages for personal injuries and the costs of headsets for wireless phone users as well as injunctive relief. Such litigation could have a material adverse effect on our results of operations.

  Restrictions on Use

   Another source of potential litigation results from accidents, death and bodily injuries attributable to use of wireless phones while driving motor vehicles. Such litigation, in conjunction with newly adopted laws prohibiting or restricting use of wireless phones while driving, could have a material adverse effect on our results of operations. On June 28, 2001, New York State enacted a law prohibiting the use of handheld wireless phones while driving other than through the use of hands-free equipment. To date, a small number of communities in the United States have also passed restrictive local ordinances. These laws, if passed, could have a material adverse effect on our results of operations by causing subscriber usage to decline.

            COMPARISON OF CERTAIN RIGHTS OF COMMON STOCKHOLDERS OF
                   US UNWIRED AND COMMON STOCKHOLDERS OF IWO

   The rights of our stockholders are governed by the Louisiana Business Corporation Law, our articles of incorporation and our by-laws. The rights of IWO stockholders are currently governed by the Delaware General Corporation Law, IWO's certificate of incorporation and its by-laws. In addition, we and IWO have stockholder agreements that govern the rights of the stockholders who are parties to them. Upon completion of the merger, the rights of IWO stockholders who become our stockholders in the merger will be governed by the Louisiana Business Corporation Law, our articles of incorporation and our by-laws. For a description of our common stock, please see the section "Description of US Unwired Capital Stock" beginning on page 119.

   The following description summarizes certain material differences between the rights of our stockholders and those of IWO stockholders. This description is not a complete statement of all those differences, or a complete description of the specific provisions referred to in this summary. The identification of specific differences is not intended to indicate that other equally or more significant differences do not exist. You should read carefully the relevant provisions of the Louisiana Business Corporation Law, Delaware General Corporation Law, our articles of incorporation and by-laws, IWO's certificate of incorporation and by-laws, and our and IWO's stockholder agreements.

Capitalization

   US Unwired. As discussed in "Description of US Unwired Capital Stock" beginning on page 119, our authorized capital stock consists of 500,000,000 shares of class A common stock, par value $0.01 per share, 300,000,000 shares of class B common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, no par value per share. As of January 24, 2002, there were 27,915,844 shares of class A common stock, 56,460,144 shares of class B common stock and no shares of preferred stock issued and outstanding. If we give effect as of the above date to the shares that would be issued in the merger and to the proposed amendments to our articles of incorporation, our authorized common stock would be 800,000,000 shares of common stock, par value $0.01 per share, of which 123,358,900 shares would be outstanding. Our preferred stock would not change.

   IWO. IWO's authorized capital stock consists of an aggregate of 116,210,000 shares of six classes of common stock, each class par value $0.01 per share, and 500,000 shares of preferred stock, par value $0.01 per share. IWO's outstanding capital stock consists of class A, class B, class C, class D and class E common stock. As of December 31, 2001, IWO's had an aggregate of 37,588,384 outstanding shares of capital stock held by 86 holders of record, and had reserved 4,109,467 shares of class B stock for issuance upon exercise of outstanding options, and 976,800 shares of class B common stock and 2,000,040 shares of class C common stock for issuance upon exercise of outstanding warrants. Immediately prior to the effective time of the merger and prior to being exchanged in the merger for US Unwired common stock, each outstanding share of IWO's class A, B, C, D and E common stock will automatically convert into one share of IWO common stock.

Voting

   US Unwired. Holders of our class A common stock are entitled to one vote per share on all matters upon which holders of our common stock are entitled to vote. Holders of our class B common stock are entitled to 10 votes per share. If we issue any preferred stock, our board of directors is permitted to give the holders any vote it wishes to give them. Our class A and class B common stock vote together as a single class. The Louisiana Business Corporation Law requires that each class vote separately if its rights are adversely affected as provided by that Law. If our proposed amendments to our articles of incorporation are approved at our special meeting, all of our class B common stock will become class A common stock, and our class A common stock will be renamed "common stock" without class designation. These amendments, even if approved at the special meeting, will not become effective unless the merger is consummated.

   IWO. Holders of shares of class B common stock and common stock are entitled to one vote per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Holders of shares of class D common stock are entitled to 402.7 votes per share on all matters as to which stockholders may be entitled to vote pursuant to the Delaware General Corporation Law. Stockholders are not entitled to vote cumulatively for the election of directors. Holders of class A common stock, class C common stock and class E common stock do not have any voting rights, except to the extent required under Delaware law.

Number of Directors

   US Unwired. Our by-laws provide that our board of directors shall consist of nine directors.

   In accordance with the merger agreement, we have agreed to cause three of the nine members of our board of directors to resign, effective as of the effective time of the merger. We have agreed to cause our remaining directors to fill the resulting vacancies so that the board of directors will include one member designated by IWO for a term to expire at our 2002 annual meeting, one member, to be an independent director, designated by IWO with our approval for a term to expire at our 2003 annual meeting, and one member designated by Investcorp for a term to expire at our 2004 annual meeting. If our board of directors creates an executive or other committee to which it has delegated power and authority with respect to business matters generally, the board of directors will appoint at least one of the three foregoing designees to such committee if at that time there are any such designees serving on the board of directors.

   IWO. IWO's bylaws provide that the number of directors is fixed by the board of directors or by stockholder vote. The IWO board currently consists of 13 directors.

Filling Vacancies on the Board Of Directors

   US Unwired. Our by-laws provide that a vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may be filled only by a vote of a majority of the directors then in office, though less than a quorum, for the unexpired portion of the term. If the board of directors has not acted to fill a vacancy, the stockholders may do so at an annual or special meeting.

   IWO. IWO's bylaws provide that in the interim period before a meeting of stockholders for the election of directors, newly created directorships and any vacancies in the board of directors, including vacancies resulting from the removal of directors, may be filled only by the vote of a majority of the directors that IWO would have if there were no vacancies, and pursuant to the stockholders agreement between IWO and the stockholders of IWO who are party thereto.

Amendments to By-Laws

   US Unwired.   Our articles of incorporation authorize our board of directors to adopt, amend or repeal our by-laws, subject to the power of the stockholders granted by the Louisiana Business Corporation Law to change or repeal any by-laws made by our board of directors. Our by-laws provide that a two-thirds vote of our board of directors is required to amend or repeal by-laws. Our by-laws further provide that the power of the stockholders to change or repeal by-laws may be exercised only by a vote of at least two-thirds of the voting power present at an annual or special meeting of stockholders. Our articles of incorporation and by-laws provide in effect that our stockholders may not adopt an amendment to the by-laws that would add to the by-laws a matter not already covered by the by-laws. Under our articles and by-laws, an amendment of that type would be considered the adoption of a new by-law, which only our board of directors has the power to do.

   IWO. IWO's bylaws authorize the board of directors to amend, alter and repeal the bylaws and to adopt new bylaws. The board of directors may delegate such power, in whole or in part, to the stockholders of IWO.

Special Stockholder Meetings

   US Unwired. Our articles of incorporation provide that special meetings of our stockholders may be called as provided in our by-laws or upon request of at least 60% of our voting power. Our by-laws also permit special meetings to be called by our board of directors.

   IWO. IWO's bylaws provide that special meetings of the stockholders may be called by the board of directors or by stockholders owning a majority of the capital stock issued and outstanding.

Stockholder Action by Written Consent

   US Unwired. Our articles of incorporation permit our stockholders to act by written consent instead of a meeting of stockholders. The written consents must be signed by stockholders who have the voting power required by our articles or by the Louisiana Business Corporation Law to take the proposed action, whichever requirement is higher.

   IWO. IWO's bylaws allow stockholder action by written consent in lieu of a stockholder meeting to be taken by holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

Limitation of Personal Liability of Directors; Indemnification

   US Unwired. Our articles of incorporation provide that a director or officer will not be personally liable to us or to our stockholders for monetary damages for a breach of fiduciary duty as a director or officer, except for liability:

  . for any breach of the director's or officer's duty of loyalty to us or our stockholders;

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . under Section 92D of the Louisiana Business Corporation Law regarding unlawful payment of dividends or unlawful stock purchases or redemptions; or

  . for any transaction from which the director or officer derived an improper personal benefit.

   Our articles of incorporation permit our board of directors to cause us:

  . to enter into contracts with our directors and officers providing for the limitation of liability described above.

  . to adopt by-law provisions and resolutions and to enter into contracts providing for indemnification of officers and directors to the fullest extent permitted by law.

  . to obtain insurance, or to adopt a plan of self-insurance, to indemnify officers, directors, employees or agents.

   Our by-laws require us to indemnify our officers and directors for claims made against them as directors or officers of us or our subsidiaries, as fiduciaries with respect to any employee benefit plan, or as directors, officers, employees or agents of another entity serving at our request. The indemnification covers judgments, damages, fines, expenses, attorneys' fees and settlements that exceed amounts paid by our insurance. To qualify for indemnification, our officer or director must either have been successful in defending against the claim or must meet a specified standard of conduct. The standard of conduct is that the officer or director must have reasonably believed his conduct was in, or not opposed to, our best interests, and he must not have been found by a court to be liable for willful or intentional misconduct or to have obtained an improper personal benefit.

   IWO. IWO's certificate of incorporation and bylaws require IWO to indemnify its directors and officers to the fullest extent permitted by law.

   In addition, the certificate of incorporation provides that no director will be liable to IWO or its stockholders for monetary damages for breach of certain fiduciary duties as a director, except that a director will be personally liable for:

  . acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

  . the payment of dividends or the redemption or purchase of stock in violation of Delaware law;

  .  any breach of his or her duty of loyalty to IWO or its stockholders; or

  . any transaction from which the director derived an improper personal benefit.

Dividends

   US Unwired. Our by-laws provide that dividends upon our capital stock may be declared by the board of directors, subject to any limitations provided by law or our articles of incorporation. Our articles do not contain any limitation, but require that we treat our class A common stock and our class B common stock equally. We do not pay a dividend now, and we do not expect to pay a dividend in the foreseeable future.

   IWO. Subject to the rights of the holders of any outstanding shares of preferred stock, holders of all classes of IWO's common stock will be entitled to share ratably as a single class in all dividends and other distributions of cash or any other right or property as may be declared by IWO's board of directors from time to time out of IWO's assets or funds that are legally available for such dividends or distribution.

Business Transactions with Interested Stockholders; Control Share Acquisitions

   US Unwired. Our articles of incorporation provide that the following do not apply to us:

  . Louisiana's fair price law, which provides in effect that a buyer must pay a price to all stockholders that is generally equal to the highest price the buyer paid to any stockholder.

  . Louisiana's control share law, which provides that persons who acquire specified levels of voting power may not exercise the vote unless the remaining stockholders vote to allow it. The specified levels are 20%, 33 1/3% and 50%.

   IWO. IWO is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits IWO from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

  . prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by the board of directors;

  . upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of IWO's outstanding voting stock; or

  . on or after the date that the person became an interested stockholder, the business combination is approved by IWO's board of directors and by the holders of at least two-thirds of IWO's outstanding voting stock, excluding voting stock owned by the interested stockholder.

   Generally, a "business combination" includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the stockholder. Subject to certain exceptions, an "interested stockholder" is a person who together with that person's affiliates and associates owns, or within the previous three years did own, 15% or more of IWO's voting stock.

Anti-Takeover Provisions

   Previously we had little concern about being acquired against the will of our board of directors, because the voting power of our founding family could prevent an unfriendly acquisition of us. That will change when the merger is completed and our articles of incorporation are amended to do away with our class B stock, which has 10 votes per share. For example, on the date of this proxy statement/prospectus, our founding family and their related interests
control about   % of our total voting power. If the merger and the amendments to our articles of incorporation had become effective on that date, the
percentage would be reduced to about   %. In view of this change, our board of
directors is in the process of implementing the following anti-takeover measures:

  . Adoption of a stockholder rights plan, commonly called a poison pill. This device would make it very difficult for anyone to acquire us without approval of our board of directors.

  . Amending our by-laws, or proposing that our stockholders adopt amendments to our articles of incorporation, with respect to the following:

    . Limiting or prohibiting the use of written consents in lieu of a meeting of our stockholders.

    . Increasing the vote required for our stockholders to amend our articles of incorporation or by-laws unless our board of directors has recommended the amendment.

    . Increasing the voting power required to request a special meeting of our stockholders.

    .  Increasing the vote required by our stockholders to remove directors.

    . Increasing the vote required by our stockholders to consummate a business combination if our board of directors does not recommend it.

    . Limiting the power of our stockholders to fill vacancies on our board of directors.

   Our board of directors can amend our by-laws without approval of our stockholders. It can amend our articles of incorporation to create the type of preferred stock that is used for a poison pill. Other amendments to our articles of incorporation cannot be adopted unless our stockholders approve them. Our board of directors will not adopt or propose any amendment to our articles of incorporation or our by-laws of the type described above unless it determines that the amendment is in the best interests of our stockholders. We plan to submit the proposed amendments to our articles of incorporation to our
stockholders at our annual meeting scheduled for           , 2002. We expect
the record date for the annual meeting to occur before the merger. If that is the case, IWO stockholders who receive our shares in the merger will not be able to vote those shares on these amendments at our annual meeting. Our founding family will have sufficient voting power to assure that the proposed amendments are approved and adopted at our annual meeting.

   These anti-takeover provisions may permit our board of directors to choose not to entertain offers to purchase us, even offers that are at a substantial premium to the market price of our stock. Our stockholders may therefore be deprived of opportunities to profit from a sale of control.

            REPRESENTATION OF CERTAIN IWO PERSONS ON THE US UNWIRED
                    BOARD OF DIRECTORS AND MANAGEMENT TEAM

   US Unwired has agreed that Christopher Stadler, Thomas Sullivan and Harley Ruppert, the three persons designated by IWO pursuant to the merger agreement, will become directors of US Unwired upon the closing of the merger. In addition, US Unwired has agreed that Steven Nielsen will become Chief Operating Officer of US Unwired upon the closing of the merger. Set forth below is information regarding each of Messrs. Stadler, Sullivan, Ruppert and Nielsen:

    . Christopher J. Stadler, 37, became one of IWO's directors in December 1999. Mr. Stadler has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since April 1996. Prior to joining Investcorp, Mr. Stadler was a Director of CS First Boston Corporation. Mr. Stadler is a director of Werner Holding Co. (DE), Inc., CSK Auto Corporation, Saks Incorporated, Stratus Computer Systems International S.A. and U.S. TelePacific Holdings Corp.

    . Thomas J. Sullivan, 38, became one of IWO's directors in December 1999. Mr. Sullivan has been an executive of Investcorp or one or more of its wholly-owned subsidiaries since April 1996. Prior to joining Investcorp, Mr. Sullivan was Vice President and Treasurer of the Leslie Fay Companies, Inc. (now Leslie Fay Company, Inc.), Mr. Sullivan is a director of Werner Holding Co. (DE), Inc.

    . Harley Ruppert, 55, became one of IWO's directors at IWO's inception. From 1978 to the present, Mr. Ruppert has been employed by Newport Telephone Company, Inc., most recently as President. In 2000, Mr. Ruppert purchased a controlling interest in Newport Telephone Company, Inc. Mr. Ruppert is also President and Chief Executive Officer of NTCNet Inc., the holding company of Newport Telephone Company, Inc., and all subsidiaries of Newport Telephone Company.

    . Steven M. Nielsen, 46, became IWO's President and Chief Executive Officer in November 2000 and one of IWO's directors in May 2001 and served as IWO's Chief Financial Officer from May 2000 to November 2000. Most recently, Mr. Nielsen was the Vice President and General Manager of NEXTLINK-Washington, a competitive local exchange carrier, where he supervised all operations, including network build and market launch. Prior to that time Mr. Nielsen spent over 11 years with Sprint and Sprint PCS in key financial positions. As the Sprint PCS Area Vice President for the Northwest, Mr. Nielsen contributed significantly to the rapid early growth of the $10 billion start-up business. He launched Sprint PCS markets and service in Washington and Oregon, managed transitions from plan to rollout by building up large sales and marketing teams and established nearly 500 points of distribution.

                             LEGAL AND TAX MATTERS

   The validity of the US Unwired common stock to be issued in the merger will be passed upon by Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P., New Orleans, Louisiana, counsel to US Unwired.

   Certain of the tax consequences of the merger will be passed upon at the effective time of the merger, as a condition to the merger, by Vinson & Elkins L.L.P., Houston, Texas, counsel to US Unwired, and by Gibson, Dunn & Crutcher LLP, New York, New York, counsel to IWO.

                                    EXPERTS

   The consolidated financial statements and schedule of US Unwired Inc. at December 31, 2000 and 1999 and for each of the three years in the period ended December 31, 2000, the consolidated financial statements and schedule of Louisiana Unwired, LLC at December 31, 2000 and 1999 and for the years ended December 31, 2000 and 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, and the statements of assets sold of the Sprint Spectrum Albany, Syracuse and Manchester Markets at December 31, 1999 and 1998 and the related statements of revenues and expenses for each of the three years in the period ended December 31, 1999, included in the proxy statement/prospectus of US Unwired Inc. which is referred to and made a part of the registration statement, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in auditing and accounting.

   The financial statements of IWO Holdings, Inc. and subsidiaries as of December 31, 1998, 1999 and 2000 and for the period from inception (August 22, 1997) through December 31, 1997, for the year ended December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000 included in this proxy statement/prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                 OTHER MATTERS

   We are not currently aware of any other business to be acted upon at our special meeting of stockholders. If, however, other matters are properly brought before the special meeting or any adjourned meeting, the persons acting as proxies for our stockholders will have discretion to vote or act on those matters according to their best judgment. The deadline for receipt of a proposal to be considered for inclusion in our proxy statement for our 2002
annual meeting of stockholders is       , 2002. The deadline for notice of a
proposal for which a US Unwired stockholder will conduct his, her or its own
proxy solicitation is       , 2002. The deadine for a stockholder to notify us
of the intention to nominate a director at our annual meeting is       , 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. IWO files annual, quarterly and special reports with the SEC. You may read and copy any of these documents at the SEC's public reference room located at 450 5th Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our and IWO's SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information pertaining to us may also be inspected at the offices of The Nasdaq National Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006. IWO's information is not available at that office.

   You may obtain additional proxy cards and other information related to the proxy solicitation by contacting:

                              Ed Moise, Treasurer
                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                           Telephone: (337) 310-3500
                              Fax: (337) 310-3250
                            Email: ir@usunwired.com

   We filed a registration statement on Form S-4 on February 1, 2002, to register with the SEC the offer and sale of our common stock to be issued in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes our prospectus in addition to being our proxy statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in our registration statement or in the exhibits to the registration statement.

   You should rely only on the information or representations that are provided in this proxy statement/prospectus or any supplement or that are incorporated by reference into this proxy statement/prospectus or any supplement. We have not authorized anyone to provide you with different information. We may not make an offer of the common stock in any state where the offer is not permitted. The delivery of this proxy statement/prospectus does not, under any circumstances, mean that there has not been a change in our affairs or those of IWO since the date of this proxy statement/prospectus. It also does not mean that the information in this proxy statement/prospectus is correct after the date of this proxy statement/prospectus.

   Our address on the world wide web is http://www.usunwired.com. The information on our web site is not a part of this document.

Incorporation by Reference

   The SEC allows us to incorporate by reference specified information that we file with it, which means that we can disclose important information to you simply by referring you to those documents we have filed. The information incorporated by reference is considered to be part of this document, and information that we file later with the SEC prior to the date of our special meeting and, for IWO stockholders, prior to the date of the merger will automatically update and supersede this information. US Unwired incorporates by reference the documents listed below and any future filings it will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the date of our special meeting and, for IWO stockholders, prior to the date of the merger:

 US Unwired Filings                                 Period or Date Filed
 ------------------                                 --------------------
 . Annual Report on Form 10-K................ Year ended December 31, 2000

 . Quarterly Reports on Form 10-Q............ Quarters ended March 31, June 30 and September 30, 2001
 . Current Reports on Form 8-K............... December 19, 2001

 . Definitive Proxy Statement on Schedule 14A March 26, 2001

  . The description of US Unwired's class A common stock set forth in the registration statement on Form 8-A (File No. 0-22003), as filed with the SEC on May 11, 2000.

   In addition to the filings listed above, we incorporate by reference additional documents that we may file with the SEC after the date of this proxy statement/prospectus and before the date of our special meeting or, with respect to IWO stockholders, before the date of the merger. These documents include any periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any proxy statements.

   All information in this document concerning US Unwired has been furnished by us. All information in this document concerning IWO has been furnished by IWO. US Unwired has represented to IWO, and IWO has represented to US Unwired, that the information furnished by and concerning it is true and complete.

   You can obtain any of the documents incorporated by reference in this document from us, or from the SEC through the SEC's web site at http://www.sec.gov. Documents incorporated by reference are available to you from us without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from us at the following address:

                              Ed Moise, Treasurer
                                US Unwired Inc.
                              901 Lakeshore Drive
                         Lake Charles, Louisiana 70601
                           Telephone: (337) 310-3500
                              Fax: (337) 310-3250
                            Email: ir@usunwired.com

   If you are a US Unwired stockholder and would like to request documents from
us, please do so by              , 2002 to receive them before our special
meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   If you are an IWO stockholder and would like to request documents from us, please do so at least five business days before the date when you expect to make your investment decision by voting your shares or signing a written
consent of stockholders. If you expect to make that decision on           ,
2002, for example, then you should make any request for documents by
          , 2002. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or us that is different from, or in addition to, that contained in this document. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

   Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this proxy statement/prospectus to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

                INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND
                         FINANCIAL STATEMENT SCHEDULES

                                                                                                    Page
                                                                                                    -----
US UNWIRED INC. AND SUBSIDIARIES
Report of Independent Auditors.....................................................................   F-2
Consolidated Balance Sheets at December 2000 and 1999..............................................   F-3
For each of the three years in the period ended December 31, 2000:
   Consolidated Statements of Operations...........................................................   F-4
   Consolidated Statements of Stockholders' Equity.................................................   F-5
   Consolidated Statements of Cash Flows...........................................................   F-6
Notes to Consolidated Financial Statements.........................................................   F-7
Schedule II--Valuation and Qualifying Accounts.....................................................  F-31
Unaudited Consolidated Balance Sheets as of September 30, 2001 and December 31, 2000...............  F-32
For the nine months ended September 30, 2001 and 2000:
   Unaudited Consolidated Statements of Operations.................................................  F-33
   Unaudited Consolidated Statements of Cash Flows.................................................  F-34
Notes to Unaudited Consolidated Financial Statements...............................................  F-35
LOUISIANA UNWIRED, LLC AND SUBSIDIARY
Report of Independent Auditors.....................................................................  F-39
Consolidated Balance Sheets at December 2000 and 1999..............................................  F-40
For each of the two years in the period ended December 31, 2000 and the period from January 8, 1998
  (inception) through December 31, 2000:
   Consolidated Statements of Operations...........................................................  F-41
   Consolidated Statements of Members' Equity......................................................  F-42
   Consolidated Statements of Cash Flows...........................................................  F-43
Notes to Consolidated Financial Statements.........................................................  F-44
Schedule II--Valuation and Qualifying Accounts.....................................................  F-54
IWO HOLDINGS, INC. AND SUBSIDIARIES
Report of Independent Accountants..................................................................  F-55
Consolidated Balance Sheets........................................................................  F-56
Consolidated Statements of Operations..............................................................  F-58
Consolidated Statements of Stockholders' Equity (Deficit)..........................................  F-59
Consolidated Statements of Cash Flows..............................................................  F-60
Notes to Consolidated Financial Statements.........................................................  F-63
Unaudited Consolidated Balance Sheets..............................................................  F-96
Unaudited Consolidated Statements of Operations....................................................  F-98
Unaudited Consolidated Statements of Cash Flows....................................................  F-99
Notes to Unaudited Consolidated Financial Statements............................................... F-100
SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS
Report of Independent Auditors..................................................................... F-117
Statements of Assets Sold.......................................................................... F-118
Statements of Revenues and Expenses................................................................ F-119
Notes to Statements of Assets Sold and Statements of Revenues and Expenses......................... F-120

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
US Unwired Inc.

   We have audited the accompanying consolidated balance sheets of US Unwired Inc. as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2000. Our audits also included the financial statement schedule at F-31. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of US Unwired Inc. at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2000, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /S/ ERNST & YOUNG LLP
Houston, Texas
February 3, 2001, except for
  Note 16 as to which the date is
  February 28, 2001

                       US UNWIRED INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                     (In thousands, except per share data)

                                                                                            Year ended
                                                                                           December 31,
                                                                                        ------------------
                                                                                          2000      1999
                                      ASSETS                                            --------  --------
Current assets:
   Cash and cash equivalents........................................................... $ 15,136  $ 14,695
   Marketable securities...............................................................  165,438        --
   Subscriber receivables, net of allowance for doubtful accounts of $294
     in 2000 and $184 in 1999..........................................................    8,825     6,036
   Other receivables...................................................................    5,195     1,055
   Inventory...........................................................................    4,517     6,021
   Prepaid expenses....................................................................    3,379     1,146
   Income taxes receivable.............................................................       --    10,296
   Receivables from related parties....................................................    1,347       654
   Receivables from officers...........................................................      109       110
                                                                                        --------  --------
       Total current assets............................................................  203,946    40,013
Marketable securities..................................................................       --   141,453
Property and equipment, net............................................................  212,382   106,067
Deferred financing costs, net of accumulated amortization of $1,404 in 2000 and
  $184 in 1999.........................................................................   11,511    12,279
Licenses, net of accumulated amortization of $1,715 in 2000 and $1,326 in 1999.........   11,208    10,462
Restricted cash in escrow..............................................................    5,652     5,402
Note receivable from unconsolidated affiliate..........................................    1,658     1,582
Other assets...........................................................................   10,623     1,712
                                                                                        --------  --------
       Total assets.................................................................... $456,980  $318,970
                                                                                        ========  ========
                       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.................................................................... $ 20,227  $ 14,618
   Accrued expenses....................................................................   11,575     2,048
   Payable to related parties..........................................................      549        --
   Current maturities of long-term debt................................................      690       188
   Net liabilities of discontinued operations..........................................       --       573
                                                                                        --------  --------
       Total current liabilities.......................................................   33,041    17,427
Long-term debt, net of current maturities..............................................  304,843   215,892
Deferred gain..........................................................................   16,531        --
Investments in and advances to unconsolidated affiliates...............................    2,511     1,860
Deferred income taxes..................................................................       --     2,407
Net liabilities of discontinued operations.............................................       --     1,341
Minority interest......................................................................       --     1,458
Mandatory redeemable preferred stock...................................................       --    50,000
Commitments and contingencies
Stockholders' equity:
   Common stock, $0.01 par value:
       Class A: Authorized 500,000 shares; issued and outstanding 12,873 shares........      129        --
       Class B: Authorized 300,000 shares; issued and outstanding 66,136 shares in
         2000 and 59,967 shares in 1999................................................      661       600
Additional paid-in capital.............................................................  147,870     2,147
Accumulated other comprehensive income.................................................    1,276       474
Retained (deficit) earnings............................................................  (49,882)   25,364
                                                                                        --------  --------
       Total stockholders' equity......................................................  100,054    28,585
                                                                                        --------  --------
       Total liabilities and stockholders' equity...................................... $456,980  $318,970
                                                                                        ========  ========

                            See accompanying notes.

                       US UNWIRED INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                     (In thousands, except per share data)

                                                                                Years Ended December 31,
                                                                              ----------------------------
                                                                                2000      1999      1998
                                                                              --------  --------  --------
Revenues:
Service revenues:
   Subscriber................................................................ $ 68,345  $ 39,734  $ 48,723
   Roaming...................................................................   28,079    10,867    11,914
   Merchandise sales.........................................................   11,517     5,371     3,915
   Management fees...........................................................    3,972     2,365     4,455
   Other revenue.............................................................    1,138       295     2,704
                                                                              --------  --------  --------
       Total revenue.........................................................  113,051    58,632    71,711
                                                                              --------  --------  --------
Operating expenses:
   Cost of services..........................................................   46,034    19,593    18,586
   Merchandise cost of sales.................................................   23,385    11,998    10,777
   General and administrative................................................   34,268    19,277    17,156
   Sales and marketing.......................................................   38,500    12,793    10,886
   Non-cash stock compensation...............................................    5,293       799        --
   Depreciation and amortization.............................................   43,466    19,430     9,831
                                                                              --------  --------  --------
       Total operating expenses..............................................  190,946    83,890    67,236
                                                                              --------  --------  --------
Operating (loss) income......................................................  (77,895)  (25,258)    4,475
Other (expense) income:
   Interest expense..........................................................  (33,392)  (11,225)   (6,157)
   Interest income...........................................................   10,324     2,949     1,778
   Gain on tower sales.......................................................   11,581        --        --
   Gain on sale of certain markets...........................................    4,820       819    57,364
   Other.....................................................................       --       587      (114)
                                                                              --------  --------  --------
       Total other (expense) income..........................................   (6,667)   (6,870)   52,871
                                                                              --------  --------  --------
(Loss) income before income taxes, extraordinary item, minority interest, and
  equity in income (losses)of affiliates.....................................  (84,562)  (32,128)   57,346
Income tax (benefit) expense.................................................   (5,066)   (9,014)   16,812
                                                                              --------  --------  --------
(Loss) income before extraordinary item, minority interest and equity in
  income (losses) of affiliates..............................................  (79,496)  (23,114)   40,534
Minority interest in losses of subsidiaries..................................    1,268    10,350        --
Equity in income (losses) of affiliates......................................      673    (4,870)  (11,738)
                                                                              --------  --------  --------
(Loss) income from continuing operations.....................................  (77,555)  (17,634)   28,796
Loss from discontinued operations, net of income tax benefit of 1,472 in 1999       --    (3,541)   (1,246)
Gain on disposal of discontinued operations, net of income tax expense of
  $5,066.....................................................................    7,547        --        --
Extraordinary item--early extinguishment of debt, net of income tax benefit
  of $884 in 1999............................................................     (238)   (2,992)       --
                                                                              --------  --------  --------
Net (loss) income............................................................  (70,246)  (24,167)   27,550
Preferred stock dividends....................................................   (5,000)       --        --
                                                                              --------  --------  --------
Net (loss) available to common stockholders.................................. $(75,246) $(24,167) $ 27,550
                                                                              ========  ========  ========
Basic and diluted (loss) earnings per common share:
   Continuing operations..................................................... $  (1.08) $  (0.29) $   0.48
   Discontinued operations...................................................      .10     (0.06)    (0.02)
   Extraordinary loss........................................................       --     (0.05)       --
                                                                              --------  --------  --------
       Net (loss) earnings per common share.................................. $  (0.98) $  (0.40) $   0.46
                                                                              ========  ========  ========
Weighted average outstanding common shares...................................   71,777    59,967    59,967
                                                                              ========  ========  ========

                            See accompanying notes.

                       US UNWIRED INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                (In thousands)

                                                                       Accumulated
                                          Class A Class B Additional      Other
                                          Common  Common   Paid-in    Comprehensive Retained
                                           Stock   Stock   Capital       Income     Earnings   Total
                                          ------- ------- ----------  ------------- --------  --------
Balance at December 31, 1997.............  $ --    $600    $  1,348      $   --     $ 21,981  $ 23,929
Net income...............................    --      --          --          --       27,550    27,550
                                           ----    ----    --------      ------     --------  --------
Balance at December 31, 1998.............    --     600       1,348          --       49,531    51,479
Stock compensation.......................    --      --         799          --           --       799
Unrealized gain on marketable securities,
  net of tax $316........................    --      --          --         474           --       474
Net loss.................................    --      --          --          --      (24,167)  (24,167)

                                                                                              --------
Comprehensive loss.......................                                                      (23,693)

                                           ----    ----    --------      ------     --------  --------
Balance at December 31, 1999.............    --     600       2,147         474       25,364    28,585
Stock compensation.......................    --      --       5,293          --           --     5,293
Preferred dividends......................    --      --       5,000          --       (5,000)       --
Issuance of common stock, net of
  offering costs.........................    80      --      80,540          --           --    80,620
Conversion of Series A preferred stock...    --     100      49,900          --           --    50,000
Conversion of Series B preferred stock...    10      --       4,990          --           --     5,000
Conversion of Class B common stock to
Class A common stock.....................    39     (39)         --          --           --        --
Unrealized gain on marketable securities.    --      --          --         802           --       802
Net loss.................................    --      --          --          --      (70,246)  (70,246)

                                                                                              --------
Comprehensive loss.......................                                                      (69,444)
                                           ----    ----    --------      ------     --------  --------
Balance at December 31, 2000.............  $129    $661    $147,870      $1,276     $(49,882) $100,054
                                           ====    ====    ========      ======     ========  ========




                            See accompanying notes.

                       US UNWIRED INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                (In thousands)

                                                                                                  Years ended December 31,
                                                                                              -------------------------------
                                                                                                2000       1999       1998
                                                                                              ---------  ---------  ---------
Cash flows from operating activities
Net (loss) income............................................................................ $ (70,246) $ (24,167) $  27,550
Adjustments to reconcile net (loss) income to net cash provided by (used in)
  operating activities:
   Extinguishment of debt....................................................................       238      3,876         --
   Depreciation and amortization.............................................................    43,466     19,430      9,831
   Accretion of debt discount................................................................    29,642      4,822         --
   Minority interest.........................................................................    (1,268)   (10,350)        --
   Unrealized gain on marketable securities..................................................        --       (316)        --
   Deferred tax expense (benefit)............................................................    (2,407)      (516)     3,687
   (Gain) on sale of assets..................................................................   (29,014)        --    (57,250)
   Equity in (income) losses of affiliates...................................................      (673)     4,870     11,738
   Non-cash stock compensation...............................................................     5,293        799         --
   Interest income on restricted cash in escrow..............................................      (250)      (238)      (164)
   Discontinued operations--noncash charges and changes in operating assets and
  liabilities................................................................................     1,204        177      1,246
Changes in operating assets and liabilities, net of acquisitions, disposals and discontinued operations
   Subscriber receivables....................................................................    (2,490)    (1,378)       393
   Other receivables.........................................................................    (4,209)    (1,028)     1,623
   Inventory.................................................................................     2,115     (3,131)    (1,082)
   Prepaid expenses..........................................................................    (2,132)      (570)    (4,264)
   Income tax receivable.....................................................................    10,296     (4,772)        --
   Receivables/payables--related parties.....................................................       (95)     1,228     (2,450)
   Other assets..............................................................................      (520)      (277)      (298)
   Accounts payable..........................................................................     7,066      4,004     (4,417)
   Accrued expenses..........................................................................     9,152        131       (809)
   Deferred gain.............................................................................    16,531         --         --
                                                                                              ---------  ---------  ---------
Net cash provided by (used in) operating activities..........................................    11,699     (7,406)   (14,666)
                                                                                              ---------  ---------  ---------
Cash flows from investing activities
Purchases of property and equipment..........................................................  (158,886)   (49,894)   (20,575)
Purchase of marketable securities............................................................  (217,321)  (140,663)        --
Proceeds from sales of marketable securities.................................................   194,138         --         --
Proceeds from sale of assets.................................................................    39,818         --    154,877
Proceeds from the sale of discontinued operations............................................    11,522         --         --
Cash contributions from minority stockholder.................................................       940      2,500         --
Distributions from unconsolidated affiliates.................................................       509        421        813
Investments in unconsolidated affiliates.....................................................    (1,982)    (1,204)   (15,416)
Purchase of licenses & subscriber base.......................................................    (3,153)    (1,063)    (6,514)
Cash acquired from consolidation of previous unconsolidated affiliates.......................        --      1,350         --
Loan to unconsolidated affiliate.............................................................        --     (1,582)        --
Discontinued operations......................................................................        --     (8,219)        --
                                                                                              ---------  ---------  ---------
Net cash provided by (used in) investing activities..........................................  (134,415)  (198,354)   113,185
                                                                                              ---------  ---------  ---------
Cash flows from financing activities
Proceeds from long-term debt.................................................................    52,295    240,183     29,724
Principal payments on long-term debt.........................................................   (14,321)   (98,350)  (100,723)
Debt issuance cost...........................................................................      (437)   (15,693)        --
Net proceeds from the issuance of common stock...............................................    80,620         --         --
Proceeds from issuance of preferred stock....................................................     5,000     50,000         --
Discontinued operations--principal payments on long-term debt................................        --     11,840         --
                                                                                              ---------  ---------  ---------
Net cash provided by (used in) financing activities..........................................   123,157    187,980    (70,999)
                                                                                              ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.........................................       441    (17,780)    27,520
Cash and cash equivalents at beginning of year...............................................    14,695     32,475      4,955
                                                                                              ---------  ---------  ---------
Cash and cash equivalents at end of year..................................................... $  15,136  $  14,695  $  32,475
                                                                                              =========  =========  =========
Supplemental cash flow disclosures
Cash paid for interest....................................................................... $   4,181  $   8,390  $   5,008
                                                                                              =========  =========  =========
Cash paid for income taxes................................................................... $      23  $     778  $  17,488
                                                                                              =========  =========  =========
Non-cash activities
Conversion of mandatory redeemable preferred stock to common stock........................... $  55,000  $      --  $      --
                                                                                              =========  =========  =========
Property purchases in accounts payable....................................................... $   8,217  $   9,522  $     974
                                                                                              =========  =========  =========
Distribution receivable from affiliate....................................................... $      --  $      --  $     120
                                                                                              =========  =========  =========
Distribution of fixed assets from unconsolidated affiliate................................... $  14,995  $      --  $      --
                                                                                              =========  =========  =========
Distribution of long-term debt and capital lease obligation from unconsolidated
  affiliate.................................................................................. $  21,612  $      --  $      --
                                                                                              =========  =========  =========

                            See accompanying notes.

                       US UNWIRED INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 2000

1. Description of Business and Summary of Significant Accounting Policies

  Description of Organization

   US Unwired Inc. (the "Company") is principally engaged in the ownership and operation of wireless communications systems in the Gulf States region of the United States. At December 31, 2000, the Company owns and operates PCS, cellular, and paging communications systems. The Company was incorporated as Mercury, Inc. in 1967 by the principal stockholders of Cameron Communications Corporation ("Cameron") to provide complementary services to Cameron's local and line telephone service.

   On September 27, 1999, the Company completed a reorganization by which the stockholders of "old" US Unwired Inc. exchanged all of their shares of common stock for an equal number of shares with the same rights and privileges in "new" US Unwired (the Holding Company) and "old" US Unwired changed its name to Unwired Telecom Corp. All outstanding stock options were exchanged for stock options of the Holding Company at the same exchange ratio. As a result, Unwired Telecom Corp is now a wholly-owned subsidiary of the Holding Company. This reorganization has been accounted for at historical cost in a manner similar to that in pooling of interests accounting.

  Consolidation Policy

   The consolidated financial statements include the accounts of US Unwired Inc. and its majority-owned subsidiaries. All significant intercompany balances and transactions are eliminated in consolidation. Losses of subsidiaries attributable to minority stockholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

   During 1999, the Company made a series of capital contributions (including contributions made by Unwired Telecom) to Louisiana Unwired, LLC ("LA Unwired") that increased its ownership percentages in LA Unwired to 93.86%. The Company's financial statements for the year ended December 31, 2000 and 1999 include the financial position and results of operations of LA Unwired on a consolidated basis.

  Cash Equivalents

   The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents.

  Marketable Securities

   The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading at the time of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 2000, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses, net of tax, are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



  Inventory

   Inventory consists of PCS and analog telephones, pagers and related accessories and is carried at cost. Cost is determined by the moving average method, which approximates the first-in, first-out method.

  Property and Equipment

   Property and equipment is stated at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows:

                                                         Years
                                                         ------
                    Buildings...........................   39
                    Leasehold improvements.............. 3 to 5
                    Facilities and equipment............   5
                    Furniture, fixtures, and vehicles... 5 to 7

  Licenses

   Licenses consist primarily of costs incurred in connection with the Company's acquisition of PCS licenses and systems. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations for licenses in 2000, 1999 and 1998 was $616,000, $341,000 and $-0-, respectively.

  Deferred Financing Costs

   Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt that are capitalized and amortized over the terms of the related debt using the interest method. Amortization expense charged to operations in 2000, 1999 and 1998 was $1,301,000, $450,000 and $49,000, respectively.

  Impairment of Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Investments in Unconsolidated Affiliates

   The Company's investments in less than majority-owned affiliated companies are accounted for using the equity method and equity in earnings (losses) are reported as equity in income (losses) of affiliates. Any difference between the carrying amount of investments in unconsolidated affiliates and the Company's percentage ownership in the underlying equity in the net assets of the investee is amortized over 7 years.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



  Revenue Recognition

   The Company earns revenue by providing access to and usage of its PCS, cellular and paging networks and sales of PCS, cellular and paging merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's PCS, cellular and paging networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise, including handsets and pagers, which represent a separate earnings process, are recognized at the time of the customer purchase. These revenues and related costs are included in merchandise sales and merchandise cost of sales, respectively.

   The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with the current interpretations of SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." Accordingly, activation fee revenue and direct customer activation expense has been deferred and will be recorded over the average life for those customers (30 months) that are assessed an activation fee. As of December 31, 2000, the Company has deferred $227,000 of activation fee revenue and direct customer activation costs to future periods.

  Advertising Costs

   Advertising costs are charged to expenses as incurred. For the years ended December 31, 2000, 1999 and 1998, approximately $14,027,000, $5,160,000 and
$3,658,000, respectively, of advertising costs were incurred.

  Commissions

   Commissions are paid to sales agents for customer activations and are expensed in the month the customer is activated within the system.

  Income Taxes

   The Company accounts for deferred income taxes using the asset and liability method, under which deferred tax assets and liabilities are recognized for the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

  Earnings per Share

   Earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the period. The options and preferred stock were not included in the computation of diluted earnings per share in 2000 and 1999 because the Company is in a net loss position and, therefore, the effect would have been antidilutive.

  Stock Compensation Arrangements

   The Company accounts for its stock compensation arrangements under the provisions of APB 25, Accounting for Stock Issued to Employees.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



  Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash, accounts receivable and marketable securities. The Company places its cash and temporary cash investments with high credit quality financial services companies. Collectibility of subscriber receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

  Reclassifications

   Certain reclassifications have been made to the 1998 and 1999 financial statements to conform to the 2000 presentation.

  New Accounting Pronouncements

   On July 8, 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Deferral of the Effective Date of SFAS 133." SFAS No. 137 defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

2. Marketable Securities

   As of December 31, 2000, the Company's investments in marketable securities consist of debt securities with maturities ranging from 30 days to 60 days from the date of purchase. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 2000:

                                                  Gross      Gross
                                      Amortized Unrealized Unrealized Estimated
                                        Cost      Gains      Losses   Fair Value
                                      --------- ---------- ---------- ----------
                                                    (In thousands)
      Commercial paper............... $119,008    $1,276      $--      $120,284
      Fixed income mutual funds......   45,154        --       --        45,154
                                      --------    ------      ---      --------
                                      $164,162    $1,276      $--      $165,438
                                      ========    ======      ===      ========

   For the years ended December 31, 2000 and 1999, there were net realized gains and losses of $7,645,000 and $-0-, respectively, on sales of available-for-sale marketable securities included in interest income.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



3. Acquisitions and Dispositions of Markets

   Effective July 1, 1998, the Company sold substantially all of the assets related to its Kansas, Mississippi and Alabama cellular markets, as well as its majority ownership interest in a certain subsidiary for approximately $161,500,000, subject to purchase price adjustments as defined in the sale agreement. Approximately $5,000,000 was placed in escrow to settle any adjustments to the purchase price. The cash in escrow and related interest income has been recorded as restricted cash in escrow in the accompanying consolidated balance sheet.

   Effective January 1, 2000, the Company entered into an agreement with Gulf Coast Wireless Limited Partnership ("Gulf Coast Wireless"), formerly known as Meretel Communications Limited Partnership, to receive an 80% ownership interest in each of the Beaumont-Port Arthur and Lufkin-Nacogdoches Business Trading Areas ("BTAs" or "markets") in exchange for a reduction in the Company's ownership interest in Gulf Coast Wireless from 24.33% to 13.28%. The Company contributed these net assets to a new partnership, Texas Unwired, a Louisiana general partnership ("Texas Unwired"), of which the Company's majority owned subsidiary, LA Unwired, is the managing partner and owns an 80% interest. The contributed net assets were recorded at fair value. Additionally, this transaction resulted in a similar reduction in the Company's guarantee of Gulf Coast Wireless' debt to approximately $2.5 million. In connection with these transactions with Gulf Coast Wireless, the Company recorded gains of $2.2 million and $2.6 million related to the exchange of the Beaumont-Port Arthur and Lufkin-Nacogdoches markets for a reduction in the Company's ownership interest in Gulf Coast Wireless and the reduction of its debt guarantee, respectively.

   Effective May 31, 2000, the Company sold its ownership interest in Xspedius Corporation ("Xspedius"), formerly known as LEC Unwired, the Company's competitive local exchange carrier operating segment, for approximately $11.5 million. The Company recognized a gain of approximately $7.5 million, net of income taxes of $5.1 million, on the transaction. Included in this gain are 2000 operating losses for Xspedius of $2.2 million. In 1999, Xspedius' operating losses were presented as loss from discontinued operations. Prior to 1999, Xspedius was accounted for as an equity investment, and there were no revenues recorded by the Company for Xspedius. The loss from discontinued operations in 1998 represents the Company's minority interest in Xspedius' losses for the year.

4. Property and Equipment

   Major categories of property and equipment were as follows:

                                                  December 31,
                                                -----------------
                                                  2000     1999
                                                -------- --------
                                                 (in thousands)
      Land..................................... $  1,061 $  1,061
      Buildings................................    4,778    2,011
      Leasehold improvements...................    2,264    1,198
      Facilities and equipment.................  257,923  127,587
      Furniture, fixtures, and vehicles........    4,319    2,186
      Construction in progress.................   15,463   12,729
                                                -------- --------
                                                 285,808  146,772
                                                -------- --------
         Less accumulated depreciation.........   73,426   40,705
                                                -------- --------
                                                $212,382 $106,067
                                                ======== ========

   The Company recorded depreciation expense of $38,821,000, $20,563,000 and $6,444,000 during the years ended December 31, 2000, 1999 and 1998, respectively.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   The Company leases certain facilities and equipment under capital leases. Assets recorded under capital leases are amortized over the lives of the respective leases. Assets under these obligations, totaling $8,367,000 (net of accumulated amortization of $566,000) at December 31, 2000 are included in facilities and equipment.

5. Investments in Unconsolidated Affiliates

   Investments in unconsolidated affiliates consists of the following:

                                                               Percentage
                                                                Ownership
                                                              ------------
                                                              December 31,    December 31,
                                                              ------------  ----------------
                                                              2000   1999    2000     1999
                                                              -----  -----  -------  -------
Gulf Coast Wireless.......................................... 13.28% 24.33% $(4,105) $(3,908)
Command Connect, LLC ("Command Connect")..................... 50.00% 50.00%     309    1,081
GTE Mobilnet of Texas RSA #21 Limited Partnership ("GTE #21") 25.00% 25.00%   1,285      761
Wireless Management Corporation.............................. 20.00% 33.33%      --      206
                                                                            -------  -------
                                                                            $(2,511) $(1,860)
                                                                            =======  =======

   Prior to June 1998, Gulf Coast Wireless was the owner and operator of PCS licenses in Lafayette, Louisiana; Baton Rouge, Louisiana; and Beaumont, Texas. On June 8, 1998, Gulf Coast Wireless entered into an agreement with Sprint PCS in which Gulf Coast Wireless agreed to manage Sprint's PCS networks within each Basic Trading Area in which Gulf Coast Wireless operates. Pursuant to this agreement, Sprint PCS pays Gulf Coast Wireless 92% of collected revenues, as defined, from customers in these markets. The agreement requires that Gulf Coast Wireless build out the PCS networks in accordance with FCC requirements and deadlines. Gulf Coast Wireless and Sprint PCS will share equally the costs for any necessary relocation of microwave sources that interfere with Sprint's PCS spectrum. In conjunction with this agreement, Gulf Coast Wireless elected to participate in the FCC's amnesty program whereby Gulf Coast Wireless surrendered its licenses in exchange for extinguishment of all outstanding debt and related accrued interest due to the FCC.

   Although, the Company's ownership interest in Gulf Coast Wireless was decreased to 13.28% in 2000 (see Note 3), the Company continues to account for this investment on the equity method primarily due to the Company's 20% interest in Wireless Management Corporation, the general partner of Gulf Coast Wireless.

   Command Connect owns certain PCS licenses. Command Connect originally purchased the owned licenses, and holds the licenses until such time as LA Unwired builds out the network for these licenses. At that time, the license is transferred from Command Connect to LA Unwired, who commences operations.

   GTE #21 operates a cellular network in Texas RSA #21.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   As discussed in Note 1, the Company increased its ownership in LA Unwired during 1999. As a result, LA Unwired is presented on a consolidated basis in 1999 and 2000. Summary financial information for Wireless Management Corporation as of December 31, 2000 is not available. Summary financial information for the above-mentioned unconsolidated affiliates is as follows for the years ended December 31, 2000, 1999 and 1998:

                                                  2000      1999      1998
                                                --------  --------  --------
                                                       (In thousands)
         Gulf Coast Wireless:
            Total assets....................... $ 51,946  $ 63,195  $ 52,552
            Total liabilities..................   82,292    93,317    64,951
                                                --------  --------  --------
            Partners' capital.................. $(30,346) $(30,122) $(12,399)
                                                ========  ========  ========
            Revenue............................ $ 35,859  $ 23,691  $  8,353
                                                ========  ========  ========
            Operating expenses................. $ 41,949  $ 39,876  $ 30,056
                                                ========  ========  ========
            Net loss........................... $(19,841) $(20,535) $(29,704)
                                                ========  ========  ========
         Command Connect:
            Total assets....................... $  2,319  $  3,790  $  5,178
            Total liabilities..................    1,658     1,582     2,456
                                                --------  --------  --------
            Members' capital................... $    661  $  2,208  $  2,722
                                                ========  ========  ========
            Revenue............................ $     --  $     --  $     11
                                                ========  ========  ========
            Operating expenses................. $     15  $     10  $    463
                                                ========  ========  ========
            Net loss........................... $   (316) $   (563) $   (452)
                                                ========  ========  ========
         GTE #21:
            Total assets....................... $  5,393  $  3,105  $  3,285
            Total liabilities..................      223        54        51
                                                --------  --------  --------
            Members' capital................... $  5,170  $  3,051  $  3,234
                                                ========  ========  ========
            Revenue............................ $  5,278  $  2,913  $  2,572
                                                ========  ========  ========
            Operating expenses................. $  1,246  $    962  $    798
                                                ========  ========  ========
            Net income......................... $  4,117  $  1,981  $  1,808
                                                ========  ========  ========
         Wireless Management Corporation:
            Total assets....................... $    n/a  $     --  $     --
            Total liabilities..................      n/a        17        --
                                                --------  --------  --------
            Members' capital................... $    n/a  $    (17) $     --
                                                ========  ========  ========
            Revenue............................ $    n/a  $     --  $     --
                                                ========  ========  ========
            Operating expenses................. $    n/a  $      2  $     --
                                                ========  ========  ========
            Net loss........................... $    n/a  $   (258) $     --
                                                ========  ========  ========
         LA Unwired:
            Total assets....................... $     --  $     --  $ 67,248
            Total liabilities..................       --        --    51,256
                                                --------  --------  --------
            Members' capital................... $     --  $     --  $ 15,992
                                                ========  ========  ========
            Revenue............................ $     --  $     --  $  1,509
                                                ========  ========  ========
            Operating expenses................. $     --  $     --  $  9,633
                                                ========  ========  ========
            Net loss........................... $     --  $     --  $ (9,474)
                                                ========  ========  ========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



6. Accrued Expenses

   Accrued expenses consisted of the following:

                                                           December 31,
                                                          --------------
                                                           2000    1999
                                                          ------- ------
                                                          (In thousands)
             Accrued taxes, other than income............ $ 2,041 $  555
             Accrued payroll.............................     588    450
             Unearned revenue and customer deposits......   1,561    305
             Accrued interest expense....................      39     21
             Accrued commissions.........................   4,945    582
             Other.......................................   2,401    135
                                                          ------- ------
                                                          $11,575 $2,048
                                                          ======= ======

7. Long-Term Debt

   Long-term debt, including capital lease obligations, consisted of the following:

                                                           December 31,
                                                         -----------------
                                                           2000     1999
                                                         -------- --------
                                                          (In thousands)
     Debt outstanding under credit facilities:
         Senior subordinated discount notes............. $243,686 $214,045
         Bank credit facility...........................   50,000       --
         Capital leases.................................    8,093       --
         Promissory note................................    2,189       --
         FCC debt.......................................    1,087    1,509
         Vendor financing...............................      478      526
                                                         -------- --------
     Total long-term debt...............................  305,533  216,080
     Less current maturities............................      690      188
                                                         -------- --------
     Long-term obligations, excluding current maturities $304,843 $215,892
                                                         ======== ========

   On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 ("the Notes"). The Notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. Interest on the Notes will not begin to accrue until November 1, 2004. Prior to that time, in lieu of interest, the Notes will increase in value daily, compounded on each May 1 and November 1, at the rate of 13 3/8% per year. The value of the Notes on November 1, 2004 will be equal to the face amount of the Notes. On that date, the Notes will accrue interest at the rate of 13 3/8% per year and the Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter.

   The Notes are fully, unconditionally, and joint and severally guaranteed by LA Unwired and, prior to the sale of LEC Unwired (see Note 3), LEC Unwired also guaranteed these notes on a full, unconditional, and joint and several basis (collectively "Guarantor Subsidiaries" and individually "Guarantor"). Each of the guarantees is a general unsecured obligation of the Guarantor and will rank equally in right of payment to all of our existing and future senior subordinated indebtedness and senior in right of payment of existing and future obligations that

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


are expressly subordinated in right to payment to the Notes. The Notes will rank junior to all existing and future senior debt. See Note 14 for the condensed consolidating balance sheets as of December 31, 2000 and 1999 and the related condensed consolidating statements of operations and cash flows for each of the three years in the period ended December 31, 2000 related to the Guarantor and non-Guarantor Subsidiaries.

   In connection with the issuance of the above mentioned Notes, LA Unwired's existing $130 million senior credit facilities and US Unwired's existing bank credit facility were extinguished. As a result, the unamortized debt issuance costs related to these existing credit facilities, totaling $3,262,000, were written off, net of tax of $749,000, as an extraordinary item.

   Effective October 1, 1999, US Unwired entered into senior credit facilities for $130 million. The senior credit facilities provide for an $80 million reducing revolving credit facility, which matures on September 30, 2007, and a $50 million delay draw term loan, which matures on September 30, 2007. The reducing revolver will be permanently reduced in quarterly installments beginning on June 30, 2000, in amounts which vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in quarterly amounts which vary between $1.3 million and $3.7 million. Interest on all loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or LIBOR. At December 31, 2000, there was $50,000,000 outstanding under these senior credit facilities.

   These senior credit facilities require US Unwired to pay an annual commitment fee ranging from 1.5% to 1% of the unused commitment under the senior credit facilities. The senior credit facilities are secured by a first priority security interest in all tangible and intangible assets of US Unwired (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted); pledge by US Unwired and Cameron of 100% of the ownership interest in LA Unwired; a pledge by US Unwired of its ownership interest in Unwired Telecom; a pledge by LA Unwired of its ownership in Texas Unwired; and an assignment by LA Unwired of all Sprint PCS agreements and any network contract (including software rights). Additionally, the senior credit facilities are subject to certain restrictive covenants. At December 31, 2000, the Company was in compliance with these restrictive covenants.

   In December 1999, Command Connect contributed various PCS licenses to LA Unwired. As part of this contribution, LA Unwired assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been recorded at their historical costs.

   On June 23, 1999, LA Unwired entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the London Interbank Offering Rate ("LIBOR").

   A portion of the proceeds from this new credit facility were used to extinguish LA Unwired's existing credit facility. As a result, the unamortized debt issuance costs related to this existing credit facility, totaling $614,000, were written off, net of tax of $135,000, as an extraordinary item.

   In 1999, Gulf Coast Wireless entered into capital lease agreements to lease certain towers for a 15-year period. As part of the agreement discussed in Note 3 above, Texas Unwired assumed Gulf Coast Wireless' obligations with respect to 31 of these towers in the Beaumont-Port Arthur and Lufkin-Nacogdoches markets. During 2000, the Company executed two additional tower capital leases, bringing the total to 33.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   During 2000, the LA Unwired extinguished $13.9 million of debt related to Texas Unwired. As a result, the unamortized debt issuance costs related to this debt, totaling $238,000, was written off as an extraordinary item.

   On January 12, 2000, the Company entered into a promissory note in the amount of $2,295,000 with a bank to finance the purchase of an office building. The note bears interest at LIBOR plus 2% and provides for 59 monthly payments of $9,653 through December 10, 2004 and one final payment of $1,742,468 due on January 10, 2005. The note is secured by real estate collateral and is guaranteed by Cameron Communications.

   Maturities of long-term debt, including capital lease obligations, for the five years succeeding December 31, 2000 are as follows:

                                                                                  Capital
                                                                      Long-Term    Lease
                                                                        Debt    Obligations  Total
                                                                      --------- ----------- --------
                                                                              (In thousands)
      2001........................................................... $    289    $   792   $  1,081
      2002...........................................................      303        792      1,095
      2003...........................................................      320        792      1,112
      2004...........................................................      336        792      1,128
      2005...........................................................    1,971        792      2,763
      Thereafter.....................................................  294,221      7,278    301,499
                                                                      --------    -------   --------
                                                                       297,440     11,238    308,678
      Less amounts representing interest.............................       --     (3,145)    (3,145)
                                                                      --------    -------   --------
      Long-term debt and present value of future lease payments...... $297,440    $ 8,093   $305,533
                                                                      ========    =======   ========

8. Income Taxes

   Income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998 is as follows:

              2000      1999     1998
             -------  --------  -------
                   (In thousands)
Federal:
   Current.. $ 5,066  $(11,024) $11,287
   Deferred.  (5,066)     (319)   3,243
             -------  --------  -------
                       (11,343)  14,530
State:
   Current..      --       170    1,838
   Deferred.      --      (197)     444
             -------  --------  -------
                  --       (27)   2,282
             -------  --------  -------
             $    --  $(11,370) $16,812
             =======  ========  =======

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   Income tax expense differs from the amounts computed by applying applicable U.S. federal income tax rate to income (loss) before income taxes, minority interest and equity in losses of affiliates as a result of the following:

                                                              2000      1999     1998
                                                            --------  --------  -------
                                                                   (In thousands)
      Computed "expected" tax expense...................... $(29,597) $(13,552) $19,498
      Equity in loss of affiliates.........................      236    (1,705)  (4,549)
      Minority interest....................................      444     4,176       --
      Discontinued operations..............................    4,414        --       --
      Extraordinary item...................................      (83)     (884)      --
      Surtax...............................................       --        --      636
      Permanent differences................................    1,169       190       --
      Change in valuation allowance........................   27,455        --       --
      State income taxes, net of Federal income taxes......       --       (27)   1,852
      Other, net...........................................   (4,038)      432     (625)
                                                            --------  --------  -------
                                                            $     --  $(11,370) $16,812
                                                            ========  ========  =======

   The tax effects of temporary differences that give rise to the significant components of deferred tax assets and deferred tax liabilities at December 31, are presented below:

                                              2000    1999
                                             ------- ------
                                             (In thousands)
Deferred tax assets:
   Federal net operating losses............. $ 5,570 $   --
   State net operating losses...............   2,722  2,026
   Interest on Notes........................  13,792  1,911
   Stock compensation.......................   2,291    320
   Tax credit carryforward..................   2,603     --
   Investment in affiliates.................     713     --
   Accrued expenses.........................     622     --
   Fixed assets.............................     935     --
   Other....................................     661    213
                                             ------- ------
   Deferred tax assets......................  29,909  4,470
   Less valuation allowance.................  29,398  2,026
                                             ------- ------
                                                 511  2,444
                                             ------- ------
Deferred tax liabilities:
   Fixed assets.............................      --  1,992
   Unrealized gain on marketable securities.     511    316
   Interest on related party debt...........      --    126
   Investment in affiliates.................      --  2,417
                                             ------- ------
                                                 511  4,851
                                             ------- ------
Net deferred tax liability.................. $    -- $2,407
                                             ======= ======

   At December 31, 2000, the Company had available approximately $13,925,000 of net tax operating loss carryforwards for federal income tax purposes. This carry forward, which may provide future tax benefits,

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


expires in 2020. The Company also had available approximately $54,449,000 of net tax operating loss carry forward for state income tax purposes which will begin to expire in 2013.

   In assessing the realizability of deferred tax assets at December 31, 2000, the Company considered whether it was more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. The Company considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based upon these considerations, the Company provided a valuation allowance to reduce the carrying value of certain of its deferred tax assets.

9. Stockholder's Equity

   The Company is authorized by its Articles of Incorporation to issue 200,000,000 shares of preferred stock upon the authorization of the Company's Board of Directors. The Board of Directors is authorized to fix the dividend rights and terms, conversion and voting rights, redemption rights and other privileges and restrictions applicable to the stock.

   The Company has two classes of authorized common stock, Class A common stock and Class B common stock. Other than as to voting rights and transfer restrictions applicable to the Class B shares, the Class A and Class B shares have identical rights.

   Class A shares have one vote per share and Class B shares have ten votes per share. Shares of Class B common stock generally convert automatically into shares of Class A common stock on a share-for-share basis upon the transfer of the Class B shares to other than a "qualified holder," generally the original holders of Class B shares. Class B shares are also subject to other transfer restrictions.

   Contemporaneously with the issuance of the Notes discussed in Note 7, the Company issued 500,000 shares of Series A preferred stock for $50 million. The holders of the Series A preferred and any of its affiliates who become holders may convert the preferred stock into Class B common stock, at any time, at a price of $4.98 per share, and such holders have voting rights of Class B common stockholders on an as-converted basis. The Series A preferred stock had a mandatory redemption at its stated value 91 days after the maturity of the Notes. Further, if a certain holder of the Series A preferred stock holds 50% or more of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect two persons to our board of directors; if such certain holder holds less than 50% but more than 25% of our common stock issued or issuable upon conversion of the Series A preferred stock, it may elect one person to our board of directors.

   On February 15, 2000, the Company issued $5 million of its Series B senior redeemable convertible preferred stock. The Series B preferred stock had similar rights to those of the Series A preferred stock except that it was convertible into Class A common stock at $4.98 per share and the holders of the Series B preferred stock had the voting rights of Class A common stockholders. The Company used its estimated initial public offering price to value its Class A stock solely for purposes of calculating whether the Series B preferred stock provided the holders of such preferred stock with a beneficial conversion feature for financial reporting purposes. As a result, the Company allocated $5.0 million to such beneficial conversion feature in accordance with EITF 98-5 "Accounting for Convertible Securities with Beneficial Conversion Features or Contingency Adjustable Conversion Ratios." Further, as the holder could exercise the conversion at any time, the Company recognized a preferred dividend of $5.0 million on February 15, 2000.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   On April 4, 2000, the Company filed a registration statement on Form S-1 with the Securities and Exchange Commission for the sale to the public of 8,000,000 shares of its Class A common stock ("the Stock Offering"). The registration statement became effective on May 17, 2000, and 8,000,000 shares were issued on May 23, 2000 at the price of $11.00 per share before an underwriting discount. The underwriters had the option to purchase up to an additional 1.2 million shares from selling stockholders at the same price of $11.00 per share before the discount. The underwriters exercised a portion of their over allotment option, and on June 12, 2000, purchased 236,700 shares. The Company received net proceeds of $80.6 million after the underwriting discount of $6.2 million and expenses of $1.2 million.

   Simultaneous with the closing of the Stock Offering, 50,000 shares of Series B senior redeemable convertible preferred stock were converted to 1,003,838 shares of Class A common stock and 500,000 shares of Series A senior redeemable convertible preferred stock was converted into 10,038,417 shares of Class B common stock.

10. Stock Option Plan

   During 1999, the Board of Directors amended and modified the 1998 Equity Plan to the US Unwired Inc. 1999 Equity Incentive Plan (the "1999 Equity Plan"). As part of this amendment, the maximum aggregate amount of Common Stock with respect to which options or other awards may be granted was increased from 8,528,640 to 12,259,920 shares. As of December 31, 2000, 5,322,769 shares of common stock were available for future grants under the 1999 Equity Plan.

   The following summarizes stock option activity and related information:

                                                                     Year ended December 31,
                                                             ----------------------------------------
                                                                     2000                   1999
                                                             --------------------    -------------------
                                                                            Weighted            Weighted
                                                                            Average             Average
                                                                            Exercise            Exercise
                                                              Shares         Price   Shares      Price
                                                             ------         -------- ------     --------
                                                             (In thousands, except per share amounts)
Outstanding--beginning of year.............................. 3,543           $2.10      --       $  --
   Granted.................................................. 3,530            7.02   3,543        2.10
   Exercised................................................    --              --      --          --
   Forfeited................................................  (136)           4.98      --          --
                                                             -----           -----   -----       -----
Outstanding--end of year.................................... 6,937           $4.54   3,543       $2.10
                                                             =====           =====   =====       =====
Exercisable--end of year....................................   886           $2.10      --       $  --
                                                             =====           =====   =====       =====
Weighted average fair value of options granted with exercise price:
   Equal to market price....................................                 $8.28               $  --
                                                                             =====               =====
   Less than market price...................................                 $9.46               $1.04
                                                                             =====               =====
   Greater than market price................................                 $  --               $ .06
                                                                             =====               =====

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



   The following table summarizes information concerning outstanding options at December 31, 2000:

                Weighted Average  Number of
   Range of        Remaining       Options
Exercise Prices Contractual Life Outstanding
--------------- ---------------- -----------
$ 1.13             8.6 years      2,654,539
$ 4.98             8.9 years      3,019,592
$ 8.94             9.2 years        200,000
$11.00             9.4 years      1,063,020

   All options granted under the 1999 Equity Plan have a ten-year term and vest over a four year period. As allowed by SFAS No. 123, the Company has elected to continue to follow APB Opinion No. 25, Accounting for Stock Issued to Employees, which does not provide for compensation expense on the issuance of stock options if the option terms are fixed and the exercise price equals the fair value of the underlying stock on the grant date.

   In connection with these options, the Company has total deferred stock compensation of $22,187,000, of which $5,293,000 and $799,000 has been recognized as stock compensation expense for the years ended December 31, 2000 and 1999, respectively, as the exercise price of these options was less than the estimated fair value of the Company's stock at the grant date.

   As required by SFAS No. 123, the Company determined the pro forma information as if the Company had accounted for stock options granted under the fair value method of SFAS No. 123. The minimum value option pricing model was used with the following weighted-average assumptions for 1999 as the Company was a non-public entity. The Black-Scholes option pricing model was used with the following weighted average assumptions for 2000.

                                            Year ended
                                           December 31,
                                           -----------
                                           2000    1999
                                           ----    ----
Risk-free interest rate................... 6.12%   6.0%
Expected dividend yield...................    0      0
Expected volatility.......................  .82    n/a
Weighted average expected life (in years).    7      5

   Had compensation expense for the Company's stock option plan been determined in accordance with SFAS No. 123, the Company's net (loss) income and basic and diluted net (loss) income per share of common stock for each of the two years in the period ended December 31, 2000 would have been:

                                                         Year ended
                                                        December 31,
                                                     ------------------
                                                       2000      1999
                                                     --------  --------
Net loss
   As reported...................................... $(70,246) $(24,167)
   Pro forma........................................  (73,446)  (24,224)
Basic and diluted net loss per share of common stock
   As reported...................................... $  (0.98) $  (0.40)
   Pro forma........................................    (1.02)    (0.40)

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



11. Commitments and Contingencies

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $466,000, $283,000 and $340,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

   On December 29, 2000, the Company sold 127 of its wireless communications towers and related ground leasehold rights and other assets (collectively, "towers") for gross proceeds of $39,751,000 cash. At the same time, the Company entered into an operating lease of antenna space on the sold towers from the buyer for a term of 10 years, renewable for three additional five year terms, at initial annual rental of $2,286,000 per year, increasing annually by 4% of the prior years rent. The Company recognized a gain of approximately $11,584,000 related to this transaction. In addition, the Company recorded a deferred gain of approximately $16,531,000 related to the transaction which will be amortized over the term of the operating lease.

   In connection with the sales-leaseback transaction described in above, the Company has committed to sell to the purchaser and the purchaser has an option to buy on or before March 31, 2001 up to an additional 173 towers at an aggregate cash price of $54,149,000 and for the Company to lease back space on the sold towers under similar rental terms. In addition, the Company has granted to the purchaser the option to purchase up to 100 additional towers constructed and owned by the Company through December 31, 2001.

   The Company is a party to various noncancellable operating leases for facilities and equipment. Future minimum lease payments due under noncancellable operating leases with terms in excess of one year are as follows:

                    Year ending December 31,            (In thousands)
                    ------------------------            --------------
                        2001...........................    $  8,457
                        2002...........................      12,430
                        2003...........................      12,650
                        2004...........................      12,663
                        2005...........................      12,498
                        Thereafter.....................      44,397
                                                           --------
                                                           $103,095
                                                           ========

   Rental expense was $8,320,000, $2,859,000 and $1,567,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

   The Company is involved in, various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

   The Company has agreed to guarantee repayment of up to $4,105,000, plus interest and fees thereon, pursuant to a loan agreement dated May 16, 1997, related to bank financing obtained by Gulf Coast Wireless which matures in 2007.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


12. Disclosure About Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, subscriber receivables, accrued interest and other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's senior subordinated discount notes at December 31, 2000 and 1999 was $178,000,000 and $234,078,000, compared to its carrying value of $243,686,000 and $216,080,000. The fair value of these senior subordinated discount notes is based on the most recently available trading prices. The carrying amount of the remainder of the Company's long-term debt approximates fair value due to the borrowings variable interest rates.

   Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

13. Related Party Transactions

   During the years ended December 31, 2000, 1999 and 1998, the Company paid $650,000, $10,000 and $290,000, respectively, to a company owned by certain of the Company's principal stockholders for voice mail services which the Company uses in its business and also resells to its cellular subscribers.

   The Company contracts with Unibill, Inc. ("Unibill"), a subsidiary of Cameron, for all subscriber billing. The aggregate amounts paid to Cameron for such services during 2000, 1999 and 1998 totaled $4,100,000, $2,784,000 and
$2,923,000, respectively. Additionally, the Company leases office space, equipment and warehouse space from Unibill. The Company paid Unibill $250,000 in 2000 to lease these properties.

   From October 1997 through July 1998, the Company purchased PCS wholesale minutes from Gulf Coast Wireless pursuant to an oral agreement and resold the minutes to the Company's customers. The aggregate amounts paid to Gulf Coast Wireless for these minutes during the year ended December 31, 1998 totaled $1,222,000.

   The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amounts paid to Cameron for such services during the years ended December 31, 2000, 1999 and 1998, totaled $2,900,000, $1,494,000 and $764,000, respectively.

   The Company has entered into management agreements with several affiliated entities. During 2000, 1999, and 1998, the Company recorded $3,972,000, $2,366,000 and $4,455,000, respectively, in management fee revenues pursuant to these agreements. During 1997, the Company entered into an agreement with Meretel whereby the Company receives a commission for each customer activated for Meretel. Commissions received under this agreement totaled approximately $1,900,000 in 1998.

   In October 1999, the Company entered into consulting agreements with William
L. Henning, Sr. and John A. Henning, both of whom serve on the Company's board of directors. The Company paid $250,000 to William L. Henning, Sr. and $150,000 to John A. Henning for consulting services related to securing certain bank financing and the senior subordinated discount notes.

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000



14. Guarantor and Non-Guarantor Financial Information

   As discussed in Note 7, the following condensed consolidating balance sheets, statements of operations and cash flows set forth certain financial information regarding the Guarantor and Non-Guarantor Subsidiaries:

Condensed Consolidating Balance Sheet

                                                                     Year Ended December 31, 2000
                                                 -------------------------------------------------------------------
                                                    Guarantor -Subsidiaries
                                                 ----------------------------
                                                    US      Unwired    LA          Non-
                                                  Unwired   Telecom Unwired,    Guarantor                Consolidated
                                                   Inc.      Corp.   L.L.C.    Subsidiaries Eliminations    Total
                                                 ---------  ------- ---------  ------------ ------------ ------------
                                                                            (In thousands)
ASSETS
Current assets:
 Cash and cash equivalents...................... $   3,641  $ 7,074 $   4,421      $--       $      --     $ 15,136
 Marketable securities..........................   126,115       --    39,323       --              --      165,438
 Subscriber receivables, net....................        --    4,832     3,993       --              --        8,825
 Other receivable...............................        60       30     5,105       --              --        5,195
 Inventory......................................        --    1,359     3,158       --              --        4,517
 Prepaid expenses...............................       395      148     2,836       --              --        3,379
 Receivables from related parties...............     5,615      186       643       --          (5,097)       1,347
 Receivables from officers......................        --      109        --       --              --          109
                                                 ---------  ------- ---------      ---       ---------     --------
   Total current assets.........................   135,826   13,738    59,479       --          (5,097)     203,946
Property and equipment, net.....................     9,717   10,531   192,134       --              --      212,382
Deferred Financing costs........................    11,511       --        --       --              --       11,511
Cellular licenses, net..........................        --       --    11,208       --              --       11,208
Restricted cash escrow..........................        --    5,652        --       --              --        5,652
Notes Receivable................................    65,000    1,658        --       --         (65,000)       1,658
Other assets....................................     1,746       17     8,860       --              --       10,623
                                                 ---------  ------- ---------      ---       ---------     --------
   Total assets................................. $ 223,800  $31,596 $ 271,681      $--       $ (70,097)    $456,980
                                                 ---------  ------- ---------      ---       ---------     --------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable...............................     1,500  $ 3,156 $  15,571      $--       $      --       20,227
 Accrued expenses...............................     2,484      925     8,166       --              --       11,575
 Payable to related parties.....................        --      400     4,728       --          (4,579)         549
 Notes Payable to related party.................        --       --    65,000       --         (65,000)          --
 Current maturities of long term debt...........       115       51       524       --              --          690
                                                 ---------  ------- ---------      ---       ---------     --------
   Total current liabilities....................     4,099    4,532    93,989       --         (69,579)      33,041
Long term debt, net of current maturities.......   295,761      426     8,656       --              --      304,843
Deferred gain...................................        --       --    16,531       --              --       16,531
Invesments in and advances to unconsolidated
 affiliates.....................................  (133,863)   5,452        --       --         130,922        2,511
Stockholders' equity:
 Common stock--Class A..........................       129       --        --       --                          129
 Common stock--Class B..........................       661      600        --       --            (600)         661
 Additional paid-in capital.....................   146,523    1,347        --       --                      147,870
 Accumulated other comprehensive income.........     1,276       --        --       --              --        1,276
 Partnership capital............................        --       --   252,756       --        (252,756)          --
 Retained Earnings (deficit)....................   (90,786)  19,239  (100,251)      --         121,916      (49,882)
                                                 ---------  ------- ---------      ---       ---------     --------
                                                    57,803   21,186   152,505       --        (131,440)     100,054
                                                 ---------  ------- ---------      ---       ---------     --------
   Total liabilities and stockholders' equity... $ 223,800  $31,596 $ 271,681      $--       $ (70,097)    $456,980
                                                 =========  ======= =========      ===       =========     ========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Balance Sheet

                                                                    Year ended December 31, 1999
                                                ---------------------------------------------------------------------
                                                                Guarantor
                                                              Subsidiaries
                                                           ------------------
                                                   US      Unwired      LA         Non-
                                                 Unwired   Telecom   Unwired,   Guarantor                Consolidated
                                                  Inc.      Corp.      LLC     Subsidiaries Eliminations    Total
                                                ---------  --------  --------  ------------ ------------ ------------
                                                                           (In thousands)
ASSETS
Current assets:
 Cash and cash equivalents..................... $      --  $ 12,851  $  1,844    $    --     $      --     $ 14,695
 Subscriber receivables, net...................        --     4,780     1,256         --            --        6,036
 Other accounts receivable.....................       641        83       810         --          (479)       1,055
 Inventory.....................................        --     3,832     2,189         --            --        6,021
 Prepaid expenses..............................        97       195       854         --            --        1,146
 Income taxes receivable.......................     3,520     6,776        --         --            --       10,296
 Receivables from related parties..............    (4,160)    4,294       665         --          (145)         654
 Receivables from officers.....................        --       110        --         --            --          110
                                                ---------  --------  --------    -------     ---------     --------
   Total current assets........................        98    32,921     7,618         --          (624)      40,013
Marketable securities..........................    26,599        --   114,854         --            --      141,453
Property and equipment, net....................        --    20,762    85,305         --            --      106,067
Deferred financing costs, net..................    12,279        --        --         --            --       12,279
Licenses, net..................................        --        --    10,462         --            --       10,462
Restricted cash escrow.........................        --     5,402        --         --            --        5,402
Note receivable from unconsolidated affiliate..        --     1,582        --         --            --        1,582
Other assets...................................    30,332        27        46         --       (28,693)       1,712
                                                ---------  --------  --------    -------     ---------     --------
   Total assets................................ $  69,308  $ 60,694  $218,285    $    --     $ (29,317)    $318,970
                                                =========  ========  ========    =======     =========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Accounts payable.............................. $     172  $  5,434  $  9,012    $    --     $      --     $ 14,618
 Accrued expenses..............................        --     1,040     1,568         --          (560)       2,048
 Current maturities of long term debt..........        --        48       140         --            --          188
 Net liabilities of discontinued operations....        --        --        --        635           (62)         573
                                                ---------  --------  --------    -------     ---------     --------
   Total current liabilities...................       172     6,522    10,720        635          (622)      17,427
Long term debt, net of current maturities......   214,045    29,171     1,369         --       (28,693)     215,892
Investments in subsidiaries....................  (189,824)  (12,833)       --         --       204,517        1,860
Net liabilities of discontinued operations.....        --        --        --      1,341            --        1,341
Deferred income taxes..........................        --     2,411        --         --            (4)       2,407
Minority Interest..............................        --        --        --         --         1,458        1,458
Mandatory redeemable preferred stock...........    50,000        --        --         --            --       50,000
Stockholders' equity:
 Common stock..................................       600       600        --         --          (600)         600
 Additional paid-in capital....................        --     1,348        --         --           799        2,147
 Accumulated other comprehensive income........        81        --       709         --          (316)         474
 Partners' Capital.............................        --        --   251,561      7,582      (259,143)          --
 Retained earnings (deficit)...................    (5,766)   33,475   (46,074)    (9,558)       53,287       25,364
                                                ---------  --------  --------    -------     ---------     --------
 Total stockholders' equity (deficit)..........    (5,085)   35,423   206,196     (1,976)     (205,973)      28,585
                                                ---------  --------  --------    -------     ---------     --------
   Total liabilities and stockholders' equity
    (deficit).................................. $  69,308  $ 60,694  $218,285    $    --     $ (29,317)    $318,970
                                                =========  ========  ========    =======     =========     ========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Statement of Operations

                                                                          Year Ended December 31, 2000
                                                      --------------------------------------------------------------------
                                                          Guarantor Subsidiaries
                                                      -----------------------------
                                                        US      Unwired      LA          Non-
                                                      Unwired   Telecom   Unwired,    Guarantor                Consolidated
                                                       Inc.      Corp.      LLC      Subsidiaries Eliminations    Total
                                                      --------  --------  ---------  ------------ ------------ ------------
                                                                                 (In thousands)
Revenues............................................. $ 24,382  $ 32,797  $  76,207    $    --      $(20,335)   $ 113,051
Operating expenses...................................  (35,599)  (30,777)  (144,910)        --        20,335     (190,946)
                                                      --------  --------  ---------    -------      --------    ---------
Operating income (loss)..............................  (11,212)    2,020    (68,703)        --            --      (77,895)
Other income (expense):
 Interest expense....................................  (32,530)     (393)    (1,800)        --         1,331      (33,392)
 Interest income.....................................    7,198       965      3,492         --        (1,331)      10,324
 Other income........................................       --        --         --         --            --           --
 Gain (loss) on sale of certain markets..............       --     2,040         --         --         2,780        4,820
 Gain (loss) on tower sales..........................       --        --     11,584         --            (3)      11,581
                                                      --------  --------  ---------    -------      --------    ---------
Total Other expense..................................  (25,332)    2,612     13,276         --         2,777       (6,667)
(Loss) income before income tax, extraordinary
 items, minority interest, and equity in losses of
 affiliates..........................................  (36,544)    4,632    (55,427)        --         2,777      (84,562)
Income tax (benefit) expense.........................   (5,066)       --         --         --            --       (5,066)
                                                      --------  --------  ---------    -------      --------    ---------
(Loss) income before extraordinary items, minority
 interest and equity in income (losses) of affiliates  (31,478)    4,632    (55,427)        --         2,777      (79,496)
Minority interest in losses of affiliates............       --        --      1,488         --          (220)       1,268
Equity in losses of affiliates.......................  (55,610)  (18,868)        --         --        75,151          673
                                                      --------  --------  ---------    -------      --------    ---------
(Loss) income from continuing operations.............  (87,088)  (14,236)   (53,939)        --        77,708      (77,555)
Extraordinary item--early extinguishment of debt,
 net.................................................       --        --       (238)        --            --         (238)
(Loss) income from discontinued operations...........    9,758        --         --     (2,211)           --        7,547
                                                      --------  --------  ---------    -------      --------    ---------
Net Income (loss)....................................  (77,330)  (14,236)   (54,177)         0        77,708      (70,246)
Preferred stock dividend.............................    5,000                                                      5,000
                                                      --------  --------  ---------    -------      --------    ---------
Net (loss) available to common stockholders.......... $(82,330) $(14,236) $ (54,177)   $    --      $ 77,708    $ (75,246)
                                                      ========  ========  =========    =======      ========    =========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Statement of Operations

                                                                            Year ended December 31, 1999
                                                          ---------------------------------------------------------------
                                                                        Guarantor
                                                                      Subsidiaries
                                                                   ------------------
                                                            US     Unwired      LA         Non-
                                                          Unwired  Telecom   Unwired,   Guarantor   Consolidated
                                                           Inc.     Corp.      LLC     Subsidiaries Eliminations  Total
                                                          -------  --------  --------  ------------ ------------ --------
                                                                                   (In thousands)
Revenues................................................. $    --  $ 46,158  $ 18,108    $    --      $(5,634)   $ 58,632
Operating expenses.......................................     115    40,478    47,658         --       (4,361)     83,890
                                                          -------  --------  --------    -------      -------    --------
Operating income (loss)..................................    (115)    5,680   (29,550)        --       (1,273)    (25,258)
Other income (expense):
 Interest expense........................................  (5,157)   (2,331)   (4,297)        --          560     (11,225)
 Interest income.........................................   1,444     1,717       348         --         (560)      2,949
 Other income............................................      --        --       587         --           --         587
 Gain on sale of assets..................................      --       819        --         --           --         819
                                                          -------  --------  --------    -------      -------    --------
(Loss) income before income taxes, extraordinary items,
 minority interest, and equity in losses of affiliates...  (3,828)    5,885   (32,912)        --       (1,273)    (32,128)
Income tax (benefit) expense.............................  (3,520)   (7,530)       --         --        2,036      (9,014)
                                                          -------  --------  --------    -------      -------    --------
(Loss) income before extraordinary items, minority
 interest and equity in losses of affiliates.............    (308)   13,415   (32,912)        --       (3,309)    (23,114)
Minority interest in losses of affiliates................      --        --        --         --       10,350      10,350
Equity in losses of affiliates...........................  (5,458)  (29,283)       --         --       29,871      (4,870)
                                                          -------  --------  --------    -------      -------    --------
Income (loss) from continuing operations.................  (5,766)  (15,868)  (32,912)        --       36,912     (17,634)
Loss from discontinued operations........................      --        --        --     (7,067)       3,526      (3,541)
Extraordinary item-early extinguishment of debt..........      --      (188)   (3,688)        --          884      (2,992)
                                                          -------  --------  --------    -------      -------    --------
Net loss................................................. $(5,766) $(16,056) $(36,600)   $(7,067)     $41,322    $(24,167)
                                                          =======  ========  ========    =======      =======    ========

                                                                            Year ended December 31, 1998
                                                          ---------------------------------------------------------------
                                                                        Guarantor
                                                                      Subsidiaries
                                                                   ------------------
                                                            US     Unwired      LA         Non-
                                                          Unwired  Telecom   Unwired,   Guarantor   Consolidated
                                                           Inc.     Corp.      LLC     Subsidiaries Eliminations  Total
                                                          -------  --------  --------  ------------ ------------ --------
                                                                                   (In thousands)
Revenues................................................. $    --  $ 67,735  $  1,509    $ 3,976      $(1,509)   $ 71,711
Operating expenses.......................................      --    63,704     9,633      3,532       (9,633)     67,236
                                                          -------  --------  --------    -------      -------    --------
Operating income (loss)..................................      --     4,031    (8,124)       444        8,124       4,475
 Interest expense........................................      --    (5,455)   (1,580)      (702)       1,580      (6,157)
 Interest income.........................................      --     1,754       230         24         (230)      1,778
 Other...................................................      --      (114)       --         --           --        (114)
 Gain on sale of certain markets.........................      --    57,364        --         --           --      57,364
                                                          -------  --------  --------    -------      -------    --------
Income (loss) before income taxes and equity in losses of
 affiliates..............................................      --    57,580    (9,474)      (234)       9,474      57,346
Income tax expense.......................................      --    16,812        --         --           --      16,812
                                                          -------  --------  --------    -------      -------    --------
Income (loss) before equity in losses of affiliates......      --    40,768    (9,474)      (234)       9,474      40,534
Equity in losses of affiliates...........................      --   (11,738)       --         --           --     (11,738)
                                                          -------  --------  --------    -------      -------    --------
Income (loss) from continuing operations.................      --    29,030    (9,474)      (234)       9,474      28,796
Loss from discontinued operations........................      --    (1,246)       --     (2,491)       2,491      (1,246)
                                                          -------  --------  --------    -------      -------    --------
Net income (loss)........................................ $    --  $ 27,784  $ (9,474)   $(2,725)     $11,965    $ 27,550
                                                          =======  ========  ========    =======      =======    ========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Statement of Cash Flows

                                                                         Year Ended December 31, 2000
                                                    ----------------------------------------------------------------------
                                                                    Guarantor
                                                                   Subsidiaries
                                                               -------------------
                                                       US      Unwired      LA
                                                     Unwired   Telecom   Unwired,   Non-Guarantor
                                                      Inc.      Corp.      LLC      Subsidiaries  Eliminations Consolidated
                                                    ---------  --------  ---------  ------------- ------------ ------------
Net cash (used in) operating activities:........... $  35,251  $(13,972) $ (10,379)                 $    799    $  11,699
Cash flows from investing activities:
 Purchases of property and equipment...............    (5,741)   (1,663)  (150,362)                   (1,120)    (158,886)
 Distributions from unconsolidated affiliates......                 509                                               509
 Investments in unconsolidated affiliates..........              (1,982)                                           (1,982)
 Purchase of marketable securities.................  (175,108)             (42,448)                      235     (217,321)
 Sales of marketable securities....................    76,868              117,270                                194,138
 Cash contributions from minority stockholder......                            940                                    940
 Proceeds from the sale of towers..................                         39,818                                 39,818
 Proceeds from sale of discontinued operations.....              11,522                                            11,522
 Loan to unconsolidated affiliate..................   (65,000)      (76)                              65,076           --
 Loan to consolidated affiliate....................                                                                    --
 Purchase of licenses and subscriber base..........                         (3,153)                                (3,153)
  Cash acquired from consolidation of previous
   unconsolidated affiliate........................                 (66)                                  66           --
                                                    ---------  --------  ---------       ---        --------    ---------
Net cash provided by (used in) investing activities  (168,981)    8,244    (37,935)        0          64,257     (134,415)
Cash flows from financing activities:
 Capital Contributions.............................                                                                    --
 Proceeds from long-term debt......................    52,295               65,000                   (65,000)      52,295
 Principal payments on long-term debt..............      (107)      (49)   (14,175)                       10      (14,321)
 Net assets contributed by Parent..................                             66                       (66)          --
 Debt issuance cost................................      (437)                                                       (437)
 Net proceeds from sale of common stock............    80,620                                                      80,620
 Proceeds from issuance of preferred stock.........     5,000                                                       5,000
                                                    ---------  --------  ---------       ---        --------    ---------
Net cash provided by (used in) financing
activities.........................................   137,371       (49)    50,891         0         (65,056)     123,157
                                                    ---------  --------  ---------       ---        --------    ---------
Net decrease in cash and cash equivalents..........     3,641    (5,777)     2,577        --              --          441
Cash and cash equivalents at beginning of year.....        --    12,851      1,844                                 14,695
                                                    ---------  --------  ---------       ---        --------    ---------
Cash and cash equivalents at end of year........... $   3,641  $  7,074  $   4,421       $--        $     --    $  15,136
                                                    =========  ========  =========       ===        ========    =========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Statement of Cash Flows

                                                                          Year ended December 31, 1999
                                                     ---------------------------------------------------------------------
                                                                     Guarantor
                                                                    Subsidiaries
                                                                -------------------
                                                        US      Unwired      LA          Non-
                                                      Unwired   Telecom   Unwired,    Guarantor
                                                       Inc.      Corp.      LLC      Subsidiaries Eliminations Consolidated
                                                     ---------  --------  ---------  ------------ ------------ ------------
                                                                                 (In thousands)
Net cash provided by (used in) operating activities. $  (2,406) $ 16,134  $ (21,222)   $(5,373)    $   5,461    $  (7,406)
Cash flows from investing activities:
 Purchases of property and equipment................        --    (4,129)   (45,765)        --            --      (49,894)
 Distributions from unconsolidated affiliates.......        --       421         --         --            --          421
 Investments in affiliates..........................  (189,224)  (30,554)        --         --       218,574       (1,204)
 Purchase of marketable securities..................   (26,518)       --   (114,145)        --            --     (140,663)
 Cash contributions from minority stockholder.......        --        --         --         --         2,500        2,500
 Loan to unconsolidated affiliate...................        --    (1,582)        --         --            --       (1,582)
 Loan to consolidated affiliate.....................   (28,693)       --         --         --        28,693           --
 Purchase of licenses and subscriber base...........        --        --     (1,063)        --            --       (1,063)
  Cash acquired from consolidation of previous
   unconsolidated affiliate.........................        --        --         --         --         1,350        1,350
 Discontinued operations............................        --        --         --     (8,219)           --       (8,219)
                                                     ---------  --------  ---------    -------     ---------    ---------
Net cash provided by (used in) investing activities.  (244,435)  (35,844)  (160,973)    (8,219)      251,117     (198,354)
Cash flows from financing activities:
 Capital contributions..............................        --        --    224,783         --      (224,783)          --
 Proceeds from long-term debt.......................   209,224    28,693     30,959         --       (28,693)     240,183
 Principal payments on long-term debt...............        --   (28,542)   (69,808)        --            --      (98,350)
 Debt issuance cost.................................   (12,383)      (65)    (3,245)        --            --      (15,693)
 Proceeds from issuance of preferred stock..........    50,000        --         --         --            --       50,000
 Discontinued operations--principal payments on
   long-term debt...................................        --        --         --     13,592        (1,752)      11,840
                                                     ---------  --------  ---------    -------     ---------    ---------
Net cash provided by (used in) financing activities.   246,841        86    182,689     13,592      (255,228)     187,980
                                                     ---------  --------  ---------    -------     ---------    ---------
Net increase (decrease) in cash and cash equivalents        --   (19,624)       494         --         1,350      (17,780)
Cash and cash equivalents at beginning of year......        --    32,475      1,350         --        (1,350)      32,475
                                                     ---------  --------  ---------    -------     ---------    ---------
Cash and cash equivalents at end of year............ $      --  $ 12,851  $   1,844    $    --     $      --    $  14,695
                                                     =========  ========  =========    =======     =========    =========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


Condensed Consolidating Statement of Cash Flows

                                                                       Year ended December 31, 1998
                                                    -----------------------------------------------------------------
                                                                 Guarantor
                                                               Subsidiaries
                                                            ------------------
                                                      US    Unwired      LA         Non-
                                                    Unwired Telecom   Unwired,   Guarantor
                                                     Inc.    Corp.      LLC     Subsidiaries Eliminations Consolidated
                                                    ------- --------  --------  ------------ ------------ ------------
                                                                              (In thousands)
Net cash provided by (used in) operating activities   $--   $(13,480) $ (9,866)   $(2,277)     $ 10,957    $ (14,666)
Cash flows from investing activities:
 Purchases of property and equipment...............    --    (20,380)  (44,749)    (2,074)       46,628      (20,575)
 Distributions from unconsolidated affiliates......    --        813        --         --            --          813
 Payments for microwave relocation costs...........    --         --      (755)        --           755           --
 Investments in unconsolidated affiliates..........    --    (15,416)       --         --            --      (15,416)
 Net proceeds from sale of certain markets.........    --    154,944        --        (67)           --      154,877
 Purchase of licenses..............................    --     (6,514)       --         --            --       (6,514)
                                                      ---   --------  --------    -------      --------    ---------
Net cash provided by (used in) investing activities    --    113,447   (45,504)    (2,141)       47,383      113,185
Cash flows from financing activities:
 Capital contributions.............................    --     (9,894)   23,303     14,894       (28,303)          --
 Proceeds from long-term debt......................    --     29,724    38,131         --       (38,131)      29,724
 Principal payments on long-term debt..............    --    (91,156)   (4,302)    (9,567)        4,302     (100,723)
 Other.............................................    --         --      (412)      (345)          757           --
                                                      ---   --------  --------    -------      --------    ---------
Net cash provided by (used in) financing activities    --    (71,326)   56,720      4,982       (61,375)     (70,999)
                                                      ---   --------  --------    -------      --------    ---------
Net increase (decrease) in cash....................    --     28,641     1,350        564        (3,035)      27,520
Cash at beginning of year..........................    --      3,834        --      1,121            --        4,955

                                                      ---   --------  --------    -------      --------    ---------
Cash at end of year................................   $--   $ 32,475  $  1,350    $ 1,685      $ (3,035)   $  32,475
                                                      ===   ========  ========    =======      ========    =========

                       US UNWIRED INC. AND SUBSIDIARIES

                               December 31, 2000


15. Selected Quarterly Financial Data (Unaudited)

                                        First    Second     Third    Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
 2000
 Revenues............................. $ 22,291  $ 25,577  $ 29,299  $ 35,884
 Operating loss.......................  (14,229)  (13,243)  (17,450)  (32,973)
 Loss from continuing operations......  (14,203)  (14,352)  (22,099)  (26,901)
 Discontinued operations..............       --     6,483        --     1,064
 Extraordinary loss...................     (238)       --        --        --
 Net loss.............................  (14,441)   (7,869)  (22,099)  (25,837)
 Basic and diluted earnings per share:
    Continuing operations............. $  (0.32) $  (0.21) $  (0.28) $  (0.34)
    Discontinued operations...........       --      0.10        --      0.01
    Extraordinary loss................       --        --        --        --
                                       --------  --------  --------  --------
 Net loss per common share............ $  (0.32) $  (0.11) $  (0.28) $  (0.33)
                                       ========  ========  ========  ========

 1999
 Revenues............................. $ 12,929  $ 14,476  $ 14,684  $ 16,543
 Operating loss.......................   (3,281)   (2,978)   (6,792)  (12,207)
 Loss from continuing operations......   (1,392)   (1,151)   (4,108)  (10,983)
 Discontinued operations..............     (666)   (1,061)     (587)   (1,227)
 Extraordinary loss...................       --      (477)       --    (2,515)
 Net loss.............................   (2,058)   (2,689)   (4,695)  (14,725)
 Basic and diluted earnings per share:
    Continuing operations............. $  (0.02) $  (0.02) $  (0.07) $  (0.19)
    Discontinued operations...........    (0.01)    (0.02)    (0.01)    (0.02)
    Extraordinary loss................       --     (0.01)       --     (0.04)
                                       --------  --------  --------  --------
 Net loss per common share............ $  (0.03) $  (0.05) $  (0.05) $  (0.25)
                                       ========  ========  ========  ========

16. Subsequent Events

   On February 28, 2001, US Unwired entered into an agreement with Cameron Communications to purchase Cameron's 6.14% minority interest in LA Unwired in exchange for 4,634,842 shares of the Company's Class A common stock. The market value of the Class A common stock associated with this transaction was approximately $36.5 million.

   On February 28, 2001, US Unwired entered into an agreement with Butler Waddel Interest, Ltd ("Butler") and XIT Leasing, Inc. ("XIT") to purchase their minority interests in Texas Unwired. The Company exchanged 230,748 shares of its Class A common stock for Butler's 15% ownership in Texas Unwired and 76,916 shares of its Class A common stock for XIT's 5% ownership in Texas Unwired. The market value of the Class A common stock associated with this transaction was $2.4 million. The agreement calls for additional consideration to be paid by US Unwired in the form of its Class A common stock contingent upon certain events occurring within six months of the date of the agreement.

                       US UNWIRED INC. AND SUBSIDIARIES

                Schedule II--Valuation and Qualifying Accounts

                                               Year ended December 31,
                                              ------------------------
                                               2000     1999    1998
                                              -------  ------  -------
                                                   (In thousands)
         Income tax valuation allowance
            Balance at beginning of year..... $ 2,026  $   --  $    --
            Additions........................  27,372   2,026       --
            Reductions.......................      --      --       --
                                              -------  ------  -------
            Balance at end of year........... $29,398  $2,026  $    --
                                              =======  ======  =======
         Allowance for doubtful accounts
            Balance at beginning of year.....     184  $  217  $   763
            Additions charged to expense.....     976     139      793
            Reductions-recoveries/write-offs.    (866)   (172)  (1,339)
                                              -------  ------  -------
            Balance at end of year........... $   294  $  184  $   217
                                              =======  ======  =======
         Reserve for inventory obsolescence
            Balance at beginning of year..... $   939  $  151  $    --
            Additions charged to expense.....     858   1,312      151
            Reductions-recoveries/write-offs.  (1,560)   (524)      --
                                              -------  ------  -------
            Balance at end of year........... $   237  $  939  $   151
                                              =======  ======  =======

                       US UNWIRED INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                (in thousands)


                                                         September 30, December 31,
                                                         ------------- ------------
                                                             2001          2000
                                                         ------------- ------------
                                                          (Unaudited)    (Note 1)
                         ASSETS
                         ------
Current assets:
   Cash and cash equivalents............................   $ 129,480     $ 15,136
   Marketable securities................................          --      165,438
   Subscriber receivables, net..........................       7,094        8,825
   Other receivables....................................      19,039        5,195
   Inventory............................................       6,858        4,517
   Prepaids and other current assets....................       9,242        3,379
   Receivables from related parties.....................         950        1,347
   Receivables from officers............................         138          109
                                                           ---------     --------
       Total current assets.............................     172,801      203,946
Property and equipment, net.............................     240,269      212,382
Deferred financing costs, net...........................      10,651       11,511
Licenses, net...........................................      11,324       11,208
Goodwill and subscriber base............................      34,951        8,508
Other assets............................................       6,322        9,425
                                                           ---------     --------
       Total assets.....................................   $ 476,318     $456,980
                                                           =========     ========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current liabilities:
   Accounts payable.....................................   $  16,193     $ 20,227
   Accrued expenses.....................................      26,715       11,575
   Payable to related party.............................          --          549
   Current maturities of long term obligations..........         687          690
                                                           ---------     --------
       Total current liabilities........................      43,595       33,041
Long term obligations, net of current maturities........     329,873      304,843
Deferred gain and other noncurrent liabilities..........      35,487       16,531
Investments in and advances to unconsolidated affiliates       3,695        2,511
Stockholders' equity:
   Common stock.........................................         842          790
   Additional paid in capital...........................     183,592      147,870
   Accumulated other comprehensive income...............          --        1,276
   Retained deficit.....................................    (120,766)     (49,882)
                                                           ---------     --------
       Total stockholders' equity.......................      63,668      100,054
                                                           ---------     --------
       Total liabilities and stockholders' equity.......   $ 476,318     $456,980
                                                           =========     ========

    See accompanying notes to condensed consolidated financial statements.

                       US UNWIRED INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                     (in thousands, except per share data)
                                  (Unaudited)

                                                                For the three months For the nine months
                                                                ended September 30,  ended September 30,
                                                                -------------------  ------------------
                                                                  2001       2000      2001      2000
                                                                --------   --------  --------  --------
Revenues:
   Subscriber.................................................. $ 39,910   $ 17,777  $100,662  $ 47,940
   Roaming.....................................................   26,016      7,894    60,963    17,722
   Merchandise sales...........................................    4,322      2,470    12,345     7,719
   Other revenue...............................................    1,110      1,158     3,962     3,786
                                                                --------   --------  --------  --------
       Total revenue...........................................   71,358     29,299   177,932    77,167
Expense:
   Cost of service.............................................   30,273     13,021    77,320    30,453
   Merchandise cost of sales...................................    7,080      5,034    22,954    15,628
   General and administrative..................................   14,189      7,498    37,730    22,885
   Sales and marketing.........................................   18,374      8,739    48,838    20,939
   Non-cash stock compensation.................................    1,089      1,145     3,721     4,002
   Depreciation and amortization...............................   12,318     11,312    42,339    28,182
                                                                --------   --------  --------  --------
       Total operating expense.................................   83,323     46,749   232,902   122,089
                                                                --------   --------  --------  --------
Operating loss.................................................  (11,965)   (17,450)  (54,970)  (44,922)
Other income (expense):
   Interest expense, net.......................................   (8,521)    (5,635)  (23,265)  (17,148)
   Gain on sale of assets......................................      401        172     8,620     4,992
                                                                --------   --------  --------  --------
       Total other expense.....................................   (8,120)    (5,463)  (14,645)  (12,156)
                                                                --------   --------  --------  --------
Loss before extraordinary item, minority interest, income taxes
  and equity in income (losses) of unconsolidated affiliates...  (20,085)   (22,913)  (69,615)  (57,078)
Income tax benefit.............................................       --         --        --     4,322
                                                                --------   --------  --------  --------
Loss before extraordinary item, minority interest and equity in
  income (losses) of unconsolidated affiliates.................  (20,085)   (22,913)  (69,615)  (52,756)
Minority interest in losses of subsidiaries....................       --        523        --     1,255
Equity in income (losses) of unconsolidated affiliates.........   (1,560)       291    (2,430)      847
                                                                --------   --------  --------  --------
Loss from continuing operations................................  (21,645)   (22,099)  (72,045)  (50,654)
Gain on disposal of discontinued operations....................       --         --        --     6,483
                                                                --------   --------  --------  --------
Loss before extraordinary item.................................  (21,645)   (22,099)  (72,045)  (44,171)
Extraordinary item--early extinguishment of debt...............       --         --        --      (238)
                                                                --------   --------  --------  --------
Net loss.......................................................  (21,645)   (22,099)  (72,045)  (44,409)
Preferred stock dividend.......................................       --         --        --    (5,000)
                                                                --------   --------  --------  --------
Net loss available to common stockholders...................... $(21,645)  $(22,099) $(72,045) $(49,409)
                                                                ========   ========  ========  ========
Basic and diluted loss per share:
   Continuing operations....................................... $  (0.26)  $  (0.28) $  (0.87) $  (0.80)
   Discontinued operations.....................................       --         --        --      0.09
   Extraordinary loss..........................................       --         --        --        --
                                                                --------   --------  --------  --------
                                                                $  (0.26)  $  (0.28) $  (0.87) $  (0.71)
                                                                ========   ========  ========  ========
Weighted average outstanding common shares.....................   84,150     79,009    83,230    69,349
                                                                ========   ========  ========  ========

           See accompanying notes to condensed financial statements

                       US UNWIRED INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                (in thousands)
                                  (Unaudited)


                                                        For nine months ended
                                                            September 30
                                                        --------------------
                                                          2001       2000
                                                        --------   ---------
    Cash flows from operating activities
    Net cash provided by (used in) operating activities $(20,547)      5,726

    Cash flows from investing activities
    Investments in unconsolidated affiliates...........     (527)       (381)
    Distributions from unconsolidated affiliates.......       --         391
    Payments for the purchase of equipment.............  (80,347)   (102,417)
    Sale of marketable securities......................  176,705     136,888
    Purchase of marketable securities..................  (12,544)   (119,281)
    Payments for microwave relocation..................     (638)     (2,628)
    Proceeds from the sale of assets...................   44,924         261
    Proceeds from restricted cash......................    5,753          --
    Net proceeds from discontinued operations..........       --      11,522
    Discontinued operations............................       --      (1,406)
                                                        --------   ---------
    Net cash provided by (used in) investing activities  133,326     (77,051)

    Cash flows from financing activities
    Debt issuance costs................................     (149)       (241)
    Equity issuance costs..............................       --      (7,379)
    Proceeds from stock options exercised..............    1,392          --
    Proceeds from long-term debt.......................    1,822       2,815
    Proceeds from equity offering......................       --      88,000
    Proceeds from preferred stock......................       --       5,000
    Principal payments of long-term debt...............   (1,500)    (14,165)
    Discontinued operations............................       --       1,563
                                                        --------   ---------
    Net cash provided by financing activities..........    1,565      75,593
                                                        --------   ---------

    Net increase in cash and cash equivalents..........  114,344       4,268

    Cash and cash equivalents at beginning of period...   15,136      14,695
                                                        --------   ---------

    Cash and cash equivalents attend of period......... $129,480   $  18,963
                                                        ========   =========




     See accompanying notes to condensed consolidated financial statements

                       US UNWIRED INC. AND SUBSIDIARIES

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                              September 30, 2001
                                  (Unaudited)

1. Basis of Presentation

   The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for fair presentation have been included. Operating results for the three and nine month periods ended September 30, 2001 are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

   The condensed consolidated balance sheet at December 31, 2000 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. The condensed consolidated financial statements contained herein should be read in conjunction with the financial statements and notes included in the Form 10-K for US Unwired Inc. for the year ended December 31, 2000, filed on March 26, 2001 with the Securities and Exchange Commission.

2. Description of the Organization

   US Unwired Inc. ("the Company") is principally engaged in the ownership and operation of wireless communications systems, consisting of personal communications systems ("PCS"), cellular and paging communication systems throughout the Gulf Coast region of the United States.

   On February 28, 2001, the Company acquired the remaining 20% minority interests in its consolidated subsidiary Texas Unwired, a Louisiana general partnership ("Texas Unwired") from unaffiliated third parties for 307,664 shares of its Class A common stock. The market value of this Class A common stock at the date of acquisition was approximately $2.4 million.

   On February 28, 2001, the Company acquired the remaining 6.14% minority interest in its consolidated subsidiary Louisiana Unwired LLC ("LA Unwired") for 4,634,842 shares of the Company's Class A common stock from Cameron Communications Corporation ("Cameron"). The market value of this Class A common stock at the date of acquisition was approximately $36.5 million.

   Each of the above acquisitions of minority interests has been accounted for using the purchase method of accounting. The excess of the consideration provided over the relative fair value of the assets acquired has been allocated to intangible assets, principally goodwill. As a result of these acquisitions of minority interests, LA Unwired and Texas Unwired are now wholly owned subsidiaries of the Company.

                       US UNWIRED INC. AND SUBSIDIARIES

                              September 30, 2001


3. Property and Equipment

      Major categories of property and equipment were:

                                                  September 30, December 31,
                                                      2001          2000
                                                  ------------- ------------
                                                        (In thousands)
   Land..........................................   $    671      $  1,061
   Buildings and leasehold improvements..........     10,172         7,042
   Facilities and equipment......................    311,010       257,923
   Office equipment and vehicles.................      6,146         4,319
   Construction in progress......................     18,586        15,463
                                                    --------      --------
                                                     346,585       285,808
   Less accumulated depreciation and amortization    106,316        73,426
                                                    --------      --------

                                                    $240,269      $212,382
                                                    ========      ========

4. Long-Term Obligations

   Long-term obligations consisted of the following:

                                                     September 30, December 31,
                                                         2001          2000
                                                     ------------- ------------
                                                           (In thousands)
 Debt outstanding under senior credit facilities:
    Senior subordinated discount notes..............   $268,391      $243,686
    Bank and other financing........................     54,375        52,667
    Capital leases..................................      7,794         8,093
    FCC debt........................................         --         1,087
                                                       --------      --------
 Total long-term obligations........................    330,560       305,533
 Less current maturities............................        687           690
                                                       --------      --------
 Long-term obligations, excluding current maturities   $329,873      $304,843
                                                       ========      ========

   On October 29, 1999, the Company issued $400 million in aggregate principal amount of its 13 3/8% Senior Subordinated Discount Notes due November 1, 2009 ("the Notes"). The Notes were issued at a substantial discount such that the Company received gross proceeds of approximately $209.2 million. The Notes increase in value daily, compounded twice per year, at the rate of 13 3/8% per year until November 1, 2004. On that date, the value of the Notes will be equal to the face amount of the Notes and interest will begin to accrue at the rate of 13 3/8% per year. The Company will be required to pay the accrued interest beginning May 1, 2005, and on each November 1 and May 1 thereafter. The Notes are a general unsecured obligation of the Company, except for the limited security provided by a pledge of its interest in Texas Unwired by LA Unwired. The Notes rank junior to all existing and future senior debt of the Company and equal in right of payment of any future senior subordinated indebtedness of the Company.

                       US UNWIRED INC. AND SUBSIDIARIES

                              September 30, 2001


   The Notes are fully, unconditionally, and joint and severally guaranteed by each of LA Unwired and Unwired Telecom Corp. ("Unwired Telecom"), wholly owned subsidiaries of the Company. Each of the guarantees is a general unsecured obligation of the guarantor. Each of the guarantees ranks equally in right of payment with the guarantor's future senior subordinated indebtedness and is subordinated in right of payment to all existing and future senior debt of the guarantor.

   Effective October 1, 1999, the Company entered into a $130 million senior credit facility. It provides for an $80 million reducing revolving credit facility that matures on September 30, 2007 and a $50 million delay draw term loan that matures on September 30, 2007. The reducing revolver is permanently reduced in quarterly installments beginning June 2002 in amounts that vary between $1.3 million and $6.0 million. The term loan will be amortized in quarterly installments beginning on June 30, 2003, in amounts that vary between $1.3 million and $3.8 million. All loans made under the senior credit facility bear interest at variable rates tied to the prime rate, the federal funds rate or LIBOR. At September 30, 2001, there was $50.0 million outstanding under this senior credit facility.

   The senior credit facility requires the Company to pay an annual commitment fee ranging from 1.5% to 1% of the unused commitment. It is guaranteed by a fully secured guarantee from each of LA Unwired and Unwired Telecom and an unsecured partial guarantee from Lucent Technologies, Inc. in the amount of up to $43.3 million available for principal, together with one-third of accrued interest and other applicable fees (but excluding prepayment premiums). It is secured by a first priority security interest in all tangible and intangible assets of the Company (other than the corporate headquarters building), LA Unwired and Unwired Telecom (including the owned PCS licenses, to the extent legally permitted); a pledge by the Company of its ownership interest in LA Unwired, and Texas Unwired; and an assignment by LA Unwired of all Sprint PCS agreements and any network contract, including software rights. Additionally, the senior credit facility is subject to certain restrictive covenants. As of September 30, 2001, the Company was in compliance with these restrictive covenants.

5. Business Combinations, Goodwill and Other Intangible Assets

   In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets, effective for years beginning after December 15, 2001. Under the new rules, goodwill and intangible assets deemed to have indefinite lives will no longer be amortized but will be subject to annual impairment tests in accordance with the Statement. Other intangible assets will continue to be amortized over their useful lives.

   The Company will apply these new rules on accounting for goodwill and other intangible assets beginning in the first quarter of 2002. Application of the non-amortization provisions of the statement is expected to result in a decrease in amortization expense of approximately $4.4 million in 2002. During 2002, the Company will lperform the first of the required impairment tests of goodwill and indefinite lived assets as of January 1, 2002 and has not yet determined what the effect of these tests will be on the earnings and financial position of the Company.

6. Changes in Accounting Estimate

   Effective July 1, 2001, the Company revised its estimated lives for certain depreciable assets that resulted in a $4.6 million reduction in depreciation expense for the three months ended September 30, 2001. The estimated

                       US UNWIRED INC. AND SUBSIDIARIES

                              September 30, 2001



lives of network switch equipment was increased from five to seven years, cell site towers from five to 10 years and related cell site equipment from five to seven years. The Company revised these estimates after considering the impact of certain upgrades to its network that management believes extends the useful lives of these assets.

   Effective July 1, 2001, the Company revised its estimated lives for deferred activation fee revenue and deferred activation expense in accordance with its internal policy of conducting this review annually in the third quarter. As a result of this review, the Company has revised the estimated customer life from 30 months to 15-24 months. This change resulted in an increase during the quarter in recognition of deferred activation revenue of approximately $750,000 and an increase in recognition of deferred activation expense of approximately $750,000. The Company defers activation expense only to the extent of the deferred activation fee revenues. It is the Company's policy to defer both revenue for activation fees and the direct expense of acquiring the customer in equal amounts and amortize these amounts on a straight-line basis over the estimated customer life.

7. Commitments and Contingencies

   The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to 25% of the population or have substantial service in each of its Business Trading Areas ("BTAs") within five years from the grant of the licenses. As of September 30, 2001, management believes Sprint PCS has met the requirements necessary for the licenses that the Company operates for Sprint PCS under the Sprint PCS management agreements. Management also believes that it will meet the requirements for all other PCS licenses by the required date in April 2002.

   During the nine months ended September 30, 2001, the Company sold 141 of its wireless communication towers and related ground leasehold rights and other assets (collectively, "towers") for gross proceeds of approximately $44.1 million. Concurrent with these sales, the Company entered into operating leases for a portion of the antenna space on the sold towers from the buyer for an initial term of 10 years, renewable at the option of the Company for three additional five-year terms at an initial rental of approximately $2.5 million per year, increasing each year by 4% of the previous year's rental. The Company recognized a gain of approximately $8.2 million at the date of the sale and recorded a deferred gain of approximately $18.2 million that will be recognized ratably over the initial 10-year term of the operating lease.

8. Income Taxes

   The Company's effective income tax rate for the interim periods presented is based on management's estimate of the Company's effective tax rate for the applicable year and differs from the federal statutory income tax rate primarily due to nondeductible permanent differences, state income taxes and changes in the valuation allowance for deferred tax assets. For the year ending December 31, 2001, management currently estimates that a valuation allowance will be provided for the expected loss to be incurred.

                        REPORT OF INDEPENDENT AUDITORS

The Members
Louisiana Unwired, LLC

   We have audited the accompanying consolidated balance sheets of Louisiana Unwired, LLC as of December 31, 2000 and 1999, and the related consolidated statements of operations, members' equity, and cash flows for the years ended December 31, 2000 and 1999 and for the period from January 8, 1998 (inception) through December 31, 1998. Our audits also included the financial statement schedule at F-54. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Louisiana Unwired, LLC at December 31, 2000 and 1999, and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 1999 and for the period from January 8, 1998 (inception) through December 31, 1998, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /S/ ERNST & YOUNG LLP

Houston, Texas
February 3, 2001, except for Note 9 as to which the date is February 28, 2001

                            LOUISIANA UNWIRED, LLC

                                BALANCE SHEETS

                                (In thousands)

                                                                                        December 31,
                                                                                    -------------------
                                                                                      2000       1999
                                                                                    ---------  --------
                                      ASSETS
Current assets:
   Cash and cash equivalents....................................................... $   4,421  $  1,844
   Marketable securities...........................................................    39,323        --
   Accounts receivable, net of allowance for doubtful accounts of $224 in 2000 and
     $48 in 1999...................................................................     3,993     1,256
   Other receivables...............................................................     5,105       810
   Inventories.....................................................................     3,158     2,189
   Prepaid expenses................................................................     2,836       854
   Due from affiliates.............................................................       643       788
                                                                                    ---------  --------
       Total current assets........................................................    59,479     7,741
Marketable securities..............................................................        --   114,854
Property and equipment, net........................................................   192,134    85,305
Licenses, net of accumulated amortization of $1,715 in 2000 and $1,326 in 1999.....    11,208    10,462
Other assets.......................................................................     8,860        46
                                                                                    ---------  --------
       Total assets................................................................ $ 271,681  $218,408
                                                                                    =========  ========
                         LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
   Accounts payable................................................................ $  15,571  $  9,012
   Due to affiliates...............................................................     4,728       123
   Accrued expenses................................................................     8,166     1,568
   Notes payable to member.........................................................    65,000        --
   Current maturities of long-term debt............................................       524       140
                                                                                    ---------  --------
       Total current liabilities...................................................    93,989    10,843
Long-term debt.....................................................................     8,656     1,369
Deferred gain......................................................................    16,531        --
Commitments and contingencies
Members' equity:
   Members' capital................................................................   252,756   251,561
   Accumulated other comprehensive income..........................................        --       709
   Accumulated deficit.............................................................  (100,251)  (46,074)
                                                                                    ---------  --------
       Total members' equity.......................................................   152,505   206,196
                                                                                    ---------  --------
       Total liabilities and members' equity....................................... $ 271,681  $218,408
                                                                                    =========  ========

                            See accompanying notes.

                            LOUISIANA UNWIRED, LLC

                           STATEMENTS OF OPERATIONS

                                (In thousands)



                                                                           Period from
                                                                            January 8,
                                                                               1998
                                                           Year ended      (inception)
                                                          December 31,       through
                                                       ------------------  December 31,
                                                         2000      1999        1998
                                                       --------  --------  ------------
Revenues:
   Subscriber revenue................................. $ 45,055  $ 10,311    $   444
   Roaming revenues...................................   20,128     3,631        343
   Merchandise sales revenue..........................   10,461     4,032        722
   Other revenue......................................      563       134         --
                                                       --------  --------    -------
       Total revenues.................................   76,207    18,108      1,509
Operating expenses:
   Cost of service....................................   38,054    10,252      1,912
   Merchandise cost of sales..........................   20,531     9,163      1,422
   General and administrative.........................   18,739     6,480      1,275
   Sales and marketing................................   33,337     8,265      1,770
   Depreciation and amortization......................   34,249    13,498      3,254
                                                       --------  --------    -------
       Total operating expenses.......................  144,910    47,658      9,633
                                                       --------  --------    -------
Operating loss........................................  (68,703)  (29,550)    (8,124)
Other income (expense):
   Interest expense...................................   (1,800)   (4,297)    (1,580)
   Interest income....................................    3,492       348        230
   Other income.......................................       --       587         --
   Gain on tower sales................................   11,584        --         --
                                                       --------  --------    -------
       Total other expense............................   13,276    (3,362)    (1,350)
                                                       --------  --------    -------
(Loss) before extraordinary item and minority interest  (55,427)  (32,912)    (9,474)
Minority interest in losses of subsidiary.............    1,488        --         --
                                                       --------  --------    -------
(Loss) before extraordinary item......................  (53,939)  (32,912)    (9,474)
Extraordinary item--early extinguishments of debt.....     (238)   (3,688)        --
                                                       --------  --------    -------
Net loss.............................................. $(54,177) $(36,600)   $(9,474)
                                                       ========  ========    =======


                            See accompanying notes.

                            LOUISIANA UNWIRED, LLC

                         STATEMENTS OF MEMBERS' EQUITY

                                                                            Accumulated
                                 US      Unwired      Cameron                  Other
                               Unwired   Telecom   Communications Command  Comprehensive
                                Inc.      Corp.     Corporation   Connect     Income      Total
                               --------  --------  -------------- -------  ------------- --------
Capital contributions......... $     --  $ 12,733     $ 12,733    $    --      $  --     $ 25,466
Net loss......................       --    (4,737)      (4,737)        --         --       (9,474)
                               --------  --------     --------    -------      -----     --------
Balance at December 31, 1998..       --     7,996        7,996         --         --       15,992
Capital contributions.........  194,683    27,600        2,500      1,312         --      226,095
Unrealized gain on marketable
  securities..................                                                   709          709
Net loss......................   (5,459)  (20,792)     (10,334)       (15)        --      (36,600)
                                                                                         --------
Comprehensive loss............                                                            (35,891)
                               --------  --------     --------    -------      -----     --------
Balance at December 31, 1999..  189,224    14,804          162      1,297        709      206,196
Capital contributions.........    2,191        --           --         --                   2,191
Transfer of ownership interest   15,419   (14,804)         615     (1,230)        --           --
Distribution to members.......       --        --         (996)        --         --         (996)
Unrealized gain on marketable
  securities..................                                                  (709)        (709)
Net loss......................  (50,796)       --       (3,314)       (67)                (54,177)
                                                                                         --------
Comprehensive loss............                                                            (54,886)
                               --------  --------     --------    -------      -----     --------
Balance at December 31, 2000.. $156,038  $     --     $ (3,533)   $    --      $  --     $152,505
                               ========  ========     ========    =======      =====     ========



                            See accompanying notes.

                            LOUISIANA UNWIRED, LLC

                           STATEMENTS OF CASH FLOWS

                                (In thousands)



                                                                                                    Period from
                                                                                                     January 8,
                                                                                                        1998
                                                                                                    (inception)
                                                                            Year ended December 31,   through
                                                                            ----------------------  December 31,
                                                                               2000         1999        1998
                                                                            ---------    ---------  ------------
Cash flows from operating activities
Net loss................................................................... $ (54,177)   $ (36,600)   $ (9,474)
Adjustments to reconcile net loss to net cash used in operating activities:
   Extraordinary item......................................................       238        3,688          --
   Depreciation and amortization...........................................    34,249       13,498       3,254
   Gain on sale of assets..................................................   (11,584)          --          --
   Minority interests......................................................    (1,488)          --          --
   Changes in operating assets and liabilities, net of contributions:
       Accounts receivable.................................................    (2,438)        (894)       (362)
       Other receivables...................................................    (4,288)        (810)         --
       Inventories.........................................................      (358)      (1,839)       (350)
       Prepaid expenses....................................................    (1,880)        (610)       (242)
       Due from affiliates.................................................    (1,007)        (133)     (2,225)
       Other assets........................................................      (213)          67        (112)
       Accounts payable....................................................     6,897        1,231        (514)
       Due to/from members.................................................     2,917          340        (281)
       Accrued expenses....................................................     6,222          840         440
       Deferred gain.......................................................    16,531           --          --
                                                                            ---------    ---------    --------
Net cash used in operating activities......................................   (10,379)     (21,222)     (9,866)
Cash flows from investing activities
Payments for the purchase of equipment.....................................  (150,362)     (45,765)    (44,749)
Proceeds from sales of marketable securities...............................   117,270           --          --
Purchase of marketable securities..........................................   (42,448)    (114,145)         --
Proceeds from sales of assets..............................................    39,818           --          --
Contribution from minority shareholders....................................       940           --          --
Payments for microwave relocation costs....................................    (3,153)      (1,063)       (755)
                                                                            ---------    ---------    --------
Net cash used in investing activities......................................   (37,935)    (160,973)    (45,504)
Cash flows from financing activities
Capital contributions from members.........................................        66      224,783      23,303
Proceeds from long-term debt...............................................    65,000       30,959      38,131
Principal payments of long-term debt.......................................   (14,175)     (69,808)     (4,302)
Payments for financing costs...............................................                 (3,245)       (412)
                                                                            ---------    ---------    --------
Net cash provided by financing activities..................................    50,891      182,689      56,720
                                                                            ---------    ---------    --------
Net increase in cash and cash equivalents..................................     2,577          494       1,350
Cash and cash equivalents at beginning of year.............................     1,844        1,350          --
                                                                            ---------    ---------    --------
Cash and cash equivalents at end of year................................... $   4,421    $   1,844    $  1,350
                                                                            =========    =========    ========
Supplemental cash flow disclosures:
   Cash paid for interest.................................................. $   1,623    $   2,694    $  1,617
                                                                            =========    =========    ========
Noncash transactions:
   Purchases of equipment in accounts payable.............................. $   7,029    $   7,215    $ 12,348
                                                                            =========    =========    ========
   Contributions of net assets by members.................................. $   2,191    $   1,312    $  2,163
                                                                            =========    =========    ========

                            See accompanying notes.

                            LOUISIANA UNWIRED, LLC

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 2000

1. Description of Business and Summary of Significant Accounting Policies

  Description of Organization

   Louisiana Unwired, LLC (the "Company"), is principally engaged in providing access to and usage of its personal communications service ("PCS") networks in the Gulf States region of the United States. PCS is a new generation of wireless communications, offering customers advanced, secure, two-way digital wireless services and applications. As of December 31, 2000, the Company has been primarily engaged in building out its PCS network and in providing PCS service in Louisiana, Texas, Florida, Mississippi, Arkansas, and Alabama.

   In April 1998, the Company's members contributed PCS licenses in four Louisiana markets to the Company from an affiliated company with common ownership. Additionally, certain related assets and liabilities, including debt used to finance the purchase of these four licenses, were also contributed. These contributed assets and liabilities were recorded at their historical costs. The Company commenced operations in one of these markets in April 1998 and in three of these markets in September 1998. In December 1999, Command Connect, LLC ("Command Connect"), an affiliate of US Unwired Inc. ("US Unwired") and Cameron Communications Corporation ("Cameron"), contributed an additional 18 licenses.

   Additionally, during 1998, the Company entered into an agreement with Sprint PCS in which the Company has agreed to manage Sprint PCS's network in BTAs for which the Company does not have a PCS license. In consideration for managing Sprint PCS's network, Sprint PCS has agreed to pay 92% of collected revenues, as defined, to the Company. The agreement requires that the Company build out the PCS network in accordance with FCC requirements and deadlines. The Company and Sprint PCS will share equally the costs for any necessary future relocation of microwave sources that interfere with Sprint PCS's spectrum.

   Effective January 1, 2000, US Unwired entered into an agreement with Gulf Coast Wireless ("Gulf Coast Wireless"), formerly known as Meretel Communications Limited Partnership, to receive an 80% ownership interest in each of the Beaumont-Port Arthur and Lufkin-Nacogdoches BTAs in exchange for a reduction in US Unwired's ownership interest in Gulf Coast Wireless from 24.33% to 13.28%. US Unwired contributed these net assets to a partnership, Texas Unwired, a Louisiana general partnership ("Texas Unwired"), of which the Company is the managing partner. The contributed net assets were recorded at fair value. On January 1, 2000, US Unwired contributed its 80% ownership interest in Texas Unwired to the Company. The Company's financial statements for the year ended December 31, 2000 include the financial position and results of operations of Texas Unwired on a consolidated basis.

   The Company is economically dependent on the continued funding of its operations by its majority owner. Such owner has committed to provide such funding. At December 31, 2000, the Company is 93.86% owned by US Unwired and 6.14% by Cameron.

  Cash and Cash Equivalents

   The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

  Consolidation Policy

   The consolidated financial statements include the accounts of Louisiana Unwired, LLC and its majority-owned subsidiary. All significant intercompany balances and transactions are eliminated in consolidation. Losses

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000


of subsidiary attributable to minority stockholders in excess of the minority interest in the equity capital of the subsidiary are not eliminated in consolidation.

  Marketable Securities

   The Company accounts for marketable securities in accordance with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company determines the appropriate classification of all marketable securities as held-to-maturity, available-for-sale, or trading at the time of purchase and re-evaluates such classification as of each balance sheet date. At December 31, 2000, all of the Company's investments in marketable securities are classified as available-for-sale, and as a result, are reported at fair value. Unrealized gains and losses, if any, are reported as a component of accumulated other comprehensive income in stockholders' equity. The cost of investments sold is based on the average cost method, and realized gains and losses are included in other income (expense).

  Inventory

   Inventory consists of PCS telephones and related accessories and is carried at cost. Cost is determined by the average cost method, which approximates the first-in, first-out method.

  Property and Equipment

   Property and equipment is stated at cost and depreciation is provided on a straight-line basis over the estimated useful lives of the assets as follows:

                                                      Year
                                                     ------
                    Facilities and equipment........   5
                    Leasehold improvements.......... 3 to 5
                    Furniture, fixtures and vehicles 5 to 7

  Licenses

   Licenses consist primarily of costs incurred in connection with the acquisition of PCS licenses. These assets are recorded at cost and amortized using the straight-line method over an estimated useful life of 20 years. Amortization expense charged to operations in 2000, 1999 and 1998 was $616,000, $341,000 and $270,000, respectively.

  Impairment of Long-Lived Assets

   The Company assesses long-lived assets for impairment under Statement of Financial Accounting Standards ("SFAS") 121, Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held or disposed of by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Company periodically evaluates the recoverability of the carrying amounts of its licenses and property and equipment in each market, as well as the depreciation and amortization periods, based on estimated undiscounted future cash flows and other factors to determine whether current events or circumstances warrant reduction of the carrying amounts or acceleration of the related amortization period. If

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000


such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Deferred Financing Costs

   Deferred financing costs include costs incurred in connection with the issuance of the Company's long-term debt which are amortized over the term of the related debt. Amortization expense charged to operations in 2000, 1999 and 1998 was $2,000, $249,000 and $87,000, respectively.

  Revenue Recognition

   The Company earns revenue by providing access to and usage of its PCS networks and sales of PCS merchandise. Service revenues include revenues for charges to subscribers for both access to and usage of the Company's networks. These revenues are recognized as they are earned by the Company. Revenues from the sales of merchandise are recognized when the merchandise is delivered.

   The accounting policy for the recognition of activation fee revenue is to record the revenue over the periods such revenue is earned in accordance with the current interpretations of SEC Staff Accounting Bulletin No. 101 (SAB 101), "Revenue Recognition in Financial Statements." Accordingly, activation fee revenue and direct customer activation expense has been deferred and will be recorded over the average life for those customers (30 months) that are assessed an activation fee. As of December 31, 2000, the Company has deferred $227,000 of activation fee revenue and direct customer activation costs to future periods.

  Advertising Cost

   Advertising costs are expensed as incurred. For the years ended December 31, 2000, 1999 and 1998, approximately $12,760,000, $3,361,000 and $935,000 of advertising costs were incurred, respectively.

  Use of Estimates

   The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Commissions

   Commissions are paid to sales agents for customer activations and are expensed in the month the customer is activated within the system.

  Income Taxes

   No provision for income taxes is provided as the Company's federal and state income and/or loss is included in the income tax returns of its members.

  Concentrations of Credit Risk

   Financial instruments which potentially expose the Company to concentrations of credit risk consist primarily of cash and accounts receivable. The Company places its cash and temporary cash investments with

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000


high credit quality financial services companies. Collectibility of receivables is impacted by economic trends in each of the Company's markets and the Company has provided an allowance which it believes is adequate to absorb losses from uncollectible accounts.

  Disclosure About Fair Value of Financial Instruments

   The carrying amounts of cash and cash equivalents, accounts receivables, other receivables, and accounts payable and accrued expenses approximate fair value because of the short term nature of these items. The estimated fair value of the Company's long-term debt at December 31, 2000 and 1999 was $1,123,000 and $1,566,000, compared to its carrying value of $1,087,000 and $1,509,000. The fair value of long-term debt is valued at future cash flows discounted using the current borrowing rate for loans of a comparable maturity. The estimated fair value of the Company's notes payable approximates its carrying value of $65,000,000 as the notes are due upon demand and have a variable interest rate.

   Fair value estimates are subject to inherent limitations. Estimates of fair value are made at a specific point in time, based on relevant market information and information about the financial instrument. The estimated fair values of financial instruments presented above are not necessarily indicative of amounts the Company might realize in actual market transactions. Estimates of fair value are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

  New Accounting Pronouncements

   On July 8, 1999, the Financial Accounting Standards Board ("FASB") issued SFAS No. 137, "Deferral of the Effective Date of SFAS 133." SFAS No. 137 defers the effective date of SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," to all fiscal quarters of all fiscal years beginning after June 15, 2000. The adoption is not expected to have a material effect on the Company's consolidated results of operations, financial position, or cash flows.

2. Marketable Securities

   As of December 31, 2000, the Company's investments in marketable securities consist of fixed income mutual funds. The following is a summary of the Company's available-for-sale marketable securities as of December 31, 2000:

                                            Gross      Gross    Estimated
                                Amortized Unrealized Unrealized   Fair
                                  Cost      Gains      Losses     Value
                                --------- ---------- ---------- ---------
      Fixed income mutual funds  $39,323      --         --      $39,323
                                 =======      ==         ==      =======

   For the years ended December 31, 2000 and 1999, there were net realized gains and losses of $2,687,000 and $-0-, respectively, on sales of available-for-sale marketable securities included in interest income.

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000



3. Property and Equipment

   The major categories of property and equipment at December 31, 2000 and 1999 were as follows:

                                                  December 31,
                                                -----------------
                                                  2000     1999
                                                -------- --------
                                                 (In thousands)
              Facilities and equipment......... $212,309 $ 86,438
              Furniture, fixtures, and vehicles    4,681    1,785
              Leasehold improvements...........    1,388      350
              Construction in progress.........   14,364   12,537
                                                -------- --------
                                                 232,742  101,110
              Less accumulated depreciation....   40,608   15,805
                                                -------- --------
                                                $192,134 $ 85,305
                                                ======== ========

   The Company recorded depreciation expense of $30,903,000, $12,908,000 and $2,897,000 for the years ended December 31, 2000, 1999 and 1998, respectively.

   The Company leases certain facilities and equipment under capital leases. Assets recorded under capital leases are amortized over the lives of the respective leases. Assets under these obligations, totaling $8,367,000 (net of accumulated amortization of $566,000) at December 31, 2000 are included in facilities and equipment.

4. Long-Term Debt

   Long-term debt, including capital lease obligations, consisted of the following:

                                                            December 31,
                                                           --------------
                                                            2000    1999
                                                           ------  ------
                                                           (In thousands)
       FCC debt........................................... $1,087  $1,509
       Capital leases.....................................  8,093      --
                                                           ------  ------
       Total long-term obligations........................  9,180   1,509
       Less current maturities............................    524     140
                                                           ------  ------
       Long-term obligations, excluding current maturities $8,656  $1,369
                                                           ======  ======

   On June 23, 1999, the Company entered into senior credit facilities for $130 million with certain lenders. The senior credit facilities provided for an $80 million reducing revolving credit facility, which was to mature on September 30, 2007, and a $50 million delay draw term loan, which was to mature on September 30, 2007. All loans made under the senior credit facilities bear interest at variable rates tied to the prime rate, the federal funds rate or the LIBOR. The senior credit facilities were secured by a first priority security interest in all tangible and intangible assets of the Company and its subsidiaries (including the owned PCS licenses, if legally permitted); a pledge by US Unwired and Cameron of 100% of the ownership interests in the Company; a pledge by the Company of its ownership interest in any of the Company's present and future subsidiaries; and an assignment of all Sprint PCS agreements and any network contract (including software rights).

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000



   A portion of the proceeds from this new credit facility were used to extinguish the Company's May 1998 credit facility. As a result, the unamortized debt issuance costs related to the May 1998 credit facility, totaling $614,000, were written off as an extraordinary item.

   During the fourth quarter of 1999, US Unwired contributed approximately $194.7 million to the Company and the Company used a portion of these contributions to extinguish the June 1999 senior credit facilities. As a result, the unamortized debt issuance costs related to the June 1999 senior credit facilities, totaling $3,074,000, were written off as an extraordinary item.

   In December 1999, Command Connect contributed various PCS licenses to the Company. As part of this contribution, the Company assumed the related debt of $2,252,000 with the FCC. This debt bears interest at 8.75% and provides for quarterly principal and interest payments of approximately $68,000 through April 30, 2007. The contributed assets and assumed liabilities have been recorded at their historical costs.

   During 2000, the Company extinguished $13.9 million of debt related to Texas Unwired. As a result, the unamortized debt issuance costs related To this debt, totaling $238,000 was written off as an extraordinary item.

   In 2000, the Company borrowed $65.0 million from US Unwired through the execution of a series of demand notes. The Notes accrue interest at a variable rate of the Federal discount rate plus 3.5%, or 8.91% as of December 31, 2000.

   In 1999, Gulf Coast Wireless entered into capital lease agreements to lease towers for a 15-year period. As part of the agreement discussed in Note 1 above, Texas Unwired assumed Gulf Coast Wireless's obligations under 31 leases in the Beaumont-Port Arthur and Lufkin-Nacogdoches markets. During 2000, the Company executed two additional tower capital leases, bringing the total to 33.

   Maturities of long-term debt, including capital leases obligations, for the five years succeeding December 31, 2000 are as follows:

                                                                     Capital
                                                          Long-Term   Lease
                                                            Debt    Obligation  Total
                                                          --------- ---------- -------
                                                                 (In thousands)
2001.....................................................  $  122    $   792   $   914
2002.....................................................     133        792       925
2003.....................................................     145        792       937
2004.....................................................     157        792       949
2005.....................................................     172        792       964
Thereafter...............................................     358      7,278     7,636
                                                           ------    -------   -------
                                                            1,087     11,238    12,325
Less amounts representing interest.......................      --     (3,145)   (3,145)
                                                           ------    -------   -------
Long-term debt and present value of future lease payments  $1,087    $ 8,093   $ 9,180
                                                           ======    =======   =======

   During 1998, the Company entered into an interest rate swap agreement with a commercial bank to reduce the impact of changes in interest rates on its May 1998 bank credit facility floating rate debt. As the notional amount in the swap agreement corresponded to the principal amount outstanding on the debt and the variable

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000


rates in the swap and the debt use the same index, this agreement effectively changed the Company's interest rate exposure on $16 million of floating rate notes to a fixed 8.37%. During 1999, the Company extinguished the bank credit facility that this interest rate swap was hedging. As a result, the Company recorded this interest rate swap at its fair value. In December 1999, the Company settled this obligation for $587,000 which is included in other income in the statement of operations.

5. Commitments and Contingencies

   The Company's PCS licenses are subject to a requirement that the Company construct network facilities that offer coverage to at least one-third of the population in each of its Basic Trading Areas ("BTAs") within five years from the grant of the licenses and to at least two-thirds of the population within 10 years from the grant of the licenses. Should the Company fail to meet these coverage requirements, it may be subject to forfeiture of its licenses or the imposition of fines by the FCC. The PCS build-out in each BTA is subject to the successful completion of the network design, site and facility acquisitions, the purchase and installation of the network equipment, network testing, and the satisfactory accommodation of microwave users currently using the spectrum.

   On October 29, 1999, US Unwired issued $400 million of 13 3/8% Senior Subordinated Notes due November 1, 2009 ("the Notes"). The Notes are fully, unconditionally, and joint and severally guaranteed by the Company.

   On December 29, 2000, the Company sold 127 of its wireless communications towers and related ground leasehold rights and other assets (collectively, "towers") for gross proceeds of $39,751,000 cash. At the same time, the Company entered into an operating lease of antenna space on the sold towers from the buyer for a term of 10 years, renewable for three additional five year terms, at initial annual rental of $2,286,000 per year, increasing annually by 4% of the prior years rent. The Company recognized a gain of approximately $11,584,000 related to this transaction. In addition, the Company recorded a deferred gain of approximately $16,531,000 related to the transaction which will be amortized over the term of the operating lease.

   In connection with the sales-leaseback transaction described in above, the Company has committed to sell to the purchaser and the purchaser has an option to buy on or before March 31, 2001 up to an additional 173 towers at an aggregate cash price of $54,149,000 and for the Company to lease back space on the sold towers under similar rental terms. In addition, the Company has granted to the purchaser the option to purchase up to 100 additional towers constructed and owned by the Company through December 31, 2001.

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000



   The Company is a party to various operating leases for facilities and equipment. Rent expense for the year ended December 31, 2000, 1999 and 1998 was $7,148,000, $1,641,000, and $713,000, respectively. Future minimum annual lease payments due under noncancelable operating leases with terms in excess of one year are as follows:

                                           (In
                                        thousands)
                                        ----------
                             2001......  $ 11,852
                             2002......    12,089
                             2003......    12,112
                             2004......    11,960
                             2005......    10,216
                             Thereafter    42,347
                                         --------
                                         $100,576
                                         ========

   A PCS licensee, such as the Company, is required to share a portion of its spectrum with existing licensees that operate certain fixed microwave systems within each of its BTAs. These licensees will initially have priority use of their portion of the spectrum. To secure sufficient amount of unencumbered spectrum to operate its PCS network efficiently, the Company has negotiated agreements to pay for the microwave relocation of many of these existing licensees, which costs have been capitalized. The Company also may be required to contribute to the costs of relocation under agreements reached with other PCS licenses if such relocation benefits the Company's license areas. Depending on the terms of such agreements, the Company's ability to operate its PCS network profitably could be adversely affected.

   Employees of the Company participate in a 401(k) retirement plan (the "401(k) plan") sponsored by a related party. Employees are eligible to participate in the 401(k) plan when the employee has completed six months of service. Under the 401(k) plan, participating employees may defer a portion of their pretax earnings up to certain limits prescribed by the Internal Revenue Service. The Company contributes a discretionary match equal to a percentage of the amount deferred by the employee and a discretionary amount determined by the Company from current or accumulated net profits. The Company's contributions are fully vested upon the completion of 5 years of service. Contribution expense related to the 401(k) plan was approximately $111,000, $19,000 and $1,300 for the years ended December 31, 2000, 1999 and 1998, respectively.

6. Supplemental Cash Flow Disclosure

   During 1999, Command Connect contributed various PCS licenses to the Company. In connection with this contribution, the following assets were received and liabilities assumed:

                                                         (In
                                                      thousands)
                                                      ----------
               Licenses..............................  $ 3,556
               Accrued expenses......................      (17)
               Long-term debt........................   (2,227)
                                                       -------
               Contribution of net assets by a member  $ 1,312
                                                       =======

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000



   On January 1, 2000, US Unwired contributed its 80% ownership in Texas Unwired. In connection with this contribution, the following assets and liabilities were assumed:

                      Cash...................... $     66
                      Subscriber receivables....      299
                      Other receivables.........        7
                      Prepaid expenses..........      101
                      Inventory.................      611
                      Fixed assets..............   14,995
                      Other assets..............   11,451
                      Account payable...........      (73)
                      Accrued expenses..........     (376)
                      Due to members............   (1,578)
                      Due to affiliate..........   (1,152)
                      Minority interests........     (548)
                      Long term debt............  (21,612)
                                                 --------
                      Contribution of net assets $ (2,191)
                                                 ========

7. Related Party Transactions

   During the year ended December 31, 1998, the Company incurred management fees of $960,000 and $240,000 to Unwired Telecom and Cameron, respectively. During the year ended December 31, 1999, the Company incurred management fees of $4,772,000 to Unwired Telecom. During the year ended December 31, 2000, the Company incurred management fees of $14,306,000 to US Unwired of which $1,722,000 is included in due to affiliates at December 31, 2000.

   The Company contracts with UniBill, Inc. ("UniBill"), a subsidiary of Cameron, for all subscriber billing and accounts receivable data processing. UniBill charges a $2.50 fee per bill processed. Billing expenses totaled approximately $2,169,000, $515,000 and $22,000 in 2000, 1999 and 1998,
respectively, of which $405,000 is included in accounts payable at December 31, 2000.

   The Company also purchases long distance services from Cameron pursuant to an oral agreement and resells the service to the Company's customers. The aggregate amount paid to Cameron for such services during the year ended December 31, 2000 totaled $2,892,000.

                            LOUISIANA UNWIRED, LLC

                               December 31, 2000



8. Selected Quarterly Financial Data (Unaudited)

                                        First    Second     Third    Fourth
                                       Quarter   Quarter   Quarter   Quarter
                                       --------  --------  --------  --------
 2000
    Revenues.......................... $ 12,725  $ 15,904  $ 20,219  $ 27,359
    Operating loss....................  (11,119)  (12,409)  (17,425)  (27,750)
    Loss from continuing operations...   (9,358)  (10,845)  (16,459)  (17,277)
    Discontinued operations...........       --        --        --        --
    Extraordinary loss................     (238)       --        --        --
    Net loss..........................   (9,596)  (10,845)  (16,459)  (17,277)

 1999
    Revenues.......................... $  2,674  $  3,929  $  4,989  $  6,516
    Operating loss....................   (4,708)   (4,678)   (6,800)  (13,364)
    Loss from continuing operations...   (5,314)   (5,622)   (8,638)  (13,338)
    Discontinued operations...........       --        --        --        --
    Extraordinary loss................       --      (614)       --    (3,074)
    Net loss..........................   (5,314)   (6,236)   (8,638)  (16,412)

9. Subsequent Events

   On February 28, 2001, US Unwired entered into an agreement with Cameron to purchase Cameron's 6.14% minority interest in LA Unwired in exchange for 4,634,842 shares of US Unwired's Class A common stock. The market value of US Unwired's Class A common stock associated with this transaction was approximately $36.5 million.

   On February 28, 2001, US Unwired entered into an agreement with Butler Waddel Interest, Ltd ("Butler") and XIT Leasing, Inc. ("XIT") to purchase their minority interests in Texas Unwired. US Unwired exchanged 230,748 shares of its Class A common stock for Butler's 15% ownership in Texas Unwired and 76,916 shares of its Class A common stock for XIT's 5% ownership in Texas Unwired. The market value of US Unwired's Class A common stock associated with this transaction was $2.4 million. The agreement calls for additional consideration to be paid by US Unwired in the form of its Class A common stock contingent upon certain events occurring within six months of the date of the agreement.

                            LOUISIANA UNWIRED, LLC

                Schedule II--Valuation and Qualifying Accounts

                                               Year ended December 31,
                                               -----------------------
                                                 2000      1999  1998
                                               -------    -----  -----
                                                   (In thousands)
           Allowance for doubtful accounts
           Balance at beginning of year....... $    48    $  --  $  --
              Additions charged to expense....     873      173     --
              Reduction-recoveries/write-offs.    (697)    (125)    --
                                               -------    -----  -----
              Balance at end of year.......... $   224    $  48  $  --
                                               =======    =====  =====
           Reserve for inventory obsolescence
              Balance at beginning of year.... $   597    $  59  $  --
              Additions charged to expense....     833      538     59
              Reduction-recoveries/write-offs.  (1,264)      --     --
                                               -------    -----  -----
              Balance at end of year.......... $   166    $ 597  $  59
                                               =======    =====  =====



See accompanying notes are an integral part of the condensen financial statements.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of IWO Holdings, Inc. and Subsidiaries

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of IWO Holdings, Inc. and Subsidiaries at December 31, 1998, 1999 and 2000, and the results of their operations and their cash flows for the period from inception (August 22, 1997) through December 31, 1997, for the year ended December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000, in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

                                          /s/ PRICEWATERHOUSECOOPERS LLP

Albany, New York
February 23, 2001

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       December 31, 1998, 1999 and 2000
                       (in thousands except share data)

                                                                         1998    1999     2000
                                                                        ------ -------- --------
                                ASSETS
Current assets:
   Cash and cash equivalents........................................... $  319 $104,752 $ 36,313
   Accounts receivable, net of allowances of $312 at December 31, 2000.     --       --    4,218
   Inventory...........................................................     --      315    2,567
   Prepaid expenses....................................................     --      263    1,072
   Other current assets................................................     --       61      199
   Prepaid management fee--related party...............................     --    1,000    1,000
                                                                        ------ -------- --------
       Total current assets............................................    319  106,391   45,369
                                                                        ------ -------- --------
Restricted cash........................................................     --       --    8,000
Prepaid management fee--related party..................................     --    3,970    2,970
Property and equipment, net............................................     --      539   69,555
Construction in progress...............................................     --      243   33,009
Deferred costs, net....................................................  1,067   17,915   14,898
Intangible assets, net.................................................     --       --   58,874
Other..................................................................     --       --       24
                                                                        ------ -------- --------
       Total assets.................................................... $1,386 $129,058 $232,699
                                                                        ====== ======== ========



The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                       December 31, 1998, 1999 and 2000
                       (in thousands except share data)

                                                                             1998     1999      2000
                                                                            ------  --------  --------
                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable........................................................ $  100  $    807  $  6,388
   Accounts payable--related parties.......................................    251     4,866       213
   Due to Sprint...........................................................     --        --     7,711
   Accrued expenses........................................................     --       484    12,432
   Accrued expenses--related parties.......................................     --        --       463
   Unearned revenue........................................................     --        --     1,652
   Debt....................................................................    600        --        --
                                                                            ------  --------  --------
       Total current liabilities...........................................    951     6,157    28,859
Term loan..................................................................     --        --    80,000
Senior notes...............................................................     --        --        --
                                                                            ------  --------  --------
       Total liabilities...................................................    951     6,157   108,859
                                                                            ------  --------  --------
Redeemable common stock....................................................     --       310       346
                                                                            ------  --------  --------
Commitments and contingencies
Stockholders' equity:
   Preferred stock (nonvoting)--$.01 par value, 500,000 shares authorized,
     none issued and outstanding...........................................     --        --        --
   Common stock, Class A (nonvoting)--$.01 par value, 15,000,000 shares
     authorized, issued and outstanding....................................     --       150       150
   Common stock, Class B (voting)--$.01 par value, 18,750,000 shares authorized, 11,699,301 shares issued and outstanding at December 31,
     1999 and 13,274,171 shares issued at December 31, 2000................     --       117       133
   Common stock, Class C (nonvoting)--$.01 par value, 18,750,000 shares authorized, 3,432,365 and 3,555,630 shares issued and outstanding at
     December 31, 1999 and 2000............................................     --        34        35
   Common stock, Class D (voting)--$.01 par value, 60,000 shares
     authorized, issued and outstanding....................................     --         1         1
   Common stock, Class E (nonvoting)--$.01 par value, 5,545,000 shares
     authorized, 5,543,655 shares issued and outstanding...................     --        --        55
   Common stock (voting)--$.01 par value, 58,105,000 shares authorized,
     none issued and outstanding...........................................     --        --        --
   Common stock subscribed.................................................    500        --        --
   Additional paid-in capital..............................................     --   123,365   175,271
   Deficit accumulated during development stage............................    (65)   (1,076)   (1,076)
   Retained deficit........................................................     --        --   (50,080)
                                                                            ------  --------  --------
                                                                               435   122,591   124,489
   Treasury stock at cost (43,856 Class B shares)..........................     --        --      (252)
   Promissory notes receivable.............................................     --        --      (743)
                                                                            ------  --------  --------
       Total stockholders' equity..........................................    435   122,591   123,494
                                                                            ------  --------  --------
       Total liabilities and stockholders' equity.......................... $1,386  $129,058  $232,699
                                                                            ======  ========  ========

The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

  For the period from inception (August 22, 1997) through December 31, 1997, for the year ended December 31, 1998,
           for the period January 1, 1999 through December 20, 1999,
          for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000
                       (In thousands except share data)

                                           For the
                                         Period from
                                          Inception                  For the
                                         (August 22,                  Period    For the Period
                                            1997)     For the Year  January 1,   December 20,  For the Year
                                           through       Ended     1999 through  1999 through     Ended
                                         December 31, December 31, December 20,  December 31,  December 31,
                                             1997         1998         1999          1999          2000
                                         ------------ ------------ ------------ -------------- ------------
Net revenues............................  $       --   $       --   $       --   $        --   $    58,836
                                          ----------   ----------   ----------   -----------   -----------
Operating expenses:
 Costs of services and equipment
   (exclusive of depreciation and
   amortization shown below)............          --           --           --            --        48,818
 Selling and marketing..................           6            8           36             5        19,497
 General and administrative:
   Noncash stock-based compensation.....          --           --        2,900            --         1,817
   Related parties......................          --           --           30            --         2,193
   Other general and administrative.....          --           51        2,548           839        16,021
 Depreciation and amortization..........          --           --           --            --        12,538
 Financial advisory fees ($8,750 of fees
   to related parties)..................          --           --        9,250            --            --
                                          ----------   ----------   ----------   -----------   -----------
     Total operating expenses...........           6           59       14,764           844       100,884
                                          ----------   ----------   ----------   -----------   -----------
Operating loss..........................          (6)         (59)     (14,764)         (844)      (42,048)
 Interest income........................          --           --           --           171         2,032
 Interest expense.......................          --           --          (78)           --        (2,918)
 Interest expense--related parties......          --           --           --            --          (614)
 Amortization of debt issuance costs....          --           --           --           (84)       (2,843)
 Other debt financing fees..............          --           --           --          (319)       (3,689)
                                          ----------   ----------   ----------   -----------   -----------
     Net loss...........................  $       (6)  $      (59)  $  (14,842)  $    (1,076)  $   (50,080)
                                          ==========   ==========   ==========   ===========   ===========
Loss per share..........................
 Basic..................................  $       --   $     (.01)  $    (2.36)  $      (.04)  $     (1.63)
 Diluted................................  $       --   $     (.01)  $    (2.36)  $      (.04)  $     (1.63)
Weighted average shares outstanding.....
 Basic..................................   6,300,000    6,300,000    6,300,000    30,150,000    30,770,000
 Diluted................................   6,300,000    6,300,000    6,300,000    30,150,000    30,770,000


The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

For the period from inception (August 22, 1997) through December 31, 1997, for the year ended December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000
                                (In Thousands)

                                                             Capital Stock
                                                         ---------------------
                                                                                                                    Deficit
                                                                                                                  Accumulated
                                                            IWO    Independent    Common   Additional               During
                                                         Holdings, Wireless One   Stock     Paid-in   Contributed Development
                                                           Inc.    Corporation  Subscribed  Capital     Capital      Stage
                                                         --------- ------------ ---------- ---------- ----------- -----------
Balance at August 22, 1997..............................   $ --       $  --       $  --     $     --    $    --    $     --
Capital contributed during 1997.........................     --          --          --           --        125          --
Net loss................................................     --          --          --           --         --          (6)
                                                           ----       -----       -----     --------    -------    --------
Balance at December 31, 1997............................     --          --          --           --        125          (6)
Capital contributed during 1998.........................     --          --          --           --        375          --
Members' equity of LLC merged into Independent
 Wireless One Corporation on September 9, 1998..........     --          --         500           --       (500)         --
Net loss................................................     --          --          --           --         --         (59)
                                                           ----       -----       -----     --------    -------    --------
Balance at December 31, 1998............................     --          --         500           --         --         (65)
Independent Wireless One Corporation stock issued to
 Founders on March 5, 1999..............................     --         500        (500)          --         --          --
Founders contribute capital to Independent Wireless One
 Corporation............................................     --          --          --           --      2,250          --
Noncash stock-based compensation........................     --          --          --        2,900         --          --
Net loss................................................     --          --          --           --         --     (14,842)
                                                           ----       -----       -----     --------    -------    --------
Balance at December 20, 1999............................     --         500          --        2,900      2,250     (14,907)
Founders exchange stock of Independent Wireless One
 Corporation for stock in IWO Holdings, Inc.............     60        (500)         --        2,690     (2,250)         --
Proceeds from IWO Holdings, Inc. stock issuance
 excluding Redeemable common stock......................    241          --          --      134,449         --          --
Costs incurred for IWO Holdings, Inc. stock issuance....     --          --          --       (1,766)        --          --
Reclassification of Independent Wireless One Corporation
 deficit Accumulated during the development stage
 against IWO Holdings, Inc. additional paid-in capital..     --          --          --      (14,907)        --      14,907
Net loss................................................     --          --          --           --         --      (1,076)
                                                           ----       -----       -----     --------    -------    --------
Balance at December 31, 1999............................    301          --          --      123,366         --      (1,076)
Stock option exercises..................................      1          --          --          271         --          --
IWO Holdings, Inc. stock issuance.......................     72          --          --       49,928         --          --
Costs incurred for IWO Holdings, Inc. stock issuance....     --          --          --          (75)        --          --
Reclassification of common stock to redeemable common
 stock..................................................     --          --          --         (263)        --          --
Reclassification of redeemable common stock to common
 stock..................................................     --          --          --          227         --          --
Common stock repurchased................................     --          --          --           --         --          --
Promissory notes........................................     --          --          --           --         --          --
Noncash stock-based compensation........................     --          --          --        1,817         --          --
Net loss................................................     --          --          --           --         --          --
                                                           ----       -----       -----     --------    -------    --------
Balance at December 31, 2000............................   $374       $  --       $  --     $175,271    $    --    $ (1,076)
                                                           ====       =====       =====     ========    =======    ========




                                                                            Promissory Stockholders'
                                                         Retained  Treasury   Notes       Equity
                                                         Deficit    Stock   Receivable   (Deficit)
                                                         --------  -------- ---------- -------------
Balance at August 22, 1997.............................. $     --   $  --     $  --      $     --
Capital contributed during 1997.........................       --      --        --           125
Net loss................................................       --      --        --            (6)
                                                         --------   -----     -----      --------
Balance at December 31, 1997............................       --      --        --           119
Capital contributed during 1998.........................       --      --        --           375
Members' equity of LLC merged into Independent
 Wireless One Corporation on September 9, 1998..........       --      --        --            --
Net loss................................................       --      --        --           (59)
                                                         --------   -----     -----      --------
Balance at December 31, 1998............................       --      --        --           435
Independent Wireless One Corporation stock issued to
 Founders on March 5, 1999..............................       --      --        --            --
Founders contribute capital to Independent Wireless One
 Corporation............................................       --      --        --         2,250
Noncash stock-based compensation........................       --      --        --         2,900
Net loss................................................       --      --        --       (14,842)
                                                         --------   -----     -----      --------
Balance at December 20, 1999............................       --      --        --        (9,257)
Founders exchange stock of Independent Wireless One
 Corporation for stock in IWO Holdings, Inc.............       --      --        --            --
Proceeds from IWO Holdings, Inc. stock issuance
 excluding Redeemable common stock......................       --      --        --       134,690
Costs incurred for IWO Holdings, Inc. stock issuance....       --      --        --        (1,766)
Reclassification of Independent Wireless One Corporation
 deficit Accumulated during the development stage
 against IWO Holdings, Inc. additional paid-in capital..       --      --        --            --
Net loss................................................       --      --        --        (1,076)
                                                         --------   -----     -----      --------
Balance at December 31, 1999............................       --      --        --       122,591
Stock option exercises..................................       --      --        --           272
IWO Holdings, Inc. stock issuance.......................       --      --      (456)       49,544
Costs incurred for IWO Holdings, Inc. stock issuance....       --      --        --           (75)
Reclassification of common stock to redeemable common
 stock..................................................       --      --        --          (263)
Reclassification of redeemable common stock to common
 stock..................................................       --      --        --           227
Common stock repurchased................................       --    (252)       --          (252)
Promissory notes........................................       --      --      (287)         (287)
Noncash stock-based compensation........................       --      --        --         1,817
Net loss................................................  (50,080)     --        --       (50,080)
                                                         --------   -----     -----      --------
Balance at December 31, 2000............................ $(50,080)  $(252)    $(743)     $123,494
                                                         ========   =====     =====      ========

The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

For the period from inception (August 22, 1997) through December 31, 1997, for the year ended
 December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period
December 20, 1999 through December 31, 1999 and for the year ended December 31,
                                     2000
                                (In thousands)

                                            For the
                                          Period from
                                           Inception                  For the      For the
                                          (August 22,                  Period       Period
                                             1997)     For the Year  January 1,  December 20, For the Year
                                            through       Ended     1999 through 1999 through    Ended
                                          December 31, December 31, December 20, December 31, December 31,
                                              1997         1998         1999         1999         2000
                                          ------------ ------------ ------------ ------------ ------------
Cash flows from operating activities:
 Net loss................................     $ (6)        $(59)      $(14,842)    $ (1,076)    $(50,080)
 Adjustments to reconcile net loss to net
   cash used in operating activities:
   Allowances for doubtful accounts and
     sales returns.......................       --           --             --           --          312
   Depreciation and amortization of
     property and equipment..............       --           --             --           --        6,813
   Amortization of intangible assets.....       --           --             --           --        5,725
   Amortization of debt issuance costs...       --           --             --           84        2,843
   Noncash stock-based compensation......       --           --          2,900           --        1,817
 Changes in operating assets and
   liabilities net of acquired assets:
   Accounts receivable...................       --           --             --           --       (2,279)
   Inventory.............................       --           --            (20)        (295)      (2,252)
   Prepaid expenses......................       --           --           (279)          16         (809)
   Other.................................      (10)           5             (5)         (61)        (418)
   Prepaid management fee--related
     party...............................       --           --             --       (4,970)       1,000
   Accounts payable......................       --           --            829           67          717
   Accounts payable--related parties.....       --           --           (198)       4,008       (3,597)
   Due to Sprint.........................       --           --             --           --        7,711
   Accrued expenses......................       --           --          1,274         (790)      10,428
   Accrued expenses--related parties.....       --           --             --           --          463
   Accrued financial advisory fees.......       --           --          9,250       (9,250)          --
   Unearned revenue......................       --           --             --           --        1,652
                                              ----         ----       --------     --------     --------
     Net cash used in operating
       activities........................      (16)         (54)        (1,091)     (12,267)     (19,954)
                                              ----         ----       --------     --------     --------


The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

For the period from inception (August 22, 1997) through December 31, 1997, for the year ended
 December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period
December 20, 1999 through December 31, 1999 and for the year ended December 31,
                                     2000
                                (In thousands)

                                             For the
                                           Period from
                                            Inception                  For the      For the
                                           (August 22,                  Period       Period
                                              1997)     For the Year  January 1,  December 20, For the Year
                                             through       Ended     1999 through 1999 through    Ended
                                           December 31, December 31, December 20, December 31, December 31,
                                               1997         1998         1999         1999         2000
                                           ------------ ------------ ------------ ------------ ------------
Cash flows from investing activities:
   Deferred acquisition costs.............      (40)        (301)       (1,635)       (2,375)        (740)
   Purchase of Sprint assets..............       --           --            --            --     (116,405)
   Restricted cash........................       --           --            --            --       (8,000)
   Purchase of property and equipment.....       --           --          (251)         (288)     (19,926)
   Construction in progress...............       --           --           (84)         (159)     (27,749)
                                               ----        -----       -------      --------    ---------
       Net cash used in investing
         activities.......................      (40)        (301)       (1,970)       (2,822)    (172,820)
                                               ----        -----       -------      --------    ---------
Cash flows from financing activities:
   Gross proceeds received from equity
     investors............................      125          375         2,250       135,000       49,544
   Stock option exercises.................       --           --            --            --          272
   Proceeds received from issuance of
     debt.................................       --          600         1,400            --       85,000
   Payment of debt........................       --           --            --        (2,000)      (5,000)
   Purchase of treasury stock.............       --           --            --            --         (252)
   Payment of offering costs..............       --           --            --            --       (2,234)
   Payment of equity issuance costs.......      (35)        (303)         (656)         (772)         (75)
   Payment of debt issuance costs.........       (3)         (29)         (239)      (12,400)      (2,920)
                                               ----        -----       -------      --------    ---------
       Net cash provided by financing
         activities.......................       87          643         2,755       119,828      124,335
                                               ----        -----       -------      --------    ---------
Net increase (decrease) in cash and cash
  equivalents.............................       31          288          (306)      104,739      (68,439)
Cash and cash equivalents, beginning of
  period..................................       --           31           319            13      104,752
                                               ----        -----       -------      --------    ---------
Cash and cash equivalents, end of period..     $ 31        $ 319       $    13      $104,752    $  36,313
                                               ====        =====       =======      ========    =========


The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

For the period from inception (August 22, 1997) through December 31, 1997, for the year ended
 December 31, 1998, for the period January 1, 1999 through December 20, 1999, for the period
December 20, 1999 through December 31, 1999 and for the year ended December 31,
                                     2000
                                (In thousands)

                                           For the
                                         Period from
                                          Inception                  For the      For the
                                         (August 22,                  Period       Period
                                            1997)     For the Year  January 1,  December 20, For the Year
                                           Through       Ended     1999 through 1999 through    Ended
                                         December 31, December 31, December 20, December 31, December 31,
                                             1997         1998         1999         1999         2000
                                         ------------ ------------ ------------ ------------ ------------
Non-cash:
   Deferred costs included in accounts
     payable--related parties...........     $66          $285         $--          $977        $   --
   Property and equipment included in
     accounts payable...................      --            --          --            --           950
   Construction in progress included in
     accounts payable...................      --            --          --            --         3,835
   Construction in progress included in
     accrued expenses...................                                                         1,521
   Issuance of common stock for
     promissory notes...................      --            --          --            --           456
Interest paid...........................      --            --          78            --         3,403



The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of Business

   Independent Wireless One, LLC, (the "LLC") a limited liability company, was formed on August 22, 1997 by a consortium of independent local telephone companies (the "Founders") to become a provider of wireless telecommunications and data services (see Note 3). On September 9, 1998 the LLC changed its status to a C-corporation and changed its name to Independent Wireless One Corporation.

   On October 29, 1999, IWO Holdings, Inc. was formed to hold an investment in Independent Wireless One Corporation ("Corp"). On December 20, 1999, the Founders of Independent Wireless One Corporation exchanged their equity ownership, representing in the aggregate 100% of the outstanding capital stock of Corp for an aggregate of 6,300,000 shares of Class B common stock of IWO Holdings, Inc. (see Note 10). Further, certain investors and management invested approximately $135,000,000 into IWO Holdings, Inc., for approximately 79% of the equity of the Company. IWO Holdings, Inc. exchanged common stock, warrants and options to purchase the non-monetary assets of Corp. Such assets did not meet the definition of a business under EITF Topic D-81 and accordingly were recorded at the transferor's historical cost basis in accordance with Staff Accounting Bulletin No. 48. As a result of the transaction, Independent Wireless One Corporation became a wholly-owned subsidiary of IWO Holdings, Inc. (collectively referred to as "IWO" or the "Company").

   A significant portion of IWO's business operations through December 31, 1999 relates to pre-operating, organizational and acquisition efforts and related activities to obtain debt and equity financing. Such costs primarily include consulting and legal fees associated with developing the organization and raising the necessary capital to finance an acquisition and related future operations.

   The Company was a development stage enterprise until it commenced operations effective January 2000.

   In February 2000, the Company formed Independent Wireless One Leased Realty Corporation to hold all leasehold interests in the retail stores, administrative offices and cell site leases.

2.  Summary of Significant Accounting Policies

   The following is a summary of significant accounting policies:

  Basis of Consolidation

   The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and include the accounts of IWO Holdings, Inc., and its wholly-owned subsidiaries.

  Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Segment Information

   The Company believes it operates in only one segment, digital wireless personal communication services.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

  Comprehensive Income

   No statement of comprehensive income has been included in the accompanying financial statements since the Company does not have any other comprehensive income to report.

  Cash and Cash Equivalents

   Cash and cash equivalents include cash, money market funds, and commercial paper with original maturities of three months or less at the date of acquisition. The carrying amount of cash and cash equivalents approximates fair value.

  Inventory

   Inventory consists of handsets and related accessories. Inventories are carried at the lower of cost (determined using weighted average method) or market. Market is determined using replacement cost in accordance with industry standards.

  Property and Equipment

   Property and equipment are reported at cost less accumulated depreciation. When assets are sold, retired or otherwise disposed of, the related costs and accumulated depreciation are removed from the respective accounts, and any resulting gain or loss is recognized.

   Property and equipment are being depreciated using the straight-line method based on the following estimated useful lives of assets:

                  Network equipment.................  10 years
                  Building and building improvements  25 years
                  Furniture and office equipment.... 5-7 years
                  Computer software.................   5 years
                  Vehicles..........................   5 years

   Leasehold improvements are being amortized over the shorter of the estimated useful lives or lease term.

  Construction in Progress

   Construction in progress includes equipment, engineering and site development costs in connection with the build out of the Company's network. The Company capitalizes interest and direct labor on its construction in progress activities. Total interest and direct labor costs capitalized for the year ended December 31, 2000 approximate $1,379,000 and $484,000, respectively. When the network assets are placed in service, the Company transfers the assets from construction in progress to network assets and depreciates those assets over their estimated useful life.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

  Deferred Costs

   Organizational costs were expensed in 1999. The deferred acquisition costs have been allocated to the fair value of assets acquired and are being amortized over the respective assets' estimated useful lives using the straight-line method. Debt issuance costs represents direct costs incurred in connection with the Senior Credit Facility and Bridge Loan. Costs related to the Bridge Loan were being amortized over the estimated eighteen month term using the effective interest method. Costs related to the Senior Credit Facility are being amortized over the estimated eight year term using the effective interest method (see Note 9). Equity issuance costs have been charged to additional paid-in capital. Deferred offering costs represents direct costs incurred in connection with the sale of units consisting of Senior Notes and warrants. The deferred offering costs are being amortized over the 10 year term of the Senior Notes using the effective interest method (see Note 19).

  Intangible Assets

   The excess of purchase price over the fair value of net assets acquired from Sprint PCS is being amortized over twenty years (the term of the Management Agreement--see Note 3) using the straight-line method.

   The purchased subscriber list and employee work-force are being amortized over a four year period (estimated average customer life) and a three year period (estimated employee turnover rate) respectively using the straight-line method.

  Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of

   The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed of. SFAS No. 121 requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses in the periods presented.

  Revenue Recognition

   The Company recognizes revenue as services are performed. Under the Affiliation Agreements (see Note 3), Sprint PCS performs IWO's billings and collections and retains 8% of collected service revenues from Sprint PCS subscribers based in IWO's territory and from non-Sprint PCS subscribers who roam onto IWO's network. The amount retained by Sprint PCS is recorded as an operating expense as incurred. Revenues generated from the sale of handsets and accessories and revenues from Sprint PCS subscribers not based in IWO's territory who travel onto IWO's network are not subject to the 8% fee.

   Sprint PCS pays IWO a Sprint PCS "travel" fee for each minute that a Sprint PCS subscriber based outside of the IWO territory roams onto IWO's network. Conversely, IWO pays Sprint PCS travel fees when a Sprint PCS subscriber based in IWO's territory roams onto the Sprint PCS network outside of IWO's territory (see Note 3).

   The Company currently does not charge activation fees to its subscribers.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   Product revenues from the sale of handsets and accessories, which represents a separate earnings process, are recorded at the time of customer purchase net of allowance for sales returns. These revenues and related costs of sales are included in net revenues and costs of services and equipment, respectively. The allowance is estimated based on Sprint PCS's fourteen day handset return policy. When handsets are returned to Sprint PCS for refurbishing, the Company receives a credit from Sprint PCS, which is less than the Company originally paid for the handset.

   Unearned revenue represents amounts billed in advance of service being provided.

  Advertising Costs

   The Company expenses all advertising costs as they are incurred.

  Income Taxes

   Independent Wireless One was originally formed as a limited liability corporation and as such filed Federal and State tax returns under partnership provisions for both 1997 and part of 1998. Upon conversion to a C corporation on September 9, 1998, IWO accounts for income taxes under SFAS No. 109, "Accounting for Income Taxes". Under SFAS No. 109, deferred income taxes are recognized for the tax consequences of "temporary differences" by applying enacted statutory tax rates applicable for future years to differences between financial statement and tax basis of existing assets and liabilities. The effect of tax rate changes on deferred taxes is recognized in the income tax provision in the period that includes the enactment date. Effective December 20, 1999, Independent Wireless One Corporation became a wholly-owned subsidiary of IWO Holdings, Inc. Accordingly, IWO will be filing a consolidated tax return from the effective date.

  Net Loss Per Share

   The Company computes net loss per common share in accordance with Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128") and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS 128 and SAB 98, basic and diluted net loss per common share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of shares of common stock outstanding during the period. In accordance with SFAS 128, no conversion of stock options or warrants has been assumed in the calculation of diluted loss per share since the effect would be antidilutive. Accordingly, the number of weighted average shares outstanding as well as the amount of net loss per share are the same for basic and diluted per share calculations for the periods reflected in the accompanying financial statements. The Company has assumed that the IWO Holdings, Inc. shares issued to the Founders on December 20, 1999 were outstanding for all of 1997, 1998 and for the period January 1, 1999 through December 20, 1999.

  Risks and Uncertainties

   The Company's profitability is dependent upon successful implementation of the Company's business strategy and development of a sufficient subscriber base. The Company will continue to incur significant expenditures in connection with expanding and improving its operations. Such expansion may require substantial additional financing before construction is completed. At December 31, 2000 the Company had a $100 million unused Bridge Loan Facility, which if drawn down on March 31, 2001, was required to be repaid within one year of any initial draw (see Notes 9 and 19). Management replaced the Bridge Loan Facility through the additional sale of debt and equity securities through private or public sources (see Note 19--Sale of Units Consisting of Senior Notes and Warrants). The Company is highly dependent upon Sprint PCS for certain operating activities (see Note 3).

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

  Concentration of Risk

   The Company maintains cash and cash equivalents in accounts with financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. The Company monitors the financial stability of these institutions regularly and management does not believe there is a significant credit risk associated with deposits in excess of federally insured amounts. At December 31, 1998, 1999 and 2000, cash and cash equivalent balances maintained with financial institutions in excess of FDIC limits approximated $500,000, $106,000,000 and $8,283,000.

  Reclassifications

   Certain reclassifications have been made to the 1997, 1998 and 1999 amounts to conform with the 2000 presentations.

  Recent Accounting Pronouncements

   In June 1998, and June 1999 the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" and SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of SFAS No. 133". These statements (as amended by SFAS No. 138) establish accounting and reporting standards for derivative instruments and hedging activities. It requires that entities recognize all derivatives as either assets or liabilities on the balance sheet and measure those instruments at fair value. The Company adopted SFAS No. 133 on its effective date January 1, 2001 and such adoption did not have a material effect on the Company's financial position, results of operations or cash flows.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101 (SAB
101), "Revenue Recognition in Financial Statements." SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. The Company adopted SAB 101 in the fourth quarter of 2000 as required, and such adoption did not have a material effect on the Company's financial condition, results of operations or cash flows.

   In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an Interpretation of APB Opinion No. 25". FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a non compensatory plan; the accounting consequence of various modifications to the terms of previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 became effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The Company has applied the applicable provisions of FIN 44.

   In July 2000, the Emerging Issues Task Force issued Issue No. 00-14, "Accounting for Certain Sales Incentives." This Issue addresses the recognition, measurement and income statement classification for sales incentives offered voluntarily by a vendor without charge to customers that can be used in, or that are exercisable by a customer as a result of, a single exchange transaction. The adoption of Issue No. 00-14 did not have a material effect on the Company's financial condition, results of operations or cash flows.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

3.  Sprint PCS Agreements

   In 1999, IWO entered into a Management Agreement, a Services Agreement, two Trademark and Service Mark License Agreements, collectively called the "Affiliation Agreements", and an Asset Purchase Agreement, with Sprint PCS to own and operate a wireless business covering a major portion of the Northeastern United States. This territory covers a population of approximately
6.1 million people and extends from suburban New York City in the south to the Canadian border in the north and from Syracuse, New York in the west to all of Vermont and New Hampshire (except Nashua) and parts of Massachusetts and Northeastern Pennsylvania.

   Under the Asset Purchase Agreement and the Management Agreement, IWO purchased from Sprint PCS for approximately $116,405,000 certain assets, primarily network assets, and obtained the right to manage approximately forty-five thousand subscribers in the aforementioned territory. IWO received the exclusive right to sell all Sprint PCS wireless products and services in the aforementioned territory, and also received the benefit of Sprint PCS national advertising, sales and marketing programs. Sprint PCS retains 8% of collected revenues as defined.

   The Asset Purchase Agreement contained a four phase closing process. Effective January 5, 2000 Phase I and II closed. In connection with the Phase I and II closings, IWO paid Sprint PCS in the aggregate approximately $32,098,000 and received from Sprint PCS certain furniture, fixtures and equipment and the leasehold interest at IWO's corporate offices. In addition, IWO obtained the outstanding accounts receivable balance as of December 31, 1999 and the right to manage approximately forty-five thousand subscribers based within IWO's territory. On February 1, 2000, the Phase III closing occurred, and Sprint PCS transferred to IWO the retail related assets including furniture, fixtures and equipment and the leasehold interest at three Sprint PCS retail stores. The Phase IV closing occurred on March 31, 2000, at which time Sprint PCS transferred to IWO, its ownership in certain of its network assets, including one switch and its interest in 170 cell sites and other network related leases. IWO paid Sprint PCS approximately $84,307,000 at the Phase IV closing.

   The acquisition of the Sprint PCS assets has been accounted for under the purchase method of accounting. Accordingly, the operations related to the Sprint PCS assets acquired have been included in IWO's operations at the consummation date of each respective Phase closing, discussed above. The total purchase price aggregating $116,405,000 plus direct acquisition costs approximating $5,057,000 have been allocated to the estimated fair value of the assets acquired, including the subscribers to be managed under the Affiliation Agreements. In March 2000, IWO borrowed $50,000,000 from the Senior Credit Facility in order to fund a portion of the acquisition (see Note 9).

   The purchase price has been allocated to the fair value of the assets acquired. The allocation of purchase price is as follows (in thousands):

Property and equipment and construction in progress (primarily network assets) $ 54,612
Accounts receivable...........................................................    2,251
Subscriber lists..............................................................   14,000
Employee work-force...........................................................      500
Excess purchase price over net assets acquired................................   50,099
                                                                               --------
                                                                               $121,462
                                                                               ========

   In connection with the Management Agreement, the Company has agreed on a minimum network build-out plan which includes specific coverage and deployment schedules for the network planned within IWO's service area (see Note 13). The Company must comply with Sprint PCS program requirements for technical standards,

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
national and regional distribution and national accounts. The Company may not offer Sprint PCS products and services outside the Company's markets.

   The Management Agreement also provides that from January 2000 until December 2002, the Company will not be required to pay more fees for outbound travel than the Company receives for inbound travel (see Note 2). Outbound travel exceeded inbound travel on the non-affiliate Sprint PCS network by approximately $10.6 million for the year ended December 31, 2000.

   The Management Agreement is in effect for a period of 20 years with three 10-year renewal options unless terminated by either party under provisions outlined in the Management Agreement.

   If the Management Agreement is terminated as a result of an uncured breach, an IWO bankruptcy or other events as defined, Sprint PCS will have the right to purchase all of IWO's operating assets at an amount equal to seventy-two percent or eighty percent of its entire business value.

   Under the Services Agreement, Sprint PCS will provide to the Company various support services such as activation, billing and customer care. These services are available to the Company at established rates. Sprint PCS can change any or all of the service rates one time in each twelve month period. The Company may discontinue the use of any service upon three months written notice. Sprint PCS may discontinue a service provided that it gives nine months written notice. The Services Agreement automatically terminates upon termination of the Management Agreement.

   Under the Trademark and Service Mark License Agreements, Sprint PCS will provide the Company with non-transferable, royalty free licenses to use the Sprint PCS brand names and several other trademarks and service marks. The Company's use of the licensed marks is subject to adherence to quality standards determined by Sprint PCS. Sprint PCS can terminate the Trademark and Service Mark License Agreements if the Company files for bankruptcy, materially breaches the agreement or if the Management Agreement is terminated.

   On December 20, 1999, the Company entered into an Interim Services Agreement with Sprint PCS. Pursuant to this agreement, Sprint PCS provided the Company with network, advertising and other services through March 31, 2000 for a monthly fee of $1,417,597, certain switching services through December 31, 2000 for a monthly fee of $41,167 and Retail Operations Services for the month of January, 2000 at a fee of $475,584. Network services primarily include cell site lease and operating expenses, back haul costs, interconnection expense and network and engineering payroll and benefits. Retail Store expenses include primarily retail store lease and occupancy expenses, payroll and benefits to retail store employees and sales commissions.

   Under the agreements described above, the Company for the year ended December 31, 2000 incurred operating expenses aggregating approximately $52,707,000. At December 31, 2000, $7,711,000 was due to Sprint PCS.

4.  Inventory

   Inventory at December 31, 1999 and 2000 consists of the following (in thousands):

                                 December 31, December 31,
                                     1999         2000
                                 ------------ ------------
                     Handsets...     $304        $2,436
                     Accessories       11           131
                                     ----        ------
                                     $315        $2,567
                                     ====        ======

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

5.  Property and Equipment

   Property and equipment at December 31, 1999 and 2000 consists of the following (in thousands):

                                                December 31, December 31,
                                                    1999         2000
                                                ------------ ------------
      Land.....................................     $ --       $   169
      Building and building improvements.......       --         5,943
      Network equipment........................       --        62,779
      Furniture and office equipment...........      389         3,871
      Computer software........................      150         1,261
      Vehicles.................................       --           926
      Leasehold improvements...................       --         1,419
                                                    ----       -------
                                                     539        76,368
      Accumulated depreciation and amortization       --        (6,813)
                                                    ----       -------
                                                    $539       $69,555
                                                    ====       =======

   Depreciation and amortization expense for the year ended December 31, 2000 was $6,813,000.

6.  Deferred Costs

   Deferred costs at December 31, 1998, 1999 and 2000 consist of the following (in thousands):

                                                       December 31, December 31, December 31,
                                                           1998         1999         2000
                                                       ------------ ------------ ------------
Deferred acquisition costs............................    $  518      $ 4,527      $    --
Debt issuance costs...................................        47       13,472       15,591
Equity issuance costs.................................       497           --           --
Organizational costs..................................         5           --           --
Deferred offering costs...............................        --           --        2,234
                                                          ------      -------      -------
                                                           1,067       17,999       17,825
Accumulated amortization of debt issuance and offering
  costs...............................................        --          (84)      (2,927)
                                                          ------      -------      -------
                                                          $1,067      $17,915      $14,898
                                                          ======      =======      =======

   Amortization expense of debt issuance and offering costs for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000 was $84,000 and $2,843,000, respectively.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

7.  Intangible Assets

   Intangible assets at December 31, 2000 consist of the following (in thousands):

                                                                  December 31,
                                                                      2000
                                                                  ------------
 Excess purchase price over the fair value of net assets acquired   $50,099
 Subscriber list.................................................    14,000
 Employee work-force.............................................       500
                                                                    -------
                                                                     64,599
 Accumulated amortization........................................    (5,725)
                                                                    -------
                                                                    $58,874
                                                                    =======

   Amortization expense of intangible assets for the year ended December 31, 2000 was $5,725,000.

8.  Accrued Expenses

   Accrued expenses at December 31, 1999 and 2000 consist of the following (in thousands):

                                              December 31, December 31,
                                                  1999         2000
                                              ------------ ------------
         Accrued interest and financing costs     $ --       $ 2,271
         Accrued payroll and benefits........       --         2,294
         Accrued network costs...............       --         5,071
         Other accrued expenses..............      484         2,796
                                                  ----       -------
                                                  $484       $12,432
                                                  ====       =======

9.  Debt

  Bank Lines of Credit

   During 1999, the Company had two bank lines of credit aggregating $2,000,000 that bore interest at prime plus .5%. The bank lines of credit were repaid prior to December 31, 1999.

  Senior Credit Facility

   In December, 1999, the Company entered into a credit facility (the Senior Credit Facility) which was amended on June 30, and December 8, 2000, respectively, with a group of commercial lenders, under which the Company may borrow up to $240,000,000, in the aggregate consisting of (i) up to $70,000,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date eight years from the effective date of the loan, (ii) a $120,000,000 term loan (the Tranche A Term Loan) with a maturity date of March 2008, and (iii) a $50,000,000 term loan (the Tranche B Term Loan) with a maturity date of September 2008. The Senior Credit Facility, as amended, provides that, subject to certain conditions, the Company may request an additional tranche of loans in the amount of $25,000,000 in the aggregate on or prior to March 31, 2002 from the lenders. No lender is obligated to subscribe to the new commitment and, in the event that the total commitment from the lenders is less than $25,000,000, the Company has the right to arrange the financing of the deficit amount with other financial institutions (subject to the approval of the administrative agent).

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   Beginning in March 2004, principal repayments will be made in 17 quarterly installments for the Tranche A Term Loan and 19 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan will range from $2,000,000 on March 31, 2004 to $12,000,000 on March 31, 2008.
Quarterly principal payments for the Tranche B Term Loan will range from $250,000 on March 31, 2004 to $31,000,000 on September 30, 2008. Interest
payments on the Senior Credit Facility are due quarterly.

   The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events and conditions, including issuance of capital stock, proceeds from certain additional indebtedness, certain asset sales and excess cash flows as defined in the agreement.

   The commitment under the Tranche A Term Loan is available at the effective date (the date on or prior to May 1, 2000 on which certain conditions, as defined in the Senior Credit Facility, are met) subject to completion of the additional $100,000,000 financing event (see bridge loan below) by March 31, 2001 as defined in the Senior Credit Facility except that $30,000,000 became available as of June 30, 2000 and another $30,000,000 became available upon the closing of the additional $50,000,000 equity financing (See Note 10). The remaining availability under the Tranche A Term Loan is reduced by $30,000,000 on each 6 month anniversary date of the effective date. The commitment to make loans under the Senior Revolving Credit Facility is available on the effective date and through the eighth anniversary of that date subject to the completion of the additional financing event except with respect to drawing the first $20,000,000.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 1.5% to 3.75% based on certain events by the Company, as specified. The Applicable Margin for ABR Loans will range from .50% to 2.75% based on certain events by the Company, as specified.

   The loans from the Senior Credit Facility are subject to a quarterly commitment fee, which ranges from .75% to 1.25% of the available portion of the Tranche A Term Loan, the Tranche B Term Loan, and the Senior Revolving Credit Facility. The Company paid $1,300,000 in connection with amendments to the Senior Credit Facility for the year ended December 31, 2000.

   The Company must comply with certain financial and operating covenants. The most restrictive financial covenants include various debt to equity, debt to EBITDA, interest coverage and fixed charge coverage ratios, as defined in the Senior Credit Facility.

   In connection with the Senior Credit Facility, an affiliate of a stockholder was required to establish an $8,000,000 bank letter of credit, which could be drawn down by the Senior Credit Facility commercial lenders, upon certain events as defined in the Senior Credit Facility Agreement. In March 2000, this bank letter of credit arrangement was terminated and replaced with the Company depositing $8,000,000 as a compensating balance with the commercial lenders of the Senior Credit Facility. The compensating balance (restricted cash) will be maintained by IWO until the Senior Credit Facility borrowings are repaid in full.

   The Senior Credit Facility is collateralized by all of the issued and outstanding shares of capital stock of Corp and repayment is guaranteed by IWO.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   IWO paid a 2.5% underwriting fee ($6,000,000) to enter into the Senior Credit Facility arrangement, which is included in debt issuance costs (see Notes 2 and 6). Certain of the commercial lenders who have committed $57,000,000 under the Senior Credit Facility are stockholders of the Company (see Note 15).

   At December 31, 2000 $80,000,000 was outstanding under the Senior Credit Facility as follows:

                                            December 31,
                                                2000
                                            ------------
                        Tranche A Term Loan $30,000,000
                        Tranche B Term Loan  50,000,000
                                            -----------
                                            $80,000,000
                                            ===========

  Bridge Loan

   In December 1999 the Company received a commitment through a Bridge Loan Agreement, as amended, with Credit Suisse First Boston (CSFB) and other lenders under which the Company may borrow up to $100,000,000. IWO paid a $1,000,000 fee to obtain the bridge loan commitment, and a $500,000 extension fee in connection with an amendment on June 30, 2000, which are included in debt issuance costs (see Note 2). Certain lenders are also stockholders of the Company (see Note 15). Total amount paid to lenders who are stockholders of the Company approximated $355,000. The commitment terminates upon the earlier of the issuance of at least $100,000,000 of additional debt or equity by the Company or March 31, 2001. The commitment terminated upon the sale of units consisting of senior notes and warrants for $160,000,000 (see Note 19).

10.  Equity

   Prior to January 1, 1999, the Founders made capital contributions of $500,000, for which 14,357 shares of common stock, were issued to the Founders on March 5, 1999. Also, in 1999, the Founders of the Company contributed additional capital totaling $2,250,000. On December 20, 1999, the Founders exchanged their 14,357 shares of common stock for 6,300,000 shares of Class B common stock in IWO Holdings, Inc. Also, on December 20, 1999 certain investors and management of IWO invested approximately $135,000,000 into IWO Holdings, Inc. for approximately 79% of the equity of the Company (see Note 1). The shares acquired by management were in connection with Management Bonus Stock Purchase Agreements (see Note 14).

   The Company entered into recourse promissory note agreements effective March 2000 with certain officers to loan such officers approximately $287,000 in the aggregate to purchase 50,000 shares of the Company's common stock from a stockholder. The funds were disbursed to the officers in June 2000. The notes bear interest at prime rate plus the applicable margin related to the Senior Revolving Credit Facility. Interest is due annually and principal is due on January 1, 2003. Twenty percent of the officers' annual bonuses will be used to reduce the outstanding loan balance. Both notes are collateralized by the Company's common stock owned by the officers.

   In December, 2000, investors including certain members of management and other related parties purchased an additional 7,142,857 shares of Class B, C, and E common stock for $50,000,000. In connection with this stock sale, the Company entered into recourse promissory note agreements effective December 2000 with two officers to loan such officers approximately $456,000 in the aggregate to purchase 65,100 shares of the Company's common stock. The notes bear interest at prime rate plus the applicable margin related to the Senior Revolving Credit Facility. Interest is due annually. Fifty percent of the notes' principal becomes due upon payment to the officers of their bonus with respect to the year ended December 31, 2000. The remaining fifty percent is due on

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

March 31, 2003 with the further provision that 20% of the executives' annual bonus, net of applicable taxes, shall be used to further reduce the outstanding balances of these notes. Both notes are collateralized by the Company's common stock owned by the officers at December 31, 2000.

   The promissory note balance aggregating $743,000 at December 31, 2000 is reflected as a reduction to stockholders' equity.

  Stock Split and Amendment to Certificate of Incorporation

   On November 8, 2000 the Board of Directors of the Company approved a thirty-for-one stock split of the Company's common stock which became effective on November 27, 2000.

   All references to share and per-share data for all periods presented have been restated to give effect to this thirty-for-one stock split. The Board of Directors of the Company also approved Holdings restated Certificate of Incorporation to provide the Company with the authority to issue 116,710,000 shares of capital stock as follows:

                     Preferred Stock.....    500,000 shares
                     Class A Common Stock 15,000,000 shares
                     Class B Common Stock 18,750,000 shares
                     Class C Common Stock 18,750,000 shares
                     Class D Common Stock     60,000 shares
                     Class E Common Stock  5,545,000 shares
                     Common Stock........ 58,105,000 shares

   At December 31, 2000, the outstanding Class B common stock had 13,274,171 voting rights (1 vote per share) and the outstanding Class D common stock had 24,162,000 voting rights (402.7 votes per share). Holders of Class A, Class C and Class E common stock have no voting rights. Upon issuance, nonclass common stockholders will have 1 vote per share. Subject to the rights of the holders of any shares of then outstanding Preferred Stock, holders of all classes of common stock and non class common stock are entitled to participate on a pro rata basis in any dividends, dissolution, or liquidation.

11.   Income Taxes

   Deferred tax assets and liabilities are determined based on the temporary differences between the financial statements and the tax bases of assets and liabilities as measured by the enacted tax rates.

   The significant components of deferred income tax expense (benefit) are as follows (in thousands):

                                             For the Period For the Period
                                For the Year   January 1,    December 20   For the Year
                                   Ended      1999 through     through        Ended
                                December 31,  December 20,   December 31,  December 31,
                                    1998          1999           1999          2000
                                ------------ -------------- -------------- ------------
Deferred tax (benefit) expense.     $(21)       $(5,177)        $(376)       $    232
Net operating loss carryforward       --             --            --         (17,839)
Valuation allowance............       21          5,177           376          17,607
                                    ----        -------         -----        --------
                                    $ --        $    --         $  --        $     --
                                    ====        =======         =====        ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   The Company's effective income tax rate differed from the Federal statutory tax rate of 35% as follows (in thousands):

                                                    For the Period For the Period
                                       For the Year   January 1,    December 20   For the Year
                                          Ended      1999 through     through        Ended
                                       December 31,  December 20,   December 31,  December 31,
                                           1998          1999           1999          2000
                                       ------------ -------------- -------------- ------------
Computed "expected" tax benefit.......     $(21)       $(5,195)        $(376)       $(17,528)
Other.................................       --             18            --             (79)
Increase in valuation allowance.......       21          5,177           376          17,607
                                           ----        -------         -----        --------
   Total income tax expense/(benefit).     $ --        $    --         $  --        $     --
                                           ====        =======         =====        ========

   The Company's tax effects relating to temporary differences and carryforwards are as follows (in thousands):

                                                   December 31,
                                             -----------------------
                                             1998   1999      2000
                                             ----  -------  --------
          Deferred tax assets/(liabilities):
          Net operating loss................ $ --  $    --  $ 17,839
          Start-up costs....................   21    4,570     3,656
          Stock-based compensation..........   --    1,015     1,651
          Intangible assets.................   --        2       704
          Depreciation......................   --       (5)     (861)
          Accrued expenses and reserves.....   --       (8)      192
                                             ----  -------  --------
                                               21    5,574    23,181
          Valuation allowance...............  (21)  (5,574)  (23,181)
                                             ----  -------  --------
          Deferred tax asset................ $ --  $    --  $     --
                                             ====  =======  ========

   In accordance with FASB No. 109, the Company has recorded a full valuation allowance against its deferred tax asset since it believes it is more than likely than not that such deferred tax asset will not be realized. The valuation allowance at December 31, 1998, 1999 and 2000 is approximately $21, $5,574,000 and $23,181,000. During the year ended December 31, 2000, the valuation allowance increased by approximately $17,607,000.

   At December 31, 2000, the Company has unused Federal net operating loss carryforwards of approximately $50,968,000. The federal net operating loss carryforwards if unused will begin to expire during the year ended December 31, 2021.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

12.  Loss Per Common Share

   Loss per common share is as follows (in thousands except share data):

                                                   For the Period For the Period
                          August 22,  For the Year   January 1,    December 20,  For the Year
                         1997 through    Ended      1999 through   1999 through     Ended
                         December 31, December 31,  December 20,   December 31,  December 31,
                             1997         1998          1999           1999          2000
                         ------------ ------------ -------------- -------------- ------------
Numerator
   Net loss.............  $       (6)  $      (59)   $  (14,842)   $    (1,076)  $   (50,080)
Denominator
   Weighted average
     shares outstanding.   6,300,000    6,300,000     6,300,000     30,150,000    30,770,000

   No options or warrants were included in the calculation of diluted loss per share because their impact would have been anti-dilutive (see Note 2).

13.  Commitments and Contingencies

  Leases

   In 1999, the Company entered into an operating lease for corporate office space that expires December 31, 2004. Annual lease payments approximate $215,000. In 2000 the Company began leasing various cell site, tower and retail office space. Such leases expire at various dates through 2020. Minimum annual rental commitments for all non-cancelable operating leases at December 31, 2000 are (in thousands):

                               2001...... $4,991
                               2002......  4,313
                               2003......  4,077
                               2004......  3,915
                               2005......  3,003
                               Thereafter  4,810

   The table excludes renewal options related to certain cell and switch site leases. These renewal options generally have five-year terms and can be exercised from time to time.

   Total rent expense for the period January 1, 1999 through December 20, 1999, for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000, was $4,000, $3,500 and $3,115,000, respectively.

  Commitments

   As of December 31, 1999 and 2000, the Company had purchase commitments for network equipment, hardware, software and related services aggregating $6,255,000 and $5,862,000, respectively.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   In connection with the Asset Purchase Agreement, the Company is required to build out the Sprint PCS Network territory it is managing. Estimated budgeted annual expenditures for this network build are as follows (in thousands):

                                      Unaudited
                                      ---------
                                 2001  $70,000
                                 2002   33,000
                                 2003   19,000

  Employment Agreements

   In May 2000, IWO entered into employment agreements with three of its senior executive officers. The term of each agreement approximates three years and the aggregate annual compensation obligation under these employment agreements ranges from $600,000 in year one to $630,000 in year three as well as annual bonuses based on performance.

  Financial Advisory Agreement

   On August 28, 2000, the Company entered into a financial advisory agreement with certain investment banking firms for a period of six months whereby such firms would advise the Company with respect to the sale, recapitalization, merger, consolidation or other business combination of the Company. The fee for the successful completion of these services is 1.0% of the Enterprise Value of the Company as defined in the agreement. The Company did not incur any fees under this agreement in 2000.

14.  Stock Option and Performance Award and Warrant Programs

  Stock Incentive Plan

   In December 1999, the Board of Directors and Stockholders approved IWO Holdings, Inc.'s Stock Incentive Plan. Under the Plan, the Company may grant to its employees, incentive stock options (ISO), non-qualified stock options
(NSO), stock appreciation rights (SAR) and stock grants as defined by the Plan. The Company has reserved 2,021,970 shares of Class B common stock for issuance under the plan.

   In December 1999, the Company granted to certain officers and employees, stock options to acquire approximately 1,289,340 shares of Class B common stock at a purchase price of $5.74468 per share (fair value). Options for approximately 353,940 shares of Class B common stock vested immediately (December 1999). Options for approximately 581,460 shares of Class B common stock vest ratably on a daily basis over a three year period commencing January 1, 2000. The remaining options to acquire 353,940 shares of Class B common stock vest at the end of a five year period. Such options contain accelerated vesting provisions over a three year period based upon the achievement of certain annual performance goals.

   In December 1999, the Company granted to its outside General Counsel/stockholder stock options to acquire 387,079 shares of Class B common stock at a purchase price of $5.74468 per share (fair value). Options for approximately 184,830 shares of Class B common stock vested immediately in December 1999 and the remaining options for 202,249 shares of Class B common stock vest ratably on a daily basis over a three year period commencing January 1, 2000.

   The fair value of the fully vested options approximating $930,000 was initially being recognized over the term of the professional services agreement (see Note 15) as stock-based compensation with a corresponding

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
credit to additional paid-in capital. In connection with the termination of the professional services agreement of the General Counsel (see Note 17), the option agreement was modified resulting in accelerated vesting, options for 318,079 shares of Class B common stock were deemed vested and options for 39,000 shares of Class B common stock were forfeited. The General Counsel had previously exercised options on 30,000 shares of Class B common stock. The modification resulted in a new measurement date and the fair value of the accelerated options which approximated $885,000 will be recognized as expense over the remaining term of the consulting agreement. The fair value of the remaining fully vested options described above is being amortized over the term of the new consulting agreement. Stock-based compensation recognized for the year ended December 31, 2000 was $1,070,000.

   In March 2000, certain officers of the Company were granted vested options to acquire 99,990 shares of Class B common stock at a purchase price of $5.74468 per share (fair value).

   In 2000, the Company granted to its chief financial officer and employees, stock options to acquire approximately 516,854 shares of Class B common stock at a purchase price of $5.74468 per share (fair value). Options for approximately 84,270 shares of Class B common stock granted to the chief financial officer vested immediately (May 1, 2000). Options for approximately 210,674 shares of Class B common stock granted to the chief financial officer vest ratably on a daily basis over the period May 1, 2000 through December 31, 2002. Options for approximately 95,506 shares of Class B common stock granted to other employees vest ratably on a daily basis over a three year period commencing upon the date of the grant. The remaining options to acquire 126,404 shares of Class B common stock granted to the chief financial officer vest at the end of a five year period. Such options contain accelerated vesting provisions over a three year period based upon the achievement of certain annual performance goals. The aforementioned options for 421,348 shares of Class B common stock granted to the chief financial officer vest and become exercisable upon an approved sale which provides for a specified rate of return as provided for in the agreement.

   In September 2000, the Company amended stock option agreements for 1,264,045 shares of Class B common stock with three of its officers to provide for the immediate vesting of 20% of these options upon a Merger, as defined. One hundred percent of these options are immediately vested in the event the officers' employment is terminated without cause within 12 months of such a Merger. Such modification under certain circumstances will result in future compensation charges to the Company and such amounts could be material.

  Management Stock Purchase Agreements

   In connection with Management Bonus Stock Purchase Agreements dated December 20, 1999, certain Company management acquired in the aggregate 29,012 shares of Class B common stock at $5.74468 per share (fair value). Under these agreements, the Company has the right to repurchase the shares from management and management has the right to put the shares to the Company, and in each case at the lower of cost or the fair value, subject to certain conditions as defined in the agreements. Accordingly, the shares issued have been classified as redeemable common stock in the accompanying consolidated balance sheets (see
Note 10). In December 1999, the Company issued to the General Counsel/stockholder 24,990 shares of Class B common stock at a purchase price of $5.74468 per share (fair value). Also, in connection with a Management Stock Purchase Agreement dated January 2000, the former chief financial officer of the Company acquired 24,990 shares of Class B common stock at $5.74468 per share (fair value) from a stockholder.

  Stock Option Plans

   The former President entered into an employment agreement with Corp dated May 1999, whereby Corp granted the former President an option to acquire a 5% equity ownership in Corp at purchase prices equal to or in

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
excess of fair value at date of grant (as determined by the Board of Directors). The option agreement contained an acceleration clause, whereby all options vest upon a change in ownership control as defined in the agreement.

   On December 20, 1999, a change in ownership control occurred resulting in all options vesting immediately. In connection with the change in ownership, vested options to acquire 337,079 and 505,620 shares of IWO Holdings, Inc. Class B common stock at exercise prices of $1.45070 per share, and $5.74468 per share (fair value) respectively, were granted to the former President in exchange for the former President's option to acquire a 5% equity ownership in Corp. IWO Holdings, Inc. also granted to the former President unvested options to acquire 842,695 shares of IWO Holdings, Inc. Class B common stock at an exercise price of $5.74468 per share (fair value). Such unvested options vest ratably on a daily basis over three years. On December 20, 1999, Corp. recognized $1,450,000 of compensation expense with a corresponding credit to additional paid-in capital for the difference between the option exercise price ($1.45070) and the fair value of its stock on December 20, 1999 ($5.74468).

   In connection with the resignation of the former President (See Note 17), IWO accelerated the vesting on all unvested options. The intrinsic value of these options which approximated $747,000 was charged to operations in 2000. IWO has also repurchased 14,506 shares of class B common stock held by the former President for a total purchase price of $83,333. The former President retained vested options to purchase 337,079 shares of class B common stock at an exercise price of $1.45070 per share and 1,348,315 shares at an exercise price of $5.74468 per share. The former President's retained options are exercisable until November 7, 2005, or if IWO's initial public offering occurs within five years of the date of his separation agreement, the later of November 7, 2005 or two years after the closing of the initial public offering. The former President's warrants for 74,400 shares of Class B common stock terminated upon his resignation.

   On August 12, 1999, the Chairman of the Board was granted by Corp a vested option to acquire a 1% equity interest in Corp at $489,000. On December 20, 1999, the Chairman of the Board exchanged his right to acquire 1% equity interest in Corp. for vested options to acquire 337,079 shares of IWO Holdings, Inc. Class B common stock at an exercise price $1.45070 per share. Corp recognized $1,450,000 of compensation expense with a corresponding credit to additional paid-in capital for the difference between the option exercise price ($1.45070) and the fair value of its stock on December 20, 1999 ($5.74468).

   All options are exercisable over a ten-year period unless otherwise indicated.

  Warrant Programs

   The Founders, certain officers and the General Counsel/stockholder of the Company have been granted warrants to purchase 828,000, 297,600 and 74,400 shares of Class B common stock, respectively, at a purchase price of $5.74468 per share. The warrants shall vest and become exercisable in full upon the earliest to occur of the following: an approved sale of the Company or an initial public offering, either of which results in a specified annual rate of return to the Class A common stock, Class C common stock and Class D common stock stockholders, as defined in the agreements. A measurement date is established for the warrants at the time the aforementioned events become probable (as defined in SFAS No. 5). For the warrants granted to certain officers, IWO at the measurement date will record a charge to operations (under APB No. 25 intrinsic value method) for the difference between the fair value of its stock and the exercise price of the warrants. For the warrants granted to the General Counsel/stockholder, IWO at the measurement date will record a charge to operations (under SFAS No. 123 fair value method) for the fair value of the warrant (see Note 17).

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   Stock options and warrants outstanding were as follows:

                                  Outstanding Options      Warrants
                                  ------------------- -------------------
                                             Weighted            Weighted
                                             Average             Average
                                  Number of  Exercise Number of  Exercise
                                   Shares     Price    Shares     Price
                                  ---------  -------- ---------  --------
       Balance, January 1, 1999..        --    $--           --    $--
       Granted................... 3,707,300      5    1,200,000      6
       Forfeited.................        --     --           --     --
       Exercised.................        --     --           --     --
                                  ---------           ---------
       Balance, December 31, 1999 3,707,300      5    1,200,000      6
       Granted...................   616,855      6       74,400      6
       Forfeited.................  (300,270)     6     (148,800)     6
       Exercised.................   (98,930)     3           --     --
                                  ---------           ---------
       Balance, December 31, 2000 3,924,955    $ 5    1,125,600    $ 6
                                  =========           =========

   For various price ranges, weighted average characteristics of outstanding options at December 31, 2000 were as follows:

                          Options Outstanding           Options Exercisable
                  ----------------------------------- -----------------------
                                  Weighted-
                      Number       Average   Weighted     Number     Weighted
                  Outstanding At  Remaining  Average  Exercisable At Average
                   December 31,  Contractual Exercise  December 31,  Exercise
   Exercise Price      2000         Life      Price        2000       Price
   -------------- -------------- ----------- -------- -------------- --------
         $1......     605,225     7.5 years     $1        605,225       $1
         $6......   3,319,730       8 years     $6      2,463,661       $6
                    ---------                           ---------
                    3,924,955                           3,068,886
                    =========                           =========

   For various price ranges, weighted average characteristics of outstanding options at December 31, 1999 were as follows:

                          Options Outstanding           Options Exercisable
                  ----------------------------------- -----------------------
                                  Weighted-
                      Number       Average   Weighted     Number     Weighted
                  Outstanding At  Remaining  Average  Exercisable At Average
                   December 31,  Contractual Exercise  December 31,  Exercise
   Exercise Price      1999         Life      Price        1999       Price
   -------------- -------------- ----------- -------- -------------- --------
         $1......     674,160     10 years      $1        674,160       $1
         $6......   3,033,150     10 years      $6      1,044,390       $6
                    ---------                           ---------
                    3,707,310                           1,718,550
                    =========                           =========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   The Company follows APB Opinion No. 25, Accounting for Stock Issued to Employees, to account for stock option plans. Had compensation cost for these plans been determined based on the minimum value method at the grant dates for awards as prescribed by SFAS No. 123, Accounting for Stock-Based Compensation, pro forma net loss and loss per share would have been (in thousands except share data):

                                                 For the Year For the Year
                                                    Ended        Ended
                                                 December 31, December 31,
                                                     1999         2000
                                                 ------------ ------------
      Pro forma net loss........................   $(17,588)    $(50,548)
      Pro forma basic and diluted loss per share   $  (2.48)    $  (1.64)

   The weighted average fair value of options granted under the plans during fiscal years 1999 and 2000 was $1.27 and $1.56, respectively. The assumptions used for the minimum value calculation are as follows:

                                             1999           2000
                                        -------------- --------------
          Risk-free interest rate...... 5.24% to 6.28% 5.88% to 6.72%
          Expected term................    5 years        5 years
          Company's expected volatility     86.93%        100.37%
          Dividend yield...............      None           None

15.  Related Party Transactions

   The Company received financial advisory and investment banking services from several stockholders related to the Company's equity and debt financing and acquisition of Sprint PCS assets. Total amounts incurred for these services were approximately $32,000, $96,000, $9,285,000, $3,638,000 and $-0- in 1997,
1998 and for the periods January 1, 1999 through December 20, 1999 and December 20, 1999 through December 31, 1999, and for the year ended December 31, 2000, respectively. For the period January 1, 1999 through December 20, 1999, the Company charged operations $9,250,000 (of which $8,750,000 was to related parties for financial advisory fees not directly incurred in connection with the successful financing. Associated amounts included in accounts payable--related parties at December 31, 1998, 1999, and 2000 were approximately $2,000, $4,500,000, and $-0- respectively.

   On December 20, 1999, the Company and an affiliate of a stockholder entered into a five year advisory agreement whereby the Company will receive consulting services from the affiliate for a $5,000,000 fee. The $5,000,000 fee, which was prepaid on December 20, 1999 is included in prepaid management fee-related party and is being amortized over the term of the agreement. In addition, in 1999 the affiliate provided financial advisory services to the Company in connection with the Senior Credit Facility. Costs incurred related to the Senior Credit Facility and paid to the affiliate approximated $3,552,000, all of which are included in debt issuance costs.

   The Company utilizes the services of a law firm in which a partner is a General Counsel/stockholder of IWO. On December 20, 1999, the Company entered into a three year professional services agreement with its outside General Counsel/stockholder, whereby the General Counsel/stockholder will provide legal services annually up to $400,000 and participate in the Company's stock option program (see Notes 14 and 17). In addition, the General Counsel/stockholder is entitled to an annual bonus of $300,000 based on performance. Legal fees incurred under the professional services agreement/consulting agreement in 1997, 1998, the periods January 1, 1999 through December 20, 1999 and December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000, were approximately $61,000, $273,000, $1,101,000, $15,000 and $1,243,000,

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
respectively. Legal fees included in accounts payable--related parties at December 31, 1998, 1999 and 2000 were approximately $212,000, $315,000 and
$213,000, respectively.

   The Company utilizes two firms for marketing, information technology, and general management consulting which are affiliated with its Chairman of the Board. Fees incurred in 1997, 1998 and the periods January 1, 1999 through December 20, 1999 and December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000 approximated $0, $125,000, $369,000, $51,000, and
$165,000, respectively of which approximately $37,000, $51,000 and $-0- is included in accounts payable--related parties at December 31, 1998, 1999 and 2000, respectively.

16.  Fair Value of Financial Instruments

   Fair value estimates, assumptions, and methods used to estimate the fair value of the Company's financial instruments are made in accordance with the requirements of SFAS No. 107, "Disclosure about Fair Value of Financial Instruments". The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts. The fair value of financial instruments is as follows (in thousands):

                                      December 31, December 31, December 31,
                                          1998         1999         2000
                                      ------------ ------------ ------------
    Cash and cash equivalents........     $319       $104,752     $36,313
    Accounts receivable..............       --             --       4,218
    Accounts payable.................      100            807       6,388
    Accounts payable--related parties      251          4,866         213
    Due to Sprint PCS................       --             --       7,711
    Accrued expenses.................       --            484      12,432
    Accrued expenses--related parties       --             --         463
    Unearned revenue.................       --             --       1,652
    Debt.............................      600             --          --
    Term loan........................       --             --      80,000

   The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, accounts payable--related parties, due to Sprint PCS, accrued expenses, accrued expenses--related parties, unearned revenue and debt are a reasonable estimate of their fair value due to the short-term nature of the instruments. The fair value of the term loan is valued at discounted future cash flows using the current borrowing rate.

17.  Termination of Certain Agreements

  Separation Agreements

   IWO and a stockholder/former chief financial officer agreed to separate effective January 31, 2000. Under the separation agreement, the stockholder/former chief financial officer was paid $375,000 plus $75,000 for legal expenses and approximately $169,000 for the repurchase of 29,352 shares at the fair value of $5.74468 per share (fair value). Further, under the agreement the stockholder/former chief financial officer retained 154,461 vested stock options. Accordingly, the Company charged operations in the amount of $450,000 for the year ended December 31, 2000. The stockholder/former chief financial officer's warrants for 74,400 shares of Class B common stock terminated upon his resignation (see Note 14).

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   In November 2000, IWO's former President resigned from his position. IWO has engaged the former President as a consultant for the period November 2000 through April 30, 2001 at a fee aggregating $110,000. IWO will also pay the former president severance approximating $800,000. For the year ended December 31, 2000 $820,000 was charged to operations.

  Professional Services Agreement

   On September 17, 2000, the Company terminated the Professional Services Agreement with its General Counsel (see Note 15) and replaced it with a Consulting Agreement having a term of one year unless terminated earlier as a result of the culmination of an Approved Sale as defined in the agreement or a Designated Merger. The Consulting Agreement provides for monthly payments of $10,000 plus a bonus of up to $250,000, guaranteed upon the culmination of certain events as defined in the agreement. In addition, the law firm in which the former General Counsel is a partner was paid $25,000 per month as a retainer for outside legal services for the period of September 17, 2000 through December 31, 2000.

18.  Defined Contribution Plan

   Effective April 1, 2000, the Company established a 401(k) defined contribution plan (the Plan) in which all full time employees (as defined) are eligible to participate in the Plan. Under the Plan, participants may elect to withhold up to 15% of their annual compensation, subject to IRS limitations.
The Company is required to make matching contributions based on a percentage of the participant's contributions. Participants vest in the Company matching contributions ratably over a four-year vesting period (25% per year). Contribution expense for the year ended December 31, 2000 approximated $226,000.

19.  Sale of Units Consisting of Senior Notes and Warrants

   In February 2001, the Company issued 160,000 units consisting of $1,000 principal amount of 14% Senior Notes due January 15, 2011 and one warrant to purchase 12.50025 shares of class C common stock at an exercise price of $7.00 per share. Interest is payable semiannually on January 15 and July 15 of each year. The gross proceeds from the offering which were $160,000,000, have been allocated to the fair value of the Senior Notes ($152,042,000) and warrants ($7,958,000). A portion of the proceeds was used to purchase a portfolio of US Treasury obligations, which is expected to generate sufficient proceeds to make the first six scheduled interest payments on the notes. The notes are senior unsecured obligations equal in right of payment to all existing and future senior debt and senior in right of payment for all future subordinated debt. The Senior Notes are fully and unconditionally guaranteed by Corp. The warrants are exercisable on or after February 15, 2002 and will expire on January 15, 2011.

   If the Company fails to keep the registration statement for the warrants continuously effective until the date on which all of the warrants and warrant shares are not transfer restricted (other than during certain black-out periods), then a warrant registration default shall be deemed to have occurred and the Company will be required to pay liquidated damages to each holder of a transfer restricted warrant from the first occurrence of a warrant registration default.

   The liquidated damages paid to each holder of a transfer restricted warrant will be in an amount equal to $0.03 per week per warrant for each week or portion of a week that the warrant registration default continues for the first 90-day period immediately following the warrant registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
equal to $0.07 per week per warrant. The provision for liquidated damages will continue until the warrant registration default has been cured. The Company will not be required to pay liquidated damages for more than one warrant registration default at any given time.

20.  Subsequent Events (Unaudited)

   In April 2001, IWO and its former chief operating officer entered into a Separation Agreement pursuant to which the former chief operating officer's employment was terminated. Under the Separation Agreement, the former chief operating officer is to be paid approximately $325,000 for severance and approximately $173,000 for the repurchase of 30,077 shares of Class B common stock. Further, under the agreement, the former chief operating officer shall retain vested stock options at an exercise price per share of $5.74468, for a total of 299,515 shares of Class B common stock earned through the effective date of employment termination. The former chief operating officer's warrants for 74,400 shares of Class B common stock terminated upon his resignation. In addition, the former chief operating officer is required to repay approximately $193,000 that was then outstanding under recourse promissory note agreements. IWO also forgave $19,967 of accrued interest on the promissory note agreements.

   Effective May 7, 2001, the Company entered into a three year employment agreement with its Chief Financial Officer. The annual compensation under this agreement includes salary of $200,000 through December 31, 2001 and increases of $5,000/year thereafter as well as annual bonuses. The officer was also granted stock options to acquire 335,859 shares of Class B common stock at a purchase price of $7.00 per share. Options for 167,930 shares vest ratably on a daily basis over a period of three years commencing May 7, 2001. The remaining options to acquire 167,929 shares become vested on December 31, 2005. The remaining options also contain accelerated vesting provisions through December 31, 2004 based upon the achievement of certain annual performance goals. The agreement also provides for immediate vesting of 20% and 100% of these options in the event of a Merger, as defined, and the termination of the officer's employment within 12 months of such a Merger, respectively.

   In May 2001, the Board of Directors and stockholders of IWO, approved an amendment to the Stock Incentive Plan, increasing the amount of shares of Class B common stock reserved for issuance under the Plan from 2,021,970 shares to 2,500,000 shares.

   In October 2001, IWO and its former chief technology officer entered into a Separation Agreement pursuant to which the former chief technology officer's employment was terminated. Under the Separation Agreement, the former chief technology officer is to be paid approximately $209,000 for severance and approximately $173,000 for the repurchase of 30,077 shares of Class B common stock. Further, under the agreement, the former chief technology officer shall retain vested stock options at an exercise price per share of $5.74468, for a total of 252,973 shares of Class B common stock earned through the effective date of employment termination. The former chief technology officer's warrants for 74,400 shares of Class B common stock terminated upon his resignation. In addition, the former chief operating officer is required to repay approximately $169,000 that was then outstanding under recourse promissory note agreements.

   Effective November 19, 2001, the Company entered into a three year employment agreement with its Chief Technology Officer. The annual compensation under this agreement includes salary of $200,000 through December 31, 2002 and increases of $5,000/year thereafter as well as annual bonuses. The officer was also granted stock options to acquire 200,000 shares of Class B common stock at a purchase price of $7.00 per share. Options for 100,000 shares vest ratably on a daily basis over a period of three years commencing November 19, 2001. The remaining options to acquire 100,000 shares become vested on December 31, 2006. The remaining options also contain accelerated vesting provisions through December 31, 2005 based upon the achievement of

                      IWO HOLDINGS, INC. AND SUBSIDIARIES
certain annual performance goals. The agreement also provides for immediate vesting of 20% and 100% of these options in the event of a Merger, as defined, and the termination of the officer's employment within 12 months of such a Merger, respectively.

   On December 19, 2001, the Company entered into a definitive agreement and plan of merger with US Unwired Inc., a Sprint PCS affiliate, under which US Unwired and the Company will combine in a tax-free stock for stock merger. At the effective time of the merger, each issued and outstanding share of the Company's outstanding common stock will be converted into the right to receive approximately 1.0371 shares of US Unwired common stock, referred to as the exchange ratio. All shares of the Company's Class A, Class B, Class C, Class D and Class E common stock will be converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, US Unwired will assume each unexpired and unexercised option to purchase shares of the Company's common stock and each unexpired and unexercised warrant issued as part of the Company's units to purchase shares of the Company's common stock and convert it into an option or warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the assumed option or warrant multiplied by the exchange ratio. The options will be fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the warrant agreement for the warrants. At the effective time of the merger, US Unwired will exchange half of each unexpired and unexercised warrant issued to founders and management of the Company (except for warrants issued to the Company's Chief Executive Officer) for a new warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the exchanged warrant multiplied by the exchange ratio, and the other remaining half of each warrant will be cancelled. At the effective time of the merger, US Unwired will exchange each unexpired and unexercised warrant issued to the Company's Chief Executive Officer for a new warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the exchanged warrant multiplied by the exchange ratio. The new warrants issued to founders and management of the Company will remain subject to the terms and conditions set forth in the certificates representing the exchanged warrants except that they will become exercisable in full at the effective time of the merger. The new warrants issued to the Company's Chief Executive Officer will remain subject to the terms and conditions set forth in the certificates representing the exchanged warrants except that they will become exercisable in full on December 31, 2003. The exercise price per share of US Unwired common stock issuable under each converted option, converted warrant or exchanged warrant will be equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The total number of fully diluted shares of US Unwired common stock to be issued by US Unwired in connection with the merger will be approximately 45.9 million. The transaction is subject to customary regulatory review, and approvals by the stockholders of US Unwired and the Company, both companies' senior secured lenders, and Sprint PCS. The merger agreement will terminate if the merger is not consummated on or before June 18, 2002, but this date may be extended to September 17, 2002 if the FCC does not grant US Unwired's foreign ownership request. The Company must pay US Unwired a termination fee of $7,000,000 if the merger has not occurred before June 18, 2002 or September 17, 2002 if extended because of the FCC's failure to grant US Unwired's foreign ownership request, and as of that date holders of at least 6% of the Company's common stock have exercised and not withdrawn their dissenters' rights.

   On December 19, 2001, the Company's employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer were amended to provide in the event of termination aggregate payments up to $1,100,000.

21.  Condensed Consolidating Financial Information

   Independent Wireless One Leased Realty Corporation (the "Non-Guarantor"), a 100% wholly-owned subsidiary of Independent Wireless One Corporation, is precluded from guaranteeing the debt of IWO Holdings, Inc. based on current agreements in effect. Independent Wireless One Corporation is not restricted from serving as a guarantor of the IWO Holdings, Inc. debt.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

   Independent Wireless One Leased Realty Corporation holds all of the cell site leases and certain leases related to the administrative office facilities and retail stores. Operating expenses are comprised of rent expense from these leases. Independent Wireless One Leased Realty Corporation has charged Independent Wireless One Corporation a fee equal to its rent expense for use of its leased cell sites, office and retail space.

   The information which follows presents the condensed consolidating financial position as of December 31, 1999 and 2000 and the condensed consolidating results of operations and cash flows for the period December 20, 1999 through December 31, 1999 and for the year ended December 31, 2000 of (a) the Parent Company, IWO Holdings, Inc., (b) the "Guarantor", Independent Wireless One Corporation, (c) the "Non-Guarantor", Independent Wireless One Leased Realty Corporation; and includes eliminating entries and the Company on a consolidated basis.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            As of December 31, 1999
                       (in thousands except share data)

                                                                 IWO    Independent
                                                              Holdings, Wireless One
                                                                Inc.    Corporation
                                                              (Parent)  (Guarantor)  Eliminations Consolidated
                                                              --------- ------------ ------------ ------------
                           ASSETS
Current assets:
   Cash and cash equivalents................................. $     --    $104,752    $      --     $104,752
   Inventory.................................................       --         315           --          315
   Prepaid expenses..........................................       --         263           --          263
   Other current assets......................................       --          61           --           61
   Prepaid management fee--related party.....................       --       1,000           --        1,000
                                                              --------    --------    ---------     --------
       Total current assets..................................       --     106,391           --      106,391
                                                              --------    --------    ---------     --------
Investment in subsidiary.....................................  136,674          --     (136,674)          --
Prepaid management fee--related party........................       --       3,970           --        3,970
Property and equipment, net..................................       --         539           --          539
Construction in progress.....................................       --         243           --          243
Deferred costs, net..........................................       --      17,915           --       17,915
                                                              --------    --------    ---------     --------
       Total assets.......................................... $136,674    $129,058    $(136,674)    $129,058
                                                              ========    ========    =========     ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable.......................................... $     --    $    807    $      --     $    807
   Accounts payable--related parties.........................       --       4,866           --        4,866
   Accrued expenses..........................................       --         484           --          484
                                                              --------    --------    ---------     --------
       Total current liabilities.............................       --       6,157           --        6,157
Term loan....................................................       --          --           --           --
                                                              --------    --------    ---------     --------
       Total liabilities.....................................       --       6,157           --        6,157
                                                              --------    --------    ---------     --------
Redeemable common stock......................................      310          --           --          310
                                                              --------    --------    ---------     --------
Commitments and contingencies
Stockholders' equity:
Preferred stock (nonvoting)--$.01 par value, 500,000 shares
  authorized, none issued and outstanding....................       --          --           --           --
Common stock, Class A (nonvoting)--$.01 par value,
  15,000,000 shares authorized, issued and outstanding.......      150          --           --          150
Common stock, Class B (voting) $.01 par value, 18,750,000
  shares authorized, 11,699,301 shares issued and outstanding      117          --           --          117
Common stock, Class C (nonvoting)--$.01 par value,
  18,750,000 shares authorized, 3,432,365 shares issued and
  outstanding................................................       34          --           --           34
Common stock, Class D (voting)--$.01 par value, 60,000
  shares authorized, issued and outstanding..................        1          --           --            1
Common stock, (voting)--$.01 par value, 58,105,000 shares
  authorized, none issued and outstanding....................       --          --           --           --
Capital stock................................................       --       2,750       (2,750)          --
Additional paid-in capital...................................  137,138     121,227     (135,000)     123,365
Deficit accumulated during developmental stage...............   (1,076)     (1,076)       1,076       (1,076)
                                                              --------    --------    ---------     --------
       Total stockholders' equity............................  136,364     122,901     (136,674)     122,591
                                                              --------    --------    ---------     --------
       Total liabilities and stockholders' equity............ $136,674    $129,058    $(136,674)    $129,058
                                                              ========    ========    =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                            As of December 31, 2000
                       (in thousands except share data)

                                                               Independent
                                         IWO    Independent   Wireless One
                                      Holdings, Wireless One  Leased Realty
                                        Inc.    Corporation    Corporation
                                      (Parent)  (Guarantor)  (Non Guarantor) Eliminations Consolidated
                                      --------- ------------ --------------- ------------ ------------
               ASSETS
Current assets:
   Cash and cash equivalents......... $     --    $ 36,313       $   --       $      --     $ 36,313
   Accounts receivable, net of
     allowances of $312..............       --       4,218           --              --        4,218
   Intercompany receivable...........      272         906          350          (1,528)          --
   Inventory.........................       --       2,567           --              --        2,567
   Prepaid expenses..................       --         418          654              --        1,072
   Other current assets..............       --         199           --              --          199
   Prepaid management fee--related
     party...........................       --       1,000           --              --        1,000
                                      --------    --------       ------       ---------     --------
       Total current assets..........      272      45,621        1,004          (1,528)      45,369
                                      --------    --------       ------       ---------     --------
Restricted cash......................       --       8,000           --              --        8,000
Investment in subsidiaries...........  136,594          --           --        (136,594)          --
Prepaid management fee--related party       --       2,970           --              --        2,970
Property and equipment, net..........       --      69,555           --              --       69,555
Construction in progress.............       --      33,009           --              --       33,009
Deferred costs, net..................       --      14,898           --              --       14,898
Intangible assets, net...............       --      58,874           --              --       58,874
Other................................       --          24           --              --           24
                                      --------    --------       ------       ---------     --------
       Total assets.................. $136,866    $232,951       $1,004       $(138,122)    $232,699
                                      ========    ========       ======       =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                            As of December 31, 2000
                       (in thousands except share data)

                                                                    Independent
                                                     Independent   Wireless One
                                           IWO       Wireless One  Leased Realty
                                      Holdings, Inc. Corporation    Corporation
                                         (Parent)    (Guarantor)  (Non Guarantor) Eliminations Consolidated
                                      -------------- ------------ --------------- ------------ ------------
LIABILITIES AND
STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..................     $  --        $  6,388       $   --        $    --      $  6,388
   Accounts payable--related parties.        --             213           --             --           213
   Intercompany payable..............       252             622          654         (1,528)           --
   Due to Sprint.....................        --           7,711           --             --         7,711
   Accrued expenses..................        --          12,082          350             --        12,432
   Accrued expenses--related parties.        --             463           --             --           463
   Unearned revenue..................        --           1,652           --             --         1,652
                                          -----        --------       ------        -------      --------
       Total current liabilities.....       252          29,131        1,004         (1,528)       28,859
Term loan............................        --          80,000           --             --        80,000
                                          -----        --------       ------        -------      --------
       Total liabilities.............       252         109,131        1,004         (1,528)      108,859
                                          -----        --------       ------        -------      --------
Redeemable common stock..............       346              --           --             --           346
                                          -----        --------       ------        -------      --------
Commitments and contingencies........
Stockholders' equity:
   Preferred stock (nonvoting)--$.01
     par value, 500,000 shares
     authorized, none issued and
     outstanding.....................        --              --           --             --            --
   Common stock, Class A
     (nonvoting)--$.01 par value,
     15,000,000 shares authorized,
     issued and outstanding..........       150              --           --             --           150
   Common stock, Class B
   (voting)--$.01 par value,
     18,750,000 shares authorized,
     and 13,274,171 shares issued....       133              --           --             --           133

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                            As of December 31, 2000
                       (in thousands except share data)

                                                                     Independent
                                                      Independent   Wireless One
                                            IWO       Wireless One  Leased Realty
                                       Holdings, Inc. Corporation    Corporation
                                          (Parent)    (Guarantor)  (Non Guarantor) Eliminations Consolidated
                                       -------------- ------------ --------------- ------------ ------------
   Common stock, Class C
     (nonvoting)--$.01 par value
     18,750,000 shares authorized,
     3,432,365 shares and 3,555,630
     shares issued and outstanding at
     December 31, 1999 and 2000,
     respectively.....................          35            --           --              --           35
   Common stock, Class D
     (voting)--$.01 par value 60,000
     shares authorized, issued and
     outstanding......................           1            --           --              --            1
   Common stock, Class E
     (nonvoting)--$.01 par value
     5,545,000 shares authorized,
     5,543,655 shares issued and
     outstanding at December 31,
     2000.............................          55            --           --              --           55
   Common stock, (voting)--$.01 par
     value 58,105,000 shares
     authorized, none issued and
     outstanding......................          --            --           --              --           --
Capital stock.........................          --         2,750           --          (2,750)          --
Additional paid-in capital............     187,302       172,969           --        (185,000)     175,271
Deficit accumulated during
  developmental stage.................      (1,076)       (1,076)          --           1,076       (1,076)
Retained deficit......................     (50,080)      (50,080)          --          50,080      (50,080)
                                          --------      --------       ------       ---------     --------
                                           136,520       124,563           --        (136,594)     124,489
Treasury stock........................        (252)           --           --              --         (252)
Promissory notes receivable...........          --          (743)          --              --         (743)
                                          --------      --------       ------       ---------     --------
       Total stockholders' equity.....     136,268       123,820           --        (136,594)     123,494
                                          --------      --------       ------       ---------     --------
       Total liabilities and
         stockholders' equity.........    $136,866      $232,951       $1,004       $(138,122)    $232,699
                                          ========      ========       ======       =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

          For the period December 20, 1999 through December 31, 1999
                                (in thousands)

                                                               Independent
                                                     IWO       Wireless One
                                                Holdings, Inc. Corporation
                                                   (Parent)    (Guarantor)  Eliminations Consolidated
                                                -------------- ------------ ------------ ------------
Net revenues...................................    $    --       $    --       $   --      $    --
                                                   -------       -------       ------      -------
Operating expenses:
   Selling and marketing.......................         --             5           --            5
   General and administrative:
       Other general and administrative........         --           839           --          839
                                                   -------       -------       ------      -------
          Total operating expenses.............         --           844           --          844
                                                   -------       -------       ------      -------
Operating loss.................................         --          (844)          --         (844)
   Interest income.............................         --           171           --          171
   Amortization of debt issuance costs.........         --           (84)          --          (84)
   Other debt financing fees...................                     (319)                     (319)
   Equity in losses of wholly-owned subsidiary.     (1,076)           --        1,076           --
                                                   -------       -------       ------      -------
          Net loss.............................    $(1,076)      $(1,076)      $1,076      $(1,076)
                                                   =======       =======       ======      =======

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     For the Year Ended December 31, 2000
                                (in thousands)

                                                                         Independent
                                                          Independent   Wireless One
                                                IWO       Wireless One  Leased Realty
                                           Holdings, Inc. Corporation    Corporation
                                              (Parent)    (Guarantor)  (Non Guarantor) Eliminations Consolidated
                                           -------------- ------------ --------------- ------------ ------------
Net revenues..............................    $     --      $ 58,836       $3,115        $(3,115)     $ 58,836
                                              --------      --------       ------        -------      --------
Operating expenses:
   Costs of services and equipment
     (exclusive of depreciation and
     amortization shown below)............          --        46,541        2,277             --        48,818
   Selling and marketing..................          --        19,093          404             --        19,497
   General and administrative:............
     Noncash stock-based
       compensation.......................          --         1,817           --             --         1,817
     Related parties......................          --         2,193           --             --         2,193
     Other general and administrative.....          --        15,587          434             --        16,021
   Depreciation and amortization..........          --        12,538           --             --        12,538
   Intercompany expenses..................          --         3,115           --         (3,115)           --
                                              --------      --------       ------        -------      --------
          Total operating expenses........          --       100,884        3,115         (3,115)      100,884
                                              --------      --------       ------        -------      --------
Operating loss............................                   (42,048)          --             --       (42,048)
   Interest income........................          --         2,032           --             --         2,032
   Interest expense.......................          --        (2,918)          --             --        (2,918)
   Interest expense--related parties......          --          (614)          --             --          (614)
   Amortization of debt issuance
     costs................................          --        (2,843)          --             --        (2,843)
   Other debt financing fees..............          --        (3,689)          --             --        (3,689)
   Equity in losses of wholly-owned
     subsidiaries.........................     (50,080)           --           --         50,080            --
                                              --------      --------       ------        -------      --------
          Net loss........................    $(50,080)     $(50,080)      $   --        $50,080      $(50,080)
                                              ========      ========       ======        =======      ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

          For the period December 20, 1999 through December 31, 1999
                                (in thousands)

                                                                          Independent
                                                                IWO       Wireless One
                                                           Holdings, Inc. Corporation
                                                              (Parent)    (Guarantor)  Eliminations Consolidated
                                                           -------------- ------------ ------------ ------------
Cash flows from operating activities:
   Net loss...............................................   $  (1,076)     $ (1,076)   $   1,076     $ (1,076)
   Adjustments to reconcile net loss to net cash
     (used in) provided by operating activities:
       Amortization of debt issuance costs................          --            84           --           84
       Equity in losses of wholly-owned subsidiary........       1,076            --       (1,076)          --
   Changes in operating assets and liabilities:
       Intercompany receivable............................    (135,000)           --      135,000           --
       Inventory..........................................          --          (295)          --         (295)
       Prepaid expenses...................................          --            16           --           16
       Other..............................................          --           (61)          --          (61)
       Prepaid management fee--related party..............          --        (4,970)          --       (4,970)
       Accounts payable...................................          --            67           --           67
       Accounts payable--related parties..................          --         4,008           --        4,008
       Intercompany payable...............................          --       135,000     (135,000)          --
       Accrued expenses...................................          --          (790)          --         (790)
       Accrued financial advisory fees....................          --        (9,250)          --       (9,250)
                                                             ---------      --------    ---------     --------
          Net cash (used in) provided by operating
            activities....................................    (135,000)      122,733           --      (12,267)
                                                             ---------      --------    ---------     --------
Cash flows from investing activities:
   Deferred acquisition costs.............................          --        (2,375)          --       (2,375)
   Purchase of property and equipment.....................          --          (288)          --         (288)
   Construction in progress...............................          --          (159)          --         (159)
                                                             ---------      --------    ---------     --------
          Net cash used in investing activities...........          --        (2,822)          --       (2,822)
                                                             ---------      --------    ---------     --------
Cash flows from financing activities:
   Gross proceeds received from equity investors..........     135,000            --           --      135,000
   Payment of debt........................................          --        (2,000)          --       (2,000)
   Payment of equity issuance costs.......................          --          (772)          --         (772)
   Payment of debt issuance costs.........................          --       (12,400)          --      (12,400)
                                                             ---------      --------    ---------     --------
       Net cash provided by (used in) financing
         activities.......................................     135,000       (15,172)          --      119,828
                                                             ---------      --------    ---------     --------
Net increase in cash and cash equivalents.................          --       104,739           --      104,739
Cash and cash equivalents, beginning of period............          --            13           --           13
                                                             ---------      --------    ---------     --------
Cash and cash equivalents, end of period..................   $      --      $104,752    $      --     $104,752
                                                             =========      ========    =========     ========
Non-cash:
   Deferred costs included in accounts payable and
     accounts payable--related parties....................   $      --      $    977    $      --     $    977

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     For the Year Ended December 31, 2000
                                (in thousands)

                                                                        Independent
                                                         Independent   Wireless One
                                               IWO       Wireless One  Leased Realty
                                          Holdings, Inc. Corporation    Corporation
                                             (Parent)    (Guarantor)  (Non Guarantor) Eliminations Consolidated
                                          -------------- ------------ --------------- ------------ ------------
Cash flows from operating activities:
   Net loss..............................    $(50,080)     $(50,080)       $  --        $ 50,080     $(50,080)
   Adjustments to reconcile net loss to
     net cash used in operating
     activities:
     Allowances for doubtful accounts
       and sales returns.................          --           312           --              --          312
     Depreciation and amortization of
       property and equipment............          --         6,813           --              --        6,813
     Amortization of intangible assets...          --         5,725           --              --        5,725
     Amortization of debt issuance
       costs.............................          --         2,843           --              --        2,843
     Noncash stock-based
       compensation......................          --         1,817           --              --        1,817
     Equity in losses of wholly-
       owned subsidiaries................      50,080            --           --         (50,080)          --
 Changes in operating assets and
   liabilities, net of acquired assets:
     Accounts receivable.................          --        (2,279)          --              --       (2,279)
     Intercompany receivable.............     (49,816)         (906)        (350)         51,072           --
     Inventory...........................          --        (2,252)          --              --       (2,252)
     Prepaid expenses....................          --          (155)        (654)             --         (809)
     Other...............................          --          (418)          --              --         (418)
     Prepaid management fee--
       related party                               --         1,000           --              --        1,000
     Accounts payable....................          --           717           --              --          717
     Accounts payable--related
       parties...........................          --        (3,597)          --              --       (3,597)
     Intercompany payable................         252        50,166          654         (51,072)          --
     Due to Sprint.......................          --         7,711           --              --        7,711
     Accrued expenses....................          --        10,078          350              --       10,428
     Accrued expenses--related
       parties...........................          --           463           --              --          463
     Unearned revenue....................          --         1,652           --              --        1,652
                                             --------      --------        -----        --------     --------
          Net cash (used in)
            provided by operating
            activities...................     (49,564)       29,610           --              --      (19,954)
                                             --------      --------        -----        --------     --------

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     For the Year Ended December 31, 2000
                       (in thousands except share data)

                                                                      Independent
                                                                       Wireless
                                                                      One Leased
                                                  IWO    Independent    Realty
                                               Holdings, Wireless One Corporation
                                                 Inc.    Corporation     (Non
                                               (Parent)  (Guarantor)  Guarantor)  Eliminations Consolidated
                                               --------- ------------ ----------- ------------ ------------
Cash flows from investing activities:
   Deferred acquisition costs.................       --        (740)         --          --          (740)
   Purchase of Sprint assets..................       --    (116,405)         --          --      (116,405)
   Restricted cash............................       --      (8,000)         --          --        (8,000)
   Purchase of property and equipment.........       --     (19,926)         --          --       (19,926)
   Construction in progress...................       --     (27,749)         --          --       (27,749)
                                                -------   ---------     -------     -------     ---------
       Net cash used in investing
         activities...........................       --    (172,820)         --          --      (172,820)
                                                -------   ---------     -------     -------     ---------
Cash flows from financing activities:
   Gross proceeds received from equity
     investors................................   49,544          --          --          --        49,544
   Stock option exercises.....................      272          --          --          --           272
   Proceeds received from issuance of debt....       --      85,000          --          --        85,000
   Payment of debt............................       --      (5,000)         --          --        (5,000)
   Purchase of treasury stock.................     (252)         --          --          --          (252)
   Payment of offering costs..................       --      (2,234)         --          --        (2,234)
   Payment of equity issuance costs...........       --         (75)         --          --           (75)
   Payment of debt issuance costs.............       --      (2,920)         --          --        (2,920)
                                                -------   ---------     -------     -------     ---------
       Net cash provided by financing
         activities...........................   49,564      74,771          --          --       124,335
                                                -------   ---------     -------     -------     ---------
Net decrease in cash and cash equivalents.....       --     (68,439)         --          --       (68,439)
Cash and cash equivalents, beginning of
  period......................................       --     104,752          --          --       104,752
                                                -------   ---------     -------     -------     ---------
Cash and cash equivalents, end of period......  $    --   $  36,313     $    --     $    --     $  36,313
                                                =======   =========     =======     =======     =========
Non-Cash:
 Property and equipment included in accounts
   payable....................................  $    --   $     950     $    --     $    --     $     950
 Construction in progress included in accounts
   payable....................................       --       3,835          --          --         3,835
 Construction in program included in accrued
   expenses...................................       --       1,521          --          --         1,521
 Issuance of common stock for promissory
   notes......................................       --         456          --          --           456
Interest paid.................................       --       3,403          --          --         3,407

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     UNAUDITED CONSOLIDATED BALANCE SHEETS

                As of December 31, 2000 and September 30, 2001
                       (In thousands except share data)


                                                                                  December 31, September 30,
                                                                                      2000         2001
                                                                                  ------------ -------------
                                     ASSETS
Current assets:
   Cash and cash equivalents.....................................................   $ 36,313     $ 22,550
   Accounts receivable, net of allowances of $312 and $511 at December 31, 2000
     and September 30, 2001, respectively........................................      4,218        7,372
   Short-term investments at amortized cost--held to maturity....................         --       42,393
   Inventory.....................................................................      2,567        4,263
   Prepaid expenses..............................................................      1,072        2,459
   Other current assets..........................................................        199        1,685
   Prepaid management fee--related party.........................................      1,000        1,000
   Restricted cash and U.S. Treasury obligations at amortized cost--held to
     maturity....................................................................         --       22,649
                                                                                    --------     --------
       Total current assets......................................................     45,369      104,371
Restricted cash..................................................................      8,000        8,000
Restricted cash and U.S. Treasury obligations at amortized cost--held to maturity         --       30,409
Investment securities at amortized cost--held to maturity........................         --       34,230
Prepaid management fee--related party............................................      2,970        2,220
Property and equipment, net......................................................     69,555      109,003
Construction in progress.........................................................     33,009       47,082
Deferred costs, net..............................................................     14,898       20,017
Intangible assets, net...........................................................     58,874       54,245
Other............................................................................         24            4
                                                                                    --------     --------
       Total assets..............................................................   $232,699     $409,581
                                                                                    ========     ========


The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                As of December 31, 2000 and September 30, 2001
                       (In thousands except share data)

                                                                                     As of         As of
                                                                                  December 31, September 30,
                                                                                      2000         2001
                                                                                  ------------ -------------
                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable..............................................................   $  6,388     $  2,950
   Accounts payable--related parties.............................................        213           86
   Due to Sprint.................................................................      7,711        5,373
   Accrued expenses..............................................................     12,432       22,337
   Accrued expenses--related parties.............................................        463          491
   Unearned revenue..............................................................      1,652        2,798
                                                                                    --------     --------
       Total current liabilities.................................................     28,859       34,035
Term loan........................................................................     80,000      140,000
Senior notes.....................................................................         --      152,308
                                                                                    --------     --------
       Total liabilities.........................................................    108,859      326,343
                                                                                    --------     --------
Redeemable common stock..........................................................        346          173
                                                                                    --------     --------
Commitments and contingencies
Stockholders' equity:
   Preferred stock (nonvoting)--$.01 par value, 500,000 shares authorized, none
     issued and outstanding......................................................         --           --
   Common stock, Class A (nonvoting)--$.01 par value, 15,000,000 shares
     authorized, issued and outstanding..........................................        150          150
   Common stock, Class B (voting)--$.01 par value, 18,750,000 shares authorized, 13,274,171 and 13,532,710 shares issued at December 31, 2000
     and September 30, 2001, respectively........................................        133          136
   Common stock, Class C (nonvoting)--$.01 par value, 18,750,000 shares
     authorized, 3,555,630 shares issued and outstanding.........................         35           35
   Common stock, Class D (voting)--$.01 par value, 60,000 shares authorized,
     issued and outstanding......................................................          1            1
   Common stock, Class E (nonvoting)--$.01 par value, 5,545,000 shares
     authorized, 5,543,654 shares issued and outstanding.........................         55           55
   Common stock (voting)--$.01 par value, 58,105,000 shares authorized, none
     issued and outstanding......................................................         --           --
   Additional paid-in capital....................................................    175,271      184,129
   Deficit accumulated during development stage..................................     (1,076)      (1,076)
   Retained deficit..............................................................    (50,080)     (99,593)
                                                                                    --------     --------
                                                                                     124,489       83,837
Treasury stock at cost (43,856 and 73,935 Class B shares at December 31, 2000 and
  September 30, 2001), respectively..............................................       (252)        (425)
Promissory notes receivable......................................................       (743)        (347)
                                                                                    --------     --------
       Total stockholders' equity................................................    123,494       83,065
                                                                                    --------     --------
       Total liabilities and stockholders' equity................................   $232,699     $409,581
                                                                                    ========     ========

The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

    For the Three Months and Nine Months Ended September 30, 2000 and 2001
                       (In thousands except share data)

                                                        For the       For the       For the       For the
                                                     Three Months  Three Months   Nine Months   Nine Months
                                                         Ended         Ended         Ended         Ended
                                                     September 30, September 30, September 30, September 30,
                                                         2000          2001          2000          2001
                                                     ------------- ------------- ------------- -------------
Net revenues........................................  $    17,387   $    32,245   $    39,803   $    76,951
                                                      -----------   -----------   -----------   -----------
Operating expenses:
   Costs of services and equipment (exclusive of
     depreciation and amortization shown below).....       13,727        25,408        32,026        61,254
   Selling and marketing............................        4,776         8,705        11,762        19,944
   General and administrative:
       Noncash stock-based compensation.............          213            26           844           334
       Related parties..............................          832           380         1,593         1,405
       Other general and administrative.............        4,135         5,066        11,217        14,024
   Depreciation and amortization....................        3,687         4,924         8,459        13,492
                                                      -----------   -----------   -----------   -----------
       Total operating expenses.....................       27,370        44,509        65,901       110,453
                                                      -----------   -----------   -----------   -----------
Operating loss......................................       (9,983)      (12,264)      (26,098)      (33,502)
   Interest income..................................          238         1,807         1,536         5,975
   Interest expense.................................       (1,041)       (6,124)       (2,055)      (16,731)
   Interest expense--related parties................         (207)         (378)         (401)       (1,145)
   Amortization of debt issuance and offering costs.         (790)         (709)       (2,047)       (2,605)
   Other debt financing fees........................       (1,089)         (418)       (2,843)       (1,505)
                                                      -----------   -----------   -----------   -----------
       Net loss.....................................  $   (12,872)  $   (18,086)  $   (31,908)  $   (49,513)
                                                      ===========   ===========   ===========   ===========
Loss per share
   Basic............................................  $      (.42)  $      (.48)  $     (1.05)  $     (1.32)
   Diluted..........................................  $      (.42)  $      (.48)  $     (1.05)  $     (1.32)
Weighted average shares outstanding
   Basic............................................   30,261,000    37,618,000    30,261,000    37,540,000
   Diluted..........................................   30,261,000    37,618,000    30,261,000    37,540,000


The accompanying notes are an integral part of the consolidated financial statements.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

             For the Nine Months Ended September 30, 2000 and 2001
                                (In thousands)

                                                                             For the Nine  For the Nine
                                                                                Months        Months
                                                                                 Ended         Ended
                                                                             September 30, September 30,
                                                                                 2000          2001
                                                                             ------------- -------------
Net cash used in operating activities.......................................   $  (9,853)    $ (32,165)
                                                                               ---------     ---------
   Cash flows from investing activities:
   Deferred acquisition costs...............................................        (740)           --
   Purchase of Sprint assets................................................    (116,405)           --
   Purchase of investment securities--held to maturity......................          --      (105,328)
   Proceeds from maturities of investment securities........................          --        28,079
   Restricted cash..........................................................      (8,000)           --
   Restricted cash and U.S. Treasury obligations at amortized cost--held to
     maturity...............................................................          --       (53,057)
   Purchase of property and equipment.......................................      (8,406)       (8,645)
   Construction in progress.................................................     (15,475)      (55,543)
                                                                               ---------     ---------
       Net cash used in investing activities................................    (149,026)     (194,494)
                                                                               ---------     ---------
Cash flows from financing activities:
   Gross proceeds received from equity investors for payment of promissory
     notes..................................................................          --           396
   Stock option exercises...................................................         272           397
   Proceeds received from issuance of debt..................................      80,000        60,000
   Proceeds received from issuance of senior notes and warrants.............          --       160,000
   Purchase of treasury stock...............................................        (169)         (173)
   Payment for offering costs...............................................      (1,015)       (7,724)
   Payment of debt issuance costs...........................................      (2,221)           --
                                                                               ---------     ---------
       Net cash provided by financing activities............................      76,867       212,896
                                                                               ---------     ---------
Net decrease in cash and cash equivalents...................................     (82,012)      (13,763)
Cash and cash equivalents, beginning of period..............................     104,752        36,313
                                                                               ---------     ---------
Cash and cash equivalents, end of period....................................   $  22,740     $  22,550
                                                                               =========     =========
Non-cash:
   Offering costs included in accrued expenses..............................   $     480     $      --
   Property and equipment included in accounts payable......................           4           245
   Property and equipment included in accrued expenses......................          --         1,109
   Construction in progress included in accounts payable....................       2,701           622
   Construction in progress included in accrued expenses....................          --         2,523

The accompanying notes are an integral part of the consolidated financial statements.

                              IWO HOLDINGS, INC.

             NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  Basis of Presentation

   The accompanying consolidated financial statements are unaudited and have been prepared by management. The consolidated financial statements included herein include the accounts of IWO Holdings, Inc. and its wholly-owned subsidiaries, Independent Wireless One Corporation and Independent Wireless One Leased Realty Corporation (collectively "IWO" or the "Company") for all periods presented. In the opinion of management, all adjustments, consisting of normal recurring adjustments, considered necessary for fair presentation have been included. The results of operations for the three and nine months ended September 30, 2001 are not indicative of the results that may be expected for the full fiscal year of 2001. The financial information presented herein should be read in conjunction with the Company's Form S-1 and Form S-4 registration statements which include information and disclosures not included herein. All significant intercompany accounts or balances have been eliminated in consolidation. Certain amounts have been reclassified to conform to the current period presentation.

2.  Description of the Organization

   Independent Wireless One, LLC, (the "LLC") a limited liability company, was formed on August 22, 1997 by a consortium of independent local telephone companies (the "Founders") to become a provider of wireless telecommunications and data services. On September 9, 1998 the LLC changed its status to a C-corporation and changed its name to Independent Wireless One Corporation.

   On October 29, 1999, IWO Holdings, Inc. was formed to hold an investment in Independent Wireless One Corporation ("Corp"). On December 20, 1999, the Founders of Independent Wireless One Corporation exchanged their equity ownership, representing in the aggregate 100% of the outstanding capital stock of Corp for an aggregate of 6,300,000 shares of Class B common stock of IWO Holdings, Inc. Further, certain investors and management invested approximately $135,000,000 into IWO Holdings, Inc., for approximately 79% of the equity of the Company. IWO Holdings, Inc. exchanged common stock, warrants and options to purchase the non-monetary assets of Corp. As a result of the transaction, Independent Wireless One Corporation became a wholly-owned subsidiary of IWO Holdings, Inc. (collectively referred to as "IWO" or the "Company").

   In February 2000, the Company formed Independent Wireless One Leased Realty Corporation to hold all leasehold interests in the retail stores, administrative offices and cell site leases.

3.  Net Loss Per Share

   The Company computes net loss per common share in accordance with SFAS No. 128 "Earnings per Share". Basic and diluted loss available to common stockholders per share of common stock is computed by dividing net loss available to common stockholders for each period by the weighted-average outstanding common shares. No conversion of common stock equivalents (options or warrants) has been assumed in the calculations since the effect would be antidilutive. As a result, the number of weighted-average outstanding common shares as well as the amount of net loss per share are the same for basic and diluted loss per share calculations for all periods presented. There are two items that could potentially dilute basic earnings per share in the future. These items include the common stock options and warrants. These items will be included in the diluted earnings per share calculation when dilutive.

4.  Investments

   The Company's investments consist of debt securities (U.S. Treasury obligations and corporate debt securities). In accordance with SFAS No. 115, debt securities have been classified in the accompanying consolidated balance sheets as held-to-maturity securities and are reported at amortized cost because the Company has the positive intent and the ability to hold these debt securities to maturity. Market value is determined by quoted market prices.

                              IWO HOLDINGS, INC.

   The amortized cost and approximate fair value of restricted investment securities held to maturity at September 30, 2001 by contractual maturity (which are restricted for future interest payments on the Senior Notes) are summarized as follows (in thousands):

                                             Gross      Gross
                                 Amortized Unrealized Unrealized Market
                                   Cost      Gains      Losses   Value
                                 --------- ---------- ---------- -------
       U.S. Treasury obligations  $50,975   $ 1,192      $--     $52,167

                                              Amortized Market
                                                Cost    Value
                                              --------- -------
                 Due in one year or less.....  $20,945  $21,171
                 Due in one year through five   30,030   30,996
                                               -------  -------
                                               $50,975  $52,167
                                               =======  =======

   The above table excludes $2,083,000 of cash and accrued interest receivable restricted for future interest payments on the Senior Notes.

   The amortized cost and approximate fair value of investment securities held to maturity at September 30, 2001 by contractual maturity (excluding restricted securities) are summarized as follows (in thousands):

                                             Gross      Gross
                                 Amortized Unrealized Unrealized Market
                                   Cost      Gains      Losses   Value
                                 --------- ---------- ---------- -------
       U.S. Treasury obligations  $22,124   $   333      $--     $22,457
       Corporate debt securities   54,499       964       --      55,463
                                  -------   -------      ---     -------
                                  $76,623   $ 1,297      $--     $77,920
                                  =======   =======      ===     =======

                                              Amortized Market
                                                Cost    Value
                                              --------- -------
                 Due in one year or less.....  $42,393  $42,903
                 Due in one year through five   34,230   35,017
                                               -------  -------
                                               $76,623  $77,920
                                               =======  =======

   There were no sales of investment securities held to maturity during the nine months ended September 30, 2001.

                              IWO HOLDINGS, INC.

5.  Property and Equipment

   Property and equipment consist of the following at December 31, 2000 and September 30, 2001 (in thousands):

                                                     2000      2001
                                                    -------  --------
          Land..................................... $   169  $    169
          Building and building improvements.......   5,943     5,943
          Network equipment........................  62,779   107,410
          Furniture and office equipment...........   3,871     4,396
          Computer software........................   1,261     1,660
          Vehicles.................................     926     1,149
          Leasehold improvements...................   1,419     3,948
                                                    -------  --------
                                                     76,368   124,675
          Accumulated depreciation and amortization  (6,813)  (15,672)
                                                    -------  --------
                                                    $69,555  $109,003
                                                    =======  ========

6.  Deferred Costs

   Deferred costs consist of the following at December 31, 2000 and September 30, 2001 (in thousands):

                                                               2000     2001
                                                              -------  -------
 Debt issuance costs......................................... $15,591  $15,591
 Deferred offering costs.....................................   2,234    9,958
                                                              -------  -------
                                                               17,825   25,549
 Accumulated amortization of debt issuance and offering costs  (2,927)  (5,532)
                                                              -------  -------
                                                              $14,898  $20,017
                                                              =======  =======

7.  Sprint Payable

   The Sprint payable consists of amounts owed to Sprint PCS for services provided directly by Sprint PCS such as customer care, customer billing and the 8% affiliation fee, or passed through items from various third party vendors such as purchases of handsets and accessories, indirect equipment subsidies, advertising and various network operation expenses. At December 31, 2000 and September 30, 2001, the amount payable to Sprint PCS totaled $7,711,000 and $5,373,000, respectively.

8.  Long-Term Debt

   Long-term debt consists of the following at December 31, 2000 and September 30, 2001 (in thousands):

                                              2000     2001
                                             ------- --------
                   Senior Credit Facility... $80,000 $140,000
                   14% Senior Notes due 2011      --  152,308
                                             ------- --------
                                             $80,000 $292,308
                                             ======= ========

                              IWO HOLDINGS, INC.

  (a) Senior Credit Facility

   In December, 1999, the Company entered into a secured credit facility (the Senior Credit Facility) which was amended on June 30, and December 8, 2000, respectively, with a group of commercial lenders, under which the Company may borrow up to $240,000,000 in the aggregate consisting of (i) up to $70,000,000 in revolving loans (the Senior Revolving Credit Facility) with a maturity date eight years from the effective date of the loan, (ii) a $120,000,000 term loan (the Tranche A Term Loan) with a maturity date of March 2008, and (iii) a $50,000,000 term loan (the Tranche B Term Loan) with a maturity date of September 2008. The Senior Credit Facility, as amended, provides that, subject to certain conditions, the Company may request an additional tranche of loans in the amount of $25,000,000 in the aggregate on or prior to March 31, 2002 from the lenders. No lender is obligated to subscribe to the new commitment and, in the event that the total commitment from the lenders is less than $25,000,000, the Company has the right to arrange the financing of the deficit amount with other financial institutions (subject to the approval of the administrative agent).

   Beginning in March 2004, principal repayments will be made in 17 quarterly installments for the Tranche A Term Loan and 19 quarterly installments for the Tranche B Term Loan. Quarterly principal repayments for the Tranche A Term Loan will range from $2,000,000 on March 31, 2004 to $12,000,000 on March 31, 2008.
Quarterly principal payments for the Tranche B Term Loan will range from $250,000 on March 31, 2004 to $31,000,000 on September 30, 2008. Interest
payments on the Senior Credit Facility are due quarterly.

   The Senior Credit Facility contains a prepayment provision whereby certain amounts borrowed must be repaid upon the occurrence of certain specified events and conditions, including issuance of capital stock, proceeds from certain additional indebtedness, certain asset sales and excess cash flows as defined in the agreement.

   The interest rate applicable to the Senior Credit Facility is based on, at the Company's option, (i) LIBOR (Eurodollar Loans) plus the Applicable Margin, as defined, or (ii) the higher of the administrative agent's prime rate or the Federal Funds Effective Rate (ABR Loans), plus the Applicable Margin, as defined. The Applicable Margin for Eurodollar Loans will range from 1.5% to 3.75% based on certain events involving the Company, as specified. The Applicable Margin for ABR Loans will range from 0.50% to 2.75% based on certain events by the Company, as specified.

   The loans from the Senior Credit Facility are subject to a quarterly commitment fee on the unborrowed portion, which ranges from 0.75% to 1.25% of the available portion of the Tranche A Term Loan, the Tranche B Term Loan, and the Senior Revolving Credit Facility.

   The Company must comply with certain financial and operating covenants. The most restrictive financial covenants include debt to equity, debt to EBITDA, interest coverage and fixed charge coverage ratios, as defined in the Senior Credit Facility.

  (b) Senior Notes

   In February 2001, IWO Holdings, Inc. issued 160,000 units, each consisting of $1,000 principal amount of 14% Senior Notes due January 15, 2011 and one warrant to purchase 12.50025 shares of class C common stock at an exercise price of $7.00 per share. Interest is payable semi-annually on January 15 and July 15 of each year. The gross proceeds from the offering were $160,000,000, which have been allocated to the fair value of the Senior Notes ($152,042,000) and warrants ($7,958,000). Significant terms of the Senior Notes are:

   Guarantee--Independent Wireless One Corporation is the sole guarantor of the Senior Notes. All of the Company's restricted subsidiaries formed or acquired after the issuance of the notes that guarantee the Company's senior credit facility will also guarantee the notes.

                              IWO HOLDINGS, INC.

   Ranking--The Senior Notes are senior unsecured obligations of IWO Holdings, Inc., rank equally with all its existing and future senior debt and rank senior to all its future subordinated debt.

   Interest Reserve--Concurrently with the closing of the Senior Notes, a portion of the proceeds of the offering was used to purchase a portfolio of U.S. government securities which will generate sufficient proceeds to make the first six scheduled interest payments on the Senior Notes. The account holding the investment securities and all of the securities and other items contained in the account have been pledged to the trustee for the benefit of the holders of the notes.

   Optional Redemption--During the first thirty six (36) months after the Senior Notes offering, the Company may use net proceeds of an equity offering to redeem up to 35% of the notes originally issued at a redemption price of 114% of the value of the notes as of the date of redemption.

   Change of Control--Upon a change of control as defined by the senior note indenture, the Company will be required to make an offer to purchase the Senior Notes at a price equal to 101% of the principal amount together with accrued and unpaid interest.

   Restrictive Covenants--The indenture governing the Senior Notes contains covenants that, among other things and subject to certain exceptions, limit the ability of IWO Holdings, Inc. and the ability of its restricted subsidiaries to incur additional debt, pay dividends, redeem capital stock or make other restrictive payments or investments as defined by the Senior Notes offering, create liens on assets, merge, consolidate, or dispose of assets, or enter into certain transactions with affiliates or into certain sales and leaseback transactions.

   The Senior Notes have cross default provisions whereby an event of default which results in acceleration of the maturity on other indebtedness of the Company triggers a default of the Senior Notes.

   The warrants will become exercisable on February 2, 2002 and expire on January 15, 2011.

   If the Company fails to keep the registration statement for the warrants continuously effective until the date on which all of the warrants and warrant shares are not transfer restricted (other than during certain black-out periods), then a warrant registration default shall be deemed to have occurred and the Company will be required to pay liquidated damages to each holder of a transfer restricted warrant from the first occurrence of a warrant registration default.

   The liquidated damages paid to each holder of a transfer restricted warrant will be in an amount equal to $0.03 per week per warrant for each week or portion of a week that the warrant registration default continues for the first 90-day period immediately following the warrant registration default. This amount will increase by an additional $0.02 per week per warrant with respect to each subsequent 90-day period, up to a maximum amount equal to $0.07 per week per warrant. The provision for liquidated damages will continue until the warrant registration default has been cured. The Company will not be required to pay liquidated damages for more than one warrant registration default at any given time.

9.  Recent Accounting Pronouncements

   In June 2001, Statement of Financial Accounting Standards (SFAS) No. 141, "Business Combinations," was issued by the Financial Accounting Standards Board
(FASB). SFAS No. 141 requires the purchase method of accounting to be used for all business combinations initiated after June 30, 2001. The Company does not expect the adoption of this standard to have a material effect on its financial statements.

   In June 2001, SFAS No. 142, "Goodwill and Other Intangible Assets," was issued by the FASB. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment-only approach. Amortization of goodwill, including goodwill recorded in past business combinations, will cease upon adoption

                              IWO HOLDINGS, INC.

of this statement. The Company plans to adopt SFAS No. 142 on its effective date of January 1, 2002. The Company expects annual amortization expense to decrease by approximately $2.5 million due to the effect of this statement.

   In August 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 requires the fair value of a liability for an asset retirement obligation to be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. SFAS No. 143 is effective for fiscal years beginning after June 15, 2002. The Company believes the adoption of this Statement will not have a material impact on its financial statements.

   In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which supersedes SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, and the accounting and reporting provisions of APB No. 30. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and is effective for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The Company is currently reviewing this statements to determine its effect on the Company's financial statements.

10.  Subsequent Events

   In October 2001, IWO and its former chief technology officer entered into a Separation Agreement pursuant to which the former chief technology officer's employment was terminated. Under the Separation Agreement, the former chief technology officer is to be paid approximately $209,000 for severance and approximately $173,000 for the repurchase of 30,077 shares of Class B common stock. Further, under the agreement, the former chief technology officer shall retain vested stock options at an exercise price per share of $5.74468, for a total of 252,973 shares of Class B common stock earned through the effective date of employment termination. The former chief technology officer's warrants for 74,400 shares of Class B common stock terminated upon his resignation. In addition, the former chief operating officer is required to repay approximately $169,000 that was then outstanding under recourse promissory note agreements.

   Effective November 19, 2001, the Company entered into a three year employment agreement with its Chief Technology Officer. The annual compensation under this agreement includes salary of $200,000 through December 31, 2002 and increases of $5,000/year thereafter as well as annual bonuses. The officer was also granted stock options to acquire 200,000 shares of Class B common stock at a purchase price of $7.00 per share. Options for 100,000 shares vest ratably on a daily basis over a period of three years commencing November 19, 2001. The remaining options to acquire 100,000 shares become vested on December 31, 2006. The remaining options also contain accelerated vesting provisions through December 31, 2005 based upon the achievement of certain annual performance goals. The agreement also provides for immediate vesting of 20% and 100% of these options in the event of a Merger, as defined, and the termination of the officer's employment within 12 months of such a Merger, respectively.

   On December 19, 2001, the Company entered into a definitive agreement and plan of merger with US Unwired Inc., a Sprint PCS affiliate, under which US Unwired and the Company will combine in a tax-free stock for stock merger. At the effective time of the merger, each issued and outstanding share of the Company's outstanding common stock will be converted into the right to receive approximately 1.0371 shares of US Unwired common stock, referred to as the exchange ratio. All shares of the Company's Class A, Class B, Class C, Class D and Class E common stock will be converted into the Company's common stock immediately prior to the effective time of the merger. At the effective time of the merger, US Unwired will assume each unexpired and unexercised option to purchase shares of the Company's common stock and each unexpired and unexercised warrant issued as part of the Company's units to purchase shares of the Company's common stock and convert it

                              IWO HOLDINGS, INC.

into an option or warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the assumed option or warrant multiplied by the exchange ratio. The options will be fully vested at the time of the merger and the warrants will remain subject to the terms and conditions set forth in the warrant agreement for the warrants. At the effective time of the merger, US Unwired will exchange half of each unexpired and unexercised warrant issued to founders and management of the Company (except for warrants issued to the Company's Chief Executive Officer) for a new warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the exchanged warrant multiplied by the exchange ratio, and the other remaining half of each warrant will be cancelled. At the effective time of the merger, US Unwired will exchange each unexpired and unexercised warrant issued to the Company's Chief Executive Officer for a new warrant to purchase a number of shares of US Unwired common stock equal to the number of shares of the Company's common stock subject to the exchanged warrant multiplied by the exchange ratio. The new warrants issued to founders and management of the Company will remain subject to the terms and conditions set forth in the certificates representing the exchanged warrants except that they will become exercisable in full at the effective time of the merger. The new warrants issued to the Company's Chief Executive Officer will remain subject to the terms and conditions set forth in the certificates representing the exchanged warrants except that they will become exercisable in full on December 31, 2003. The exercise price per share of US Unwired common stock issuable under each converted option, converted warrant or exchanged warrant will be equal to the per share exercise price of the Company option or warrant divided by the exchange ratio. The total number of fully diluted shares of US Unwired common stock to be issued by US Unwired in connection with the merger will be approximately 45.9 million. The transaction is subject to customary regulatory review, and approvals by the stockholders of US Unwired and the Company, both companies' senior secured lenders, and Sprint PCS. The merger agreement will terminate if the merger is not consummated on or before June 18, 2002, but this date may be extended to September 17, 2002 if the FCC does not grant US Unwired's foreign ownership request. The Company must pay US Unwired a termination fee of $7,000,000 if the merger has not occurred before June 18, 2002 or September 17, 2002 if extended because of the FCC's failure to grant US Unwired's foreign ownership request, and as of that date holders of at least 6% of the Company's common stock have exercised and not withdrawn their dissenters' rights.

   On December 19, 2001, the Company's employment agreements with its Chief Executive Officer, Chief Financial Officer and Chief Technology Officer were amended to provide in the event of termination aggregate payments up to $1,100,000.
11.  Condensed Consolidating Financial Information

   Independent Wireless One Leased Realty Corporation (the "Non-Guarantor"), a 100% wholly-owned subsidiary of Independent Wireless One Corporation, is precluded from guaranteeing the debt of IWO Holdings, Inc. based on current agreements in effect. Independent Wireless One Corporation is not restricted from serving as a guarantor of the IWO Holdings, Inc. debt.

   Independent Wireless One Leased Realty Corporation holds all of the cell site leases and certain leases related to the administrative office facilities and retail stores. Operating expenses are comprised of rent expense from these leases. Independent Wireless One Leased Realty Corporation has charged Independent Wireless One Corporation a fee equal to its rent expense for use of its leased cell sites, office and retail space.

   The information which follows presents the condensed consolidating financial position as of December 31, 2000 and September 30, 2001 and the condensed consolidating results of operations for the three months and nine months ended September 30, 2000 and September 30, 2001 and condensed consolidating cash flows for the nine months ended September 30, 2000 and September 30, 2001 of
(a) the Parent Company, IWO Holdings, Inc., (b) the "Guarantor", Independent Wireless One Corporation, and (c) the "Non-Guarantor", Independent Wireless One Leased Realty Corporation, and includes eliminating entries and the Company on a consolidated basis.

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATING BALANCE SHEET

                            As of December 31, 2000
                       (In thousands except share data)

                                                                       Independent
                                                                        Wireless
                                                                       One Leased
                                                          Independent    Realty
                                                IWO       Wireless One Corporation
                                           Holdings, Inc. Corporation     (Non-
                                              (Parent)    (Guarantor)  Guarantor)  Eliminations Consolidated
                                           -------------- ------------ ----------- ------------ ------------
                 ASSETS
Current assets:
   Cash and cash equivalents..............    $     --      $ 36,313     $   --     $      --     $ 36,313
   Accounts receivable, net of allowances
     of $312..............................          --         4,218         --            --        4,218
   Intercompany receivable................         272           906        350        (1,528)          --
   Inventory..............................          --         2,567         --            --        2,567
   Prepaid expenses.......................          --           418        654            --        1,072
   Other current assets...................          --           199         --            --          199
   Prepaid management fee--related party..          --         1,000         --            --        1,000
                                              --------      --------     ------     ---------     --------
       Total current assets...............         272        45,621      1,004        (1,528)      45,369
Restricted cash...........................          --         8,000         --            --        8,000
Investment in subsidiaries................     136,594            --         --      (136,594)          --
Prepaid management fee--related party.....          --         2,970         --            --        2,970
Property and equipment, net...............          --        69,555         --            --       69,555
Construction in progress..................          --        33,009         --            --       33,009
Deferred costs, net.......................          --        14,898         --            --       14,898
Intangible assets, net....................          --        58,874         --            --       58,874
Other.....................................          --            24         --            --           24
                                              --------      --------     ------     ---------     --------
       Total assets.......................    $136,866      $232,951     $1,004     $(138,122)    $232,699
                                              ========      ========     ======     =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                            As of December 31, 2000
                       (In thousands except share data)

                                                                  Independent   Independent
                                                           IWO     Wireless    Wireless One
                                                        Holdings,     One      Leased Realty
                                                          Inc.    Corporation   Corporation
                                                        (Parent)  (Guarantor) (Non-Guarantor) Eliminations Consolidated
                                                        --------- ----------- --------------- ------------ ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable................................... $     --   $  6,388       $   --       $      --     $  6,388
    Accounts payable--related parties..................       --        213           --              --          213
    Intercompany payable...............................      252        622          654          (1,528)          --
    Due to Sprint......................................       --      7,711           --              --        7,711
    Accrued expenses...................................       --     12,082          350              --       12,432
    Accrued expenses--related parties..................       --        463           --              --          463
    Unearned revenue...................................       --      1,652           --              --        1,652
                                                        --------   --------       ------       ---------     --------
       Total current liabilities.......................      252     29,131        1,004          (1,528)      28,859
Term loan..............................................       --     80,000           --              --       80,000
                                                        --------   --------       ------       ---------     --------
Total liabilities......................................      252    109,131        1,004          (1,528)     108,859
                                                        --------   --------       ------       ---------     --------
Redeemable common stock................................      346         --           --              --          346
                                                        --------   --------       ------       ---------     --------
Commitments and contingencies
Stockholders' equity:
    Preferred stock (nonvoting)--$.01 par value,
     500,000 shares authorized, none issued and
     outstanding.......................................       --         --           --              --           --
    Common stock, Class A (nonvoting)--$.01 par
     value, 15,000,000 shares authorized, issued
     and outstanding...................................      150         --           --              --          150
    Common stock, Class B (voting) $.01 par value,
     18,750,000 shares authorized, and 13,274,171
     shares issued.....................................      133         --           --              --          133
    Common stock, Class C (nonvoting)--$.01 par
     value, 18,750,000 shares authorized,
     3,555,630 shares issued and outstanding...........       35         --           --              --           35
    Common stock, Class D (voting)--$.01 par
     value, 60,000 shares authorized, issued and
     outstanding.......................................        1         --           --              --            1
    Common stock, Class E (nonvoting)--$.01 par
     value, 5,545,000 shares authorized, 5,543,654
     shares issued and outstanding.....................       55         --           --              --           55
    Common stock, (voting)--$.01 par value,
     58,105,000 shares authorized, none issued
     and outstanding...................................       --         --           --              --           --
Capital stock..........................................       --      2,750           --          (2,750)          --
Additional paid-in capital.............................  187,302    172,969           --        (185,000)     175,271
Deficit accumulated during developmental stage.........   (1,076)    (1,076)          --           1,076       (1,076)
Retained deficit.......................................  (50,080)   (50,080)          --          50,080      (50,080)
                                                        --------   --------       ------       ---------     --------
                                                         136,520    124,563           --        (136,594)     124,489
Treasury stock at cost (43,856 Class B shares).........     (252)        --           --              --         (252)
Promissory notes receivable............................       --       (743)          --              --         (743)
                                                        --------   --------       ------       ---------     --------
       Total stockholders' equity......................  136,268    123,820           --        (136,594)     123,494
                                                        --------   --------       ------       ---------     --------
       Total liabilities and stockholders' equity...... $136,866   $232,951       $1,004       $(138,122)    $232,699
                                                        ========   ========       ======       =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATING BALANCE SHEET

                           As of September 30, 2001
                       (In thousands except share data)

                                                        Independent   Independent
                                                 IWO     Wireless    Wireless One
                                              Holdings,     One      Leased Realty
                                                Inc.    Corporation   Corporation
                                              (Parent)  (Guarantor) (Non-Guarantor) Eliminations Consolidated
                                              --------- ----------- --------------- ------------ ------------
                   ASSETS
Current assets:
   Cash and cash equivalents................. $     --   $ 22,550       $   --       $      --     $ 22,550
Accounts receivable net of allowances of $511       --      7,372           --              --        7,372
   Short-term investments at amortized
     cost--held to maturity..................       --     42,393           --              --       42,393
   Intercompany receivable...................  154,921     55,249          365        (210,535)          --
   Inventory.................................       --      4,263           --              --        4,263
   Prepaid expenses..........................       --        693        1,766              --        2,459
   Other current assets......................       --      1,685           --              --        1,685
   Prepaid management fee--related party.....       --      1,000           --              --        1,000
   Restricted cash and US Treasury
     obligations at amortized cost--held to
     maturity................................   22,649         --           --              --       22,649
                                              --------   --------       ------       ---------     --------
       Total current assets..................  177,570    135,205        2,131        (210,535)     104,371
Restricted cash..............................       --      8,000           --              --        8,000
Restricted cash and US Treasury obligations
  at amortized cost--held to maturity........   30,409         --           --              --       30,409
Investment securities at amortized cost--held
  to maturity................................       --     34,230           --              --       34,230
Investment in subsidiary.....................   97,761         --           --         (97,761)          --
Prepaid management fee--related party........       --      2,220           --              --        2,220
Property and equipment, net..................       --    109,003           --              --      109,003
Construction in progress.....................       --     47,082           --              --       47,082
Deferred costs, net..........................       --     20,017           --              --       20,017
Intangible assets, net.......................       --     54,245           --              --       54,245
Other........................................       --          4           --              --            4
                                              --------   --------       ------       ---------     --------
       Total assets.......................... $305,740   $410,006       $2,131       $(308,296)    $409,581
                                              ========   ========       ======       =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                           As of September 30, 2001
                       (In thousands except share data)

                                                                  Independent   Independent
                                                           IWO     Wireless    Wireless One
                                                        Holdings,     One      Leased Realty
                                                          Inc.    Corporation   Corporation
                                                        (Parent)  (Guarantor) (Non-Guarantor) Eliminations Consolidated
                                                        --------- ----------- --------------- ------------ ------------
       LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable................................... $     --   $  2,950       $   --       $      --     $  2,950
    Accounts payable--related parties..................       --         86           --              --           86
    Intercompany payable...............................   53,483    155,286        1,766        (210,535)          --
    Due to Sprint......................................       --      5,373           --              --        5,373
    Accrued expenses...................................    4,667     17,305          365              --       22,337
    Accrued expenses--related parties..................       --        491           --              --          491
    Unearned revenue...................................       --      2,798           --              --        2,798
                                                        --------   --------       ------       ---------     --------
       Total current liabilities.......................   58,150    184,289        2,131        (210,535)      34,035
Term loan..............................................       --    140,000           --              --      140,000
Senior notes...........................................  152,308         --           --              --      152,308
                                                        --------   --------       ------       ---------     --------
       Total liabilities...............................  210,458    324,289        2,131        (210,535)     326,343
                                                        --------   --------       ------       ---------     --------
Redeemable common stock................................      173         --           --              --          173
                                                        --------   --------       ------       ---------     --------
Commitments and contingencies
Stockholders' equity:
    Preferred stock (nonvoting)--$.01 par value,
     500,000 shares authorized, none issued and
     outstanding.......................................       --         --           --              --           --
    Common stock, Class A (nonvoting)--$.01 par
     value, 15,000,000 shares authorized, issued
     and outstanding...................................      150         --           --              --          150
    Common stock, Class B (voting)--$.01 par
     value, 18,750,000 shares authorized and
     13,532,710 shares issued..........................      136         --           --              --          136
    Common stock, Class C (nonvoting)--$.01 par
     value, 18,750,000 shares authorized,
     3,555,630 shares issued and outstanding...........       35         --           --              --           35
    Common stock, Class D (voting)--$.01 par
     value, 60,000 shares authorized, issued and
     outstanding.......................................        1         --           --              --            1
    Common stock, Class E (non-voting)--$.01 par
     value, 5,545,000 shares authorized, 5,543,654
     shares issued and outstanding.....................       55         --           --              --           55
    Common stock (voting)--$.01 par value,
     58,105,000 shares authorized, none issued
     and outstanding...................................       --         --           --              --           --
Capital stock..........................................       --      2,750           --          (2,750)          --
Additional paid-in capital.............................  195,826    173,303           --        (185,000)     184,129
Deficit accumulated during developmental stage.........   (1,076)    (1,076)          --           1,076       (1,076)
Retained deficit.......................................  (99,593)   (88,913)          --          88,913      (99,593)
                                                        --------   --------       ------       ---------     --------
                                                          95,534     86,064           --         (97,761)      83,837
Treasury stock at cost (73,935 Class B Shares).........     (425)        --           --              --         (425)
Promissory notes receivable............................       --       (347)          --              --         (347)
                                                        --------   --------       ------       ---------     --------
       Total stockholders' equity......................   95,109     85,717           --         (97,761)      83,065
                                                        --------   --------       ------       ---------     --------
       Total liabilities and stockholders' equity...... $305,740   $410,006       $2,131       $(308,296)    $409,581
                                                        ========   ========       ======       =========     ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

                 For the Three Months Ended September 30, 2000
                                (In thousands)

                                                                    Independent
                                                       Independent Wireless One
                                                IWO     Wireless   Leased Realty
                                             Holdings,     One      Corporation
                                               Inc.    Corporation     (Non-
                                             (Parent)  (Guarantor)  Guarantor)   Eliminations Consolidated
                                             --------- ----------- ------------- ------------ ------------
Net revenues................................ $     --   $ 17,387       $941        $  (941)     $ 17,387
                                             --------   --------       ----        -------      --------
Operating expenses:
   Costs of services and equipment
     (exclusive of depreciation and
     amortization shown below)..............       --     13,024        703             --        13,727
   Selling and marketing....................       --      4,662        114             --         4,776
   General and administrative:
       Noncash stock-based compensation.....       --        213         --             --           213
       Related parties......................       --        832         --             --           832
       Other general and administrative
         expenses...........................       --      4,011        124             --         4,135
   Depreciation and amortization............       --      3,687         --             --         3,687
   Intercompany expenses....................       --        941         --           (941)           --
                                             --------   --------       ----        -------      --------
          Total operating expenses..........       --     27,370        941           (941)       27,370
                                             --------   --------       ----        -------      --------
Operating loss..............................       --     (9,983)        --             --        (9,983)
   Interest income..........................       --        238         --             --           238
   Interest expense.........................       --     (1,041)        --             --        (1,041)
   Interest expense--related parties........       --       (207)        --             --          (207)
   Amortization of debt issuance costs......       --       (790)        --             --          (790)
   Other debt financing fees................       --     (1,089)        --             --        (1,089)
   Equity in losses of wholly-owned
     subsidiaries...........................  (12,872)        --         --         12,872            --
                                             --------   --------       ----        -------      --------
          Net loss.......................... $(12,872)  $(12,872)      $ --        $12,872      $(12,872)
                                             ========   ========       ====        =======      ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                 For the Three Months Ended September 30, 2001
                                (In thousands)

                                                       Independent   Independent
                                                IWO     Wireless    Wireless One
                                             Holdings,     One      Leased Realty
                                               Inc.    Corporation   Corporation
                                             (Parent)  (Guarantor) (Non-Guarantor) Eliminations Consolidated
                                             --------- ----------- --------------- ------------ ------------
Net revenues................................ $     --   $ 32,245       $2,483        $(2,483)     $ 32,245
                                             --------   --------       ------        -------      --------
Operating expenses:
   Costs of services and equipment
     (exclusive of depreciation and
     amortization shown below)..............       --     23,430        1,978             --        25,408
   Selling and marketing....................       --      8,321          384             --         8,705
   General and administrative:
       Noncash stock-based
         compensation.......................       --         26           --             --            26
       Related parties......................       --        380           --             --           380
       Other general and administrative
         expenses...........................       --      4,945          121             --         5,066
Depreciation and amortization...............       --      4,924           --             --         4,924
Intercompany expenses.......................       --      2,483           --         (2,483)           --
                                             --------   --------       ------        -------      --------
          Total operating expenses..........       --     44,509        2,483         (2,483)       44,509
                                             --------   --------       ------        -------      --------
Operating loss..............................       --    (12,264)          --             --       (12,264)
   Interest income..........................      628      1,179           --             --         1,807
   Interest expense.........................   (4,716)    (1,408)          --             --        (6,124)
   Interest expense--related parties........       --       (378)          --             --          (378)
   Amortization of debt issuance costs......       --       (709)          --             --          (709)
   Other debt financing fees................       --       (418)          --             --          (418)
   Equity in losses of wholly-owned
     subsidiaries...........................  (13,998)        --           --         13,998            --
                                             --------   --------       ------        -------      --------
          Net loss.......................... $(18,086)  $(13,998)      $   --        $13,998      $(18,086)
                                             ========   ========       ======        =======      ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                 For the Nine Months Ended September 30, 2000
                                (In thousands)

                                                                          Independent
                                                                         Wireless One
                                                            Independent  Leased Realty
                                                  IWO       Wireless One  Corporation
                                             Holdings, Inc. Corporation      (Non-
                                                (Parent)    (Guarantor)   Guarantor)   Eliminations Consolidated
                                             -------------- ------------ ------------- ------------ ------------
Net revenues................................    $     --      $ 39,803      $1,922       $(1,922)     $ 39,803
                                                --------      --------      ------       -------      --------
Operating expenses:
   Costs of services and equipment
     (exclusive of depreciation and
     amortization shown below)..............          --        30,660       1,366            --        32,026
   Selling and marketing....................          --        11,529         233            --        11,762
   General and administrative:
       Noncash stock-based
         compensation.......................          --           844          --            --           844
       Related parties......................          --         1,593          --            --         1,593
       Other general and administrative
         expenses...........................          --        10,894         323            --        11,217
   Depreciation and amortization............          --         8,459          --            --         8,459
   Intercompany expenses....................          --         1,922          --        (1,922)           --
                                                --------      --------      ------       -------      --------
          Total operating expenses..........          --        65,901       1,922        (1,922)       65,901
                                                --------      --------      ------       -------      --------
Operating loss..............................          --       (26,098)         --            --       (26,098)
   Interest income..........................          --         1,536          --            --         1,536
   Interest expense.........................          --        (2,055)         --            --        (2,055)
   Interest expense--related parties........          --          (401)         --            --          (401)
   Amortization of debt issuance costs......          --        (2,047)         --            --        (2,047)
   Other debt financing fees................          --        (2,843)         --            --        (2,843)
   Equity in losses of wholly-owned
     subsidiaries...........................     (31,908)           --          --        31,908            --
                                                --------      --------      ------       -------      --------
          Net loss..........................    $(31,908)     $(31,908)     $   --       $31,908      $(31,908)
                                                ========      ========      ======       =======      ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                 For the Nine Months Ended September 30, 2001
                                (In thousands)

                                                                          Independent
                                                           Independent   Wireless One
                                                 IWO       Wireless One  Leased Realty
                                            Holdings, Inc. Corporation    Corporation
                                               (Parent)    (Guarantor)  (Non-Guarantor) Eliminations Consolidated
                                            -------------- ------------ --------------- ------------ ------------
Net revenues...............................    $     --      $ 76,951       $6,045        $(6,045)     $ 76,951
                                               --------      --------       ------        -------      --------
Operating expenses:
   Costs of services and equipment
     (exclusive of depreciation and
     amortization shown below).............          --        56,400        4,854             --        61,254
   Selling and marketing...................          --        19,115          829             --        19,944
   General and administrative:
       Noncash stock-based
         compensation......................          --           334           --             --           334
       Related parties.....................          --         1,405           --             --         1,405
       Other general and
         administrative expenses...........          --        13,662          362             --        14,024
Depreciation and amortization..............          --        13,492           --             --        13,492
Intercompany expenses......................          --         6,045           --         (6,045)           --
                                               --------      --------       ------        -------      --------
          Total operating expenses.........          --       110,453        6,045         (6,045)      110,453
                                               --------      --------       ------        -------      --------
Operating loss.............................          --       (33,502)          --             --       (33,502)
   Interest income.........................       1,747         4,228           --             --         5,975
   Interest expense........................     (12,427)       (4,304)          --             --       (16,731)
   Interest expense-related parties........          --        (1,145)          --             --        (1,145)
   Amortization of debt issuance costs.....          --        (2,605)          --             --        (2,605)
   Other debt financing fees...............          --        (1,505)          --             --        (1,505)
   Equity in losses of wholly-owned
     subsidiaries..........................     (38,833)           --           --         38,833            --
                                               --------      --------       ------        -------      --------
          Net loss.........................    $(49,513)     $(38,833)      $   --        $38,833      $(49,513)
                                               ========      ========       ======        =======      ========

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

                 For the Nine Months Ended September 30, 2000
                                (In thousands)

                                                                          Independent
                                                                          Wireless One
                                                     IWO    Independent  Leased Rrealty
                                                  Holdings, Wireless One  Corporation
                                                    Inc.    Corporation      (Non-
                                                  (Parent)  (Guarantor)    Guarantor)   Eliminations Consolidated
                                                  --------- ------------ -------------- ------------ ------------
Net cash used in operating activities............   $(103)   $  (9,750)       $--           $--       $  (9,853)
                                                    -----    ---------        ---           ---       ---------
Cash flows from investing activities:
   Deferred acquisition costs....................      --         (740)        --            --            (740)
   Purchase of Sprint assets.....................      --     (116,405)        --            --        (116,405)
   Restricted cash...............................      --       (8,000)        --            --          (8,000)
   Purchase of property and equipment............      --       (8,406)        --            --          (8,406)
   Construction in progress......................      --      (15,475)        --            --         (15,475)
                                                    -----    ---------        ---           ---       ---------
       Net cash used in investing activities.....      --     (149,026)        --            --        (149,026)
                                                    -----    ---------        ---           ---       ---------
Cash flows from financing activities:
   Stock option exercises........................     272           --         --            --             272
   Proceeds received from issuance of debt.......      --       80,000         --            --          80,000
   Purchase of treasury stock....................    (169)          --         --            --            (169)
   Payment for offering costs....................      --       (1,015)        --            --          (1,015)
   Payment for debt issuance costs...............      --       (2,221)        --            --          (2,221)
                                                    -----    ---------        ---           ---       ---------
       Net cash provided by financing
         activities..............................     103       76,764         --            --          76,867
                                                    -----    ---------        ---           ---       ---------
Net decrease in cash and cash equivalents........      --      (82,012)        --            --         (82,012)
Cash and cash equivalents, beginning of
  period.........................................      --      104,752         --            --         104,752
                                                    -----    ---------        ---           ---       ---------
Cash and cash equivalents, end of period.........   $  --    $  22,740        $--           $--       $  22,740
                                                    =====    =========        ===           ===       =========
Non-cash:
   Offering costs included in accrued
     expenses....................................   $  --    $     480        $--           $--       $     480
   Property and equipment included in
     accounts payable............................      --            4         --            --               4
   Construction in progress included in
     accounts payable............................      --        2,701         --            --           2,701

                      IWO HOLDINGS, INC. AND SUBSIDIARIES

                 For the Nine Months Ended September 30, 2001
                                (In thousands)

                                                                                 Independent
                                                          IWO     Independent   Wireless One
                                                       Holdings,  Wireless One  Leased Realty
                                                         Inc.     Corporation    Corporation
                                                       (Parent)   (Guarantor)  (Non-Guarantor) Eliminations Consolidated
                                                       ---------  ------------ --------------- ------------ ------------
Net cash (used in) provided by operating activities... $(107,167)  $  75,002         $--           $--       $ (32,165)
                                                       ---------   ---------         ---           ---       ---------
Cash flows from investing activities:
   Purchase of investment securities at amortized
    cost--held to
    maturity..........................................        --    (105,328)         --            --        (105,328)
   Proceeds from maturities of investment securities..        --      28,079          --            --          28,079
   Restricted cash and U.S. Treasury obligations, at
    amortized cost--held to maturity..................   (53,057)         --          --            --         (53,057)
   Purchase of property and equipment.................        --      (8,645)         --            --          (8,645)
   Construction in progress...........................        --     (55,543)         --            --         (55,543)
                                                       ---------   ---------         ---           ---       ---------
      Net cash used in investing activities...........   (53,057)   (141,437)         --            --        (194,494)
                                                       ---------   ---------         ---           ---       ---------
Cash flows from financing activities:
   Gross proceeds received from equity investors for
    payment of promissory notes.......................        --         396          --            --             396
   Stock option exercises.............................       397          --          --            --             397
   Proceeds received from issuance of debt............        --      60,000          --            --          60,000
   Proceeds received from issuance of senior notes....   160,000          --          --            --         160,000
   Purchase of treasury stock.........................      (173)         --          --            --            (173)
   Payment for offering costs.........................        --      (7,724)         --            --          (7,724)
                                                       ---------   ---------         ---           ---       ---------
      Net cash provided by financing activities.......   160,224      52,672          --            --         212,896
                                                       ---------   ---------         ---           ---       ---------
Net decrease in cash and cash equivalents.............               (13,763)         --            --         (13,763)
Cash and cash equivalents, beginning of period........        --      36,313          --            --          36,313
                                                       ---------   ---------         ---           ---       ---------
Cash and cash equivalents, end of period.............. $      --   $  22,550         $--           $--       $  22,550
                                                       =========   =========         ===           ===       =========
Non-cash:
   Property and equipment included in accounts
    payable........................................... $      --   $     245         $--           $--       $     245
   Property and equipment included in accrued
    expenses..........................................        --       1,109          --            --           1,109
   Construction in progress included in accounts
    payable...........................................        --         622          --            --             622
   Construction in progress included in accrued
    expenses..........................................        --       2,523          --            --           2,523

                        REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Independent Wireless One Corporation

   We have audited the accompanying statements of assets sold of the Sprint Spectrum Albany, Syracuse and Manchester Markets (as described in Note 1), which are wholly owned by Independent Wireless One Corporation (IWO) since their acquisition in 2000 from Sprint Spectrum L.P., as of December 31, 1999 and 1998 and the related statements of revenues and expenses for each of the three years in the period ended December 31, 1999. These statements are the responsibility of Sprint Spectrum L.P.'s management. Our responsibility is to express an opinion on these statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall statements' presentation. We believe that our audits provide a reasonable basis for our opinion.

   As described in Note 2, the accompanying statements were prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the transaction between IWO and Sprint Spectrum L.P. The statements are not intended to be a complete presentation of the Sprint Spectrum Albany, Syracuse and Manchester Markets' financial position or results of their operations.

   In our opinion, the statements referred to above present fairly, in all material respects, the assets sold of the Sprint Spectrum Albany, Syracuse and Manchester Markets as of December 31, 1999 and 1998, and the related revenues and expenses for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ERNST & YOUNG LLP

Kansas City, Missouri
May 2, 2000

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                           STATEMENTS OF ASSETS SOLD

                                                                                      December 31
                                                                                -----------------------
                                                                                   1998        1999
                                                                                ----------- -----------
Assets:
   Accounts receivable, net of allowance for doubtful accounts of $292,106 and
     $551,040.................................................................. $ 1,732,717 $ 3,356,472
   Property, plant and equipment...............................................
       Network equipment.......................................................  76,385,739  85,110,717
       Other...................................................................     757,022     757,022
       Construction work in progress...........................................   1,640,525     204,275
                                                                                ----------- -----------
   Total property, plant and equipment.........................................  78,783,286  86,072,014
       Less: accumulated depreciation..........................................  16,709,657  26,914,543
                                                                                ----------- -----------
   Net property, plant and equipment...........................................  62,073,629  59,157,471
   Prepaid lease expense.......................................................     368,713     371,811
                                                                                ----------- -----------
Total assets sold.............................................................. $64,175,059 $62,885,754
                                                                                =========== ===========



                            See accompanying notes.

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                      STATEMENTS OF REVENUES AND EXPENSES

                                                   Year ended December 31
                                             -----------------------------------
                                                1997        1998        1999
                                             ----------- ----------- -----------
Net revenues................................ $ 2,113,189 $ 9,137,334 $23,401,059
Operating expenses:
   Costs of services and equipment..........   8,381,175  12,200,739  20,203,145
   General and administrative...............   6,674,493   7,360,750   8,975,967
   Selling and marketing....................   3,998,455   3,724,401   5,869,705
   Depreciation and amortization............   6,840,831   9,491,437  10,204,886
                                             ----------- ----------- -----------
       Total operating expenses.............  25,894,954  32,777,327  45,253,703
                                             ----------- ----------- -----------
Operating expenses in excess of net revenues $23,781,765 $23,639,993 $21,852,644
                                             =========== =========== ===========



                            See accompanying notes.

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                    NOTES TO STATEMENTS OF ASSETS SOLD AND
                      STATEMENTS OF REVENUES AND EXPENSES

1.  Asset Purchase Agreement

   On February 9, 1999, Independent Wireless One Corporation (IWO) and Sprint Spectrum L.P. (Sprint Spectrum) entered into an Asset Purchase Agreement (the Agreement) whereby IWO agreed to purchase from Sprint Spectrum certain assets and IWO assumed certain leases as stipulated in the Agreement. Under the Agreement, IWO purchased Sprint Spectrum's assets related to its wireless mobile telephone services in the Albany and Syracuse, New York and Manchester, New Hampshire markets (collectively, the "Acquired Markets"), which were wholly owned by Sprint Spectrum. The assets purchased by IWO primarily consisted of property, plant and equipment including network assets and retail stores located in the Acquired Markets. IWO assumed certain operating leases within the Acquired Markets; however no deferred revenue, commission or other similar liabilities were assumed. This transaction closed in the first quarter of 2000.

   Following the close of the transaction, IWO began operating the Acquired Markets as Sprint PCS markets through an affiliation agreement with Sprint Spectrum. Under the terms of this agreement, IWO sells wireless voice and data telephone services under the Sprint PCS brand name in exchange for a fee. Also as part of the agreement, Sprint Spectrum continues to provide network monitoring, customer service, billing and collection services to IWO.

2.  Basis of Presentation

   Historically, financial statements have not been prepared for the Acquired Markets as they had no separate legal status or existence. The accompanying statements of assets sold and statements of revenues and expenses of the Acquired Markets have been prepared for purposes of complying with the rules and regulations of the Securities and Exchange Commission in lieu of the full financial statements required by Rule 3-05 of Regulation S-X for the transaction between IWO and Sprint Spectrum L.P. These statements have been derived from the historical accounting records of Sprint Spectrum and include revenues and expenses directly attributable to the Acquired Markets. Certain revenues and expenses that are indirectly attributable to the Acquired Markets have been allocated using the methods set forth below. As a result, the statements may not be indicative of the financial position or operating results of the Acquired Markets had they been operated as a separate, stand-alone company. Management believes these allocation methodologies are reasonable and represent the most appropriate methods of determining the expenses of the Acquired Markets.

  Accounts Receivable

   The accounts receivable balances included in the accompanying statements of assets sold are those specifically associated with the subscribers of the Acquired Markets. Allocations have been made of certain unbilled revenue and bad debt accruals that are recorded by Sprint Spectrum at levels above the market level. These allocations are based on average subscribers of the Acquired Markets relative to total subscribers of Sprint Spectrum.

  Property, Plant & Equipment

   The property, plant and equipment balances included in the accompanying statements of assets sold are assets specifically associated with the Acquired Markets that were purchased by IWO pursuant to the Agreement.

  Revenues

   Service revenues included in the statements of revenues and expenses are those specifically related to subscribers of the Acquired Markets. Allocations have been made of certain unbilled revenue and bad debt

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                    NOTES TO STATEMENTS OF ASSETS SOLD AND
               STATEMENTS OF REVENUES AND EXPENSES--(Continued)


accruals that are recorded by Sprint Spectrum at levels above the market level. These allocations are based on average subscribers of the Acquired Markets relative to total subscribers of Sprint Spectrum.

   Equipment revenues included in the statements of revenues and expenses related to the Albany and Syracuse, New York markets include those specifically related to equipment sales occurring in Sprint Spectrum's retail stores and equipment sales to third-party retail stores located within these markets.

   Certain equipment revenues related to the Manchester, New Hampshire market are directly attributable to subscribers within that market. The remaining equipment revenues related to the Manchester, New Hampshire market are based on allocations of equipment sales occurring in Sprint Spectrum's retail stores and equipment sales to third-party retail stores located in the Portland, Maine and Boston, Massachusetts districts, which include the Manchester, New Hampshire and other nearby markets. These allocations are based on the Manchester, New Hampshire market's gross subscriber activations relative to total gross subscriber activations of the markets included in the Portland, Maine and Boston, Massachusetts districts.

   Also included are allocations of revenues from equipment sales to national third-party retail chains. These allocations are based on the Acquired Market's gross subscriber activations via national third-party retail chains relative to total gross subscriber activations of Sprint Spectrum via national third-party retail chains.

  Costs of Services and Equipment

   Cost of services expense in the statements of revenues and expenses includes those expenses directly attributable to the Acquired Markets. In addition, allocations have been made of cost of services incurred at levels above the market level. These allocations are based on the Acquired Markets' directly attributable cost of services relative to the total Company's directly attributable cost of services.

   Cost of equipment included in the statements of revenues and expenses related to the Albany and Syracuse, New York markets is that specifically related to equipment sales occurring in Sprint Spectrum's retail stores and equipment sales to third-party retail stores located within these markets.

   Cost of equipment associated with certain equipment revenues related to the Manchester, New Hampshire market are directly attributable to subscribers within that market. The cost of equipment associated with the remaining equipment revenues related to the Manchester, New Hampshire market is based on allocations of the cost of equipment sales occurring in Sprint Spectrum's retail stores and third-party retail stores located in the Portland, Maine and Boston, Massachusetts districts, which include the Manchester, New Hampshire and other nearby markets. These allocations are based on the Manchester, New Hampshire market's gross subscriber activations relative to total gross subscriber activations of the markets included in the Portland, Maine and Boston, Massachusetts districts.

   Also included are allocations of the cost of equipment associated with equipment sales to national third-party retail chains. These allocations are based on the Acquired Market's gross subscriber activations via national third-party retail chains relative to total gross subscriber activations of Sprint Spectrum via national third-party retail chains.

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                    NOTES TO STATEMENTS OF ASSETS SOLD AND
               STATEMENTS OF REVENUES AND EXPENSES--(Continued)



  General and Administrative Expenses and Selling and Marketing Expenses

   Direct general and administrative expenses and selling and marketing expenses are those costs that were incurred as a result of providing wireless mobile telephone services in the Acquired Markets and which are no longer incurred by Sprint Spectrum subsequent to consummation of the transaction with IWO.

   General and administrative expenses and selling and marketing expenses of Sprint Spectrum that are indirectly associated with the Acquired Markets' operations were allocated to the Acquired Markets' statements of revenues and expenses based on the number of subscribers of the Acquired Markets relative to Sprint Spectrum's total subscribers.

  Depreciation Expense

   Depreciation expense included in the statements of revenues and expenses is related to the assets specifically associated with the Acquired Markets that were purchased by IWO pursuant to the Agreement.

3.  Summary of Significant Accounting Policies

  Revenue Recognition

   Operating revenues are recognized as services are rendered or as equipment is delivered to customers. Operating revenues are recorded net of an estimate for uncollectible accounts.

  Property, Plant and Equipment

   Property, plant and equipment are stated at cost. The cost of property, plant and equipment is generally depreciated on a straight-line basis over estimated economic useful lives ranging from seven to 20 years. Repair and maintenance costs are expensed as incurred.

  Advertising

   Advertising costs are expensed when the advertisement occurs. Total advertising expense amounted to $3,073,065 in 1997, $2,438,388 in 1998 and $3,503,920 in 1999.

  Use of Estimates

   The statements of assets sold and statements of revenues and expenses are prepared in conformity with accounting principles generally accepted in the United States. These principles require management to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Also, as discussed in Note 2, the statements of revenues and expenses include allocations and estimates that are not necessarily indicative of the revenues, costs and expenses that would have resulted if the Acquired Markets had been operated as a separate stand-alone company.

            SPRINT SPECTRUM ALBANY, SYRACUSE AND MANCHESTER MARKETS (wholly owned by Independent Wireless One Corporation)

                    NOTES TO STATEMENTS OF ASSETS SOLD AND
               STATEMENTS OF REVENUES AND EXPENSES--(Continued)



4.  Operating Leases

   The Acquired Markets' minimum rental commitments at year-end 1999 for all non-cancelable operating leases, consisting mainly of leases for cell and switch sites, are as follows:

                             2000...... $1,249,543
                             2001......    636,662
                             2002......    358,375
                             2003......    208,700
                             2004......     67,949
                             Thereafter    195,269

   The table excludes renewal options related to certain cell and switch site leases. These renewal options generally have five-year terms and may be exercised from time to time. The Acquired Markets' gross rental expense totaled $2,546,996 in 1997, $2,585,344 in 1998 and $2,810,292 in 1999.

5.  Cash Flows

   The Acquired Markets' primary requirements for cash have been to fund operating losses and capital expenditures associated with the network build-out. Capital expenditures of the Acquired Markets were $58,209,747 in 1997, $13,071,747 in 1998 and $6,560,077 in 1999.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                        ANNEX A

                         AGREEMENT AND PLAN OF MERGER

                                 By and Among

                               US UNWIRED INC.,

                            NORTHEAST UNWIRED INC.

                                      and

                              IWO HOLDINGS, INC.

                                  dated as of

                               December 19, 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                   ARTICLE I

                                  THE MERGER

Section 1.01. The Merger.....................................................  A-1
Section 1.02. Closing; Closing Date; Effective Time..........................  A-1
Section 1.03. Effect of the Merger...........................................  A-2
Section 1.04. Certificate of Incorporation; Bylaws...........................  A-2
Section 1.05. Directors and Officers.........................................  A-2
                                        ARTICLE II
                    CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES
Section 2.01. Merger Consideration; Conversion and Cancellation of Securities  A-2
Section 2.02. Exchange and Surrender of Certificates.........................  A-3
Section 2.03. Options and Warrants to Purchase IWO Common Stock..............  A-4
Section 2.04. Dissenting Stockholders........................................  A-5
                                        ARTICLE III
                           REPRESENTATIONS AND WARRANTIES OF IWO
Section 3.01. Organization and Qualification; Subsidiaries...................  A-6
Section 3.02. Charter and Bylaws.............................................  A-6
Section 3.03. Capitalization.................................................  A-6
Section 3.04. Authority......................................................  A-8
Section 3.05. No Conflict; Required Filings and Consents.....................  A-8
Section 3.06. Permits; Compliance............................................  A-9
Section 3.07. Reports; Financial Statements..................................  A-9
Section 3.08. Absence of Certain Changes or Events........................... A-10
Section 3.09. Absence of Litigation.......................................... A-10
Section 3.10. IWO Employee Benefit Plans; Labor Matters...................... A-10
Section 3.11. Taxes.......................................................... A-12
Section 3.12. Tax Matters.................................................... A-13
Section 3.13. Opinion of Financial Advisor................................... A-13
Section 3.14. Environmental Matters.......................................... A-13
Section 3.15. Takeover Statutes.............................................. A-14
Section 3.16. Brokers........................................................ A-14
Section 3.17. Insurance...................................................... A-14
Section 3.18. Properties..................................................... A-15
Section 3.19. Leases......................................................... A-15
Section 3.20. No Undisclosed Liabilities..................................... A-15
Section 3.21. Certain Contracts.............................................. A-15
Section 3.22. Distributors and Suppliers..................................... A-17
Section 3.23. Sprint Agreement Compliance.................................... A-17
Section 3.24. Intellectual Property.......................................... A-18
Section 3.25. Related Party Transactions..................................... A-18

                                       ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES OF USU
         Section 4.01. Organization and Qualification............ A-19
         Section 4.02. Charter and Bylaws........................ A-19
         Section 4.03. Capitalization............................ A-19
         Section 4.04. Authority................................. A-20
         Section 4.05. No Conflict; Required Filings and Consents A-21
         Section 4.06. Permits; Compliance....................... A-21
         Section 4.07. Reports; Financial Statements............. A-22
         Section 4.08. Absence of Certain Changes or Events...... A-22
         Section 4.09. Absence of Litigation..................... A-22
         Section 4.10. USU Employee Benefit Plans; Labor Matters. A-23
         Section 4.11. Taxes..................................... A-23
         Section 4.12. Tax Matters............................... A-24
         Section 4.13. Environmental Matters..................... A-24
         Section 4.14. Brokers................................... A-25
         Section 4.15. Takeover Statutes......................... A-25
         Section 4.16. Insurance................................. A-25
         Section 4.17. Properties................................ A-25
         Section 4.18. Leases.................................... A-25
         Section 4.19. No Undisclosed Liabilities................ A-26
         Section 4.20. Certain Contracts......................... A-26
         Section 4.21. Distributors and Suppliers................ A-27
         Section 4.22. Sprint Agreement Compliance............... A-28
         Section 4.23. Intellectual Property..................... A-28
         Section 4.24. Related Party Transactions................ A-29
         Section 4.25. Merger Sub................................ A-29
                                       ARTICLE V
                                       COVENANTS
         Section 5.01. Affirmative Covenants of USU and IWO...... A-29
         Section 5.02. Negative Covenants of IWO................. A-29
         Section 5.03. Negative Covenants of USU................. A-31
         Section 5.04. Access and Information.................... A-33
         Section 5.05. FCC Compliance............................ A-33
                                       ARTICLE VI
                                 ADDITIONAL AGREEMENTS
         Section 6.01. Meetings of Stockholders.................. A-34
         Section 6.02. Registration Statement; Proxy Statements.. A-34
         Section 6.03. Appropriate Action; Consents; Filings..... A-35
         Section 6.04. Affiliates................................ A-37
         Section 6.05. Tax Treatment............................. A-37
         Section 6.06. Public Announcements...................... A-37
         Section 6.07. Nasdaq Listing............................ A-37
         Section 6.08. IWO Stockholders Agreements............... A-37

 Section 6.09. Employee Benefit Plans..................................... A-37
 Section 6.10. Rule 16b-3................................................. A-38
 Section 6.11. Merger Sub................................................. A-38
 Section 6.12. Indemnification and Insurance.............................. A-38
 Section 6.13. Post-Merger Directors and Management....................... A-38
 Section 6.14. Supplemental Warrant Agreement; Warrant Notices............ A-40
 Section 6.15. Registration Rights Agreements............................. A-40
 Section 6.16. Lock-Up Agreements......................................... A-40
 Section 6.17. Support Agreements; Standstill Agreement................... A-41
 Section 6.18. Conversion to USU Common Stock............................. A-42
 Section 6.19. Communications Act Compliance.............................. A-42
 Section 6.20. Subsequent SEC Reports..................................... A-42
 Section 6.21. Warrant Cancellation Agreements............................ A-42
                                       ARTICLE VII
                                       CONDITIONS
 Section 7.01. Conditions to Obligations of Each Party.................... A-42
 Section 7.02. Additional Conditions to Obligations of the USU Companies.. A-43
 Section 7.03. Additional Conditions to Obligations of IWO................ A-44
                                      ARTICLE VIII
                            TERMINATION, AMENDMENT AND WAIVER
 Section 8.01. Termination................................................ A-45
 Section 8.02. Effect of Termination...................................... A-46
 Section 8.03. Amendment.................................................. A-46
 Section 8.04. Waiver..................................................... A-46
 Section 8.05. Fees, Expenses and Other Payments.......................... A-46
                                       ARTICLE IX
                                   GENERAL PROVISIONS
 Section 9.01. Effectiveness of Representations, Warranties and Agreements A-47
 Section 9.02. Notices.................................................... A-47
 Section 9.03. Certain Definitions........................................ A-48
 Section 9.04. Headings................................................... A-50
 Section 9.05. Severability............................................... A-50
 Section 9.06. Entire Agreement........................................... A-50
 Section 9.07. Assignment................................................. A-50
 Section 9.08. Parties in Interest........................................ A-50
 Section 9.09. Specific Performance....................................... A-50
 Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative...... A-50
 Section 9.11. Governing Law; Consent Jurisdiction; Venue................. A-50
 Section 9.12. Waiver of Trial by Jury.................................... A-51
 Section 9.13. Counterparts............................................... A-51

              Exhibit A Form of IWO Affiliate's Agreement
              Exhibit B Form of USU Support Agreement
              Exhibit C Form of IWO Support Agreement
              Exhibit D Form of Registration Rights Agreement
              Exhibit E Form of Standstill Agreement
              Exhibit F Form of Warrant Exchange Agreement
              Exhibit G Form of Nielsen Warrant Exchange Agreement
              Exhibit H Form of Warrant Cancellation Agreement

                         AGREEMENT AND PLAN OF MERGER

   THIS AGREEMENT AND PLAN OF MERGER, dated as of December 19, 2001 (this "Agreement"), is by and among US Unwired Inc., a Louisiana corporation ("USU"), Northeast Unwired Inc., a Delaware corporation and wholly owned indirect subsidiary of USU ("Merger Sub"), and IWO Holdings, Inc., a Delaware corporation ("IWO"). USU and Merger Sub are sometimes referred to herein as the "USU Companies."

   WHEREAS, Merger Sub, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), will merge with and into IWO (the "Merger");

   WHEREAS, the respective boards of directors of IWO and USU have determined that the Merger is fair to, and in the best interests of, it and its stockholders and have approved and adopted this Agreement and the transactions contemplated hereby;

   WHEREAS, as an inducement to USU and IWO entering into this Agreement, certain stockholders of USU and IWO, respectively, are simultaneously with the execution and delivery of this Agreement entering into Support Agreements in the forms of Exhibit B hereto (the "USU Support Agreement") or Exhibit C hereto (the "IWO Support Agreement"), respectively;

   WHEREAS, USU has agreed to enter into an agreement with certain stockholders of IWO pursuant to which USU will grant certain rights to such stockholders regarding the registration of the common stock, $0.01 par value per share, of USU (the "USU Common Stock") to be received by them in the Merger;

   WHEREAS, for federal income tax purposes, it is intended that the Merger qualify as a reorganization under the provisions of Section 368(a) of the United States Internal Revenue Code of 1986, as amended (the "Code"); and

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto agree as follows:

                                   ARTICLE I

                                  THE MERGER

   Section 1.01.  The Merger.

   Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with Delaware Law, at the Effective Time (as defined in Section 1.02 of this Agreement), Merger Sub shall be merged with and into IWO, whereby the separate corporate existence of Merger Sub shall cease and IWO shall continue as the surviving corporation (the "Surviving Corporation"). The name of the Surviving Corporation shall be Northeast Unwired Inc.

   Section 1.02.  Closing; Closing Date; Effective Time.

   The consummation of the Merger and the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Vinson & Elkins L.L.P., 1001 Fannin, Houston, Texas as soon as practicable (but in any event within two business days) after the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, or at such other date, time and place as USU and IWO may agree in writing (the date of the Closing being the "Closing Date"). As promptly as practicable on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of, Delaware Law (the time of such filing being the "Effective Time").

   Section 1.03.  Effect of the Merger.

   At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of IWO and Merger Sub shall continue with, or vest in, as the case may be, the Surviving Corporation, and all debts, liabilities and duties of IWO and Merger Sub shall continue to be, or become, as the case may be, the debts, liabilities and duties of the Surviving Corporation. As of the Effective Time, the Surviving Corporation shall be a direct wholly-owned subsidiary of USU.

   Section 1.04.  Certificate of Incorporation; Bylaws.

   At the Effective Time, the certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws, respectively, of Merger Sub, in each case, as in effect immediately prior to the Effective Time and shall thereafter continue to be the certificate of incorporation and bylaws, respectively, of the Surviving Corporation until amended as provided therein and pursuant to Delaware Law.

   Section 1.05.  Directors and Officers.

   The directors and officers of Merger Sub immediately prior to the Effective Time shall continue to serve in their respective offices of the Surviving Corporation from and after the Effective Time, in each case until their respective successors are duly elected or appointed and qualified or until their resignation or removal; provided that so long as required by the USU Indenture at least one director of the Surviving Corporation shall not be a director or executive officer of USU or any of its Restricted Subsidiaries (as defined in the USU Indenture) and at least one executive officer of the Surviving Corporation shall not be a director or executive officer of USU or any of its Restricted Subsidiaries.

                                  ARTICLE II

              CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

   Section 2.01.  Merger Consideration; Conversion and Cancellation of
Securities.

   At the Effective Time, by virtue of the Merger and without any action on the part of the USU Companies, IWO or their respective stockholders:

      (a) Subject to Sections 2.01(b) and 2.02(e), each share of IWO Common Stock (as defined in Section 3.03(a)) issued and outstanding immediately prior to the Effective Time shall be converted into 1.0371 shares (the "Exchange Ratio") of USU Common Stock. If between the date of this Agreement and the Effective Time the outstanding shares of USU Common Stock or IWO Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Exchange Ratio shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares.

      (b) Each share of IWO Common Stock held in the treasury of IWO or owned, directly or indirectly, by USU or any subsidiary of IWO immediately prior to the Effective Time shall be cancelled and retired without any conversion thereof, and no other securities of USU or the Surviving Corporation shall be issuable, and no payment shall be made, with respect thereto.

      (c) All shares of IWO Common Stock converted pursuant to Section 2.01(a) shall no longer be outstanding and shall automatically be cancelled and retired and cease to exist, and each holder of a certificate (the "Certificates") previously evidencing IWO Common Stock ("Converted Shares") shall cease to have any rights with respect thereto except the right to receive, subject to Section 2.04, shares of USU Common Stock in accordance with Section 2.01(a), cash in lieu of fractional shares to be paid in accordance with Section 2.02(e) and any dividends or other distributions to the extent provided in Section 2.02(a). Such shares of USU Common Stock and cash payable pursuant to Section 2.02(e) are referred to herein as the "Merger Consideration."

      (d) Each share of common stock, par value $.01 per share, of Merger Sub ("Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time, and all rights in respect thereof, shall cease to exist and be converted into one validly issued, fully paid and non-assessable share of common stock, par value $.01 per share, of the Surviving Corporation.

      (e) Except for any shares of USU Common Stock owned by IWO or any of its subsidiaries, which shall be converted into treasury stock of USU, the shares of USU Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

   Section 2.02.  Exchange and Surrender of Certificates.

   (a) Subject to Section 2.04, as soon as practicable after the Effective Time, each holder of a Certificate shall be entitled, upon surrender of the Certificate to USU or its transfer agent (as specified in the letter of transmittal described in Section 2.02(c)), to receive in exchange therefor a certificate or certificates representing the number of whole shares of USU Common Stock that such holder has a right to receive in accordance with Section 2.01(a), certain dividends and other distributions to the extent provided in this Section 2.02(a) and a cash payment in lieu of fractional shares of USU Common Stock, if any, in accordance with Section 2.02(e). Unless and until any such Certificates shall be so surrendered and exchanged, no dividends or other distributions payable to the holders of record of USU Common Stock as of any time subsequent to the Effective Time shall be paid to the holders of such Certificates. Upon the surrender and exchange of such Certificates, however, there shall be paid to the record holders of such Certificates the amount of dividends and other distributions, if any, which as of a record date on or after the Effective Time and prior to such surrender shall have become payable with respect to such whole shares of USU Common Stock. No party hereto (or USU's transfer agent) shall be liable to any former holder of Converted Shares for any cash, USU Common Stock or dividends or other distributions thereon delivered to a public official pursuant to applicable abandoned property, escheat or similar Law.

   (b) All shares of USU Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof including any cash paid in accordance with Section 2.02(e) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Converted Shares. From the Effective Time, there shall be no further registration of transfers of IWO Common Stock on the stock transfer books of the Surviving Corporation. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged in accordance with this Article II.

   (c) As promptly as practicable after the Effective Time, USU will send or cause to be sent to each record holder of IWO Common Stock at the Effective Time a letter of transmittal and other appropriate materials for use in surrendering Certificates as contemplated by Section 2.02(a).

   (d) If any certificate for shares of USU Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed, with signatures guaranteed, and otherwise in proper form for transfer and that the person requesting such exchange shall have paid to USU or its transfer agent any transfer or other Taxes required by reason of the issuance of a certificate for shares of USU Common Stock in such other name, or established to the satisfaction of USU or its transfer agent that such Tax has been paid or is not payable.

   (e) No fraction of a share of USU Common Stock will be issued as a result of the Merger. In lieu of any such fractional shares that otherwise would have been issued in the Merger, USU will pay each applicable holder an amount in cash (without interest and rounded to the nearest cent) determined by multiplying (a) the average per share last reported price of USU Common Stock as quoted by The Nasdaq National Market ("Nasdaq") as reported in The Wall Street Journal for the five trading day period ending two trading days immediately preceding the date on which the Effective Time occurs by (b) the fractional interest of a share of USU Common Stock to which such holder would otherwise be entitled (after taking into account all Converted Shares held of record by such holder at the Effective Time).

   (f) If any Certificate shall have been lost, stolen or destroyed, (i) upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and (ii) unless otherwise agreed by USU, if such Certificate represents more than 5,000 Converted Shares, the posting by such person of a bond, in such amount as USU may direct and in a form satisfactory to USU, as indemnity from such person to USU against any claim that may be made against USU with respect to such Certificate, provided that Investcorp IWO Limited Partnership, Investcorp Investment Equity Limited, Odyssey (as defined in Section 9.03), TCW (as defined in Section 9.03) and Paribas (as defined in Section 9.03) shall only be required to provide an indemnity from such person to USU against any claim that may be made against USU with respect to such person's Certificate, USU will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration and any dividends or other distributions to which the holder thereof is entitled to receive pursuant to Section 2.02(a) in the manner provided in this Article II.

   (g) USU shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Converted Shares such amounts as USU (or any affiliate thereof) is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by USU, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of the Converted Shares in respect of which such deduction and withholding was made by USU (or any affiliate thereof).

   Section 2.03.  Options and Warrants to Purchase IWO Common Stock.

   (a) Each option granted by IWO to purchase shares of IWO Common Stock (a "IWO Option") that is outstanding and unexercised immediately prior to the Effective Time shall, without the approval or consent of the optionee, cease to represent a right to acquire shares of IWO Common Stock and shall be assumed by USU and converted automatically into an option (a "Converted IWO Option") to purchase shares of USU Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms and conditions of the IWO Management Stock Incentive Plan, as amended prior to the date hereof (the "IWO Option Plan"), the agreements evidencing grants thereunder, and any other written agreements between IWO and an optionee regarding IWO Options prior to the date hereof):

      (i) the number of shares of USU Common Stock to be subject to the Converted IWO Option shall be equal to the product of the number of shares of IWO Common Stock subject to the IWO Option immediately prior to the Effective Time and the Exchange Ratio, rounded down to the nearest whole share; and

      (ii) the exercise price per share of USU Common Stock under the Converted IWO Option shall be equal to the exercise price per share of IWO Common Stock under the IWO Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

   (b) The adjustment provided in Section 2.03(a) with respect to any IWO Options that are "incentive stock options" (as defined in Section 422 of the Code) shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code and the regulations thereunder, and to the extent it is not so consistent, such Section 424(a) and the regulations thereunder shall override anything to the contrary contained herein. The duration and other terms of the Converted IWO Options shall be the same as the original IWO Options, except that all references to IWO shall be deemed to be references to USU. As soon as practicable (but in any event not more than five business days) after the Effective Time, USU shall file a registration statement on Form S-8 or other appropriate form to register under the Securities Act of 1933, as amended (the "Securities Act"), the shares of USU Common Stock issuable pursuant to all IWO Options converted pursuant to Section 2.03(a) and shall use its reasonable best efforts to cause such registration statement to become effective (and shall use its reasonable best efforts to maintain the effectiveness thereof and maintain the current status of the prospectus or prospectuses contained therein) for so long as there are any outstanding Converted IWO Options or as required under applicable securities Laws. USU agrees to reserve a number of shares of USU Common Stock equal to the number of shares of USU Common Stock issuable upon the exercise of the Converted IWO Options.

   (c) USU shall assume and cause to be performed all obligations of IWO under the warrants outstanding at the Effective Time and issued pursuant to the Warrant Agreement, dated as of February 2, 2001, between IWO and Firstar Bank, N.A., as warrant agent (the "Warrant Agreement") to purchase shares of IWO Class C Common Stock (as defined in Section 3.03(a)), which warrants were issued in connection with the issuance of the IWO 14% Senior Notes due 2011 (the "IWO High Yield Warrants"). Each IWO High Yield Warrant assumed by USU under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time, except that:

      (i) each outstanding IWO High Yield Warrant outstanding at the Effective Time will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of USU Common Stock equal to the product of the number of shares of IWO Common Stock that were issuable upon exercise of such IWO High Yield Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; and

      (ii) the per share exercise price for the USU Common Stock issuable upon exercise of such IWO High Yield Warrant shall be equal to the exercise price per share of IWO Common Stock of such IWO High Yield Warrant immediately prior to the Effective Time divided by the Exchange Ratio, rounded up to the nearest whole cent.

   (d) Other than the Nielsen Warrants (as defined in Section 9.03), each Founders Warrant and each Management Warrant (each as defined in Section 9.03) in each case outstanding immediately prior to the Effective Time shall be cancelled and exchanged for warrants ("Exchanged Founders/Management Warrants") to purchase shares of USU Common Stock in accordance with the terms and conditions set forth in the warrant exchange agreement attached as Exhibit F (the "Warrant Exchange Agreement"). Each Nielsen Warrant outstanding immediately prior to the Effective Time shall be cancelled and exchanged for a warrant (the "Exchanged Nielsen Warrants") to purchase shares of USU Common Stock in accordance with the terms and conditions set forth in the warrant exchange agreement attached as Exhibit G (the "Nielsen Warrant Exchange Agreement"). Each of the IWO Class A Warrants and the IWO Class E Warrants (each as defined in the Amended and Restated Certificate of Incorporation of IWO) outstanding immediately prior to the Effective Time shall be surrendered to IWO and cancelled without consideration therefor pursuant to the warrant cancellation agreement in the form attached as Exhibit G and shall not be assumed by USU or the Surviving Corporation at the Effective Time. The IWO High Yield Warrants, together with the Founders Warrants, the Management Warrants, the Nielsen Warrants, the IWO Class A Warrants and the IWO Class E Warrants, are collectively referred to herein as the "IWO Warrants."

   (e) At the Effective Time, USU shall file a shelf registration statement on Form S-3 (or if USU is not eligible to use such form, Form S-1) under the Securities Act covering the resale of the IWO High Yield Warrants and the offer and sale of shares of USU Common Stock issuable upon exercise of the IWO High Yield Warrants, the Exchanged Founders/Management Warrants and the Exchanged Nielsen Warrants and shall use its reasonable best efforts to cause such shelf registration statement to become effective and shall use its reasonable best efforts to maintain the effectiveness of such registration (and maintain the current status of the prospectus or prospectuses contained therein) for the periods specified in the Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO, Donaldson Lufkin & Jenrette Securities Corporation (an affiliate of Credit Suisse First Boston Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and UBS Warburg LLC.

   Section 2.04. Dissenting Stockholders.Any shares of IWO Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder who did not vote in favor of the Merger and who has properly exercised appraisal rights (the "Dissenting Shares") under Delaware Law will not be converted into the right to receive the Merger Consideration unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder's right to appraisal under Delaware Law. Any such holder of Dissenting Shares shall be entitled only to receive the value of such shares in cash as determined in accordance with Delaware Law upon surrender of the certificate or certificates representing such Dissenting Shares. If any such holder shall have failed to perfect or shall have effectively withdrawn or lost the right to appraisal, then as of the occurrence of such event, each share of IWO Common Stock held by such holder shall thereupon be deemed to have been converted into and to have become, as of the Effective Time, the right to receive, without any interest thereon, the Merger Consideration and any dividends or other distributions to which such holder is entitled to receive pursuant to Section 2.02(a). IWO shall give USU (i) prompt notice of any notice or demand for appraisal received by IWO and (ii) the right to participate in all negotiations and proceedings with respect to any such demands or notices. IWO shall not, without the prior written consent of USU, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

                                  ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF IWO

   IWO hereby represents and warrants to the USU Companies that:

   Section 3.01. Organization and Qualification; Subsidiaries. Each of IWO and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a IWO Material Adverse Effect. The term "IWO Material Adverse Effect" as used in this Agreement shall mean any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, results of operations, business, properties or operations of IWO and its subsidiaries, taken as a whole; provided, however, that any such change, effect, event or occurrence arising out of or attributable to (A) changes or developments in the industries in which IWO and its subsidiaries operate to the extent generally affecting all other persons operating in such industries, (B) general economic, political or financial market conditions, (C) action taken by IWO with the prior written consent of USU, (D) IWO's compliance with its covenants under, or the terms and conditions of, this Agreement, or (E) the execution or announcement of this Agreement, shall be excluded from the determination of a IWO Material Adverse Effect. Schedule 3.01 of the disclosure schedule delivered to USU by IWO on the date hereof (the "IWO Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all of IWO's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by IWO or another subsidiary of IWO, and (B) an indication of whether each such subsidiary is a Significant Subsidiary.

   Section 3.02. Charter and Bylaws. IWO has heretofore made available to USU complete and correct copies of the charter and the bylaws or the equivalent organizational documents, in each case as amended or restated, of IWO and each of its subsidiaries. Neither IWO nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its bylaws (or equivalent organizational documents).

   Section 3.03.  Capitalization.

   (a) The authorized capital stock of IWO consists of (i) 15,000,000 shares of class A non-voting common stock, $0.01 par value per share (the "IWO Class A Common Stock"), of which as of the date of this Agreement all such shares were issued and outstanding, (ii) 18,750,000 shares of class B voting common stock, $0.01 par value per share (the "IWO Class B Common Stock"), of which as of the date of this Agreement 13,429,098.6995 shares were issued and outstanding,
(iii) 18,750,000 shares of class C non-voting common stock, $0.01 par value per share (the "IWO Class C Common Stock"), of which as of the date of this Agreement 3,555,630.4609 shares were issued and outstanding, (iv) 60,000 shares of class D voting common stock, $0.01 par value per share (the "IWO Class D Common Stock"), of which as of the date of this Agreement all such shares were issued and outstanding, (v) 5,545,000 shares of class E non-voting common stock, $0.01 par value per share (the "IWO Class E Common Stock"), of which as of the date of this Agreement 5,543,654.5364 shares were issued and outstanding (the "Class E Common Stock"), (vi) 58,105,000 shares of voting common stock, $0.01 par value per share (the "IWO Ordinary Common Stock"), of which as of the date of this Agreement no shares were issued and outstanding (the IWO Class A Common Stock, the IWO Class B Common Stock, the IWO Class C Common Stock, the IWO Class D Common Stock, the IWO Class E Common Stock and the IWO Ordinary Common Stock are collectively referred to herein as the "IWO Common Stock") and (vii) 500,000 shares of non-voting preferred stock, $0.01 par value per share, of which as of the date of this Agreement no shares were issued and outstanding. As of the date of this Agreement, (A) 104,012.3430 shares of IWO Class B Common Stock were held in treasury by IWO, (B) 4,109,467.1171 shares of IWO Class B Common Stock were reserved for future issuance pursuant to outstanding IWO Options granted pursuant to the IWO Option Plan and individual stock option agreements, (C) 827,999.9910 shares of IWO Class B Common Stock were reserved for issuance upon exercise of outstanding Founders Warrants, (D) 148,800.0000 shares of IWO Class B Common Stock were reserved for issuance upon exercise of outstanding Management Warrants, and (E) 2,000,040.0000 shares of IWO Class C Common Stock were reserved for future issuance upon the exercise of IWO High Yield Warrants issued pursuant to the Warrant Agreement.

   (b) Except as described in this Section 3.03 or in Schedule 3.03(b) of the IWO Disclosure Schedule, as of the date of this Agreement, no shares of capital stock or other equity securities of IWO are issued or outstanding or reserved for any purpose. Except as set forth in Schedule 3.03(b) of the IWO Disclosure Schedule, each of the outstanding shares of capital stock of, or other equity interests in, each of IWO and its subsidiaries is, and each such share or interest issuable upon the exercise of IWO Options and IWO Warrants will be when issued, duly authorized, validly issued, and, in the case of shares of capital stock, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized shares of capital stock of, or other equity interests in, such entities subject to) any preemptive or similar rights created by statute, the charter or bylaws (or the equivalent organizational documents) of IWO or any of its subsidiaries, or any agreement to which IWO or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by IWO or a subsidiary of IWO are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on IWO's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Schedule 3.03(b) of the IWO Disclosure Schedule, all shares of capital stock or other equity interests in each subsidiary of IWO are owned by IWO or by a direct or indirect wholly-owned subsidiary of IWO.

   (c) Except as set forth in Section 3.03(a) above or in Schedule 3.03(c)(i),
Schedule 3.03(d) or Schedule 3.03(e) of the IWO Disclosure Schedule, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which IWO or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of IWO or any of its subsidiaries or obligating IWO or any of its subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of IWO or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 3.03(c)(ii) of the IWO Disclosure Schedule, there are no obligations, contingent or otherwise, of IWO or any subsidiary of IWO to (i) repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests of IWO or any subsidiary of IWO; or (ii) dispose of any shares of capital stock or other equity interest in IWO or any subsidiary of IWO. Except as described in Schedule 3.03(c)(iii) of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or
(z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock or other equity interests of any person (other than the subsidiaries of IWO set forth in Schedule 3.01 of the IWO Disclosure Schedule). Except as set forth in Schedule 3.03(c)(iv) of the IWO Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which IWO or any of its subsidiaries is a party or by which IWO or any of its subsidiaries is bound with respect to the voting of any shares of capital stock or equity interests of IWO or any of its subsidiaries. Except as set forth in Schedule 3.03(c)(v) of the IWO Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness of IWO or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of IWO may vote.

   (d) IWO has made available to USU complete and correct copies of (i) the IWO Option Plan and the form of IWO Option issued pursuant to such plan, including all amendments thereto, and (ii) all IWO Options that are not in the respective forms thereof provided under clause (i) above. Schedule 3.03(d) of the IWO Disclosure Schedule sets forth a complete and correct list of all outstanding IWO Options, including any not granted pursuant to the IWO Option Plan, as of the date hereof (i) the exercise price of each outstanding IWO Option, (ii) the number of IWO Options presently exercisable, and (iii) assuming no amendment or waiver of the terms thereof, the number of IWO Options that will become exercisable on account of the Merger or any other transaction contemplated hereby.

   (e) IWO has made available to USU complete and correct copies of (i) the Warrant Agreement and the form of IWO High Yield Warrant issued pursuant thereto, including all amendments thereto, and (ii) all other IWO Warrants that are not in the respective forms thereof provided under clause (i) above, including the Management Warrants, the Founders Warrants, the IWO Class A Warrants and the IWO Class E Warrants. Schedule 3.03(e) of the IWO Disclosure Schedule sets forth a complete and correct list of all outstanding IWO Warrants as of the date hereof (i) the exercise price of each such IWO Warrant, (ii) the number of IWO Warrants presently exercisable, and (iii) assuming no amendment or waiver thereof, the number of IWO Warrants that will become exercisable on account of the Merger or any other transaction contemplated hereby.

   (f) As of the date hereof to the knowledge of IWO, not more than an aggregate of 70% of the capital stock of IWO or any of its subsidiaries is, or will at the Effective Time be, owned beneficially or of record by any person or persons who are aliens or corporations organized under the laws of a foreign government within the meaning of Section 310(b) of the Federal Communications Act of 1934, as amended (the "Communications Act").

   Section 3.04. Authority. IWO has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required IWO Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by IWO and the consummation by IWO of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of IWO are necessary to authorize this Agreement or, subject to the Required IWO Vote, to consummate the transactions contemplated hereby. The Board of Directors of IWO has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. Except for the affirmative vote of the holders of at least a majority of the issued and outstanding shares of IWO Class B Common Stock and IWO Class D Common Stock, voting together as a single class, entitled to vote thereon to adopt this Agreement and approve and consummate the Merger (the "Required IWO Vote"), no vote of the stockholders of IWO or any class thereof, or of the holders of any other securities of IWO (equity or otherwise), is required by Law or the certificate of incorporation or bylaws of IWO for IWO to adopt this Agreement and approve and consummate the Merger. This Agreement has been duly executed and delivered by IWO and, assuming the due authorization, execution and delivery thereof by the USU Companies, constitutes the legal, valid and binding obligation of IWO enforceable against IWO in accordance with its terms.

   Section 3.05.  No Conflict; Required Filings and Consents.

   (a) Assuming that the Approvals (as defined in Section 3.05(b)), filings and notifications described in Section 3.05(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by IWO does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of IWO or any of its subsidiaries, (ii) conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to IWO or any of its subsidiaries or by which any of their respective assets or properties is bound or subject or (iii) except as described in Schedule 3.05(a) of the IWO Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of IWO or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which IWO or any of its subsidiaries is a party or by or to which IWO or any of its subsidiaries or any of their respective assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a IWO Material Adverse Effect.

   (b) The execution and delivery of this Agreement by IWO does not, and consummation of the transactions contemplated hereby will not, require IWO or any of its subsidiaries to obtain any consent, license, permit, approval, waiver, authorization or order (collectively, the "Approvals") of or from, or to make any filing with or notification to, any governmental, administrative or regulatory authority, agency, commission, court or instrumentality, whether national, federal, regional, state, provincial, territorial, local, domestic or foreign (collectively, "Governmental Entities") or third person, except (i) as set forth in Schedule 3.05(b) of the IWO Disclosure Schedule, (ii) for applicable requirements, if any, of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky Laws ("Blue Sky Laws"), the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Communications Act and the filing and recordation of appropriate merger documents as required by Delaware Law and
(iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not prevent, materially delay or materially impair the ability of IWO to consummate the transactions contemplated by this Agreement and would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.06. Permits; Compliance. Each of IWO and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "IWO Permits"), and there is no action, proceeding or investigation pending or threatened in writing regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the IWO Permits or, to the knowledge of IWO, the personal communications service licenses held by WirelessCo L.P., Sprint Spectrum L.P. or any of their respective affiliates (collectively, "Sprint PCS") that are the subject of the IWO Sprint Agreements (as defined in Section 3.23(a)) (the "IWO Sprint Licenses"), except in any such case where the failure to possess such IWO Permits or where any such action, proceeding, investigation or event would not reasonably be expected to have a IWO Material Adverse Effect or prevent, materially delay or materially impair the ability of IWO to consummate the transactions contemplated by this Agreement. None of IWO nor any of its subsidiaries is or has been in conflict with, or in default or violation of (a) any Law applicable to IWO or any of its subsidiaries or by or to which any of their respective assets or properties are bound or subject or (b) any of the IWO Permits, including the IWO Sprint Licenses, except for any such conflicts, defaults or violations described in the IWO SEC Reports (as defined below) filed prior to the date hereof or as described in Schedule 3.06 of the IWO Disclosure Schedule or which would not reasonably be expected to have a IWO Material Adverse Effect. Except as set forth in Schedule 3.06 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws or IWO Permits, except for written notices relating to possible conflicts, defaults or violations described in the IWO SEC Reports filed prior to the date hereof or that would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.07.  Reports; Financial Statements.

   (a) Since April 13, 2001, IWO and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with the Securities and Exchange Commission (the "SEC") including, without limitation,
(1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q,
(3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, together with the Registration Statement on Form S-4 filed on April 13, 2001, as amended, the "IWO SEC Reports"). The IWO SEC Reports, including all IWO SEC Reports filed after the date of this Agreement and prior to the Effective Time, were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such IWO SEC Reports. The IWO SEC Reports, including all IWO SEC Reports filed after the date of this Agreement and prior to the Effective Time, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading unless such misstatement or omission was corrected in a subsequent IWO SEC Report filed prior to the date hereof.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the IWO SEC Reports filed prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP and (B) with respect to the IWO SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of IWO and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

   (c) As of November 30, 2001, IWO and its consolidated subsidiaries had $300,000,000 in outstanding long term debt including under the IWO Credit Agreement and the IWO Indenture and $143,700,000 in cash, cash equivalents, restricted cash and investment securities within the meaning of GAAP.

   Section 3.08. Absence of Certain Changes or Events. Except as disclosed in the IWO SEC Reports filed prior to the date of this Agreement, since December 31, 2000, IWO and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any material change by IWO or its subsidiaries in their accounting methods, principles or practices or a IWO Material Adverse Effect or any event, occurrence or development which would reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.09. Absence of Litigation. Except as disclosed in the IWO SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
3.09 of the IWO Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of IWO, investigation of any kind, at Law or in equity, pending or, to the knowledge of IWO, threatened against IWO or any of its subsidiaries or any properties or rights of IWO or any of its subsidiaries, and none of such claims, actions, suits, litigation, proceedings, arbitrations or investigations would reasonably be expected to have a IWO Material Adverse Effect. Neither IWO nor any of its subsidiaries is subject to any continuing order, consent decree or settlement agreement of, or other similar written agreement with, or, to the knowledge of IWO, continuing investigation by, any Governmental Entity, court or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Entity, court or arbitrational tribunal, except for matters which would not reasonably be expected to have a IWO Material Adverse Effect.

   Section 3.10.  IWO Employee Benefit Plans; Labor Matters

   (a) Schedule 3.10(a) of the IWO Disclosure Schedule sets forth each employee benefit plan, program, commitment and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any compensation or equity plan, program, commitment or contract), including all amendments thereto, maintained or contributed to by IWO or any of its subsidiaries, or with respect to which IWO or any of its subsidiaries has or could incur liability, including without limitation, under Section 4069, 4212(c) or 4204 of ERISA (the "IWO Benefit Plans"). IWO has made available to USU a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service (the "IRS") with respect to each IWO Benefit Plan for which a Form 5500 is required to be filed, (ii) each IWO Benefit Plan, (iii) each trust agreement relating to each IWO Benefit Plan, (iv) the most recent summary plan description for each IWO Benefit Plan for which a summary plan description is required, including any summary of material modifications, (v) the most recent actuarial report or valuation relating to each IWO Benefit Plan subject to Title IV of ERISA and (vi) the most recent determination letter, if any, issued by the IRS with respect to any IWO Benefit Plan intended to be qualified under Section 401(a) of the Code.

   (b) With respect to the IWO Benefit Plans, no event has occurred and, to the knowledge of IWO, there exists no condition or set of circumstances, in connection with which IWO or any of its subsidiaries could be subject to any liability under the terms of such IWO Benefit Plans (other than the payment or provision of benefits contemplated by such Plans), ERISA, the Code or any other applicable Law which would reasonably be expected to have a IWO Material Adverse Effect. Except as otherwise set forth in Schedule 3.10(b) of the IWO Disclosure Schedule:

      (i) Each IWO Benefit Plan has been administered in all material respects in accordance with its terms and applicable Law and, as to any IWO Benefit Plan intended to be qualified under Section 401(a) of the Code, such IWO Benefit Plan satisfies the requirements of such Section or has received a favorable IRS determination letter that includes all changes required to be made by applicable Law or has timely filed a request for a determination letter covering such required amendments to the extent the deadline for filing such request has passed as of the date hereof;

      (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of IWO, threatened against, or with respect to, any of the IWO Benefit Plans or their assets, and to the knowledge of IWO there is no basis for any such action, suit or claim, which in any case would reasonably be expected to have a IWO Material Adverse Effect;

      (iii) All contributions required to be made to the IWO Benefit Plans pursuant to their terms and provisions and applicable Law have been timely made;

      (iv) No IWO Benefit Plan is subject to Title IV of ERISA; and

      (v) In connection with the consummation of the transactions contemplated by this Agreement, no payments have or will be made (including the acceleration of any vesting) under the IWO Benefit Plans or any of the programs, agreements, policies or other arrangements described in Section 3.10(d) of this Agreement which, in the aggregate, would result in an excess parachute payment within the meaning of Section 280G of the Code.

   (c) Neither IWO nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by IWO or any of its subsidiaries. There is no pending or, to the knowledge of IWO, threatened labor dispute, strike or work stoppage against IWO or any of its subsidiaries which would materially interfere with the business activities of IWO and its subsidiaries, taken as a whole. To the knowledge of IWO, as of the date hereof, there is no pending or threatened charge or complaint against IWO or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

   (d) Except as set forth in Schedule 3.10(d) of the IWO Disclosure Schedule, as of the date hereof, none of IWO nor any of its subsidiaries is a party to or is bound by any change of control or severance plans, agreements, programs or policies.

   (e) Except as provided in Schedule 3.10(e) of the IWO Disclosure Schedule,
(x) no IWO Benefit Plan provides retiree medical or retiree life insurance benefits to any person and (y) neither IWO nor any of its subsidiaries is contractually or otherwise obligated (whether or not in writing) to provide any person with post-employment life insurance or medical benefits, other than as required by the provisions of Sections 601 through 608 of ERISA and Section 4980B of the Code.

   (f) Except as provided in Schedule 3.10(f) of the IWO Disclosure Schedule, neither IWO nor any of its subsidiaries contributes to or has an obligation (including any secondary obligation) to contribute to, and prior to the date of this Agreement has not contributed to or had an obligation to contribute to, a multiemployer plan within the meaning of Section 3(37) of ERISA.

   (g) Except as set forth in Schedule 3.10(g) of the IWO Disclosure Schedule, IWO has not amended any of the IWO Benefit Plans or any of the plans, programs, agreements, policies or other commitments described in Sections 3.10(d), 3.21(a)(iv), or 3.21(a)(v) of this Agreement since December 31, 2000, except as may be required by applicable Law.

   (h) Subject to applicable Law, each IWO Benefit Plan may be unilaterally amended or terminated at any time by IWO or a subsidiary of IWO without liability other than for benefits accrued thereunder prior to the date of such amendment or termination.

   Section 3.11.  Taxes

   (a) Except for such matters as would not reasonably be expected to have a IWO Material Adverse Effect, and except as set forth in Schedule 3.11(a) of the IWO Disclosure Schedule, (i) all returns and reports ("Tax Returns") of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to IWO or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to IWO or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

   (b) All Tax Returns of or with respect to IWO or any of its subsidiaries with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Schedule 3.11(b) of the IWO Disclosure Schedule.

   (c) Except as set forth in Schedule 3.11(c) of the IWO Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to IWO or any its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to IWO or any of its subsidiaries or any agreement pursuant to which IWO or any of its subsidiaries has agreed to settle any liability for Taxes.

   (d) There is no claim against IWO or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to IWO or any of its subsidiaries other than those disclosed in Schedule 3.11(d) of the IWO Disclosure Schedule and those which would not reasonably be expected to have a IWO Material Adverse Effect.

   (e) IWO has previously delivered to USU true and complete copies of each written Tax allocation or sharing agreement and a true and complete description of each unwritten Tax allocation or sharing arrangement affecting IWO or any of its subsidiaries.

   (f) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of IWO or its subsidiaries.

   (g) Except as set forth in Schedule 3.11(g) of the IWO Disclosure Schedule, neither IWO nor any of its subsidiaries will be required to include, for Tax purposes, any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method for any taxable period ending on or before December 31, 2000 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

   (h) Except as set forth in Schedule 3.11(h) of the IWO Disclosure Schedule, none of the property of IWO or any of its subsidiaries is held in an arrangement for which partnership Tax Returns are being filed, and neither IWO nor any of its subsidiaries owns any interest in any controlled foreign corporation (as defined in section 957 of the Code), passive foreign investment company (as defined in section 1296 of the Code) or other entity the income of which is required to be included in the income of IWO or such subsidiary.

   (i) Except as set forth in Schedule 3.11(i) of the IWO Disclosure Schedule, none of the property of IWO or any of its subsidiaries is subject to a safe-harbor lease (pursuant to section 168(f)(8) of the Internal Revenue Code of 1954 as in effect after the Economic Recovery Tax Act of 1981 and before the Tax Reform Act of 1986) or is "tax-exempt use property" (within the meaning of section 168(h) of the Code) or "tax-exempt bond financed property" (within the meaning of section 168(g)(5) of the Code).

   (j) None of IWO nor any of its subsidiaries has made an election under section 341(f) of the Code.

   Section 3.12. Tax Matters. None of IWO nor any of its affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, and IWO has no knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or would cause their counsel to be unable to render the opinion described in Section 7.03(d).

   Section 3.13. Opinion of Financial Advisor. IWO has received the opinion of Credit Suisse First Boston Corporation to the effect that, as of the date of delivery of such opinion, the Merger Consideration to be received by the holders of IWO Common Stock in the Merger is fair, from a financial point of view, to such holders. IWO will promptly deliver to USU a true and complete written copy of such opinion.

   Section 3.14. Environmental Matters. Except for matters disclosed in the IWO SEC Reports filed prior to the date hereof or in Schedule 3.14 of the IWO Disclosure Schedule and except for matters that would not reasonably be expected to have a IWO Material Adverse Effect: (i) the properties, operations and activities of IWO and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) IWO and its subsidiaries and the properties and operations of IWO and its subsidiaries are not subject to any existing, pending or, to the knowledge of IWO, threatened action, suit, investigation, inquiry or proceeding by any third party, including without limitation, any governmental authority, under any Environmental Law; (iii) all notices, permits, exemptions, registrations, licenses, or similar authorizations, if any, required to be obtained or filed by IWO or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of IWO or its subsidiaries, including without limitation, those relating to the generation, treatment, storage, transport, disposal or release of a Hazardous Substance, have been duly obtained or filed and will remain valid and in effect after the Merger, and IWO and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, exemptions, registrations, licenses and similar authorizations; (iv) IWO and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and IWO and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of IWO or its subsidiaries or resulting from IWO's or such subsidiaries' operations or activities, past or present, at any on-site or, to the knowledge of IWO, offsite location, that would reasonably be expected to give rise to any on-site or offsite investigatory or remedial obligations imposed on IWO or any of its subsidiaries under any Environmental Laws; (vi) to IWO's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all Hazardous Substances generated by IWO and its subsidiaries have been transported only by carriers duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to transport such substances, and disposed of only at treatment, storage, and disposal facilities duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to treat, store or dispose of such substances; (vii) there has been no exposure of any person or property to Hazardous Substances, nor has there been any release of Hazardous Substances into the environment by IWO or its subsidiaries or in connection with their properties, operations or activities that would reasonably be expected to give rise to any claim against IWO or any of its subsidiaries for damages or compensation; and (viii) IWO and its subsidiaries have made available to USU all internal and external environmental audits, studies, correspondence and related documents on environmental matters in the possession of IWO or its subsidiaries relating to any of the current or former properties, operations or activities of IWO and its subsidiaries.

   For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, common law, judgments, settlements, decrees or orders of any governmental authority pertaining to health, safety or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own or have owned property or conduct or have conducted business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, any state Laws implementing the foregoing federal Laws, and any state Laws pertaining to the handling of oil and gas exploration and production wastes or the use, maintenance, and closure of pits and impoundments, and all other environmental conservation or protection Laws. For purposes of this Agreement, the term "Hazardous Substances" shall mean: (i) any "waste," "hazardous waste," "industrial waste," "solid waste," "hazardous material," "hazardous substance," "toxic substance," "hazardous material," "pollutant," or "contaminant" as those or similar terms are defined, identified, or regulated under any Environmental Laws; (2) any asbestos, polychlorinated biphenyls, or radon; (3) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof; and (4) any substance that, whether by its nature or its use, is subject to regulation under any Environmental Law or results in any governmental authority requiring any environmental investigation, remediation, or monitoring thereof. Also for purposes of this Agreement, "release" shall have the meaning specified in CERCLA, and "disposal" shall have the meaning specified in RCRA; provided, however, that to the extent the Laws of the state in which the property is located establish a meaning for "release" or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

   Section 3.15. Takeover Statutes. No "fair price," "moratorium," "control share acquisition" or other similar anti-takeover Law, state or federal (each, a "Takeover Statute") is applicable to the Merger or the other transactions contemplated hereby.

   Section 3.16. Brokers. Except for Credit Suisse First Boston Corporation, UBS Warburg LLC and JP Morgan Securities Inc., no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of IWO or any of its subsidiaries. Prior to the date of this Agreement, IWO has delivered to USU a complete and correct copy of all compensation agreements pursuant to which Credit Suisse First Boston Corporation, UBS Warburg LLC and JP Morgan Securities Inc. will be entitled to any payment relating to the transactions contemplated by this Agreement.

   Section 3.17. Insurance. Schedule 3.17 of the IWO Disclosure Schedule sets forth an accurate and complete list of all insurance coverage currently in effect for IWO and its subsidiaries, including in each case the name of the underwriter, the risks insured, the coverage amounts and related limits, the deductibles, the expiration date and all significant riders. Except as set forth in Schedule
3.17 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy of IWO or its subsidiaries.

   Section 3.18.  Properties

   (a) Except as set forth in Schedule 3.18(a) of the IWO Disclosure Schedule, each of IWO and its subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, that are reflected on the latest balance sheet contained in IWO's most recent IWO SEC Report on Form 10-Q filed prior to the date hereof or acquired after the date of such balance sheet, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as would not reasonably be expected to have a IWO Material Adverse Effect, and (iii) mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses
(i) (ii) and (iii) and the items set forth in Schedule 3.18(a) of the IWO Disclosure Schedule, collectively, the "IWO Permitted Liens").

   (b) Schedule 3.18(b) of the IWO Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by IWO or any of its subsidiaries.

   Section 3.19.  Leases

   (a) Schedule 3.19(a) of the IWO Disclosure Schedule contains an accurate and complete list of each IWO Site Lease and each IWO Space Lease (each, a "IWO Lease"). A true and complete copy of each IWO Lease has heretofore been made available to USU.

   (b) To the knowledge of IWO, each IWO Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as would not reasonably be expected to have a IWO Material Adverse Effect. The interest of IWO and its subsidiaries under each IWO Lease is free and clear of all liens and encumbrances other than any IWO Permitted Liens. Except as set forth in Schedule 3.19(b) of the IWO Disclosure Schedule, there are no existing defaults by IWO or any of its subsidiaries under any of the IWO Leases, and to the knowledge of IWO no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any IWO Lease, except in each case for defaults that would not reasonably be expected to have a IWO Material Adverse Effect. None of IWO nor any of its subsidiaries has received any notice that any lessor under any IWO Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 3.20. No Undisclosed Liabilities. Except (i) as disclosed in the consolidated financial statements contained in the IWO SEC Reports filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of IWO and its subsidiaries since the date of the latest balance sheet contained in the most recent IWO SEC Report on Form 10-Q filed prior to the date hereof, (iii) as disclosed in Schedule 3.20 of the IWO Disclosure Schedule and (iv) for liabilities that would not reasonably be expected to have a IWO Material Adverse Effect, none of IWO nor any of its subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise that would be required to be reflected or reserved against in a consolidated balance sheet of IWO and its subsidiaries prepared in accordance with GAAP as of the date hereof.

   Section 3.21.  Certain Contracts

   (a) Except for the IWO Sprint Agreements and the IWO Leases and contracts or agreements described in clauses (iii), (iv), (v), (vi), (vii) and (xvi) that provide for aggregate payments to any person in any calendar year of less than $100,000, Schedule 3.21(a) of the IWO Disclosure Schedule contains as of the date of this Agreement a complete and accurate list of each of the following contracts, and a true and correct copy of each such contract has been made available to USU by IWO:

      (i) contracts or agreements of IWO or any of its subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any person other than IWO or any of its subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), in any case providing for or relating to aggregate payments to any person in excess of $250,000;

      (ii) contracts or agreements that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of IWO or any of its subsidiaries;

      (iii) any letters of credit or similar arrangements relating to IWO or any of its subsidiaries;

      (iv) any employment or consulting agreements with any employee of IWO or any of its subsidiaries or other person on a consulting basis;

      (v) any management, consulting or advisory agreements with any former employee of IWO or any of its subsidiaries pursuant to which IWO or any of its subsidiaries has any existing or future obligations;

      (vi) any agreement under which IWO or any of its subsidiaries is lessee of or holds or operates any property, real or personal;

      (vii) any agreement under which IWO or any of its subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

      (viii) any powers of attorney granted by or on behalf of IWO or any of its subsidiaries;

      (ix) [intentionally omitted]

      (x) any agreement that in any way purports to prohibit IWO or any of its subsidiaries from freely engaging in business anywhere in the world or competing with any other person;

      (xi) any guaranty or other similar undertaking with respect to a contractual performance of any third party extended by IWO or any of its subsidiaries, in any case relating to amounts in excess of $250,000;

      (xii) any agreement pursuant to which IWO or any of its subsidiaries has agreed to defend, indemnify or hold harmless any other person;

      (xiii) any agreement pursuant to which IWO may be required to file a registration statement under the Securities Act with respect to any securities issued by IWO;

      (xiv) any joint venture agreement or partnership agreement to which IWO or any of its subsidiaries is a party;

      (xv) any vendor agreements to which IWO or any of its subsidiaries is a party, in any case providing for aggregate payments to any person in any calendar year of more than $250,000;

      (xvi) any construction contracts or construction management contracts to which IWO or any of its subsidiaries is a party;

      (xvii) any agreement between IWO or any of its subsidiaries, on the one hand, and any of their respective stockholders, on the other hand under which IWO or any of its subsidiaries has any existing or future obligations;

      (xviii) any agreement of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of IWO or any of its subsidiaries, except between IWO and its subsidiaries or between such subsidiaries;

      (xix) any agreement to make any loans, advances or capital contributions to, or investments in, any person, other than by IWO or a subsidiary of IWO to or in IWO or any direct or indirect wholly owned subsidiary of IWO; and

      (xx) any other agreement to which IWO or any of its subsidiaries is a party or by which IWO or any of its subsidiaries is bound and which is material to IWO and its subsidiaries taken as a whole, other than any agreement filed as an exhibit to a IWO SEC Report filed prior to the date hereof.

   (b) Except as set forth in Schedule 3.21(b) of the IWO Disclosure Schedule, with respect to each IWO Contract that is individually material to the business or operations of IWO and its subsidiaries taken as a whole: (i) such IWO Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of IWO nor any of its subsidiaries is in breach or default thereof, nor has IWO or any of its subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by IWO or any of its subsidiaries or by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in each case as would not reasonably be expected to have a IWO Material Adverse Effect. Except as set forth in
Schedule 3.21(b) of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries is a party to any oral contract, agreement, or other commitment which, if reduced to written form, would be required to be listed in Schedule 3.21(a) of the IWO Disclosure Schedule under the terms of this Section 3.21. IWO has made available to USU a materially accurate description of each oral contract, agreement or other commitment set forth in Schedule 3.21(b) of the IWO Disclosure Schedule.

   (c) Each contract, arrangement, commitment or understanding of any type or form required to be set forth in Schedule 3.21(a) of the IWO Disclosure Schedule, whether or not set forth in Schedule 3.21(a) of the IWO Disclosure Schedule, is referred to herein as a "IWO Contract."

   Section 3.22.  Distributors and Suppliers.  Except as set forth in Schedule
3.22 of the IWO Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the business relationship of IWO or any of its subsidiaries with any distributor who accounted for more than 2% of IWO's sales (on a consolidated basis) during the period from December 31, 2000 to September 30, 2001, or with any supplier from whom IWO or any of its subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2000 to September 30, 2001. Except as set forth in Schedule 3.22 of the IWO Disclosure Schedule, none of IWO nor any of its subsidiaries has knowledge of any termination or intended termination by any such distributor or supplier of its business relationship with IWO or any of its subsidiaries or any modification or intended modification of its business relationship with IWO or any of its subsidiaries in a manner which is adverse in any material respect to IWO, and none of IWO nor any of its subsidiaries has knowledge of any facts which could reasonably be expected to form an adequate basis for such termination or modification.

   Section 3.23.  Sprint Agreement Compliance

   (a) Schedule 3.23(a) of the IWO Disclosure Schedule sets forth a complete and accurate list of all agreements, together with all amendments, waivers or other changes thereto, between IWO, its subsidiaries or any of its affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "IWO Sprint Agreements"). IWO has made available to USU a true and complete copy of each of the IWO Sprint Agreements. There are no unwritten amendments to, or waivers or other changes under, any IWO Sprint Agreement.

   (b) Each of the IWO Sprint Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect, except in any such case as would not reasonably be expected to have a IWO Material Adverse Effect. IWO and its subsidiaries have performed all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the IWO Sprint Agreements, except in any such case as would not reasonably be expected to have a IWO Material

Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by IWO or any of its subsidiaries, or which would permit termination, cancellation or modification by Sprint PCS, under any of the IWO Sprint Agreements, except in any such case as would not reasonably be expected to have a IWO Material Adverse Effect. None of IWO nor any of its subsidiaries has knowledge of any cancellation or anticipated cancellation by Sprint PCS of any of the IWO Sprint Agreements. IWO and its subsidiaries have made available to USU copies of all written notices received by them from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of IWO Sprint Agreements or (ii) alleging a breach of the IWO Sprint Agreements.

   (c) IWO and its subsidiaries are in material compliance with the schedule and other goals established by the network build-out plan set forth in the IWO Sprint Agreements to the extent required by the IWO Sprint Agreements. Except as set forth in the Exhibit 2.1 Update IWO/Sprint PCS Build Out Plan of Years 2000, 2001 and 2002, dated September 30, 2001, and Presentation Materials on Executive Summary of IWO/Sprint PCS Build Out Plan for Years 2000, 2001 and 2002, dated September 30, 2001, together with all associated documentation and mapping, copies of which have been provided to USU, IWO and its subsidiaries have completed their build-out and network launch as of the date of such report.

   Section 3.24.  Intellectual Property.

   (a) "Intellectual Property" means all intellectual property rights of every kind, including (i) all United States or foreign patents and all United States or foreign patent applications, (ii) all trade secret or confidential information, including without limitation, marketing, customer, planning, financial, research, development and technical information and data; (iii) all rights of copyright, including registrations and applications for registration thereof, and (iv) all trademarks, service marks, trademark registrations and applications, service mark registrations and applications, trade names and trade dress.

   (b) IWO and its subsidiaries own or have the right to use or license, and to license others to use, all Intellectual Property material to the businesses of IWO and its subsidiaries as such businesses are conducted on the date hereof (the "IWO Intellectual Property"). Except as set forth in Schedule 3.24 of the IWO Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any IWO Intellectual Property has been made by a third person and the IWO Intellectual Property is not the subject of any pending or, to IWO's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no person has given notice to IWO or any of its subsidiaries that IWO or any of its subsidiaries or licensees is infringing or misappropriating or has infringed or misappropriated the Intellectual Property of any third person; (iii) to IWO's knowledge, the conduct of the businesses of IWO and its subsidiaries and the use of any IWO Intellectual Property in the businesses of IWO and its subsidiaries as such businesses are conducted on the date hereof does not and will not infringe or misappropriate any Intellectual Property of any third person; (iv) to IWO's knowledge, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with the rights of IWO and its subsidiaries to use or exploit any IWO Intellectual Property; and (v) the execution, delivery and performance of this Agreement by IWO and the consummation of the transactions contemplated hereby will not impair the right of the Surviving Corporation to make, use, sell, license or dispose of, or to bring any action for the infringement of, any IWO Intellectual Property.

   Section 3.25.  Related Party Transactions.  Except as set forth in Schedule
3.25 of the IWO Disclosure Schedule, to the knowledge of IWO, no stockholder nor any officer or director of IWO or any of its subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of IWO or any of its subsidiaries or which conducts a business similar to any business conducted by IWO or any of its subsidiaries. No stockholder, officer or director of IWO or any of its subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any IWO Intellectual Property, (b) to the knowledge of IWO has any claim, charge, action or cause of action against IWO or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of IWO, has made, on behalf of IWO or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder, officer or director of IWO or any of its subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity),
(d) owes any money to IWO or any of its subsidiaries or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of IWO or any of its subsidiaries.

                                  ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF USU

   The USU Companies hereby represent and warrant to IWO that:

   Section 4.01. Organization and Qualification. Each of the USU Companies is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not reasonably be expected to have a USU Material Adverse Effect. The term "USU Material Adverse Effect" as used in this Agreement shall mean any change, effect, event or occurrence that is or would reasonably be expected to be materially adverse to the financial condition, results of operations, business, properties or operations of USU and its subsidiaries, taken as a whole; provided, however, that any such change, effect, event or occurrence arising out of or attributable to (A) changes or developments in the industries in which USU and its subsidiaries operate to the extent generally affecting all other persons operating in such industries, (B) general economic, political or financial market conditions, (C) action taken by USU with the prior written consent of IWO, (D) USU's compliance with its covenants under, or the terms and conditions of, this Agreement, (E) the execution or announcement of this Agreement or (F) any decline in the market price per share of USU Common Stock (but not any change, effect, event or occurrence underlying such decline to the extent such change, effect, event or occurrence would otherwise constitute a USU Material Adverse Effect) shall also be excluded from the determination of a USU Material Adverse Effect. Schedule
4.01 of the disclosure schedule delivered to IWO by USU on the date hereof (the "USU Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all USU's directly or indirectly owned subsidiaries, together with (A) the jurisdiction of incorporation or organization of each such subsidiary and the percentage of each such subsidiary's outstanding capital stock or other equity interests owned by USU or another subsidiary of USU and (B) an indication of whether each such subsidiary is a Significant Subsidiary.

   Section 4.02. Charter and Bylaws. USU has heretofore made available to IWO a complete and correct copy of the charter and bylaws, as amended or restated, of each of the USU Companies. None of the USU Companies is in violation of any of the provisions of its charter or any material provision of its bylaws.

   Section 4.03.  Capitalization.

   (a) The authorized capital stock of USU consists of (i) 500,000,000 shares of class A common stock, $0.01 par value per share (the "USU Class A Common Stock"), of which as of December 10, 2001, 27,751,598 shares were issued and outstanding, (ii) 300,000,000 shares of class B common stock, $0.01 par value per share (the "USU Class B Common Stock" and, together with the USU Class A Common Stock, the "USU Common Stock"), of which as of December 10, 2001, 56,600,144 shares were issued and outstanding and (iii) 200,000,000 shares of preferred stock, $0.01 per value per share, of which as of December 10, 2001, no shares were issued and outstanding. As of December 10, 2001, no shares were held in treasury by USU and 6,635,580 shares of USU Class A Common Stock were reserved for future issuance pursuant to outstanding options granted under the 1999 Amended and Restated USU Equity Incentive Plan. Except as described in this Section 4.03 or in Schedule 4.03(a) of the USU Disclosure Schedule, as of December 10, 2001, no shares of capital stock or other equity securities of USU are issued or outstanding or reserved for any purpose. Each of the outstanding shares of capital stock of or other equity interests in, each of USU and each of its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are any of the authorized shares of capital stock or other equity securities of USU or any of its subsidiaries subject to) any preemptive or similar rights created by statute, the charter or bylaws of USU or any of its subsidiaries, or any agreement to which USU or any of its subsidiaries is a party or bound, and, except as set forth in Schedule 4.03(a) of the USU Disclosure Schedule, such outstanding shares or other equity interests owned by USU or a subsidiary of USU are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on USU's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever. Except as set forth in Schedule 4.03(a) of the USU Disclosure Schedule, all shares of capital stock or other equity interests in each subsidiary of USU are owned by USU or by a direct or indirect wholly-owned subsidiary of USU.

   (b) Except as set forth in Section 4.03(a) above or in Schedule 4.03(b)(i) of the USU Disclosure Schedule, there are no outstanding securities, options, warrants or other rights (including registration rights), agreements or commitments of any character to which USU or any of its subsidiaries is a party relating to the issued or unissued capital stock or other equity interests of USU or any of its subsidiaries or obligating USU or any of its subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any shares of the capital stock or other equity interests of USU or any of its subsidiaries, by sale, lease, license or otherwise. Except as set forth in Schedule 4.03(b)(ii) of the USU Disclosure Schedule, there are no obligations, contingent or otherwise, of USU or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interest of USU or any of its subsidiaries or (ii) to dispose of any shares of capital stock or equity interests in any subsidiary of USU. Except as set forth in Schedule 4.03(b)(iii) of the USU Disclosure Schedule, there are no voting trusts, proxies or other agreements or understandings to which USU or any of its subsidiaries is a party or by which USU or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of USU. There are no bonds, debentures, notes or other indebtedness of USU or any of its subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of USU may vote.

   (c) The authorized capital stock of Merger Sub consists of 1000 shares of common stock, $0.01 par value per share (the "Merger Sub Common Stock"). As of the date of this Agreement, 1000 shares of Merger Sub Common Stock were issued and outstanding and held by a direct or indirect subsidiary of USU, all of which are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Merger Sub's charter or bylaws or any agreement to which Merger Sub is a party or is bound.

   (d) The shares of USU Common Stock to be issued pursuant to the Merger will be, and all shares of USU Common Stock issuable upon exercise of any options or warrants to purchase IWO Common Stock to be assumed by USU in the Merger will be, when issued in accordance with the terms of such options or warrants, as applicable, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, USU's charter or bylaws or any agreement to which USU is a party or is bound.

   (e) As of the date of this Agreement, USU and its subsidiaries are in compliance with the foreign ownership and voting provisions of Section 310(b) of the Communications Act.

   Section 4.04. Authority. Each of the USU Companies has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the Required USU Vote (as defined below), to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by each of the USU Companies and the consummation by each of the USU Companies of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of any of the USU Companies are necessary to authorize this Agreement or, subject to the Required USU Vote, to consummate the transactions contemplated hereby. The Board of Directors of USU has unanimously approved this Agreement, the Merger and the other transactions contemplated hereby. Except for the affirmative vote of the holders of a majority of the issued and outstanding shares of USU Class A Common Stock and USU Class B Common Stock, voting together as a single class, as required by the applicable rules of Nasdaq to approve the issuance of the USU Common Stock pursuant to the Merger (the "Required USU Vote"), no vote of the stockholders of USU or any class thereof, or of the holders of any other securities of USU (equity or otherwise), is required by Law or the certificate of incorporation or bylaws of USU for USU to consummate the Merger. This Agreement has been duly executed and delivered by each of the USU Companies and, assuming the due authorization, execution and delivery thereof by IWO, constitutes the legal, valid and binding obligation of each of the USU Companies enforceable against each of the USU Companies in accordance with its terms.

   Section 4.05.  No Conflict; Required Filings and Consents.

   (a) Assuming that the Approvals (as defined in Section 4.05(b)), filings and notifications described in Section 4.05(b) have been obtained or made, as the case may be, the execution and delivery of this Agreement by each of the USU Companies does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or bylaws, or the equivalent organizational documents, in each case as amended or restated, of USU or any of its subsidiaries, (ii) conflict with or violate any Laws applicable to USU or any of its subsidiaries or by which any of their respective assets or properties is bound or subject, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of USU or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which USU or any of its subsidiaries is a party or by or to which USU or any of its subsidiaries or any of their respective assets or properties is bound or subject, except for any such conflicts or violations described in clause (ii) or breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clause (iii) that would not reasonably be expected to have a USU Material Adverse Effect.

   (b) The execution and delivery of this Agreement by each of the USU Companies does not, and the consummation of the transactions contemplated hereby will not, require any of the USU Companies to obtain any Approvals of or from, or to make any filing with or notification to, any Governmental Entity or third person, except (i) as disclosed in Schedule 4.05(b) of the USU Disclosure Schedule, (ii) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, the HSR Act, the Communications Act and the filing and recordation of appropriate merger documents as required by Delaware Law, and (iii) where the failure to obtain such Approvals, or to make such filings or notifications, would not prevent, materially delay or materially impair the ability of the USU Companies to consummate the transactions contemplated by this Agreement and would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.06. Permits; Compliance. Each of USU and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "USU Permits"); and there is no action, proceeding or investigation pending or threatened in writing regarding, and no event has occurred that has resulted in or after notice or lapse of time or both could reasonably be expected to result in, revocation, suspension, adverse modification, non-renewal, impairment, restriction, termination or cancellation of, or order of forfeiture or substantial fine with respect to, any of the USU Permits or, to the knowledge of USU, the personal communications services licenses held by Sprint PCS and that are the subject of the USU Sprint Agreements (as defined in Section 4.22(a)) (the "USU Sprint Licenses"), except in any such case where the failure to possess such USU Permits or where any such action, proceeding, investigation or event would not reasonably be expected to have a USU Material Adverse Effect or prevent, materially delay or materially impair the ability of the USU Companies to consummate the transactions contemplated by this Agreement. None of USU nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to USU or any of its subsidiaries or by or to which any of their respective assets or properties is bound or subject or (b) any of the USU Permits, including the USU Sprint Licenses, except for any such conflicts, defaults or violations described in the USU SEC Reports (as defined below) filed prior to the date hereof or described in Schedule 4.06 of the USU Disclosure Schedule or which would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has received from any Governmental Entity any written notification with respect to possible conflicts, defaults or violations of Laws or the USU Permits, except for written notices relating to possible conflicts, defaults or violations described in the USU SEC Reports filed prior to the date hereof or that would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.07.  Reports; Financial Statements.

   (a) Since April 4, 2000, USU and its subsidiaries have filed (i) all forms, reports, statements and other documents required to be filed with the SEC, including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively, the "USU SEC Reports"). The USU SEC Reports, including all USU SEC Reports filed after the date of this Agreement and prior to the Effective Time were or will be prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such USU SEC Reports. The USU SEC Reports, including all USU SEC Reports filed after the date of this Agreement and prior to the Effective Time, did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading unless such misstatement or omission was corrected in a subsequent USU SEC Report filed prior to the date hereof.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the USU SEC Reports filed prior to the Effective Time (i) have been or will be prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP and (B) with respect to the USU SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of USU and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated, except that any unaudited interim financial statements were or will be subject to normal recurring year-end adjustments.

   (c) As of November 30, 2001, USU and its consolidated subsidiaries had $336,318,246 in outstanding long term debt and $111,844,124 in cash, cash equivalents, restricted cash and investment securities within the meaning of GAAP.

   Section 4.08. Absence of Certain Changes or Events. Except as disclosed in the USU SEC Reports filed prior to the date of this Agreement or as set forth in Schedule 4.08 of the USU Disclosure Schedule, since December 31, 2000, USU and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and there has not been any material change by USU or its subsidiaries in their accounting methods, principles or practices or a USU Material Adverse Effect or any event, occurrence or development which would be reasonably expected to have a USU Material Adverse Effect.

   Section 4.09. Absence of Litigation. Except as disclosed in the USU SEC Reports filed prior to the date of this Agreement or as set forth in Schedule
4.09 of the USU Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of USU, investigation of any kind, at Law or in equity, pending or, to the knowledge of USU, threatened against USU or any of its subsidiaries or any properties or rights of USU or any of its subsidiaries, and none of such claims, actions, suits, litigation, proceedings, arbitrations or investigations would reasonably be expected to have a USU Material Adverse Effect. Neither USU nor any of its subsidiaries is subject to any continuing order, consent, decree or settlement agreement of, or other similar written agreement with, or, to the knowledge of USU, continuing investigation by, any Governmental Entity, court or arbitration tribunal, or any judgment, order, writ, injunction, decree, cease-and-desist order or award of any Governmental Entity, court or arbitrational tribunal, except for matters which would not reasonably be expected to have a USU Material Adverse Effect.

   Section 4.10.  USU Employee Benefit Plans; Labor Matters

   (a) For purposes of this Agreement, "USU Benefit Plans" shall mean each employee benefit plan, program, commitment and contract (including, without limitation, any "employee benefit plan", as defined in Section 3(3) of ERISA and any compensation or equity plan, program, commitment or contract), and all amendments thereto, maintained or contributed to by USU or any of its subsidiaries, or with respect to which USU or any of its subsidiaries has or could incur liability, including without limitation, under Section 4069, 4212(c) or 4204 of ERISA, or with or relating to any employee, director or consultant of USU or any of its subsidiaries, whether or not such plan, program, arrangement or contract has been terminated as of the date of this Agreement.

   (b) With respect to the USU Benefit Plans, no event has occurred and, to the knowledge of USU, there exists no condition or set of circumstances, in connection with which USU or any of its subsidiaries could be subject to any liability under the terms of such USU Benefit Plans (other than the payment or provision of benefits contemplated by such Plans), ERISA, the Code or any other applicable Law which would reasonably be expected to have a USU Material Adverse Effect. Except as otherwise set forth in Schedule 4.10(b) of the USU Disclosure Schedule:

      (i) Each USU Benefit Plan has been administered in all material respects with its terms and applicable Law and, as to any USU Benefit Plan intended to be qualified under Section 401(a) of the Code, such USU Benefit Plan satisfies the requirements of such Section and has received a favorable IRS determination letter that includes all changes required to be made by applicable Law or has timely filed a request for a determination letter covering such required amendments to the extent the deadline for filing such request has passed as of the date hereof;

      (ii) There are no actions, suits or claims pending (other than routine claims for benefits) or, to the knowledge of USU, threatened against, or with respect to, any of the USU Benefit Plans or their assets, and there is no basis for any such action, suit or claim, which in any case would reasonably be expected to have a USU Material Adverse Effect;

      (iii) All contributions required to be made to the USU Benefit Plans pursuant to their terms and provisions and applicable Law have been timely made; and

      (iv) No USU Benefit Plan is subject to Title IV of ERISA.

   (c) There is no pending or, to the knowledge of USU, threatened labor dispute, strike or work stoppage against USU or any of its subsidiaries which would materially interfere with the business activities of USU and its subsidiaries, taken as a whole. To the knowledge of USU, as of the date hereof, there is no pending or threatened charge or complaint against USU or any of its subsidiaries by the National Labor Relations Board or any comparable state agency.

   Section 4.11.  Taxes

   (a) Except for such matters as would not reasonably be expected to have a USU Material Adverse Effect, and except as set forth in Schedule 4.11(a) of the USU Disclosure Schedule, (i) all Tax Returns of or with respect to any Tax which are required to be filed on or before the Closing Date by or with respect to USU or any its subsidiaries have been or will be duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items required to be included in each such Tax Return have been or will be so included and all information provided in each such Tax Return is true, correct and complete, (iii) all Taxes which have become or will become due with respect to the period covered by each such Tax Return have been or will be timely paid in full, (iv) all withholding Tax requirements imposed on or with respect to USU or any of its subsidiaries have been or will be satisfied in full in all respects, and (v) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax.

   (b) All Tax Returns of or with respect to USU or any of its subsidiaries with unexpired or extended statutes of limitations which have been audited by the applicable governmental authority are set forth in Schedule 4.11(b) of the USU Disclosure Schedule.

   (c) Except as set forth in Schedule 4.11(c) of the USU Disclosure Schedule, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to USU or any its subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to USU or any of its subsidiaries or any agreement pursuant to which USU or any of its subsidiaries has agreed to settle any liability for Taxes.

   (d) There is no claim against USU or any of its subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to USU or any of its subsidiaries other than those disclosed in Schedule 4.11(d) of the USU Disclosure Schedule and those which would not reasonably be expected to have a USU Material Adverse Effect.

   (e) Except for statutory liens for current Taxes not yet due, no material liens for Taxes exist upon the assets of any of USU or its subsidiaries.

   (f) Except as set forth in Schedule 4.11(f) of the USU Disclosure Schedule, neither USU nor any of its subsidiaries will be required to include, for Tax purposes, any amount in income for any taxable period beginning after December 31, 2000 as a result of a change in accounting method for any taxable period ending on or before December 31, 2000 or pursuant to any agreement with any Tax authority with respect to any such taxable period.

   Section 4.12. Tax Matters. None of the USU Companies nor any of their affiliates has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, and none of the USU Companies has knowledge of any fact or circumstance that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or would cause their counsel to be unable to render the opinion described in Section 7.02(d).

   Section 4.13.  Environmental Matters.  Except for matters disclosed in
Schedule 4.13 of the USU Disclosure Letter and except for matters that would not reasonably be expected to have a USU Material Adverse Effect: (i) the properties, operations and activities of USU and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) USU and its subsidiaries and the properties and operations of USU and its subsidiaries are not subject to any existing, pending or, to the knowledge of USU, threatened action, suit, investigation, inquiry or proceeding by any third party, including without limitation, any governmental authority, under any Environmental Law; (iii) all notices, permits, exemptions, registrations, licenses, or similar authorizations, if any, required to be obtained or filed by USU or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of USU or its subsidiaries, including without limitation, those relating to the generation, treatment, storage, transport, disposal or release of a Hazardous Substance, have been duly obtained or filed, and USU and its subsidiaries are in compliance with the terms and conditions of all such notices, permits, exemptions, registrations, licenses and similar authorizations; (iv) USU and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and USU and its subsidiaries have not received any notice of noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of USU or its subsidiaries or resulting from USU's or such subsidiaries' operations or activities, past or present, at any on-site or, to the knowledge of USU, offsite location, that would reasonably be expected to give rise to any on-site or offsite investigatory or remedial obligations imposed on USU or any of its subsidiaries under any Environmental Laws; (vi) to USU's knowledge, since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all Hazardous Substances generated by USU and its subsidiaries have been transported only by carriers duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to transport such substances, and disposed of only at treatment, storage and disposal facilities duly licensed, as applicable, by governmental authorities and authorized under Environmental Laws to treat, store or dispose of such substances; (vii) there has been no exposure of any person or property to Hazardous Substances, nor has there been any release of Hazardous Substances into the environment by USU or its subsidiaries or in connection with their properties, operations or activities that would reasonably be expected to give rise to any claim against USU or any of its subsidiaries for damages or compensation and (viii) USU and its subsidiaries have made available to IWO all internal and external environmental audits, studies, correspondence and related documents on environmental matters in the possession of USU and its subsidiaries relating to any of the current or former properties, operations or activities of USU and its subsidiaries.

   Section 4.14. Brokers. Except for Morgan Stanley & Co. Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of any of the USU Companies.

   Section 4.15. Takeover Statutes. The Board of Directors of USU has taken all action necessary such that no Takeover Statute is applicable to the Merger or the other transactions contemplated hereby.

   Section 4.16. Insurance. Schedule 4.16 of the USU Disclosure Schedule sets forth an accurate and complete list of all insurance coverage currently in effect for USU and its subsidiaries, including in each case the name of the underwriter, the risks insured, the coverage amounts and related limits, the deductibles, the expiration date and all significant riders. Except as set forth in Schedule 4.16 of the USU Disclosure Schedule, none of USU nor any of its subsidiaries has received any notice, which remains outstanding, of cancellation or termination with respect to any material insurance policy of USU or its subsidiaries.

   Section 4.17. Properties. (a) Except as set forth in Schedule 4.17(a) of USU Disclosure Schedule, each of USU and its subsidiaries has good and marketable title, free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests, to all of the properties and assets, real and personal, tangible or intangible, that are reflected on the latest balance sheet contained in USU's most recent USU SEC Report on Form 10-Q filed prior to the date hereof or acquired after the date of such balance sheet, except for dispositions of such properties or assets in the ordinary course of business consistent with past practice and except for (i) liens for Taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) such imperfections of title, easements and encumbrances, if any, as would not reasonably be expected to have a USU Material Adverse Effect, and (iii) mechanic's, materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business (the items in clauses (i) (ii) and (iii) and the matters set forth in Schedule 4.17(a) of the USU Disclosure Schedule, collectively, the "USU Permitted Liens").

   (b) Schedule 4.17(b) of the USU Disclosure Schedule sets forth an accurate and complete list and description of all real property owned by USU or any of its subsidiaries.

   Section 4.18. Leases. (a) Schedule 4.18(a) of the USU Disclosure Schedule contains an accurate and complete list of each USU Site Lease and each USU Space Lease (each, a "USU Lease"). A true and complete copy of each USU Lease has heretofore been made available to IWO.

   (b) To the knowledge of USU, each USU Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect, except as would not reasonably be expected to have a USU Material Adverse

Effect. The interest of USU and its subsidiaries under each USU Lease is free and clear of all liens and encumbrances other than USU Permitted Liens. There are no existing defaults by USU or any of its subsidiaries under any of the USU Leases, and to the knowledge of USU no event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any USU Lease, except in each case for such defaults that would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has received any notice that any lessor under any USU Lease will not consent (where such consent is necessary) to the consummation of the Merger without requiring any material modification of the rights or obligations of the lessee thereunder.

   Section 4.19. No Undisclosed Liabilities. Except (i) as disclosed in the consolidated financial statements contained in the USU SEC Reports filed prior to the date hereof, (ii) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice of USU and its subsidiaries since the date of the latest balance sheet contained in the most recent USU SEC Report on Form 10-Q filed prior to the date hereof, (iii) as disclosed in Schedule 4.19 of the USU Disclosure Schedule and (iv) for liabilities that would not reasonably be expected to have a USU Material Adverse Effect, none of USU nor any of its subsidiaries has any liability or obligation of any nature, whether or not absolute, accrued, contingent or otherwise that would be required to be reflected or reserved against in a consolidated balance sheet of USU and its subsidiaries prepared in accordance with GAAP as of the date hereof.

   Section 4.20.  Certain Contracts

   (a) Except for the USU Sprint Agreements and the USU Leases and contracts or agreements described in clauses (iii), (iv), (v), (vi), (vii) and (xvi) that provide for aggregate payments to any person in any calendar year of less than $100,000, Schedule 4.20(a) of the USU Disclosure Schedule contains as of the date of this Agreement a complete and accurate list of each of the following contracts and a true and correct copy of each such contract has been made available to IWO by USU:

      (i) contracts or agreements of USU or any of its subsidiaries relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business) or any guarantee or other contingent liability in respect of any indebtedness or obligation of any person other than USU or any of its subsidiaries (other than the endorsement of negotiable instruments for collection in the ordinary course of business), in any case providing for or relating to aggregate payments to any person in excess of $250,000;

      (ii) contracts or agreements that contain restrictions with respect to payment of dividends or any other distribution in respect of the equity of USU or any of its subsidiaries;

      (iii) any letters of credit or similar arrangements relating to USU or any of its subsidiaries;

      (iv) any employment or consulting agreements with any employee of USU or any of its subsidiaries or other person on a consulting basis;

      (v) any management, consulting or advisory agreements with any former employee of USU or any of its subsidiaries pursuant to which USU or any of its subsidiaries has any existing or future obligations;

      (vi) any agreement under which USU or any of its subsidiaries is lessee of or holds or operates any property, real or personal;

      (vii) any agreement under which USU or any of its subsidiaries is lessor of or permits any third party to hold or operate any property, real or personal;

      (viii) any powers of attorney granted by or on behalf of USU or any of its subsidiaries;

      (ix) [intentionally omitted]

      (x) any agreement that in any way purports to prohibit USU or any of its subsidiaries from freely engaging in business anywhere in the world or competing with any other person;

      (xi) any guaranty or other similar undertaking with respect to a contractual performance of any third party extended by USU or any of its subsidiaries, in any case relating to amounts in excess of $250,000;

      (xii) any agreement pursuant to which USU or any of its subsidiaries has agreed to defend, indemnify or hold harmless any other person;

      (xiii) any agreement pursuant to which USU may be required to file a registration statement under the Securities Act with respect to any securities issued by USU;

      (xiv) any joint venture agreement or partnership agreement to which USU or any of its subsidiaries is a party;

      (xv) any vendor agreements to which USU or any of its subsidiaries is a party, in any case providing for aggregate payments to any person in any calendar year of more than $250,000;

      (xvi) any construction contracts or construction management contracts to which USU or any of its subsidiaries is a party;

      (xvii) any agreement between USU or any of its subsidiaries, on the one hand, and any of their respective stockholders, on the other hand under which USU or any of its subsidiaries has any existing or future obligations;

      (xviii) any agreement of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of USU or any of its subsidiaries, except between USU and its subsidiaries or between such subsidiaries;

      (xix) any agreement to make any loans, advances or capital contributions to, or investments in, any person, other than by USU or a subsidiary of USU to or in USU or any direct or indirect wholly owned subsidiary of USU; and

      (xx) any other agreement to which USU or any of its subsidiaries is a party or by which USU or any of its subsidiaries is bound and which is material to USU and its subsidiaries taken as a whole, other than any agreement filed as an exhibit to a USU SEC Report filed prior to the date hereof.

   (b) Except as set forth in Schedule 4.20(b) of the USU Disclosure Schedule, with respect to each USU Contract that is individually material to the business or operations of USU and its subsidiaries taken as a whole: (i) such USU Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) none of USU nor any of its subsidiaries is in breach or default thereof, nor has USU or any of its subsidiaries received notice that it is in breach of or default thereof; and (iii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by USU or any of its subsidiaries or by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto, except in each case as would not reasonably be expected to have a USU Material Adverse Effect. Except as set forth in
Schedule 4.20(b) of the USU Disclosure Schedule, none of USU nor any of its subsidiaries is a party to any oral contract, agreement, or other commitment which, if reduced to written form, would be required to be listed in Schedule 4.20(a) of the USU Disclosure Schedule under the terms of this Section 4.20. USU has made available to IWO a materially accurate description of each oral contract, agreement or other commitment set forth in Schedule 4.20(b) of the USU Disclosure Schedule.

   (c) Each contract, arrangement, commitment or understanding of any type or form required to be set forth in Schedule 4.20(a) of the USU Disclosure Schedule, whether or not set forth in Schedule 4.20(a) of the USU Disclosure Schedule, is referred to herein as a "USU Contract."

   Section 4.21.  Distributors and Suppliers.  Except as set forth in Schedule
4.21 of the USU Disclosure Schedule, since December 31, 2000, there has not been any material adverse change in the business relationship of USU or any of its subsidiaries with any distributor who accounted for more than 2% of USU's sales (on a consolidated basis) during the period from December 31, 2000 to September 30, 2001, or with any supplier from whom USU or any of its subsidiaries purchased more than 5% of the goods or services (on a consolidated basis) which it purchased during the period from December 31, 2000 to September 30, 2001. Except as set forth in Schedule 4.21 of the USU Disclosure Schedule, none of USU nor any of its subsidiaries has knowledge of any termination or intended termination by any such distributor or supplier of its business relationship with USU or any of its subsidiaries or any modification or intended modification of its business relationship with USU or any of its subsidiaries in a manner which is adverse in any material respect to USU, and none of USU nor any of its subsidiaries has knowledge of any facts which could reasonably be expected to form an adequate basis for such termination or modification.

   Section 4.22.  Sprint Agreement Compliance

   (a) Schedule 4.22(a) of the USU Disclosure Schedule sets forth a complete and accurate list of all agreements, together with all amendments, waivers or other changes thereto, between USU, its subsidiaries or any of its affiliates, on the one hand, and Sprint PCS, on the other hand (collectively, the "USU Sprint Agreements"). USU has made available to IWO a true and complete copy of each of the USU Sprint Agreements. There are no unwritten amendments to, or waivers or other changes under, any USU Sprint Agreement.

   (b) Each of the USU Sprint Agreements is valid, binding and enforceable in accordance with its terms and is in full force and effect, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. USU and its subsidiaries have performed all obligations required to be performed by them under, and they are not in default under or in breach of, nor in receipt of any claim of default or breach under, any of the USU Sprint Agreements, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. No event has occurred which with the passage of time or the giving of notice or both would result in a default, breach or event of noncompliance by USU or any of its subsidiaries, or which would permit termination, cancellation or modification by Sprint PCS, under any of the USU Sprint Agreements, except in any such case as would not reasonably be expected to have a USU Material Adverse Effect. None of USU nor any of its subsidiaries has knowledge of any cancellation or anticipated cancellation by Sprint PCS of any of the USU Sprint Agreements. USU and its subsidiaries have made available to IWO copies of all written notices received by them from Sprint PCS during the last six months (i) delivered pursuant to the official notice provisions of the USU Sprint Agreements or (ii) alleging a breach of the USU Sprint Agreements.

   (c) USU and its subsidiaries are in material compliance with the schedule and other goals established by the network build-out plan set forth in the USU Sprint Agreements to the extent required by the USU Sprint Agreements. Except as set forth in the Sprint Compliance Report dated as of December 6, 2001 and the Exhibit 2.1 Compliance Memorandum dated December 18, 2001, copies of which have been provided to IWO, USU and its subsidiaries have completed their build-out and network launch as of the date of such report.

   Section 4.23. Intellectual Property. USU and its subsidiaries own or have the right to use, and to license others to use, all Intellectual Property material to the businesses of USU and its subsidiaries as such businesses are conducted on the date hereof ("USU Intellectual Property"). Except as set forth in Schedule 4.23 of the USU Disclosure Schedule: (i) no written claim of invalidity or conflicting ownership rights with respect to any USU Intellectual Property has been made by a third person and the USU Intellectual Property is not the subject of any pending or, to USU's knowledge, threatened action, suit, claim, investigation, arbitration or other proceeding; (ii) no person has given notice to USU or any of its subsidiaries that USU or any of its subsidiaries or licensees is infringing or misappropriating or has infringed or misappropriated the Intellectual Property of any third person; (iii) to USU's knowledge, the conduct of the businesses of USU and its subsidiaries and the use of any USU Intellectual Property in the business of USU and its subsidiaries as such businesses are conducted on the date hereof does not and will not infringe or misappropriate any Intellectual Property of any third person; and (iv) to USU's knowledge, no other person is interfering with, infringing upon, misappropriating or otherwise coming into conflict with the rights of USU and its subsidiaries to use or exploit any USU Intellectual Property.

   Section 4.24.  Related Party Transactions.  Except as set forth in Schedule
4.24 of the USU Disclosure Schedule, to the knowledge of USU, no stockholder nor any officer or director of USU or any of its subsidiaries owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), or is an officer, director, employee or consultant of any person that is, a competitor, lessor, lessee, customer or supplier of USU or any of its subsidiaries or which conducts a business similar to any business conducted by USU or any of its subsidiaries. No stockholder, officer or director of USU or any of its subsidiaries (a) owns or holds, directly or indirectly, in whole or in part, any USU Intellectual Property, (b) to the knowledge of USU has any claim, charge, action or cause of action against USU or any of its subsidiaries, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) to the knowledge of USU, has made, on behalf of USU or any of its subsidiaries, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other person of which any stockholder, officer or director of USU or any of its subsidiaries is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to USU or any of its subsidiaries or (e) has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of USU or any of its subsidiaries.

   Section 4.25. Merger Sub. Prior to the Effective Time, Merger Sub (i) has not conducted any activities other than in connection with its organization, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby; (ii) has no material assets or liabilities except as necessary for purposes of consummating the transactions contemplated hereby; and (iii) has no subsidiaries. At the Effective Time, Merger Sub will be, and, at and after the Effective Time, the Surviving Corporation will be, an "Unrestricted Subsidiary" as defined in the USU Indenture.

                                   ARTICLE V

                                   COVENANTS

   Section 5.01. Affirmative Covenants of USU and IWO. Each of USU and IWO hereby covenants and agrees that, prior to the Effective Time, unless otherwise expressly contemplated by this Agreement or consented to in writing by the other, it will and will cause its subsidiaries to:

      (a) operate its business in all material respects in the usual and ordinary course consistent with past practices;

      (b) use its reasonable best efforts to preserve substantially intact its business organization, maintain its material rights and franchises, retain the services of its respective officers and key employees and maintain its relationships and goodwill with its customers and suppliers;

      (c) maintain and keep its material properties and assets in as good repair and condition as at present, ordinary wear and tear excepted, and maintain supplies and inventories in quantities consistent with its customary business practice; and

      (d) use its reasonable best efforts to keep in full force and effect insurance and bonds comparable in amount and scope of coverage to that currently maintained.

   Section 5.02. Negative Covenants of IWO. Except as expressly contemplated by this Agreement or otherwise consented to in writing by USU, from the date of this Agreement until the Effective Time, IWO will not do, and will not permit any of its subsidiaries to do, any of the foregoing:

      (a) (i) increase the compensation payable to or to become payable to any director, officer or employee, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policies of IWO or its subsidiaries as in effect on the date of this Agreement, copies of which policies have been furnished to USU) to, or enter into or amend any employment or severance agreement with, any director, officer or employee;
   (iii) establish, adopt or enter into any employee benefit plan or arrangement; or (iv) except as may be required by applicable Law, amend, or take any other actions with respect to, any of the IWO Benefit Plans or any of the plans, programs, agreements, policies or other arrangements described in Sections 3.10(d), 3.21(a)(iv), 3.21(a)(v) or 3.21(a)(xi) of this
   Agreement;

      (b) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of IWO or any of its subsidiaries, except for dividends by a wholly owned subsidiary of IWO to IWO or another wholly owned subsidiary of IWO;

      (c) (i) except as described in Schedule 3.03(c)(ii) of the IWO Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock or other equity interests (other than any such acquisition directly from any wholly owned subsidiary of IWO in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or other equity interests or any such securities or obligations (except in connection with the exercise of outstanding IWO Options and IWO Warrants in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock or other equity interests;

      (d) (i) except as described in Schedule 3.03(c)(i) of the IWO Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or interests, or any rights, warrants or options to acquire any such shares or interests (except for the issuance of shares upon the exercise of outstanding IWO Options or IWO Warrants in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; (iii) take any action to optionally accelerate the exercisability of any such rights, options or warrants;

      (e) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other person or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case that are material, individually or in the aggregate, to IWO and its subsidiaries, taken as a whole;

      (f) sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

      (g) release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of USU;

      (h) adopt or propose to adopt any amendments to its charter or bylaws;

      (i) (i) change any of its methods of accounting in effect at September 30, 2001, except as required by Law or GAAP, or (ii) make or rescind any express or deemed election relating to Taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, does not exceed $250,000), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending December 31, 2000, except, in each case, as may be required by Law;

      (j) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except (i) in the ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in the aggregate and
   (ii) for borrowings under the IWO Credit Agreement not exceeding $10,000,000 in the aggregate plus an additional $30,000,000 in aggregate borrowings under the delay draw portion of the Tranche A Term Loan Commitments under the IWO Credit Agreement;

      (k) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) which provides for an exclusive arrangement with that third party or is substantially more restrictive on IWO or substantially less advantageous to IWO than arrangements, agreements or contracts existing on the date hereof except in connection with any required Sprint PCS program changes;

      (l) (i) enter into, renew, amend or waive in any material manner, or terminate or give notice of a proposed renewal or material amendment, waiver or termination of, any IWO Contract or IWO Lease, other than in the ordinary course of business or (ii) except as set forth in Schedule 5.02(l) of the IWO Disclosure Schedule, enter into, renew, amend, waive or terminate, or give notice of a proposed renewal, amendment, waiver or termination of, any IWO Sprint Agreement;

      (m) take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

      (n) enter into or amend in any material manner any contract, agreement or commitment with any officer, director, employee or stockholder of IWO or any of its subsidiaries or with any affiliate or associate of any of the foregoing, except to the extent permitted under subsection (a) hereof;

      (o) acquire additional territory or related assets from Sprint PCS;

      (p) pay, satisfy, discharge or settle any claims, liabilities or obligations (absolute, accrued, contingent or otherwise), other than in the ordinary course of business and consistent with past practice or pursuant to mandatory terms of any contract in effect on the date hereof, involving payments by IWO or any of its subsidiaries in excess of $1,000,000, individually or in the aggregate;

      (q) make any loans, advances or capital contributions to, or investments in any person other than (i) by IWO or a subsidiary of IWO to or in IWO or any direct or indirect wholly owned subsidiary of IWO or (ii) pursuant to and in accordance with the terms of any IWO Contract or other legal obligations of IWO or any of its wholly owned subsidiaries existing at the date of this Agreement;

      (r) enter into any new line of business;

      (s) make any capital expenditures other than as set forth in the Capital Expenditure Spending Plan included in the IWO business plan provided to USU by IWO on November 19, 2001 previously made available to USU plus, with respect to each capital expenditure provided for therein, 5%; or

      (t) agree in writing or otherwise to do any of the foregoing.

   Section 5.03. Negative Covenants of USU. Except as expressly contemplated by this Agreement or otherwise consented to in writing by IWO, from the date of this Agreement until the Effective Time, USU will not do, and will not permit any of its subsidiaries to do, any of the following:

      (a) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock or other equity interests of USU or any of its subsidiaries, except for dividends by a wholly owned subsidiary of USU to USU or another wholly owned subsidiary of USU;

      (b) adopt or propose to adopt any amendments to its charter or bylaws, which would have a material adverse impact on the holders of USU Common Stock or consummation of the transactions contemplated by this Agreement;

      (c) (i) except as described in Schedule 4.03(b)(ii) of the USU Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock or other equity interests (other than any such acquisition directly from any wholly owned subsidiary of USU in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or other equity interests or any such securities or obligations (except in connection with the exercise of outstanding options to purchase capital stock of USU in accordance with their terms);
   (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or other equity interests or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock or other equity interests;

      (d) (i) except as described in Schedule 4.03(b)(i) of the USU Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock or other equity interests (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares or interests, or any rights, warrants or options to acquire any such shares or interests (except for the issuance of shares upon the exercise of outstanding options or warrants to purchase capital stock of USU in accordance with their terms); (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof; or (iii) take any action to optionally accelerate the exercisability of such rights, options or warrants;

      (e) sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease (as lessor), exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions of inventories and of assets in the ordinary course of business and consistent with past practice;

      (f) incur any obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument, except in the ordinary course of business consistent with past practice and in no event in excess of $1,000,000 in the aggregate and except for borrowings under the USU Credit Agreement not exceeding $40,000,000 in the aggregate;

      (g) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any other person or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business and consistent with past practice) in each case which are material, individually or in the aggregate, to USU and its subsidiaries, taken as a whole;

      (h) take or cause to be taken any action that could reasonably be expected to materially delay, or materially and adversely affect, the consummation of the transactions contemplated hereby;

      (i) release any third party from its obligations, or grant any consent, under any existing standstill provision under any confidentiality or other agreement, or fail to enforce any such agreement upon the request of IWO;

      (j) enter into, renew, amend, waive or terminate or give notice of a proposed renewal amendment, waiver or termination of, any USU Sprint Agreement;

      (k) enter into or amend any contract, agreement or commitment (i) relating to or providing for payments of more than $100,000 with any officer, director or member of the Henning family or (ii) with any affiliate of the Henning family, except (A) with the approval of the independent directors (as defined for purposes of listing on the Nasdaq) of USU, (B) for increases in the compensation payable to or to become payable to any director, officer or employee in the ordinary course of business and consistent with past practice and (C) for grants of severance or termination pay pursuant to the normal severance policies of USU and its subsidiaries as in effect on the date of this Agreement or pursuant to any employment or severance agreement with any officer, director or employee as in effect on the date of this Agreement;

      (l) enter into any new line of business; or

      (m) agree in writing or otherwise to do any of the foregoing.

   Notwithstanding the foregoing provisions of this Section 5.03, at any time prior to the Effective Time USU shall be entitled to take all action necessary to effect the Reclassification (as defined in Section 6.01(a)).

   Section 5.04.  Access and Information

   (a) Each of USU and IWO shall, and shall cause its subsidiaries to (i) afford to the other party and such other party's officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives (collectively, the "Representatives") reasonable access at reasonable times, upon reasonable prior notice, to its officers, employees, agents, properties, offices and other facilities and to the books and records thereof and (ii) furnish promptly to the other party and its Representatives such information concerning its business, properties, contracts, records and personnel (including, without limitation, financial, operating and other data and information) as may be reasonably requested, from time to time, by such other party.

   (b) Notwithstanding the foregoing provisions of this Section 5.04, neither party shall be required to grant access or furnish information to the other party to the extent that such access or the furnishing of such information is prohibited by Law. No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are herein contained and each such representation and warranty shall survive such investigation.

   (c) The information received pursuant to Section 5.04(a) that is non-public shall be deemed to be "Confidential Information" for purposes of the Confidentiality Agreement.

   (d) From the date of this Agreement until the Effective Time, each of USU and IWO agrees to provide the other party with copies of any and all material written correspondence between such party and its subsidiaries on the one hand and Sprint PCS on the other hand.

   Section 5.05.  FCC Compliance

   (a) Prior to the Effective Time, IWO and USU shall work together to accurately assess the level of foreign ownership and voting among their respective shareholders for purposes of Section 310(b) of the Communications Act and exchange such information at the earliest possible date. Within ten
(10) days of this Agreement, IWO shall provide to USU the percentage of foreign ownership in IWO broken down by country. If USU reasonably determines, after consultation with IWO, that USU would, after giving effect to the Merger, have foreign ownership in excess of 23.0%, USU shall file a request for declaratory ruling with the FCC requesting authority to exceed the foreign ownership benchmarks established in Section 310(b) and both parties agree to use their reasonable best efforts to prosecute and support such filing, including providing the FCC with information the FCC may request in connection with such filing. If the FCC does not grant the petition for declaratory ruling, the termination date as computed pursuant to Section 8.01(e) herein shall be extended for an additional ninety (90) days to give the parties an opportunity to bring USU into compliance with Section 310(b) of the Communications Act.

   (b) USU shall undertake to ensure that, as of the Effective Time, no radio license subject to the foreign ownership and voting provisions of Section 310(b) of the Communications Act shall be held directly by USU and USU shall provide to IWO evidence reasonably satisfactory to IWO with respect to any transfer required to effect compliance with the foregoing.

                                  ARTICLE VI

                             ADDITIONAL AGREEMENTS
   Section 6.01.  Meetings of Stockholders

   (a) USU shall promptly after the date of this Agreement take all actions necessary in accordance with the federal securities Laws, the Louisiana Business Corporation Law, and its charter and bylaws to duly call, give notice of, convene and hold a special meeting of its stockholders (the "USU Stockholders Meeting") to be held as soon as practicable after the date of this Agreement or a date determined in consultation with IWO for the purpose of (i) obtaining the Required USU Vote and (ii) if USU so elects, approving an amendment to the charter of USU for the purpose of renaming the USU Class A Common Stock and reclassifying the USU Class B Common Stock into a single class of common stock of USU (the "Reclassification"); provided however, that USU may obtain the Required USU Vote and/or the approval of the Reclassification by written consents in lieu of having a stockholders meeting in accordance with applicable Law and its organizational documents. USU, through its Board of Directors, shall, unless the Board of Directors of USU has determined in good faith (based upon the written opinion of its outside legal counsel) that the proper discharge of its fiduciary duties prohibits such actions (i) recommend to its stockholders approval of the Reclassification, if applicable, and the issuance of the USU Common Stock pursuant to the Merger and (ii) use its reasonable best efforts (including the solicitation of proxies) to solicit such approval and shall take all other action necessary or advisable to secure such approval.

   (b) IWO shall, promptly after the date of this Agreement, take all actions necessary in accordance with the federal securities Laws, Delaware Law and its charter and bylaws to duly call, give notice of, convene and hold a special meeting of its stockholders (the "IWO Common Stockholders Meeting") to be held as soon as practicable after the date of this Agreement for the purpose of obtaining the Required IWO Vote; provided, however, that IWO may obtain the Required IWO Vote by written consents in lieu of having a stockholder meeting in accordance with applicable Law and its organizational documents. IWO, through its Board of Directors, shall, unless the Board of Directors of IWO has determined in good faith (based upon the written opinion of outside legal counsel) that the proper discharge of its fiduciary duties prohibits such actions (i) recommend to its stockholders approval and adoption of this Agreement and the Merger and (ii) use its reasonable best efforts (including the solicitation of proxies), to solicit such approval and adoption and shall take all other action necessary or advisable to secure such approval and adoption.

   (c) Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, USU and IWO shall each submit to its stockholders the matters described in Sections 6.01(a) and 6.01(b), as applicable, whether or not the Board of Directors of USU or IWO, as the case may be, withdraws, modifies or changes its recommendation regarding such matters.

   Section 6.02.  Registration Statement; Proxy Statements

   (a) As promptly as practicable after the execution of this Agreement, USU and IWO shall prepare and USU shall file with the SEC a Registration Statement on Form S-4 (including the Proxy Statement/Prospectus (as defined below) constituting a part thereof) in connection with the registration under the Securities Act of the offer and sale of USU Common Stock to be issued in the Merger (the "Registration Statement"). The Registration Statement will also serve as the joint proxy statement with respect to the USU Stockholders Meeting and, if IWO elects to solicit proxies, with respect to the IWO Common Stockholders Meeting (the "Proxy Statement/Prospectus"). Each of USU and IWO will use its reasonable best efforts to cause the Registration Statement to be declared effective as promptly as practicable, and USU shall take any action required to be taken under any applicable federal or state securities Laws in connection with the issuance of shares of USU Common Stock in the Merger; provided, that USU shall not be required to qualify to do business in any jurisdiction in which it is not now so qualified to do business, to file a general consent to service of process in any jurisdiction in which it is not now so qualified or to subject itself to taxation in any jurisdiction in which it is not now so qualified to do business. As promptly as practicable after the Registration Statement shall have been declared effective, each of USU and IWO shall mail the Proxy Statement/Prospectus to its stockholders entitled to notice of and to vote at the USU Stockholders Meeting and the IWO Common Stockholders Meeting, as applicable. Subject to the foregoing and Sections 6.01(a) and 6.01(b), as applicable, the Proxy Statement/Prospectus shall include the recommendation of IWO's Board of Directors in favor of approval of the Merger and adoption and approval of this Agreement and the recommendation of USU's Board of Directors in favor of approval of the issuance of the USU Common Stock pursuant to the Merger.

   (b) The information supplied by IWO for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by IWO for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of IWO in connection with the IWO Common Stockholders Meeting and to the stockholders of USU in connection with the USU Stockholders Meeting shall not, at the date the Proxy Statement/Prospectus (or any supplement thereto) is first mailed to such stockholders, at the time of the IWO Common Stockholders Meeting or the USU Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to IWO or any of its subsidiaries or affiliates, or its or their respective officers or directors, should be discovered by IWO that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, IWO shall promptly inform USU thereof in writing. All documents that IWO is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   (c) The information supplied by USU for inclusion or incorporation by reference in the Registration Statement shall not, at the time the Registration Statement is declared effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information supplied by USU for inclusion in the Proxy Statement/Prospectus to be sent to the stockholders of IWO in connection with the IWO Common Stockholders Meeting and to the stockholders of USU in connection with the USU Stockholders Meeting shall not, at the date the Proxy Statement/Prospectus (or any supplement thereto) is first mailed to such stockholders, at the time of the IWO Common Stockholders Meeting or the USU Stockholders Meeting or at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to USU or any of its subsidiaries or affiliates, or to its or respective officers or directors, should be discovered by USU that should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement/Prospectus, USU shall promptly inform IWO thereof in writing. All documents that USU is responsible for filing with the SEC in connection with the transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

   Section 6.03.  Appropriate Action; Consents; Filings

   (a) IWO and USU shall each use, and shall cause each of their respective subsidiaries to use, their reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or make any filings with or notifications or submissions to any Governmental Entity (other than described in the following clause (iii)) required to be made by USU or IWO or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the Merger, (iii) make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger, required under (A) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities Laws, (B) the HSR Act, (C) the Communications Act and (D) any other applicable Law; provided that USU and IWO shall cooperate with each other in connection with the making of all such filings and submissions, including providing copies of all such documents to the nonfiling party and its advisors prior to filings and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Each of IWO and USU, upon request, shall furnish to the other and to any Governmental Entity all information concerning itself and its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary, advisable or required for any application or other filing or submission to be made pursuant to the rules and regulations of any applicable Law (including all information required to be included in the Proxy Statement/Prospectus or the Registration Statement and all information required to determine compliance by IWO, USU and the Surviving Corporation with the foreign ownership and voting requirements of Section 310(b) of the Communications Act) in connection with the transactions contemplated by this Agreement. USU and IWO shall request early termination of the waiting period with respect to the Merger under the HSR Act.

   (b) USU and IWO agree to cooperate with respect to, and shall cause each of their respective subsidiaries to cooperate with respect to, and agree to use their reasonable best efforts to contest and resist, any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) of any Governmental Entity that is in effect and that restricts, prevents or prohibits the consummation of the Merger or any other transactions contemplated by this Agreement.

   (c) (i) Each of IWO and USU shall give (or shall cause their respective subsidiaries to give) any notices to third persons, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third persons consents (A) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (B) otherwise required under any contracts, licenses, leases or other agreements in connection with the consummation of the transactions contemplated hereby or (C) required to prevent a IWO Material Adverse Effect from occurring prior to the Effective Time or a USU Material Adverse Effect from occurring after the Effective Time.

   (ii) In the event that any party shall fail to obtain any third person consent described in subsection (c)(i) above, such party shall use its reasonable best efforts, and shall take any such actions reasonably requested by the other parties, to limit the adverse effect upon IWO and USU, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

   (d) Nothing in this Agreement shall require USU or Merger Sub to agree to, or permit IWO to agree to, the imposition of conditions, the payment of any material amounts or any requirement of divestiture to obtain any Approval, and in no event shall any party take, or be required to take, any action that would or could reasonably be expected to have a USU Material Adverse Effect or a IWO Material Adverse Effect.

   (e) Each of USU and IWO shall promptly notify the other of (i) any material change in its current or future business, financial condition or results of operations, (ii) any complaints, investigations or hearings (or communications indicating that the same may be contemplated) of any Governmental Entities with respect to the transactions contemplated hereby or its business, (iii) the institution or the threat of material litigation involving it or any of its subsidiaries or (iv) any event or condition that might reasonably be expected to cause any of its representations, warranties, covenants or agreements set forth herein not to be true and correct at the Effective Time. As used in the preceding sentence, "material litigation" means any case, arbitration or adversary proceeding or other matter which would have been required to be disclosed on the IWO Disclosure Schedule pursuant to Section 3.09 or the USU Disclosure Schedule pursuant to Section 4.09, as the case may be, if in existence on the date hereof, or in respect of which the legal fees and other costs to IWO might reasonably be expected to exceed $500,000 over the life of the matter.

(f) The Board of Directors of USU shall take all action necessary to designate, in accordance with the USU Indenture, each of the Merger Sub and the Surviving Corporation as an "Unrestricted Subsidiary" as defined in the USU Indenture.

   Section 6.04. Affiliates. As soon as practicable after the date hereof, IWO shall use its reasonable best efforts to obtain from each person set forth in Schedule 6.04 of the IWO Disclosure Schedule a written agreement substantially in the form of Exhibit A (the "Affiliate Letter") and deliver such agreement to USU on or prior to the date that is 30 days after the date hereof. USU shall be entitled to place legends as specified in the Affiliate Letter on the certificates evidencing any of the USU Common Stock to be received by (i) any person specified in Schedule 6.04 of the IWO Disclosure Schedule or (ii) any person who USU reasonably determines is an "affiliate" for purposes of Rule 145 under the Securities Act, and to issue appropriate stop transfer instructions to the transfer agent for the USU Common Stock, consistent with the terms of the Affiliate Letter, regardless of whether such person has executed the Affiliate Letter and regardless of whether such person's name appears in Schedule 6.04 of the IWO Disclosure Schedule.

   Section 6.05. Tax Treatment. The parties hereto intend that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code and that this Agreement shall constitute a "plan of reorganization" for the purposes of Section 368 of the Code and the Treasury Regulations promulgated thereunder. Each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and shall not take, and shall use its reasonable best efforts to prevent any affiliate of such party from taking, any actions that could prevent the Merger from qualifying, as a reorganization under the provisions of Section 368(a) of the Code.

   Section 6.06. Public Announcements. USU and IWO shall consult with each other before issuing any press release or otherwise making any public statements with respect to the Merger and shall not issue any such press release or make any such public statement prior to such consultation. The press release announcing the execution and delivery of this Agreement shall be a joint press release of USU and IWO. Prior to making any filings with any third person or Governmental Entity with respect to any press release or public announcement each party shall consult with the other.

   Section 6.07. Nasdaq Listing. USU shall use its reasonable best efforts to cause the shares of USU Common Stock to be issued in the Merger and issuable upon exercise of the options and warrants assumed by USU pursuant to this Agreement to be approved for listing (subject to official notice of issuance) on the Nasdaq prior to the Effective Time.

   Section 6.08. IWO Stockholders Agreements. IWO shall use its reasonable best efforts to cause that certain Amended and Restated Stockholders Agreement dated December 4, 2000 (the "IWO Stockholders Agreement"), between IWO and the stockholders signatory thereto either (i) to be terminated on or prior to the Effective Time or (ii) to be amended, effective as of the Effective Time, to the reasonable satisfaction of USU; and IWO shall deliver to USU at the Closing evidence of such termination or amendment reasonably satisfactory to USU.

   Section 6.09. Employee Benefit Plans. From the Effective Time through December 31, 2002, USU will cause the Surviving Corporation or any of its subsidiaries, as the case may be, to provide generally to Affected Employees employee benefits under employee benefit and welfare plans on terms and conditions which when taken as a whole are substantially similar to those provided by USU and its subsidiaries to their similarly situated officers and employees; provided that with respect to stock option or other plans involving the potential issuance of USU Common Stock, this provision shall be satisfied if Affected Employees who are employed in positions that are comparable to those of employees of USU and its subsidiaries who are eligible to participate in stock option plans of USU and its subsidiaries are eligible to receive awards or grants thereunder. For purposes of participation, vesting and benefit accrual under employee benefit plans of USU and its subsidiaries, the service of the Affected Employees prior to the Effective Time shall be treated as service with USU and its subsidiaries other than for purposes of the accrual of benefits under a defined benefit plan. Following the Effective Time,

USU also shall cause the Surviving Corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts (other than with respect to IWO Options, as to which USU will honor such options in accordance with Section 2.03) disclosed in Schedules 3.10(d), 3.21(a) or 6.09 of the IWO Disclosure Schedule between IWO or any of its subsidiaries and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Effective Time under the IWO Benefit Plans in accordance with their terms. "Affected Employees" means individuals who are actively employed by IWO or any of its subsidiaries as of the Effective Time and who remain employed with USU or any subsidiary of USU at and after the Effective Time.

   Section 6.10. Rule 16b-3. The Board of Directors of USU shall, to the extent permitted by applicable Law, take or cause to be taken all necessary actions in the manner required by Rule 16b-3 under the Exchange Act such that, with respect to persons who will or may become officers or directors of USU, the transactions relating to the Merger that may be considered acquisitions will be exempt from Section 16 of the Exchange Act.

   Section 6.11. Merger Sub. Prior to the Effective Time, Merger Sub shall not conduct any business or make any investments other than in connection with its organization and as specifically contemplated by this Agreement and will not have any material assets or liabilities except as necessary for purposes of consummating the transactions contemplated hereby and will not have any subsidiaries.

   Section 6.12. Indemnification and Insurance. For a period of six years after the Effective Time, (i) USU agrees that all rights to indemnification for acts or omissions occurring prior to the Effective Time existing as of the date hereof in favor of the former and present directors or officers of IWO as provided in IWO's charter or bylaws or written agreements shall survive the Merger and shall continue in full force and effect and USU hereby agrees to assume, at any time when such assumption would not cause a default (as defined in the USU Indenture) under the USU Indenture, all such liability and to indemnify, at any time when such indemnification would not cause a default (as defined in the USU Indenture) under the USU Indenture, all such persons, in accordance with and to the extent of such rights, with respect to matters arising prior to the Effective Time, and (ii) USU shall use its reasonable best efforts to cause the Surviving Corporation to maintain in effect (at the expense of the Surviving Corporation) the current policies of directors' and officers' liability insurance maintained by IWO (or substitute policies providing at least the same coverage and limits and containing terms and conditions which are not materially less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time; provided, however that in no event shall this covenant require expenditures of more than 200% of the last annual premiums paid prior to the date hereof by IWO for such insurance. This Section 6.12 is intended to be for the benefit of, and shall be enforceable by, the persons referred to in clause (i) of the foregoing sentence, their heirs and personal representatives, and shall be binding on USU and its successors and assigns.

   Section 6.13.  Post-Merger Directors and Management

   (a) USU shall cause three of the nine members constituting its Board of Directors immediately prior to the Effective Time to resign from its Board of Directors, effective as of the Effective Time, and shall fill the vacancies created by such resignations with (i) one member designated by the IWO Board of Directors (the "IWO Director"), (ii) one member designated by Investcorp (the "Investcorp Director") and (iii) one member designated by the IWO Board of Directors with the approval of USU, which approval shall not be unreasonably withheld, provided that such member described in clause (iii) shall be an "independent director" (as defined for purposes of listing on Nasdaq) (the "Independent Director") and shall not be a IWO Common Stockholder (as hereinafter defined) or an affiliate or associate of a IWO Common Stockholder (the directors contemplated in clause (i), (ii) and (iii) above together with any directors nominated or designated by them are collectively referred to as the "IWO Nominated Directors"). For purposes of this Agreement, "IWO Common Stockholder" shall mean a stockholder of IWO immediately prior to the Effective Time.

   (b) At any meeting of the stockholders of USU held after the Effective Time for the purpose of electing directors of USU, Investcorp shall be entitled to nominate by notice at least 60 days prior to the proposed meeting date for election to the USU Board of Directors, and USU shall cause to be nominated for election and shall use its reasonable best efforts to cause to be elected to its Board, the following number of individuals:

      (i) For so long as (A) Investcorp owns 75% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock beneficially owned by Investcorp are equal to or greater than 12% of the issued and outstanding USU Common Stock, Investcorp shall be entitled to nominate for election to the USU Board of Directors that number of individuals such that the aggregate number of directors on the USU Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal the greater of (x) one director and (y) that number of directors constituting 33% of the total board seats after giving effect to the election of such nominees rounded down to the nearest whole number of board seats.

      (ii) For so long as (A) Investcorp owns 40% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and (B) the shares of USU Common Stock owned by Investcorp are less than 12% but more than 6% of the issued and outstanding USU Common Stock and Investcorp is not entitled to elect directors pursuant to subparagraph (i) above, Investcorp shall be entitled to nominate for election to the USU Board of Directors that number of individuals such that the aggregate number of directors on the USU Board of Directors that are IWO Nominated Directors after giving effect to the election of such nominees shall equal two.

      (iii) For so long as Investcorp owns 20% or more of the shares of USU Common Stock acquired by it upon consummation of the Merger and Investcorp is not entitled to elect directors pursuant to subparagraph (i) or (ii) above, Investcorp shall be entitled to nominate one person for election to the USU Board of Directors, unless at the time of such election the USU Board of Directors includes a IWO Nominated Director and such director is not up for election.

      (iv) For purposes of determining the ownership percentages described in clauses (i), (ii) and (iii) above, Investcorp shall be deemed to include the following entities:

      Investcorp IWO Limited Partnership   Wireless International Limited
      Ballet Limited                       Wireless Equity Limited
      Denary Limited                       Wireless Holdings Limited
      Gleam Limited                        Wireless Investments Limited
      Highlands Limited                    IWO Equity Limited
      Noble Limited                        IWO Investments Limited
      Outrigger Limited                    Cellular Equity Limited
      Quill Limited                        Mobile Holdings Limited
      Radial Limited                       Wireless IIP Limited
      Shoreline Limited                    Equity IWO Limited
      Zinnia Limited                       New IWO Equity Limited
      Investcorp Investment Equity Limited New Wireless IIP Limited
      Alloway Limited                      New Equity IWO Limited
      Carrigan Limited
      Frankfort Limited
      Paugus Limited

   (c) Subject to the foregoing, as of the Effective Time (i) the class of directors whose term expires at USU's 2002 annual meeting of stockholders shall include the IWO Director, (ii) the class of directors whose term expires at USU's 2003 annual meeting of stockholders shall include the Independent Director and (iii) the class of directors whose term expires at USU's 2004 annual meeting of stockholders shall include the Investcorp Director.

   (d) In the event that any of the IWO Nominated Directors ceases to serve on the Board of Directors of USU at any time, Investcorp may promptly designate a person to replace the IWO Director and USU shall appoint such designated person to the USU Board of Directors to fill the unexpired term of the IWO Nominated Director who ceased to serve.

   (e) At the Effective Time, the Board of Directors of USU shall elect (i) Steve Nielsen to the office of Chief Operating Officer of USU, (ii) Robert Piper to the office of President and Chief Executive Officer of USU, and (iii) Jerry Vaughn to the office of Chief Financial Officer of USU.

   (f) In the event that at any time the number of IWO Nominated Directors exceeds the number of persons Investcorp shall be entitled to nominate for the USU Board of Directors pursuant to the provisions of Section 6.13(b), upon the request of USU one or more IWO Nominated Directors (selected by Investcorp) shall resign within thirty days of such request such that the number of IWO Nominated Directors serving on the USU Board of Directors after such resignations shall equal the number of IWO Nominated Directors to which Investcorp is then entitled to nominate pursuant to the provisions of Section 6.13(b); provided that in any event the last IWO Nominated Director shall not be required to resign and may complete his or her term of office.

   (g) Each of IWO and USU shall take such action as shall reasonably be deemed by either thereof to be advisable to give effect to the provisions set forth in this Section 6.13, including but not limited to incorporating such provisions in the bylaws of USU in effect at the Effective Time.

   (h) If the USU Board of Directors shall create an executive or other committee to which the USU Board of Directors has delegated it power and authority with respect to business matters generally, the USU Board of Directors shall appoint at least one IWO Nominated Director to such committee if at such time there are any IWO Nominated Directors serving on the USU Board of Directors.

   (i) USU shall deliver to Investcorp International Inc. concurrently with delivery to the USU Board of Directors all monthly financial or other operating reports which are regularly prepared by management of USU and provided to members of the USU Board of Directors for so long as Investcorp continues to hold in the aggregate 20% of the shares of USU Common Stock held by it at the Effective Time.

   Section 6.14.  Supplemental Warrant Agreement; Warrant
Notices. Concurrently with the consummation of the Merger, the Surviving Corporation and USU shall enter into a supplemental warrant agreement supplementing the Warrant Agreement and providing for adjustments in accordance with Section 2.03(c) of this Agreement and Section 8(m) of the Warrant Agreement. Promptly thereafter, the Surviving Corporation shall provide (i) the warrant agent under the Warrant Agreement and supplemental warrant agreement with the certificate required by Section 10(a)(i) of the Warrant Agreement and
(ii) the registered holders of the IWO High Yield Warrants with the notice required by Section 10(a)(ii) of the Warrant Agreement.

   Section 6.15. Registration Rights Agreements. Prior to or at the Effective Time, USU shall enter into a Registration Rights Agreement, in the form of Exhibit D attached hereto (the "Registration Rights Agreement") and USU shall use its reasonable best efforts to obtain a consent from The 1818 Fund III, L.P. as described in the Registration Rights Agreement and otherwise substantially consistent with the emails among Louis Fishman, Marilyn Sobel and
E. Michael Greaney on the evening of December 19, 2001.

   Section 6.16.  Lock-Up Agreements.

   (a) Contemporaneously with the execution and delivery of this Agreement, IWO shall obtain and deliver an agreement (the "Lock-Up Agreements") from IWO Common Stockholders listed in Schedule 6.16(a) of the IWO Disclosure Schedule (collectively, the "Restricted IWO Common Stockholders") that from and after the Effective Time and continuing until the date that is 301 days after the Effective Time, such stockholder will not sell, transfer, assign, pledge, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of any of its shares of USU Common Stock (collectively, "Transfer") without the prior written consent of USU unless such Transfer complies with the provisions hereof (the "Resale Restriction"). Notwithstanding the foregoing and subject to a 90-day underwriters lock-up (if required) provided for in the Registration Rights Agreement in connection with any underwritten offering, (i) 20% of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 120 days after the Effective Time; (ii) an additional 30% of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 211 days after the Effective Time and (iii) the remainder of each Restricted IWO Common Stockholder's shares of USU Common Stock immediately after the Effective Time shall be released from the Resale Restriction on the date that is 301 days after the Effective Time. Notwithstanding the foregoing, (i) if any of the shares of USU Common Stock held by any of the former IWO stockholders shall be sold pursuant to an underwritten offering within 120 days after the Effective Time, then the shares of USU Common Stock held by Investcorp, Odyssey, TCW and Paribas shall be released from the Resale Restriction on the 90th day after the closing date of the first such underwritten offering and (ii) if no such underwritten offering is consummated within 120 days after the Effective Time, (x) 35% of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 121 days after the Effective Time, (y) an additional 35% of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 181 days after the Effective Time, and (z) the remainder of the USU Common Stock held by each of Investcorp, Odyssey, TCW and Paribas immediately after the Effective Time shall be released from the Resale Restriction on the date that is 241 days after the Effective Time. None of Investcorp, Odyssey, TCW or Paribas shall be permitted to make any distribution to their limited partners or investors of any USU Common Stock that is subject to the Resale Restriction. The provisions of the lock-up agreement referred to in this Section 6.16 shall not: (A) prohibit any IWO stockholder from participating in the Underwritten Offering (as defined in Section 2 of the Registration Rights Agreement); (B) restrict transfers solely among the Investcorp entities (not including the limited partners thereof) included in the definition of "Investcorp" set forth in Section 6.13(b)(iv); (C) restrict transfers solely among the Odyssey entities included in the definition of "Odyssey" set forth in Section 9.03; or (D) restrict transfers solely among the TCW entities included in the definition of "TCW" set forth in Section 9,03; provided, however, that with respect to transfers contemplated by clauses (B) through (D) above, any such transferees shall execute and deliver to USU a Lock-Up Agreement.

   (b) For purposes of this Section 6.16, "Investcorp" means the entities listed in Section 6.13(b)(iv) and the limited partners thereof.

   (c) As soon as practicable after the date hereof, IWO shall use its reasonable best efforts to obtain from each IWO Common Stockholder who is not a Restricted IWO Common Stockholder an agreement in substantially the same form and with the same terms as the Lock-Up Agreement obtained from the Restricted IWO Common Stockholders.

   (d) The restrictions set forth in this Section 6.16 shall apply to each IWO Common Stockholder proportionally, and the IWO Common Stockholders shall have no ability to allocate released percentages disproportionately to any IWO Common Stockholder or group of IWO Common Stockholders; provided, however, that the foregoing restrictions of this Section 6.16(d) shall not apply to Investcorp.

   Section 6.17.  Support Agreements; Standstill Agreement.

   (a) Contemporaneously with the execution of this Agreement, IWO shall cause each of the stockholders of IWO listed in Schedule 6.17(a) of the IWO Disclosure Schedule to execute and deliver a IWO Support Agreement, which shall become effective as of the date hereof, in the form attached hereto as Exhibit C.

   (b) Contemporaneously with the execution of this Agreement, USU shall cause each of the stockholders of USU listed in Schedule 6.17(b) of the USU Disclosure Schedule to execute and deliver a USU Support Agreement, which shall become effective as of the date hereof, in the form attached as Exhibit B.

   (c) Contemporaneously with the execution of this Agreement, IWO shall cause Investcorp (as defined in Section 6.13(b)(iv)) to execute and deliver a Standstill Agreement, which shall become effective as of the Effective Time, in the form attached as Exhibit E.

   Section 6.18. Conversion to USU Common Stock. Prior to the Effective Time, USU shall either cause each share of USU Class B Common Stock issued and outstanding immediately prior to the Effective Time to be converted into USU Common Stock in accordance with the provisions of the First Restated Articles of Incorporation of USU or effect the Reclassification.

   Section 6.19.  Communications Act Compliance.

   (a) Prior to the Effective Time, both parties shall use their reasonable best efforts not to permit any of the owners of capital stock which is not freely tradable or other equity interest in the parties or their subsidiaries, or other securities convertible into or exchangeable for such non-tradable stock or equity interests, to sell, mortgage, pledge, transfer or otherwise dispose of any of such non-tradable stock, equity interests or other securities to any person who is, at the Effective Time, an alien, the representative of an alien, or an entity organized under the laws of a foreign government within the meaning of Section 310(b) of the Communications Act. In addition, officers and directors of USU, as well as members of the Henning family, may sell their holdings in USU pursuant to transactions not violative of Rule 10b5-1 under the Securities Exchange Act of 1934.

   (b) From the Effective Time until two years after the Effective Time, should USU reasonably determine, in consultation with Investcorp (as defined in Section 6.13(b)(iv)), that it is advisable to file with the FCC a request for consent to exceed the benchmarks contained in Section 310(b) of the Communications Act, or that it has the right under Article III.F. of the First Restated Articles of Incorporation of USU to redeem shares held by former IWO stockholders, USU agrees to not exercise such rights until such time as USU has made such a request and the FCC refuses to grant such request, provided that USU shall have used reasonable best efforts to prosecute such application.

   Section 6.20. Subsequent SEC Reports. Each of USU and IWO shall consult with the other prior to making publicly available its financial results for any period after the date of this Agreement and prior to filing any report, form or other filing with the SEC after the date of this Agreement.

   Section 6.21. Warrant Cancellation Agreements. Not later than five days after the date of this Agreement, IWO shall deliver to USU the executed Warrant Cancellation Agreements for all of the IWO Class A Warrants and the IWO Class E Warrants.

                                  ARTICLE VII

                                  CONDITIONS

   Section 7.01. Conditions to Obligations of Each Party. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall have been initiated by the SEC.

      (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of IWO in the manner required by applicable Law, and the issuance of the USU Common Stock pursuant to the Merger shall have been approved by the stockholders of USU in the manner required by applicable Law and the Nasdaq.

      (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the

   Merger or the other transactions contemplated hereby illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated hereby.

      (d) Government Consents. The applicable waiting period under the HSR Act with respect to the Merger and the transactions contemplated by this Agreement shall have expired or been terminated and any other Approvals of any Governmental Entity the failure to obtain would constitute a criminal offense, or individually or in the aggregate would be reasonably expected to have a IWO Material Adverse Effect or a USU Material Adverse Effect after the Effective Time, shall have been obtained.

      (e) Nasdaq Listing. The shares of USU Common Stock to be issued in the Merger and which are issuable upon exercise of the Converted IWO Options, the IWO High Yield Warrants, the Exchanged Founders/Management Warrants and the Exchanged Nielsen Warrants shall have been approved for listing (subject to official notice of issuance) on Nasdaq.

      (f) FCC Compliance. At the Effective Time, USU shall be in compliance with the foreign ownership provisions of Section 310(b) of the Communications Act. If, pursuant to Section 5.05 of this Agreement, a filing is made with the FCC requesting authority to exceed the benchmarks contained in Section 310(b), the FCC shall have granted its consent to such request by a final order.

   Section 7.02.  Additional Conditions to Obligations of the USU
Companies. The obligations of the USU Companies to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of IWO contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any IWO Material Adverse Effect or other materiality qualifications), except for the representations and warranties contained in Sections 3.01, 3.03, 3.04 and 3.07(c), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a IWO Material Adverse Effect. Each of the representations and warranties of IWO set forth in Sections 3.01, 3.03, 3.04 and 3.07(c) of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date). The USU Companies shall have received a certificate of the President and the Chief Financial Officer of IWO, dated the Closing Date, to such effect.

      (b) Agreements and Covenants. IWO shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date. The USU Companies shall have received a certificate of the President and the Chief Financial Officer of IWO, dated the Closing Date, to that effect.

      (c) Absence of Regulatory Conditions. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any Governmental Entity in connection with the grant of a regulatory approval necessary, which imposes any condition or restriction upon the USU Companies or the business or operations of IWO which would reasonably be expected to have a IWO Material Adverse Effect or a USU Material Adverse Effect.

      (d) Tax Opinion. Vinson & Elkins L.L.P. shall have delivered to USU its written opinion dated as of the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of
   Section 368(a) of the Code, (ii) USU and IWO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) USU, Merger Sub and IWO will not recognize any gain or loss for U.S. federal income tax purposes as a result of the Merger, and such opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. In rendering such opinion, such counsel shall be entitled to rely upon representations of USU, Merger Sub and IWO reasonably satisfactory to such counsel.

      (e) Third Person Consents. IWO shall have provided to USU evidence reasonably satisfactory to USU that IWO has obtained the consents and approvals set forth in Schedule 7.02(e) of the IWO Disclosure Schedule.

      (f) Dissenting Shares. Holders of no more than 3.0% of the outstanding IWO Common Stock (on a fully diluted basis) shall have exercised (and not withdrawn) their dissenter's rights with respect to the Merger under applicable Law.

      (g) Resignation of Directors. IWO shall have delivered to USU a written resignation from each of the directors of the subsidiaries of IWO effective as of the Effective Time.

      (h) IWO Indenture. No event or circumstance that results in or causes any of the conditions set forth in clauses (i) through (iv) of subsection
   (a) of the definition of "Change of Control" in the IWO Indenture to fail to be satisfied at the Effective Time shall have occurred and not subsequently have been removed.

      (i) IWO Stockholders Agreement. IWO shall have executed and delivered to USU evidence reasonably satisfactory to USU of the termination or amendment of the IWO Stockholders Agreement in accordance with Section 6.08.

      (j) Warrant Cancellation Agreements. IWO shall have delivered to USU executed Warrant Cancellation Agreements for all of the IWO Class A Warrants and the IWO Class E Warrants.

      (k) IWO Credit Agreement. IWO shall have obtained an amendment to the IWO Credit Agreement, in form and substance reasonably satisfactory to USU, as necessary to prevent a default under or acceleration of, or a requirement to redeem or repurchase, the obligations of USU under the USU Indenture.

   Section 7.03. Additional Conditions to Obligations of IWO. The obligations of IWO to effect the Merger and the other transactions contemplated hereby are also subject to the satisfaction at or prior to the Closing Date of the following conditions:

      (a) Representations and Warranties. Each of the representations and warranties of the USU Companies contained in this Agreement (which for purposes of this subparagraph (a) shall be read as though none of them contained any USU Material Adverse Effect or other materiality qualification), except for the representations and warranties contained in Sections 4.01, 4.03, 4.04 and 4.07(c), shall be true and correct in all respects on the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent such representations and warranties specifically relate to a specified date, in which case such representations and warranties shall be true and correct as of such specified date) except where the failure of such representations and warranties in the aggregate to be true and correct in all respects has not had, and would not reasonably be expected to have, a USU Material Adverse Effect. Each of the representations and warranties of the USU Companies set forth in Sections 4.01, 4.03, 4.04 and 4.07(c) of this Agreement shall be true and correct in all material respects on the date of this Agreement and on the Closing Date as if made on and as of such date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects as of such specified date). IWO shall have received a certificate of the President and the Chief Financial Officer of each of the USU Companies, dated the Closing Date, to such effect.

      (b) Agreements and Covenants. The USU Companies shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date. IWO shall have received a certificate of the President and the Chief Financial Officer of each of the USU Companies, dated the Closing Date, to that effect.

      (c) Third Person Consents. USU shall have provided to IWO evidence reasonably satisfactory to IWO that USU has obtained the consents and approvals set forth in Schedule 7.03(c) of the USU Disclosure Schedule.

      (d) Tax Opinion. Gibson, Dunn & Crutcher LLP shall have delivered to IWO its written opinion dated as of the Closing Date substantially to the effect that (i) the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, (ii) USU and IWO will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and
   (iii) no gain or loss for U.S. federal income tax purposes will be recognized by the holders of IWO Common Stock upon receipt of shares of USU Common Stock in the Merger, except with respect to any cash received in lieu of a fractional share interest in USU Common Stock, and such opinion shall not have been withdrawn or modified in any material respect prior to the Closing Date. In rendering such opinion, such counsel shall be entitled to rely upon representations of USU, Merger Sub and IWO reasonably satisfactory to such counsel.

      (e) Conversion of USU Class B Common Stock. Prior to or at the Effective Time, each share of USU Class B Common Stock issued and outstanding immediately prior to the Effective Time shall either have been converted into shares of USU Common Stock in accordance with the terms of the First Restated Articles of Incorporation of USU or have been reclassified on a one-for-one basis pursuant to the Reclassification.

      (f) Registration Rights Agreement. USU shall have executed and delivered to IWO an executed counterpart to the Registration Rights Agreement and there shall have been delivered a consent from The 1818 Fund III, L.P. as described in the Registration Rights Agreement and otherwise substantially consistent with the emails among Louis Fishman, Marilyn Sobel and E. Michael Greaney on the evening of December 19, 2001.

      (g) Merger Sub. Merger Sub shall have at least $100,000 in cash at or prior to the Effective Time.

      (h) Amendment to USU Credit Agreement. USU shall have obtained an amendment to the USU Credit Agreement, in form and substance reasonably satisfactory to IWO, as necessary to prevent a default under or acceleration of, or a requirement to redeem or repurchase, the obligations of IWO under the IWO Indenture.

                                 ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   Section 8.01. Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of IWO of the Merger or approval by the stockholders of USU of the issuance of USU Common Stock pursuant to the Merger:

      (a) by mutual written consent of USU and IWO;

      (b) by USU, upon a breach of any representation, warranty, covenant or agreement on the part of IWO set forth in this Agreement, or if any representation or warranty of IWO shall have become untrue, in either case only if the conditions set forth in Section 7.02(a) or Section 7.02(b) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by USU of written notice of such breach or untruth from IWO or receipt by IWO of written notice of such breach or untruth from USU;

      (c) by IWO, upon a breach of any representation, warranty, covenant or agreement on the part of the USU Companies set forth in this Agreement, or if any representation or warranty of the USU Companies shall have become untrue, in either case only if the conditions set forth in Section 7.03(a) or Section 7.03(b) of this Agreement, as the case may be, would be incapable of being satisfied; provided, that such breach or untruth has not been cured within 30 days following the earlier of receipt by IWO of written notice of such breach or untruth from USU or receipt by USU of written notice of such breach or untruth from IWO;

      (d) by either USU or IWO, if there shall be any Law, order, injunction or decree which is final and nonappealable preventing the consummation of the Merger;

      (e) by either USU or IWO, if the Merger shall not have been consummated before the 181st day after the date of this Agreement; provided, however, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure or whose affiliates' failure to perform any material covenant, agreement or obligation hereunder has been the cause of, or resulted in, the failure of the Merger to occur on or before such date;

      (f) by either USU or IWO, (i) if this Agreement and the Merger shall not be adopted and approved by the requisite vote of the stockholders of IWO at the IWO Common Stockholders Meeting (or in lieu thereof by written consent of stockholders of IWO) or (ii) if the issuance of USU Common Stock pursuant to the Merger shall not be approved by the requisite vote of USU stockholders at the USU Stockholders Meeting (or in lieu thereof by written consent of the stockholders of USU);

      (g) by USU, if the Board of Directors of IWO withdraws, modifies or changes its recommendation of this Agreement or the Merger in a manner adverse to USU or shall have resolved to do so; or

      (h) by IWO, if the Board of Directors of USU withdraws, modifies or changes its recommendation of the issuance of the USU Common Stock in the Merger in a manner adverse to IWO or shall have resolved to do so.

   The right of any party hereto to terminate this Agreement pursuant to this
Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   Section 8.02.  Effect of Termination.  Except as provided in Section 8.05 or
Section 9.01 of this Agreement, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void, there shall be no liability on the part of the USU Companies or IWO or their respective officers, directors, or stockholders and all rights and obligations of any party hereto shall cease, except that nothing herein shall relieve any party of any liability for (i) any breach of such party's covenants or agreements contained in this Agreement or (ii) any willful breach of such party's representations or warranties contained in this Agreement. No termination of this Agreement shall affect the obligations of the parties under the Confidentiality Agreement.

   Section 8.03. Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of IWO, no amendment, which under applicable Law may not be made without the approval of the stockholders of IWO, may be made without such approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

   Section 8.04. Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. For purposes of this Section 8.04, the USU Companies as a group shall be deemed to be one party.

   Section 8.05.  Fees, Expenses and Other Payments

   (a) Except as provided in Sections 8.02 and 8.05(c) of this Agreement, all Expenses (as defined in paragraph (b) of this Section 8.05) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses whether or not the Merger is consummated; provided, however, that the allocable share of the USU Companies as a group and IWO for all printing and filing costs related to the Registration Statement and the Proxy Statement/Prospectus and all SEC and HSR filing fees incurred in connection with the Registration Statement and the Proxy Statement/Prospectus shall be one-half each.

   (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Registration Statement, the Proxy Statement/Prospectus, the solicitation of approval of the stockholders of such party and all other matters related to the consummation of the transactions contemplated hereby.

   (c) If (i) this Agreement is terminated pursuant to Section 8.01(e), (ii) the condition set forth in Section 7.02(f) has not been met and (iii) as of the drop dead date specified in Section 8.01(e), the holders of 6% or more of the outstanding IWO Common Stock have exercised (and not withdrawn) their dissenters rights with respect to the Merger under applicable Law, then IWO shall, in the case of a termination by USU, within three business days following such termination or, in the case of a termination by IWO, prior to such termination, pay to USU in cash by wire transfer in immediately available funds to an account designated by USU an amount equal to $7,000,000, which amount is inclusive of all of USU's Expenses. If IWO fails to pay any amount required to be paid by it under this Section 8.05(c) on the date due, interest shall accrue and be payable on such amount, or portion of such amount which is not paid when due, at the prime lending rate of The Whitney National Bank in effect on the date such payment was due.

                                  ARTICLE IX

                              GENERAL PROVISIONS

   Section 9.01.  Effectiveness of Representations, Warranties and Agreements

   (a) Except as set forth in Section 9.01(b) of this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

   (b) The representations and warranties in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to
Article VIII. This Section 9.01(b) shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time or after termination of this Agreement.

   Section 9.02. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

   (a) If to any of the USU Companies, to:

          US Unwired Inc.
          901 Lakeshore Drive
          Lake Charles, LA 70601
          Attention: Thomas G. Henning
          Telecopier No.: (337) 310-3479

   (b) If to IWO:

          IWO Holdings, Inc.
          52 Corporate Circle
          Albany, NY 12203
          Attention: Michael Cusack
          Telecopier No.: (518) 218-0381

   with a copy to:

          Gibson, Dunn & Crutcher LLP
          200 Park Avenue
          New York, New York 10166
          Attention: E. Michael Greaney, Esq.
          Telecopier No.: (212) 351-4065

   Section 9.03. Certain Definitions. For the purposes of this Agreement, the term:

      (a) "affiliate" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, another person;

      (b) a person shall be deemed a "beneficial owner" of or to have "beneficial ownership" of capital stock in accordance with the interpretation of the term "beneficial ownership" as defined in Rule 13d-3 under the Exchange Act, as in effect on the date hereof; provided that a person shall be deemed to be the beneficial owner of, and to have beneficial ownership of, capital stock that such person or any affiliate of such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise;

      (c) "business day" means any day other than a day on which banks in the State of New York are authorized or obligated to be closed;

      (d) "Confidentiality Agreement" means that certain Confidentiality Agreement dated as of September 22, 2001 between USU and IWO;

      (e) "control" (including the terms "controlled," "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or credit arrangement or otherwise;

      (f) "First Restated Articles of Incorporation of USU" shall mean the Articles of Incorporation of USU as amended and restated as of October 23, 2000;

      (g) "Founders Warrants" means the warrants to purchase 827,999.9910 shares of IWO Class B Common Stock issued by IWO to certain founders of Independent Wireless One Corporation in December 1999, each as amended by the Warrant Exchange Agreement or the Nielsen Warrant Exchange Agreement, as the case may be;

      (h) "IWO Credit Agreement" means that certain Credit Agreement dated as of December 20, 1999 by and among Independent Wireless One Corporation and the lenders and other parties specified therein, as amended to the date hereof;

      (i) "IWO Indenture" means that certain Indenture dated as of February 2, 2001 by and among IWO, the Guarantor (as defined therein) and Firstar Bank, N.A., as Trustee;

      (j) "IWO Stockholders Agreement" means that certain Amended and Restated Stockholders Agreement dated as of December 4, 2000 by and among IWO and the stockholders of IWO specified therein, as amended;

      (k) "knowledge" means the actual knowledge after due inquiry of Steven Nielsen, Timothy Medina, John Stevens or Michael Cusack, in the case of IWO, or Robert W. Piper, Jerry E. Vaughn, Paul Clifton or Thomas G. Henning, in the case of USU;

      (l) "Management Warrants" means the warrants to purchase 148,800 shares of IWO Class B Common Stock issued by IWO to certain members of its management in December 1999 and May 2000, each as amended by the Warrant Exchange Agreement or the Nielsen Warrant Exchange Agreement, as the case may be;

      (m) "Nielsen Warrants" means the Founders Warrants and the Management Warrants issued to Steven Nielsen, each as amended by the Nielsen Warrant Exchange Agreement.

      (n) "Odyssey" means each of Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC.

      (o) "Paribas" means Paribas North America Inc.

      (p) "person" means an individual, corporation, partnership, limited liability company, joint stock company, association, trust, estate, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act);

      (q) "Significant Subsidiary" means any subsidiary of IWO that would constitute a Significant Subsidiary of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC;

      (r) "Site Leases" means all leasehold estates or licenses held by a specified party to this Agreement or any of its subsidiaries for use principally as tower space, antenna location, switch site facility, power facility or other similar uses constituting elements of the personal communications network of such party or any of its subsidiaries, including any leases of real property held for such purposes;

      (s) "Space Leases" means all leasehold estates or licenses held by a specified party or any of its subsidiaries to this Agreement of space for use principally other than as a Site Lease (such as office, administrative and executive space or space for retail storefronts or warehouse storage) by such party or any of its subsidiaries;

      (t) "subsidiary" or "subsidiaries" of IWO, USU, the Surviving Corporation or any other person, means any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective subsidiaries or by such party and any one or more of its respective subsidiaries; and

      (u) "Tax" or "Taxes" means any and all taxes, charges, fees, levies, assessments, duties or other amounts payable to any federal, state, local or foreign taxing authority or agency, including, without limitation, (A) income, franchise, profits, gross receipts, minimum, alternative minimum, estimated, ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, disability, employment, social security, workers compensation, unemployment compensation, utility, severance, excise, stamp, windfall profits, transfer and gains taxes, (B) customs, duties, imposts, charges, levies or other similar assessments of any kind, and (C) interest, penalties and additions to tax imposed with respect thereto.

      (v) "TCW" means each of TCW/Crescent Mezzanine Trust II; TCW/Crescent Mezzanine Partners II, LP; TCW/Crescent Leveraged Income Trust, LP; TCW/Crescent Leveraged Income Trust II, LP; and TCW/Crescent Leveraged Income Trust IV, LP.

      (w) "USU Credit Agreement" means that certain Credit Agreement dated as of October 1, 1999 by and among USU and the lenders and other parties specified therein, as amended;

      (x) "USU Indenture" means that certain Indenture dated as of October 29, 1999 by and among USU, the Guarantors (as defined therein) and State Street Bank and Trust Company, as trustee;

   Section 9.04. Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Section references herein are, unless the context otherwise requires, references to sections of this Agreement.

   Section 9.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   Section 9.06. Entire Agreement. This Agreement (together with the Exhibits, the IWO Disclosure Schedule and the USU Disclosure Schedule) and the Confidentiality Agreement constitute the entire agreement of the parties, and supersede all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof. IWO agrees that nothing contained in this Agreement, or the transactions contemplated hereby or thereby, shall be deemed to violate the Confidentiality Agreement.

   Section 9.07. Assignment. This Agreement shall not be assigned by any party prior to the Effective Time by operation of Law or otherwise.

   Section 9.08. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied (other than as contemplated by Section 6.09, Section 6.10, Section 6.12, Section 6.13 and Section 6.14), is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   Section 9.09. Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   Section 9.10. Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   Section 9.11.  Governing Law; Consent Jurisdiction; Venue

      (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

      (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

      (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 9.11 shall affect the right of any party hereto to service legal process in any other manner permitted by Law.

   Section 9.12. Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   Section 9.13. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          US UNWIRED INC.

                                          By: /s/ Robert W. Piper
                                            ------------------------------------
                                             Name: Robert W. Piper
                                             Title: President and Chief
                                              Executive Officer

                                          NORTHEAST UNWIRED INC.

                                          By: /s/ Robert W. Piper
                                            ------------------------------------
                                             Name: Robert W. Piper
                                             Title: President and Chief
                                              Executive Officer

                                          IWO HOLDINGS, INC.

                                          By: /s/ Steven M. Nielsen
                                            ------------------------------------
                                             Name: Steven M. Nielsen
                                             Title: President and Chief
                                              Executive Officer

                                                                      EXHIBIT A

                       FORM OF IWO AFFILIATE'S AGREEMENT

                                              , 2002

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Ladies and Gentlemen:

   The undersigned acknowledges that he, she or it may be deemed to be an "affiliate" of IWO Holdings, Inc., a Delaware corporation ("IWO"), as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), although nothing contained herein should be construed as an admission of such fact.

   Pursuant to the terms and subject to the conditions of that certain Agreement and Plan of Merger by and among US Unwired Inc., a Louisiana corporation ("USU"), Northeast Unwired Inc., a Delaware corporation and a wholly owned subsidiary of USU ("Merger Sub"), and IWO dated as of December 19, 2001 (the "Merger Agreement"), providing for, among other things, the merger of Merger Sub with and into IWO (the "Merger"), the undersigned will be entitled to receive shares of common stock, par value $0.01 per share, of USU ("USU Common Stock").

   In consideration of USU's reliance on this letter in connection with the consummation of the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees not to make any sale, transfer or other disposition of any shares of USU Common Stock received by the undersigned pursuant to the Merger except
(i) pursuant to an effective registration statement registering such sale, transfer or disposition under the Securities Act, (ii) in conformity with the applicable provisions of Rule 145 promulgated by the SEC under the Securities Act ("Rule 145"), or (iii) upon delivery to USU of a written opinion of counsel reasonably acceptable to USU, which opinion shall be reasonably acceptable to USU in form and substance, that such sale, transfer or disposition is exempt from registration under the Securities Act. In the event of a sale, transfer or other disposition by the undersigned of USU Common Stock pursuant to Rule 145, the undersigned will supply USU with evidence of compliance with such rule in the form of a broker's letter in customary form or other evidence reasonably satisfactory to USU and its counsel.

   The undersigned also agrees that stop transfer instructions will be given to USU' transfer agent with respect to the USU Common Stock to be received by the undersigned pursuant to the Merger and that there will be placed on the certificates representing such shares of USU Common Stock, or any substitutions therefor, a legend stating in substance as follows:

          "This certificate and the shares represented hereby have been issued pursuant to a transaction governed by Rule 145 ("Rule 145") promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be sold, transferred or otherwise disposed of unless (i) registered under the Securities Act pursuant to a registration statement in effect at that time, (ii) in compliance with Rule 145 and upon the delivery to US Unwired Inc. of written evidence of such compliance in a form reasonably satisfactory to US Unwired Inc. and its counsel, or
       (iii) upon the delivery to US Unwired Inc. of an opinion in form and substance reasonably satisfactory to US Unwired Inc. from counsel reasonably satisfactory to US Unwired Inc. that the proposed sale, transfer or disposition can be effected without registration of the offering, sale and delivery of such shares under the Securities Act."

   It is understood and agreed that such stop transfer instructions and the legend set forth above shall be removed upon surrender of certificates bearing such legend by delivery of substitute certificates without such legend (i) if the undersigned shall have delivered to USU (A) an opinion in form and substance reasonably acceptable to USU from counsel reasonably acceptable to USU to the effect that the sale, transfer or disposition of the shares represented by the surrendered certificates may be effected without registration of the offering, sale and delivery of such shares under the Securities Act or (B) in the case of a sale, transfer or disposition pursuant to Rule 145, written evidence of compliance with Rule 145 in a form reasonably satisfactory to USU and its counsel, (ii) upon any sale, transfer or disposition registered under the Securities Act pursuant to a registration statement in effect at the time of such sale, transfer or disposition, or (iii) upon request of the undersigned after the first anniversary of the Effective Time (as defined in the Merger Agreement) if the undersigned is not at that time an affiliate of USU.

   The undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of USU Common Stock.

                                          Very truly yours,

                                          By: ____________________________
                                          Name: __________________________
                                          Title: ___________________________

                                          Address: ________________________

                                                                        ANNEX B

                               SUPPORT AGREEMENT

                               December 19, 2001

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Ladies and Gentlemen:

   For the purpose of inducing US Unwired Inc., a Louisiana corporation ("USU"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among USU, Northeast Unwired Inc., a Delaware corporation and wholly-owned subsidiary of USU ("Merger Sub"), and IWO Holdings, Inc., a Delaware corporation ("IWO"), pursuant to which Merger Sub will merge with and into IWO (the "Merger") and IWO's stockholders, subject to the terms of the Merger Agreement, will receive shares of USU capital stock in exchange for their shares of IWO capital stock, the undersigned stockholder of IWO (the "Stockholder") confirms its agreement with you as follows:

    1. The Stockholder represents, warrants and agrees that Schedule 1 annexed hereto sets forth the shares of capital stock of IWO of which the Stockholder or its affiliates (as defined under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) (such shares herein referred to as the "Shares") and the Stockholder and its affiliates are the lawful owners of the Shares, with sole and full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares with no limitations, qualifications or restrictions on such power, other than those limitations, qualifications or restrictions created by or arising pursuant to this Agreement or as set forth in the Amended and Restated Stockholders Agreement dated as of December 4, 2000 (the "Stockholders Agreement") by and among IWO and certain of its stockholders; and except as set forth in Schedule 1 or pursuant to the Stockholders Agreement neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of IWO (other than pursuant to employee stock options or warrants outstanding as of the date hereof) or any interest therein or any voting rights with respect to any additional shares of capital stock of IWO.

    2. Except as set forth in the Stockholders Agreement, the Shares are owned free and clear of any rights of first refusal, co-sale rights, liens, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this Agreement.

    3. The Stockholder has the legal capacity and full power and authority to enter into and carry out the terms of this letter agreement and to perform its obligations hereunder. This letter agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    4. The execution and delivery of this letter agreement by the Stockholder do not, and the performance of this letter agreement by the Stockholder will not, (i) conflict with or violate any governing instrument of the Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

    5. The Stockholder agrees that it will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) (a) transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement, arrangement or understanding with respect to a Transfer, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) pursuant to the Merger, (ii) to its affiliates who execute a letter agreement substantially in the form of this letter agreement or (iii) with USU's prior written consent, (b) grant any proxies, other than to USU or pursuant to this letter agreement, or enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Shares.


    6. The Stockholder agrees, and will cause its affiliates, to cooperate fully with USU in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving IWO, or acquisition of any capital stock (other than upon exercise of IWO Options or IWO Warrants (each as defined in the Merger Agreement) which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of IWO, or any combination of the foregoing other than as permitted by the Merger Agreement (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than USU, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder from taking any action, after having notified USU thereof, or omitting to take any action solely as a member of the Board of Directors of IWO required so as not to violate such Stockholder's fiduciary obligations as a director of IWO after consultation with outside counsel.

    7. The Stockholder agrees that at any meeting of the stockholders of IWO called to consider and vote to approve the Merger Agreement and/or the transactions contemplated thereby or any Competing Transaction, and at every adjournment or postponement thereof, or in connection with any written consent of stockholders of IWO in lieu of such a meeting, all of the capital stock of IWO, including the Shares (to the extent of its voting rights), beneficially owned by the Stockholder or its affiliates, or over which the Stockholder or any of its affiliates has voting power or control, directly or indirectly, will be voted (a) in favor of the adoption of the Merger Agreement and the approval of the Merger and each of the other transactions contemplated by the Merger Agreement (regardless of whether IWO recommends to its stockholders the approval and adoption of the Merger Agreement and the Merger), (b) against any Competing Transaction, and (c) against any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

    8. The Stockholder agrees that, at or prior to the Effective Time, the Stockholder will execute and deliver to U SU an agreement in form and substance reasonably satisfactory to USU either (i) terminating at the Effective Time the Stockholders Agreement or (ii) approving an amendment to the Stockholders Agreement, effective as of the Effective Time, that removes certain of the rights of the stockholders of IWO that are parties to the Stockholders Agreement and certain of the obligations of IWO under the Stockholders Agreement.

    9. The Stockholder hereby appoints Thomas G. Henning and Robert W. Piper, and each of them, as the proxy of the Stockholder, each with full power of substitution, to vote all of the capital stock of IWO, including the Shares, over which the Stockholder has voting power or control at any meeting of stockholders of IWO called to consider and vote to approve the Merger Agreement and/or the transactions contemplated thereby or any Competing Transaction, and at any adjournment or postponement thereof, and to execute any written consent of stockholders of IWO in lieu of such meeting, with the same force and effect as such vote would have if the undersigned were personally present at such meeting or signed such consent, in favor of approval of the Merger Agreement and/or any transactions contemplated thereby and against any Competing Transaction. This proxy, being coupled with an interest, is irrevocable.

   10. The Stockholder agrees that any shares of capital stock of IWO that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates which are convertible into, or exercisable or exchangeable for, shares of capital stock of IWO, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

   11. The Stockholder hereby gives any consents, waivers or approvals that are required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which the Stockholder is a party.

   12. The Stockholder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Stockholder has had the opportunity to review each of the USU SEC Reports (as defined in the Merger Agreement) and is familiar with the business and financial condition, properties, operations and prospects of USU. The Stockholder is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

   13. This Agreement shall terminate and shall have no further force or effect as of the earlier of (i) the date on which the Merger Agreement is validly terminated and (ii) the Effective Time (as defined in the Merger Agreement).

   14. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.

   15. This letter agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

   16. This letter agreement shall not be assigned by any party hereto by operation of law or otherwise. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

   17. The Stockholder hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to USU for which damages, even if available, will not be an adequate remedy. Accordingly, the Stockholder hereby consents to the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   18. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 18 shall affect the right of any party hereto to service of legal process in any other manner permitted by law.

   19. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.



   IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the 19th day of December, 2001.

                                          [NAME OF ENTITY]

                                          By: _________________________________
                                          Name: _______________________________
                                          Its: ________________________________


Confirmed on the date first written above:

US UNWIRED INC.

By: ____________________________________
Name: __________________________________
Title: _________________________________

                                  SCHEDULE 1

SHARES OWNED OF RECORD:

______ shares of IWO Class A Common Stock
______ shares of IWO Class B Common Stock
______ shares of IWO Class C Common Stock
______ shares of IWO Class D Common Stock
______ shares of IWO Class E Common Stock
______ shares of IWO Ordinary Common Stock

SHARES OWNED BENEFICIALLY:

______ shares of IWO Class A Common Stock
______ shares of IWO Class B Common Stock
______ shares of IWO Class C Common Stock
______ shares of IWO Class D Common Stock
______ shares of IWO Class E Common Stock
______ shares of IWO Ordinary Common Stock
Options to purchase ______ shares of IWO Class B Common Stock
Warrants to purchase ______ shares of IWO Class B Common Stock
Warrants to purchase ______ shares of IWO Class C Common Stock

                                                                        ANNEX C

                               SUPPORT AGREEMENT

                               December 19, 2001

US Unwired Inc.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Ladies and Gentlemen:

   For the purpose of inducing US Unwired Inc., a Louisiana corporation ("USU"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among USU, Northeast Unwired, Inc., a Delaware corporation and indirect wholly-owned subsidiary of USU ("Merger Sub"), and IWO Holdings, Inc., a Delaware corporation ("IWO"), pursuant to which Merger Sub will merge with and into IWO (the "Merger") and IWO stockholders, subject to the terms of the Merger Agreement, will receive shares of USU capital stock in exchange for their shares of IWO capital stock, the undersigned stockholder of IWO (the "Stockholder") confirms its agreement with you as follows:

    1. The Stockholder represents, warrants and agrees that Schedule 1 annexed hereto sets forth the shares of capital stock of IWO of which the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (such shares herein referred to as the "Shares") and the Stockholder are the lawful owners of the Shares, with no limitations, qualifications or restrictions on such power, other than those limitations, qualifications or restrictions created by or arising pursuant to this Agreement or as set forth in the Amended and Restated Stockholders Agreement dated as of December 4, 2000 (the "Stockholders Agreement") by and among IWO and certain of its stockholders; and except as set forth in Schedule 1 or pursuant to the Stockholders Agreement neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of IWO (other than pursuant to employee stock options or warrants outstanding as of the date hereof) or any interest therein or any voting rights with respect to any additional shares of capital stock of IWO.

    2. Except as set forth in the Stockholders Agreement, the Shares are owned free and clear of any rights of first refusal, co-sale rights, liens, rights to purchase or acquire, charges or other encumbrances, other than any of the foregoing created by or arising out of this Agreement.

    3. The Stockholder has the legal capacity and full power and authority to enter into and carry out the terms of this letter agreement and to perform its obligations hereunder. This letter agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    4. The execution and delivery of this letter agreement by the Stockholder do not, and the performance of this letter agreement by the Stockholder will not, (i) conflict with or violate any governing instrument of the Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

    5. The Stockholder agrees that it will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement, arrangement or understanding with respect to a Transfer, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) pursuant to the Merger, (ii) to its affiliates who execute a letter agreement substantially in the form of this letter agreement or (iii) with USU' prior written consent.

    6. The Stockholder agrees, and will cause its affiliates, to cooperate fully with USU in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving IWO, or acquisition of any capital stock (other than upon exercise of IWO Options or IWO Warrants (each as defined in the Merger Agreement) which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of IWO, or any combination of the foregoing other than as permitted by the Merger Agreement (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than USU, Merger Sub or their respective directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder or its affiliates from taking any action, after having notified USU thereof, or omitting to take any action solely as a member of the Board of Directors of IWO required so as not to violate such Stockholder's fiduciary obligations as a director of IWO after consultation with outside counsel.

    7. The Stockholder agrees that, at or prior to the Effective Time, the Stockholder will execute and deliver to USU an agreement in form and substance reasonably satisfactory to USU either (i) terminating at the Effective Time the Stockholders Agreement or (ii) approving an amendment to the Stockholders Agreement, effective as of the Effective Time, that removes certain of the rights of the stockholders of IWO that are parties to the Stockholders Agreement and certain of the obligations of IWO under the Stockholders Agreement.

    8. The Stockholder agrees that any shares of capital stock of IWO that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates which are convertible into, or exercisable or exchangeable for, shares of capital stock of IWO, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

    9. The Stockholder hereby gives any consents, waivers or approvals that are required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which the Stockholder is a party.

   10. The Stockholder is an "accredited investor" as defined in Rule 501 of Regulation D promulgated pursuant to the Securities Act of 1933, as amended. The Stockholder has had the opportunity to review each of the USU SEC Reports (as defined in the Merger Agreement) and is familiar with the business and financial condition, properties, operations and prospects of USU. The Stockholder is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

   11. This Agreement shall terminate and shall have no further force or effect as of the earlier of (i) the date on which the Merger Agreement is validly terminated and (ii) the Effective Time (as defined in the Merger Agreement).

   12. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.

   13. This letter agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

   14. This letter agreement shall not be assigned by any party hereto by operation of law or otherwise. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

   15. The Stockholder hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to USU for which damages, even if available, will not be an adequate remedy. Accordingly, the Stockholder hereby consents to the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   16. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 18 shall affect the right of any party hereto to service of legal process in any other manner permitted by law.

   17. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.


      IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the
   19th day of       , 2001.

                                          [NAME OF ENTITY]

                                          By:________________________________
                                             Name:
                                             Title:

   Confirmed on the date first written above:

   US Unwired Inc.

   By:
      -------------------------
     Name:
     Title:

                                  SCHEDULE 1

   SHARES OWNED OF RECORD:

   ______ shares of IWO Class A Common Stock
   ______ shares of IWO Class B Common Stock
   ______ shares of IWO Class C Common Stock
   ______ shares of IWO Class D Common Stock
   ______ shares of IWO Class E Common Stock
   ______ shares of IWO Ordinary Common Stock

   SHARES OWNED BENEFICIALLY:

   ______ shares of IWO Class A Common Stock
   ______ shares of IWO Class B Common Stock
   ______ shares of IWO Class C Common Stock
   ______ shares of IWO Class D Common Stock
   ______ shares of IWO Class E Common Stock
   ______ shares of IWO Ordinary Common Stock
   Options to purchase ______ shares of IWO Class C Common Stock
   Warrants to purchase ______ shares of IWO Class B Common Stock
   Warrants to purchase ______ shares of IWO Class C Common Stock

                                                                        ANNEX D

                               SUPPORT AGREEMENT

                               December 19, 2001

IWO Holdings, Inc.
52 Corporate Circle
Albany, New York 12203
Ladies and Gentlemen:

   For the purpose of inducing IWO Holdings, Inc., a Delaware corporation ("IWO"), to enter into an Agreement and Plan of Merger (the "Merger Agreement") by and among US Unwired Inc., a Louisiana corporation ("USU"), Northeast Unwired Inc., a Delaware corporation and wholly-owned subsidiary of USU ("Merger Sub"), and IWO, pursuant to which Merger Sub will merge with and into IWO (the "Merger") and IWO's stockholders, subject to the terms of the Merger Agreement, will receive shares of common stock, $0.01 par value per share, of USU (the "USU Common Stock") in exchange for their shares of IWO capital stock, the undersigned stockholder of USU (the "Stockholder") confirms its agreement with you as follows:

    1. The Stockholder represents, warrants and agrees that Schedule 1 annexed hereto sets forth the shares of capital stock of USU of which the Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (such shares herein referred to as the "Shares") and the Stockholder is the lawful owner of the Shares, with sole and full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares with no limitations, qualifications or restrictions on such power, other than those limitations, qualifications or restrictions created by or arising pursuant to this Agreement or as set forth in the Shareholders Agreement dated as of October 29, 1999 by and among USU and certain of its stockholders, as amended by the First Amendment dated as of February 15, 2000 and by the Second Amendment dated as of May 16, 2000 (as so amended, the "Stockholders Agreement"); and except as set forth in Schedule 1 or pursuant to the Stockholders Agreement neither the Stockholder nor any of its affiliates owns or holds any rights to acquire any additional shares of capital stock of USU (other than pursuant to employee stock options or warrants outstanding as of the date hereof) or any interest therein or any voting rights with respect to any additional shares of capital stock of USU.

    2. Except as set forth in the Stockholders Agreement, the Shareholders Agreement dated as of September 24, 1999 by and among USU and certain of its stockholders, or the First Restated Articles of Incorporation of USU dated October 23, 2000 (the "USU Charter"), the Shares are owned free and clear of any rights of first refusal, co-sale rights, liens, rights to purchase or acquire, charges or other encumbrances and any voting agreements or restrictions with respect to voting, other than any of the foregoing created by or arising out of this Agreement.

    3. The Stockholder has the legal capacity and full power and authority to enter into and carry out the terms of this letter agreement and to perform its obligations hereunder. This letter agreement has been duly and validly authorized, executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms.

    4. The execution and delivery of this letter agreement by the Stockholder do not, and the performance of this letter agreement by the Stockholder will not, (i) conflict with or violate any governing instrument of the Stockholder if it is not a natural person, (ii) conflict with or violate any law applicable to the Stockholder or by which the Stockholder or any of its properties or assets is bound or affected, or (iii) require any consent, approval or notice under any law applicable to the Stockholder or by which any of its properties or assets is bound or affected.

    5. The Stockholder agrees that it will not, and will not permit any of its affiliates to, directly or indirectly (including, without limitation, through the disposition or transfer of any equity interest in another person) (a) transfer, assign, sell, grant any option with respect to, exchange, pledge or otherwise dispose of or encumber (collectively, "Transfer"), or enter into any agreement, arrangement or understanding with respect to a Transfer, any Shares or any interest therein or securities convertible thereinto or any voting rights with respect thereto other than (i) to its affiliates who execute a letter agreement substantially in the form of this letter agreement or (ii) with IWO's prior written consent, (b) grant any proxies, other than to IWO or pursuant to this letter agreement, or enter into any voting trust or other agreement, arrangement or understanding with respect to the voting of any Shares.

    6. The Stockholder agrees that, prior to the Effective Time (as defined in the Merger Agreement), it will convert each Share of class B common stock, $0.01 par value per share, of USU (the "USU Class B Common Stock") owned of record by such Stockholder into one Share of class A common stock, $0.01 par value per share, of USU (the "USU Class A Common Stock") in accordance with the provisions of the USU Charter.

    7. The Stockholder agrees, and will cause its affiliates, to cooperate fully with IWO in connection with the Merger Agreement and the transactions contemplated thereby. The Stockholder agrees that, during the term of this letter agreement, it will not, and will not permit any of its affiliates to, directly or indirectly (including through its directors, officers, employees or other representatives) solicit, initiate, encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to any recapitalization, merger, consolidation or other business combination involving USU, or acquisition of any capital stock (other than upon exercise of options to purchase USU Common Stock which are outstanding as of the date hereof) or any material portion of the assets (except for acquisition of assets in the ordinary course of business consistent with past practice) of USU, or any combination of the foregoing other than as permitted by the Merger Agreement (a "Competing Transaction"), or negotiate, explore or otherwise engage in discussions with any person (other than IWO or its directors, officers, employees, agents and representatives) with respect to any Competing Transaction or enter into any agreement, arrangement or understanding with respect to any Competing Transaction or agree to otherwise assist in the effectuation of any Competing Transaction; provided, however, that nothing herein shall prevent the Stockholder from taking any action, after having notified IWO thereof, or omitting to take any action solely as a member of the Board of Directors of USU required so as not to violate such Stockholder's fiduciary obligations as a director of USU after consultation with outside counsel.

    8. The Stockholder agrees that at any meeting of the stockholders of USU called to consider and vote to approve the issuance of shares of USU Common Stock pursuant to the Merger, the Reclassification (as defined below) and/or any Competing Transaction and at every adjournment or postponement thereof, or in connection with any written consent of stockholders of USU in lieu of such a meeting, all of the capital stock of USU, including the Shares (to the extent of its voting rights), beneficially owned by the Stockholder or its affiliates, or over which the Stockholder or any of its affiliates has voting power or control, directly or indirectly, will be voted (a) in favor of the issuance of shares of USU Common Stock pursuant to the Merger (regardless of whether USU recommends to its stockholders the approval of such issuance), (b) in favor of an amendment to the USU Charter renaming the USU B Common Stock and reclassifying the USU Class B Common Stock as one class of Common Stock of USU (the "Reclassification"), (c) against any Competing Transaction, and (d) against any action that is intended, or could reasonably be expected to, impede, frustrate, interfere with, impair, delay, adversely affect or prevent consummation of the Merger or any of the other transactions contemplated by the Merger Agreement.

    9. The Stockholder hereby appoints Christopher J. Stadler and Thomas J. Sullivan and each of them, as the proxy of the Stockholder, each with full power of substitution, to vote all of the capital stock of USU, including the Shares, over which the Stockholder has voting power or control at any meeting of stockholders of USU called to consider and vote to approve the issuance of the shares of USU

       Common Stock pursuant to the Merger, the Reclassification and/or any Competing Transaction, and at any adjournment or postponement thereof, and to execute any written consent of stockholders of USU in lieu of such meeting, with the same force and effect as such vote would have if the undersigned were personally present at such meeting or signed such consent, in favor of approval of such issuance and the Reclassification and against any Competing Transaction. This proxy, being coupled with an interest, is irrevocable.

   10. The Stockholder agrees that any shares of capital stock of USU that the Stockholder or any of its affiliates purchases or with respect to which the Stockholder or any of its affiliates otherwise acquires beneficial ownership after the date of this letter agreement, including, without limitation, shares issued upon the conversion, exercise or exchange, as the case may be, of securities held by the Stockholder or any of its affiliates which are convertible into, or exercisable or exchangeable for, shares of capital stock of USU, shall be subject to the terms and conditions of this Agreement to the same extent as if they constituted the Shares.

   11. The Stockholder hereby gives any consents, waivers or approvals that are required for the consummation of the Merger or the transactions contemplated by the Merger Agreement under the terms of any agreement to which the Stockholder is a party.

   12. The Stockholder is familiar with the terms and conditions of the Merger and the other transactions contemplated by the Merger Agreement and has had an opportunity to review the Merger Agreement.

   13. This Agreement shall terminate and shall have no further force or effect as of the earlier of (i) the date on which the Merger Agreement is validly terminated and (ii) the Effective Time (as defined in the Merger Agreement).

   14. If any term or other provision of this letter agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this letter agreement shall nevertheless remain in full force and effect.

   15. This letter agreement constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties or between any of them, with respect to the subject matter hereof.

   16. This letter agreement shall not be assigned by any party hereto by operation of law or otherwise. This letter agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this letter agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this letter agreement.

   17. The Stockholder hereby acknowledges and agrees that its failure to perform its agreements and covenants hereunder will cause irreparable injury to IWO for which damages, even if available, will not be an adequate remedy. Accordingly, the Stockholder hereby consents to the issuance of injunctive relief (including a temporary restraining order) to compel performance of its obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

   18. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this letter agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to this Agreement, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this paragraph 18 shall affect the right of any party hereto to service of legal process in any other manner permitted by law.

   19. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT.

   Please confirm that the foregoing correctly states the agreement between us by signing and returning to the Stockholder a counterpart hereof.

                                          Very truly yours,

                                          By:________________________________
                                          Print Name:________________________
                                          Address:___________________________

Confirmed on the date first written above:

IWO HOLDINGS, INC.

By: ___________________________________
Name: _________________________________
Title: ________________________________

                                  SCHEDULE 1

SHARES OWNED OF RECORD:

______ shares of Class A Common Stock
______ shares of Class B Common Stock

SHARES OWNED BENEFICIALLY:

______ shares of Class A Common Stock
______ shares of Class B Common Stock
Options to purchase ______ shares of Class A Common Stock

                                                                        ANNEX E

                                LOCK-UP LETTER
                             [Financial Investors]

                                                              December 19, 2001

U.S. UNWIRED INC.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Dear Sirs:

   Reference is hereby made to that certain Agreement and Plan of Merger (as the same may be amended, the "Agreement"), by and between U.S. UNWIRED INC. ("USU"), a Louisiana corporation, NORTHEAST UNWIRED INC., a Delaware corporation and wholly-owned indirect subsidiary of Saints ("Merger Sub") and IWO HOLDINGS, INC. ("IWO"), a Delaware corporation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement. This letter agreement represents an agreement between the undersigned and USU regarding certain rights and obligations of the undersigned in connection with (i) shares of USU Common Stock to be received by the undersigned in the Merger and (ii) warrants, if any, to purchase shares of USU Common Stock to be received by the undersigned in the Merger and shares of USU Common Stock issuable upon exercise thereof (collectively, the "Merger Securities").

   In connection with the transactions contemplated by the Agreement and in consideration of the representations, covenants and agreements set forth herein and in the Agreement, the undersigned hereby agrees that he, she or it will not, directly or indirectly, for a period beginning at the Effective Time and ending 241 days thereafter offer, sell, contract to sell, transfer, assign, pledge, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of (collectively, "Transfer") any Merger Securities without the prior written consent of USU; provided, however, that nothing contained herein shall prohibit (i) the exercise of stock options, warrants, or other purchases of USU Common Stock, (ii) the transfer of USU Common Stock (A) by way of bona fide gifts, (B) to immediate family members or a trust for the undersigned and/or their benefit, (C) to affiliates of the undersigned or (D) to a non-U.S. entity with respect to which the undersigned or an affiliate thereof has an administrative relationship, if in each case the transferee agrees, in writing delivered to USU concurrently with such transfer, to be bound by the terms of this letter, or (iii) the exercise by the undersigned of rights of the undersigned under the Registration Rights Agreement between USU and the undersigned or the sale by the undersigned of shares of USU Common Stock pursuant to the exercise by the undersigned of such rights, including without limitation participation in any underwritten offerings as set forth in the Registration Rights Agreement.

   The foregoing Transfer restrictions are expressly agreed to preclude (during the applicable period and with respect to the applicable percentage of Merger Securities as provided in this letter agreement) the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the undersigned's Merger Securities even if such securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the undersigned's Merger Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the undersigned's Merger Securities.

   Notwithstanding anything in this letter or the Agreement to the contrary:
(i) in the event that a Qualified Underwritten Offering has been consummated within 120 days after the Effective Time, all of the undersigned's Merger Securities shall automatically be released from the Transfer restrictions set forth in this letter at the expiration of the underwriters lock-up required in connection with the Qualified Underwritten Offering (which will not exceed a period of 90 days after pricing of the Qualified Underwritten Offering); and
(ii) in the event that a Qualified Underwritten Offering has not been consummated within 120 days after the Effective Time, then, (A) 35% of the undersigned's Merger Securities shall automatically be released from the Transfer restrictions set forth in this letter on the date that is 121 days after the Effective Time, (B) an additional 35% of the undersigned's Merger Securities shall automatically be released from such Transfer restrictions on the date that is 181 days after the Effective Time and (C) the remainder of the undersigned's Merger Securities shall automatically be released from such Transfer restrictions on the date that is 241 days after the Effective Time. For purposes of calculating an applicable percentage of the undersigned's Merger Securities, any warrants to purchase USU Common Stock received by the undersigned in the Merger shall be deemed fully exercised. As used herein, a "Qualified Underwritten Offering" shall mean an underwritten public offering in which shares of USU Common Stock having a market value based on gross proceeds of $50 million or more in the aggregate are sold.

   The undersigned consents to the entry of stop-transfer instructions with USU's transfer agent against the transfer of, and authorizes USU to cause the transfer agent to decline to transfer, any of the undersigned's Merger Securities if such transfer would constitute a violation or breach of the agreements set forth herein in the reasonable opinion of USU.

   The undersigned hereby represents and warrants that, if the undersigned is an entity, the undersigned has full power and authority to enter into the agreements set forth herein on behalf of such entity. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

   This letter will terminate upon any valid termination of the Merger Agreement prior to the Effective Time.

   The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of USU Common Stock.

                                          Very truly yours,

                                          [Name of Entity, if Applicable]

                                          By: _________________________________
                                          Name: _______________________________
                                          [Its: _______________________________

                                                                        ANNEX F

                                LOCK-UP LETTER
                           [Non Financial Investors]

                                                              December 19, 2001

US UNWIRED INC.
901 Lakeshore Drive
Lake Charles, Louisiana 70601

Dear Sirs:

   Reference is hereby made to that certain Agreement and Plan of Merger (as the same may be amended, the "Agreement"), by and between US UNWIRED INC. ("USU"), a Louisiana corporation, NORTHEAST UNWIRED INC., a Delaware corporation and wholly-owned indirect subsidiary of Saints ("Merger Sub") and IWO HOLDINGS, INC. ("IWO"), a Delaware corporation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement. This letter agreement represents an agreement between the undersigned and USU regarding certain rights and obligations of the undersigned in connection with (i) shares of USU Common Stock to be received by the undersigned in the Merger and (ii) options and warrants, if any, to purchase shares of USU Common Stock to be received by the undersigned in the Merger and shares of USU Common Stock issuable upon exercise thereof (collectively, the "Merger Securities").

   In connection with the transactions contemplated by the Agreement and in consideration of the representations, covenants and agreements set forth herein and in the Agreement, the undersigned hereby agrees that he, she or it will not, directly or indirectly, for a period beginning at the Effective Time and ending 301 days thereafter offer, sell, contract to sell, transfer, assign, pledge, make any short sale of, loan, grant any option for the purchase of, or otherwise directly or indirectly dispose of (collectively, "Transfer") any Merger Securities without the prior written consent of USU; provided, however, that nothing contained herein shall prohibit (i) the exercise of stock options, warrants, or other purchases of USU Common Stock, (ii) the transfer of USU Common Stock (A) by way of bona fide gifts, (B) to immediate family members or a trust for the undersigned and/or their benefit, (C) to affiliates of the undersigned or (D) to a non-U.S. entity with respect to which the undersigned or an affiliate thereof has an administrative relationship, if in each case the transferee agrees, in writing delivered to USU concurrently with such transfer, to be bound by the terms of this letter, or (iii) the exercise by the undersigned of rights of the undersigned under the Registration Rights Agreement between USU and the undersigned or the sale by the undersigned of shares of USU Common Stock pursuant to the exercise by the undersigned of such rights, including without limitation participation in any underwritten offerings as set forth in the Registration Rights Agreement.

   The foregoing Transfer restrictions are expressly agreed to preclude (during the applicable period and with respect to the applicable percentage of Merger Securities as provided in this letter agreement) the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the undersigned's Merger Securities even if such securities would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include, without limitation, any short sale or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any of the undersigned's Merger Securities or with respect to any security that includes, relates to, or derives any significant part of its value from the undersigned's Merger Securities.

   Notwithstanding anything in this letter or the Agreement to the contrary and subject to a 90-day underwriters lock-up (if required) provided for in the Registration Rights Agreement in connection with any underwritten offering, (i) 20% of the undersigned's Merger Securities shall automatically be released from the

Transfer restrictions of this letter on the date that is 120 days after the Effective Time; (ii) an additional 30% of the undersigned's Merger Securities shall automatically be released from such Transfer restrictions on the date that is 211 days after the Effective Time and (iii) the remainder of the undersigned's Merger Securities shall automatically be released from such Transfer restrictions on the date that is 301 days after the Effective Time. For purposes of calculating an applicable percentage of the undersigned's Merger Securities, any options and warrants to purchase USU Common Stock received by the undersigned in the Merger shall be deemed fully exercised.

   The undersigned consents to the entry of stop-transfer instructions with USU's transfer agent against the transfer of, and authorizes USU to cause the transfer agent to decline to transfer, any of the undersigned's Merger Securities if such transfer would constitute a violation or breach of the agreements set forth herein in the reasonable opinion of USU.

   The undersigned hereby represents and warrants that, if the undersigned is an entity, the undersigned has full power and authority to enter into the agreements set forth herein on behalf of such entity. All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors, and assigns of the undersigned.

   This letter will terminate upon any valid termination of the Merger Agreement prior to the Effective Time.

   The undersigned acknowledges that the undersigned has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of USU Common Stock.

                                          Very truly yours,

                                          [Name of Entity, if Applicable]

                                          By: _________________________________
                                          Name: _______________________________
                                          [Its: _______________________________

                                                                        ANNEX G

                             STANDSTILL AGREEMENT

   This Standstill Agreement, dated as of December 19, 2001, among US Unwired, Inc., a Louisiana corporation ("USU"), and Alloway Limited, Carrigan Limited, Frankfort Limited, Paugus Limited, Equity IWO Limited, Wireless IIP Limited, Wireless Equity Limited, Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless International Limited, New IWO Equity Limited, New Wireless IIP Limited, New Equity IWO Limited, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment Equity Limited, Investcorp IWO Limited Partnership (the "Stockholders").

   WHEREAS, USU, Northeast Unwired Inc., a Delaware corporation and indirect wholly owned Subsidiary of USU ("Merger Sub") and IWO Holdings, Inc., a Delaware corporation ("IWO") are concurrently entering into that certain Agreement and Plan of Merger ("Merger Agreement");

   WHEREAS, pursuant to the Merger Agreement, at the Closing Date, Stockholder and its Affiliates will acquire shares of the Common Stock; and

   WHEREAS, the parties' entering into this Standstill Agreement is a condition to the parties entering into the Merger Agreement.

   NOW, THEREFORE, USU and Stockholders, intending to be legally bound, hereby agree, effective as of the Effective Time (as defined herein), as follows:

                                   SECTION 1

                             STANDSTILL PROVISIONS

   Section 1.01 Acquisition and Transfer of Voting Securities.

   (a) Stockholders, together with their Affiliates, shall not hold or acquire beneficial ownership of any Voting Securities other than the securities to be issued to the Stockholders in the Merger (the "Merger Securities") and any Voting Securities issued as dividends on or distributed in respect of such securities. If at any time Stockholders become aware that they and their Affiliates are not in compliance with the foregoing, then they shall promptly notify USU, and Stockholders shall promptly take all actions necessary to comply with this Section 1.01(a).

   (b) Stockholders covenant and agree that neither they nor any of their Affiliates will knowingly, after due inquiry, Transfer any shares of Voting Securities to any Person or 13D Group which would, immediately following such Transfer, Beneficially Own in excess of 15% of the outstanding Voting Securities, except for (i) Transfers to an Affiliate of the Stockholders who agrees in writing to be bound by the terms of this Standstill Agreement, (ii) Transfers pursuant to a bona fide underwritten public offering of Voting Securities, (iii) Transfers to any investment company registered under the Investment Company Act of 1940, (iv) Transfers to any stockholder of USU who Beneficially Owns as of the date hereof in excess of 10% of the outstanding Voting Securities.

   Section 1.02. Further Restrictions on Conduct. Stockholders covenant and agree that:

   (a) Neither Stockholders nor any of their Affiliates shall (i) deposit any Voting Securities Beneficially Owned by any of them into any voting trust or
(ii) subject any such Voting Securities to any proxy (other than a revocable proxy granted to any director, officer or employee of Stockholder or USU, or any counsel for

Stockholders, in each case solely for the limited purpose of voting the Voting Securities, the voting direction for which has been given by Stockholders), agreement or commitment (written or otherwise) Transferring control of the voting of, or the right to consent with respect to, such Voting Securities to any Person that is not an Affiliate of such Stockholder or other agreement or commitment (written or otherwise) having similar effect;

   (b) Neither Stockholders nor any of their Affiliates shall initiate or propose any stockholder proposal or action (except to the Board of Directors in a manner that does not require or result in disclosure publicly or to third parties) or make any "solicitation" of "proxies" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) with respect to the voting of or consenting with respect to, any Voting Securities, or become a "participant" in a "solicitation" (as such terms are defined in Regulation 14A under the Exchange Act, as in effect on the date hereof) in any election contest with respect to the election or removal of any director of USU or in opposition to the recommendation of the majority of the directors of USU with respect to any other matter or make any public statement (or take any action which would require or result in disclosure publicly of their position) regarding any of the foregoing; provided that the prohibitions in this Section 1.02(b) shall terminate and be of no effect during any period in which USU shall be in breach of Section 6.13 of the Merger Agreement.

   (c) Neither Stockholders nor any of their Affiliates shall form, join or participate in a 13d Group (other than among themselves) with respect to acquiring, disposing or voting of Voting Securities;

   (d) Neither Stockholders nor any of their Affiliates shall initiate (or solicit other Persons to initiate) or make any public statement regarding any tender or exchange offer for Voting Securities or other securities of USU or any of its Subsidiaries, or any Business Combination or recapitalization, restructuring, liquidation or dissolution involving USU or any of its Subsidiaries; and

   (e) Neither Stockholders nor any of their Affiliates shall request USU (or any of its directors, officers, employees or agents), directly or indirectly, to amend or waive any of the provisions of this Standstill Agreement (except in a manner that does not require or result in disclosure publicly or to third parties).

   Section 1.03 Term. The obligations and restrictions imposed on the Stockholders pursuant to this Agreement shall expire automatically 2 years after the Effective Time.

   Section 1.04 Legends. Stockholders agree that stop transfer instructions reflecting the terms of this Standstill Agreement will be given to USU transfer agent with respect to the Shares and that there will be placed on the certificates representing such Shares an appropriate legend to endure compliance with the terms of this Standstill Agreement. USU agrees to take such steps as are necessary such that such instructions and legends will be removed effective as of the time the restrictions imposed by this Agreement no longer apply.

   Section 1.05 Early Termination for Certain Stockholders. Effective immediately upon an Investcorp Client Distribution, the Stockholders listed on Schedule A hereto (the "Client Stockholders") will cease to be Stockholders for purposes of this Agreement and be free of all obligations and restrictions imposed by this Agreement with respect to shares which are the subject of the Investcorp Client Distribution. As used herein, an "Investcorp Client Distribution" shall be deemed to occur at such time as the Client Stockholders have distributed their Voting Shares to shareholders of the Client Stockholders provided that the timing of such event and the number of Voting Shares affected thereby are in compliance with the Lock-Up Letter executed by the Stockholders of even date herewith.

                                   SECTION 2

                        REPRESENTATIONS AND WARRANTIES

   Section 2.01 Representations and Warranties of USU. USU represents and warrants to Stockholders that (a) USU is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has the corporate power and authority to enter into this Standstill Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Standstill Agreement by USU and the consummation by USU of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of USU and no other corporate proceedings on the part of USU are necessary to authorize this Standstill Agreement or any of the transactions contemplated hereby, and (c) this Standstill Agreement has been duly executed and delivered by USU and constitutes a valid and binding obligation of USU, and is enforceable against USU in accordance with its terms.

   Section 2.02 Representations and Warranties of Stockholders. Stockholders represent and warrant to USU that (a) each of the Stockholders is a corporation or other entity duly organized, validly existing and in good standing under the laws of its state of incorporation or formation and has the power and authority to enter into this Standstill Agreement and to carry out its obligations hereunder, (b) the execution and delivery of this Standstill Agreement by each of the Stockholders and the consummation thereby of the transactions contemplated hereby have been duly authorized by all necessary action on its part and no other proceedings on its part are necessary to authorize this Standstill Agreement or any of the transactions contemplated hereby, and
(c) this Standstill Agreement has been duly executed and delivered by each of the Stockholders and constitutes a valid and binding obligation of each of them, and is enforceable against each of them in accordance with its terms.

                                   SECTION 3

                                 MISCELLANEOUS

   Section 3.01 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given upon receipt, if delivered personally, mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like changes of address) or sent by electronic transmission to the telecopier number specified below:

   (a) If to any of the USU, to:

          US Unwired Inc.
          901 Lakeshore Drive
          Lake Charles, LA 70601
          Attention: Thomas G. Henning
          Telecopier No.: (337) 310-3479

   (b) If to Stockholders:

          IWO Holdings, Inc.
          52 Corporate Circle
          Albany, New York 12203
          Attention: Michael Cusack
          Telecopier No.: (518) 218-0381

or such address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto. Each such notice, request or other communication shall be effective when delivered personally, telegraphed, or telecopies, or, if mailed, five business days after the date of the mailing.

   Section 3.02 Amendments; No Waivers.

   (a) Any provision of this Standstill Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

   (b) No failure or delay by any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Standstill Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

   Section 3.03 Successors and Assigns. The provisions of this Standstill Agreement shall be binding upon and inure to the benefit of each party hereto and their respective successors and permitted assigns.

   Section 3.04 Governing Law; Consent to Jurisdiction; Venue.

   (a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Law.

   (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the state courts of Delaware and to the jurisdiction of the United States District Court for the District of Delaware, for the purpose of any action or proceeding arising out of or relating to this Agreement and each of the parties hereto irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined exclusively in any Delaware state or federal court sitting in the City of Wilmington, Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

   (c) Each of the parties hereto irrevocably consents to the service of any summons and complaint and any other process in any other action or proceeding relating to the Merger, on behalf of itself or its property, by the personal delivery of copies of such process to such party. Nothing in this Section 3.04 shall affect the right of any party hereto to service legal process in any other manner permitted by law.

   Section 3.05 Waiver of Trial by Jury. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

   Section 3.06 Counterparts; Effectiveness. This Standstill Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Standstill Agreement shall become effective when each party hereto shall have received counterparts thereof signed by the other party hereto.

   Section 3.07 Specific Performance. The parties hereto each acknowledge and agree, and agree not to assert otherwise in any proceeding, that a breach or threatened breach of any of the provisions of this Standstill Agreement by a party will cause irreparable injury to the other parties to this Standstill Agreement for which remedies at law would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any of them of the provisions of this Standstill Agreement, in addition to any remedies at law, the aggrieved party, without posting any bond and without any showing of irreparable injury, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available. The provisions of this Section 3.07 are without prejudice to any other rights that the parties hereto may have for any breach of this Standstill Agreement. The parties further agree not to assert in any proceeding that grounds for any equitable relief are not satisfied.

   Section 3.08 Severability. If any term, provision, covenant or restriction of this Standstill Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Standstill Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, provided that the parties hereto shall negotiate in good faith to attempt to place the parties in the same position as they would have been in had such provision not been held to be invalid, void or unenforceable.

   Section 3.09 Non-Exclusivity. No action or transaction taken in accordance with the express provisions of, and as expressly permitted by, any provision of this Standstill Agreement shall be treated as a breach of any other provision of this Standstill Agreement, notwithstanding that such action or transaction shall not have been expressly excepted from such latter provision.

                                   SECTION 4

                                  DEFINITIONS

   For purposes of this Standstill Agreement, the following terms shall have the following meanings:

   "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act (as in effect on the date of this Standstill Agreement).

   "Beneficially Own" or "Beneficial Ownership" with respect to any securities shall mean having "beneficial ownership" of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), including pursuant to any agreement, arrangement or understanding, whether or not in writing.

   "Business Combination" shall mean any merger, consolidation, share, exchange, or similar business combination transaction or any transfer, assignment, conveyance, lease or other disposition by a referenced Person of all or substantially all of its assets.

   "Board of Directors" shall mean the board of directors of USU.

   "Common Stock" shall mean shares of Common Stock, par value $0.01 per share, of USU.

   "Closing Date" shall have the meaning set forth in the Merger Agreement.

   "Effective Time" shall have the meaning set forth in the Merger Agreement.

   "Exchange Act" shall mean the Securities Exchange Act of 1934.

   "Person" shall mean any individual partnership (limited or general), joint venture, limited liability company, corporation, trust, business trust, unincorporated organization, government or department or agency of a government.

   "Subsidiary" shall mean, as to any Person, any Person at least a majority of the shares of stock or other equity interests of which having general voting power under ordinary circumstances to elect a majority of the board of directors (or comparable governing body) thereof (irrespective of whether or not at the time stock or equity of any other class or classes shall have or might have voting power by reason of the happening of any contingency) is, at the time as of which the determination is being made, owned by such Person, or one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries.

   "13d Group" shall mean any group of Persons acquiring, holding, voting or disposing of securities which would be required under Section 13(d) of the Exchange Act and the rules and regulations thereunder (as in effect, and based on legal interpretations thereof existing, on the date hereof) to file a statement on Schedule 13D with the Securities and Exchange Commission as a "person" within the meaning of Section 13(d)(3) of the Exchange Act if such group beneficially owned securities representing more than 5% of any class of securities then outstanding.

   "Transfer" shall mean any sale, exchange, transfer, pledge, encumbrance or other disposition, and "to Transfer" shall mean to sell, exchange, transfer, pledge, encumber or otherwise dispose of.

   "Voting Securities" shall mean at any time shares of any class of capital stock of USU that are then entitled to vote generally in the election of directors.

                                  SCHEDULE A

                        INVESTCORP CLIENT STOCKHOLDERS

                        Wireless International Limited
                        Wireless Equity Limited
                        Wireless Holdings Limited
                        Wireless Investments Limited
                        IWO Equity Limited
                        IWO Investments Limited
                        Cellular Equity Limited
                        Mobile Holdings Limited
                        Wireless IIP Limited
                        Equity IWO Limited
                        New IWO Equity Limited
                        New Wireless IIP Limited
                        New Equity IWO Limited

   IN WITNESS WHEREOF, the parties hereto have caused this Standstill Agreement to be executed as of the date first referred to above.

                                          STOCKHOLDERS

                                          Name:
                                          By: _________________________________

                                          Name:
                                          By:________________________________

                                          Name:
                                          By:________________________________

                                          US UNWIRED INC.

                                          By:________________________________

                   [Signature Page to Standstill Agreement]

                                                                        ANNEX H

                         REGISTRATION RIGHTS AGREEMENT

   This REGISTRATION RIGHTS AGREEMENT, dated as of       , 2002 (this
Agreement), is by and among US Unwired Inc., a Louisiana corporation ("Issuer"), and the following:

   Investcorp IWO Limited Partnership, Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment Equity Limited, Alloway Limited, Carrigan Limited, Frankfort Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited, Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited, Equity IWO Limited, New IWO Equity Limited, New Wireless IIP Limited and New Equity IWO Limited (collectively, "Investcorp");

   Odyssey Investment Partners Fund, LP and Odyssey Coinvestors, LLC (collectively, "Odyssey");

   Paribas North America Inc., TCW/Crescent Mezzanine Trust II, TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Leveraged Income Trust, LP, TCW/Crescent Leveraged Income Trust II, LP and TCW/Crescent Leveraged Income Trust IV, LP (collectively, the "Financial Investors");

   Solon Kandel, J.K. Hage III, Steven Nielsen, Delhi PCS Inc., Dry Brook Holdings LLC, MTC North Inc., Newport PCS Inc., Finger Lakes Technologies Group Inc., Adirondack Capital LLC, Cerberus Investments LP and Charles Lane (collectively, "IWO Founders"); and

   the Henning Family Members, as defined herein.

   WHEREAS, Issuer is a party to an Agreement and Plan of Merger, dated as of December 19, 2001 (the "Merger Agreement"), by and among Issuer, Merger Sub (as defined in the Merger Agreement) and IWO Holdings, Inc., a Delaware corporation ("IWO"), which provides for the merger of Merger Sub with and into IWO (the "Merger"); and

   WHEREAS, as a condition to the Merger, Issuer has agreed to provide certain registration rights as set forth herein.

   NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

   "best efforts" shall mean reasonable best efforts.

   "1818 Fund" shall mean The 1818 Fund III, L.P., a Delaware limited partnership and its successors.

   "1818 RRA" shall mean the Registration Rights Agreement between the Issuer and 1818 Fund dated as of October, 29, 1999, as amended by a First Amendment dated as of February 15, 2000, and a Second Amendment dated as of June 9, 2000, and as further amended from time to time.

   "1818 RRA Parties" means, collectively, 1818 Fund and the other parties which have registration rights pursuant to the 1818 RRA (not including any future amendment thereof).

   "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

   "Governmental Entity" shall mean any court, department, body, board, bureau, administrative agency or commission or other governmental authority or instrumentality.

   "Holders" means, as of any date of determination, the holders of Registrable Securities, provided that the rights of Transferees of the Holders shall be limited as provided in Section 8(h).

   "Issuer Common Stock" shall mean the Class A Common Stock, the Class B Common Stock and each other class of capital stock of the Issuer that does not have a preference over any other class of capital stock of the Company as to dividends or upon liquidation, dissolution or winding up of the Company and, in each case, shall include any other class of capital stock of the Company into which such stock is reclassified or reconstituted.

   "Issuer Common Stock Equivalents" shall mean any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Issuer Common Stock.

   "Issuer Founders" means William L. Henning, Lena B. Henning, William L. Henning, Jr., John A. Henning and Thomas G. Henning (collectively, "Henning Family Members") and the descendents of each of them; Thomas D. Henning; any trustee (including without limitation Sandy Britnell, as trustee of the William
L. Henning Grantor Retained Annuity Trust and the Lena B. Henning Grantor Retained Annuity Trust), custodian, guardian or other similar fiduciary holding securities for the benefit of any one or more Henning Family Members and/or their descendants; and Cameron Communications Corporation.

   "Person" shall mean an individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Exchange
Act), trust, joint venture, business trust or unincorporated organization, or a Governmental Entity or any other entity of any nature whatsoever.

   "Registrable Securities" shall mean: (a) shares of Issuer Common Stock that are issued to Investcorp, Odyssey, the Financial Investors and the IWO Founders in the Merger or pursuant to any Issuer Common Stock Equivalent that is issued to any of them in the Merger or pursuant to the Merger Agreement; (b) shares of Issuer Common Stock owned by the Issuer Founders as of the date of this Agreement or acquired by any of them from any other of them thereafter; and (c) up to 5,500,000 shares of Issuer Common Stock that are issued (or issuable with respect to any Common Stock Equivalents that are issued) pursuant to the transaction described in Schedule A to this Agreement and, in each such case described in (a), (b) or (c), any securities issued or distributed in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, share exchange or other similar reorganization or business combination. As to any particular Registrable Securities, once issued, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by the applicable Holder of such securities has become effective under the Securities Act and such securities have been disposed of in accordance with such registration statement; (ii) such securities have been distributed to the public pursuant to Rule 144 or 145 (or any successor provision) under the Securities Act; (iii) with respect to any Holder, (A) such Holder is permitted to sell all such Registrable Securities held by such Holder to the public at one time in a transaction that is exempt under Section 4 of the Securities Act or any successor provision (including, without limitation, by operation of Rule 144 or 145 or any successor provision under that Act) from registration or further registration under that Act, and (B) at least one year has elapsed from the Effective Time of the Merger; or (iv) such securities have ceased to be outstanding.

   "Registration Expenses" shall mean all expenses incident to Issuer's performance of or compliance with this Agreement, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. (the "NASD") registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws (including, without limitation, reasonable fees and disbursements of counsel for any underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange or national market system, fees and disbursements of counsel for Issuer and all independent certified public accountants for Issuer (including the expenses of any annual audit, special audit and cold comfort letters required by or incident to such performance and compliance), securities laws liability insurance (if Issuer so desires), the fees and disbursements of underwriters (including, without limitation, all fees and expenses of any qualified independent underwriter required by the rules of the NASD) customarily paid by issuers or sellers of securities in public equity offerings (excluding, for the sake of clarity, the fees and expenses of counsel for the Underwriters or any qualified independent underwriter), the reasonable fees and expenses of any special experts retained by Issuer in connection with such registration, fees and expenses of other persons retained by Issuer, and the reasonable fees and expenses of one counsel to the selling Holders selected by Holders of a majority of the shares to be included in such registration ("Selling Holders Counsel"); provided, however, that the term Registration Expenses shall not include any underwriting discounts or commissions or transfer taxes, if any, attributable to the sale of Registrable Securities or the out-of-pocket expenses of any Holder (including, without limitation, the fees and expenses of counsel for such Holder other than as expressly provided above), all of which shall be borne by the Holder who or which incurs them.

   "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act or the Exchange Act.

   "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute then in effect, and a reference to a particular section thereof shall be deemed to include a reference to the comparable section, if any, of any such similar federal statute.

   "shares" means the shares or other units into which equity securities are divided.

   "Transferee" shall mean any Person to whom Registrable Securities are transferred, other than a transfer pursuant to Rule 144 or 145 or to a sale that is registered under the Securities Act.

2.  Demand Registration.

   (a) Underwritten Offering. Upon the written demand of Investcorp, timely made as provided below, requesting that Issuer effect the registration under the Securities Act of an underwritten offering having an aggregate market value on the date of such demand of at least $50 million of which at least $25 million shall consist of Registrable Securities (based on the closing trading price of the Issuer's Common Stock on the trading day before the date of such demand) (the "Underwritten Offering"), Issuer will (i) notify each Holder of such request and afford each Holder the opportunity to include such Holder's Registrable Securities in such registration in such amount (up to the full amount of such Holder's Registrable Securities, subject to the provisions of this Agreement) as may be specified by written notice to the Issuer and Investcorp within 15 days of receipt of the notice from the Issuer and (ii) use its best efforts to effect the registration under the Securities Act of such Underwritten Offering including to the extent set forth in this Agreement the Registrable Securities requested by Holders. Investcorp and Issuer shall consult with one another prior to, and throughout, the registration and offering process to coordinate the timing of the proposed offering taking into consideration, among other things, the existence of any material business combination discussions that may be ongoing or other material non-public information affecting Issuer the disclosure of which could, in the reasonable judgment of Issuer's management, adversely affect such discussions or Issuer's business. Issuer shall have no obligation to file such registration statement unless the demand for filing is made in sufficient time to reasonably permit the securities covered thereby to be priced and sold not later than 120 days after the Effective Time (as defined in the Merger Agreement) of the Merger, and Issuer shall be entitled, in its sole discretion, to terminate such offering and deregister all shares covered thereby which have not been sold within such number of days after the Effective Time of the Merger as is equal to 120 plus any number of days the offering has been delayed due to timing considerations described in the preceding sentence or in Section 7(c). Adequate procedures shall be used to ensure that all Holders shall have an opportunity to elect to have shares included in the Underwritten Offering to the extent permitted by this Agreement.

   (b) Additional Request for Registration. In addition to the Underwritten Offering, at any time on or after either January 1, 2003 if the Underwritten Offering has been consummated or 180 days after the Effective Time (as defined in the Merger Agreement) if the Underwritten Offering has not been consummated, upon the written demand of a Requesting Party (defined below) made within four years after the Effective Time of the Merger, demanding that Issuer effect the registration under the Securities Act of all of the Registrable Securities held by the Requesting Party and the other Holders, or of any part thereof, and specifying the intended method of disposition thereof, Issuer will use its best efforts to effect the registration under the Securities Act of such Registrable Securities (which registration may also include any additional number of shares of Issuer Common Stock which Issuer or any other shareholder of Issuer (as determined by it) proposes to include therein, except that any such additional shares may be included in any underwritten offering only to the extent and subject to the limitations and priorities provided in Section 2(e)). Promptly after receipt of such request, Issuer shall notify the Holders of its intent to make such request and afford such Holders the opportunity to include Registrable Securities in such request. The Requesting Party and Issuer shall consult with one another prior to, and throughout, the registration process to coordinate the timing of the proposed offering taking into consideration, among other things, the existence of any material business combination discussions that may be ongoing or other material non-public information affecting Issuer the disclosure of which could, in the reasonable judgment of Issuer's management, adversely affect such discussions or Issuer's business. Issuer shall not be required to effect more than one registration pursuant to this
Section 2(b) if the Underwritten Offering is consummated under Section 2(a), and shall not be required to effect more than two registrations pursuant to this Section 2(b) if the Underwritten Offering is not consummated under Section 2(a). Notwithstanding the foregoing, in no event shall Issuer have any obligation to effect an underwritten public offering under this Section 2(b) unless the amount of the Registrable Securities to be included in such offering would result in aggregate proceeds (determined at the time of the initial filing of the registration statement relating thereto) in excess of $25 million; and in no event shall Issuer have any obligation to include in a non-underwritten offering under this Section 2(b) any Registrable Securities that are included in the registration statement described in Section 2(i), unless the method of distribution chosen for such Registrable Securities cannot be effected pursuant to such registration statement described in Section 2(i). For purposes of this Section 2(b), "Requesting Party" means: (i) Investcorp, as long as it continues to own at least 25% of the Registrable Securities held by it immediately after the Effective Time of the Merger; (ii) if Investcorp no longer qualifies as the Requesting Party, then Odyssey, but only as long as Odyssey, Investcorp and the Financial Investors continue to own in the aggregate at least 25% of the Registrable Securities held by them in the aggregate immediately after the Effective Time of the Merger; (iii) if neither Investcorp nor Odyssey qualifies as the Requesting Party, then Holders of at least 51% of the Registrable Securities held by the IWO Founders; and (iv) if no party or parties are entitled to be the Requesting Party pursuant to clauses
(i), (ii) or (iii) above, then Holders of at least 51% of the Registrable Securities.

   (c) Registration Statement Form. If any registration requested pursuant to this Section 2 which is proposed by Issuer to be effected by the filing of a registration statement on Form S-3 (or any successor or similar short-form registration statement) shall be in connection with an underwritten public offering, and if the managing underwriter shall advise Issuer in writing that, in its opinion, the making of additional disclosures required by another form of registration statement is of material importance to the success of such proposed offering, then Issuer shall cooperate with the managing underwriters to provide such additional disclosures.

   Issuer agrees to include in any registration statement all information which, in the reasonable opinion of counsel to the underwriters (or the Requesting Holder, in the case of a registration demanded under Section 2(b) that is not an underwritten offering) is required to be included.

   (d) Effective Registration Statement. A registration requested pursuant to
Section 2(a) or 2(b) shall not be deemed to have been effected:

      (i) unless a registration statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act until such time (not later than 120 days after the effective date of the registration statement) as all of such Registrable Securities have been disposed of in accordance with the intended methods of disposition thereof set forth in such registration statement, other than primarily as a result of acts or omissions of any selling Holder or any authorized agent thereof;

      (ii) if, after it has become effective, such registration is interfered with by any stop order, injunction or other order or requirement of the SEC or other Governmental Entity for any reason not attributable to any selling Holder or any of its Affiliates (as defined in the Merger Agreement), and such interference prevents the disposition of the Registrable Securities covered by such registration statement; or

      (iii) if the conditions to closing specified in the underwriting agreement, if any, entered into in connection with such registration are not satisfied or waived, unless any failure to satisfy such a condition is attributable to any selling Holder or any of its Affiliates (as defined in the Merger Agreement).

   (e) Priority in Requested Registrations. If a requested registration pursuant to Section 2(a) or 2(b) is the Underwritten Offering or involves an underwritten offering and the managing underwriter (in consultation with the underwriter appointed by the Requesting Holder pursuant to Section 2(h) below) advises Issuer and the Holders whose shares are included therein in writing that, in its opinion, the number of equity securities requested to be included in such registration exceeds the largest number of shares (such amount, the "Maximum Shares" for purposes of Section 2) which can be sold without reasonably expecting to have an adverse effect on such offering, including the price at which such equity securities can be sold, the number of such equity securities to be included in such underwritten offering shall be reduced, and Issuer shall include in such underwritten offering a number of equity securities in accordance with the following order of priority:

      (i) The first priority shall include two categories, as follows:

          (A) The first category shall cover 85% of the Maximum Shares, and the shares available to this category shall be allocated among Investcorp, Odyssey, each of the Financial Investors, and the Holders of Registrable Securities referred to in clause (c) of the definition of Registrable Securities ("Other Investors" and, together with Investcorp, Odyssey, and the Financial Investors, the "First Category Holders") prorata, in the proportion that the Applicable Shares (defined below) owned (defined below) by each of them who has requested that shares be included in such registration bears to the total Applicable Shares owned by all of them who have requested that shares be included in such registration. If the number of shares so allocated to any such person exceeds the number which such person has requested to be included, such excess shall be reallocated to the remainder of such persons according to the same principles, which shall continue to be applied until all shares available to this category have been allocated.

          (B) The second category shall cover 15% of the Maximum Shares, and the shares available to this category shall be allocated among each Holder (other than First Category Holders) as follows: 50% of the second category shares shall be allocated to the Issuer Founders in accordance with any method of allocation determined by Holders of a majority in interest of Registrable Securities then held by the Henning Family Members, and the remaining 50% shall be allocated to the IWO Founders prorata, in the proportion that the Applicable Shares (defined below) owned by each of them who has requested that shares be included in such registration bears to the total Applicable Shares owned by all of them who have requested that shares be included in such registration. If the number of shares so allocated to any such person exceeds the number which such person has requested to be included, such excess shall be reallocated to the remainder of such persons according to the same principles, which shall continue to be applied until all shares available to this category have been allocated.

   As used in Section 2(e), shares are "owned" by the person who has direct investment power with respect to them; and "Applicable Shares" means the number of Registrable Securities then owned by a Holder. The total shares included in an underwritten offering in accordance with this clause (i) are the "First Priority Shares." Notwithstanding the foregoing, it shall be a condition of the inclusion of shares by each of the Issuer Founders (other than the Henning Family Members) and the Other Investors that such person shall have delivered to Issuer an instrument in writing (in a form reasonably acceptable to Issuer) by which such person agrees in writing to be bound by all provisions of this Agreement applicable to "Holders" and provides an address for notices.

      (ii) If the Maximum Shares exceed the First Priority Shares, the excess shall be allocated (A) to Issuer and any other selling shareholders, as Issuer shall determine, and, if following such allocation there remain any shares available for allocation, then (B) to all persons whose shares are being included in the underwritten offering, in proportion to the number of shares to be included by each of them after applying all of the limitations and priorities provided by clauses (i) and (ii).

   To the extent that the number of Registrable Securities which Holders have requested to include is, in the aggregate, less than the Maximum Shares which Issuer has been advised can be sold in such offering without having the adverse effect referred to above, then Issuer and other shareholders of Issuer (as determined by it) shall be entitled to include that number of equity securities which result in the underwritten offering not exceeding the Maximum Shares that would cause the effect referred to above. If any Holder advises the managing underwriter of any underwritten offering that the Registrable Securities and other equity securities covered by the registration statement cannot be sold in such offering within a price range acceptable to such Holder, then such Holder shall have the right to exclude its Registrable Securities from registration. Shares so excluded shall be reallocated in accordance with the above priorities unless, in the opinion of Issuer or the managing underwriters, such reallocation would cause unreasonable delay or expense.

   (f) Limitations on Registration on Request. Notwithstanding anything in this
Section 2 to the contrary, (i) the Holders shall be entitled to only one Underwritten Offering pursuant to Section 2(a), and (ii) Issuer shall not be required to effect more than one registration pursuant to Section 2(b) if the Underwritten Offering is consummated under Section 2(a), and shall not be required to effect more than two registrations pursuant to Section 2(b) if the Underwritten Offering is not consummated under Section 2(a).

   (g) Expenses. Issuer will pay all Registration Expenses that otherwise would be allocable to Holders in connection with the registrations requested pursuant to this Section 2, except that each of the Issuer Founders shall, if Issuer so requires, pay his or her prorata share of the Registration Expenses based on the proportion that the number of shares included in the registration by such Saints Founder bears to the total number of shares included therein.

   (h) Selection of Underwriters. In the Underwritten Offering, and in any requested registration pursuant to Section 2(b) if the Requesting Holder requests that such registration shall be in the form of an underwritten offering, Issuer, in consultation with the Requesting Holder (which shall mean Investcorp in the case of the Underwritten Offering and the Requesting Party in the case of an offering pursuant to Section 2(b)), shall have the right to select (with the approval of the Requesting Holder, not to be unreasonably withheld) any investment bank(s) of national standing to act as book-running manager(s) of the offering, and the Requesting Holder, in consultation with Issuer, shall have the right to select (with the approval of Issuer, not to be unreasonably withheld) an investment bank of national standing to act as joint book runner. Issuer and all participating Holders and other shareholders shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting, as well as all other documents customary in similar offerings, including, without limitation, underwriting agreements, custody agreements, powers of attorney, and indemnification agreements.

   (i) Shelf Registration. By the date that is four months after the Effective Date of the Merger, Issuer shall, if requested by Investcorp or Odyssey, file an "evergreen" shelf registration statement pursuant to Rule 415 under the Securities Act (the "Shelf Registration") on Form S-3 (or any successor form) with respect to Registrable Securities issued in the Merger to the initial Holders thereof and, to the extent provided in the following sentence, their Transferees (provided that, from and after the time that an "Investcorp Client Distribution" has occurred, as defined in Section 1.05 of the Standstill Agreement dated as of December 19, 2001 by and among the Issuer, Investcorp IWO Limited Partnership and the other Stockholders named therein, the Investcorp Client Stockholders listed on Schedule A to such Standstill Agreement and their Transferees shall not be entitled to participate as selling stockholders in the Shelf Registration). A Transferee of Registrable Securities who acquires such Registrable Securities in a private transfer complying with Section 8(h) from a Holder of Registrable Securities included in the Shelf Registration shall not be entitled to be named as a selling shareholder in the Shelf Registration if doing so would require an amendment to the Shelf Registration; provided that such a Transferee shall be entitled to be so included (if SEC rules and policy then permit such inclusion) in any amendment to the Shelf Registration (other than an amendment that is deemed to result from the filing by Issuer of a report or other document that is incorporated by reference into the Shelf Registration) otherwise filed by the Issuer subsequent to Issuer's receipt of
(i) written notice from such Transferee requesting that such Transferee be included in the Shelf Registration, and (ii) the information which such Transferee is required by Section 7(a) to provide to Issuer; and, provided further that the Issuer shall file an amendment to the Shelf Registration to include any such Transferees (if SEC rules and policy then permit such inclusion) which have provided such notice and information and have not previously been included, but the Issuer shall not be required to file such an amendment sooner than 12 months following the date on which it filed any previous amendment to the Shelf Registration (other than an amendment that is deemed to result from the filing by Issuer of a report or other document that is incorporated by reference into the Shelf Registration). Issuer shall use its best efforts to have the Shelf Registration declared effective as soon as practicable after such filing, and shall use its best efforts to keep the Shelf Registration effective and updated, subject to Sections 7(b) and 7(c), from the date such Shelf Registration is declared effective until the earlier of (i) such time as all of the Registrable Securities shall cease to be Registrable Securities, and (ii) the date that is three years after the effective date of such registration statement. A Shelf Registration pursuant to this Section 2(i) shall not be deemed to have been effected (A) unless a Shelf Registration has become effective and remained effective in compliance with the provisions of the Securities Act with respect to the disposition of all Registrable Securities until the time provided in the preceding sentence or (B) if after it has become effective and during the period it is required to remain effective, the Shelf Registration is interfered with by any stop order, injunction or other order or requirement of the Commission or other governmental agency or court for any reason not attributable to the holders of Registrable Securities and such order or injunction prevents the disposition of the Registrable Securities covered by such registration statement for a period that exceeds 120 days (less any period during which sales under such registration statement are suspended pursuant to Section 7(b) or 7(c)) during any 12-month period. The plan of distribution provided for in a Shelf Registration pursuant to this
Section 2(i) shall not include an underwritten public offering.

3.  Incidental Registration.

   (a) Rights to Include Registrable Securities. If Issuer proposes to file under the Securities Act (other than pursuant to Section 2 hereof or to the 1818 RRA), during the three-year period following the Effective Time of the Merger, a registration statement that pertains to any of its equity securities (other than a registration on Form S-8, S-4 or any successor or similar forms), whether or not for sale for its own account, then Issuer will each such time during such three year period, subject to the provisions of Section 3(b) hereof (and subject to the 1818 RRA as modified by a written instrument signed by 1818 Fund and/or the 1818 RRA Parties), give prompt written notice to the Holders of its intention to do so and of Holders' rights under this Section 3, at least 15 business days prior to the anticipated filing date of the registration statement relating to such registration. Such notice shall offer the Holders the opportunity to include in such registration statement such number of Registrable Securities as each Holder may request, subject to section 3(b) and the rights of any third party. Upon the written request of any Holder made within 10 business days after the receipt of Issuer's notice (which request shall specify the number of Registrable Securities intended to be disposed of by such Holder), Issuer shall use its best efforts to effect the proposed registration under the Securities Act of all Registrable Securities which Issuer has been so requested to register by such Holder; provided that (i) if such registration involves an underwritten offering, any such Holder must sell its Registrable Securities to the underwriters selected by Issuer (or by any other person who may be entitled to make such selection) on the same terms and conditions as apply to Issuer (except that indemnification obligations of any such Holder shall be limited to those obligations set forth in Section 6 hereof) and (ii) if, at any time after giving written notice of its intention to register any securities pursuant to this Section 3(a) and prior to the effective date of the registration statement filed in connection with such registration, Issuer shall determine for any reason not to register such securities, Issuer shall give written notice to each such Holder and, thereupon, shall be relieved of its obligation to register any Registrable Securities in connection with such registration. If a registration pursuant to this Section 3(a) involves an underwritten public offering, any such Holder may elect, in writing no less than three days prior to the effective date of the registration statement filed in connection with such registration, not to register such securities in connection with such registration. No registration effected under this Section 3 shall relieve Issuer of its obligations to effect registrations upon request under Section 2 hereof. Issuer will pay all Registration Expenses otherwise allocable to Holders in connection with each registration of Registrable Securities requested pursuant to this Section 3, except that each of the Issuer Founders shall, if Issuer so requires, pay his or her prorata share of the Registration Expenses based on the proportion that the number of shares included in the registration by such Saints Founder bears to the total number of shares included therein.

   (b) Priority in Incidental Registrations. If a registration to which this
Section 3 applies involves an underwritten offering and the managing underwriter advises Issuer in writing that, in its opinion, the number of equity securities (including all Registrable Securities) which Issuer, the Holders and any other persons intend to include in such registration exceeds the largest number of shares (such amount, the "Maximum Shares" for purposes of this Section 3(b)) which can be sold without having an adverse effect on such offering, including the price at which such equity securities can be sold, the number of such equity securities to be included in such registration shall be reduced, and Issuer will include in such registration a maximum number of equity securities as follows: (A) first, such number of shares which Issuer proposes to sell for its own account in such registration; (B) second, to the extent the Maximum Shares exceeds the shares allocated to the first priority, such number of shares as are requested for inclusion therein by the Holders of Registrable Securities in accordance with the priorities and allocations set forth in Section 2(e)(i) (but using the Section 3 Maximum Shares amount) (provided, however, that, in the event that such registration is one in which one or more of the 1818 RRA Parties are also entitled to incidental registration rights, such excess shall be allocated between the 1818 RRA Parties so entitled, on the one hand, and the Holders of Registrable Securities hereunder, on the other hand, on the basis of the number of shares requested for (and so entitled to) inclusion in such registration, with the sub-allocation to and among the 1818 RRA Parties otherwise governed by the 1818 RRA and the sub-allocation to and among the Holders of Registrable Securities hereunder determined in accordance with the priorities and allocations set forth in Section 2(e)(i) (but using the Section 3 Maximum Shares amount)); and
(C) third, to the extent the Maximum Shares exceed the shares allocated to the first and second priorities, such excess will be allocated in accordance with
Section 2(e)(ii) (but using the Section 3 Maximum Shares amount). It is understood and agreed that Holders under this Agreement will have no right to participate in any demand or shelf registration under the 1818 RRA, and the 1818 RRA Parties shall have no right to participate in any registration pursuant to Section 2 hereof.

4.  Holdback Agreements.

   (a) Restrictions on Sale by the Holders. If any registration of Issuer Common Stock shall be in connection with an underwritten public offering in which a Holder has a right to include shares pursuant to Section 2 or 3 hereof (it being understood and agreed that, with respect to any registration statement that is filed during the first year following the Effective Time of the Merger, the determination of such right shall, with respect to a Holder which has requested to have shares included in such underwritten public offering, be made prior to the operation of Section 2(e) or 3(b) as applicable), such Holder agrees not to effect any sale or distribution, including any sale pursuant to Rule 144 under the Securities Act, of any Registrable Securities, and not to effect any such sale or distribution of other equity securities of Issuer or of any securities convertible into or exchangeable or exercisable for any other equity securities of Issuer (in each case, other than as part of such underwritten public offering) during the period of up to 90 days (as requested by the managing underwriter) following the pricing of such underwritten offering, except that this Section 4(a) shall not apply to sales being made by any Issuer Founder pursuant to a plan adopted under Exchange Act Rule 10b5-1 (or any successor rule) prior to the date on which the registration statement was initially filed. Each Holder to whom or which this Section 4(a) is applicable will execute and deliver such instrument as the managing underwriter may request confirming the provisions of this Section.

   (b) Restrictions on Sale by Issuer and Others. If any registration of Registrable Securities shall be made in connection with an underwritten public offering effected pursuant to Section 2(a) or 2(b), Issuer agrees, if the managing underwriter so requests, not to effect any public sale or distribution of any Issuer Common Stock, Issuer Common Stock Equivalents or other equity securities or of any security convertible into or exchangeable or exercisable for any Issuer Common Stock, Issuer Common Stock Equivalents or other equity securities of Issuer (other than in connection with an employee stock option or other benefit plan or a business combination) during the 15 days prior to, and for up to 90 days (as requested by such underwriter) beginning on, the date of pricing such underwritten offering (except as part of such registration). Issuer further agrees that any agreement entered into after the date of this Agreement pursuant to which Issuer issues or agrees to issue any privately placed Issuer Common Stock, Issuer Common Stock Equivalents or other equity securities shall contain a provision under which holders of such securities agree that, if the underwritten public offering is an offering requested under
Section 2(a) or 2(b), such holders will not effect any sale or distribution of any such securities during the period referred to in the foregoing clause (i), including any sale pursuant to Rule 144 under the Securities Act (except as part of such registration, if permitted).

5. Registration Procedures. If and whenever Issuer is required to use its best efforts to effect or cause the registration of any Registrable Securities under the Securities Act as provided in this Agreement, Issuer will, as expeditiously as possible (but subject in each case to Section 7(c)):

   (a) In the case of a registration as provided in Section 2(a) or 2(b) of this Agreement, use its best efforts to prepare and file with the SEC within 30 days after receipt of a request for registration with respect to such Registrable Securities, a registration statement on any form for which Issuer then qualifies or which counsel for Issuer shall deem appropriate, and which form shall be available for the sale of the Registrable Securities in accordance with the intended method of distribution thereof, and use its best efforts to cause such registration statement to become and remain effective as promptly as practicable, subject to the right of Investcorp to defer Issuer's request for the acceleration of effectiveness of any such registration statement filed pursuant to Section 2(a) as may be necessary to accommodate the anticipated timetable for such offering and subject to the provisions of
Section 2(a) and 2(b), as applicable, with respect to timing of the offering. Prior to filing with the SEC a registration statement or prospectus or any amendments or supplements thereto pursuant to this Agreement, Issuer will (i) furnish to the selling Holders copies of the form of preliminary prospectus proposed to be filed and furnish to Selling Holders Counsel copies of all such documents proposed to be filed, which documents will be subject to the review of such counsel and shall not be filed unless and until consideration has been given to the changes reasonably and timely requested by such counsel, and (ii) notify the selling Holders of any stop order issued or threatened by the SEC and take all reasonable actions required to prevent the entry of such stop order or to remove it if entered.

   (b) prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 120 days or such shorter period which will terminate when all Registrable Securities covered by such registration statement have been sold or, with respect to the Shelf Registration, as provided in Section 2(i), and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during whichever period is required by this Section 5(b) in accordance with the intended method of disposition by the sellers thereof set forth in such registration statement;

   (c) promptly furnish to each Holder and each underwriter, if any, of Registrable Securities covered by such registration statement such number of copies of such registration statement, each amendment and supplement thereto (in each case including all financial statements, schedules and exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus), in conformity with the requirements of the Securities Act, copies of any correspondence with the SEC or its staff relating to the registration statement and such other documents as any Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities;

   (d) use its best efforts to register or qualify such Registrable Securities under the securities or blue sky laws of such jurisdictions as any Holder or underwriter, if any, reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such Holder and each underwriter, if any, to consummate the disposition in such jurisdictions of the Registrable Securities; provided that Issuer will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

   (e) immediately notify the selling Holders (which Holders shall immediately cease selling under the registration statement upon receiving such notice, as provided in Section 7(b), and shall keep confidential the facts prompting such notification and, except to the extent necessary to cease selling as provided above, the fact that such notification was given) at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event which comes to Issuer's attention if as a result of such event the prospectus included in such registration statement contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and Issuer will promptly prepare and furnish to the selling Holders a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading (whereupon, subject to Section 7(c), the Holders may resume selling under the registration statement);

   (f) use its best efforts to prevent the issuance of and obtain the withdrawal of any stop order suspending the effectiveness of a registration statement relating to the Registrable Securities or of any order preventing or suspending the use of any preliminary or final prospectus at the earliest practicable moment;

   (g) if requested by the managing underwriter or underwriters or any Holder, promptly incorporate in a prospectus supplement or post-effective amendment such information as the managing underwriters and each applicable selling Holder agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering; and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after being notified of the matters to be incorporated in such prospectus supplement or post-effective amendment;

   (h) cooperate with the Holders and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends; and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of the Registrable Securities to the underwriters;

   (i) use its best efforts to cause all such Registrable Securities to be listed on a national securities exchange or quotation system, and on each securities exchange or quotation system on which similar securities issued by Issuer are then listed, and enter into such customary agreements including a listing application and indemnification agreement in customary form, provided that the applicable listing requirements are satisfied, and to provide a transfer agent and, if mandated by listing requirements, registrar for such Registrable Securities covered by such registration statement no later than the effective date of such registration statement;

   (j) enter into such customary agreements (including an underwriting agreement in customary form) and take all such other actions as a selling Holder or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification and supporting Holders' efforts to execute block trades with institutional buyers, including without limitation, making appropriate members of senior management of Issuer available (subject to consulting with them in advance as to schedule) in connection with an underwritten offering pursuant to
Section 2(a) or 2(b) for customary participation in telephonic or in-person conferences or road show presentations to potential investors;

   (k) make available for inspection by the selling Holders, any underwriter participating in any disposition pursuant to such registration statement, and any attorney, accountant or other agent retained by any Holder or underwriter (collectively, the Inspectors), all financial and other records, pertinent corporate documents and properties of Issuer and its subsidiaries, if any, as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause Issuer's and its subsidiaries' officers, directors and employees to supply all information and respond to all inquiries reasonably requested by any such Inspector in connection with such registration statement, in each case subject to reasonable confidentiality agreements if requested by Issuer;

   (l) use its best efforts to obtain in connection with an underwritten offering (i) an opinion or opinions of counsel to Issuer and (ii) a cold comfort letter or letters from Issuer's independent public accountants in customary form and covering such matters of the type customarily covered by opinions and cold comfort letters as the selling Holders or the underwriter requests;

   (m) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders an earnings statement covering a period of at least twelve months, ending on the last day of Issuer's first fiscal quarter that ends twelve full months or more after the effective date of the registration statement (as the term effective date is defined in Rule 158(c) under the Securities Act), which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

   (n) promptly prior to the filing of any document which is to be incorporated by reference into the registration statement or the prospectus (after initial filing of the registration statement), provide copies of such document to Selling Holders Counsel and to the managing underwriters, if any, subject in either case to a confidentiality agreement reasonably acceptable to Issuer and complying with Regulation FD, make Issuer's representatives available for discussion of such document and give due consideration to changes in such document prior to the filing thereof as such counsel may reasonably propose in sufficient tine for such consideration to be given prior to the due date of such document;

   (o) promptly notify the selling Holders, Selling Holders Counsel and the managing underwriter or agent, (i) when the registration statement, or any post-effective amendment to the registration statement, shall have become effective, or any supplement to the prospectus or any amendment to the prospectus shall have been filed, (ii) of the receipt of any comments from the SEC, (iii) of any request of the SEC to amend the registration statement or amend or supplement the prospectus or for additional information, and (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or of any order preventing or suspending the use of any preliminary prospectus, or of the suspension of the qualification of the registration statement for offering or sale in any jurisdiction, or of the institution or threatening of any proceedings for any of such purposes;

   (p) cooperate with the selling Holders and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with any securities exchange or national market system and/or the NASD.

6.  Indemnification.

   (a) Indemnification by Issuer. In the event of any registration of Registrable Securities under the Securities Act pursuant to Section 2 or 3 hereof, Issuer will, and it hereby does, indemnify and hold harmless, to the full extent permitted by law, each Holder, its directors, officers, employees, stockholders, general partners, limited partners, members, advisory directors, managing directors and each other person, if any, who controls, is controlled by or is under common control with such Holder against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with Issuer's prior written consent) to which such Holder, director, officer, employee, stockholder, general partner, limited partner, member, advisory director, managing director or other person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which such Registrable Securities were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances under which they are made), and Issuer will reimburse each Holder and each such director, officer, employee, stockholder, general partner, limited partner, member, advisory director, managing director or other person for any legal or any other expenses reasonably incurred by them as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that Issuer shall not be liable in any such case to the extent that any such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Issuer by or in behalf of such Holder for use in the preparation thereof; provided, further, however, that Issuer shall not be required to indemnify any such indemnified Person to the extent that such loss, claim, damage, liability, expense, action or proceeding arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission that was corrected in the final prospectus or any amendment or supplement thereto and it is established that such Holder failed to deliver or provide a copy of the final prospectus (as amended or supplemented) to the claimant with or prior to the sale of such Registrable Securities sold to such claimant, unless such failure to deliver or provide a copy of the final prospectus (as amended or supplemented) was as a result of the failure of Issuer to provide such final prospectus or such amendment or supplement thereto on a timely basis as required by this Agreement.

   (b) Indemnification by Holders. In the event of any registration pursuant to
Section 2 or Section 3 hereof, each Holder participating as a selling stockholder therein will, and hereby does, indemnify and hold harmless (in the same manner and to the same extent as set forth in Section 6(a)) Issuer and its directors, officers, employees, stockholders, advisory directors and each other Person, if any, who controls, is controlled by or is under common control with Issuer (collectively "Issuer Indemnified Persons") and each other seller (including, without limitation, other Holders) whose shares are included in the registration statement and such seller's directors, officers, employees, stockholders, general partners, limited partners, members, advisory directors and managing directors and the persons who control, are controlled by or are under common control with such seller (collectively, "Seller Indemnified Persons" and, together with the Issuer Indemnified Persons, the "Indemnified Persons") against any and all losses, claims, damages or liabilities, joint or several, and expenses (including any amounts paid in any settlement effected with the prior written consent of such Holder) to which any of such Indemnified Persons become subject under the Securities Act, Exchange Act, state securities or blue sky laws, common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) or expenses arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained, on the effective date thereof, in any registration statement under which securities of Issuer or such other seller were registered under the Securities Act, any preliminary, final or summary prospectus contained therein, or any amendment or supplement thereto or
(ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading (in light of the circumstances under which they are made), and such Holder will reimburse each such Indemnified Person for any legal or any other expenses reasonably incurred by such Person as such expenses are incurred in connection with investigating or defending such loss, claim, liability, action or proceeding; provided that such Holder shall only be liable in any such case to the extent that such loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement or amendment or supplement thereto or in any such preliminary, final or summary prospectus in reliance upon and in conformity with written information furnished to Issuer by or in behalf of such Holder for use in the preparation thereof; provided, further, however, that such Holder shall not be required to indemnify any such Indemnified Person to the extent that such loss, claim, damage, liability, expense, action or proceeding arises out of or is based upon an untrue statement or omission or alleged untrue statement or omission that was corrected in the final prospectus or any amendment or supplement thereto and it is established that Issuer (in the case of Issuer and the Issuer Indemnified Persons) or any such other seller (in the case of such other seller whose shares are included in the Registration Statement and the Seller Indemnified Persons related to it) failed to deliver or provide a copy of the final prospectus (as amended or supplemented) to the claimant with or prior to the sale of such Registrable Securities sold to such claimant. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of Issuer or any other seller or Indemnified Person. No Holder shall be liable under this Section 6 for any amounts exceeding the product of the purchase price per Registrable Security and the number of Registrable Securities being sold pursuant to such registration statement or prospectus by such Holder.

   (c) Notices of Claims, Etc. Promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made pursuant to this
Section 6, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party, promptly give written notice to the latter of the commencement of such action; provided that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under the preceding subsections of this
Section 6, except to the extent that the indemnifying party is actually materially prejudiced by such failure to give notice. In case any such action is brought against an indemnified party, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, the indemnifying party will be entitled to participate in and, jointly with any other indemnifying party similarly notified, to assume the defense thereof, to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof, unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties exists or the indemnifying party is not adequately defending such action or proceeding. An indemnifying party will not be subject to any liability for any settlement made without its consent (which consent shall not be unreasonably withheld). No indemnifying party will consent to entry of any judgment or enter into any settlement of any pending or threatened proceeding which (i) does not include as an unconditional term thereof the giving by the claimant or plaintiff to all indemnified parties of a release from all liability in respect to such claim or litigation, (ii) involves the imposition of equitable remedies or the imposition of any non-financial obligations on such indemnified party or (iii) otherwise adversely affects such indemnified party other than as a result of the imposition of financial obligations for which such indemnified party is entitled to be indemnified hereunder. Notwithstanding anything to the contrary contained herein, an indemnifying party will not be obligated to pay the fees and expenses of more than one counsel (together with appropriate local counsel) for all parties indemnified by such indemnifying party with respect to such claim.

   (d) Contribution. If the indemnification provided for in this Section 6 is unavailable to an indemnified party under Section 6(a) or Section 6(b) hereof (other than by reason of exceptions provided in those Sections) in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative benefits received by the indemnifying party on the one hand and the indemnified party on the other, and the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities (or actions or proceedings in respect thereof) or expenses, as well as any other relevant equitable considerations. The relative fault of the indemnifying party on the one hand and of the indemnified party on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Sections 6(a) and 6(b), any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. Issuer and the Holders agree that it would not be just and equitable if contribution pursuant to this
Section 6(d) were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 6(d), no Holder shall be required to contribute any amount in excess of the amount by which the total price at which the Registrable Securities sold by such Holder and distributed to the public were offered to the public exceeds the amount of any damages which such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

   (e) Non-Exclusivity. The obligations of the parties under this Section 6 shall be in addition to any liability which any party may otherwise have to any other party.

   (f) Indemnification Payments. The indemnification and contribution required by Sections 6(a), 6(b) and 6(d) shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred.

7.  Certain Obligations of the Holders; Blackout Periods.

   (a) Providing Information. It shall be a condition precedent to the obligation of Issuer to take any action pursuant to this Agreement in respect of the Registrable Securities which are to be registered at the request of any Holder that such Holder shall furnish to Issuer such information regarding the Registrable Securities held by such Holder and the intended method of disposition thereof as Issuer shall reasonably request in connection with such registration, including (without limitation) the information specified by Items 507 and 508 of Regulation S-K under the Securities Act and including sufficient information to ascertain the number of Registrable Shares "owned" by such Holder for purposes of Section 2(e)(i). Issuer shall be entitled to rely on such information in allocating priorities pursuant to Section 2(e) or 3(b) and shall have no liability to any other Holder with respect to allocations thus made.

   (b) Discontinuing Dispositions. Each Holder agrees that, upon receipt of any notice from Issuer of the happening of any event of the kind described in
Section 5(e) hereof, such Holder will forthwith discontinue disposition of Registrable Securities pursuant to the registration statement covering such Registrable Securities until such Holder receives the copies of the prospectus supplement or amendment contemplated by Section 5(e) hereof, and, if so directed by Issuer, such Holder will deliver to Issuer (at Issuer's expense) all copies, other than permanent file copies, then in such Holder's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event Issuer shall give any such notice, the period mentioned in Section 5(b) hereof shall be extended by the greater of 30 days or the number of days during the period from and including the date of the giving of such notice pursuant to Section 5(e) hereof to and including the date when such Holder shall have received the copies of the prospectus supplement or amendment contemplated by Section 5(e) hereof.

   (c) Blackout Periods. Notwithstanding any other provision of this Agreement, Issuer may delay filing a registration statement, and may withhold efforts to cause the registration statement to become effective or to supplement or amend any prospectus, in each such case if Issuer determines in good faith that such filing or efforts would (1) interfere with or affect the negotiation or completion of any transaction that is being contemplated by Issuer (whether or not a final decision has been made to undertake such transaction) at the time the right to delay is exercised, or (2) involve initial or continuing disclosure obligations that would not be in the best interest of Issuer's stockholders; provided, however, that Issuer shall not postpone such filings, supplements, amendments or post-effective amendments for more than an aggregate of 105 days in any twelve month period. In the event Issuer postpones the filing of a registration statement, the Requesting Holder of Registrable Securities requesting registration thereof pursuant to Section 2 shall have the right to withdraw the request for registration by giving written notice thereof to Issuer within 10 days after receipt of notice of postponement and, in the event of such withdrawal, such request shall not be counted for purposes of the requests for registration to which Holders of Registrable Securities are entitled pursuant to Section 2. Issuer shall promptly notify the Holders whose Registrable Securities are included, or are to be included, in such registration statement of Issuer's determination to invoke any such delay, of the general reasons therefor (but not including any material nonpublic information), and of the approximate time range of the delay.

   (d) Notice of Inclusion. Each Holder who is invited to include shares in a registration statement pursuant to this Agreement and wishes to include shares therein will notify Issuer of the number of shares requested to be included (and any other information reasonably requested by Issuer in connection with such invitation) within 10 business days (or such longer period as is specified by Issuer) after such Holder's receipt of such invitation.

8.  Miscellaneous.

   (a) Remedies. Issuer and each Holder acknowledge and agree that in the event of any breach of this Agreement by any of them (other than a breach cause solely by failure to pay a sum of money), the Holders and Issuer would be irreparably harmed and could not be made whole by monetary damages. Each party accordingly agrees to waive the defense in any action for specific performance that a remedy at law would be adequate and that the parties, in addition to any other remedy to which they may be entitled at law or in equity, shall be entitled to compel specific performance of this Agreement.

   (b) Entire Agreement. This Agreement and the Merger Agreement (and all agreements referred to therein as being executed and delivered in connection with the Merger Agreement ("Related Agreements")) constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein, and there are no restrictions, promises, representations, warranties, covenants, or undertakings with respect to the subject matter hereof or thereof, other than those expressly set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof (other than the Merger Agreement and the Related Agreements) and supercedes all prior registration rights or other agreements between IWO and any of such parties with respect to the registration of securities issued or issuable by IWO.

   (c) Notices. Any notice, request, instruction or other document to be given hereunder by any party hereto to another party hereto shall be in writing, and shall be delivered personally or sent by facsimile or certified or registered mail, postage prepaid, return receipt requested, or by Federal Express or other overnight delivery service, to the address of the party set forth below or to such other address as the party to whom notice is to be given may provide in a written notice to the others.

      (i) If to Issuer, to:

      [To Be Completed]

      With a copy to:

      [To Be Completed]

      (ii) If to Investcorp, to:

      [To Be Completed]

      With a copy to:

      [To Be Completed]

      (iii) If to Odyssey, to:

      [To Be Completed]

      With a copy to:

      [To Be Completed]

      (iv) If to the Financial Investors, or any of them, as provided in Schedule B to this Agreement.

      (v) If to the IWO Founders, or any of them, as provided in Schedule C to this Agreement.

      (vi) If to the Henning Family Members, or any of them, as provided in Schedule D to this Agreement.

   (d) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America located in Wilmington, Delaware (the "Delaware Courts"), for any litigation arising out of or relating to this Agreement (and agrees not to commence any litigation relating thereto except in such Delaware Courts), consents to service of process by notice as provided in Section 9(c) of this Agreement, waives any objection to the laying of venue of any such litigation in the Delaware Courts and agrees not to plead or claim in any Delaware Court that such litigation brought therein has been brought in an inconvenient forum. The preceding sentence shall not apply following any final determination by all available Delaware Courts that jurisdiction is lacking or will not be accepted.

   (e) MUTUAL WAIVER OF JURY TRIAL. THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

   (f) Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of this Agreement, including any such provision, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

   (g) Other Agreements. Nothing contained in this Agreement shall be deemed to be a waiver of, or release from, any obligations any party hereto may have under, or any restrictions on the transfer of Registrable Securities or other securities of Issuer imposed by, any other agreement.

   (h) Successors; Assigns; Transferees; Jointly Exercised Rights. The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties hereto, the Issuer Founders and the Other Investors and their respective heirs, successors and permitted assigns, except that no assignment of this Agreement may be made by a Holder except in accordance with the following sentence. A Holder shall be permitted to assign by a written instrument delivered promptly to Issuer any or all of such Holder's rights (subject to its correlative obligations) under this Agreement to any Transferee of Registrable Securities which agrees in writing (in a form reasonably acceptable to Issuer) to be bound by all provisions of this Agreement applicable to "Holders" and to such transferor and provides an address for notices. No such Transferee shall acquire rights greater than those of its transferor. If rights are transferred in part, and in any other circumstance where a right under this Agreement is exercisable by more than one Person, such right shall be exercised only as determined by a majority of the Registrable Securities held by all of the persons holding such right.

   (i) Amendments, Waivers. This Agreement may not be amended, modified or supplemented and no waivers of or consents to departures from the provisions hereof may be given unless consented to in writing by Issuer and the then Holders of at least 66 2/3% of the Registrable Securities.

   (j) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

   (k) Rule 144. Issuer covenants that it will file any reports required to be filed by it under the Exchange Act and will take such further action as any Holder may reasonably request, so as to enable such Holder to sell Registrable Securities under the exemption from registration provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, Issuer will deliver to such Holder a written statement as to whether it has complied with such requirements. Issuer's obligations under this
Section 8(k) will expire two years after the Effective Date of the Merger.

   (l) Other Registration Rights.

      (i) Issuer covenants that it will not hereafter grant any right of registration under the Securities Act relating to any shares of Issuer Common Stock or Issuer Common Stock Equivalents or other equity securities to any person unless each of the Holders shall be entitled to have included in any registration effected pursuant to Section 2 hereof all Registrable Securities requested by it to be so included prior to the inclusion of any securities requested to be registered by the persons entitled to any such other registration rights. This subsection will terminate at the earlier of the date which is three years after the date of this Agreement or the earliest date by which there are no Registrable Securities.

      (ii) Issuer covenants that it will not grant any right of registration under the Securities Act relating to any of its shares of Issuer Common Stock or Issuer Common Stock Equivalents or other equity securities to any Person pursuant to any provision providing registration rights comparable to those contained in Section 2 hereof without providing that the exercise of such rights will only be permitted following either (a) the date that is 120 days after the Effective Date of the Merger or (b) if the Underwritten Offering is consummated, the date that is 90 days after such consummation. This subsection will terminate at the earlier of the date which is three years after the date of this Agreement or the earliest date by which there are no Registrable Securities.

      (iii) Each Holder acknowledges that Issuer has granted registration rights to the 1818 RRA Parties pursuant to the 1818 RRA. The Holders acknowledge that such registration rights may, among other things, entitle 1818 Fund to participate in an offering requested hereby and may affect the priority of registration as set forth herein, unless otherwise agreed by the 1818 RRA Parties.

   (m) Headings. The headings and captions contained herein are for convenience of reference only and shall not control or affect the meaning or construction of any provision hereof.

   IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement as of the date first written above.

                                          "ISSUER":

                                          US UNWIRED INC.

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          "INVESTCORP":

                                          INVESTCORP IWO LIMITED PARTNERSHIP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          BALLET LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          DENARY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          GLEAM LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          HIGHLANDS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          NOBLE LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          OUTRIGGER LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          QUILL LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          RADIAL LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          SHORELINE LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          ZINNIA LIMITED

                                          By:________________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          INVESTCORP INVESTMENT EQUITY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          ALLOWAY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          CARRIGAN LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:

                                          FRANKFORT LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          PAUGUS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          WIRELESS INTERNATIONAL LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          WIRELESS EQUITY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          WIRELESS HOLDINGS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          WIRELESS INVESTMENTS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          IWO EQUITY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          IWO INVESTMENTS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          CELLULAR EQUITY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          MOBILE HOLDINGS LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          WIRELESS IIP LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          EQUITY IWO LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          NEW IWO EQUITY LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          NEW WIRELESS IIP LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          NEW EQUITY IWO LIMITED

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          "ODYSSEY":

                                          ODYSSEY INVESTMENT PARTNERS FUND, LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          ODYSSEY COINVESTORS, LLC

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          "FINANCIAL INVESTORS":

                                          PARIBAS NORTH AMERICA INC.

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          TCW/CRESCENT MEZZANINE TRUST II

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          TCW/CRESCENT MEZZANINE PARTNERS II, LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          TCW/CRESCENT LEVERAGED INCOME TRUST,
                                            LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          TCW/CRESCENT LEVERAGED INCOME TRUST
                                            II, LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          TCW/CRESCENT LEVERAGED INCOME TRUST
                                            IV, LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          "IWO FOUNDERS":

                                          _____________________________________
                                          Solon Kandel

                                          _____________________________________
                                          J.K. Hage III

                                          _____________________________________
                                          Steven Nielsen

                                          DELHI PCS INC.

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          DRY BROOK HOLDINGS LLC

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          MTC NORTH INC.

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          NEWPORT PCS INC.

                                             By: ____________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          FINGER LAKES TECHNOLOGIES GROUP INC.

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          ADIRONDACK CAPITAL LLC

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          CERBERUS INVESTMENTS LP

                                          By: _______________________________
                                             Name: __________________________
                                             Title:   _______________________

                                          _____________________________________
                                          Charles Lane

                                          "HENNING FAMILY MEMBERS":

                                          _____________________________________
                                          William L. Henning, Sr.

                                          _____________________________________
                                          Lena B. Henning

                                          _____________________________________
                                          William L. Henning, Jr.

                                          _____________________________________
                                          John A. Henning

                                          _____________________________________
                                          Thomas G. Henning

                              [Schedules Omitted]

                                                                        ANNEX I

                   SECOND RESTATED ARTICLES OF INCORPORATION

                                      OF

                                US UNWIRED INC.

   US UNWIRED INC., a Louisiana corporation (the "Corporation"), hereby certifies, through its undersigned officers:

   (1) These Second Restated Articles of Incorporation accurately copy the First Restated Articles of Incorporation of US Unwired Inc. and all subsequent amendments in effect as of the date of these Second Restated Articles of Incorporation without substantive change, except as made by the new amendments referred to in (4) below.

   (2) The original Articles of Incorporation and each amendment thereto, and the First Restated Articles of Incorporation and each amendment thereto, including the new amendments set forth hereinbelow in (4), have been effected in conformity with law.

   (3) The Corporation's date of incorporation was September 23, 1999; the date
       of its First Restated Articles of Incorporation was           , 2000;
       and the date of these Second Restated Articles of Incorporation is , 200 .

   (4) These Second Restated Articles of Incorporation contain new amendments that were adopted at a meeting of the shareholders of US Unwired Inc.
       held pursuant to notice on           , 2002, at which meeting holders of
            shares of class A common stock (one vote per share) and      shares
       of class B common stock (ten votes per share) were present in person or
       by proxy, with      shares of class A common stock and      shares of
       class B common stock voting in favor of such amendments, which vote in
       favor constituted   % of the voting power of the class A common stock
       and class B common stock present at the meeting voting together as a
       single class, and   % of the voting power of the class B common stock
       present at the meeting voting as a separate class. Such new amendments are as follows:

       (A) Article III A of the articles of incorporation as in existence before the new amendments ("Old Articles") is amended to read in its entirety as Article III A is reproduced in (5) below. Such amendment effects a reclassification of the authorized and issued common stock. The recitals required by Section 54 of the Louisiana Business Corporation Law are contained in Articles III A and III B as reproduced in (5) below.

       (B) Article III B of the Old Articles is deleted.

       (C) Article III C of the Old Articles is renumbered as III B and is amended to read in its entirety as Article III B is reproduced in
           (5) below.

       (D) Article III D of the Old Articles is deleted.

       (E) Article III E of the Old Articles is deleted.

       (F) Article III F of the Old Articles is renumbered as III C and is amended to read in its entirety as Article III C is reproduced in
           (5) below.

       (G) Article III G of the Old Articles is deleted.

       (H) Article III H of the Old Articles is deleted.

       (I) Article III I of the Old Articles is deleted.

       (J) Article III J of the Old Articles is renumbered as III D.

       (K) Article IV of the Old Articles is deleted.

       (L) Article V of the Old Articles is renumbered as IV.

       (M) Article VI of the Old Articles is renumbered as V.

       (N) The heading of Article VI (D) of the Old Articles is changed to read: "Amendment of Article V."

       (O) Article VII of the Old Articles is renumbered as VI and is amended to read in its entirety as Article VI is reproduced in (5) below.

       (P) Article VIII of the Old Articles is renumbered as VII.

       (Q) Article IX of the Old Articles is renumbered as VIII.

       (R) Article X of the Old Articles is renumbered as IX.

   (5) The Corporation's Second Restated Articles of Incorporation are as follows:

                                   ARTICLE I

                                NAME; DURATION

   The name of the Corporation is:

                                US Unwired Inc.

   Its duration is perpetual.

                                  ARTICLE II

                                    PURPOSE

   The purpose of the Corporation is to engage in any lawful activity for which corporations may be formed under the Louisiana Business Corporation Law ("LBCL").

                                  ARTICLE III

                       CAPITAL STOCK: GENERAL PROVISIONS

   A. Authorized Stock. The Corporation has the authority to issue one billion shares of capital stock, of which eight hundred million are shares of Common Stock, par value $.01 per share, and two hundred million are shares of preferred stock having no par value. The Corporation previously had authority to issue (among other shares) five hundred million shares of Class A Common Stock, par value $.01 per share, and three hundred million shares of Class B Common Stock, par value $.01 per share. By virtue of an amendment to this
Article III, Section A, each share of Class B Common Stock that was issued and outstanding at the time of such amendment was reclassified into one share of Class A Common Stock, and all outstanding shares of Class A Common Stock, including those issued in connection with such reclassification, were renamed "Common Stock" (without class designation).

   B. Preferred Stock. The preferred stock may be issued from time to time in one or more series. The Board of Directors has authority to amend the Articles from time to time to fix the preferences, limitations and relative rights of any series of preferred stock, and to establish, and fix variations in relative rights as between or among series of preferred stock. The preferences, limitations, and relative rights so established may be amended from time to time by the Board of Directors, subject only to any approval of the holders of any series of preferred stock that may be required by these Articles or by the LBCL notwithstanding the provisions of these Articles. Preferred stock shall have such voting rights as are required by the LBCL and as may be conferred by these Articles.

   C.  Redemption of Disqualified Holders.

   (1) Except as may otherwise be expressly provided in these Articles with respect to any series of preferred stock, the Corporation may at any time redeem shares of its capital stock from any Disqualified Holder or Holders to the extent that the ownership thereof (i) would constitute a violation of
Section 310 of the Communications Act of 1934, as such Act has been and may be further amended, or any similar or successor federal law or regulation (a "Violation"); or (ii) would prevent the Corporation or any subsidiary from holding or materially delay it or any subsidiary in obtaining any governmental license or franchise necessary to conduct any material portion of the Corporation's Business, or materially increase the Corporation's or any subsidiary's cost of obtaining or operating under any such license or franchise (a "Prevention").

   (2)  The terms and conditions of any such redemption shall be as follows:

      (i) The number of shares to be redeemed shall be (a) the minimum number required, in the opinion of the Board of Directors, to remove the Violation or Prevention, as the case may be, plus (b) in the discretion of the Board of Directors, any number of additional shares up to 15% of the number calculated pursuant to clause (a);

      (ii) The redemption price shall be the Fair Market Value of the Redeemed Shares;

      (iii) The redemption price shall be paid in cash, Redemption Securities, or any combination thereof, as determined by the Board of Directors;

      (iv) The shares to be redeemed shall be selected in such manner as shall be determined by the Board of Directors, which may include selection first of the most recently purchased shares thereof, selection by lot, or selection in any other manner determined by the Board of Directors;

      (v) at least 20 days' written notice of the Redemption Date shall be given to the record holders of the shares selected to be redeemed; provided, however, that only 10 days' written notice of the Redemption Date shall be given to record holders if the cash or Redemption Securities necessary to effect the redemption shall have been deposited in trust for the benefit of such record holders and subject to immediate withdrawal by them on and after the Redemption Date upon surrender of the stock certificates for their shares to be redeemed; and

      (vi) from and after the Redemption Date, any and all rights of whatever nature (including without limitation any rights to vote or participate in dividends declared on stock of the same class or series as such shares) with respect to the shares selected for redemption shall cease and terminate and such Disqualified Holders thenceforth shall be entitled only to receive the cash or Redemption Securities payable upon redemption.

   The Board of Directors may impose other terms and conditions not inconsistent with the foregoing.

   (3)  For purposes of this Article III C:

      (i) "Business" means the wireless communications business including (but without limitation) cellular, paging and personal communications service. The foregoing description does not limit the generality of Article II.

      (ii) "Disqualified Holder" means any holder of capital stock of the Corporation whose holding of such stock, either individually or when taken together with the holding of capital stock of the Corporation by any other holder or holders, would, in the opinion of the Board of Directors, be a Violation or a Prevention.

      (iii) "Fair Market Value" of a share of the Corporation's stock of any class or series means the average of the closing prices for such a share on its principal trading market for each of the ten trading days ending on the day preceding the day on which notice of redemption shall be given; provided, however, that if shares of stock of such class or series are not traded on any securities exchange registered under the Securities Exchange Act of 1934 and are not quoted in the NASDAQ National Market, "Fair Market Value" shall be the fair market value as of such day as determined by the Board of Directors in good faith.

      (iv) "Redemption Date" means the date fixed by the Board of Directors for the redemption of shares pursuant to this Article III C.

      (v) "Redemption Securities" means any debt or equity securities of the Corporation, any of its subsidiaries or affiliates or any other entity, or any combination thereof, having such terms and conditions as shall be approved by the Board of Directors and which, together with any cash to be paid as part of the redemption price, in the opinion of any nationally recognized investment banking firm selected by the Board of Directors (which may be a firm which provides other investment banking, brokerage or other services to the Corporation), has a value, at the time notice of redemption is given, at least equal to the redemption price required to be paid.

   (4) The Corporation may assign in whole or in part its redemption rights under this Article III C to any third party, in whose hands such rights shall become an option to purchase the shares on the same terms and conditions as the Corporation's right of redemption.

   (5) Notices of redemption shall be deemed to have been given at the time deposited in the United States mail, certified or registered with return receipt requested, properly addressed to the addresses on the books of the Corporation and postage prepaid. Time periods that run from such notices shall commence on the first day after notice is given.

   D.  No Preemptive Rights.  Shareholders shall not have any preemptive rights.

                                  ARTICLE IV

                                   DIRECTORS

   A. Number. The number of directors constituting the full Board of Directors shall be the greater of (a) three; (b) the number set forth in the By-Laws of the Corporation from time to time (but no decrease in such number shall shorten the term of an incumbent director); and (c) the number that is two times the sum of (i) one, plus (ii) the number of directors which Preferred Stock is entitled to elect ("Preferred Directors").

   B. Quorum. A quorum of directors shall consist of a majority of the number of directors constituting the full Board of Directors.

   C. Proxies. Any director who is absent from a meeting of the Board or any committee thereof may be represented by any other director, who may cast the vote of the absent director according to the written instructions, general or special, of the absent director.

   D. Classification. The Board of Directors other than Preferred Directors, who shall be elected and serve in accordance with the terms under which the Preferred Stock was issued, shall be divided, with respect to the time during which they shall hold office, into three classes as nearly equal in number as possible, with the initial term of office of the Class I directors expiring at the annual meeting of shareholders to be held in 2000, of the Class II directors expiring at the next succeeding annual meeting of shareholders, and of the Class III directors expiring at the second succeeding annual meeting, with all such directors to hold office until their successors are elected and qualified. Any increase or decrease in the number of directors shall be apportioned by the Board of Directors so that all classes of directors shall be as nearly equal as possible. At each annual meeting of shareholders, directors chosen to succeed those whose terms then expire shall be elected to hold office for a term expiring at the annual meeting of shareholders held in the third year following the year of their election and until their successors are duly elected and qualified.

   E. Vacancies. Any vacancy on the Board of Directors (including any vacancy resulting from an increase in the authorized number of directors, from the removal of a director or from a failure of the shareholders to elect the full number of authorized directors) may be filled as follows: if the vacant position is that of a Preferred Director, the vacancy may be filled as provided elsewhere in these Articles; and if the vacant position is other than that of a Preferred Director, the vacancy may be filled by vote of a majority of the remaining directors who are not Preferred Directors, or, if not constituting a quorum of the full Board of Directors other than Preferred Directors, or, if such remaining directors have not theretofore acted, by the holders of Common Stock at any annual or special meeting of shareholders.

   F. Removal. A director may be removed at any time, with or without cause, but only by the vote of a majority of the shares that would be entitled to elect the successor to the removed director.

                                   ARTICLE V

                   LIMITATION OF LIABILITY; INDEMNIFICATION

   A. Limitation of Liability. No director or officer of the Corporation shall be liable to the Corporation or to its shareholders for monetary damages for breach of his or her fiduciary duty as a director or officer, provided that the foregoing provision shall not eliminate or limit the liability of a director of officer for (1) any breach of the director's or officer's duty of loyalty to the Corporation or its shareholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) liability for unlawful distributions of the Corporation's assets to, or redemption or repurchase of the Corporation's shares from, shareholders of the Corporation, under and to the extent provided in LBCL Section 92 D; or (4) any transaction from which the director or officer derived an improper personal benefit.

   B. Authorization of Further Actions. The Board of Directors may (1) cause the Corporation to enter into contracts with its directors and officers providing for the limitation of liability set forth in this Article to the full extent permitted by law, (2) adopt By-Laws or resolutions, or cause the Corporation to enter into contracts, providing for indemnification of directors and officers and other persons (including, without limitation, directors and officers of the Corporation's direct and indirect subsidiaries) to the full extent permitted by law, and (3) cause the Corporation to exercise the powers set forth in LBCL Section 83 F, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such By-Laws or resolutions or the exercise of such powers.

   C. Subsidiaries. The Board of Directors may cause the Corporation to approve for its direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing, notwithstanding that some or all of the directors of the Corporation are also directors or officers of such subsidiaries.

   D. Amendment of Article V. Any amendment or repeal of this Article shall not adversely affect any elimination or limitation of liability or any right to indemnification under this Article with respect to any action or inaction occurring prior to the time of such amendment or repeal.

                                  ARTICLE VI

                           MEETINGS OF SHAREHOLDERS

   A. Special Meetings. Special meetings of shareholders, for any purpose or purposes, may be called in any manner set forth in the By-Laws or in any provisions of these Articles relating to preferred stock. In addition, at any time, upon the written request of any shareholder or group of shareholders holding in the aggregate at least

(i) 60% of the total voting power of any series or class, the Secretary of the Corporation shall call a special meeting of shareholders of such series or class, or (ii) 60% of the total voting power of the Corporation, the Secretary of the Corporation shall call a special meeting of all shareholders of the Corporation. Any such special meeting shall be held at the registered office of the Corporation at such time as the Secretary may fix, not less than 15 nor more than 60 days after the receipt of said request, and if the Secretary shall neglect or refuse to fix such time or to give notice of the meeting, the shareholder or shareholders making the request may do so. Such requests must state the specific purpose or purposes of the proposed special meeting, and the business to be conducted thereat shall be limited to such purpose or purposes. Except as set forth in this Article VII, shareholders of the Corporation shall not have the right to call or have called special meetings of the shareholders.

   B. Written Consents. Whenever by any provision of law, these Articles, or the Corporation's By-Laws, the affirmative vote of holders of Common Stock or holders of preferred stock and Common Stock, voting together as a single class, is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of stock. Whenever by any provision of law, these Articles, or the Corporation's By-Laws, the affirmative vote of holders of preferred stock, voting as a separate class, is required to authorize or constitute corporate action, the consent in writing to such corporate action signed by holders holding that proportion of the total votes of the preferred stock on the question which is required by these Articles or by law, whichever requirement is higher, shall be sufficient, without necessity for a meeting of holders of the preferred stock.

   C. Quorum. A majority of the total votes of the Common Stock or any series of preferred stock shall constitute a quorum with respect to any matter requiring a vote of such Common Stock or series of preferred stock. A majority of the total votes of any classes and/or series entitled to vote together as if a single class shall constitute a quorum with respect to any matter requiring a vote of any such classes and/or series voting as if a single class.

                                  ARTICLE VII

                                   REVERSION

   Cash, property or share dividends, shares issuable to shareholders in connection with a reclassification of stock, and the redemption price of redeemed shares, that are not claimed by the shareholders entitled thereto within one year after the dividend or redemption price became payable or the shares became issuable, despite reasonable efforts by the Corporation to pay the dividend or redemption price or deliver the certificates for the shares to such shareholders within such time, shall, at the expiration of such time, revert in full ownership to the Corporation, and the Corporation's obligation to pay such dividend or redemption price or issue such shares, as the case may be, shall thereupon cease; provided, however, that the Board of Directors may, at any time, for any reason satisfactory to it, but need not, authorize (1) payment of the amount of any cash or property dividend or redemption price or
(2) issuance of any shares, ownership of which has reverted to the Corporation pursuant to this Article, to the person or entity who or which would be entitled thereto had such reversion not occurred.

                                 ARTICLE VIII

                                    BY-LAWS

   A. Adoption, Amendment and Repeal. By-Laws of the Corporation may be adopted, amended or repealed by the Board of Directors, subject to any power granted by the LBCL to shareholders to change or repeal any By-Laws so adopted or amended, which power (if granted by the LBCL) may only be exercised at any annual or special meeting of shareholders, the notice of which expressly states that the proposed change or repeal is to be considered at the meeting.

   B. New Matters. Any purported amendment to the By-Laws which would add thereto a matter not covered in the By-Laws prior to such purported amendment shall be deemed to constitute the adoption of a By-Law provision and not an amendment to the By-Laws.

                                  ARTICLE IX

   VOTE ON CERTAIN TRANSACTIONS AND AMENDMENTS TO ARTICLES OF INCORPORATION

   A. Vote Required for Shareholder Action. If the Board of Directors has in advance approved and/or recommended any proposal presented to the shareholders, including but not limited to a proposal to approve a merger, consolidation, share exchange, disposition of all or substantially all of the Corporation's assets, dissolution or any amendment to these Articles of Incorporation, by the affirmative vote of three fourths of the number of directors constituting the full Board of Directors, then, in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles, the affirmative vote of holders of at least a majority of the voting power present, with all classes and series voting together as if a single class, shall be required to approve such proposal. Otherwise, the affirmative vote of holders of at least 66 2/3% of the total voting power, with all classes and series voting together as if a single class, shall be required to constitute shareholder approval of such proposal in addition to any other vote required by these Articles or by the LBCL notwithstanding the provisions of these Articles. If a special vote of any class or series of shares is required under Section 31(C) of the LBCL (or any successor provisions) to amend the Articles of Incorporation, the requisite vote shall be the affirmative vote of holders of at least a majority of the voting power present of such class or series or such other vote as may be required in the provisions of these Articles relating to such class or series.

   B. Business Combinations and Control Share Acquisitions. The provisions of LBCL Sections 132 through 134 (as the same may hereafter be amended) shall not apply to the Corporation. The provisions of LBCL Sections 135 through 140.2 (as the same may hereafter be amended) shall not apply to control share acquisitions of shares of the Corporation.

   IN WITNESS WHEREOF, these Second Restated Articles of Incorporation are
executed in the Corporation's behalf on this        day of       , 200 .

                                          US UNWIRED INC.

                                          By:________________________________
                                             Robert W. Piper
                                             President and Chief Executive
                                              Officer

                                          By:________________________________
                                             Thomas G. Henning
                                             Secretary

STATE OF LOUISIANA

PARISH OF

   BEFORE ME, the undersigned authority, personally appeared ROBERT W. PIPER, to me known to be the President and Chief Executive Officer of US Unwired Inc. and the person who executed the foregoing Second Restated Articles of Incorporation in such capacity, and who, being duly sworn, acknowledged in my presence and in the presence of the undersigned witnesses that he was authorized to and did execute that instrument in such capacity for the said corporation, as his and its free act and deed.

   IN WITNESS WHEREOF, the appearer and witnesses and I have hereunto affixed
our signatures on this        day of       , 200 .

WITNESSES:

--------------------------------------
                                          --------------------------------------
                                          Robert W. Piper

--------------------------------------

                  ------------------------------------------
                                 Notary Public

                                                                        ANNEX J

                                        December 19, 2001

Board of Directors
US Unwired Inc.
901 Lakeshore Drive
Lake Charles, LA 70601

Members of the Board:

   We understand IWO Holdings Inc. (the "Company"), US Unwired Inc. (the "Buyer") and US Unwired Acquisition Corp., a wholly owned indirect subsidiary of Buyer ("Acquisition Sub") propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated December 16, 2001 (the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Acquisition Sub with and into the Company. Pursuant to the Merger, the separate existence of Acquisition Sub will cease and the Company will continue as the surviving corporation and each outstanding share of (i) class A non-voting common stock, $0.01 par value per shares of the Company, (ii) class B voting common stock, $0.01 par value per shares of the Company, (iii) class C non-voting common stock, $0.01 par value per shares of the Company, (iv) class D voting common stock, $0.01 par value per shares of the Company, (v) class E non-voting common stock, $0.01 par value per shares of the Company, and (vi) shares of voting common stock, $0.01 par value per shares of the Company (collectively the "Company Common Stock"), other than shares held in treasury or owned by Buyer or any subsidiary of the Company or as to which appraisal rights have been perfected, will be converted into the right to receive 1.0371 shares (the "Exchange Ratio") of Buyer common stock, $0.01 par value per share (the "Buyer Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

   You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

   For purposes of the opinion set forth herein, we have:

    (i) reviewed certain publicly available financial statements and other information of the Company and the Buyer, respectively;

   (ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company;

  (iii) reviewed certain financial forecasts prepared by the management of the Company;

   (iv) discussed the past and current operations and financial condition and the prospects of the Company, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Company;

    (v) reviewed certain internal financial statements and other financial operating data concerning the Buyer prepared by the management of the Buyer;

   (vi) reviewed certain financial forecasts prepared by the management of the Buyer;

  (vii) discussed the past and current operations and financial condition and the prospects of the Buyer, including information relating to strategic, financial and operational benefits anticipated from the Merger, with senior executives of the Buyer;

 (viii) reviewed the pro forma impact of the Merger on the Buyer's operating statistics, consolidated capitalization and financial ratios;

   (ix) reviewed the reported prices and trading activity for the Buyer Common Stock;

    (x) compared the financial performance of the Company and the Buyer and the prices and trading activity of the Buyer Common Stock with that of certain other publicly-traded companies comparable with the Company and the Buyer, respectively, and their securities;

   (xi) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

  (xii) participated in discussions and negotiations among representatives of the Company and the Buyer and their financial and legal advisors;

 (xiii) reviewed the Merger Agreement, and certain related documents; and

  (xiv) considered such other factors and performed such other analyses as we have deemed appropriate.

   We have assumed and relied upon without independent verification the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial forecasts, including information relating to strategic, financial and operational benefits anticipated from the Merger, we have assumed they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company and the Buyer. In addition, we have assumed the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, including, among other things, that the Merger will be treated as a tax-free reorganization under the Internal Revenue Code of 1986, as amended. We have assumed that in connection with the receipt of all the necessary regulatory and other approvals and consents for the proposed Merger, no restrictions will be imposed that would have a material adverse effect on the contemplated benefits to be derived in the proposed Merger. We have not made any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

   We have acted as financial advisor to the Board of Directors of the Buyer in connection with this transaction and will receive a fee for our services, a significant portion of which is contingent upon consummation of the Merger.

   It is understood this letter is for the information and use of the Board of Directors of the Buyer and may not be used for any other purpose without our prior written consent. In addition, this opinion does not in any manner address the prices at which the Buyer Common Stock will trade following announcement or consummation of the Merger, and Morgan Stanley expresses no opinion or recommendation as to how the shareholders of the Company and the Buyer should vote at the shareholders' meeting held in connection with the Merger.

   Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the Buyer.

                                          Very truly yours,

                                          MORGAN STANLEY & CO. INCORPORATED

                                          By: /s/ Scott W. Matlock
                                            ------------------------------------
                                             Scott W. Matlock
                                             Managing Director

                                    PART II

                  INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

   Section 83A(1) of the Louisiana Business Corporation Law permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise, against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

   Section 83A(2) provides that, in case of actions by or in the right of the corporation, the indemnity shall be limited to expenses, including attorneys fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, and that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to the corporation, unless, and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 83(B) provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

   Any indemnification under Section 83A, unless ordered by the court, shall be made by the corporation only as authorized in a specific case upon a determination that the applicable standard of conduct has been met, and such determination shall be made:

  . by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, or

  . if such a quorum is not obtainable and the board of directors so directs, by independent legal counsel, or

  .  by the stockholders.

   The indemnification provided for by Section 83 shall not be deemed exclusive of any other rights to which the person indemnified is entitled under any bylaw, agreement, authorization of stockholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

   Section 24 of the Louisiana Business Corporation Law provides that the articles of incorporation of a corporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, provided that such provision shall not eliminate or limit the liability of a director or officer:

  . for any breach of the director's or officer's duty of loyalty to the corporation or its stockholders.

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

  . who knowingly or without the exercise of reasonable care and inquiry votes in favor of a dividend paid in violation of Louisiana law, any other unlawful distribution, payment or return of assets to be made to the stockholders, or stock purchases or redemptions in violation of Louisiana law.

  . for any transaction from which the director or officer derived an improper personal benefit.

   Article VI of US Unwired's Articles of Incorporation contains the provisions permitted by Section 24 of the Louisiana Business Corporation Law and permits the Board of Directors to take further action to provide indemnification to, and limit the liability of, to the full extent permitted by law, the directors and officers of US Unwired by causing US Unwired to enter into contracts with our directors and officers, adopting by-laws or resolutions, and causing us to procure and maintain directors' and officers' liability insurance or other similar arrangements, notwithstanding that some or all of the members of the Board of Directors acting with respect to the foregoing may be parties to such contracts or beneficiaries of such by-laws or resolutions or insurance or arrangements.

   Article VI permits the Board of Directors to cause US Unwired to approve for our direct and indirect subsidiaries limitation of liability and indemnification provisions comparable to the foregoing.

   Section 11 of our by-laws makes mandatory the indemnification of any of our officers and directors against any expenses, costs, attorneys' fees, judgments, punitive or exemplary damages, fines and amounts paid in settlement actually and reasonably incurred by him (as they are incurred) by reason of his position as director or officer of US Unwired or any subsidiary or other specified positions if he is successful in his defense of the matter on the merits or otherwise or has been found to have met the applicable standard of conduct.

   The standard of conduct is met when the director or officer is found to have acted in good faith and in a manner that he reasonably believed to be in, or not opposed to, the best interest of US Unwired, and, in the case of a criminal action or proceeding, with no reasonable cause to believe that his conduct was unlawful. No indemnification is permitted in respect of any matter as to which a director or officer shall have been finally adjudged by a court of competent jurisdiction to be liable for willful or intentional misconduct or to have obtained an improper personal benefit, unless, and only to the extent that the court shall determine upon application that, in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

   Section 11 further provides that indemnification granted pursuant to this section shall not be deemed exclusive of any other rights to which a director or officer is or may become entitled under any statute, article of incorporation, by-law, authorization of stockholders or directors, agreement or otherwise; and that we intend by this section to indemnify and hold harmless a director or officer to the fullest extent permitted by law.

   We maintain a directors' and officers' liability insurance policy.

Item 21.  Exhibits and Financial Statement Schedules.

(a) Exhibits

Exhibit
Number  Description of Exhibit
------  ----------------------

  2.1*  Agreement and Plan of Merger, dated as of December 19, 2001, by and among the registrant,
          Northeast Unwired Inc. and IWO Holdings, Inc. (included as Annex A to the proxy statement/
          prospectus filed as part of this registration statement).

   3.1  First Restated Articles of Incorporation of US Unwired Inc. (Incorporated by reference to Exhibit 3.1 filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2000.)

  3.2*  Form of Second Restated Articles of Incorporation of US Unwired Inc. (included as Annex I to the proxy statement/prospectus filed as part of this registration statement.)

   3.3  By-laws of US Unwired Inc. (Incorporated by reference to Exhibit 3.3 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999, Registration
          no. 333-92271.)

   3.4  Certificate of Amendment to By-Laws of US Unwired Inc. (Incorporated by reference to Exhibit
          3.11 filed with Amendment No. 2 to the registration statement on Form S-1 filed by the registrant on May 11, 2000, Registration No. 333-33964.)

   4.1  Specimen of certificate representing the class A common stock of US Unwired Inc. (Incorporated by reference to Exhibit 3.12 filed with Amendment No. 2 to the registration statement on Form S-1 filed by the registrant on May 11, 2000, Registration No. 333-33964.)

 4.2**  Specimen of certificate representing the common stock of US Unwired Inc.

   4.3  Indenture dated as of October 29, 1999 among US Unwired Inc., the Guarantors (as defined therein)
          and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.1 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999,
          Registration no. 333-92271.)

   4.4  Pledge and Security Agreement dated as of October 29, 1999 by and between Louisiana Unwired,
          LLC and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.2 filed with the registration statement on Form S-4 filed by the registrant and others on December 7,
          1999, Registration no. 333-92271.)

   4.5  Intercreditor Agreement dated as of October 29, 1999 between CoBank, ACB and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.3 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999, Registration no. 333-92271.)

  5.1*  Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. regarding the validity of the common stock issued in the merger.

  8.1*  Form of opinion of Vinson & Elkins L.L.P. regarding the federal income tax consequences of the merger. (Final to be filed by amendment.)

  8.2*  Form of opinion of Gibson, Dunn & Crutcher LLP regarding the federal income tax consequences of the merger. (Final to be filed by amendment.)

 10.1*  Form of Support Agreement, dated as of December 19, 2001, by and between IWO Holdings, Inc.
          and each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited,
          Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp
          Investment Equity Limited, Investcorp IWO Limited Partnership, Odyssey Investment Partners
          Fund, LP, and Odyssey Coinvestors, LLC (included as Annex B to the proxy statement/prospectus filed as part of this registration statement.)

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.2*  Form of Support Agreement, dated as of December 19, 2001, by and between IWO Holdings, Inc., and each of Alloway Limited, Carrigan Limited, Frankfort Limited, Paugus Limited, Wireless
          International Limited, Wireless Equity Limited, Wireless Holdings Limited, Wireless Investments
          Limited, IWO Equity Limited, IWO Investments Limited, Cellular Equity Limited, Mobile
          Holdings Limited, Wireless IIP Limited, Equity IWO Limited, New IWO Equity Limited, New
          Wireless IIP Limited, and New Equity IWO Limited (included as Annex C to the proxy statement/
          prospectus filed as part of this registration statement).

 10.3*  Form of Support Agreement, dated as of December 19, 2001, by and between the registrant and each of William L. Henning, William L. Henning GRAT, Lena B. Henning, Lena B. Henning GRAT,
          William L. Henning, Jr., William L. Henning, Jr. Trust, John A. Henning, John A. Henning Trust,
          Thomas G. Henning, Thomas G. Henning Trust, Henco Enterprises, Cameron Communications
          Corporation, Thomas G. Henning as custodian for William T. Henning, Daniel L. Henning,
          Madeline E. Henning, John A. Henning, Jr., Travis G. Henning, Hillary E. Henning, John D.
          Henning, Warren T. Henning, Katherine A. Henning and Grant T. Henning, and William L.
          Henning as custodian for Katherine A. Henning and Grant T. Henning (included as Annex D to the proxy statement/prospectus filed as part of this registration statement).

 10.4*  Form of Lock-Up Agreement dated as of December 19, 2001, signed by each of Ballet Limited,
          Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill
          Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment Equity
          Limited, Investcorp IWO Limited Partnership, Alloway Limited, Carrigan Limited, Frankfort
          Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited, Wireless
          Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO Investments Limited,
          Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited, Equity IWO Limited,
          New IWO Equity Limited, New Wireless IIP Limited, New Equity IWO Limited, Odyssey
          Investment Partners Fund, LP, Odyssey Coinvestors, LLC, TCW/Crescent Mezzanine Trust II,
          TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Leveraged Income Trust, LP, TCW/
          Crescent Leveraged Income Trust II, LP, TCW/Crescent Leveraged Income Trust IV, LP, and
          Paribas North America Inc. (included as Annex E to the proxy statement/prospectus filed as part of this registration agreement).

 10.5*  Form of Lock-Up Agreement dated as of December 19, 2001, signed by each of Solon L. Kandel,
          J.K. Hage III, Steven M. Nielsen, Delhi PCS Inc., Dry Brook Holdings LLC, MTC North, Inc.,
          Newport PCS Inc., Finger Lakes Technologies Group Inc., Adirondack Capital LLC, Cerberus
          Investments LP, and Charles Lane (included as Annex F to the proxy statement/prospectus filed as part of this registration agreement).

 10.6*  Form of Standstill Agreement, dated as of December 19, 2001, by and among the registrant and
          Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger
          Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment
          Equity Limited, Investcorp IWO Limited Partnership, Alloway Limited, Carrigan Limited,
          Frankfort Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited,
          Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO
          Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited,
          Equity IWO Limited, New IWO Equity Limited, New Wireless IIP Limited, and New Equity IWO
          Limited (included as Annex G to the proxy statement/prospectus filed as part of this registration statement).

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.7*  Form of Registration Rights Agreement to be entered into by and among the registrant and
          Investcorp IWO Limited Partnership, Ballet Limited, Denary Limited, Gleam Limited, Highlands
          Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited,
          Zinnia Limited, Investcorp Investment Equity Limited, Alloway Limited, Carrigan Limited,
          Frankfort Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited,
          Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO
          Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited,
          Equity IWO Limited, New IWO Equity Limited, New Wireless IIP Limited, New Equity IWO
          Limited, Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, Paribas North
          America Inc., TCW/Crescent Mezzanine Trust II, TCW/Crescent Mezzanine Partners II, LP,
          TCW/Crescent Leveraged Income Trust, LP, TCW/Crescent Leveraged Income Trust II, LP,
          TCW/Crescent Leveraged Income Trust IV, LP, Solon Kandel, J.K. Hage III, Steven Nielsen,
          Delhi PCS Inc., Dry Brook Holdings LLC, MTC North Inc., Newport PCS Inc., Finger Lakes
          Technologies Group Inc., Adirondack Capital LLC, Cerberus Investments LP, Charles Lane,
          William L. Henning, Sr., Lena B. Henning, William L. Henning, Jr., John A. Henning, and
          Thomas G. Henning (included as Annex H to the proxy statement/prospectus filed as part of this registration statement).
 10.8   Indenture, dated as of February 2, 2001, among IWO Holdings, Inc., Independent Wireless One
          Corporation and Firstar Bank, N.A., as trustee for IWO Holdings, Inc.'s senior notes.
          (Incorporated by reference to Exhibit 4.1 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration
          no. 333-58902.)
 10.9   Security and Control Agreement, dated as of February 2, 2001, among IWO Holdings, Inc.,
          Independent Wireless One Corporation and Firstar Bank, N.A., as securities intermediary for IWO
          Holdings, Inc.'s senior notes. (Incorporated by reference to Exhibit 4.7 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)
 10.10  Credit Agreement, dated as of December 20, 1999, among Independent Wireless One Corporation, as borrower, the lenders thereto from time to time, Chase Securities Inc., as book manager and lead arranger, First Union National Bank and BNP Paribas (as successor in interest to Paribas), as senior managing agents, UBS AG, Stamford Branch, as documentation agent, and The Chase
          Manhattan Bank, as administrative agent. (Incorporated by reference to Exhibit 10.27 filed with the registration statement on Form S-1, filed by IWO Holdings, Inc. on June 21, 2000, Registration
          no. 333-39746.)
 10.11  Amendment No. 1, dated as of June 30, 2000, to the Independent Wireless One Corporation Credit
          Agreement. (Incorporated by reference to Exhibit 10.6.2 filed with the registration statement on
          Form S-4, filed by IWO Holdings Inc. and Independent Wireless One Corporation on April 13,
          2001, Registration no. 333-58902.)
 10.12  Amendment No. 2, dated as of December 8, 2000, to the Independent Wireless One Corporation
          Credit Agreement. (Incorporated by reference to Exhibit 10.6.3 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)
 10.13  Warrant Agreement, dated as of February 2, 2001, between IWO Holdings, Inc. and Firstar Bank,
          N.A., as warrant agent. (Incorporated by reference to Exhibit 10.20 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)

Exhibit
Number  Description of Exhibit
------  ----------------------
 10.14  Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO Holdings, Inc.
          and Credit Suisse First Boston Corporation (acting through an affiliate, Donaldson, Lufkin &
          Jenrette Securities Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and UBS
          Warburg LLC as representatives of the initial purchasers of IWO Holdings, Inc.'s senior notes and warrants. (Incorporated by reference to Exhibit 10.21 filed with the registration statement on
          Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13,
          2001, Registration no. 333-58902.)
+10.15  Sprint PCS Management Agreement, dated as of February 9, 1999, among Independent Wireless
          One Corporation, Sprint Spectrum L.P. and WirelessCo, L.P., as amended by Addendum I,
          Addendum II and Addendum III. (Incorporated by reference to Exhibit 10.3 filed with
          Amendment No. 1 to the registration statement on Form S-1, filed by IWO Holdings, Inc. on
          August 14, 2000, Registration no. 333-39746.)
+10.16  Sprint PCS Services Agreement, dated as of February 9, 1999, between Independent Wireless One
          Corporation and Sprint Spectrum L.P. (Incorporated by reference to Exhibit 10.5 filed with
          Amendment No. 1 to the registration statement on Form S-1, filed by IWO Holdings, Inc. on
          August 14, 2000, Registration no. 333-39746.)
 10.17  Sprint Trademark and Service Mark License Agreement, dated as of February 9, 1999, between
          Independent Wireless One Corporation and Sprint Communications Company, L.P. (Incorporated
          by reference to Exhibit 10.3 filed with the registration statement on Form S-4 , filed by IWO
          Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no.
          333-58902.)
 10.18  Sprint Spectrum Trademark and Service Mark License Agreement, dated as of February 9, 1999, between Independent Wireless One Corporation and Sprint Spectrum L.P. (Incorporated by
          reference to Exhibit 10.4 filed with the registration statement on Form S-4, filed by IWO
          Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no.
          333-58902.)
10.19*  Consent and Agreement, dated as of December 17, 1999, between Sprint Spectrum L.P., Sprint
          Communications Company, L.P., WirelessCo, L.P. and The Chase Manhattan Bank, as
          administrative agent.

  21.1  Subsidiaries of the registrant. (Incorporated by reference to Exhibit 21.1 filed with the registrant's
          Annual Report on Form 10-K for the year ended December 31, 2000.)

 23.1*  Consent of Ernst & Young LLP relating to the consolidated financial statements of US Unwired Inc.
          and the consolidated financial statements of Louisiana Unwired, LLC.

 23.2*  Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (included in Exhibit 5.1).

 23.3*  Consent of PricewaterhouseCoopers LLP relating to financial statements of IWO Holdings, Inc. and
          Subsidiaries.

 23.4*  Consent of Ernst & Young LLP relating to financial statements of Sprint Spectrum Albany,
          Syracuse and Manchester Markets.

23.5**  Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.6**  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.2).

 23.7*  Consent of Morgan Stanley & Co. Incorporated.

 23.8*  Consent of Christopher Stadler.

 23.9*  Consent of Thomas Sullivan.

23.10*  Consent of Harley Ruppert.

 24.1*  Power of Attorney (see Signature page).

Exhibit
Number  Description of Exhibit
------  ----------------------

 99.1*  Form of Proxy Card.

 99.2*  Opinion of Morgan Stanley (included as Annex J to the proxy statement/prospectus contained as part of this registration statement).

--------
*   Filed herewith.
**  To be filed by amendment.
+ Confidential treatment has been granted for portions of these exhibits. Omitted material has been filed separately with the SEC by IWO Holdings, Inc.
(b) Financial Statement Schedules

   No financial statement schedules are filed because the required information is not applicable or is included with the consolidated financial statements or related notes.

ITEM 22.  Undertakings

   The registrant hereby undertakes as follows:

      1. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      2. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


      3. The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

      4. The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Charles, State of Louisiana, on February 1, 2002.

                                          US UNWIRED INC.

                                                      /s/ ROBERT W. PIPER
                                              By:_____________________________
                                               Robert W. Piper, President
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that such person whose signature appears immediately below constitutes and appoints Thomas G. Henning, Jerry E. Vaughn and Don Loverich, or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

          Signature                          Title                      Date
          ---------                          -----                      ----

       /s/ ROBERT W. PIPER    Director, Chief Executive Officer   February 1, 2002
-----------------------------   and Director (Principal Executive
       Robert W. Piper          Officer)

       /s/ JERRY E. VAUGHN    Chief Financial Officer (Principal  February 1, 2002
-----------------------------   Financial Officer)
       Jerry E. Vaughn

      /s/ DON LOVERICH        Controller (Principal Accounting    February 1, 2002
-----------------------------   Officer)
        Don Loverich

  /s/ WILLIAM L. HENNING, JR. Chairman of the Board of Directors  February 1, 2002
-----------------------------
   William L. Henning, Jr.

 /s/ WILLIAM L. HENNING, SR.  Director                            February 1, 2002
-----------------------------
   William L. Henning, Sr.

    /s/ THOMAS G. HENNING     Director                            February 1, 2002
-----------------------------
      Thomas G. Henning

   /s/ LAWRENCE C. TUCKER     Director                            February 1, 2002
-----------------------------
     Lawrence C. Tucker

                      Signature          Title         Date
                      ---------          -----         ----

                 /s/ ANDREW C. COWEN    Director February 1, 2002
               ------------------------
                   Andrew C. Cowen

                /s/ CHARLES T. CANNADA  Director February 1, 2002
               ------------------------
                  Charles T. Cannada

               /s/ HENRY P. HEBERT, JR. Director February 1, 2002
               ------------------------
                 Henry P. Hebert, Jr.

                 /s/ JOHN A. HENNING    Director February 1, 2002
               ------------------------
                   John A. Henning

                               INDEX TO EXHIBITS

Exhibit
Number  Description of Exhibit
------  ----------------------

  2.1*  Agreement and Plan of Merger, dated as of December 19, 2001, by and among the registrant,
          Northeast Unwired Inc. and IWO Holdings, Inc. (included as Annex A to the proxy statement/
          prospectus filed as part of this registration statement).

   3.1  First Restated Articles of Incorporation of US Unwired Inc. (Incorporated by reference to Exhibit 3.1 filed with the registrant's Annual Report on Form 10-K for the year ended December 31, 2000.)

  3.2*  Form of Second Restated Articles of Incorporation of US Unwired Inc. (included as Annex I to the proxy statement/prospectus filed as part of this registration statement.)

   3.3  By-laws of US Unwired Inc. (Incorporated by reference to Exhibit 3.3 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999, Registration
          no. 333-92271.)

   3.4  Certificate of Amendment to By-Laws of US Unwired Inc. (Incorporated by reference to Exhibit
          3.11 filed with Amendment No. 2 to the registration statement on Form S-1 filed by the registrant on May 11, 2000, Registration No. 333-33964.)

   4.1  Specimen of certificate representing the class A common stock of US Unwired Inc. (Incorporated by reference to Exhibit 3.12 filed with Amendment No. 2 to the registration statement on Form S-1 filed by the registrant on May 11, 2000, Registration No. 333-33964.)

 4.2**  Specimen of certificate representing the common stock of US Unwired Inc.

   4.3  Indenture dated as of October 29, 1999 among US Unwired Inc., the Guarantors (as defined therein)
          and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.1 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999,
          Registration no. 333-92271.)

   4.4  Pledge and Security Agreement dated as of October 29, 1999 by and between Louisiana Unwired,
          LLC and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.2 filed with the registration statement on Form S-4 filed by the registrant and others on December 7,
          1999, Registration no. 333-92271.)

   4.5  Intercreditor Agreement dated as of October 29, 1999 between CoBank, ACB and State Street Bank and Trust Company. (Incorporated by reference to Exhibit 4.3 filed with the registration statement on Form S-4 filed by the registrant and others on December 7, 1999, Registration no. 333-92271.)

  5.1*  Opinion of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. regarding the validity of the common stock issued in the merger.

  8.1*  Form of opinion of Vinson & Elkins L.L.P. regarding the federal income tax consequences of the merger. (Final to be filed by amendment.)

  8.2*  Form of opinion of Gibson, Dunn & Crutcher LLP regarding the federal income tax consequences of the merger. (Final to be filed by amendment.)

 10.1*  Form of Support Agreement, dated as of December 19, 2001, by and between IWO Holdings, Inc.
          and each of Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited,
          Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp
          Investment Equity Limited, Investcorp IWO Limited Partnership, Odyssey Investment Partners
          Fund, LP, and Odyssey Coinvestors, LLC (included as Annex B to the proxy statement/prospectus filed as part of this registration statement.)

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.2*  Form of Support Agreement, dated as of December 19, 2001, by and between IWO Holdings, Inc., and each of Alloway Limited, Carrigan Limited, Frankfort Limited, Paugus Limited, Wireless
          International Limited, Wireless Equity Limited, Wireless Holdings Limited, Wireless Investments
          Limited, IWO Equity Limited, IWO Investments Limited, Cellular Equity Limited, Mobile
          Holdings Limited, Wireless IIP Limited, Equity IWO Limited, New IWO Equity Limited, New
          Wireless IIP Limited, and New Equity IWO Limited (included as Annex C to the proxy statement/
          prospectus filed as part of this registration statement).

 10.3*  Form of Support Agreement, dated as of December 19, 2001, by and between the registrant and each of William L. Henning, William L. Henning GRAT, Lena B. Henning, Lena B. Henning GRAT,
          William L. Henning, Jr., William L. Henning, Jr. Trust, John A. Henning, John A. Henning Trust,
          Thomas G. Henning, Thomas G. Henning Trust, Henco Enterprises, Cameron Communications
          Corporation, Thomas G. Henning as custodian for William T. Henning, Daniel L. Henning,
          Madeline E. Henning, John A. Henning, Jr., Travis G. Henning, Hillary E. Henning, John D.
          Henning, Warren T. Henning, Katherine A. Henning and Grant T. Henning, and William L.
          Henning as custodian for Katherine A. Henning and Grant T. Henning (included as Annex D to the proxy statement/prospectus filed as part of this registration statement).

 10.4*  Form of Lock-Up Agreement dated as of December 19, 2001, signed by each of Ballet Limited,
          Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger Limited, Quill
          Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment Equity
          Limited, Investcorp IWO Limited Partnership, Alloway Limited, Carrigan Limited, Frankfort
          Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited, Wireless
          Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO Investments Limited,
          Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited, Equity IWO Limited,
          New IWO Equity Limited, New Wireless IIP Limited, New Equity IWO Limited, Odyssey
          Investment Partners Fund, LP, Odyssey Coinvestors, LLC, TCW/Crescent Mezzanine Trust II,
          TCW/Crescent Mezzanine Partners II, LP, TCW/Crescent Leveraged Income Trust, LP, TCW/
          Crescent Leveraged Income Trust II, LP, TCW/Crescent Leveraged Income Trust IV, LP, and
          Paribas North America Inc. (included as Annex E to the proxy statement/prospectus filed as part of this registration agreement).

 10.5*  Form of Lock-Up Agreement dated as of December 19, 2001, signed by each of Solon L. Kandel,
          J.K. Hage III, Steven M. Nielsen, Delhi PCS Inc., Dry Brook Holdings LLC, MTC North, Inc.,
          Newport PCS Inc., Finger Lakes Technologies Group Inc., Adirondack Capital LLC, Cerberus
          Investments LP, and Charles Lane (included as Annex F to the proxy statement/prospectus filed as part of this registration agreement).

 10.6*  Form of Standstill Agreement, dated as of December 19, 2001, by and among the registrant and
          Ballet Limited, Denary Limited, Gleam Limited, Highlands Limited, Noble Limited, Outrigger
          Limited, Quill Limited, Radial Limited, Shoreline Limited, Zinnia Limited, Investcorp Investment
          Equity Limited, Investcorp IWO Limited Partnership, Alloway Limited, Carrigan Limited,
          Frankfort Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited,
          Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO
          Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited,
          Equity IWO Limited, New IWO Equity Limited, New Wireless IIP Limited, and New Equity IWO
          Limited (included as Annex G to the proxy statement/prospectus filed as part of this registration statement).

Exhibit
Number  Description of Exhibit
------  ----------------------

 10.7*  Form of Registration Rights Agreement to be entered into by and among the registrant and
          Investcorp IWO Limited Partnership, Ballet Limited, Denary Limited, Gleam Limited, Highlands
          Limited, Noble Limited, Outrigger Limited, Quill Limited, Radial Limited, Shoreline Limited,
          Zinnia Limited, Investcorp Investment Equity Limited, Alloway Limited, Carrigan Limited,
          Frankfort Limited, Paugus Limited, Wireless International Limited, Wireless Equity Limited,
          Wireless Holdings Limited, Wireless Investments Limited, IWO Equity Limited, IWO
          Investments Limited, Cellular Equity Limited, Mobile Holdings Limited, Wireless IIP Limited,
          Equity IWO Limited, New IWO Equity Limited, New Wireless IIP Limited, New Equity IWO
          Limited, Odyssey Investment Partners Fund, LP, Odyssey Coinvestors, LLC, Paribas North
          America Inc., TCW/Crescent Mezzanine Trust II, TCW/Crescent Mezzanine Partners II, LP,
          TCW/Crescent Leveraged Income Trust, LP, TCW/Crescent Leveraged Income Trust II, LP,
          TCW/Crescent Leveraged Income Trust IV, LP, Solon Kandel, J.K. Hage III, Steven Nielsen,
          Delhi PCS Inc., Dry Brook Holdings LLC, MTC North Inc., Newport PCS Inc., Finger Lakes
          Technologies Group Inc., Adirondack Capital LLC, Cerberus Investments LP, Charles Lane,
          William L. Henning, Sr., Lena B. Henning, William L. Henning, Jr., John A. Henning, and
          Thomas G. Henning (included as Annex H to the proxy statement/prospectus filed as part of this registration statement).
 10.8   Indenture, dated as of February 2, 2001, among IWO Holdings, Inc., Independent Wireless One
          Corporation and Firstar Bank, N.A., as trustee for IWO Holdings, Inc.'s senior notes.
          (Incorporated by reference to Exhibit 4.1 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration
          no. 333-58902.)
 10.9   Security and Control Agreement, dated as of February 2, 2001, among IWO Holdings, Inc.,
          Independent Wireless One Corporation and Firstar Bank, N.A., as securities intermediary for IWO
          Holdings, Inc.'s senior notes. (Incorporated by reference to Exhibit 4.7 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)
 10.10  Credit Agreement, dated as of December 20, 1999, among Independent Wireless One Corporation, as borrower, the lenders thereto from time to time, Chase Securities Inc., as book manager and lead arranger, First Union National Bank and BNP Paribas (as successor in interest to Paribas), as senior managing agents, UBS AG, Stamford Branch, as documentation agent, and The Chase
          Manhattan Bank, as administrative agent. (Incorporated by reference to Exhibit 10.27 filed with the registration statement on Form S-1, filed by IWO Holdings, Inc. on June 21, 2000, Registration
          no. 333-39746.)
 10.11  Amendment No. 1, dated as of June 30, 2000, to the Independent Wireless One Corporation Credit
          Agreement. (Incorporated by reference to Exhibit 10.6.2 filed with the registration statement on
          Form S-4, filed by IWO Holdings Inc. and Independent Wireless One Corporation on April 13,
          2001, Registration no. 333-58902.)
 10.12  Amendment No. 2, dated as of December 8, 2000, to the Independent Wireless One Corporation
          Credit Agreement. (Incorporated by reference to Exhibit 10.6.3 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)
 10.13  Warrant Agreement, dated as of February 2, 2001, between IWO Holdings, Inc. and Firstar Bank,
          N.A., as warrant agent. (Incorporated by reference to Exhibit 10.20 filed with the registration statement on Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation
          on April 13, 2001, Registration no. 333-58902.)

Exhibit
Number  Description of Exhibit
------  ----------------------
 10.14  Warrant Registration Rights Agreement, dated as of February 2, 2001, among IWO Holdings, Inc.
          and Credit Suisse First Boston Corporation (acting through an affiliate, Donaldson, Lufkin &
          Jenrette Securities Corporation), Chase Securities Inc., BNP Paribas Securities Corp. and UBS
          Warburg LLC as representatives of the initial purchasers of IWO Holdings, Inc.'s senior notes and warrants. (Incorporated by reference to Exhibit 10.21 filed with the registration statement on
          Form S-4, filed by IWO Holdings, Inc. and Independent Wireless One Corporation on April 13,
          2001, Registration no. 333-58902.)
+10.15  Sprint PCS Management Agreement, dated as of February 9, 1999, among Independent Wireless
          One Corporation, Sprint Spectrum L.P. and WirelessCo, L.P., as amended by Addendum I,
          Addendum II and Addendum III. (Incorporated by reference to Exhibit 10.3 filed with
          Amendment No. 1 to the registration statement on Form S-1, filed by IWO Holdings, Inc. on
          August 14, 2000, Registration no. 333-39746.)
+10.16  Sprint PCS Services Agreement, dated as of February 9, 1999, between Independent Wireless One
          Corporation and Sprint Spectrum L.P. (Incorporated by reference to Exhibit 10.5 filed with
          Amendment No. 1 to the registration statement on Form S-1, filed by IWO Holdings, Inc. on
          August 14, 2000, Registration no. 333-39746.)
 10.17  Sprint Trademark and Service Mark License Agreement, dated as of February 9, 1999, between
          Independent Wireless One Corporation and Sprint Communications Company, L.P. (Incorporated
          by reference to Exhibit 10.3 filed with the registration statement on Form S-4 , filed by IWO
          Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no.
          333-58902.)
 10.18  Sprint Spectrum Trademark and Service Mark License Agreement, dated as of February 9, 1999, between Independent Wireless One Corporation and Sprint Spectrum L.P. (Incorporated by
          reference to Exhibit 10.4 filed with the registration statement on Form S-4, filed by IWO
          Holdings, Inc. and Independent Wireless One Corporation on April 13, 2001, Registration no.
          333-58902.)
10.19*  Consent and Agreement, dated as of December 17, 1999, between Sprint Spectrum L.P., Sprint
          Communications Company, L.P., WirelessCo, L.P. and The Chase Manhattan Bank, as
          administrative agent.

  21.1  Subsidiaries of the registrant. (Incorporated by reference to Exhibit 21.1 filed with the registrant's
          Annual Report on Form 10-K for the year ended December 31, 2000.)

 23.1*  Consent of Ernst & Young LLP relating to the consolidated financial statements of US Unwired Inc.
          and the consolidated financial statements of Louisiana Unwired, LLC.

 23.2*  Consent of Correro Fishman Haygood Phelps Walmsley & Casteix, L.L.P. (included in Exhibit 5.1).

 23.3*  Consent of PricewaterhouseCoopers LLP relating to financial statements of IWO Holdings, Inc. and
          Subsidiaries.

 23.4*  Consent of Ernst & Young LLP relating to financial statements of Sprint Spectrum Albany,
          Syracuse and Manchester Markets.

23.5**  Consent of Vinson & Elkins L.L.P. (included in Exhibit 8.1).

23.6**  Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 8.2).

 23.7*  Consent of Morgan Stanley & Co. Incorporated.

 23.8*  Consent of Christopher Stadler.

 23.9*  Consent of Thomas Sullivan.

23.10*  Consent of Harley Ruppert.

 24.1*  Power of Attorney (see Signature page).

Exhibit
Number  Description of Exhibit
------  ----------------------

 99.1*  Form of Proxy Card.

 99.2*  Opinion of Morgan Stanley (included as Annex J to the proxy statement/prospectus contained as part of this registration statement).

--------
*   Filed herewith.
**  To be filed by amendment.
+ Confidential treatment has been granted for portions of these exhibits. Omitted material has been filed separately with the SEC by IWO Holdings, Inc.